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        THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTION OF THE CHAPTER 11 PLAN JOINTLY PROPOSED BY UPC POLSKA, INC. AND UPC POLSKA FINANCE, INC. IN THIS CHAPTER 11 CASE. ACCEPTANCES OR REJECTIONS OF THE PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL, BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT AND IS SUBJECT TO AMENDMENT PRIOR TO SUCH APPROVAL BEING GRANTED.

        THIS DISCLOSURE STATEMENT IN DRAFT FORM DOES NOT CONSTITUTE AN OFFER OF SECURITIES UPON ISSUE IN OR FROM THE UNITED STATES.

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK

In re	:	Chapter 11
:
UPC Polska, Inc.,	:	Case No. 03-14358 (BRL)
:
Debtor.	:
:

FIRST AMENDED DISCLOSURE STATEMENT WITH RESPECT
TO FIRST AMENDED CHAPTER 11 PLAN OF REORGANIZATION JOINTLY
PROPOSED BY UPC POLSKA, INC. AND UPC POLSKA FINANCE, INC.

Dated:	San Diego, California October 27, 2003

        This Disclosure Statement (the "Disclosure Statement") relates to the proposed financial restructuring of UPC Polska, Inc., a corporation incorporated under the laws of the State of Delaware ("UPC Polska," the "Company" or the "Debtor"), and the issuance of a combination of common stock ("New UPC Polska Stock") and notes ("New UPC Polska Notes") and the distribution of cash in connection with the proposed restructuring of the Company's capital structure and other obligations (the "Restructuring"), as described in this Disclosure Statement. The Company, together with UPC Polska Finance, Inc., a newly-formed company incorporated under the laws of the State of Delaware ("Polska Finance"), jointly propose the Restructuring. Pursuant to this Restructuring, the Company intends to effectuate an overall compromise and settlement reached pre-petition with certain parties which include, inter alia, GoldenTree Asset Management LLC, The Royal Bank of Scotland, Deutsche Bank, MacKay Shields LLC, Strong Capital Management Inc., Morgan Stanley Investment Management, Goldman Sachs & Co., and Goldman Sachs International (collectively, the "Majority Noteholders") and to co-issue with Polska Finance the New UPC Polska Notes, and to issue the New UPC Polska Stock and distribute cash, in consideration for the surrender and transfer to UPC Polska of:

  (i)
  all of the Claims including, but not limited to, any accrued and unpaid interest under:

    the $252,000,000 14 1/2% Senior Discount Notes due 2008,
    the $256,800,000 14 1/2% Senior Discount Notes due 2009 and
    the $36,001,321 Series C Senior Discount Notes due 2008;

    issued by the Company (collectively, the "UPC Polska Notes");

  (ii)
  all of the Claims under the $14,942,000 in aggregate principal amount (including capitalized interest through June 30, 2003) of promissory notes evidencing indebtedness of UPC Polska to Belmarken Holding B.V. ("Belmarken") (together with accrued and unpaid interest thereon in the amount of $826,000, as of June 30, 2003, the "Belmarken Notes");

  (iii)
  all of the Claims including, but not limited to, any accrued and unpaid interest held by UPC Telecom B.V. ("UPC Telecom") under:

    the UPC Polska Notes with an aggregate principal amount at maturity of $83,435,000 owned by UPC Telecom as of July 8, 2003 (the "Telecom Owned UPC Polska Notes"),

    $243,926,000 in aggregate principal amount (including capitalized interest through June 30, 2003) of promissory notes evidencing other indebtedness of UPC Polska to UPC Telecom which notes rank pari passu with the UPC Polska Notes (together with accrued and unpaid interest thereon in the amount of $13,490,000, as of June 30, 2003, the "Telecom Pari Passu Notes"),

    $150,000,000 in aggregate principal amount of promissory notes evidencing other indebtedness of UPC Polska ranking junior to the Belmarken Notes and the UPC Polska Notes (together with approximately $57,802,000 of accrued and unpaid interest thereon, as of June 30, 2003, the "Telecom Junior Notes" and, collectively with the Telecom Owned UPC Polska Notes and the Telecom Pari Passu Notes, the "UPC Telecom Notes");

  (iv)
  all of the General Unsecured Claims against the Company ("General Unsecured Claims"); and

  (v)
  all of the Equity Interests of holders of all outstanding shares of UPC Polska authorized common stock (the "UPC Polska Stock") and the holders of all rights, options and warrants to acquire shares of or interests in UPC Polska Stock (collectively with the shares of UPC Polska Stock, the "UPC Polska Equity").

        The Company has determined that it is in the best interests of the Company and the Company's stakeholders to effectuate an overall compromise and settlement and effect a restructuring of the

i

capital structure of the Company as contemplated by the Plan (as defined herein) in order to (i) maximize the value of the Company as a going concern for the benefit of the Company and its stakeholders, (ii) reduce the Company's current and future financial obligations and (iii) provide for the working capital needs and stability of the business of the Company. For additional information regarding the Restructuring, see the section herein entitled "The Restructuring."

        In order to effectuate the Restructuring described in this Disclosure Statement, on July 7, 2003 (the "Petition Date"), the Company filed a petition for relief under Chapter 11 (the "Chapter 11 Case") of the United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") and, on the date hereof, filed the pre-negotiated First Amended Plan of Reorganization described in this Disclosure Statement (the "Plan") and this Disclosure Statement. The Plan amends and supersedes the "Chapter 11 Plan of Reorganization Jointly Proposed by UPC Polska, Inc. and UPC Polska Finance, Inc." which was filed with the Bankruptcy Court on July 8, 2003.

        The terms of the Restructuring were developed during the course of discussions and negotiations with (i) the Majority Noteholders, which together hold approximately 75% of the aggregate principal amount of the outstanding UPC Polska Notes (excluding the Telecom Owned UPC Polska Notes) and (ii) UPC Telecom and Belmarken (the "UPC Entities"), which together hold all of the Telecom Pari Passu Notes, the Telecom Junior Notes and the Belmarken Notes (collectively with the Telecom Pari Passu Notes and the Telecom Junior Notes, the "Other UPC Polska Notes"), all of the outstanding Telecom Owned UPC Polska Notes, and all of the UPC Polska Equity, and such parties have agreed in writing, prior to the Petition Date and subject to the terms and conditions of the Restructuring Agreement (as defined herein), to vote in favor of the Plan.

        Notwithstanding the continuing obligations of the Majority Noteholders under the Restructuring Agreement, to, inter alia, vote in favor of and support the Plan and not to support or encourage any financial restructuring concerning the Company other than as set forth in the Plan, the Official Committee of Unsecured Creditors (the "Committee") has indicated that it does not support the Plan. The Committee has preliminarily indicated that it will object to the Plan on grounds, inter alia, of inadequate valuation, recharacterization or equitable subordination of certain affiliate claims, and improper classification of claims. The Committee has indicated that it does not dispute the continuing obligations of the Majority Noteholders to, inter alia, support the Plan and vote in favor of the Plan under the Restructuring Agreement.

DISCLAIMERS

        This Disclosure Statement has been prepared pursuant to, and in accordance with, Section 1125 of the Bankruptcy Code and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure ("Bankruptcy Rules") in order to provide adequate information to enable holders of Claims (as defined in the Plan) against the Company who are entitled to vote on the Plan to make a reasonably informed decision with respect to their vote on the Plan. To that end, this Disclosure Statement describes the terms and provisions of the Plan, as well as the methods by which the Company will implement the Restructuring. Persons or entities holding or trading in, or otherwise purchasing, selling or transferring, Claims against, or Equity Interests (as defined in the Plan) in, the Company should evaluate this Disclosure Statement in light of the purpose for which it was prepared.

        [This Disclosure Statement has been approved by order of the Bankruptcy Court as containing adequate information of a kind and in sufficient detail to enable holders of Claims to make an informed judgment with respect to voting to accept or reject the Plan. However, the Bankruptcy Court's approval of this Disclosure Statement does not constitute a recommendation or determination by the Bankruptcy Court with respect to the merits of the Plan or the Restructuring.]

        The information included in the sections entitled "Summary—The Company," "The Company" and "Outstanding Securities of the Company" of this Disclosure Statement has been provided by the Company. The information included in the sections entitled "Summary—Polska Finance," "Description of the New UPC Polska Notes—General" and "Description of the New UPC Polska Notes—Management of Polska Finance" of this Disclosure Statement has been provided by Polska Finance. The Company and Polska Finance have jointly provided the information included in the other sections and pages of this Disclosure Statement. The Committee has provided the information set forth in various sections herein. The Company, Polska Finance, and the Committee are responsible for the accuracy of the information they have provided, each with respect to such information it has provided, and the Company and Polska Finance are together responsible with respect to the information provided jointly in this Disclosure Statement. The Company, Polska Finance, and the Committee confirm, each with respect to such information it has provided, that on the date of this Disclosure Statement such information is, to the best of its knowledge, true and accurate in all material respects, and that there are no other facts the omission of which would make any statement in this Disclosure Statement misleading in any material respect.

        This Disclosure Statement will be made available in print and on the internet at the Company's website at www.upc-polska.com. The Company does not accept any liability for the non-availability of the Disclosure Statement on the internet or the possible consequences from reliance on, or action taken in consequence of, other information available on the internet.

        The information contained on the Company's website address mentioned in this Disclosure Statement, other than the Disclosure Statement itself, is not information intended to be incorporated herein by reference or otherwise. No reliance should be placed on any such information and neither the Company nor Polska Finance accepts any liability (in contract or tort, in negligence or otherwise, except in the case of its own fraud) for any loss suffered as a result of any reliance placed on, or use made of, any such information in connection with the issuance of New UPC Polska Stock or New UPC Polska Notes or the consummation of the Plan as set out in this Disclosure Statement.

        This Disclosure Statement was prepared by, and under the responsibility of, the Company and Polska Finance in good faith, based upon information available to them, including the Company's books and records, and is designed to provide adequate information to enable holders of Impaired Claims to make an informed judgment on whether to accept or reject the Plan. All holders of Impaired

Claims are hereby advised and encouraged to read and carefully consider this Disclosure Statement and the Plan in their entirety before voting to accept or reject the Plan.

        This Disclosure Statement may not be relied on for any purpose other than to determine how to vote on the Plan. Nothing contained herein shall constitute an admission of any fact or liability by any party, or be admissible in any proceeding involving the Company or any other party.

        In making a decision to accept or reject the Plan, each holder of an Impaired Claim must rely on its own examination of the Company and Polska Finance as described in this Disclosure Statement and the terms of the Plan. As such, all holders of Impaired Claims should read and consider carefully the matters described in this Disclosure Statement as a whole, including the section entitled "Risk Factors," prior to voting on the Plan.

        The Company and Polska Finance are not (and shall not be construed to be) offering legal, business, financial or tax advice to any holder of any Claim or Equity Interest, and this Disclosure Statement should not be considered to contain any specific advice or instruction considering such matters with respect to any Claim or Equity Interest. You should consult with your legal, business, financial and tax advisors as to any matters concerning this Disclosure Statement and the Plan.

        The description of the Plan contained herein is intended as a summary only and is qualified in its entirety by reference to the Plan itself, the exhibits and schedules to the Plan and the annexes to this Disclosure Statement (collectively, the "Plan Documents"). A copy of the Plan is attached to this Disclosure Statement as Annex A. If any inconsistency exists between the Plan and the Plan Documents, on the one hand, and this Disclosure Statement, on the other hand, the terms of the Plan and the Plan Documents shall govern. This Disclosure Statement contains information supplementary to the Plan and the Plan Documents and is not intended to supplant or substitute for the Plan or the Plan Documents themselves.

        No party is authorized by the Company or Polska Finance to give any information or make any representations with respect to the Company, Polska Finance, the Company's assets, the Plan, the New UPC Polska Notes or the New UPC Polska Stock to be issued under the Plan or the Restructuring in general other than that which is contained in this Disclosure Statement, and no representations or information concerning the Company, Polska Finance, the Company's future business operations, the nature of the Company's liabilities, the Company's creditors' claims or the value of its properties have been authorized by the Company or Polska Finance other than as set forth herein. As such, you should not rely upon any such representations or information other than as explicitly set forth in this Disclosure Statement (including the annexes and exhibits attached hereto and information incorporated herein by reference).

        Unless another time is expressly specified herein, the statements contained in this Disclosure Statement are made as of the date hereof, and neither the delivery of this Disclosure Statement nor any exchange, redemption, restructuring, modification, or cancellation of any of the UPC Polska Notes, the Other UPC Polska Notes, the General Unsecured Claims and the UPC Polska Equity made pursuant to the Plan will, under any circumstances, create any implication that there has been any change in the information contained herein at any time subsequent to the date hereof or that the information contained herein is correct at any time subsequent to the date hereof. There can be no assurance that the information and representations contained herein will continue to be accurate subsequent to the date hereof. Except as stated herein, all financial statements contained, or incorporated by reference, in this Disclosure Statement have been provided by the Company. Certain of the financial statements contained herein, or incorporated by reference, are unaudited.

        This Disclosure Statement and certain of the Annexes hereto contain projections of, among other things, future results of operations. The Company does not as a matter of course publicly disclose projections, but the Company has prepared such information in connection with the Plan solely for purposes of demonstrating that, as required by Section 1129(a)(11) of the Bankruptcy Code, confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Company. This information was prepared by the Company and was not prepared with a view toward compliance with published guidelines of the U.S. Securities and Exchange Commission (the "SEC"), the American Institute of Certified Public Accountants or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with our audited financial statements. In addition, KPMG Polska Sp. z o.o. ("KPMG"), the Company's independent auditor, has not compiled or examined the estimates and projections, and accordingly, KPMG expresses no opinion or any other form of assurance with respect to, assumes no responsibility for, and disclaims any association with, these estimates and projections. Furthermore, the projections contained herein are based upon a number of assumptions and estimates presented with numerical specificity and considered reasonable by the Company when taken as a whole. These assumptions and estimates, however, are subject to inherent uncertainties and to a wide variety of significant known and unknown business, economic and competitive risks, including, among others, those risks summarized herein, that may cause the Company's actual results or performance to be materially different from those projected. Consequently, this Disclosure Statement should not be regarded as a representation by the Company or any other person of results that will actually be achieved. These estimates and projections should be read together with the information contained under the heading "Risk Factors" of this Disclosure Statement and the information and financial statements and related notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, attached hereto as Annexes B and C, respectively.

        Certain of the information and statements contained in this Disclosure Statement are "forward-looking statements" and contain estimates, assumptions and projections. Such information and statements are subject to inherent uncertainties and to a wide variety of significant known and unknown restructuring, business, economic and competitive risks, including, among others, the following:

  •
  the ability of the Company to restructure its outstanding indebtedness on a satisfactory and timely basis;

  •
  the ability of the Company and Polska Finance to confirm and consummate the Plan under the Bankruptcy Code;

  •
  the ramifications of the restructuring;

  •
  risks associated with not completing the Restructuring consistent with the Company's and Polska Finance's timetable;

  •
  risks associated with third parties taking actions inconsistent with, or detrimental to, the consummation of the Plan;

  •
  the ability to fund, develop and execute the business plan of the Company and its subsidiaries (the "UPC Polska Group");

v

  •
  potential adverse developments with respect to the UPC Polska Group's liquidity or results of operations;

  •
  competitive pressures from other companies in the same or similar lines of business as the UPC Polska Group;

  •
  economic conditions in Poland generally, as well as in the pay television business in Poland, including decreasing levels of disposable income per household and increasing rates of unemployment;

  •
  risks associated with an amendment to copyright law in Poland which took effect on January 1, 2003;

  •
  ongoing process of copyright law development in Poland;

  •
  risks relating to future relations with the Polish National Telephone Company ("TPSA");

  •
  risks related to lost revenues resulting from piracy;

  •
  changes in laws and regulations affecting the UPC Polska Group, including those related to taxation;

  •
  business changes, including pay television programming changes;

  •
  foreign exchange rate fluctuations;

  •
  future financial performance of the UPC Polska Group, including availability, terms and deployment of capital;

  •
  the UPC Polska Group's ability to comply with government regulations;

  •
  the overall market acceptance of the UPC Polska Group's products and services, including acceptance of the pricing of those products and services;

  •
  the failure of Telewizyjna Korporacja Partycypacyjna S.A. ("TKP") to satisfy contractual obligations owed to or on behalf of the UPC Polska Group arising out of the Company's transaction with Canal+ S.A. ("Canal+") and the UPC Polska Group's limited ability to liquidate its investment in TKP; and

  •
  potential adverse publicity regarding the Restructuring and the Chapter 11 case.

        For further information on these risk factors and assumptions, see the section herein entitled "Risk Factors." To the extent that actual results vary from such assumptions, recoveries to holders of Claims against the Company may vary from those projected herein and in the Plan. When used in this Disclosure Statement by the Company or Polska Finance, the words "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects" and similar expressions identify such forward-looking statements.

        All forward-looking statements attributable to the Company, Polska Finance or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements contained herein. Except as required by applicable law, neither the Company nor Polska Finance undertakes any obligation to update any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are provided in this Disclosure Statement pursuant to the safe harbor established under Section 1125(e) of the Bankruptcy Code and should be evaluated in the context of the estimates, assumptions, uncertainties and risks described in this Disclosure Statement.

        Consummation of the Plan is subject to conditions precedent that could lead to delays in consummation of the Plan. There can be no assurance that these conditions will be satisfied or waived,

or that the Plan will be consummated. Even after the Effective Date (as defined in the Plan), distributions under the Plan may be subject to substantial delays for holders whose Claims are disputed. See "Risk Factors" below.

        During the Chapter 11 proceeding, the Company intends to operate its business in the ordinary course and to pay its critical creditors, if any, in full and without interruption. The Company does not intend that any of its wholly-owned subsidiaries will commence cases under the Bankruptcy Code.

        This Disclosure Statement has not been filed with, or reviewed by, the SEC or by any state securities commission or similar public, governmental or regulatory authority, and no such entity has passed upon the accuracy or adequacy of the statements contained herein. The New UPC Polska Stock and the New UPC Polska Notes to be issued pursuant to the Plan will not have been the subject of a registration statement filed with the SEC or any state securities commission. This Disclosure Statement is not an offer to sell the New UPC Polska Stock or the New UPC Polska Notes or an offer to buy UPC Polska Notes, the Other UPC Polska Notes or the UPC Polska Equity in any jurisdiction where such offer or sale is not permitted. This Disclosure Statement seeks only the consent to the Plan of persons entitled to vote thereon. The exchange of the UPC Polska Notes, the Other UPC Polska Notes, and the General Unsecured Claims pursuant to the Plan will occur only upon consummation of the Plan.

THE TELECOM PARI PASSU NOTES, THE TELECOM JUNIOR NOTES AND THE BELMARKEN NOTES	71
THE RCI NOTES	71
CAPITAL STOCK OF THE COMPANY PRIOR TO THE RESTRUCTURING	72
CAPITAL STOCK OF THE COMPANY AFTER THE RESTRUCTURING	72
DESCRIPTION OF THE NEW UPC POLSKA NOTES	72
GENERAL	72
MANAGEMENT OF POLSKA FINANCE	72
THE NEW UPC POLSKA NOTES	73
THE RESTRUCTURING AGREEMENT	75
THE AGREED RESTRUCTURING PROCESS	75
DISTRIBUTION OF CASH, NEW UPC POLSKA NOTES AND NEW UPC POLSKA STOCK UNDER THE PLAN	76
TREATMENT OF OTHER CREDITORS OF THE COMPANY	77
OTHER TERMS OF THE RESTRUCTURING AGREEMENT	77
REORGANIZATION VALUATION ANALYSIS AND PROJECTED FINANCIAL INFORMATION	78
VALUATION ANALYSIS	78
VALUATION METHODOLOGIES	79
PROJECTED FINANCIAL INFORMATION	80
LIQUIDATION ANALYSIS	82
BEST INTERESTS OF CREDITORS TEST	82
LIQUIDATION ANALYSIS	82
SECURITIES LAW CONSIDERATIONS	84
TAX ANALYSIS	84
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	84
CONSEQUENCES TO UPC POLSKA	85
CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS	89
INFORMATION REPORTING AND WITHHOLDING	94
WHERE YOU CAN FIND MORE INFORMATION	96
INCORPORATION BY REFERENCE	96
AUDITORS	96
AUDITOR'S STATEMENT REGARDING FINANCIAL STATEMENTS AND CONSENT	96
VOTING AGENT	97
CONCLUSION AND RECOMMENDATION	98
CROSS REFERENCES FOR DEFINED TERMS	99
LIQUIDATION ANALYSIS

Annex List

Annex A	First Amended Chapter 11 Plan of Reorganization
Annex B	Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2002
Annex C	Quarterly Report on Form 10-Q for the Fiscal Quarter Ended June 30, 2003
Annex D	Form 8-K Filed by the Company announcing the transaction
Annex E	Projected Financial Information
Annex F	Liquidation Analysis

SUMMARY

        The following summary is intended only to highlight certain information contained elsewhere in this Disclosure Statement. This summary is qualified in its entirety by the more detailed information, the financial statements, including the notes thereto, appearing elsewhere in this Disclosure Statement, the Annexes hereto and the other documents referenced herein. You should carefully read the entire Disclosure Statement (including, in particular, the sections of this Disclosure Statement entitled "Risk Factors," "Liquidation Analysis," "The Restructuring" and "The Restructuring Agreement"), the Annexes hereto and the other documents referred to herein before deciding whether to vote in favor of the Plan. The date of this Disclosure Statement is set forth on the cover page of this document.

        Unless otherwise defined herein, all capitalized terms used in this Disclosure Statement shall have the meanings ascribed to such terms in the Plan. Unless the context clearly requires otherwise, references in this Disclosure Statement to the "Company" refer to UPC Polska, Inc., references in this Disclosure Statement to the "Reorganized Debtor" refer to UPC Polska, Inc. on and after the Effective Date and references in this Disclosure Statement to "Polska Finance" refer to UPC Polska Finance, Inc., a newly formed company incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of UPC Telecom and which will be a co-issuer of the New UPC Polska Notes upon consummation of the Restructuring. "Business Day" means any day which is not a Saturday, Sunday or a day on which banking institutions located in New York, New York, United States of America, London, England or Warsaw, Poland, are authorized or obligated by law to be closed. The symbol "$" refers to United States Dollars. Unless otherwise indicated, all currency amounts used or referred to in this Disclosure Statement are in United States Dollars.

The Company

        UPC Polska (formerly known as @Entertainment, Inc., and prior to that as Polstar Holdings, Inc.) is a Delaware corporation which was established in May 1997. From August 1999 until the fourth fiscal quarter of 2002, UPC Polska was wholly owned by United Pan-Europe Communications N.V. ("UPC"). In the fourth fiscal quarter of 2002, UPC transferred all issued shares of Company common stock to UPC Telecom, which is a wholly-owned subsidiary of UPC. UPC also assigned to UPC Telecom all of the UPC Polska Notes then owned by UPC, and all rights and obligations arising from various loan agreements between the Company and UPC.

        The UPC Polska Group operates one of the largest cable television systems in Poland. Since December 2001, the UPC Polska Group has engaged in only one business segment—cable television services. Prior to December 2001, the UPC Polska Group's business consisted of three components:

  •
  cable television services,

  •
  digital satellite direct-to-home, or "D-DTH", services, and

  •
  programming.

        During 2001, the Company reviewed its long-term business strategy and decided to focus on its core competency, the provision of cable television services, and on providing internet services to existing customers. As a part of this re-focus, the UPC Polska Group decided to streamline its operations by restructuring its D-DTH and programming businesses. In December 2001, the UPC Polska Group consummated a joint venture transaction with an affiliate of Canal+ to combine the Company's existing D-DTH platform with Canal+'s Polish D-DTH and premium pay television business to distribute D-DTH services and programming to subscribers in Poland through TKP. As a result of this transaction, the UPC Polska Group received and continues to hold a 25% equity interest in TKP. TKP is controlled and operated by Canal+. This transaction resulted in the discontinuation of the UPC Polska Group's D-DTH and programming businesses.

Polska Finance

        Polska Finance is a newly formed company incorporated in the State of Delaware and is a wholly-owned subsidiary of UPC Telecom and a sister company of the Company. Polska Finance was formed as an integral component of the Plan to effectuate the Restructuring through the co-issuance with the Company of the New UPC Polska Notes. Polska Finance has not conducted any operations to date and is not anticipated to conduct any business, other than acting as a co-issuer of the New UPC Polska Notes.

The Restructuring

        The Company has over time incurred substantial debt, significant operating losses and negative cash flow, which were driven by the large capital investment required for the construction and acquisition of cable networks, acquisition of programming rights and the costs associated with commencing D-DTH and programming operations. During 2001, the Company reviewed its long-term business strategy for its various business segments and commenced an internal reorganization.

        In the fourth fiscal quarter of 2002, certain of the Company's main creditors, including UPC and its affiliates, UPC Telecom and Belmarken, and certain other holders of the UPC Polska Notes, began discussions regarding the restructuring of the Company's indebtedness. In early 2003, the Company directly and through its advisors started discussions with representatives of, among others, the UPC Entities and a group of holders of the UPC Polska Notes regarding the terms of a restructuring. The composition of this group of holders changed over time, but ultimately included the Majority Noteholders. During the fourth fiscal quarter of 2002 and the first quarter of 2003, the UPC Entities and certain of the Majority Noteholders undertook due diligence regarding the Company and its assets and liabilities, and advisors for the Company, the UPC Entities and the Majority Noteholders held periodic informal meetings to discuss the economic terms of the proposed restructuring of the Company's capital structure, as well as the process for implementing such a restructuring.

        Continuing into the second fiscal quarter of 2003, the Company held further discussions with representatives of the UPC Entities and the Majority Noteholders about the process for, and the terms of, a restructuring of the UPC Polska Notes and the Other UPC Polska Notes. These discussions culminated in the execution, on June 19, 2003, of the Restructuring Agreement (the "Restructuring Agreement"). In general, the Restructuring Agreement sets forth the proposed distribution under the Plan of New UPC Polska Notes to be co-issued by the Company and Polska Finance, New UPC Polska Stock and cash to the holders of the Claims against, and Equity Interests in, the Company, as well as the means by which the Company intends to effectuate an overall compromise and settlement and implement the Restructuring.

        In order to implement the Restructuring, on the Petition Date the Company commenced the Chapter 11 Case and shortly thereafter filed the Plan and this Disclosure Statement with the Bankruptcy Court. Pursuant to the Plan, the Company provides varying treatments to the holders of the Claims against, and Equity Interests in, the Company. See "Chapter 11 Case and the Plan of Reorganization" for a detailed description of the Chapter 11 Case and Plan.

Chapter 11 Case and the Plan

  Chapter 11 Case

        Chapter 11 of the Bankruptcy Code is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business. In addition to permitting rehabilitation of the debtor, Chapter 11 promotes equality of treatment of holders of claims and equity interests of equal rank with respect to the distribution of a debtor's assets. The formulation,

2

confirmation by a bankruptcy court, and consummation of a plan of reorganization is the principal objective of a Chapter 11 case.

        On the Petition Date, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court, thereby commencing the Chapter 11 Case. Simultaneously therewith, the Company filed several motions seeking authorization to continue to conduct its business in the ordinary course as well as to undertake certain activities which require approval of the Bankruptcy Court. These motions included, among others, motions seeking authorization for the Company to (a) continue to utilize pre-petition bank accounts, business forms and investment practices and (b) retain various professionals. See "Chapter 11 Case and the Plan of Reorganization—Significant Events During the Chapter 11 Case" for a more detailed description of these motions. The following day the Company filed the "Chapter 11 Plan of Reorganization Jointly Proposed by UPC Polska, Inc. and UPC Polska Finance, Inc." dated July 8, 2003 (which has been amended and superseded by the Plan) with the Bankruptcy Court, and on July 28, 2003, the Company filed the related disclosure statement.

        Since the Petition Date, the Company has continued to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code and subject to the supervision of the Bankruptcy Court.

  The Plan

        The Plan divides holders of known Claims against, and known Equity Interests in, the Company into seven Classes, as follows:

Class 1	—	Priority Claims
Class 2	—	Critical Creditor Claims
Class 3	—	UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims)
Class 4	—	Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims
Class 5	—	General Unsecured Claims
Class 6	—	Telecom Junior Note Claims
Class 7	—	UPC Polska Equity Interests

        In accordance with the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified into Classes.

        To the extent that the terms of this Disclosure Statement vary from the terms of the Plan, the terms of the Plan control. See "Chapter 11 Case and the Plan of Reorganization—The Plan—Summary of Distribution Under the Plan," for more detailed descriptions of the classification and treatment of Claims and Equity Interests under the Plan as well as for a description of the other terms of the Plan.

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RISK FACTORS

        Holders of Claims should carefully consider the factors set forth below, as well as the other information set forth in this Disclosure Statement, the Annexes hereto and the other information incorporated herein by reference, prior to determining whether to vote to accept the Plan. The risks and uncertainties described below include all of the risks and uncertainties which the Company believes to be material to the Restructuring and its business after completion of the Restructuring. They are not, however, the only risks and uncertainties facing the Company and the UPC Polska Group. Additional risks and uncertainties that may arise in the future or that the Company currently deems immaterial may also impair its or Polska Finance's ability to successfully consummate the Restructuring, and/or its business, operations, and financial condition after the Restructuring period. If any of the following risks occur, they could materially adversely affect the Company's business, operating results, financial condition and/or its or Polska Finance's ability to successfully consummate the Restructuring.

Risks that the Restructuring is Not Successfully Completed

  The Company may be unsuccessful in completing the Restructuring.

        There are various events which must take place in order for the Restructuring, and, in particular, the Plan, to be consummated. These events include, among other things, confirmation of the Plan and satisfaction of the various conditions to consummation of the Plan. See "Chapter 11 Case and the Plan of Reorganization—The Plan—Conditions Precedent to Confirmation" and "Chapter 11 Case and the Plan of Reorganization—The Plan—Conditions Precedent to Consummation" for a description of the conditions to consummation of the Plan. Although the Company believes that each of these events will occur, there can be no assurance that they will. If not, the Restructuring, including the Plan, could not be implemented and it is unclear what holders of Claims and Equity Interests would ultimately receive with respect to their Claims and Equity Interests. The alternatives include, among other things, postponement of the Restructuring, implementation of an alternative restructuring plan and liquidation of the Company. The Company, however, believes that the Restructuring, including the Plan, as set forth herein is significantly more attractive than these alternatives because it could, among other things, significantly shorten the time required to accomplish the Restructuring, minimize the disruption to the Company's business and ultimately result in a larger distribution to holders of Claims against the Company than would other alternatives.

Risks Related to the Restructuring Process

        The Restructuring may result in a disruption of the UPC Polska Group's business.

        It is possible that the Company's filing of the Chapter 11 Case and its solicitation of acceptances for the Plan could adversely affect the Company's and its subsidiaries' relationships with their respective suppliers, customers, partners and employees. If such relationships are adversely affected, the Company's working capital on a consolidated basis could materially deteriorate. This deterioration could adversely affect the Company's ability to consummate the Restructuring, including soliciting acceptances of, and receiving confirmation of, the Plan. Any disruption in relationships with customers could reduce the UPC Polska Group's subscriber base which could result in a loss of earnings and, if the disruption were prolonged, in a material adverse effect on the financial condition, results of operations and prospects of the UPC Polska Group and the Company.

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Risks Related to the Chapter 11 Case

        The Bankruptcy Court may sustain an objection to the classification and/or treatment of the Claims and Equity Interests.

        Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or equity interests of such class. The Company believes that the classification of the Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion. To the extent that the Bankruptcy Court disagrees with the classification and/or treatment scheme in the Plan, the Company intends to modify the Plan to reclassify and/or amend the treatment of the Claims and Equity Interests as necessary for confirmation. However, there can be no assurance that any such reclassification and/or modification would not adversely affect one or more classes under the Plan. Accordingly, there can be no assurance that the Bankruptcy Court would confirm the Plan, as modified, without a resolicitation of votes of any such adversely affected holders of Claims or Equity Interests. If the Bankruptcy Court were to require such a resolicitation, such resolicitation would delay consummation of the Restructuring which, as discussed above, could disrupt and adversely affect the business, financial condition and prospects of the UPC Polska Group and the Company. See "Chapter 11 Case and the Plan of Reorganization—The Plan—Classification of Claims and Equity Interests Under the Plan."

  The holders of Claims may not approve the Plan.

        In order for the Plan to be confirmed, under Section 1129(a)(8) of the Bankruptcy Code, each Impaired Class of Claims and Equity Interests must approve the Plan by the applicable requisite percentages, absent a "cramdown" pursuant to Section 1129(b) of the Bankruptcy Code. In addition, under Section 1129(a)(10) of the Bankruptcy Code, since the Plan contains an Impaired Class of Claims, the Plan cannot be confirmed unless at least one such Impaired Class of Claims has voted to accept the Plan (without counting any acceptance of the Plan by any insiders in such Class). Because Class 3 (UPC Polska Note Claims other than Telecom Owned UPC Polska Note Claims), Class 4 (Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims) and Class 5 (General Unsecured Claims) are the only Impaired Classes of Claims under the Plan entitled to vote, the affirmative vote of the holders of at least one such Class of Claims (without counting any acceptances of the Plan by any insiders in such Class) is necessary for confirmation of the Plan. However, because the UPC Entities, insiders of the Company, are the only members of Class 4, approval of the Plan by this Class cannot count towards the satisfaction of this requirement. Thus, the affirmative vote of either Class 3 (UPC Polska Note Claims other than Telecom Owned UPC Polska Note Claims) or Class 5 (General Unsecured Claims) (in either case, without counting any acceptances of the Plan by any insiders in such Class) is required for confirmation of the Plan. Although the Plan has been substantially pre-negotiated with the UPC Entities and the Majority Noteholders pursuant to the Restructuring Agreement, their Claims may be insufficient, without more, to approve the Plan, especially since any acceptances of the Plan by members of the UPC Entities do not count for purposes of satisfying Section 1129(a)(10) as the UPC Entities are insiders of the Company. Thus, there can be no assurance that sufficient holders of Claims will vote to accept the Plan. Currently, the Committee does not support the Plan.

  The Bankruptcy Court may not confirm the Plan.

        The Company believes that the Plan meets all of the requirements for confirmation under the Bankruptcy Code, including, in particular, that if the Plan is confirmed it will not be followed by the need for further financial reorganization of the Company and that the holders of the General Unsecured Claims, the UPC Polska Notes, the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes, the Affiliate Indebtedness, and the holders of the Telecom Junior

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Notes and the Equity Interests who will be deemed to reject the Plan, will receive value under the Plan that is greater than the value they would receive if the Company were liquidated under Chapter 7 of the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will conclude that these tests and the other requirements of Section 1129 of the Bankruptcy Code have been met with respect to the Plan, that modifications of the Plan would not be required for confirmation, or that such modifications would not require a resolicitation of the Plan. Failure of the Bankruptcy Court to confirm the Plan would likely result in a protracted bankruptcy proceeding, which could exacerbate certain of the factors described in "Risk Factors—Risks Related to the Restructuring Process." Thus, if the Company is unable to confirm the Plan, there is a significant likelihood that all holders of Claims entitled to receive a distribution under the Plan would ultimately receive less than what they would receive under the terms of the Restructuring.

        The Plan may not be consummated or there may be a delay in the consummation of the Plan.

        The Plan sets forth conditions to consummation of the Plan. There can be no assurance that the conditions will be satisfied or waived or that any necessary consent will be obtained. See "Chapter 11 Case and the Plan of Reorganization—The Plan—Conditions Precedent to Confirmation" and "Chapter 11 Case and the Plan of Reorganization—The Plan—Conditions Precedent to Consummation." Thus, even if the Plan is confirmed by the Bankruptcy Court, the Plan may not be consummated. Similarly, there can be no guarantee as to when such conditions will be satisfied or waived. Thus, although the Company intends for the Plan to be consummated as soon as practicable after confirmation, no assurance can be given that this will occur.

Risks Related to the UPC Polska Group's Business

        The Company expects to continue to incur net losses for at least the next three years, if the Restructuring is not consummated.

        As of December 31, 2002 the UPC Polska Group had on a consolidated basis negative working capital of $392.5 million and a stockholder's deficit of $708.2 million. The UPC Polska Group experienced net losses on a consolidated basis of $492.2 million, $749.5 million and $248.8 million for the years ended December 31, 2002, 2001 and 2000 respectively. The Company expects to continue to incur net losses if the Restructuring is not consummated. Even if the Restructuring is consummated, the Company projects that it will have a net operating loss in 2003. Even if the Company achieves profitability, the Company may not be able to sustain its profitability.

        The Company may need to obtain additional capital in order to repay its indebtedness or to expand its operations to take advantage of business opportunities and to compete effectively.

        There is uncertainty whether the Company's sources of capital, working capital and projected operating cash flow will be sufficient to fund the Company's expenditures and service the Company's indebtedness over coming years, if the Restructuring is not consummated.

        If the Restructuring is consummated, the Company expects that its remaining cash balances, together with anticipated cash flow from operations or any improvement in its working capital position, will provide it with sufficient capital to fund its existing operations for the foreseeable future. Nevertheless, the Company may not generate sufficient cash flows to repay the New UPC Polska Notes. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make the required payments on the New UPC Polska Notes, then the Company may be required to refinance such indebtedness. In addition, if the Company wishes to expand its services to take advantage of business opportunities, it will require additional capital. A failure to acquire additional capital on acceptable terms may seriously and adversely affect the growth of its business. The Company does not know whether or when the additional financing will be available to it or available on favorable terms.

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        The Polish national telephone company could cancel the conduit agreements entered into with the UPC Polska Group, which would be costly to the UPC Polska Group.

        The UPC Polska Group has been able to avoid the costly construction of its own underground conduits in certain areas by entering into a series of agreements with regional and local branches of the Polish national telephone company (referred to as "TPSA") which permit the UPC Polska Group to use TPSA's conduit infrastructure for an indefinite period of time or for fixed periods of up to 20 years. These agreements represent a major advantage to the Company since they permit the Company to minimize the costly and time-consuming process of building new conduit infrastructure where TPSA conduit infrastructure exists. As of December 31, 2002, approximately 74% of the UPC Polska Group's cable television plant had been constructed utilizing pre-existing conduits of TPSA.

        Some conduit agreements with TPSA provide that cables can be installed in the conduit only for the use of cable television. If the UPC Polska Group uses the cables for a purpose other than cable television, such as data transmission, telephone, or internet access, such use could be considered a violation of the terms of certain conduit agreements, unless this use is expressly authorized by TPSA. There is no guarantee that TPSA would give its approval to permit other uses of the conduits. Since the fourth quarter of 2000, the UPC Polska Group has been providing internet services to its cable customers and renegotiating certain conduit agreements with TPSA.

        A substantial portion of the UPC Polska Group's contracts with TPSA allow for termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions (some of which may have already occurred) or upon provision of three to six months' notice without cause. Any termination by TPSA of such contracts could result in the UPC Polska Group losing its permits, the termination of agreements with housing entities and programmers, and/or an inability to service customers in areas where its networks utilize the conduits that were the subject of such TPSA contracts. In addition, the Company would incur significant costs if it were forced to build its own conduits.

        In the latter part of 2002, TPSA began seeking to raise rates significantly upon renewal of expiring conduit contracts. In addition, TPSA sought to include language specifically restricting use of the conduits, which would in effect prevent the use of conduits for the provision by the UPC Polska Group of internet services. The UPC Polska Group has declined to sign such contract extensions. The UPC Polska Group as part of the Polish Cable Association is in negotiations with TPSA in an effort to conclude a general framework agreement which would include a unified country-wide payment rate and an open provision of providing telecommunication services.

        As a result of the amendment of the Polish Copyright Law, the UPC Polska Group must negotiate new agreements with copyright associations.

        On January 1, 2003, an amendment to the Polish Copyright Law came into force, which, among other things, removed a statutory license for cable operators to use the content of various providers. Until that date, the statutory license was used by all cable operators in Poland to retransmit domestic and foreign free-to-air ("FTA") channels without formal agreements with the broadcasters, primarily Polish channels (e.g., TVP, Polsat, TVN) and a number of foreign FTAs (e.g., German channels). The removal of the statutory license required cable operators to enter into formal agreements with all broadcasters and copyright associations by January 1, 2003. Given the very short timeframe within which the statutory license was removed, the UPC Polska Group remains in the process of negotiating and signing contracts with broadcasters. Anticipating the amendment to the Polish Copyright Law, in December 2002, the UPC Polska Group approached the predominantly German and French FTAs, seeking their consent for the cable distribution, free of charge, of their channels in Poland. A significant number of the broadcasters responded that no authorization in the future would be granted without payment of license fees. Some of the broadcasters have reserved the right to claim remuneration for past distribution of their channels. Temporary permission for transmission from key

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Polish FTAs was granted to Cable Association members, including a subsidiary of the Company, just before the January 1, 2003 effective date. After January 1, 2003, when the provisions removing the statutory license came into effect, approximately 28 channels were removed from the UPC Polska Group's channel line-ups. In September 2003, a further amendment to the Polish Copyright Law was enacted to restore a statutory license for cable operators to use the content of various providers. This amendment allows cable operators in Poland to retransmit domestic and foreign FTA channels without formal agreements with the broadcasters, although they will still be obliged to pay license fees to such FTAs in an unspecified amount. This authorization will be valid until Poland joins the EU in May 2004.

        Requiring the payment of licensing fees to Polish and/or foreign FTAs and to copyright associations would result in higher costs to the UPC Polska Group in providing programming to its subscribers. In addition, the number and/or quality of channels offered by the UPC Polska Group may decrease if it is unable to obtain permanent licenses from existing broadcasters, which might result in fewer subscribers if the replacement channels that the UPC Polska Group may be able to obtain do not gain broad acceptance with its subscriber base.

        Extensive government regulation of the cable television industry could restrict the way the UPC Polska Group operates its business.

        The UPC Polska Group is subject to extensive regulatory controls and may have to comply with amended or additional regulations in the future in each of the locations in which it operates its business. Currently the UPC Polska Group is required to comply with applicable regulations in Poland, which address, but are not limited to, the following activities and subjects:

  •
  securing of and compliance with required permits and licenses related to the operation of cable networks;

  •
  the construction and operation of cable networks;

  •
  copyright and other intellectual property laws pertaining to programming which is broadcast over its cable networks;

  •
  restrictions on anti-competitive behavior regarding pricing, contracting practices and acquisitions;

  •
  protection against unfair competition and anti-monopoly practices; and

  •
  content requirements and restrictions for programming which is broadcast over its Polish cable networks.

        The UPC Polska Group has taken steps to structure the operation of its cable networks so as to attempt to comply with all applicable regulations. However, each of the relevant governmental authorities may conclude that the UPC Polska Group's operations do not comply with all applicable regulations. Any determination by one or more of the relevant governmental authorities which regulate its business and operations that its operations do not comply could have a material adverse effect on the way the UPC Polska Group conducts its business or its ability to conduct it at all, and any fines or penalties which may be imposed could have a material adverse effect on its business, financial condition and results of operations.

        From time to time, the UPC Polska Group may have violated, may be violating and may violate in the future the requirements of certain Polish laws, including provisions of labor, foreign exchange, customs, tax, antitrust and corporate laws and requirements to obtain regulatory approvals. This may be due to the many formalities required for compliance with the laws in Poland's highly regulated economy, the rapid changes that Polish laws and regulations have undergone, and numerous uncertainties regarding the interpretation of these laws and regulations. These types of violations could also restrict the UPC Polska Group's operations.

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        When Poland joins the European Union ("EU"), the UPC Polska Group may incur costs in connection with ensuring that its operations comply with EU laws.

        Poland will become an EU member on May 1, 2004. When Poland joins the EU, Poland will be required to implement and obey all of the laws and regulations emanating from the European Commission ("EC"), including the Television Without Frontiers Directive and the EC competition law in their then current versions. The UPC Polska Group may be required to incur additional costs in order to comply with the resulting changes in Polish law.

        Regulation may increase the cost of offering internet/data services and slow demand.

        The internet access business has, to date, not been materially restricted by regulation in the UPC Polska Group's markets. The legal and regulatory environment of internet access and electronic commerce is uncertain, however, and may change. New laws and regulations may be adopted for internet service offerings. Existing laws may be applied to the new forms of electronic commerce. Uncertainty and new regulation could increase the UPC Polska Group's operating costs. It could also slow the growth of electronic commerce on the internet significantly. Slowed electronic commerce growth could delay growth in demand for the UPC Polska Group's internet/data services and limit the growth of its revenues. New and existing laws may cover issues such as:

  •
  user privacy;

  •
  sales and other taxation;

  •
  consumer protection;

  •
  characteristics and quality of products and services;

  •
  cross-border commerce;

  •
  libel and defamation;

  •
  copyright and trademark infringement;

  •
  pornography and indecency; and

  •
  other claims based on the nature and content of internet materials.

        The UPC Polska Group's growth may suffer from competition in the cable television industry.

        The cable television industry in many of the UPC Polska Group's markets is competitive and changing rapidly. Competition could result in the loss of the UPC Polska Group's customers and a decrease in its revenues. The UPC Polska Group's cable operations face competitive threats from Poland's many small cable operators, which incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers. If the UPC Polska Group does not continue to compete effectively, its future business may be materially compromised.

        The success of the UPC Polska Group's services depends on continued achievement and implementation of technological advances.

        Technology in the cable and telecommunications industry changes rapidly. These changes influence the demand for the UPC Polska Group's products and services. The UPC Polska Group's ability to anticipate these changes and to develop successful new and enhanced products quickly enough for the changing market may affect its revenues, number of subscribers and competitiveness.

        The UPC Polska Group expects that new products and technologies will continue to emerge and that existing products and technologies will further develop. These new products and technologies may reduce the prices of its services or they may be superior to, and thus render obsolete, the products and services it offers and the technologies it uses. It may be very costly for the UPC Polska Group to

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upgrade its products and technology in order to continue to compete effectively. The UPC Polska Group's future success depends, in part, on its ability to anticipate and adapt in a timely manner to technological changes.

        The inability to obtain the necessary content could reduce demand for the UPC Polska Group's services.

        In 2001, as part of its revised business strategy, the UPC Polska Group decided to discontinue its programming business. In particular, the UPC Polska Group discontinued the development of its proprietary programming, such as Wizja Jeden, which was terminated in April 2001, Wizja Sport, which was terminated in December 2001, and Wizja Pogoda which was terminated in February 2002. See the section herein entitled "The Company—Discontinued Segments" for additional information regarding programming. Also, as a result of the Polish Copyright Law amendment that took effect on January 1, 2003, the UPC Polska Group removed certain channels from its programming line-ups and must negotiate new agreements with broadcasters.

        As a result, the UPC Polska Group has renegotiated or is in the process of renegotiating contracts with certain third party channel providers. The UPC Polska Group is seeking to strengthen its cable programming offerings by terminating certain agreements for poorly performing channels and entering into other agreements for popular channels based on consumer demand and preferences.

        The UPC Polska Group's success depends on obtaining affordable and popular programming for its subscribers. It may not be able to obtain enough competitive content to meet its needs. This would reduce demand for the UPC Polska Group's programming and decrease its subscriber base and the amount it can charge its remaining subscribers, thereby limiting revenues. The UPC Polska Group relies on other programming suppliers for most of its content although it has committed and will continue to commit substantial resources to obtaining new content. Where appropriate, the UPC Polska Group has found partners for obtaining new content, and, as necessary, it will continue to seek new partners. The UPC Polska Group may not, however, find appropriate partners, or successfully implement its content plans.

        The competitiveness of the internet access industry may make it difficult for the UPC Polska Group to expand its existing service and add additional internet/data services.

        In the provision of its internet access services, the UPC Polska Group faces competition from incumbent telecommunications operators and other new entrants to these markets. In the provision of internet services the UPC Polska Group competes with companies that provide such services using traditional, low-speed telephone lines, and the UPC Polska Group expects to face growing competition from internet service providers that, like itself, use higher-speed, higher-capacity cable modems and providers that use other broadband technologies, such as fiber, microwave, satellite and digital subscriber lines as well as much cheaper narrowband services. Some of the UPC Polska Group's competitors have more experience in providing internet services than the UPC Polska Group has and others may be able to devote more capital to these services than the UPC Polska Group can.

        Internet/electronic commerce and other bandwidth intensive applications may not be as highly valued by the UPC Polska Group's customers as the Company expects.

        Internet/electronic commerce and other bandwidth intensive applications may not be as highly valued by the UPC Polska Group's customers as the Company expects. If that is the case, subscriptions to Chello broadband and other services involving managed bandwidth could be materially lower than the Company currently anticipates. This would have a negative effect on the revenues and financial condition of the UPC Polska Group and the Company.

        The UPC Polska Group may incur financial costs as a result of exchange rate fluctuations.

        The principal market risk (i.e., the risk of loss arising from adverse changes in market rates and prices) to which the UPC Polska Group is exposed is foreign exchange risk from fluctuations in the

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Polish zloty currency exchange rate. The UPC Polska Group's revenues from subscribers are in Polish zloty, while some major cost components are denominated in foreign currencies. In particular, the UPC Polska Group's programming commitments are denominated in Euros or U.S. dollars. Also, the Company's loans payable to UPC and its affiliates as well as the UPC Polska Notes and the New UPC Polska Notes are expressed in U.S. dollars. The Company's debt will be primarily subject to a fixed rate, and therefore the Company is neither materially benefited nor materially disadvantaged by variations in interest rates.

        International operations constitute one hundred percent of the UPC Polska Group's consolidated operating loss for the six months ended June 30, 2003. Some of the UPC Polska Group's operating expenses and capital expenditures are expected to continue to be denominated in or indexed in U.S. dollars and Euros. By contrast, substantially all of the UPC Polska Group's revenues are denominated in zloty. Therefore, any devaluation of the zloty against the U.S. dollar or Euro that the UPC Polska Group is unable to offset through price adjustments will require it to use a larger portion of its revenue to service its U.S. dollar or Euro denominated obligations and contractual commitments.

        The Company estimates that a further ten percent change in foreign exchange rates would impact its reported operating loss by approximately $1.0 million for the six-month period ended June 30, 2003. In other terms, a ten percent depreciation of the Polish zloty against the U.S. dollar and Euro, would result in a $1.0 million increase in the reported operating loss for the six-month period ended June 30, 2003. This calculation was estimated using ten percent of the UPC Polska Group's operating losses adjusted for unusual impairment and other items, including U.S. dollar and Euro denominated or indexed expenses. The Company believes that this quantitative measure has inherent limitations because it does not take into account any governmental actions or changes in either customer purchasing patterns or the Company's financing or operating strategies.

        For additional discussion relating to foreign exchange and other international market risk, see "Item 7A—Quantitative and Qualitative Disclosure About Market Risk" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and "Item 3—Quantitative and Qualitative Disclosure About Market Risk" in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, copies of which are attached to this Disclosure Statement as Annex B and Annex C, respectively, and incorporated herein by reference.

  The Company is dependent on its executive officers.

        If any of the Company's executive officers leave the Company, the Company's business could suffer. The Company is particularly dependent upon the skills and contributions of the following individuals:

  •
  Simon Boyd, President and Chief Executive Officer of the Company; and

  •
  Joanna Nieckarz, Chief Financial Officer of the Company.

        These individuals have significant experience in the Company's and the UPC Polska Group's business and would be difficult to replace. In addition, the Company's success will depend in part on the UPC Polska Group's ability to hire, train, and retain high-quality personnel.

        The UPC Polska Group has no property insurance on underground portions of its cable television networks.

        Any catastrophe affecting a significant portion of the UPC Polska Group's cable television networks could result in substantial uninsured losses and could disrupt the UPC Polska Group's business operations. While the UPC Polska Group carries general liability insurance on its properties, it does not carry property insurance on the underground portion of its cable television networks.

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  The Company's growth may suffer if it cannot make strategic acquisitions.

        The Company may not be able to identify and acquire cable television networks that either are located in reasonable proximity to the UPC Polska Group's existing regional cluster networks or are large enough to serve as the basis for new regional cluster networks. In addition, if the Company is able to identify and enter into acquisition agreements with such cable networks, it may not be able to obtain the required approvals from the Polish Anti-Monopoly Office for these acquisitions. The Company also may face competition for the acquisition of cable networks from existing cable television operators and also from financial investors.

        Piracy of satellite and cable services causes the UPC Polska Group to lose revenues.

        Like other Central European cable and satellite operators, the UPC Polska Group views piracy of satellite and cable services as one of its main problems. While there has historically been little enforcement of penalties against commercial exploitation of piracy, the issue is now receiving more attention from the Polish government. In addition, the UPC Polska Group, Canal+ and HBO agreed to intensify their efforts to reduce the piracy of cable and satellite signals, as well as to combine their lobbying efforts in this regard. The Polish Cable Association and its members have offered to support the joint effort.

        The Company's business and financial condition could suffer if TKP fails to satisfy contractual obligations owed to or on behalf of the UPC Polska Group arising out of the Company's transaction with Canal+ and the UPC Polska Group's limited ability to liquidate its investment in TKP.

        On December 7, 2001, the UPC Polska Group closed the transactions contemplated by a contribution and subscription agreement (the "Contribution and Subscription Agreement") among the Company, UPC, the Company's subsidiary, Polska Telewizja Cyfrowa Wizja TV Sp. z o.o ("PTC"), Canal+ and TKP. Under the Contribution and Subscription Agreement, the Company caused PTC to contribute to TKP all of the equity of two subsidiaries, Wizja TV Sp. z o.o. and UPC Broadcast Centre Ltd.

        As a result of the Contribution and Subscription Agreement, the UPC Polska Group incurred certain risks which could have a material adverse effect on the business and financial condition of the Company. First, PTC does not control TKP and has only limited rights to approve material transactions undertaken by TKP. Second, under a shareholder agreement relating to TKP, PTC's interest in TKP could be diluted or redeemed by TKP. Under the agreement, if PTC ceases at any time to be a Polish person under Polish broadcasting law, other TKP shareholders may convert loans made by them to TKP into TKP equity, thereby diluting PTC's interest, or TKP may redeem the shares of TKP owned by PTC at their fair market value. Third, PTC's right to sell its shares in TKP is limited to particular circumstances, such as the sale of TKP shares by other TKP shareholders or the lapse of time until December 2006, making PTC's investment in TKP very illiquid.

        The UPC Polska Group's right to connect its cable system to dwellings may be terminated on relatively short notice from individual housing entities.

        In Poland, the right to build a cable system is typically secured by reaching an agreement with individual housing entities, such as cooperatives, resident associations, municipal authorities and developers, not by the issuance of a franchise for a particular region by a governmental authority. Upon reaching an agreement with a particular housing entity, the cable operator obtains the right to connect its system to dwellings within that housing entity's jurisdiction.

        Most of the UPC Polska Group's agreements with housing entities have terms ranging from 10 to 20 years with optional renewal periods of five years. However, some of the contracts may be terminated by either party on relatively short notice. There are also some contracts with unspecified terms and each party has the right to terminate the agreement upon notice. Thus, the UPC Polska Group's right

12

to connect its cable system to dwellings is sometimes subject to termination at the discretion of the housing entities.

Risks Related to Ownership of the New UPC Polska Stock and the New UPC Polska Notes

        Holder's ability to sell the New UPC Polska Notes may be limited if it is deemed to be an underwriter.

        The New UPC Polska Notes will not be listed on any U.S. national or regional stock exchange or included on the NASDAQ National Market or the NASDAQ Small Cap Market. The Company and Polska Finance expect that the New UPC Polska Notes will trade on an extremely limited basis on the NASDAQ PORTAL market. Although the Company and Polska Finance believe that most holders of Claims will be able to resell the New UPC Polska Notes without registration under the Securities Act of 1933, as amended, ("U.S. Securities Act") or other federal securities laws, their ability to sell may be diminished if they are deemed to be an "underwriter" with respect to such securities within the meaning of Section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines an "underwriter" for purposes of the U.S. Securities Act as including a person who is a control person of the issuer of the securities.

        The Company cannot assure any holder of the New UPC Polska Notes that such holder will not be deemed to be a statutory underwriter, and each holder is advised to consult with its own counsel as to the availability of exemptions under the U.S. Securities Act.

        As a result of the Company's holding company structure, it is dependent on the receipt of monies from its subsidiaries to pay dividends and the right of creditors to participate in the assets of the Company's subsidiaries may be subject to claims of the Company's subsidiaries' creditors.

        The Company may not be able to pay interest, and principal when due, on the New UPC Polska Notes if the cash flows and earnings of its subsidiaries and their payment of funds to the Company in the form of repayment of loans, interest payments, dividends or otherwise are not sufficient, or if the Company cannot otherwise realize economic benefits from equity interests in its subsidiaries.

        In the event of liquidation or bankruptcy of any of the Company's subsidiaries, the New UPC Polska Notes will rank behind the holders of any indebtedness for money borrowed by those subsidiaries, trade creditors of those subsidiaries, and other persons granted priority claim rights under the laws applicable to those subsidiaries.

        The Company's subsidiaries have no obligation to pay dividends to it and may not be able to make payments to it if funds are not available. Further, the Company currently does not own a majority interest in certain subsidiaries, and may not have operating control of other entities in which it currently has or may in the future acquire direct or indirect interests. In such cases, the Company may be unable, without the consent of the relevant partners, to cause such entities to pay dividends or to implement business strategies that the Company may favor. The Company's ability to pay dividends will be further restricted by regulatory and contractual obligations, including restrictions arising under the Delaware General Corporation Law, and the laws of the jurisdictions in which the Company's direct and indirect subsidiaries are organized, including but not limited to Poland and the Netherlands.

        Creditors may not be able to enforce U.S. court judgments against the Company's assets, most of which are held outside the U.S.

        Creditors may not be able to enforce judgments of U.S. courts against the Company's assets. Holders of the New UPC Polska Notes will be able to effect service of process in the U.S. upon the Company if it continues as a Delaware corporate entity and may be able to effect service of process upon the Company's directors. However, the Company is primarily a holding company which holds stock in various entities in Poland and the Netherlands, and all or a substantial portion of its assets are

13

located outside the U.S. As a result, investors may not be able to enforce judgments of U.S. courts if those judgments are based on the civil liability provisions of U.S. laws.

        Awards of punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in Poland. Polish courts may not give judgment in your favor in cases based solely on U.S. laws.

        The Company may reincorporate in a jurisdiction outside of the U.S. which may limit the ability of security holders to protect their interests.

        If the Company reincorporates in a jurisdiction outside the U.S., then holders of New UPC Polska Stock, and holders of New UPC Polska Notes, may have fewer protections and/or more difficulty protecting their interests than would holders of securities of a corporation incorporated within the U.S.

        A substantial number of the Company's managers may be residents of countries outside the U.S. As a result, it may be difficult to serve legal process on the Company or members of its management to force them to appear in a court of the U.S. It may also be difficult to enforce a judgment of a U.S. court against any of these parties, or to enforce a judgment of a foreign court against any of these parties in the U.S. Finally, a court in the jurisdiction in which the Company may reincorporate may refuse to allow an original action based upon U.S. laws.

        The jurisdiction in which the Company may reincorporate may not have a treaty in place that provides for reciprocal recognition and enforcement of judgments or arbitration awards. As a result, a civil judgment by a U.S. court or an arbitration award may not necessarily be enforceable in the jurisdiction in which the Company reincorporates.

        The duties of directors of entities incorporated in the jurisdiction in which the Company may reincorporate may differ substantially from the duties imposed by the laws of the Company's current jurisdiction of incorporation. For example, the directors may owe fiduciary duties only to the Company and not to its stakeholders; the stakeholders may not have a personal right of action against the directors; and the Company may indemnify its directors for personal liability related to the exercise of their functions. This listing of potential issues does not constitute, and shall not be construed to constitute, an opinion regarding the treatment of such issues under the laws of the Company's current jurisdiction of incorporation or of any jurisdiction in which the Company may reincorporate.

        The insolvency laws of the jurisdiction in which the Company may reincorporate may also provide fewer protections to the Company's security holders than those provided by U.S. bankruptcy law.

        The Company's principal stockholders can control or influence certain major corporate actions.

        After the Restructuring, UPC Telecom, Belmarken and/or the holders of the Affiliate Indebtedness Claims will own 100% of the outstanding share capital of the Company. The concentration of ownership of the Company's common stock in one to three shareholders may delay or prevent transactions involving an actual or potential change in control of the Company. This concentration of ownership in one to three entities could limit the price that certain investors might be willing to pay in the future for the Company's common stock and other equity interests.

14

THE RESTRUCTURING

Purpose of the Restructuring

        The Company has over time incurred substantial debt, significant operating losses and negative cash flow, which were driven by the large capital investment required for the construction and acquisition of cable networks, acquisition of programming rights and the costs associated with commencing D-DTH and programming operations.

Background of the Restructuring

        During 2001, the Company reviewed its long-term business strategy for its various business segments and commenced an internal reorganization. At this time, the Company decided to focus on its core competency, the provision of cable television services, and on providing internet services to existing customers. As a part of this re-focus, the UPC Polska Group decided to streamline its operations by restructuring its D-DTH and programming businesses.

  Negotiations with the UPC Entities and the Majority Noteholders

        In the fourth fiscal quarter of 2002, certain of the Company's main creditors, including UPC and its affiliates, UPC Telecom and Belmarken, and certain other holders of the UPC Polska Notes, began discussions regarding the restructuring of the Company's indebtedness. In early 2003, the Company directly and through its advisors started discussions with representatives of, among others, the UPC Entities and a group of holders of the UPC Polska Notes regarding the terms of the Restructuring. The composition of this group changed over time, but ultimately included the Majority Noteholders. SISU Capital Limited ("SISU"), a holder of UPC Polska Notes, had initially been a part of the group of noteholders engaged in these discussions. Despite the Company's invitations to SISU to continue its involvement in the group of Majority Noteholders, SISU decided to withdraw from that group and has subsequently indicated its objections to the economic and other terms of the Restructuring Agreement. SISU disagrees.

        The Majority Noteholders hold, in the aggregate, approximately 75% of the outstanding principal amount of the UPC Polska Notes that are held by non-affiliated third parties. The Majority Noteholders are: GoldenTree Asset Management LLC; funds under the management of Strong Capital Management, Inc.; MacKay Shields LLC; Deutsche Bank; Goldman Sachs & Co.; Goldman Sachs International; Morgan Stanley Investment Management; and The Royal Bank of Scotland PLC ("RBS"). The Majority Noteholders retained Cahill Gordon & Reindel LLP as their counsel.

        During the fourth fiscal quarter of 2002 and the first fiscal quarter of 2003, the UPC Entities and certain of the Majority Noteholders undertook due diligence regarding the Company and its assets and liabilities. In addition, advisors for the Company, the UPC Entities and the Majority Noteholders held periodic informal meetings to discuss the economic terms of the proposed restructuring of the Company's capital structure, as well as the process for implementing such a restructuring.

  Negotiation of the Restructuring Agreement

        An agreement in principle with respect to restructuring was reached among the Company, UPC Telecom, Belmarken and a group of holders of the UPC Polska Notes in the first fiscal quarter of 2003. During the negotiation, the holders of the UPC Polska Notes requested that they receive cash and notes as a result of the proposed restructuring. Continuing into the second fiscal quarter of 2003, the Company held further discussions with representatives of the UPC Entities and the Majority Noteholders about the process for, and the terms of, a recapitalization of the Company and a restructuring of the UPC Polska Notes and the Other UPC Polska Notes. As a result of these discussions, and in order to reach a settlement with the Majority Noteholders on all issues, including

15

but not limited to issues raised by the Majority Noteholders with respect to valuation, Indentures compliance issures and issues concerning the Belmarken Notes and the UPC Telecom Notes, the Company and the UPC Entities agreed to provide an additional $20 million in value to the holders of the UPC Polska Notes, thus culminating in the execution, on June 19, 2003, of the Restructuring Agreement. On July 2, 2003, the Company entered into a Joinder Agreement with UPC Telecom, Belmarken, the Majority Noteholders (excluding RBS) and RBS whereby RBS joined the Majority Noteholders in the Restructuring Agreement.

  Execution of the Restructuring Agreement

        In general, the Restructuring Agreement sets forth the proposed distribution under the Plan of New UPC Polska Notes to be co-issued by the Company and Polska Finance, New UPC Polska Stock and cash to the holders of the Claims against, and Equity Interests in, the Company, as well as the means by which the Company intends to effectuate an overall compromise and settlement and implement the Restructuring.

        The Restructuring Agreement provides for the exchange of New UPC Polska Notes, New UPC Polska Stock and cash for Claims against, and Equity Interests in, the Company as follows:

  •
  an aggregate amount of cash equal to $80,000,000 (the "Cash Consideration") and New UPC Polska Notes in an aggregate principal amount of $60,000,000, which will be issued pursuant to a new indenture (the "New Indenture"), shall be distributed by the Company in consideration for the outstanding UPC Polska Notes (other than the Telecom Owned UPC Polska Notes);

  •
  an aggregate amount of cash equal to $15,000,000 (the "Other Cash Consideration") and 100% of the New UPC Polska Stock shall be distributed by the Company in consideration for the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes and the Affiliate Indebtedness; and

  •
  holders of all Allowed General Unsecured Claims shall receive the amount of cash and New UPC Polska Notes issued under the New Indenture per $1,000 of claim amount of each Allowed General Unsecured Claim of the Company as set forth in the Restructuring Agreement which is equal to the amount of cash and New UPC Polska Notes issued under the New Indenture per $1,000 claim amount payable to holders of UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) pursuant to the Restructuring Agreement.

        In addition to the issuance of the New UPC Polska Notes, the New UPC Polska Stock and cash under the Plan, the Restructuring Agreement also provides, among other things,

  •
  that the holders of the Telecom Junior Notes shall receive no consideration from the Company in exchange for the Telecom Junior Notes, which shall be cancelled on the Effective Date by operation of the Plan and shall thereafter be of no further force and effect; and

  •
  that the holders of all outstanding shares of UPC Polska Equity shall receive no consideration from the Company in exchange for such UPC Polska Equity and such UPC Polska Equity shall be cancelled on the Effective Date by operation of the Plan and shall thereafter be of no further force and effect.

        Finally, in general, in consideration for the New UPC Polska Notes, the New UPC Polska Stock and cash, the UPC Entities and the Majority Noteholders agreed, prior to the Petition Date and subject to the terms and conditions of the Restructuring Agreement, to, inter alia, vote their Claims in favor of the Plan. The Restructuring Agreement allows Majority Noteholders to be appointed to any official committee of unsecured creditors in the Company's Chapter 11 Case and to exercise their fiduciary duties in that role if so appointed subject to their continuing obligations under the Restructuring Agreement, to, inter alia, vote in favor of and support the Plan and not to support or

16

encourage any financial restructuring concerning the Company other than as set forth in the Plan. For a detailed description of the Restructuring Agreement, see "The Restructuring Agreement" below.

Description of the Restructuring

  Structure

        In order to implement the Restructuring, Polska Finance was formed as a Delaware corporation, and the Company commenced the Chapter 11 Case on the Petition Date and, on the date hereof, filed the Plan and this Disclosure Statement. The Plan amends and supersedes the "Chapter 11 Plan of Reorganization Jointly Proposed by UPC Polska, Inc. and UPC Polska Finance, Inc.," which was filed with the Bankruptcy Court on July 8, 2003. Pursuant to the Plan, the Company provides varying treatments to the holders of the Claims against, and Equity Interests in, the Company. In general, the holders of Allowed Impaired Claims or Allowed Impaired Equity Interests will be treated under the Plan as follows:

  Allowed UPC Polska Notes Claims (other than Allowed Telecom Owned UPC Polska Note Claims)

        In the aggregate, the holders of all Allowed UPC Polska Note Claims (other than Allowed Telecom Owned UPC Polska Note Claims) shall receive (i) the Cash Consideration and (ii) New UPC Polska Notes in the aggregate principal amount of $60,000,000, which will be subject to the New Indenture, in consideration for the cancellation of the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes), and the cancellation of obligations of all other parties thereunder and under the indentures dated as of July 14, 1998 in the case of the 2008 Notes, as defined herein, January 20, 1999 in the case of the Series C Notes, as defined herein, and January 27, 1999 in the case of the 2009 Notes, as defined herein (collectively the "Indentures"). For information about a particular series of UPC Polska Notes, see "Outstanding Securities of the Company—The UPC Polska Notes."

  Allowed Telecom Owned UPC Polska Note Claims, Allowed Telecom Pari Passu Note Claims, Allowed Belmarken Note Claims and Allowed Affiliate Indebtedness Claims

        In the aggregate, the holders of the Allowed Telecom Owned UPC Polska Note Claims, Allowed Telecom Pari Passu Note Claims, Allowed Belmarken Note Claims and Allowed Affiliate Indebtedness Claims will receive (i) the Other Cash Consideration and (ii) 100% of the New UPC Polska Stock in consideration for the cancellation of the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes, and the Affiliate Indebtedness, and the cancellation of the obligations of all other parties thereunder and under the Indentures, the Master Loan Agreement, dated May 24, 2001, between UPC and the Company and the Qualified Loan Agreement, dated July 31, 2001, between Belmarken and the Company.

        See "Chapter 11 Case and the Plan of Reorganization—The Plan—Summary of Distributions Under the Plan" below for more detailed descriptions of the classification and treatment of Claims and Equity Interests under the Plan.

  Use of Proceeds

        The Company will not receive any cash proceeds from the issuance of the New UPC Polska Notes or the New UPC Polska Stock in consideration for the cancellation of the Claims and Equity Interests.

  Other Aspects of the Restructuring

  Treatment of General Unsecured Claims

        General Unsecured Creditors will receive the amount of cash and New UPC Polska Notes issued under the New Indenture per $1,000 of claim amount of each Allowed General Unsecured Claim of

17

UPC Polska which is equal to the amount of cash and New UPC Polska Notes issued under the New Indenture per $1,000 of claim amount payable to the holders of the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes).

  Treatment of Telecom Junior Notes Claims

        Holders of the Telecom Junior Notes shall receive no consideration in exchange for the Telecom Junior Notes, and there shall be no further obligations under the Subordinated Loan Agreement dated as of December 31, 1999 between UPC and the Company (and amendments thereto). The Subordinated Loan Agreement (and amendments thereto) shall be cancelled on the Effective Date by operation of the Plan and shall thereafter be of no further force and effect.

  Treatment of Equity Interests

        Holders of the UPC Polska Equity shall receive no consideration in exchange for such shares of UPC Polska Equity and such UPC Polska Equity shall be cancelled on the Effective Date by operation of the Plan and shall thereafter be of no further force and effect.

  Advisors to the Company, UPC Telecom and the Majority Noteholders

        In connection with the Restructuring, the Company has retained Baker & McKenzie as its counsel, FTI Consulting, Inc. ("FTI") as its financial advisor and KPMG as its auditor. The UPC Entities have retained White & Case LLP as their counsel and JP Morgan and Credit Suisse First Boston as their financial advisors. The Majority Noteholders retained Cahill Gordon & Reindel LLP ("Cahill") as their counsel. Cahill was originally retained as counsel of the Committee as discussed in the section entitled "Chapter 11 Case and the Plan of Reorganization—Significant Events during the Chapter 11 Case—Appointment of Creditors Committee." In response to a potential conflict issue identified by the Bankruptcy Court, Cahill resigned and the Committee retained Fried, Frank, Harris, Shriver & Jacobson ("Fried Frank") as its legal counsel. Pursuant to the terms of the Restructuring Agreement, the Company has agreed to pay the fees and expenses of the legal and financial advisors to the UPC Entities and the Majority Noteholders in connection with the Restructuring. Assuming an uncontested bankruptcy case, the aggregate amount of compensation to be paid post-petition by the Company to the advisors to the Company, the UPC Entities and the Majority Noteholders under their respective engagement letters or expense reimbursement agreements, as the case may be, is expected to be in the range of $4 million. The aggregate amount of compensation of the Committee's professional advisors is expected to be in the range of $2 million.

Conditions to the Restructuring

        In order for the Restructuring to be implemented, the Plan must be consummated and the Effective Date must occur. For a more detailed description of the conditions precedent to confirmation and consummation of the Plan, see "Chapter 11 Case and the Plan of Reorganization—The Plan—Conditions Precedent to Confirmation" and "Chapter 11 Case and Plan of Reorganization—the Plan—Conditions Precedent to Consummation" below. The Plan shall be consummated and the Effective Date shall occur if and only if the following conditions shall have occurred or shall have been duly waived (if waivable):

  •
  the Confirmation Order shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction and shall have become a Final Order (as that term is defined in the Plan);

  •
  all documents and agreements required to be executed or delivered under the Plan or the Restructuring Agreement on or prior to the Effective Date shall have been executed and delivered by the parties thereto;

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  •
  the Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Debtor and the Reorganized Debtor to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with the Plan;

  •
  the Amended and Restated Certificate of Incorporation of the Reorganized Debtor (or of the Certificate of Formation of the Reorganized Debtor, if UPC Polska converts to a limited liability company on or prior to the Effective Date) shall have been filed with the applicable authority of the jurisdiction of incorporation or organization in accordance with such jurisdiction's applicable law;

  •
  all authorizations, consents and regulatory approvals required, if any, in order to consummate the Plan shall have been obtained;

  •
  no order of a court shall have been entered and shall remain in effect restraining the Company from consummating the Plan;

  •
  the New UPC Polska Notes shall have been accepted for listing on The PORTAL Market; and

  •
  the New UPC Polska Notes shall have obtained a rating by either Standard and Poor's Ratings Group or Moody's Investors Service, Inc.

Operations after the Restructuring

        The Company expects that the Restructuring, if consummated reasonably promptly, will not adversely affect its operating subsidiaries and that after the Restructuring its operating subsidiaries will continue to operate their businesses in the same manner as they did prior to the Restructuring. The Company does not expect the Restructuring, if consummated reasonably promptly, to adversely affect the relationships of the Company's operating subsidiaries with their suppliers, customers and employees. In addition, the Company expects that, except as otherwise discussed in this Disclosure Statement, the assets and liabilities of its operating subsidiaries will not be adversely affected by the Restructuring.

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CHAPTER 11 CASE AND THE PLAN OF REORGANIZATION

Brief Explanation of Chapter 11 Reorganization

        Chapter 11 of the Bankruptcy Code is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business. In addition to permitting rehabilitation of the debtor, Chapter 11 promotes equality of treatment of holders of claims and equity interests of equal rank with respect to the distribution of a debtor's assets. The formulation, confirmation by a bankruptcy court and consummation of a plan of reorganization is the principal objective of a Chapter 11 case. In general, a Chapter 11 plan of reorganization

  (i)
  divides claims and equity interests into separate classes,

  (ii)
  specifies the property that each class is to receive under the plan, and

  (iii)
  contains other provisions necessary or desirable for the reorganization of the debtor.

        In general, there are two forms of treatment that may be provided to a holder of a claim or equity interest under a Chapter 11 plan of reorganization—"unimpaired" treatment and "impaired" treatment. Unimpaired treatment means that the legal, equitable and contractual rights of a holder of a claim or equity interest are unchanged under the plan. Impaired treatment means that the legal, equitable or contractual rights of a holder of a claim or equity interest are somehow changed under the plan, including situations where a holder of a claim or equity interest does not receive or retain any property under a plan. Among other things, a plan of reorganization must be accepted by votes of at least one class of claims that is impaired without considering the votes of "insiders" within the meaning of the Bankruptcy Code.

Determination to File Chapter 11 Case

        The Company is a Delaware corporation which was established in May 1997. From August 1999 until the fourth fiscal quarter of 2002, the Company was wholly owned by UPC. In the fourth fiscal quarter of 2002, UPC transferred all issued shares of Company common stock to UPC Telecom, which is a wholly-owned subsidiary of UPC. UPC also assigned to UPC Telecom all of the UPC Polska Notes then owned by UPC, and all rights and obligations arising from loan agreements between the Company and UPC. As of the date of this Disclosure Statement, the Company's direct subsidiaries include:

  •
  Poland Communications, LLC ("PC LLC"),

  •
  Wizja TV B.V. (previously Sereke Holding B.V.) ("Wizja TV B.V."),

  •
  Atomic TV Sp. z o.o. (previously Ground Zero Media Sp. z o.o.) ("Atomic TV"),

  •
  At Media Sp. z o.o. ("At Media"), and

  •
  @Entertainment Programming, LLC ("@EP LLC").

        A full listing of all of the Company's direct and indirect subsidiaries can be found in the section entitled "The Company—Business."

        As with many other cable operators, the Company and the UPC Polska Group have incurred significant operating losses and negative operating cash flows. As a result, the Company spent part of the first two quarters of 2003 negotiating a capital restructuring with the Majority Noteholders and with the UPC Entities. These discussions were in regard to exchanging the UPC Polska Notes, the UPC Telecom Notes and the Belmarken Notes for new shares of the Reorganized Debtor, new notes and cash, as applicable. These negotiations culminated in the execution of the Restructuring Agreement, which contemplated the commencement of this Chapter 11 proceeding in order to effectuate the Restructuring.

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Commencement of the Chapter 11 Case

        On the Petition Date, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court, thereby commencing the Chapter 11 Case. Simultaneously therewith, the Company filed several motions, including those described below, seeking authorization to continue to conduct its business in the ordinary course as well as to undertake certain activities which require approval of the Bankruptcy Court. One day after the Petition Date, the Company filed the "Chapter 11 Plan of Reorganization Jointly Proposed by UPC Polska Inc. and UPC Polska Finance, Inc." dated July 8, 2003 (which has been amended and superseded by the Plan) and on July 28, 2003, the Company filed the related disclosure statement with the Bankruptcy Court.

        On the date hereof, the Company filed the Plan and this Disclosure Statement. The Plan amends and supersedes the "Chapter 11 Plan of Reorganization Jointly Proposed by UPC Polska, Inc. and UPC Polska Finance, Inc.," which was filed on July 8, 2003.

        Since the Petition Date, the Company has continued to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code and subject to the supervision of the Bankruptcy Court.

        An immediate effect of the filing of the bankruptcy petition was the imposition of the automatic stay under the Bankruptcy Code, which, with limited exceptions, enjoins the commencement or continuation of all (i) collection efforts by holders of claims, (ii) enforcement of liens and (iii) litigation against the Company. This injunction remains in effect, unless modified or lifted by the Bankruptcy Code or order of the Bankruptcy Court, until consummation of a plan of reorganization.

Significant Events during the Chapter 11 Case

  First Day Motions

        As mentioned above, on the Petition Date, the Company filed numerous so-called "first day motions," along with corresponding affidavits and proposed orders, to the Bankruptcy Court. These motions included, among others: (i) a motion seeking authorization for the Company to continue to use its pre-petition bank accounts, business forms and investment practices, (ii) a motion for an extension of the period within which the Company is required to file its bankruptcy schedules and statement of financial affairs, (iii) a motion to establish procedures for the interim compensation and reimbursement of expenses for professionals retained in the Chapter 11 Case, (iv) a motion seeking to establish a deadline for the filing of claims against the Company; (v) a motion authorizing a specified arbitration proceeding to proceed to judgment and granting related stay relief; (vi) a motion for an extension of the period within which the Company may file notices of removal of civil actions to the Bankruptcy Court; and (vii) a motion seeking to schedule a hearing to approve this Disclosure Statement.

        All of the "first day motions" filed by the Company were granted by the Bankruptcy Court on July 8, 2003 either in whole or on an interim basis, with the exception of the motion to establish interim compensation procedures for professionals, which the Bankruptcy Court ordered noticed and set for hearing and the motion to maintain pre-petition bank accounts in Europe which was informally objected to by the U.S. Trustee. The Company and the U.S. Trustee subsequently resolved the issues relating to bank accounts, and an agreement was reached whereby the Company transferred all but $500,000 of its funds to a U.S. Trustee approved bank in the Southern District of New York. Additionally, the order scheduling the Disclosure Statement hearing was initially approved, but the hearing was later continued to October 29, 2003.

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  Retention of Professionals

        On the Petition Date, the Company also requested that the Bankruptcy Court approve the retention of, among others, the following professionals:

  •
  Baker & McKenzie, as general counsel for the Company;

  •
  FTI Consulting, Inc., as financial advisor for the Company;

  •
  Bankruptcy Services LLC, as claims and solicitation agent; and

  •
  Certain professionals utilized by the Company in the ordinary course of business.

        On July 8, 2003, the Bankruptcy Court entered orders authorizing the foregoing retentions on an interim basis, pending notice and a hearing on the retention of such professionals on a final basis (if any objections to such retentions were filed on or before 4:00 p.m. (New York City Time) on July 23, 2003). No objections were filed and the orders authorizing such retentions became final.

        On September 24, 2003, the Bankruptcy Court entered orders authorizing the retention and employment of KPMG, LLP nunc pro tunc to July 7, 2003 as tax accountants and consultants for the Company and authorizing the retention and employment of KPMG Polska Sp. z o.o. nunc pro tunc to July 7, 2003 as accountants for the Company.

        Copies of these documents and any other pleadings filed by the Company and other parties in the Chapter 11 Case on or after the Petition Date may be obtained either (a) over the internet at the Bankruptcy Court's website at http://www.nysb.uscourts.gov (registration and a password are required) or (b) for review at the office of the Clerk of the Bankruptcy Court, One Bowling Green, New York, New York 10004.

  Appointment of Creditors Committee

        On July 15, 2003, the United States Trustee appointed an official committee of unsecured creditors (the "Committee") in the Chapter 11 Case. The seven members of the Committee are: Deutsche Bank Trust Company Americas, in its capacity as Indenture Trustee; Deutsche Bank, in its capacity as a holder of UPC Polska Notes; GoldenTree Asset Management LLC; Strong High Yield Bond Fund; Morgan Stanley Investment Management; SISU; and HBO Communications (UK) Ltd. On July 23, 2003, the Committee filed an application with the Bankruptcy Court for an order authorizing the employment of Cahill as counsel to the Committee. On August 12, 2003, the Committee also filed an application with the Bankruptcy Court for an order authorizing the employment of Chanin Capital Partners ("Chanin") as financial advisor to the Committee. Chanin's retention was authorized by order of the Court dated August 26, 2003.

        In August 2003, due to a potential conflict issue identified by the Bankruptcy Court, Cahill resigned and the Committee retained Fried Frank as counsel to the Committee. On October 7, 2003, the Bankruptucy Court entered the order authorizing the Committee's retention of Fried Frank nunc pro tunc to August 26, 2003.

  Rule 2004 Motion by SISU

        On July 9, 2003, SISU filed a motion for relief pursuant to Bankruptcy Rule 2004 ("SISU's 2004 Motion") requiring the Company, among others, to produce documents and submit to depositions. SISU's 2004 Motion raised issues relating to SISU's proposed recharacterization and proposed equitable subordination of the indebtedness owed by the Company to UPC Telecom, which issues the Company disputes. On July 14, 2003, the Company filed an opposition to the 2004 Motion. Following a contested hearing on July 23, 2003, the Bankruptcy Court denied SISU's 2004 Motion.

22

  Rule 2004 Motion by the Committee

        On October 9, 2003, the Committee filed a motion for relief pursuant to Bankruptcy Rule 2004 ("Committee 2004 Motion"). The Committee 2004 Motion sought information relating to valuation, projections and compliance issues. Following a contested hearing on October 15, 2003, the Bankruptcy Court denied the Committee's 2004 Motion other than with respect to certain projections and historical financial information.

  Schedules and Statement of Financial Affairs and Monthly Operating Reports

        On August 21, 2003, the Company filed its Schedules of Assets and Liabilities and Statement of Financial Affairs. The Company has been regularly and timely filing its monthly operating reports.

The Plan

        The following is a summary of the material provisions of the Plan and is qualified in its entirety by reference to the Plan itself. A copy of the Plan is attached to this Disclosure Statement as Annex A and is incorporated herein by reference. Holders of Claims and Equity Interests should carefully read the Plan in its entirety for a full understanding of its terms.

  Classification of Claims and Equity Interests Under the Plan

        Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims against and equity interests in a debtor. Under Section 1122 of the Bankruptcy Code, a plan must classify each right to payment against the debtor and each right to an equitable remedy for breach of performance which gives rise to a right to payment, as well as any interest in the debtor represented by an equity security, into a category or class that contains substantially similar claims or equity interests. The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or equity interest of a particular class, unless the holder of a particular claim or equity interest agrees to a less favorable treatment of its claim or equity interest. The classification of Claims under the Plan is set forth in accordance with the terms of the Restructuring Agreement.

        The Plan divides holders of known Claims against, and known Equity Interests in, the Company into Classes and sets forth the treatment offered each Class. See "Chapter 11 Case and the Plan of Reorganization—the Plan—Summary of Distributions Under the Plan" below. The Company believes it has classified all Claims and Equity Interests in compliance with the provisions of Section 1122, but it is possible that a holder of a Claim or Equity Interest may challenge the classification of Claims and Equity Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, it is the Company's intention, to the extent permitted by the Bankruptcy Code and the provisions of the Plan, to make modifications to the classification scheme set forth in the Plan as required by the Bankruptcy Court for confirmation.

        Except as otherwise provided in the Plan, a Claim and Equity Interest will be deemed classified in a particular Class only to the extent that such Claim or Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. Further, a Claim or Equity Interest will not be classified in any Class for distribution purposes until such Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest and then only to the extent that such Allowed Claim or Allowed Equity Interest has not been paid, released or otherwise satisfied prior to the Effective Date.

        Except to the extent that a modification of classification adversely affects the treatment of a holder of a Claim and requires resolicitation, acceptance of the Plan by any holder of a Claim pursuant to this solicitation will be deemed to be a consent to the Plan's treatment of such holder of a

23

Claim regardless of the Class as to which such holder of a Claim is ultimately deemed to be a member.

        The Plan categorizes the Claims against, and Equity Interests in, the Company into seven Classes, as follows:

Class 1	—	Priority Claims
Class 2	—	Critical Creditor Claims
Class 3	—	UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims)
Class 4	—	Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims
Class 5	—	General Unsecured Claims
Class 6	—	Telecom Junior Note Claims
Class 7	—	UPC Polska Equity Interests

        However, pursuant to the Plan, any Class that does not contain, as of the date of the commencement of the Confirmation Hearing, any Allowed Claims or Allowed Equity Interests or any Claims or Equity Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018 shall be deemed to have been deleted from the Plan for purposes of (i) voting to accept or reject the Plan and (ii) determining whether it has accepted or rejected the Plan under Section 1129(a)(8) of the Bankruptcy Code.

        In accordance with the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified into Classes.

  Summary of Distributions Under the Plan

        Only Claims

  (i)
  as to which the Company's liability and the amount thereof are agreed to by the Company and the holder of such Claim (but only to the extent so agreed),

  (ii)
  as to which the Company's liability and the amount thereof are determined by Final Order of a court of competent jurisdiction,

  (iii)
  which have been expressly allowed in a liquidated amount under the provisions of the Plan (but only to the extent so allowed),

  (iv)
  which is a Professional Claim for which a fee award amount has been approved by Final Order of the Bankruptcy Court,

  (v)
  which is set forth in the Company's schedules as liquidated in amount and not disputed or contingent, or

  (vi)
  proof of which was filed within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order,

        ("Allowed Claims") are entitled to receive distributions under the Plan.

        If the Plan is confirmed by the Bankruptcy Court, each holder of an Allowed Claim or an Allowed Equity Interest in a particular Class will receive the same treatment as the other holders of Allowed Claims or Allowed Equity Interests in such Class, whether or not such holder voted to accept the Plan. Such treatment will be in full satisfaction, settlement, release, extinguishment and discharge of such

24

holder's respective Claim or Equity Interest, except as otherwise provided in the Plan or the order confirming the Plan. Upon confirmation of the Plan, Claims and Equity Interests will be modified as, and to the extent, set forth in the Plan. Upon confirmation, the Plan will be binding on all holders of the Company's Claims and Equity Interests regardless of whether such holders voted to accept the Plan.

        The following describes the Plan's classification of Claims against and Equity Interests in the Company, and the treatment that holders of Allowed Claims and Allowed Equity Interests will receive under the Plan, unless they agree to accept less favorable treatment by settlement or otherwise.

        The following summary of the proposed distributions under the Plan does not purport to be complete and is subject to, and qualified in its entirety by, the Plan.

  Administrative Claims

        Administrative Claims are Claims constituting a cost or expense of administration of the Chapter 11 Case under Sections 503, 507(a)(1), 507(b) or 1114(e)(2) of the Bankruptcy Code. Administrative Claims include, without limitation, (i) any actual and necessary post-petition cost or expense of preserving the Estate or operating the businesses of the Company, (ii) any payment to be made under the Plan to cure a default on an assumed executory contract or unexpired lease, (iii) any post-petition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Company in the ordinary course of its businesses, (iv) compensation or reimbursement of expenses of Professionals to the extent Allowed by the Bankruptcy Court under Sections 327, 328, 330, 331, 503, or 1103 of the Bankruptcy Code, (v) any claim of a governmental unit against the Company either for taxes or for related interest or penalties for any period of time that falls within any period from and including the Petition Date through and including the Effective Date, (vi) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under Section 546(c)(2)(A) of the Bankruptcy Code; and (vii) any fees or charges assessed against the Estate under Section 1930 of title 28 of the United States Code. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims are not classified and are excluded from the Classes designated in the Plan. The Indenture Trustee's reasonable fees and expenses incurred in connection with the Chapter 11 Case through the Effective Date (which includes the fees and expenses of any professionals retained by the Indenture Trustee), shall be paid (unless otherwise ordered by the Bankruptcy Court), without application by or on behalf of the Indenture Trustee or any professionals retained by the Indenture Trustee to the Bankruptcy Court and without notice and a hearing by the Reorganized Debtor as an Allowed Administrative Claim under the Plan.

        Unless otherwise provided for in the Plan, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in cash on or before the latest of (i) as soon as reasonably practicable after the Effective Date, (ii) 30 days after the date on which such Administrative Claim becomes Allowed, (iii) the date on which the Allowed Administrative Claim becomes due and payable or (iv) a date agreed to in writing by the Company or the Reorganized Debtor, as the case may be, and the holder of such Administrative Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the holder of such Claim and the Company or the Reorganized Debtor, as the case may be, or as the Bankruptcy Court may order.

        Other than as provided in an order of the Bankruptcy Court, payments to professionals retained in the Chapter 11 Case by the Company or the Creditors Committee in the Chapter 11 Case for compensation and reimbursement of expenses, and all payments to reimburse expenses of members of the Creditors Committee, will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules relating to the payment of interim and final compensation and expenses, as such procedures may be modified by any order of the Bankruptcy Court. Other than

25

as provided in an order of the Bankruptcy Court, the Bankruptcy Court will review and determine all such requests for compensation and reimbursement of expenses.

        Assuming that neither significant litigation nor objections are filed with respect to the Plan and assuming the Plan is timely confirmed, the Company estimates that unpaid Administrative Claims as of the Effective Date will be in the range of $4 million.

  Priority Tax Claims

        Certain Claims for unpaid taxes are entitled to priority in right of payment under Section 507(a)(8) of the Bankruptcy Code. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Priority Tax Claims are not classified and are excluded from the Classes designated in the Plan.

        Each holder of an Allowed Priority Tax Claim shall receive, at the option of the Company or the Reorganized Debtor, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim:

    (A)
    the amount of such unpaid Allowed Priority Tax Claim in cash, on or before the latest of (i) as soon as reasonably practicable after the Effective Date, (ii) 30 days after the date on which such Claim becomes Allowed, (iii) the date on which such Claim becomes due and payable or (iv) a date agreed to in writing by the Company or the Reorganized Debtor, as the case may be, and the holder of such Claim; or

    (B)
    over a period not exceeding six years from the date on which the underlying tax was assessed, deferred cash payments in an aggregate amount equal to the amount of the Allowed Priority Tax Claim, plus simple interest from the Effective Date on the unpaid balance of the Allowed Priority Tax Claim at the federal judgment rate; or

    (C)
    as otherwise agreed upon in writing by the holder of such Claim and the Company or the Reorganized Debtor, as the case may be.

        If payments are made under clause (B) above, the Reorganized Debtor will make these payments in equal semi-annual installments. The first installment will be due on the latest of (i) 30 days after the Effective Date and (ii) 30 days after the date on which such Priority Tax Claim becomes Allowed. Each installment will include simple interest from the Effective Date, in arrears, on the unpaid balance of the Allowed Priority Tax Claim at the federal judgment rate but will include no penalty of any kind. The Reorganized Debtor will have the right to pay any unpaid balance on an Allowed Priority Tax Claim in full at any time on or after the Effective Date without premium or penalty of any kind.

  Priority Claims—Class 1

        Class 1 consists of all Priority Claims against the Company other than Priority Tax Claims. Under the Plan, each holder of an Allowed Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim:

    (A)
    the amount of such unpaid Allowed Claim in cash, with simple interest, if any, on or before the latest of (i) as soon as reasonably practicable after the Effective Date, (ii) 30 days after the date on which such Claim becomes Allowed, (iii) the date on which such Claim becomes due and payable or (iv) a date agreed to in writing by the Company or the Reorganized Debtor, as the case may be, and the holder of such Claim; or

    (B)
    such other treatment on such other terms and conditions as may be agreed upon in writing by the holder of such Claim and the Company or Reorganized Debtor, as the case may be, or as the Bankruptcy Court may order.

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        Currently, the Company believes that there are Classified Priority Claims in the approximate amount of $0.

        Class 1 is Unimpaired and the holders of Priority Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

  Critical Creditor Claims—Class 2

        Class 2 consists of all Allowed Claims of Critical Creditors against the Company. Under the Plan, each holder of an Allowed Critical Creditor Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim:

    (A)
    payment in full in cash with interest, if any, on the later of (i) the Effective Date and (ii) the date such Claim becomes Allowed;

    (B)
    treatment such that such Claim is Reinstated; or

    (C)
    such other treatment on such other terms and conditions as may be agreed upon in writing by the holder of such Claim and the Company or the Reorganized Debtor, as the case may be, or as the Bankruptcy Court may order.

        Currently, the Company believes that there are Critical Creditor Claims in the approximate amount of $0.

        Class 2 is Unimpaired and the holders of Critical Creditor Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

  UPC Polska Note Claims (other than Telecom Owned UPC Polska Note Claims)—Class 3

        Class 3 consists of the Allowed Claims of the holder(s) of the UPC Polska Notes (other than Telecom Owned UPC Polska Note Claims). Under the Plan, each holder of an Allowed UPC Polska Note Claim other than UPC Telecom ("Third Party Holders") shall receive, in consideration for the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) on or as soon as practicable after the Effective Date, Pro Rata on account of its Claim, (i) the Cash Consideration and (ii) New UPC Polska Notes in an aggregate amount of $60,000,000 of the Reorganized Debtor and Polska Finance, as co-issuers of the New UPC Polska Notes (together with the Cash Consideration, the "Third Party Noteholder Consideration"); provided, however, in the event that, on or prior to the Effective Date, UPC or any of its direct or indirect Affiliates purchases, redeems or otherwise acquires for value any UPC Polska Notes for a consideration that is different than the Third Party Noteholder Consideration, then each of the Third Party Holders shall have the right to elect to receive such alternate consideration in respect of their UPC Polska Notes upon consummation of the Restructuring, on the same terms and conditions as those pursuant to which such other UPC Polska Notes were purchased, redeemed or otherwise acquired for value, in lieu of receiving the Third Party Noteholder Consideration for their UPC Polska Notes. The Debtor shall promptly notify each Third Party Holder of each such purchase including the amount(s) and type(s) of consideration paid in connection therewith.

        The Allowed Claims of the holders of the UPC Polska Notes (other than Telecom Owned UPC Polska Note Claims) shall be deemed Allowed in the aggregate amount of $379.0 million and shall not be subject to defense, setoff or counterclaim.

        Class 3 is Impaired, and the holders of the UPC Polska Notes (other than Telecom Owned UPC Polska Notes) are entitled to vote to accept or reject the Plan.

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  Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims—Class 4

        Class 4 consists of the Telecom Owned UPC Polska Note Claims, the Belmarken Note Claims, the Telecom Pari Passu Note Claims and the Affiliate Indebtedness Claims.

        Under the Plan, on or as soon as practicable after the Effective Date, each holder of an Allowed Class 4 Claim shall receive, Pro Rata in consideration for its Claim, (i) the Other Cash Consideration and (ii) 100% of the New UPC Polska Stock.

        Class 4 is Impaired and each holder of an Allowed Class 4 Claim is entitled to vote to accept or reject the Plan.

  General Unsecured Claims—Class 5

        Class 5 consists of all pre-petition Allowed Claims against the Company, including, without limitation, any claims of the holder of the RCI Note, other than Administrative Claims, Priority Tax Claims, Priority Claims, UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims, Affiliate Indebtedness Claims, Telecom Junior Note Claims and Critical Creditor Claims as defined herein.

        Under the Plan, on or as soon as practicable after the Effective Date, each holder of an Allowed Class 5 Claim shall receive in consideration for its Claim the amount of cash and New UPC Polska Notes issued under the New Indenture per $1,000 of claim amount of each Allowed General Unsecured Claim of the Company which is equal to the amount of Cash Consideration and New UPC Polska Notes issued under the New Indenture per $1,000 of claim amount payable to the holders of the UPC Polska Note Claims (other than the Telecom Owned UPC Polska Note Claims). The Debtor estimates that General Unsecured Claims as of the Effective Date will be approximately $[6.1] million.

        Class 5 is Impaired and the holders of the General Unsecured Claims are entitled to vote to accept or reject the Plan.

  Telecom Junior Note Claims—Class 6

        Class 6 consists of all Telecom Junior Note Claims. Under the Plan, holders of the Telecom Junior Note Claims shall not be entitled to, and shall not, receive or retain any property under the Plan on account of such Claims, and, such Telecom Junior Notes shall be cancelled on the Effective Date and will be of no further force or effect.

        Class 6 is Impaired, and the holders of Telecom Junior Note Claims are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

  Equity Interests—Class 7

        Class 7 consists of all Equity Interests in UPC Polska. Under the Plan, holders of Equity Interests shall not be entitled to, and shall not, receive or retain any property under the Plan on account of such Equity Interests, and such Equity Interests shall be cancelled on the Effective Date and will be of no further force or effect.

        Class 7 is Impaired, and the holders of Equity Interests are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

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  Means for Implementation of the Plan

  Continued Corporate Existence

        The Company shall, as the Reorganized Debtor, continue to exist after the Effective Date in accordance with applicable law of the jurisdiction in which it is organized, under its organizational documents in effect before the Effective Date, except as such documents are amended in connection with the Plan.

  Cancellation of Claims and Equity Interests

        As of the Effective Date, all Claims against, and Equity Interests in, the Company shall be cancelled and all agreements, notes, instruments, depositary shares, depositary receipts, indentures, certificates, guarantees and any other documents evidencing or relating to such Claims and Equity Interests shall be cancelled and deemed terminated and have no further force or effect, and the holders thereof shall have no rights and such notes, instruments, depositary shares, depositary receipts, indentures, certificates, guarantees and other documents shall evidence no rights, except to evidence the right to receive the Distributions, if any, to be made to holders of such Claims under the Plan.

  Cancellation of Indentures

        Subject to Section IV.D.2 of the Plan, the rights and obligations of UPC Polska and any affiliate, if any, under the Indentures shall be deemed cancelled on the Effective Date. The Indenture Trustee will serve as the Third Party Disbursing Agent in connection with distributions in respect of UPC Polska Note Claims (other than Telecom Owned UPC Polska Note Claims), in accordance with the Plan.

        Without limiting the generality of the foregoing, in accordance with the cancellation of the Indentures on the Effective Date as specified above, on the Effective Date, any and all rights of or conferred upon holders of or with respect to the UPC Polska Notes and the Company (whether such indebtedness is on account of principal, pre-petition or post-petition interest, fees, charges or otherwise), as defined in the Indentures, including any rights of subordination, priority, seniority or otherwise under the Indentures, including with respect to the property to be distributed to Persons holding UPC Polska Note Claims under the Plan, shall be similarly nullified and extinguished. The preceding sentence applies, without limitation, to all Persons holding Allowed Claims under the Plan, including the Third Party Holders.

        Notwithstanding the cancellation of the Indentures, the right of the Indenture Trustee to assert a lien against distributions to holders of the UPC Polska Notes shall survive cancellation of the Indentures, subject to the allowed fees and expenses of the Indenture Trustee.

        Cancellation of the Indentures pursuant to the Plan shall not affect the rights of the Third Party Holders to receive distributions of Third Party Noteholder Consideration in accordance with the Plan.

  Cancellation of Intercompany Loans

        Subject to Sections III.D.3 and .5 of the Plan, the rights and obligations of UPC Polska and any affiliate, if any, pursuant to the agreements documenting the Telecom Pari Passu Notes, the Belmarken Notes, and the Telecom Junior Notes (the "Intercompany Loan Agreements") shall be deemed cancelled on the Effective Date.

        Without limiting the generality of the foregoing, in accordance with the cancellation of the Intercompany Loan Agreements on the Effective Date as specified above, on the Effective Date, any and all rights of or conferred upon holders of or with respect to the Telecom Pari Passu Notes, the Belmarken Notes, the Telecom Junior Notes and the Company (whether such indebtedness is on account of principal, pre-petition or post-petition interest, fees, charges or otherwise), as defined in the Intercompany Loan Agreements, including any rights of subordination, priority, seniority or otherwise

29

under the Intercompany Loan Agreements, including with respect to the property to be distributed to Persons holding Telecom Pari Passu Note Claims, Belmarken Note Claims, or Telecom Junior Note Claims under the Plan, shall be similarly nullified and extinguished. The preceding sentence applies, without limitation, to all Persons holding Allowed Claims under the Plan, including affiliated creditors.

        Cancellation of the Intercompany Loan Agreements pursuant to the Plan shall not affect the rights of holders of Telecom Pari Passu Note Claims, Belmarken Note Claims, or Telecom Junior Note Claims to receive distributions in accordance with the Plan.

  Amendment of Organizational Documents

        A substantially final form of the Amended and Restated Certificate of Incorporation of the Reorganized Debtor (or of the Certificate of Formation of the Reorganized Debtor, if UPC Polska converts to a limited liability company on or prior to the Effective Date) is attached as Exhibit D to the Plan and includes such provisions as are necessary to satisfy the provisions of the Plan and the Bankruptcy Code.

        Similarly, the Certificate of Incorporation of Polska Finance has been filed with the Delaware Secretary of State and includes such provisions as are necessary to satisfy the provisions of the Plan and the Bankruptcy Code.

  Corporate Action

        On the Effective Date, the Reorganized Debtor shall execute and deliver, and is authorized, without any further corporate action, to execute and deliver all agreements, documents and instruments (and all exhibits, schedules and annexes thereto) contemplated by the Plan or the exhibits thereto and to take such other action as is necessary or appropriate to effectuate the transactions provided for in the Plan.

  Operations Between the Confirmation Date and the Effective Date

        The Company shall continue to operate as debtor in possession, subject to the supervision of the Bankruptcy Court, during the period from the Confirmation Date through and until the Effective Date.

  Revesting of Assets

        Except as otherwise provided in the Plan or in any agreements contemplated under the Plan, on the Effective Date all property of the Estate shall vest in the Reorganized Debtor, free and clear of all Claims, liens, encumbrances, and Equity Interests, with all such Claims, liens, encumbrances and Equity Interests being extinguished except as otherwise provided in the Plan. From and after the Effective Date, the Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise Claims or Equity Interests without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

  Approval of Agreements and Compromises

        Confirmation shall constitute approval of all other agreements, transactions and compromises contemplated by the Plan and the Confirmation Order shall so provide.

  Rights of Action

        Except as otherwise provided in the Plan, all Causes of Action shall automatically be retained and preserved and will revest in the Reorganized Debtor or its successors or assigns. Pursuant to Section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtor (as a representative of the Estate)

30

or its successors or assigns shall retain and have the exclusive right to enforce and prosecute such Causes of Action against any Person, that arose before the Effective Date, other than those expressly released or compromised as part of or pursuant to the Plan.

  Operation and Management of the Reorganized Debtor

  Post-Effective Date Operation of Business

        From and after the Effective Date, the Reorganized Debtor will continue to exist and engage in business, in accordance with the applicable law in the jurisdiction in which it is incorporated and pursuant to its organizational documents as amended pursuant to the Plan.

  Post-Effective Date Directors and Officers of the Company

        As of the Effective Date, UPC Polska's then-current Board will remain in place. The List of Maintained Board Members, including their respective background and qualifications, is attached as Exhibit C to the Plan.

        The membership of the Board shall be subject to an election at the annual meeting of the Reorganized Debtor in the year 2004.

  Provisions Governing Distributions Under the Plan

  General

        The Company, through the Disbursing Agent, shall make all Distributions required by the Plan. Furthermore, the Company and the Disbursing Agent are authorized to make distributions required in connection with consummation of the Restructuring. Distributions may be made from time to time in the reasonable discretion of the Disbursing Agent. Notwithstanding any other provision in the Plan, no Distributions shall be made to a holder of a Claim unless and until such Claim is an Allowed Claim.

  Delivery of Distributions

        Subject to U.S. Bankruptcy Rule 9010, Distributions to holders of Allowed Claims shall be made by the Disbursing Agent (a) at the address set forth on the respective proofs of Claim filed by such holders of Allowed Claims; (b) at the address set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim; (c) at the address reflected in the Schedules if no proof of Claim is filed and the Disbursing Agent has not received a written notice of a change of address; and (d) with respect to holders of UPC Polska Note Claims at the last known address of record holders of such UPC Polska Note Claims as of the Distribution Notification Date, as determined by the Indenture Trustee. If any holder's Distribution is returned as undeliverable, no further Distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address. All Distributions pursuant to the Plan shall be at the Reorganized Debtor's expense.

  Disbursing Agent

        The Reorganized Debtor or any entity or entities employed by the Reorganized Debtor in its sole discretion to act as Disbursing Agent ("Third Party Disbursing Agent") shall act as Disbursing Agent under the Plan and, unless otherwise specified, shall make all distributions required under the Plan. The Indenture Trustee will serve as the Third Party Disbursing Agent in connection with distributions in respect of UPC Polska Note Claims (other than Telecom Owned UPC Polska Note Claims), in accordance with the Plan.

        The Disbursing Agent (including the Indenture Trustee when it is authorized to act as Third Party Disbursing Agent) may employ or contract with other entities to assist in or perform the distribution of

31

property under the Plan. Unless otherwise determined by the Reorganized Debtor in its sole discretion, the Disbursing Agent shall serve without bond. The Third Party Disbursing Agent, if any, shall receive from the Reorganized Debtor, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services on terms agreed to by the Reorganized Debtor.

  Distribution Notification Date

        As of the close of business on the Distribution Notification Date, all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of the Telecom Notes, the Belmarken Notes, the UPC Polska Notes and the Equity Interests will be closed and, for purposes of the Plan, there shall be no further changes in the record holders of the UPC Telecom Notes, the Belmarken Notes, the UPC Polska Notes or the Equity Interests. The Disbursing Agent shall have no obligation to recognize the transfer of any Belmarken Notes, UPC Polska Notes, or UPC Telecom Notes occurring after the Distribution Notification Date, and will be entitled for all purposes to recognize and deal only with those holders of the UPC Telecom Notes, Belmarken Notes, or UPC Polska Notes as of the close of business on the Distribution Notification Date, as reflected on such ledgers, books, registers or records.

  Disputed Distributions

        If any dispute arises as to the identity of any holder of an Allowed Claim who is to receive a Distribution, the Disbursing Agent shall, in lieu of making such Distribution to such holder, delay such Distribution until the disposition thereof shall be determined by Final Order of the Bankruptcy Court or by written agreement among the interested parties to such dispute.

  Distributions of Cash

        The cash to fund the initial cash distribution under the Plan is expected to come from the Company and its subsidiaries. Cash payments made pursuant to the Plan shall be in U.S. dollars on checks drawn on a domestic bank selected by the Reorganized Debtor or, at the option of the Reorganized Debtor, by wire transfer from a domestic bank; provided, however, that payments made to foreign creditors holding Allowed Claims may be paid, at the option of the Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

  Unclaimed Distributions

        Any holder of an Allowed Claim that does not assert a claim in writing for an undeliverable distribution held by the Disbursing Agent or the Third Party Disbursing Agent within one year after the Effective Date shall no longer have any claim to or interest in such undeliverable distribution, and shall be forever barred from receiving any distributions under the Plan, or from the Company, Polska Finance, the Reorganized Debtor, the Estate or their respective property. In any such case, any property held for distribution on account of such Claims shall be retained by the Reorganized Debtor or returned to the Reorganized Debtor if in possession of the Third Party Disbursing Agent and shall be the property of the Reorganized Debtor, free from any restrictions thereon. Nothing contained in the Plan shall require the Company, the Reorganized Debtor, Polska Finance or the Disbursing Agent or the Third Party Disbursing Agent to attempt to locate any holder of an Allowed Claim.

        Therefore, any holder of an Allowed Claim that does not assert a claim for an undeliverable distribution within one year after the Effective Date will have any claim for such undeliverable distribution discharged with respect thereto and forever will be barred from asserting any such Allowed Claim against the Company, the Estate, the Reorganized Debtor, Polska Finance or their respective property.

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  Compliance with Tax Requirements

        The Disbursing Agent shall comply with all withholding and reporting requirements imposed on it by governmental units, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements, if any.

  Setoffs

        Notwithstanding anything to the contrary contained in the Plan (except as provided in Sections VI.B and VI.C of the Plan), to the extent permitted under applicable law with respect to an Allowed Claim or Allowed Equity Interest, the Reorganized Debtor may, but shall not be required to, set off, recoup, assert counterclaims or withhold against any Allowed Claim or Allowed Equity Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Allowed Equity Interest, claims of any nature that the Company, the Estate, or the Reorganized Debtor may have against the holder of such Allowed Claim or Allowed Equity Interest; provided, however, that neither the failure to effect such a setoff or recoupment, nor the allowance of any Claim against or Equity Interest in the Company or the Reorganized Debtor, nor any partial or full payment during the Chapter 11 Case or after the Effective Date in respect of any Allowed Claim or Allowed Equity Interest, shall constitute a waiver or release by the Company, the Estate or the Reorganized Debtor of any claim that they may possess against such holder.

  Treatment of Executory Contracts and Unexpired Leases; Indemnification Obligations; Benefit Programs

  General

        On the Effective Date, all of the executory contracts and unexpired leases that exist between the Company and any Person which (a) have not expired or terminated pursuant to their own terms, (b) have not previously been assumed, assumed and assigned, or rejected pursuant to an order of the Bankruptcy Court on or prior to the Confirmation Date or (c) are not the subject of pending motions to assume, assume and assign, or reject as of the Confirmation Date, will be (i) deemed assumed if listed on the Schedule of Assumed Contracts or (ii) deemed rejected if listed on the Schedule of Rejected Contracts; provided, however, that any executory contracts or unexpired leases which are omitted from both the Schedule of Assumed Contracts and the Schedule of Rejected Contracts are assumed as of the Effective Date, all in accordance with the provisions and requirements of Section 365 of the Bankruptcy Code; provided, however, that the Company shall have the right, at any time prior to the Confirmation Date, to amend the Schedule of Assumed Contracts and the Schedule of Rejected Contracts upon notice to the counterparty to a contract or lease to delete any executory contract or unexpired lease listed therein or to add any executory contract or unexpired lease thereto.

        The Confirmation Order (except as otherwise provided therein) shall constitute an order of the Bankruptcy Court pursuant to Section 365 of the Bankruptcy Code, effective as of the Effective Date, approving such assumptions and rejections, as applicable. Each contract and lease assumed or rejected, as the case may be, pursuant to Section III.F. of the Plan shall be assumed or rejected, as the case may be, only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Assumption or rejection, as the case may be, of a contract or lease pursuant to Section III.F. of the Plan shall not constitute an admission by the Company or the Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that the Company or the Reorganized Debtor has any liability thereunder. All executory contracts and unexpired leases that are assumed will be assumed under their present terms or upon such terms as are agreed to between the Company and the other party to the executory contract or unexpired lease.

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  Cure of Defaults for Assumed Contracts and Leases

        Other than the General Services Agreement, dated August 1, 1999, (the indebtedness under which constitutes Affiliate Indebtedness), the Company does not believe that it presently is in default under any of the executory contracts or unexpired leases set forth on the Schedule of Assumed Agreements. Accordingly, the Schedule of Assumed Agreements does not identify any amounts that the Reorganized Debtor believes sections 365(b)(1)(A) or (B) of the Bankruptcy Code require that the Reorganized Debtor pay in order to cure defaults under the executory contracts and unexpired leases to be assumed under the Plan. The Company will file an amended Schedule of Assumed Agreements not later than 21 days before the Confirmation Date, setting forth any cure amounts under the executory contracts and unexpired leases to be assumed under Section III.F.1.a of the Plan. The Plan reserves the right of the Company to further amend the Schedule of Assumed Agreements, including to modify the cure amounts.

        As required by Bankruptcy Code section 365(b)(1), any and all monetary defaults under each executory contract and unexpired lease to be assumed under the Plan will be satisfied in one of the following two ways: (a) the Disbursing Agent will pay to the non-debtor party to the executory contract or unexpired lease the default amount, as set forth on the Schedule of Assumed Agreements, in cash as soon as reasonably practicable on or after the Effective Date; or (b) the Disbursing Agent will satisfy any other terms that are agreed to by both the Debtor and the non-debtor party to an executory contract or unexpired lease that will be assumed.

        If, however, a dispute arises regarding: (a) the amount of any proposed cure payments; (b) whether the Company has provided adequate assurance of future performance under an executory contract or unexpired lease to be assumed; or (c) any other matter pertaining to a proposed assumption, the proposed cure payments will be made (i) on the later of 30 days after entry of a Final Order resolving the dispute and approving the assumption or sixty (60) days after the Effective Date or (ii) as otherwise agreed between the parties to such executory contract or unexpired lease.

  Resolution of Objections to Assumption of Executory Contracts and Unexpired Leases; Cure Payments

        Any Person who is a party to an executory contract or unexpired lease that will be assumed under the Plan and who either contends that the proposed cure payment specified on the Schedule of Assumed Agreements is incorrect or otherwise objects to the contemplated assumption must file with the Court and serve upon the Company and its counsel a written statement and supporting declaration stating the basis for its objection. This statement and declaration must be filed and served by the later of: (a) 21 days before the Confirmation Hearing Date; or (b) five days after the Company files and serves the Schedule of Assumed Agreements or any amendments to the Schedule of Assumed Agreements (only with respect to an executory contract or unexpired lease affected by such an amendment). Any Person who fails to timely file and serve such a statement and declaration will be deemed to waive any and all objections to both the proposed assumption and the proposed cure amount. To the extent that any objections to the assumption of a contract or lease are timely filed and served and such objections are not resolved between the Debtor and the objecting party, the Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined. To the extent the dispute only relates to the proposed cure amount, the resolution of such dispute shall not affect the Debtor's assumption of the contracts or leases that are the subject of such a dispute, but rather shall affect only the "cure" amount the Debtor must pay in order to assume such contract or lease. Notwithstanding the foregoing, if the Debtor in its discretion determines that the amount asserted to be the necessary "cure" amount would, if ordered by the Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtor may elect to (i) reject the contract or lease pursuant to Section III.F.2 of the Plan or (ii) request an expedited hearing on the resolution of the "cure" dispute, exclude assumption or rejection of the contract or lease from the scope of the

34

Confirmation Order, and retain the right to reject the contract or lease pursuant to Section III.F.2 of the Plan pending the outcome of such dispute.

  Claims for Rejection Damages

        Any Rejection Damage Claim or other Claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be filed with the Court and served upon the Reorganized Debtor and the Reorganized Debtor's counsel within 30 days after the earlier of the mailing of notice of confirmation or the service of other notice that the executory contract or unexpired lease has been rejected. Any such damage Claims that are not timely filed and served will be forever barred and unenforceable against the Estate, the Reorganized Debtor and their respective property, and Persons holding these Claims will be barred from receiving any distributions under the Plan on account of their Rejection Damage Claims or other Claims.

  Contracts and Unexpired Leases Entered Into and Other Obligations Incurred After the Petition Date

        Except as expressly provided in the Plan or the Confirmation Order or any Final Order of the Bankruptcy Court, all contracts, leases and other agreements that the Company enters into after the Petition Date which agreements have not been terminated in accordance with their terms or been otherwise terminated on or before the Confirmation Date will remain in full force and effect after the Confirmation Date and the Effective Date.

  Indemnification Obligations

        To the extent not inconsistent with the Plan, on the Effective Date, the Reorganized Debtor will be deemed to assume all indemnification obligations under applicable certificates of incorporation, bylaws, written agreements, and statutes with respect to all present and future actions, suits, and proceedings against the Company's directors and officers based upon any act or omission related to service with, for, or on behalf of the Company whether that act or omission occurred before or after the Petition Date or while the Chapter 11 Case was pending before the Bankruptcy Court. These obligations will not be discharged or impaired by the Plan's confirmation or consummation, and they will survive confirmation unaffected by the contemplated reorganization except to the extent any such obligation has been released, discharged or modified pursuant to the Plan.

  Benefit Programs

        Notwithstanding anything to the contrary contained in the Plan, nothing in the Plan shall adversely affect the payment of any "retiree benefits" (as such term is defined in Section 1114(a) of the Bankruptcy Code) to the extent required by Section 1129(a)(13) of the Bankruptcy Code.

  Resolution of Disputed Claims

  Objections to and Resolution of Claims, Administrative Claims and Equity Interests

        Unless otherwise ordered by the Bankruptcy Court, the Company or the Reorganized Debtor shall file all objections to Claims (including Administrative Claims) that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowance of compensation and reimbursement of expenses under Sections 330 and 503 of the Bankruptcy Code) or Equity Interests and serve such objections upon the holder as to which the objection is made as soon as is practicable, but, with respect to Claims (other than Administrative Claims) and Equity Interests, in no event later than the date that is the later of (i) six (6) months after the Effective Date or (ii) six (6) months after the date on which the proof of Claim or Equity Interest has been filed, or, in either case, such later date as may be approved by the Bankruptcy Court upon request made before or after expiration of such applicable objection period. All objections shall be litigated to Final Order; provided, however, that commencing on the Effective Date the Reorganized Debtor shall have the authority to compromise, settle or otherwise resolve any objections without any requirement of approval by the Bankruptcy Court.

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  Estimation of Claims

        The Company or the Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether or not the Company or the Reorganized Debtor has previously objected to such Claim or the Bankruptcy Court has previously ruled on any such objection. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court; provided, however, that commencing on the Effective Date the Reorganized Debtor may compromise, settle or resolve any such Claims without further approval of the Bankruptcy Court.

  Distributions Withheld for Disputed Unsecured Claims

        Notwithstanding any other provision of the Plan, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim unless and until some portion thereof has become an Allowed Claim.

        On each applicable Distribution Date, the Disbursing Agent shall reserve for the benefit of holders of Disputed Claims (the "Reserve") the distributions to which the holders of Disputed Claims as of such Distribution Date would be entitled under the Plan if such Disputed Claims were Allowed Claims in the amounts of their Disputed Claims, as if the holders thereof had received such distributions on the Initial Distribution Date. Such amounts shall be determined by reference to the aggregate Face Amount of all Disputed Claims as of such date. The Disbursing Agent shall maintain a register of all Disputed Claims, the amounts upon which to base reserves for such Disputed Claims and the amount of cash and/or the number of New UPC Polska Notes to which the holders of the Disputed Claims would be entitled if such Disputed Claims were Allowed Claims.

        The holder of a Disputed Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive Distributions previously reserved on account of such Claim in the Reserve as soon as reasonably practicable following the allowance of any such Claim. Notwithstanding the preceding sentence, none of the Company, the Reorganized Debtor, Polska Finance, and the Disbursing Agent will be required to make a Distribution to any holder of a Disputed Claim upon resolution of such holder's Disputed Claim until the aggregate Distribution to be made is equal to or greater than $250,000 in cash or $250,000 in principal amount of New UPC Polska Notes, as applicable. However, if the aggregate Distribution that would be required to be made to the holders of all remaining Disputed Claims if all of those remaining Disputed Claims were to become Allowed Claims, as the case may be, could not exceed either $250,000 in cash or $250,000 in principal amount of New UPC Polska Notes, the Company, the Reorganized Debtor, Polska Finance, or the Disbursing Agent will make such Distributions to the holders of Disputed Claims as soon as reasonably practicable after each Disputed Claim is Allowed. Such Distributions shall be made in accordance with the Plan based upon the Distributions that would have been made to such holder under the Plan if the Disputed Claim had been an Allowed Claim, on or prior to the Effective Date.

        Upon any Disputed Claim becoming a Disallowed Claim, in whole or in part, the Property, if any, reserved for the payment of or distribution on the Disallowed portion of such Disputed Claim (i) if in the form of cash, shall revest in the Reorganized Debtor and no longer be subject to distribution to creditors or (ii) if in the form of New UPC Polska Notes, shall be cancelled.

  Condition Precedent to Confirmation.

        Confirmation is subject to the following condition precedent:

  a.
  The Confirmation Order shall be in form and substance reasonably acceptable to the Company, the UPC Entities and the Majority-in-Interest of the Holders; provided that none

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    of the UPC Entities or the Majority-in-Interest of the Holders may request that the Confirmation Order contain a provision that is inconsistent with any of the provisions of the Restructuring Agreement.

  Conditions Precedent to Consummation.

        The Plan shall be consummated and the Effective Date shall occur if and only if the following conditions shall have occurred or shall have been duly waived (if waivable) pursuant to Section IV.V. of the Plan:

  a.
  the Confirmation Order shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction and shall have become a Final Order;

  b.
  all documents and agreements required to be executed or delivered under the Plan or the Restructuring Agreement on or prior to the Effective Date shall have been executed and delivered by the parties thereto;

  c.
  the Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Debtor and the Reorganized Debtor to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with the Plan;

  d.
  the Amended and Restated Certificate of Incorporation of the Reorganized Debtor (or the Certificate of Formation of the Reorganized Debtor, if UPC Polska converts to a limited liability company on or prior to the Effective Date) shall have been filed with the applicable authority of the jurisdiction of incorporation or organization in accordance with such jurisdiction's applicable law;

  e.
  all authorizations, consents and regulatory approvals required, if any, in order to consummate the Plan shall have been obtained;

  f.
  no order of a court shall have been entered and shall remain in effect restraining the Debtor from consummating the Plan;

  g.
  the New UPC Polska Notes shall have been accepted for listing on The PORTAL Market; and

  h.
  the New UPC Polska Notes shall have obtained a rating by either Standard and Poor's Ratings Group or Moody's Investors Service, Inc.

  Waiver of Conditions to Consummation

        The requirement that the conditions to the occurrence of the Effective Date, as specified in Section IV.U of the Plan, be satisfied may be waived in whole or in part, and the time within which any such conditions must be satisfied may be extended, by the written consent of UPC Polska and the UPC Entities and, to the extent required by the Restructuring Agreement, the written consent of the Majority-in-Interest of the Holders. To be effective, such written waiver or extension must be filed with the Court. The failure to satisfy or waive any of such conditions may be asserted by the Company regardless of the circumstances giving rise to the failure of such condition to be satisfied, including any action or inaction by the Company. The failure of the Company to exercise any of the foregoing rights shall not be deemed a waiver of such rights or any other rights and each such right shall be deemed ongoing and assertable at any time.

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  Legal Effect of Confirmation of the Plan

  Discharge

        The rights afforded in the Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Company, the Reorganized Debtor, the Estate, or any of their property. Except as otherwise provided in the Plan or the Confirmation Order: (a) on the Effective Date, the Company, the Reorganized Debtor, the Estate, and their property shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Equity Interests, including, but not limited to, demands, liabilities, Claims, and Equity Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, regardless of whether or not (i) a proof of Claim or proof of Equity Interest based on such debt or Equity Interest is filed or deemed filed, (ii) a Claim or Equity Interest based on such debt or Equity Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (iii) the holder of a Claim or Equity Interest based on such debt or Equity Interest has or has not accepted the Plan; and (b) all Persons shall be precluded from asserting against the Company, the Reorganized Debtor, the Estate, and their property any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

        Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Company and termination of all Equity Interests, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against the Company obtained at any time to the extent that it relates to a discharged or terminated Claim or Equity Interest.

  Injunction

        Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold, or may hold a debt, Claim, or Equity Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim, or Equity Interest: (a) commencing or continuing in any manner any action or other proceeding against the Company, the Reorganized Debtor, the Estate, or their property; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Company, the Reorganized Debtor, the Estate, or their property; (c) creating, perfecting, or enforcing any lien or encumbrance against the Company, the Reorganized Debtor, the Estate, or their property; (d) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to the Company, the Reorganized Debtor, the Estate, or their property; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

  Exculpation

        None of the UPC Entities, New UPC, UPC, UPC Polska, Polska Finance, UGC, the Indenture Trustee, any member of the Creditors Committee for actions taken in its capacity as a member of the Creditors Committee, any Majority Noteholder, any holder of UPC Polska Notes, Belmarken Notes, UPC Telecom Notes, Affiliate Indebtedness, UPC Polska Equity, or any of the foregoing's respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives,

38

employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, or any of their respective property, shall have or incur any liability to any holder of a Claim or an Equity Interest, or any other party in interest, or any of their respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for (i) their gross negligence or willful misconduct, (ii) solely in the case of attorneys, to the extent that such exculpation would violate any applicable professional disciplinary rules, including Disciplinary Rule 6-102 of the New York Code of Professional Conduct and (iii) solely in the case of UPC Polska, the UPC Entities, or any Majority Noteholder, any liability for failure to comply with, or breach of such Person's obligations under, the Plan or the Restructuring Agreement, and in all respects UPC Polska, the UPC Entities and the Majority Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the Restructuring Agreement.

        Notwithstanding any other provision of the Plan, no holder of a claim or interest, no other party in interest, none of their respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, shall have any right of action, demand, suit or proceeding against, the UPC Entities, Polska Finance, UPC Polska, UGC, New UPC, UPC, the Indenture Trustee, each member of the Creditors Committee for actions taken in its capacity as a member of the Creditors Committee, each Majority Noteholder, each holder of UPC Polska Notes, Belmarken Notes, Affiliate Indebtedness, UPC Polska Equity, UPC Telecom Notes, or any of the foregoing's respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to or arising out of, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan, or the property to be distributed under the Plan, except (i) for their gross negligence or willful misconduct, (ii) solely in the case of attorneys, to the extent that such exculpation would violate any applicable professional disciplinary rules, including Disciplinary Rule 6-102 of the New York Code of Professional Conduct and (iii) solely in the case of the UPC Entities, UPC Polska, Polska Finance, or any Majority Noteholder, for failure to comply with, or breach of such Person's obligations under, the Plan or the Restructuring Agreement, provided, however, that no Majority Noteholder shall be liable to any person other than the UPC Entities, UPC Polska, and/or Polska Finance for any such failure or breach, and in all respects UPC Polska, the UPC Entities and the Majority Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the Restructuring Agreement.

  Releases

        Effective on the Confirmation Date, but subject to the occurrence of the Effective Date, the UPC Entities, UPC Polska, Polska Finance, UPC, New UPC, UGC, the Indenture Trustee, each member of the Creditors Committee for actions taken in its capacity as a member of the Creditors Committee, each Majority Noteholder, each holder of UPC Polska Notes, UPC Telecom Notes, Belmarken Notes, UPC Polska Equity, Affiliate Indebtedness and each of the foregoing's respective officers, directors, Affiliates, Subsidiaries, stockholders, partners, members, managers, representatives, employees, attorneys, financial advisors, accountants and agents, and any of their respective successors and assigns, and their respective property, shall be released from any and all claims, obligations, rights, causes of action, chooses in action, demands, suits, proceedings and liabilities which UPC Polska or any holder of

39

a Claim against, or Equity Interest in, UPC Polska or its bankruptcy estate may be entitled to assert, whether for fraud, tort, contract, violations of applicable securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, based in whole or in part upon any act, omission, transaction, state of facts, circumstances or other occurrence or failure of an event to occur, taking place before the Confirmation Date and in any way relating to the UPC Entities, UPC, UGC, New UPC, Polska Finance, each Majority Noteholder, UPC Polska, the issuance, purchase or sale of the Belmarken Notes, UPC Polska Notes, UPC Telecom Notes, Affiliate Indebtedness, UPC Polska Equity, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or administration of the Plan or the property to be distributed under the Plan; provided, however, that nothing herein shall release any Person from any claims, obligations, rights, causes of action, chooses in action, demands, suits, proceedings or liabilities based upon any act or omission arising out of such Person's gross negligence or willful misconduct; provided further, that nothing herein shall release UPC Polska, Polska Finance, the UPC Entities or any Majority Noteholder from any claims, obligations, rights, causes of action, chooses in action, demands, suits, proceedings or liabilities based upon such Person's failure to comply, in all respects, with, or breach of such Person's obligations under, the Plan or the Restructuring Agreement. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, all holders of Belmarken Notes, UPC Polska Notes, UPC Telecom Notes, Affiliate Indebtedness and UPC Polska Equity, shall be deemed to release, and shall be permanently enjoined from bringing, maintaining, facilitating or assisting any action, demand, suit or proceeding against, UGC, the UPC Entities, New UPC, UPC, UPC Polska, Polska Finance, each member of the Creditors Committee for actions taken in its capacity as a member of the Creditors Committee, the Indenture Trustee, and their respective officers, directors, Subsidiaries, Affiliates, members, managers, representatives, employees, attorneys, stockholders, partners, accountants, financial advisors and agents, or any of their respective successors and assigns, and their respective property, in respect of any claims, obligations, rights, causes of action, demands, suits, proceedings and liabilities related to, or arising from, any and all claims or interests arising under, in connection with, or related to the Belmarken Notes, the UPC Polska Notes, the UPC Telecom Notes, Affiliate Indebtedness, or the UPC Polska Equity, or the issuance, purchase, or sale of any thereof, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or administration of the Plan or the property to be distributed under the Plan.

        Nothing in the Plan shall effect a release in favor of any released party from any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or (iii) any criminal laws of the United States, any state, city or municipality; nor shall anything in the Plan enjoin the United States government or any state, city or municipality, as applicable, from bringing any claim, suit, action or other proceeding against any released party for any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or (iii) any criminal laws of the United States, any state, city or municipality; provided, however, that this paragraph shall in no way affect or limit the discharge granted to UPC Polska under Chapter 11 of the Bankruptcy Code and pursuant to the Plan.

        Solely in the case of attorneys, nothing in the Plan shall effect a release from any liability arising under any applicable professional disciplinary rule, including Disciplinary Rule 6-102 of the New York Code of Professional Conduct.

  Binding Effect of Plan

        The provisions of the Plan shall be binding upon and inure to the benefit of the Company, the Estate, the Reorganized Debtor, any holder of any Claim or Equity Interest treated herein or any

40

Person named or referred to in the Plan, the Indenture Trustee and each of their respective heirs, executors, administrators, representatives, predecessors, successors, assigns, agents, officers and directors, and, to the fullest extent permitted under the Bankruptcy Code and other applicable law, each other Person affected by the Plan.

  Term of Injunctions or Stays

        Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Sections 105(a) or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

  Preservation of Insurance

        Except as necessary to be consistent with the Plan, the Plan and the discharge provided in the Plan shall not diminish or impair (A) the enforceability of insurance policies that may cover Claims against the Company or any other Person or (B) the continuation of any workers' compensation programs in effect, including any self-insurance programs.

  Waiver of Subordination Rights

        Any distributions under the Plan shall be received and retained free of and from any obligations to hold or transfer the same to any other creditor, and shall not be subject to levy, garnishment, attachment or other legal process by any holder by reason of claimed contractual subordination rights, and the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to Property distributed under the Plan, in each case other than as provided under the Plan.

  No Successor Liability

        Except as otherwise expressly provided in the Plan, the Company and the Reorganized Debtor do not, pursuant to the Plan or otherwise, assume, agree to perform, pay, or indemnify Creditors or otherwise have any responsibilities for any liabilities or obligations of the Company relating to or arising out of the operations or assets of the Company, whether arising prior to, on, or after the Confirmation Date. The Reorganized Debtor is not, and shall not be, a successor to the Company by reason of any theory of law or equity, and shall not have any successor or transferee liability of any kind or character, except that the Reorganized Debtor shall assume the obligations specified therefor in the Plan and the Confirmation Order.

  Retention of Jurisdiction

  Continuing Jurisdiction of Bankruptcy Court

        Notwithstanding confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain after the Effective Date jurisdiction of all matters arising out of, arising in or related to, the Chapter 11 Case to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

          1.     Allow, disallow, determine, liquidate, classify, establish the priority or secured or unsecured status of, estimate, or limit any Claim, Equity Interest, or Administrative Claim;

          2.     Grant or deny any and all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

41

          3.     Resolve any motions pending on the Effective Date to assume, assume and assign, or reject any executory contract or unexpired lease to which the Company is a party or with respect to which the Company may be liable and to hear, determine and, if necessary, liquidate, any and all Claims arising therefrom;

          4.     Ensure that Distributions to holders of Allowed Claims and Allowed Equity Interests, including but not limited to Administrative Claims, are accomplished pursuant to the provisions of the Plan and resolve any issues relating to distributions;

          5.     Resolve any and all applications, motions, adversary proceedings, and other matters involving the Company that may be pending on the Effective Date;

          6.     Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents entered into in connection with the Plan;

          7.     Resolve any and all controversies, suits, or issues that may arise in connection with the consummation, interpretation, or enforcement of the Plan or the Confirmation Order or any Person's rights or obligations in connection with the Plan, including disputes arising under documents or agreements executed in connection with the Plan;

          8.     Modify the Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code, or modify the Disclosure Statement or any contract, instrument, release, or other agreement or document created in connection with the Plan or Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any order of the Court, the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan or Disclosure Statement, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

          9.     Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan;

          10.   Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

          11.   Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Confirmation Order or the Disclosure Statement;

          12.   Enter an order closing the Chapter 11 Case; and

          13.   Hear and determine any motions, applications, adversary proceedings, contested matters and other litigated matters pending on, filed or commenced after the Effective Date, including proceedings with respect to the rights of the Debtor to recover Property under Sections 542, 543, 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code or to otherwise collect to recover on account of any claim or cause of action that the Debtor may have.

        If the Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter, the applicable section of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

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  Other Provisions

  Modification of the Plan

        Subject to the terms of Sections 3.2, 3.3 and 4.2(b) of the Restructuring Agreement, the Company may, with the written consent of the UPC Entities and, to the extent required by the Restructuring Agreement, the written consent of the Majority-in-Interest of the Holders, make such changes and modifications to the Plan as the Company, in its reasonable discretion deems necessary and appropriate and to the extent permissible under the Bankruptcy Code in order to have the Plan confirmed by the Bankruptcy Court.

  Severability of Plan Provisions

        If, prior to confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. Provided, however, that the two preceding sentences shall not be applicable if the absence of any such invalid, void or unenforceable provision would cause any Majority Noteholder to receive less than the Third Party Noteholder Consideration in exchange for its Allowed UPC Polska Note Claims. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may or may not have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms. The Company reserves the right not to proceed with confirmation or consummation of the Plan if any such ruling occurs.

  Payment of Statutory Fees

        All U.S. Trustee's Fee Claims, as determined, if necessary, by the Bankruptcy Court, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date, but before the closing of the Chapter 11 Case, shall be paid by the Reorganized Debtor.

  Dissolution of Committees

        On the Effective Date, any Committee shall be automatically dissolved and all members, Professionals and agents of such Committee shall be deemed released of their duties, responsibilities and obligations, and shall be without further duties, responsibilities and authority in connection with the Company, the Chapter 11 Case, the Plan or its implementation.

  Entire Agreement

        Upon consummation of the Plan, the Plan and the documents executed and delivered on the Effective Date and in consummation of the Plan and the Confirmation Order, shall be deemed to set forth the entire agreement and undertakings relating to the subject matter thereof and shall supersede all prior discussions and documents related thereto, including the Restructuring Agreement. The Company shall not be bound thereafter by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter of the Restructuring Agreement, other than as expressly provided for therein or as may hereafter be agreed to by the parties to the Restructuring Agreement in writing.

43

  Application for Professional Fee Claims

        Final applications for compensation for services rendered and reimbursement of expenses incurred by Professionals (a) from the later of the Petition Date or the date on which retention was approved through the Effective Date or (b) pursuant to Section 503(b)(4) of the Bankruptcy Code, shall be filed no later than sixty (60) days after the Effective Date or such later date as the Bankruptcy Court approves, and shall be served on (i) counsel to the Company at the address set forth in Section VIII.E of the Plan, (ii) the Majority Noteholders at the address set forth in Section VIII.E of the Plan, (iii) counsel to the UPC Entities at the address set forth in Section VIII.E of the Plan, (iv) counsel to Polska Finance at the address set forth in Section VIII.E of the Plan and (v) the Office of the United States Trustee at the address set forth in Section VIII.E of the Plan. Any objections to an application for the payment of Professional Claims must be filed and served on the Reorganized Debtor and the requesting Professional no later than twenty-five (25) days (or such longer period as may be granted by order of the Bankruptcy Court) after the date on which such application was served. Applications that are not timely filed will not be considered by the Bankruptcy Court. The Reorganized Debtor may pay any Professional fees and expenses incurred after the Effective Date without any application to the Bankruptcy Court.

  Payment of Advisors' Fees

        The Company has paid or upon the Effective Date will pay the reasonable fees and expenses for legal services of Cahill Gordon & Reindel LLP, counsel to the Majority Noteholders in connection with the preparation, negotiation and execution of the Restructuring Agreement and the Plan until they ceased representing the Majority Noteholders. The Company shall pay the reasonable fees and expenses for services of financial advisors and legal services of attorneys for the UPC Entities in connection with the preparation, negotiation, execution and performance of the Restructuring and any of the transactions contemplated by the Restructuring Agreement or the Plan. All such fees that arise after the Effective Date shall be paid by the Reorganized Debtor.

Voting on, and Confirmation of, the Plan

  Overview of Voting in Chapter 11

        In Chapter 11, the right to vote on a plan of reorganization is determined by the treatment that a particular holder of a claim or equity interest receives under the plan. If the holder of a claim or equity interest is unimpaired under a plan, the holder is deemed to accept the plan and it is therefore unnecessary to solicit such holder's vote on the plan. Similarly, it is not necessary to solicit a vote from a holder of a claim or equity interest who is not entitled to receive or retain any property under a plan because such holder is deemed to reject the plan under the Bankruptcy Code. However, if an impaired holder of a claim or equity interest is entitled to receive property under the plan, then such holder is not deemed to automatically accept or reject the plan and is entitled to vote thereon.

        Chapter 11 of the Bankruptcy Code, however, does not require each holder of a claim or equity interest in a voting class to vote in favor of a plan of reorganization in order for a bankruptcy court to confirm the plan. Instead, acceptance or rejection of a plan is determined based on whether classes of claims or equity interests vote to accept or reject the plan. In order for a plan to be confirmed (a) absent a "cramdown" (as discussed below), each class of claims or interests must either (i) be unimpaired under the plan or (ii) vote to accept the plan and (b) at least one class of claims that is impaired must vote to accept the plan, determined without including any acceptance of the plan by any

44

insider in such class of impaired claims. In turn, in order for a particular class to accept a plan, acceptances must be received:

  •
  if such class is a class of claims against a debtor, from the holders of claims constituting at least two-thirds (2/3) in dollar amount of the allowed claims actually voted in such class and more than one-half (1/2) in number of the allowed claims actually voted in such class, or

  •
  if such class is a class of equity interests in a debtor, from the holders of at least two-thirds (2/3) in amount of the allowed equity interests actually voted in such class.

  Parties Entitled to Vote on the Plan

  Unimpaired Classes

        Class 1 (Priority Claims) and Class 2 (Critical Creditor Claims) are not impaired under the Plan and, pursuant to Section 1126(f) of the Bankruptcy Code, are conclusively deemed to have accepted the Plan without the necessity of a solicitation of the members of such Class.

  Non-Voting Impaired Classes

        Class 6 (Telecom Junior Note Claims) and Class 7 (UPC Polska Equity Interests) are deemed to reject the Plan without the necessity of a solicitation of the members of such Classes pursuant to Section 1126(g) of the Bankruptcy Code because the holders in such Classes will not receive or retain any property under the Plan.

  Voting Impaired Classes

        Class 3 (UPC Polska Note Claims other than Telecom Owned UPC Polska Note Claims), Class 4 (Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims) and Class 5 (General Unsecured Claims) are the only Impaired Classes under the Plan from whom the Company believes the solicitation of acceptances is required. As discussed above, Section 1129(a)(10) of the Bankruptcy Code provides that if any classes of claims are impaired under a plan, the plan cannot be confirmed unless at least one such impaired class of claims has voted to accept the plan (without counting any acceptances of the plan by any Insiders, as defined in Section 101(31) of the Bankruptcy Code, in such class). Because Class 3 (UPC Polska Note Claims other than Telecom Owned UPC Polska Note Claims), Class 4 (Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims) and Class 5 (General Unsecured Claims) are the only Impaired Classes of Claims under the Plan, the affirmative vote of the holders of at least one such Class of Claims (without counting any acceptances of the Plan by any Insiders in such Class) is necessary for confirmation of the Plan. However, because Class 4 (Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims) is comprised solely of Insiders (as that term is defined in the Bankruptcy Code), approval of the Plan by this Class cannot count towards the satisfaction of this requirement. Thus, the affirmative vote of either Class 3 (UPC Polska Note Claims other than Telecom Owned UPC Polska Note Claims) or Class 5 (General Unsecured Claims) (in either case, without counting any acceptances of the Plan by any Insiders in such Class) is required for confirmation of the Plan.

  Voting Procedures

        Each Voting Party has received with this Disclosure Statement a Ballot for the purpose of voting to accept or reject the Plan. After carefully reviewing this Disclosure Statement, including the Annexes hereto, each such Voting Party which wishes to vote on the Plan should complete and execute its Ballot, check the box indicating whether it accepts or rejects the Plan and, except as set forth below,

45

return such Ballot in the pre-addressed envelope. Ballots [(and Master Ballots cast on behalf of beneficial holders of UPC Polska Notes)] must be submitted so that they are actually received by the Voting Agent on or before the Voting Deadline (            , 2003 at 5:00 p.m. (New York City Time) (unless extended by the Company by entry of an order approved by the Bankruptcy Court)) at the following addresses:

Voting Agent

Bankruptcy Services LLC

By regular mail:

UPC Polska Ballot Processing
P.O. Box 5295
Grand Central Station
New York, NY 10163-5295

By messenger or overnight courier:

UPC Polska Ballot Processing
c/o Bankruptcy Services LLC
70 East 55th Street
New York, NY 10022-3222
Telephone: 1-888-498-7765

        The Company will make a public announcement of any extension of the Voting Deadline by release to the Dow Jones News Service prior to 9:00 a.m., New York City Time, on the next Business Day following the previously scheduled Voting Deadline. The Company will notify the Voting Agent of any extension by oral or written notice. Any Voting Party, other than those which have signed the Restructuring Agreement (unless in accordance with the terms thereof), may change its vote on the Plan at any time prior to the Voting Deadline. Thereafter, votes may not be changed except to the extent authorized by the Bankruptcy Court.

        To the extent that any such holder holds Claims in more than one Class, such holder will receive a separate Ballot for each such Claim.

        The Company does not intend to solicit votes on the Plan from holders of Priority Claims, holders of Telecom Junior Notes Claims, holders of Critical Creditor Claims and holders of UPC Polska Equity Interests because the holders thereof either are unimpaired or are deemed to reject the Plan. Therefore, Ballots are not being transmitted to such holders.

        If the Voting Party is a beneficial holder, but not a registered record holder, and received his or her Ballot from an Intermediary who holds UPC Polska Notes on his or her behalf, he or she should return his or her Ballot to his or her Intermediary in accordance with the instructions received with his or her Ballot. The Intermediaries will, in turn, submit summary Master Ballots to the Voting Agent which reflect the votes of the beneficial holders on whose behalf such Intermediaries hold UPC Polska Notes. Any Ballot returned by a beneficial holder to an Intermediary will not be counted for purposes of voting on the Plan until such Intermediary properly completes and delivers a Master Ballot to the Voting Agent that reflects the vote of such beneficial holder. Master Ballots also must be returned so that they are actually received by the Voting Agent at the above address on or before the Voting Deadline.

        If any beneficial holder owns UPC Polska Notes through more than one Intermediary, such beneficial holder may receive multiple mailings containing Ballots. The beneficial holder should execute a separate Ballot for each block of UPC Polska Notes that it holds through any particular Intermediary and return each Ballot to the respective Intermediary in the return envelope provided. Beneficial holders who execute multiple Ballots with respect to UPC Polska Notes through more than one

46

Intermediary must indicate on each Ballot the names of ALL such other Intermediaries and the additional amounts of UPC Polska Notes held and voted by such beneficial holder. If a beneficial holder owns a portion of its UPC Polska Notes through an Intermediary and another portion as a record holder, the beneficial holder should, with respect to the portion held as a record holder, complete the appropriate Ballot and return it to the Voting Agent and, with respect to the portion held through an Intermediary, complete the appropriate Ballot and return it to the Intermediary.

        Subject to any applicable order of the Bankruptcy Court, the Company will decide any and all questions affecting the validity of any Ballot or Master Ballot submitted, which decision will be final and binding. To that end, the Company may reject any Ballots or Master Ballots that are not in proper form or that the Company's counsel believes would be unlawful or were submitted in bad faith. Any Ballot which is executed by a holder of Claims but does not indicate an acceptance or rejection of the Plan or indicates both an acceptance and rejection of the Plan shall not be counted as a vote on the Plan. Any Master Ballot which, with respect to a particular Claim, indicates neither an acceptance nor a rejection of the Plan or that indicates both an acceptance and rejection of the Plan shall not be counted as to such Claim.

        Only originally signed Ballots or Master Ballots will be counted. Neither copies of nor facsimile Ballots or Master Ballots will be accepted. If a Ballot or Master Ballot, as applicable, is not actually received by the Voting Agent on or before the Voting Deadline, such Ballot or Master Ballot will not be counted. Please follow the directions contained on the enclosed Ballot or Master Ballot carefully.

        If a holder or an Intermediary has any questions about the Disclosure Statement, the Plan or the procedure for voting, did not receive a Ballot or Master Ballot, as applicable, received a damaged Ballot or Master Ballot, as applicable, lost his or her Ballot or Master Ballot, as applicable, or, in the case of an Intermediary, requires additional copies of the Disclosure Statement and/or Ballots for distribution to beneficial holders, he or she should contact, as applicable, (i) the Voting Agent—Bankruptcy Services LLC by regular mail, by messenger or overnight courier at tel. 1-888-498-7765 or (ii) his or her Intermediary.

        If a registered holder does not hold for its own account, then it is required to provide promptly copies of this Disclosure Statement and appropriate Ballots to its customers and beneficial owners. Any beneficial owner who has not received a Ballot should contact his or her Intermediary.

        Any Voting Party, other than those which have signed the Restructuring Agreement (unless in accordance with the terms thereof), may change its vote on the Plan at any time prior to the Voting Deadline. Thereafter, votes may not be changed except to the extent authorized by the Bankruptcy Court.

        It is important that all Voting Parties vote because, under the Bankruptcy Code, for purposes of determining whether the requisite acceptances of a particular class have been received, only holders in such class who actually vote will be counted. Accordingly, failure by a Voting Party to submit a duly completed and signed Ballot will be deemed to constitute an abstention by such Voting Party with respect to the vote on the Plan. Abstentions, either as a result of submitting a Ballot that has not been properly completed or signed or by not submitting a Ballot on a timely basis, shall not count as a vote on the Plan.

  Confirmation of the Plan

        In addition to a finding as to the receipt of the necessary acceptances of the Plan, for the Plan to be confirmed, Section 1129 of the Bankruptcy Code requires that the Bankruptcy Court make a series of determinations concerning the Plan, including, without limitation, that:

  (i)
  the Plan has classified Claims and Equity Interests in a permissible manner;

47

  (ii)
  the contents of the Plan comply with the requirements of the Bankruptcy Code;

  (iii)
  the Company has proposed the Plan in good faith; and

  (iv)
  the Company has made disclosures concerning the Plan which are adequate and include information concerning all payments made or promised in connection with the Plan and the Chapter 11 Case.

        The Company believes that all of these conditions have been or will be met.

        In addition, the Bankruptcy Court must find, among other things, that the Plan is feasible and is in the "best interest" of all dissenting holders of Claims and Equity Interests in Impaired Classes. Thus, even if the Plan is duly accepted by the Voting Parties, the Bankruptcy Court will be required to make an independent finding respecting, among other things, the Plan's feasibility and whether the Plan is in the best interests of certain holders of Claims and Equity Interests before it can confirm the Plan.

  Feasibility

        The Bankruptcy Code also requires that, to confirm a plan of reorganization, the Bankruptcy Court must find that confirmation of such plan is feasible, meaning that it is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor (the "Feasibility Test"). For the Plan to meet the Feasibility Test, the Bankruptcy Court must find that the Company will possess the resources and working capital necessary to provide the treatment specified in the Plan and to continue to operate its business upon and after the consummation of the Plan. The Company believes the Plan satisfies the Feasibility Test. The Committee has indicated that it is unable to make a determination about feasibility.

  The Best Interests Test

        The Best Interests Test (as defined in "Liquidation Analysis—Best Interests of Creditors Test" below) requires that each holder of a claim or equity interest in an impaired class either accept the plan or receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. For the reasons set forth below in "Liquidation Analysis," the Company believes that the Plan satisfies the Best Interests Test.

  Non-Acceptance and Cramdown

        Pursuant to Section 1129(b) of the Bankruptcy Code, a bankruptcy court may, upon the request of the proponent of a plan, confirm a plan notwithstanding the lack of acceptance by one or more impaired classes if the bankruptcy court finds that

  (i)
  the plan does not discriminate unfairly with respect to each non-accepting impaired class,

  (ii)
  the plan is "fair and equitable" with respect to each non-accepting impaired class,

  (iii)
  at least one impaired class has accepted the plan (without counting acceptances by insiders), and

  (iv)
  the plan satisfies the requirements set forth in Section 1129(a) of the Bankruptcy Code other than Section 1129(a)(8).

        This procedure is commonly referred to as a "cramdown." The Company intends to request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code.

48

  The Plan is Fair and Equitable

        The Bankruptcy Code establishes different "fair and equitable" tests for holders of secured claims, unsecured claims and equity interests.

  Secured Claims

        The Company has no secured claims and therefore, this aspect of the test is inapplicable.

  Unsecured Claims

        With respect to a class of unsecured claims that does not accept a plan of reorganization, the plan proponent must demonstrate to the bankruptcy court, among other things, that either (i) each holder of an unsecured claim in the dissenting class will receive or retain under the plan property of a value, as of the effective date, equal to the allowed amount of its unsecured claim or (ii) no holder of a claim or equity interest that is junior to the claims of the holders of the dissenting class will receive or retain any property under the plan on account of such junior claim or equity interest.

  Equity Interests

        With respect to a class of equity interests that does not accept a plan of reorganization, the plan proponent must demonstrate to the bankruptcy court that either (i) each holder of an equity interest in the dissenting class will receive or retain on account of such equity interest property of a value equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest or (ii) no holder of any equity interest that is junior to the equity interests of the holders of the dissenting class of equity interests will receive or retain any property under the plan on account of such junior equity interest.

        The Company believes that the Plan is fair and equitable with respect to each Class.

  The Plan Does Not Discriminate Unfairly

        The Bankruptcy Code requires that a plan not "discriminate unfairly" with respect to each non-accepting impaired class. Essentially, this requirement means that each non-accepting impaired class must receive treatment reasonably consistent with the treatment afforded to other classes with similar legal claims or rights against the debtor. The Company believes that the Plan does not unfairly discriminate against any Class.

  Confirmation Hearing

        Section 1128(a) of the Bankruptcy Code requires that the bankruptcy court, after notice, hold a hearing to confirm Chapter 11 plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a Chapter 11 plan.

        The Bankruptcy Court has scheduled the Confirmation Hearing for            , 2003, at [            ] a.m. (New York City Time), before the Honorable Burton R. Lifland, United States Bankruptcy Judge, United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, Courtroom 623, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of an adjournment made at the Confirmation Hearing or any adjournment thereof. The "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court with respect to the Chapter 11 Case.

49

        Any objections to confirmation of the Plan must be made in writing, specifying in detail the name and address of the person or entity objecting, the grounds for the objection and the nature and amount of the Claim or Equity Interest held by the objector, and must be served and filed as ordered by the Bankruptcy Court on or before 5:00 p.m. (New York City Time) on                         , 2003. If an objection to confirmation is not timely served and filed, it will not be considered by the Bankruptcy Court.

        If the Plan is confirmed, even if a holder of a Claim or Equity Interest did not vote, or voted against the Plan, the terms of the Plan will be binding on such holder as if such holder had voted in favor of the Plan.

        Pursuant to the Plan, the documents to be executed in connection with consummation of the Plan, shall be filed on or before the Document Filing Date (            , 2003). Copies of all such documents will be made available to all holders of Claims entitled to vote on the Plan.

        Notice of the date and time of the Confirmation Hearing, as well as the procedures for filing objections thereto, is included with this Disclosure Statement.

  Consequences of Failure to Confirm the Plan

        Although the Company believes that the Plan meets all of the statutory requirements for confirmation thereof, there is no guarantee that the Bankruptcy Court will agree. Failure of the Bankruptcy Court to confirm the Plan would likely result in a more protracted bankruptcy proceeding, which could have adverse consequences on the Company. Thus, if the Plan is not confirmed, there is a significant likelihood that holders of Claims would ultimately receive less than what they would receive under the terms of the Restructuring as reflected in the Plan. See "Risk Factors—Risks Related to the Chapter 11 Case" and "Liquidation Analysis."

  Alternatives to Confirmation and Consummation of the Plan

        If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) the proposal of an alternative plan under Chapter 11 of the Bankruptcy Code or (ii) the liquidation of the Company under Chapter 7 or Chapter 11 of the Bankruptcy Code.

  Alternative Plan of Reorganization

        If the Plan is not confirmed, the Company, or if its exclusive period in which to file a plan of reorganization has expired, any other party in interest, could attempt to formulate a different plan under Chapter 11 of the Bankruptcy Code. Such a plan might involve either a reorganization and continuation of the business or a sale or orderly liquidation of the business. With respect to an alternative plan, the Company has explored various other alternatives in connection with the extensive process involved in the formulation and development of the Plan. The Company believes that the Plan, as described herein, enables holders of Claims to realize the most value and certainty under the circumstances and, as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

  Liquidation

        If no plan of reorganization can be confirmed, the Chapter 11 Case may be converted to a case under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Company's ownership interests in its subsidiaries and other assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code.

        It is impossible to predict exactly how the proceeds of any such liquidation would be distributed to the holders of Claims against and Equity Interests in the Company. However, the Company believes that, before any holders of Claims against and Equity Interests in the Company would receive any

50

distribution in a liquidation under Chapter 7, additional expenses and Claims arising out of the liquidation, including, without limitation, from the appointment of a trustee and its advisors, would reduce the amount of property remaining for distribution to holders of Claims against and Equity Interests in the Company. Furthermore, the sale of the Company's subsidiaries in the "forced sale" atmosphere that often prevails in a Chapter 7 case would likely cause substantial erosion in the value of these assets. Finally, a Chapter 7 liquidation is likely to result in substantial litigation and delays in ultimate distributions to creditors. Thus, the Company believes that holders of Impaired Claims would realize a greater recovery under the Restructuring, including, without limitation, the Plan, than would be realized in a Chapter 7 liquidation. In addition, holders of Equity Interests would receive nothing in a Chapter 7 liquidation.

        A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests is set forth under "Liquidation Analysis" below.

        It is also possible, if the Plan is not confirmed, that the Company could be liquidated under Chapter 11 of the Bankruptcy Code. In such a proceeding, the Company's ownership interests in its subsidiaries and other assets could be sold in a more orderly fashion than under Chapter 7. Although this scenario could potentially lead to greater recoveries than in a Chapter 7 liquidation, the Company believes that the recoveries in a Chapter 11 liquidation still would not equal the recoveries to holders of Claims under the Plan and, therefore, that such alternative is less attractive than the Plan.

  Board Recommendation

        The Company's Board of Directors has unanimously approved the terms of the Plan and believes that it is in the Company's best interests. The Company's Board of Directors strongly urges each holder of a Claim against the Company to vote in favor of the Plan. However, each holder of a Claim against the Company must make its own decision as to whether to vote in favor of the Plan.

51

THE COMPANY

Business

        The Company is a Delaware corporation which was established in May 1997. From August 6, 1999 until December 2, 2002, the Company was wholly owned by UPC. On December 2, 2002, UPC transferred all issued shares in the capital of the Company and the UPC Polska Notes held by it to a wholly-owned subsidiary, UPC Telecom. UPC also assigned to UPC Telecom all of the UPC Polska Notes then owned by UPC, and all rights and obligations arising from loan agreements between the Company and UPC.

        As of the date of this Disclosure Statement, the Company's direct and indirect subsidiaries and other entities in which it owns a material interest consist of:

  •
  PC LLC

  •
  Wizja TV B.V.

  •
  Atomic TV (in liquidation process)

  •
  At Media

  •
  @EP LLC

  •
  Poltelkab Sp. z o.o.

  •
  TV Kabel Sp. z o.o.

  •
  TV-SAT Ursus Sp. z o.o. (in liquidation process)

  •
  TK GOSAT Sp. z o.o.

  •
  Poland Cablevision (Netherlands) B.V.

  •
  Polska Telewizja Kablowa S.A.

  •
  Polski Broker Sp. z o.o. (in process of court dissolution)

  •
  Synergy Investment Sp. z o.o.

  •
  UPC Telewizja Kablowa Sp. z o.o.

  •
  Media Investment S.A.

  •
  Medialne Towarzystwo Akcyjne S.A.

  •
  Polska Telewizja Cyfrowa Wizja TV Sp. z o.o.

  •
  Fox Kids Poland ("FKP")

  •
  Telewizyjna Korporacja Partycypacyjna S.A.

  •
  Wizja TV II B.V.

        All subsidiaries are either directly or indirectly majority-held by the Company, except FKP and TKP. The Company indirectly holds an equity interest of approximately 20% of FKP, and an equity interest of approximately 25% of TKP. The other shareholder of FKP is Saban International N.V. and the other shareholders of TKP are Groupe Canal+ S.A. and Polcom Invest S.A.

        Until July 3, 2003, the Company's consolidated subsidiaries also included Poland Communications, Inc. ("PCI") and @Entertainment Programming, Inc. ("@EP"). On July 3, 2003, PCI converted into a Delaware limited liability company via merger with PC LLC and @EP converted into a Delaware limited liability company via merger with @EP LLC. In the first fiscal quarter of 2003, in a transaction permitted by the Indentures and by the terms of the indenture governing PCI's 9 7/8% Senior Notes (the "PCI Notes"), the Company transferred approximately $15 million in cash into an escrow account to pay off the remaining principal amount of the PCI Notes and accrued interest thereon. The PCI Notes were structurally senior to all obligations of the Company, including the UPC Polska Notes, and were due in full in November 2003. Until December 7, 2001, the Company's consolidated subsidiaries also included UPC Broadcast Centre Limited (previously @Entertainment Limited, then Wizja TV Limited) and Wizja TV Sp. z o.o. On December 7, 2001, UPC Broadcast Centre Limited and Wizja TV Sp. z o.o. were contributed to and merged into TKP, an entity controlled by Canal+.

        The UPC Polska Group operates one of the largest cable television systems in Poland with approximately 1,870,700 homes passed and approximately 987,500 total subscribers as of June 30, 2003. The UPC Polska Group's cable subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland, including those cities which the Company believes provide the most favorable demographics for cable television in Poland. The UPC Polska Group's cable television networks have been constructed with the flexibility and capacity to be cost-effectively reconfigured to offer an array of interactive and integrated entertainment, telecommunications and information

52

services. Over the last three years, the UPC Polska Group has been upgrading its networks so that it can provide two-way telecommunication services, such as internet access.

Regional Clusters

        The UPC Polska Group has established eight regional clusters for its cable television business encompassing eight of the ten largest cities in Poland, which the UPC Polska Group believes are among those with the strongest economies and most favorable demographics for cable television in Poland. The following table illustrates certain operating data of each of the UPC Polska Group's existing regional clusters.

        OVERVIEW OF THE UPC POLSKA GROUP'S EXISTING CABLE SYSTEMS(1)

Region	Total Homes	Homes Passed	Total Subscribers	Basic and Intermediate Subscribers	Basic and Intermediate Penetration	Average Monthly Subscription Revenue Per Basic and Intermediate Subscriber(2)
Warszawa	800,000	345,669	164,133	115,328	33.36%	8.07
Lublin	120,000	119,219	93,665	33,847	28.39%	8.13
Wroclaw	624,000	255,759	120,043	95,977	37.53%	7.59
Bydgoszcz	134,000	101,529	60,435	40,520	39.91%	8.01
Gdansk	280,000	252,846	151,894	112,651	44.55%	7.74
Szczecin	160,000	91,769	72,821	54,071	58.92%	5.69
Katowice	1,200,000	477,725	240,105	149,717	31.34%	8.67
Krakow	400,000	224,488	91,794	64,937	28.93%	8.64

TOTAL	3,718,000	1,869,004	994,890	667,048	35.69%	7.93

(1)
All data is at or for the year ended December 31, 2002.

(2)
Represents a weighted average based on the total number of basic and intermediate subscribers at December 31, 2002 stated in US dollars, net of 22% VAT.

Cable Television

        Since December 2001, the UPC Polska Group has engaged in only one business segment—cable television services. Prior to December 2001, the UPC Polska Group's business consisted of three components:

  •
  cable television services,

  •
  D-DTH services, and

  •
  programming.

        During 2001, the Company reviewed its long-term business strategy and decided to focus on its core competency, the provision of cable television services, and focus on providing internet services to existing customers. As a part of this re-focus, the UPC Polska Group decided to streamline its operations by restructuring its D-DTH and programming businesses. In December 2001, the UPC Polska Group consummated a joint venture transaction with Canal+ to combine the UPC Polska Group's existing D-DTH platform with TKP's D-DTH and premium pay television business to distribute D-DTH services and programming to subscribers in Poland through TKP. As a result of this transaction, PTC acquired, and continues to own, a 25% equity interest in TKP. TKP is controlled and operated by Canal+. This transaction resulted in the discontinuance of the UPC Polska Group's D-DTH and programming businesses.

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The Canal+ Merger

        Under the Contribution and Subscription Agreement, the Company caused PTC to contribute all of the equity of two subsidiaries, Wizja TV Sp. z o.o. and UPC Broadcast Centre Ltd., to TKP. In connection with this contribution:

  •
  PTC received 25% of the outstanding equity of TKP (with Canal+ owning the remaining 75%); and

  •
  the Company assigned to Canal+ a note made by Wizja TV Sp. z o.o. (the "Assigned Loan") in the amount of 150 million Euros plus accrued interest in exchange for cash in the amount of 150 million Euros (approximately $133.4 million as of December 7, 2001) (together, the "Canal+ Proceeds").

        In 2001, Wizja TV B.V. assigned to Wizja TV Sp. z o.o. and Cyfra+, a Canal+ affiliate, certain programming rights relating to the UPC Polska Group's D-DTH business, and TKP agreed to continue to provide to UPC's Central European D-DTH business certain uplink facilities and services. On January 2, 2002, the Company forgave, or caused its subsidiaries to forgive, certain debt owed by the contributed companies in the amount of 152.7 million Polish zloty (approximately $38.3 million as of December 31, 2001). Such loss has been included in the loss on disposition recorded in 2001.

        As a result of entering into the Contribution and Subscription Agreement, the UPC Polska Group incurred certain risks as of December 7, 2001, which could have a material adverse effect on the business and financial condition of the UPC Polska Group and the Company:

  •
  PTC does not control TKP and has only certain limited rights to approve material transactions undertaken by TKP;

  •
  under a shareholders agreement relating to TKP, PTC's interest in TKP could be diluted or redeemed by TKP. Under the agreement, if PTC ceases at any time to be a Polish person under Polish broadcasting law, other TKP shareholders may convert loans made by them to TKP into TKP equity, thereby diluting PTC's interest, or TKP may redeem the shares of TKP owned by PTC at their fair market value; and

  •
  PTC's investment in TKP is very illiquid. Under the shareholders agreement, PTC's right to sell its shares in TKP is limited to particular circumstances, such as the sale of TKP shares by other TKP shareholders or the lapse of time until December 2006.

        Under the Contribution and Subscription Agreement, on February 1, 2002, PTC loaned TKP 30 million Euros from the Canal+ Proceeds (the "JV Loan"). On February 12, 2003, PTC and Canal+ agreed to certain changes to their agreements governing TKP, including a change to TKP's capitalization and the manner in which proceeds from any sale of TKP would be distributed among its shareholders, in order to obtain the original economic structure of the shareholders' investments following the change in capitalization. PTC and Canal+ agreed that upon the sale of their investment in TKP the sales proceeds will be distributed in the following proportion:

  •
  if the proceeds are less than or equal to 270.0 million Euros, PTC will receive an amount corresponding to 30/270 of the proceeds (11.1%), and

  •
  if the proceeds are higher than 270.0 million Euros, the excess over 270.0 million Euros will be distributed between PTC and Canal+ and its affiliate on a pro rata basis corresponding to their shareholding. Thus, PTC will receive 11.1% of the proceeds up to 270.0 million Euros and 25% of any excess of the proceeds over 270.0 million Euros.

        On February 27, 2003, the JV loan was repaid to PTC in the principal amount of 30 million Euros ($32.3 million as of February 27, 2003) and that amount was subsequently contributed by PTC to TKP's paid-in capital, following the shareholders' resolution to increase the share capital of TKP. PTC

54

subscribed for 60,000 registered C series shares at the issue price of 500 Euros each. Canal+ and PolCom Invest S.A., an affiliate of Canal+, together contributed 90 million Euros to paid-in capital on the same date. After registration of the share capital increase by the commercial court, PTC will continue to hold 25% of TKP's shares. As the loan granted to TKP of 30 million Euros was included in the fair market value of the investment in TKP as of December 7, 2001, the above transactions (repayment of the loan to PTC by TKP and further capital contribution of 30 million Euros) have no influence on the net book value of the investment in TKP. In June 2003, TKP paid interest to PTC on the repaid principal of the loan in the amount of $2.3 million.

Business Strategy

        The Company's principal objective under its revised business strategy has been that the UPC Polska Group's cable business becomes operationally cash flow positive. The UPC Polska Group's objective in the future is to grow its earnings at the EBITDA level with limited well-focused additional investment so as to continually increase the operational cash flow from the business. It will also focus on enhancing its position as a leading provider of cable television in Poland. Management of the UPC Polska Group believes that significant opportunities exist for cable television providers capable of delivering high quality, Polish language programming on a multi-channel basis and other services on cable (i.e., data and voice transmission). As such, the UPC Polska Group's current focus is on its cable television market. The UPC Polska Group's business strategy is designed to increase its average revenue per subscriber, and also, although to a lesser extent, to increase its subscriber base.

        The UPC Polska Group intends to achieve these goals by:

  •
  increasing penetration of new service products within existing upgraded homes;

  •
  investing limited funds in high return projects for internet upgrade and new plant;

  •
  providing additional revenue-generating services to existing customers, including internet services;

  •
  refining the channel line up available on its cable network;

  •
  improving the effectiveness of the UPC Polska Group's sales and marketing efforts;

  •
  reducing churn (customer disconnects); and

  •
  increasing rates aggressively on the UPC Polska Group's broadcast package.

        The UPC Polska Group also intends to continue to increase the effectiveness of its operations and reduce its expenses by further:

  •
  enhancing internal controls;

  •
  improving debt collection activities;

  •
  improving corporate decision-making processes; and

  •
  reorganizing the UPC Polska Group so as to simplify its legal and operational structure.

        Furthermore, in the future, the Company may continue to explore possibilities for strategic partnerships, mergers and acquisitions in the Polish cable market.

Internet Services

        During the fourth quarter of 2000, the UPC Polska Group began providing internet services to its cable television customers. The UPC Polska Group is currently expanding its internet ready network in Warsaw and Krakow, and it began providing internet services in Gdansk and Katowice in the second quarter of 2003. The Company's internet service, provided by the UPC Polska Group under the brand

55

"chello", was awarded the prize for "ISP Product of the Year 2002" by a prestigious local computer magazine. Revenue from internet services amounted to $4.1 million for fiscal year 2002 compared to $1.6 million for fiscal year 2001.

        Internet subscribers are charged a monthly subscription fee of $36.80 and $44.20, respectively, for internet and combined cable TV and internet services (rates are as of June 30, 2003, including 7% VAT on the internet service component). The standard installation fee is approximately $60.48 for existing cable customers and approximately $73.80 for new cable customers (rates as of June 30, 2003, including 22% VAT). However, the promotional price for the installation fee which is offered regularly is $12.58 (rate as of June 30, 2003, including 22% VAT). On December 31, 2002, approximately 13,900, or 2.2%, of the UPC Polska Group's basic subscribers received internet services. The maximum transfer speed is 512 Kbit download and 128 Kbit upload.

Technology and Infrastructure

        The Company believes the fiber-optic cable television networks that the UPC Polska Group has constructed, which serve approximately 887,700, or 89%, of its subscribers, are among the most technologically advanced in Poland and are comparable to cable television networks in the United States. All of the UPC Polska Group's networks that have been constructed by the Company have bandwidths of at least 550 MHz. New portions of the networks, which have more recently been constructed, are being designed to have minimum bandwidths of 860 MHz. The Company continues to upgrade any portions of its cable television networks that have bandwidths below 550 MHz (which generally are those acquired from other entities) to at least 860 MHz in an effort to prepare the networks for additional channels and services and to reduce the number of satellite receivers and inventory parts required in the networks.

        The UPC Polska Group has entered into conduit leases with TPSA (the Polish national telephone company) and, in certain cases, with other entities. The UPC Polska Group also has agreements to undertake joint construction with another company for new conduits in certain areas. The majority of the TPSA leases require the UPC Polska Group to bear the costs of the maintenance of the cable. The UPC Polska Group may not sublease the conduit or allow a third party to use the conduits free of charge without TPSA's consent. The rental charge for the conduit is usually determined on each 100 meters of conduit occupied. The agreements also contain indexation clauses for rent adjustment purposes (based on the change of U.S. dollar exchange rates or on the increase of real maintenance costs). A substantial portion of the UPC Polska Group's contracts with TPSA for the use of such conduits are concluded for an undefined term and may be terminated without penalty upon three or six months notice without cause. Immediate termination is allowed only in case of breach of contract (e.g., lack of telecommunication permit, lack of contract with housing owner, or overdue payments of monthly rent (exceeding two or three months rent)). Any termination by TPSA of such contracts could result in the UPC Polska Group losing its permits, the termination of agreements with housing entities and programmers, and an inability to service customers in areas where its networks utilize the conduits that were the subject of such TPSA contracts.Some conduit agreements with TPSA provide that cables can be installed in the conduit only for the use of cable television (or for transmission of radio and television signals). If the UPC Polska Group uses the cables for a purpose other than cable television, such as data transmission, telephone, or internet access, such use may be considered a violation of the terms of certain conduit agreements, unless it is expressly authorized by TPSA. There is no guarantee that TPSA would give its approval to permit other uses of the conduits. Since the fourth quarter of 2000, the UPC Polska Group has been providing Internet services to its cable customers and renegotiating certain conduits agreements with TPSA. The UPC Polska Group believes that it is not in material violation of any of its conduit agreements with TPSA.

        In the latter part of 2002, TPSA began seeking to raise rates significantly upon renewal of expiring conduit contracts. In addition, they sought to include language specifically restricting use of the

56

conduits, which would in effect prevent the use of conduits for the provision by the UPC Polska Group of Internet services. The UPC Polska Group has declined to sign such contract extensions. The UPC Polska Group as part of the Polish Cable Association is in negotiations with TPSA in an effort to conclude a general framework agreement which would include a unified country-wide payment rate and an open provision for providing telecommunication services.

        For a description of the telecommunications infrastructure of the Company, see "Item 1—Business" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached to this Disclosure Statement as Annex B and incorporated herein by reference. See also "Risk Factors—Risks Related to the UPC Polska Group's Business."

Relationships with Housing Entities

        The right of the UPC Polska Group to access buildings in order to provide telecommunication and/or cable television services to tenants of private or public landlords is based on the civil contracts concluded with the owners and on relevant provisions of the Telecommunications Law (article 97). There are different types of housing entities, e.g., cooperatives, resident associations (condominiums), municipal authorities, and developers. Cooperatives are a unique entity created under a separate law which resemble corporations. Cooperatives are run by management boards which are appointed pursuant to their statutes, by either the cooperative's supervisory board or general assembly of members (tenants).

        UPC Polska Group uses a standard framework contract with respect to all types of housing entities. UPC Polska Group also uses so called "short form agreements" which is a simplified form of agreement intended to facilitate the process of concluding the agreements with a significant number of resident associations.

        Both types of contracts contain substantial provisions to secure UPC Polska Group's interest, e.g., free of charge use of the landlord's property (grounds and buildings) for the telecommunication services in general (without limitation to cable television only), UPC Polska Group's ownership of all telecommunication equipment installed, its right to carry out sales and marketing services of cable television and other telecommunication services, and UPC Polska Group's right to assign the agreement to an entity appointed by it or to its legal successor. The provisions of some contracts differ from the standard framework contract.

        Most of the UPC Polska Group's agreements with housing entities have terms ranging from 10 to 20 years with optional renewal periods of five years. However, some of the contracts may be terminated by either party on relatively short notice. There are also some contracts with unspecified terms and each party has the right to terminate the agreement upon notice.

        The Telecommunications Law does not prohibit competitors from overbuilding the UPC Polska Group's network subject to the owner's consent.

Discontinued Segments

        Until December 7, 2001, the UPC Polska Group operated three segments—cable television, D-DTH and programming. The D-DTH and programming segments were discontinued in 2001. For a discussion of the discontinued segments, see "Item 1—Business" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached to this Disclosure Statement as Annex B and incorporated herein by reference.

Competition

        The cable television industry in Poland has been and is expected to remain highly competitive. The UPC Polska Group competes with other cable television operators, as well as with companies

57

employing numerous other methods of delivering television signals to subscribers, such as by terrestrial broadcast television signals, D-DTH services and multi-channel multipoint distribution systems. The extent to which the UPC Polska Group's services are competitive with alternative delivery systems depends, in part, upon the UPC Polska Group's ability to provide a greater variety of Polish-language programming at a more reasonable price than the programming and prices available through alternative delivery systems. Pay television services also face competition from a variety of other sources of news, information and entertainment such as newspapers, cinemas, live sporting events, interactive computer programs and home video products such as videocassette recorders and DVD players. The extent of this type of competition depends upon, among other things, the price, variety and quality of programming offered by pay television services and the popularity of television itself. In the cable television industry, the UPC Polska Group believes that competition for subscribers is primarily based on price, program offerings, customer service, ability to provide additional services such as internet, and quality and reliability of cable networks.

        Operators of small cable networks, which are active throughout Poland, pose a competitive threat to the UPC Polska Group because they often incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers than does the UPC Polska Group. While these operators often do not meet the technical standards for cable systems under Polish law, enforcement of regulations governing technical standards has historically been poor. Regardless of the enforcement of these laws and regulations, the UPC Polska Group expects that operators of small cable networks will continue to remain a competitive force in Poland. In addition, due to certain loopholes in VAT regulations, some competitors of the UPC Polska Group do not charge 22% VAT on their services. This adversely affects the competitive position of the UPC Polska Group. The UPC Polska Group believes that after the accession of Poland to the European Union in May 2004, many such loopholes will be removed.

        During the fourth quarter of 2000, the UPC Polska Group began to provide internet services to its customers. The UPC Polska Group's main competitors in this area are telephony operators, such as TPSA, and other cable television operators. The UPC Polska Group's competitors or their affiliates have significant resources, both financial and technological.

        In the spring of 2003, a consortium of three investment funds (Hicks Muse Tate & Furst, Emerging Markets Partnership and Argus Capital Partners) purchased the cable television assets of Elektrim Telekomunikacja. The cable television systems of Elektrim Telekomunikacja in Warszawa, Krakow and Zielona Gora serve approximately 370,000 cable television subscribers and 27,000 internet subscribers.

        Multimedia and Vectra, two Polish cable television operators, continued their expansion in 2002, mostly through acquisitions of smaller networks. Each company claimed to have close to 400,000 cable television subscribers at the end of 2002.

Piracy

        The UPC Polska Group views piracy of cable television services as one of its main problems in Poland, not unlike other Central European cable operators. While there has historically been little enforcement of penalties against commercial exploitation of piracy, the issue is now receiving more attention from the Polish government. In July 2002, the Law on Protection of Certain Services Provided by Electronic Method Based on or Consisting in Conditional Access was adopted by the Polish Parliament and it came into force on November 10, 2002. Services covered by the scope of this law are radio and television broadcasting services and other services provided upon demand to individual customers using electronic transmissions. The aim is to provide appropriate legal protection against the placing on the market, for direct or indirect financial gain, of an illicit device which enables or facilitates, without authority, the circumvention of any technological measures designed to protect the remuneration of a legally provided service. The viability of those services often depend on the use of

58

conditional access in order to obtain the remuneration of the service provider. Accordingly, the legal protection of service providers against illicit devices, which allow access to these services free of charge, seems necessary in order to ensure the economic viability of the services. In addition, the UPC Polska Group, Canal+ and HBO agreed to intensify their efforts to reduce the piracy of cable and satellite signals as well as to combine their lobbying efforts in this regard. The Cable Association and its members have offered to support the joint effort.

Affiliate Transactions

        As a result of the Company being a part of the UPC group, the Company and its subsidiaries have entered into various agreements with affiliated companies including:

  •
  License arrangement with UPC whereby the Company can use the UPC trademark without paying any licensing fee.

  •
  Internet services arrangements with Chello Broadband N.V. ("Chello"). Chello licenses its brand to the UPC Polska Group and provides it with marketing support and drives product development. For this, the UPC Polska Group pays to Chello 20% of its internet service revenues and 10% of its internet installation revenues.

  •
  Internet access and services arrangement with UPC Distribution Services B.V. pursuant to which the UPC Polska Group has access to equipment, links, and other internet protocol elements owned or managed by the UPC group or provided by third parties on behalf of the UPC group, and receives technical support services. The UPC Polska Group is currently finalizing these arrangements with UPC Distribution Services B.V. The charges are currently based on UPC's cost for providing for the access and services plus 10%.

  •
  Several programming agreements with affiliated companies, including UPC Programming B.V.

  •
  General services arrangements with UPC and UPC Operations B.V. whereby UPC and UPC Operations B.V. provide the Company with corporate and technical services in return for which the Company agrees to pay quarterly its portion of the cost related to the provision of such services plus a surcharge of 10%.

  •
  Data processing agreements between UPC Telewizja Kablowa and UPC Ceska Republika AS and UPC Magyarorszag kft. whereby UPC Telewizja Kablowa receives remuneration based on actual costs of providing the data processing services plus a 5% surcharge.

        The terms of these arrangements with affiliated companies may change over time, and the cost to the Company and the UPC Polska Group may increase accordingly. In addition, there may in the future be additional arrangements that the Company and its subsidiaries enter into with affiliated companies.

        In addition to these ordinary course transactions, certain intercompany loans were made as further explained in the section herein entitled "The Telecom Pari Passu Notes, the Telecom Junior Notes and the Belmarken Notes."

Employees

        As of June 30, 2003, the UPC Polska Group had approximately 900 full-time employees. At December 31, 2002, the UPC Polska Group had approximately 914 full-time employees and approximately 13 part-time employees. At December 31, 2001, the UPC Polska Group had approximately 1,262 full-time employees and approximately 81 part-time employees. In 2002, the UPC Polska Group reduced staffing in a reorganization resulting from the discontinuance of the UPC Polska Group's D-DTH and programming businesses. In addition, as of June 30, 2003, the UPC Polska Group contracted with approximately 303 salespersons. From time to time, the UPC Polska Group employs additional salespersons on an as needed, commission only basis. In a division of one of the UPC Polska Group's subsidiaries, a trade union, which has a small number of members, was formed in mid-1999. The UPC Polska Group believes that its relations with its employees are good.

59

Regulation

        The UPC Polska Group is subject to regulations in Poland and the EU. Moreover, due to the planned accession of Poland to the EU in May 2004, many regulatory laws in Poland are being adjusted to EU requirements. For further discussion, see "Risk Factors—Risks Related to the UPC Polska Group's Business."

  General

        Poland is still in the process of revising its telecommunications, broadcasting and copyright regulation. On July 21, 2000, the Polish Parliament passed the Telecommunications Law (the "TL") which changed the regulatory framework of telecommunications activities in Poland. The TL replaced the Communications Act of 1990 (the "Communications Act") and became effective as of January 1, 2001. Until the end of the year 2000, the operation of cable television systems was regulated primarily by the Communications Act. Since January 1, 2001, the operation of those television systems has been regulated by the TL. Operators are also subject to the provisions of the Polish Radio and Television Act of 1992 (the "Television Act").

        Currently the Polish telecommunications and media sector is regulated by:

  •
  the Polish Minister of Infrastructure (who as of July 24, 2001, assumed certain responsibilities of the Minister of Communications);

  •
  the Chairman of the Telecommunications and Post Regulation Office ("URTiP") (which replaced the Polish State Agency of Radiocommunications ("PAR"), was established under the TL, and assumed most of the administrative tasks previously performed by the Minister of Communications); and

  •
  the Polish National Radio and Television Council (the "Council").

        Cable television operators in Poland are required to obtain permits from the Chairman of the URTiP for utilization of a public network for distribution of radio and television programming and must register with the Council certain programming that they transmit over their networks.

        Neither the Minister of Infrastructure nor the Chairman of the URTiP currently has the authority to regulate the rates charged by operators of cable television services. However, excessive rates could be challenged by the Polish Anti-Monopoly Office should they be deemed to constitute monopolistic or other anti-competitive practices. Cable television operators in Poland are also subject to the Law on Copyright and Neighboring Rights of 1994 (the "Copyright Act") which provides intellectual property rights protection to authors and producers of programming. On January 1, 2003, an amendment to the Copyright Law came into force, based on which the statutory license for broadcasting FTA channels was removed, though a further amendment has been proposed which if enacted into law would restore the statutory license. Under the terms of the Television Act, broadcasters in Poland are regulated by, and must obtain a broadcasting license from, the Council. Among others, broadcasters must also observe restrictions on ownership by foreign entities and individuals.

  Telecommunication Law

        Until the end of the year 2000, the operation of cable television systems was regulated primarily by the Communications Act. The Communications Act provided that permits could only be issued to and held by Polish citizens or companies in which foreign persons held no more than 49% of the share capital, ownership interests and voting rights. Since January 1, 2001, the operation of those television systems has been regulated by the TL. For further discussion of foreign ownership restrictions, see "Item 1—Business" of the Company's Annual Report on Form 10-K for the fiscal year ended

60

December 31, 2002, attached to this Disclosure Statement as Annex B and incorporated herein by reference.

        Under the TL, cable television operators are required to obtain a permit from the Chairman of the URTiP for utilization of a public network for distribution of radio and television programming, except utilization of the network within the confines of a single building. The Chairman of the URTiP is required to grant the permit to any interested entity that is authorized to do business in Poland and that complies with the conditions set forth in the TL. Applications for renewals of permits may be refused only if during the validity of the permit there have been circumstances justifying the refusal, revocation or limitation of the scope of the permit. For further discussion of the TL, see "Item 1—Business" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached to this Disclosure Statement as Annex B and incorporated herein by reference.

  Television Act

        The Polish National Radio and Television Council.    The Council, an independent agency of the Polish government, was created under the Television Act to regulate broadcasting in Poland. The Council has regulatory authority over both the programming that cable television operators transmit over their networks and the broadcasting operations of broadcasters.

        Registration of Programming.    Under the Television Act, cable television operators must register with the Chairman of the Council each channel and the programming which will be aired on that channel, prior to transmission. The Company's subsidiaries routinely register their programming on a current basis, and there are no material outstanding issues in this respect.

        Required Programming.    Under the Television Act, cable television operators are required to introduce channels into the cable network in the following order:

  1)
  national public radio and television channels;

  2)
  local public radio and television channels available in the given territory;

  3)
  national social broadcasters' channels available in the given territory;

  4)
  other national broadcasters' channels available in the given territory; and

  5)
  other national and foreign broadcasters' channels.

        Taking this into consideration, the Company is in the process of entering into long-term agreements with the broadcasters of required channels as soon as possible.

  Polish Copyright Act

        On January 1, 2003, an amendment to the Copyright Law came into force, which, among other things, removed a statutory license for cable operators to use the content of various providers. Until that date, the statutory license was used by all cable operators in Poland to retransmit domestic and foreign FTA channels without formal agreements with the broadcasters, primarily Polish channels (TVP, Polsat, TVN) and a number of foreign FTAs (e.g., German channels). The removal of the statutory license required cable operators to enter into formal agreements with all broadcasters and copyright associations by January 1, 2003. Given the very short timeframe within which the statutory license was removed, the UPC Polska Group remains in the process of negotiating and signing contracts with broadcasters. After January 1, 2003, when the provisions removing the statutory license came into effect, the following channels were removed from the UPC Polska Group's channel line-ups: 1ARD, 3Sat, Arte/La Cinquieme, France 2, ZDF, Rai UNO, Rai DUE, Rai Sport, ERT, Kabel 1, M6, Neun Live (TM3), n-tv, Onyx, Pro7, RTL, RTL2, Sat1, Super RTL, Vox, DSF, Fashion TV, NBC, RTP, TV4,

61

CTV1, Nova, and ORT1 (Ostankino). Changes in the program offerings began being communicated to customers in April 2003.

        Temporary permission for transmission from key Polish FTAs—TVP (TVP1, TVP2, TVP3, TV Polonia), TVN (TVN, TVN7) and Polsat (Polsat, Polsat 2, TV4)—was granted to Cable Association members, including a subsidiary of the Company, just before the January 1, 2003 effective date. With respect to TVP1, TVP2, TVP3, TVP Polonia, TVN and TVN 7, permission was granted until long-term agreements are concluded. The Binding Heads of Agreement on Retransmission of TVN, TVN 7 and TVN24 were signed on May 9, 2003 and are binding upon the parties, including a subsidiary of the Company, until such time as such agreement is superseded by a long-form agreement. As to TV 4, the new permission is valid until December 31, 2003. The consent regarding Polsat and Polsat 2 has been granted until long-term agreements are concluded, with the reservation that the agreements should be signed by June 17, 2003. In spite of the fact that no long-term agreement was signed by that date, the broadcaster of Polsat and Polsat 2 has not taken any action to ban further transmission; the Company thus believes that the permission is still valid.

        Anticipating the amendment to the Polish Copyright Law, in December 2002, the UPC Polska Group approached the predominantly German and French FTAs, seeking their consent for the cable distribution, free of charge, of their channels in Poland. A significant number of the broadcasters responded that no authorization in the future would be granted without payment of license fees. Some of the broadcasters have reserved the right to claim remuneration for past distribution of their channels.

        In September 2003, a further amendment to the Polish Copyright Law was enacted to restore a statutory license for cable operators to use the content of various providers. This amendment allows cable operators in Poland to retransmit domestic and foreign FTA channels without formal agreements with the broadcasters, although they will still be obliged to pay license fees to such FTAs in an unspecified amount. This authorization will be valid until Poland joins the EU in May 2004.

        After January 1, 2003, the UPC Polska Group terminated its license agreements with copyright collective associations ZAiKS and ZASP on the basis that under the amended Copyright Law, these associations are not authorized to collect remuneration fees for cable retransmission. ZASP and certain other associations are negotiating a general agreement with the Polish Cable Association, whose membership includes a subsidiary of the Company. The intention of the Polish Cable Association is that the total royalties due to all copyright collective associations (including those not participating in the negotiations) should not exceed 1.5% of cable subscription revenue, and an appropriate portion of this 1.5% should be adopted by the parties as the maximum rate under a new arrangement with ZASP and certain other associations. ZAiKS has not participated in these negotiations, and has demanded that the UPC Polska Group enter into a license agreement and pay royalties amounting to 3.5% of cable subscription revenue, as was the case under the terminated agreement. ZAiKS is not legally obligated to enter into negotiations with the Cable Association and does not have to accept the arrangements of other associations concerning the maximum rate, and it retains the right to bring a lawsuit for unpaid royalties.

        The UPC Polska Group has brought a claim to the Copyrights Commission in the Polish Ministry of Culture for the settlement of the conditions of a new license arrangement with ZAiKS, with a request that the license fee be set at 0.3% of cable subscription revenue (instead of 3.5% of cable subscription revenue, as approved by the Minister of Culture in the remuneration tables for ZAiKS). With the entry into force of the amendment to the Polish Copyright Law restoring the statutory license, the proceedings before the Copyrights Commission might be suspended or discontinued. The Polish Copyrights Commission is the administrative body with statutory power to settle disputes concerning the remuneration tables as well as disputes related to conclusion of license arrangements between copyright associations and users of copyrights and neighboring rights. Additionally, on July 2, 2003, the

62

Polish Cable Association on behalf of all cable operators in Poland (including the UPC Polska Group) brought an appeal to the National Administrative Court against the recent decision of the Minister of Culture approving the remuneration tables for ZAiKS at 3.5% of cable subscription revenues. These proceedings are independent from one another.

        After January 1, 2003, certain other Polish copyright associations have also approached the UPC Polska Group demanding the negotiation of separate license agreements and payment of additional license fees.

        The removal of the statutory license, now suspended until May 2004 by the September 2003 amendment to the Polish Copyright Law, was only a part of ongoing modifications to Polish law intended to bring the Polish legal system in line with European Union ("EU") standards. It was not synchronized with a general overhaul of Polish copyright law, which is expected to occur before Poland joins the EU, sometime before May 1, 2004. The new law is expected to resolve some of the current issues in Polish copyright law (numerous collecting agencies, unclear authorities, unreasonable demands) and to bring about general agreement between operators, broadcasters and collecting agencies on copyright license rates. For further discussion of the Polish Copyright Act, see "Item 1-Business" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached to this Disclosure Statement as Annex B and incorporated herein by reference and "Risk Factors—Risks Related to the UPC Polska Group's Business."

  Anti-Monopoly Act

        Companies that obtain control of 40% or more of the relevant market and do not encounter significant competition may be deemed to have market dominance, and therefore face greater scrutiny from the Anti-Monopoly Office. From time to time, the Company receives inquiries from and is subject to review by various divisions of the Anti-Monopoly Office. Additionally, other institutions empowered to protect consumers' rights (such as the Federation of Consumers, spokesmen for consumers' rights) scrutinize local cable TV markets. Such studies are initiated on a temporary basis ex officio or as a result of complaints being lodged by subscribers.

  Poland's EU Membership Application

        Poland will become an EU member on May 1, 2004. When Poland joins the EU, it will be required to implement and obey all of the laws and regulations emanating from the EC including the Television Without Frontiers Directive and the EC competition law in their then current versions. The UPC Polska Group may be required to incur additional costs in order to comply with the resulting changes in Polish law. For further discussion of EU regulation of competition, see "Item 1—Business—EU—Regulation of Competition" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached to this Disclosure Statement as Annex B and incorporated by reference herein.

Investments

        For a discussion of the main investments of the UPC Polska Group, including equity and debt securities acquired by the Company since January 1, 1999 and information regarding the financing for, and location of, such investments, see "Item 1—Business," "Item 2—Properties," "Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations" and the notes to the annual audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 attached to this Disclosure Statement as Annex B and incorporated herein by reference, and "Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations" and the notes to the quarterly unaudited consolidated financial statements of the Company contained in the Company's

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Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 attached to this Disclosure Statement as Annex C and incorporated herein by reference.

Litigation and Claims

        From time to time, the UPC Polska Group is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon current knowledge and facts, management does not expect that the resolution of such matters will have a material adverse effect on the UPC Polska Group's consolidated financial position or results of operations.

HBO Arbitration

        The Company, PCI, Wizja TV B.V. and Poltelkab Sp. z o.o. (the "Arbitration Parties") are involved in a dispute with HBO Communications (UK) Ltd., Polska Programming B.V. and HBO Poland Partners ("HBO") concerning the UPC Polska Group's cable carriage agreement ("Cable Agreement") and its D-DTH carriage agreement ("D-DTH Agreement") for the HBO premium movie channel. With respect to the Cable Agreement, on April 25, 2002, the Arbitration Parties commenced an arbitration proceeding before the International Chamber of Commerce, claiming that HBO was in breach of the "most favored nations" clause thereunder ("MFN") by providing programming to other cable operators in the relevant territory on terms that are more favorable than those offered to the Arbitration Parties. Specifically, the Arbitration Parties contend that the "Service Fee" under the Cable Agreement should not include any minimum guarantees because such minimum guarantees are not required of other cable operators in the relevant territory.

        In its answer in the arbitration, HBO asserted counterclaims against the Arbitration Parties, alleging that the Arbitration Parties were liable for minimum guarantees under the Cable Agreement, and also that the Arbitration Parties were liable for an increase in minimum guarantees under the D-DTH Agreement, based on the fact that the Arbitration Parties merged their D-DTH business with Cyfra+ in December 2001. The Arbitration Parties responded to the counterclaims by (i) denying that they owe any sums for minimum guarantees under the Cable Agreement, in light of the MFN clause, and (ii) by denying that they owe any sums for an increase in minimum guarantees under the D-DTH Agreement, because they have not purchased an equity interest in HBO, a condition on which the Arbitration Parties contend the increase in minimum guarantees is predicated under the D-DTH Agreement.

        The Arbitration Parties intend to vigorously prosecute their claims and defend against HBO's counterclaims. The case is currently in arbitration. The parties have prepared the terms of reference, which include a mapping out of discovery needs, a timing/briefing schedule for future motions, and hearing dates. On April 15, 2003, the Arbitration Panel confirmed a schedule for the Arbitration Parties' request to have the matter decided on summary judgment. The oral argument occurred on May 29, 2003. The summary judgment motion was denied, and the discovery phase has begun. Submissions (such as witness statements, pretrial briefs and joint exhibits) are due in October 2003, and evidentiary hearings are scheduled to occur in November 2003. On July 8, 2003, the Bankruptcy Court granted relief from the automatic stay imposed under section 362 of the Bankruptcy Code to allow the HBO Arbitration to continue in the ordinary course, up to and including entry of an adverse judgment. The Company need not seek any stay relief to enforce any favorable judgment. However, HBO may not enforce any judgment in its favor against the Company and any such judgment remains subject to the automatic stay, although HBO could enforce any such judgment against the Company's subsidiaries which are party to the arbitration but which are not party to or protected by the Company's Chapter 11 proceeding. The Arbitration Parties are unable to predict the outcome of the arbitration process.

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ZASP (Copyrights Collective Association)

        ZASP, a Polish copyrights collective association, brought a claim against UPC Telewizja Kablowa Sp. z o.o., a subsidiary of the Company ("Telewizja"), in the Warsaw District Court on April 9, 2002. ZASP claims payments of copyright and neighboring rights are due from Telewizja because it has used certain artistic performances in its cable TV transmissions. Telewizja responded to the court claiming that artistic performances are not entitled to any remuneration and therefore ZASP's claims are meritless. Additionally, based on a request from ZASP, the court ordered Telewizja to disclose information concerning gross revenues accruing to it for the period June 1, 1998 to June 30, 2002. The District Court issued a decision which Telewizja appealed on July 2, 2002, based on the same argument as the response to the claim.

        On January 17, 2003 the Appeals Court rejected Telewizja's appeal and supported the order of the District Court. Telewizja submitted to the Court information concerning gross revenues accruing to it from June 1, 1998 to June 30, 2002. On January 23, 2003, Telewizja brought an additional letter to the Court requesting it to reject the ZASP claim due to the lack of civil court jurisdiction. On July 2, 2003, the first hearing took place during which ZASP asserted the value of its claim as approximately $750,000. The next hearing date has not been scheduled by the Court. The case is pending. Telewizja is unable to predict the outcome of the case.

RCI Claim

        On January 15, 2003, Reece Communications, Inc. ("RCI") filed a complaint in the Superior Court in New Castle County, Delaware against the Company regarding the Company's default on a promissory note due August 28, 2003 in the original principal amount of $10 million, payable by the Company to RCI (the "RCI Note"). The RCI Note was due in two tranches and the first $4 million principal tranche was paid when due. The Company's default on the remaining $6 million principal tranche was a cross-default triggered by the bankruptcy filing of UPC N.V., which is the guarantor of the RCI Note. The demand was made for immediate payment in full of the unpaid $6 million principal amount of the RCI Note together with all accrued and unpaid interest on this note at the default rate. The litigation was formally served on the Company on January 29, 2003. On February 25, 2003, a default judgment was entered against the Company in the amount of $6,110,465.60 (representing the outstanding principal and accrued interest from January 1, 2003 through February 25, 2003) plus an unidentified amount for "all other costs of this action." The Company has not paid any amounts demanded by RCI or filed responsive pleadings in the litigation. At the end of June 2003, RCI commenced a procedure in the District Court of Warsaw to enforce the default judgment. Because the Company filed a petition for relief under Chapter 11 of the Bankruptcy Code, this enforcement procedure is subject to the automatic stay and was subsequently suspended by RCI.

Selected Historical Consolidated Financial Information

        The following selected consolidated financial data for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from the Company's audited consolidated financial statements. For the year ended December 31, 1998 and the period from January 1, 1999 through August 5, 1999, prior to the acquisition by UPC (the acquisition is described in the notes to the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached to this Disclosure Statement as Annex B and incorporated herein by reference) the Company operated under the name "@Entertainment, Inc." On December 7, 2001, PTC transferred its D-DTH and programming business to TKP, a subsidiary of Canal+ in which PTC retained a minority interest. The consolidated financial data presented below have been derived from the consolidated financial statements of the Company and the notes prepared in conformity with generally accepted accounting principles as applied in the U.S. The selected consolidated financial data should be read in conjunction with "Item 7—Management's Discussion and Analysis of Financial

65

Condition and Results of Operations" contained in the Company's Annual Report on 10-K for the fiscal year ended December 31, 2002 and "Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, copies of which are attached to this Disclosure Statement as Annex B and C, respectively, and incorporated herein by reference.

SELECTED CONSOLIDATED FINANCIAL DATA

	SUCCESSOR				PREDECESSOR
	Year Ended December 31,
	2002	2001	2000	1999	1998
	(Stated in Thousands of U.S. Dollars)
Selected Balance Sheet Data:
Cash and cash equivalents	$105,646	$114,936	$8,879	$35,520	$13,055
Restricted cash	—	26,811	—	—	—
Trade accounts receivable, net of allowance for doubtful debts	7,742	7,360	18,627	12,808	7,408
Programming and broadcast rights	—	—	10,317	7,200	9,030
Due from the Company's affiliates	4,013	13,783	12,469	—	—
Other current assets	2,089	1,208	8,409	12,668	21,063
Property, plant and equipment, net	120,748	143,206	291,512	218,784	213,054
Inventories	3,355	4,035	6,596	5,511	8,869
Intangible assets, net	1,608	370,062	862,116	906,987	43,652
Investment in affiliated companies	3,277	24,530	16,229	19,393	19,956
Other assets	—	—	—	—	12,287

TOTAL ASSETS:	248,478	705,931	1,235,154	1,218,871	348,374
Short-term debt and current portion of long term debt	478,883	461,886	—	—	6,500
Other current liabilities	33,057	84,472	109,021	77,215	50,764
Long-term debt	444,767	403,710	721,442	534,696	257,454
Other non-current liabilities	—	—	1,469	—	—

TOTAL LIABILITIES	956,707	950,068	831,932	611,911	314,718
TOTAL SHAREHOLDER'S (DEFICIT)/EQUITY	$(708,229)	$(244,137)	$403,222	$606,960	$33,656

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	SUCCESSOR				PREDECESSOR
				Period from August 6, 1999 Through December 31, 1999	Period from January 1, 1999 Through August 5, 1999
	Year Ended December 31,
						Year Ended December 31, 1998
	2002	2001	2000
	(Stated In Thousands of U.S. Dollars, Except Per Share Data)
Revenue	$79,675	$138,722	$133,583	$38,018	$46,940	$61,859
Operating expenses:
Direct operating expenses	40,985	111,270	132,154	69,351	70,778	61,874
Selling, general and administrative expenses	27,325	64,301	63,156	46,874	51,034	74,494
Depreciation and amortization	28,361	126,042	109,503	40,189	23,927	26,304
Impairment of long-lived assets	1,868	22,322	7,734	1,091	—	—

Total operating expenses	98,539	323,935	312,547	157,505	145,739	162,672
Operating loss	(18,864)	(185,213)	(178,964)	(119,487)	(98,799)	(100,813)
Loss on disposal of D-DTH business	—	(428,104)	—	—	—	—
Interest and investment income, third party	3,086	1,560	1,329	731	2,823	3,355
Interest expense	(99,846)	(95,538)	(73,984)	(24,459)	(28,818)	(21,957)
Share in results of affiliated companies	(21,253)	(14,548)	(895)	(291)	(1,004)	(6,310)
Foreign exchange gain / (loss), net	14,133	(27,511)	3,397	(2,637)	(2,188)	(130)
Non-operating income/ (expense), net	1,561	—	591	1,977	—	—
Loss before income taxes	(121,183)	(749,354)	(248,526)	(144,166)	(127,986)	(125,855)
Income tax expense	(94)	(124)	(285)	(11)	(30)	(210)
Net loss before accretion of redeemable preferred stock	(121,277)	(749,478)	(248,811)	(144,177)	(128,016)	(126,065)
Accretion of redeemable preferred stock	—	—	—	—	(2,436)	—
Net loss before cumulative effect of accounting change	(121,277)	(749,478)	(248,811)	(144,177)	(130,452)	(126,065)
Cumulative effect of accounting change	(370,966)	—	—	—	—	—

Net loss applicable to holders of common stock	(492,243)	(749,478)	(248,811)	(144,177)	(130,452)	(126,065)

Basic and diluted net loss per common share	N/A	N/A	N/A	N/A	$(3.90)	$(3.78)

Management's Discussion and Analysis of Financial Condition and Results of Operation

        For the management's discussion and analysis of the financial condition and results of the operations of the Company, see "Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the section entitled "Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, copies of which are attached hereto as Annex B and Annex C, respectively, and incorporated herein by reference.

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Current Management of the Company

  Directors and Executive Officers

        The following are the members of the Company's Board of Directors as of the date of this Disclosure Statement:

Simon Boyd	President, Chief Executive Officer and Director (Principal Executive Officer)
Anton Tuijten	General Counsel and Director
Walter Eugene Musselman	Director
Robert Dunn	Director
Nimrod Kovacs	Director

        For more information regarding the directors and executive officers of the Company, see "Item 10—Directors and Executive Officers of the Registrant" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, a copy of which is attached hereto as Annex B and incorporated herein by reference.

OUTSTANDING SECURITIES OF THE COMPANY

The UPC Polska Notes

        The UPC Polska Notes were issued in July 1998 and January 1999 in the transactions described below:

  July 1998 Offering

        On July 14, 1998, the Company sold 252,000 units to two initial purchasers pursuant to a purchase agreement, each unit consisting of $1,000 principal amount at maturity of 14 1/2% Senior Discount Notes due July 15, 2008 (the "2008 Notes") and four warrants (the "2008 Warrants"), each initially entitling the holder thereof to purchase 1.81 shares of common stock, par value $0.01 per share at an exercise price of $13.20 per share, subject to adjustment.

        The 2008 Notes were issued at a discount to their aggregate principal amount at maturity and, together with the 2008 Warrants, generated gross proceeds to the Company of approximately $125,100,000. Any unexercised 2008 Warrants were redeemed in connection with the Agreement and Plan of Merger, dated June 2, 1999, between the Company and UPC.

        The 2008 Notes are unsubordinated and unsecured obligations of the Company. Under the terms of the indenture governing the 2008 Notes, cash interest on the 2008 Notes began to accrue on July 15, 2003 at a rate of 14.5% per annum and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2004.

  January 1999 Offerings

        On January 20, 1999, the Company sold $36,001,321 aggregate principal amount at maturity of Series C Senior Discount Notes due July 15, 2008 (the "Series C Notes"). The Series C Notes are unsubordinated and unsecured obligations of the Company. The Series C Notes were issued at a discount to their aggregate principal amount at maturity and generated gross proceeds to the Company of approximately $9,815,000. Cash interest on the Series C Notes will not accrue prior to January 15, 2004. Thereafter cash interest will accrue at a rate of 7.0% per annum on the principal amount at maturity, and will be payable semi-annually in arrears on July 15 and January 15 of each year commencing July 15, 2004.

        On January 27, 1999, the Company sold 256,800 units to two initial purchasers pursuant to a purchase agreement, each unit consisting of $1,000 principal amount at maturity of 14 1/2% Senior

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Discount Notes due February 1, 2009 (the "2009 Notes" and, collectively with the 2008 Notes and the Series C Notes, the "UPC Polska Notes") and four warrants (the "2009 Warrants,"), each initially entitling the holder thereof to purchase 1.7656 shares of common stock, par value $0.01 per share at an exercise price of $9.125 per share, subject to adjustment. The 2009 Notes were issued at a discount to their aggregate principal amount at maturity and, together with the 2009 Warrants generated gross proceeds to the Company of approximately $100,003,000. Any unexercised 2009 Warrants were redeemed in connection with the Agreement and Plan of Merger, dated June 2, 1999, between the Company and UPC.

        The 2009 Notes are unsubordinated and unsecured obligations of the Company. Under the terms of the indenture governing the 2009 Notes, cash interest on the 2009 Notes would not accrue prior to February 1, 2004. Thereafter cash interest would accrue at a rate of 14.5% per annum on the principal amount and will be payable semi-annually in arrears on August 1 and February 1 of each year, commencing August 1, 2004.

        The Company will be required to commence cash interest payments under the UPC Polska Notes aggregating approximately $50.8 million per annum in 2004 and approximately $69.2 million per annum in 2005 and thereafter.

  Partial Redemption of the UPC Polska Notes

        As a result of the August 6, 1999 acquisition by UPC of the Company, which constituted a Change of Control under the Indentures (as that term is defined under the Indentures), the Company was required to make tender offers to repurchase all outstanding UPC Polska Notes at 101% of their accreted value per $1,000 principal amount of UPC Polska Notes at maturity plus accrued and unpaid interest. The Company subsequently made the repurchase offer to all holders of the UPC Polska Notes, and pursuant to the repurchase offer, the Company purchased $49,139,000 aggregate principal amount at stated maturity of the UPC Polska Notes (i.e., approximately 9% of the outstanding UPC Polska Notes).

  Market for the UPC Polska Notes

        The UPC Polska Notes are not listed on any U.S. national or regional stock exchange or included on NASDAQ. The UPC Polska Notes trade on a limited basis in the over-the-counter market. For the year ended December 31, 2002, the UPC Polska Notes traded at between 15% and 26% of their face value. Trading in the UPC Polska Notes, however, is extremely limited and each holder of UPC Polska Notes is encouraged to obtain current information on the market price of any UPC Polska Notes that such holder holds.

  Holders of the UPC Polska Notes

        The UPC Polska Notes are held by a number of institutional investors, which together, in the aggregate, hold approximately 83.2% of the outstanding amount of UPC Polska Notes. Five institutional investors which hold UPC Polska Notes, as well as the indenture trustee for the UPC Polska Notes, are members of the Committee. UPC Telecom holds the remainder of the outstanding amount of UPC Polska Notes, or approximately $78 million (accreted value) as of the Petition Date.

  Terms of the UPC Polska Notes

        The UPC Polska Notes were issued pursuant to the Indentures by and among the Company and Deutsche Bank Trust Company Americas, formerly Bankers Trust Company, as trustee (the "Indenture Trustee").

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        The following summaries of certain provisions of the Indentures are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indentures. The Company urges each holder of UPC Polska Notes to read the Indentures because the Indentures, and not this description, define the rights of the holders of the UPC Polska Notes. Copies of the Indentures are available from the Company upon request.

  Ranking of the UPC Polska Notes

        The UPC Polska Notes (i) are unsecured, general obligations of the Company, (ii) rank equally in right of payment with all of the Company's existing and future unsubordinated and unsecured Indebtedness (as defined in the relevant Indenture); and (iii) rank senior in right of payment to all of the Company's existing and future Subordinated Indebtedness (as defined in the relevant Indenture). The Company's operations are conducted through its subsidiaries and, therefore, the Company depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the UPC Polska Notes. The UPC Polska Notes are effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) and preferred stock of the Company's subsidiaries. Any right the Company has to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the UPC Polska Notes to participate in those assets) are effectively subordinated to the claims of that subsidiary's creditors and preferred interest holders, except to the extent that the Company is recognized as a creditor of the subsidiary, in which case the Company's claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by the Company.

  Principal and Maturity

        The following chart shows the aggregate principal amount and scheduled maturity date of each of the series of UPC Polska Notes:

Series of UPC Polska Notes	Aggregate Principal Amount (At Maturity) Issued	Aggregate Principal Amount (At Maturity) Outstanding as of June 30, 2003	Scheduled Maturity Date
2008 Notes	$252,000,000	$224,165,000	July 15, 2008
Series C Notes	$36,001,321	$36,001,321	July 15, 2008
2009 Notes	$256,800,000	$235,496,000	February 1, 2009

        The aggregate principal amount at maturity outstanding as of June 30, 2003 of each of the series of UPC Polska Notes takes into account the amount of UPC Polska Notes repurchased by the Company pursuant to the tender offers initiated by the Company following the August 6, 1999 acquisition of the Company by UPC.

  Covenants

        The UPC Polska Notes contain covenants requiring the Company to repurchase the UPC Polska Notes at the option of the holders of the UPC Polska Notes in the event of a Change in Control (as defined in the Indentures) of the Company. The Indentures also contain covenants restricting or limiting the ability of the Company to:

  (i)
  incur additional indebtedness;

  (ii)
  make restricted payments;

  (iii)
  enter into transactions with affiliates;

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  (iv)
  incur liens;

  (v)
  effect sales of assets;

  (vi)
  make investments in unrestricted subsidiaries; and

  (vii)
  establish new lines of business.

        The Indentures' covenants also:

  (i)
  limit issuances and sales of capital stock of restricted subsidiaries;

  (ii)
  limit guarantees of indebtedness by restricted subsidiaries;

  (iii)
  limit the ability to restrict the payment of dividends by restricted subsidiaries; and

  (iv)
  require the Company to provide financial statements and reports.

        The Indentures provide for events of default under the UPC Polska Notes in the event the Company fails to pay interest (subject to a 30-day grace period) or principal on the UPC Polska Notes, the Company's failure to observe or perform any covenant or agreement under the UPC Polska Notes or in the Indentures (subject to a 30-day cure period), the bankruptcy, insolvency or reorganization of the Company or a default under other indebtedness of the Company or any of its subsidiaries in excess of $15 million.

        As a result of the Company commencing the Chapter 11 Case on the Petition Date, an event of default under the Indentures has occurred. Consequently, amounts owed under the UPC Polska Notes will need to be reflected as current liabilities in the Company's financial statements unless and until the Restructuring is consummated.

The Telecom Pari Passu Notes, the Telecom Junior Notes and the Belmarken Notes

        UPC Telecom is the holder of the Telecom Pari Passu Notes and the Telecom Junior Notes. Belmarken is the holder of the Belmarken Notes. On December 2, 2002, UPC assigned to UPC Telecom all rights and obligations arising from loan agreements between the Company and UPC. As of June 30, 2003, the Company had loans payable to UPC Telecom and Belmarken of approximately $393,926,000 and $14,942,000, respectively. The two amounts exclude accrued but unpaid interest of $72,118,000 as of June 30, 2003. The loans bear interest at a rate of 11.0% per annum and mature in 2007 and 2009, respectively. Loans originally from UPC with an aggregate principal amount of $150,000,000 have been subordinated to the UPC Polska Notes and the Belmarken Notes (together with $57,802,000 of accrued and unpaid interest thereon, as of June 30, 2003). All of the debts owed to UPC Telecom and Belmarken have been reflected as current liabilities of the Company.

The RCI Notes

        In settlement of legal claims against the Company, on August 28, 2001, the Company and one of its subsidiaries issued the RCI Note to RCI, a former minority stockholder of Poland Cablevision (Netherlands) B.V. UPC is the guarantor of the RCI Note. The RCI Note was due in two tranches and the first $4 million principal tranche was paid when due. As of December 31, 2002, the Company had $6 million payable to RCI pursuant to the RCI Note issued by the Company. On January 15, 2003, RCI filed a complaint in Superior Court in New Castle County, Delaware against the Company regarding the Company's default on the outstanding RCI Note. The Company's default on the remaining $6 million principal tranche was a cross-default triggered by the bankruptcy filing of UPC N.V., which is the guarantor of the RCI Note. The demand was made for immediate payment in full of the unpaid $6 million principal amount, together with all accrued and unpaid interest at the default rate. For more information on the RCI claim, please refer to the section entitled "The Company—Litigation and Claims—RCI Claim."

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Capital Stock of the Company prior to the Restructuring

        All of the Company's outstanding common stock is owned by UPC Telecom and is not traded on any public trading market. The current authorized capital stock of the Company amounts to 1,000 shares of common stock, par value $0.01 per share. The Company's executive officers and directors do not possess any voting securities of the Company and/or its subsidiaries.

        As of the Effective Date, the outstanding shares of the Company common stock and any rights, options and warrants to acquire shares of the UPC Polska Stock will be cancelled and will be of no further force or effect.

Capital Stock of the Company after the Restructuring

        After the Effective Date, the authorized capital stock of the Company shall consist of 1,000 shares of common stock, par value $0.01 per share, which shall be owned 100% by UPC Telecom, Belmarken, and the holders of the Affiliate Indebtedness Claims. If the Company converts to a LLC prior to the Effective Date, the membership interests shall be owned 100% by UPC Telecom, Belmarken, and the holders of the Affiliate Indebtedness Claims.

DESCRIPTION OF THE NEW UPC POLSKA NOTES

General

        Polska Finance was incorporated by UPC Telecom in the State of Delaware on July 2, 2003 as a corporation with limited liability. Polska Finance is a wholly-owned subsidiary of UPC Telecom and a sister company of the Company. Polska Finance was formed as an integral component of the Plan to effectuate the Restructuring through the co-issuance with the Company of the New UPC Polska Notes.

        The statutory purpose of Polska Finance is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code. Polska Finance has not conducted any operations to date and is not anticipated to conduct any business, other than acting as a co-issuer of the New UPC Polska Notes. The address of the registered office of Polska Finance in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

Management of Polska Finance

        Polska Finance's Board of Directors consists of the following two members as of the date of this Disclosure Statement:

Name:	Title:
Dennis Okhuijsen	Director
Jeremy Evans	Director

        Polska Finance's business and affairs are managed by Polska Finance's officers, under the direction of the Board of Directors. Polska Finance's officers currently consist of:

Name:	Title:
Dennis Okhuijsen	President and Treasurer
Jeremy Evans	Vice President and Secretary

        Dennis Okhuijsen is the President and Treasurer, as well as a Director of Polska Finance. Mr. Okhuijsen is currently employed as group treasurer of UPC N.V. After having started as an accountant at Arthur Andersen in 1993, progressing to senior accountant in 1997, he joined UPC, NV

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as a comptroller in 1997. Within UPC N.V., he has held the position of Director of External Reporting, Director of Capital Markets and Director of Finance prior to reaching his current positions.

        Jeremy Evans is the Vice-President and Secretary, as well as a Director of Polska Finance. Mr. Evans is currently employed as Deputy General Counsel of UPC NV. After having worked as an associate solicitor with Slaughter & May from 1989 to 1993 and Clifford Chance from 1993 to 1999, he joined the UPC Group in May of 1999.

The New UPC Polska Notes

        The New UPC Polska Notes will be issued after confirmation of the Plan.

  Market for the New UPC Polska Notes

        The New UPC Polska Notes will not be listed on any U.S. national or regional stock exchange or included on the NASDAQ National Market or the NASDAQ Small Cap Market. The Company expects that the New UPC Polska Notes will trade on an extremely limited basis on the NASDAQ PORTAL market.

        The following is a summary of material provisions of the New Indenture and is qualified in its entirety by reference to the New Indenture itself. A copy of the New Indenture is attached to this Disclosure Statement as an exhibit to Annex A and is incorporated herein by reference. The Company urges each holder of New UPC Polska Notes to read the New Indenture because the New Indenture, and not this description, will define the rights of the holders of the New UPC Polska Notes.

  Terms of the New UPC Polska Notes

        The New UPC Polska Notes will be issued pursuant to the New Indenture by and among the Company, Polska Finance (together with the Company, the "Issuers") and Wilmington Trust Company, as trustee (the "New Indenture Trustee"), dated as of the confirmation of the Plan.

  Ranking of the New UPC Polska Notes

        The New UPC Polska Notes will (i) be unsecured, general obligations of the Issuers, (ii) rank equally in right of payment with all of the Issuers' existing (as of the Effective Date) and future unsubordinated and unsecured Indebtedness (as defined in the New Indenture); and (iii) rank senior in right of payment to all of the Issuers' existing (as of the Effective Date) and future Subordinated Indebtedness (as defined in the New Indenture). The Company's operations are conducted through its subsidiaries and, therefore, the Company depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the New UPC Polska Notes. The New UPC Polska Notes will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) and preferred stock of the Company's subsidiaries. Any right the Company has to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the New UPC Polska Notes to participate in those assets) are effectively subordinated to the claims of that subsidiary's creditors and preferred interest holders, except to the extent that the Company is recognized as a creditor of the subsidiary, in which case the Company's claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by the Company.

  Principal and Maturity

        The aggregate principal amount of the New UPC Polska Notes will be determined as of the confirmation of the Plan and will be based on the amount of claims proffered in the bankruptcy court

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proceedings, but the Company expects the aggregate principal amount of the New UPC Polska Notes to approximate $61 million. The scheduled maturity date of the New UPC Polska Notes will be the third anniversary of their date of issue.

  Optional Redemption

        The New UPC Polska Notes will be redeemable, in whole or in part, at par, at any time after their issuance, at the option of the Issuers.

  Covenants

        The New UPC Polska Notes will contain covenants requiring the Issuers to repurchase at par the New UPC Polska Notes at the option of the holders of the New UPC Polska Notes in the event of a Change in Control (as defined in the New Indenture) of the Company. The New UPC Polska Notes will also contain covenants restricting or limiting the ability of the Company and any of its restricted subsidiaries (subject, in each case, to certain exceptions) to:

  (i)
  incur indebtedness and issue disqualified capital stock of a restricted subsidiary;

  (ii)
  purchase or redeem for value any capital stock of the Company or any of its affiliates, pay dividends or make other distributions on the capital stock of the Company;

  (iii)
  impose restrictions on the ability of the Company's restricted subsidiaries to pay dividends, make other distributions of cash or other property or make loans or guarantees to or for the benefit of the Company;

  (iv)
  make any principal payment on, repurchase, redeem or defease for value, prior to any scheduled principal payment, any subordinated indebtedness of the Company;

  (v)
  guarantee indebtedness of the Company or any of its affiliates;

  (vi)
  engage in certain transactions between or among the Company and its affiliates;

  (vii)
  create, incur, assume or suffer to exist any lien on its assets or properties;

  (viii)
  convey, sell, transfer, assign or otherwise dispose of its property, business or assets;

  (ix)
  consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets; and

  (x)
  engage in any business other than the Cable/Telecommunications Business (as defined in the New Indenture), the Entertainment/Programming Business (as defined in the New Indenture) or the D-DTH Business (as defined in the New Indenture) or any business or activity reasonably related thereto.

        The New Indenture will also require the Company to (i) maintain its corporate existence; provided that the Company may convert into a limited liability company organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia or a limited liability company or similar entity organized under the laws of a member state of the European Union; and (ii) file with the SEC annual reports, quarterly reports and other documents which are required to be filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 ("U.S. Exchange Act") at or prior to the time the document is required to be filed regardless whether the Company is then required by Section 13(a) or 15(d) to file the document.

  Default

        The New Indenture will provide for events of default under the New UPC Polska Notes in the event of an Issuer's failure to pay interest (subject to a 30-day grace period) or principal on the New

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UPC Polska Notes, an Issuer's failure to observe or perform any covenant or agreement under the New UPC Polska Notes or in the New Indenture (subject to a 30-day cure period), the bankruptcy, insolvency or reorganization of an Issuer or any Significant Subsidiary (as defined in the New Indenture) or a default under other indebtedness of the Company or any of its Significant Subsidiaries (as defined in the New Indenture) in excess of $5 million.

  Necessity for a Co-Issuer

        The New UPC Polska Notes will be issued jointly by the Company and Polska Finance because the Company anticipates that it may convert the form of its legal entity from a C corporation to a pass-through limited liability company. This structure is designed to accommodate certain institutional investors, principally insurance companies, which are restricted in their investments in disregarded entities. If the Company elects to convert its form of legal entity to one which is disregarded for U.S. tax purposes, the co-issuance by Polska Finance of the New UPC Polska Notes is designed to permit these institutional investors to continue to hold the New UPC Polska Notes after conversion of the Company from a C-corporation to a limited liability company.

        If the Company elects to convert itself a limited liability company, the Company may, if possible, elect to do so during the pendency of its Chapter 11 bankruptcy. If so, the Company would be required to obtain the consent of the U.S. bankruptcy trustee to the conversion. In addition, there are various securities law, indenture, and other issues that may prevent the Company from converting into an LLC until on or after the date the Plan is consummated.

        To effect the conversion, the Company anticipates that its sole shareholder, UPC Telecom, would organize a limited liability company ("UPC Polska LLC"), and UPC Telecom would own 100% of the equity interests of UPC Polska LLC if the conversion occurs during the pendency of the bankruptcy proceedings. If the conversion occurs after the consummation of the Plan, then UPC Telecom and Belmarken (and possibly UPC Operations B.V.) would collectively own 100% of the equity interests of UPC Polska LLC. In either case, it is anticipated that UPC Polska LLC would be a disregarded entity for U.S. tax purposes. The Company would merge into UPC Polska LLC pursuant to applicable state law. Consequently, all of the assets and all of the liabilities of the Company would vest in UPC Polska LLC as a matter of law.

THE RESTRUCTURING AGREEMENT

        The following is a summary of the significant terms of the Restructuring Agreement. The summary set forth below does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the detailed provisions of the Restructuring Agreement. The Restructuring Agreement was attached as Exhibit 10.1 to a Current Report on Form 8-K filed by the Company with the SEC on June 20, 2003.

        Upon consummation of the Plan, the Plan and the documents executed and delivered on the Effective Date and in consummation of the Plan shall be deemed to set forth the entire agreement and undertakings relating to the subject matter thereof and shall supersede all prior discussions and documents related thereto, including the Restructuring Agreement.

The Agreed Restructuring Process

        Under the Restructuring Agreement, in order to effectuate an overall compromise and settlement, the Company, the UPC Entities and the Majority Noteholders agreed that (i) the Belmarken Notes, (ii) the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes), (iii) the Telecom Owned UPC Polska Notes, (iv) the Telecom Pari Passu Notes, (v) the Affiliate Indebtedness, and (vi) the General Unsecured Claims would be cancelled or exchanged for New UPC Polska Stock, New

75

UPC Polska Notes and cash on the terms set forth in the Restructuring Agreement. The UPC Polska Equity and the Telecom Junior Notes will be cancelled and receive no distribution.

        Under the Restructuring Agreement, the Company agreed to file a voluntary case under Chapter 11 of the Bankruptcy Code and a plan of reorganization and disclosure statement with the Bankruptcy Court.

        Four members of the Committee executed and delivered the Restructuring Agreement as Majority Noteholders. Under the terms of the Restructuring Agreement, these Majority Noteholders agreed to vote their claims in support of the Plan. Such Majority Noteholders have the right to comply with their fiduciary duties as members of the Committee subject to their continuing obligations, inter alia, to support and vote in favor of the Plan and not to support or encourage any financial restructuring concerning the Company other than as set forth in the Plan.

Distribution of Cash, New UPC Polska Notes and New UPC Polska Stock under the Plan

        Consistent with the terms of the Restructuring Agreement, the Plan sets forth the New UPC Polska Notes, New UPC Polska Stock and cash to be distributed to:

  (i)
  the holders of the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes);

  (ii)
  the holders of the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes and the Affiliate Indebtedness; and

  (iii)
  the holders of General Unsecured Claims.

        Under the Restructuring Agreement, holders of UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) shall receive, on or as soon as practicable after the Effective Date, (i) the Cash Consideration and (ii) New UPC Polska Notes in the aggregate principal amount of $60,000,000.00. The holders of the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) shall each receive a pro rata amount of the Cash Consideration and New UPC Polska Notes based on the amount of their claims in respect of the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes).

        Under the Restructuring Agreement, holders of the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes and Affiliate Indebtedness shall receive (i) the Other Cash Consideration and (ii) 100% of the New UPC Polska Stock for the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes and the Affiliate Indebtedness. The holders of the Telecom Owned UPC Polska Notes, Telecom Pari Passu Notes, Belmarken Notes and Affiliate Indebtedness, shall each receive a pro rata amount of such consideration based on the amount of their claims in respect of the Telecom Owned UPC Polska Notes, Telecom Pari Passu Notes, Belmarken Notes and Affiliate Indebtedness.

        Under the Restructuring Agreement, all general unsecured creditors of the Company, other than holders of the UPC Polska Notes (excluding UPC Telecom), the Belmarken Notes, the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, Affiliate Indebtedness and the Telecom Junior Notes ("General Unsecured Creditors"), shall receive the amount and type of consideration per $1,000.00 of claim amount of each undisputed General Unsecured Claim of the Company as set forth in the Restructuring Agreement, which is equal to the amount and type of consideration per $1,000.00 of claim amount payable to the holders of UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) pursuant to the terms of the Restructuring Agreement.

        Under the Restructuring Agreement, holders of the Telecom Junior Notes shall receive no consideration from the Company in exchange for the Telecom Junior Notes, which shall be cancelled on the Effective Date by operation of the Plan and shall thereafter be of no further force and effect. Holders of the UPC Polska Equity shall receive no consideration from the Company in exchange for

76

the UPC Polska Equity, which shall be cancelled on the Effective Date by operation of the Plan and shall thereafter be of no further force and effect.

        Under the Restructuring Agreement, the UPC Entities and the Majority Noteholders agreed to vote in favor of the Plan as part of the Chapter 11 bankruptcy case and to take other actions necessary to effectuate the terms of the Restructuring Agreement. In addition, the Restructuring Agreement provided that the Majority Noteholders could be appointed as members of an official committee of unsecured creditors in the Company's bankruptcy case, and in that capacity, would be entitled to carry out their fiduciary duties as Committee Members subject to their continuing obligations, inter alia, to support and vote in favor of the Plan and not to support or encourage any financial restructuring concerning the Company other than as set forth in the Plan under the Restructuring Agreement.

        As of the date of this Disclosure Statement, the Majority Noteholders represented approximately 75% of all outstanding UPC Polska Notes held by third parties that are not affiliates of the Company (approximately 17% of all outstanding UPC Polska Notes are held by UPC Telecom).

Treatment of Other Creditors of the Company

  Treatment of Critical Creditors

        Under the terms of the Restructuring Agreement, the Company, the UPC Entities and the Majority Noteholders acknowledged that certain creditors of the Company are critical to the operation of the business of the Company as a going concern ("Critical Creditors"). Accordingly, the parties to the Restructuring Agreement agreed that the Company will use its commercially reasonable efforts to pay certain of its Critical Creditors in full prior to the filing date of its Chapter 11 bankruptcy case and to take other actions to ensure that the obligations of the Company to its Critical Creditors which remain unpaid on the Effective Date are unimpaired, assumed and reinstated under the Plan and paid in full in cash on or as soon as practicable after the Effective Date. The Company shall, subject to the approval of the Bankruptcy Court, pay the outstanding claims of Critical Creditors in full in cash on or as soon as practicable after the Filing Date.

  Treatment of Holders of Administrative and Other Priority Claims

        Under the Restructuring Agreement, the Plan provides that, on or as soon as practicable after the Effective Date, each holder of allowed administrative or other priority claims under the Bankruptcy Code shall receive cash equal to the full amount of its allowed claim or will otherwise be left unimpaired and reinstated or shall be accorded such other treatment as the Company and such holder agree to in writing.

Other Terms of the Restructuring Agreement

  Modifications and Amendments

        Under the terms of the Restructuring Agreement, the Company, may with the written consent of the UPC Entities and a Majority-in-Interest of the Majority Noteholders, make such changes and modifications to the Plan and/or the Disclosure Statement as the Company in its reasonable discretion deems necessary and appropriate, subject to certain limitations as set forth in the Restructuring Agreement, and to the extent permissible under the US Bankruptcy Code, in order to have the Disclosure Statement approved by the US Bankruptcy Court and the Plan confirmed by the US Bankruptcy Court. Further, the Restructuring Agreement may not be amended except by an instrument in writing signed by each of the Company, the UPC Entities and a Majority-in-Interest of the Majority Noteholders.

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REORGANIZATION VALUATION ANALYSIS AND PROJECTED FINANCIAL INFORMATION

Valuation Analysis

        A bankruptcy court is often requested, as part of confirmation of a plan of reorganization, to determine the enterprise value of a reorganized debtor after giving effect to the contemplated restructuring as this information is often used to evaluate the consideration being provided to holders of claims and equity interests under a plan of reorganization. Accordingly, the Company requested that FTI, its financial advisor, prepare a valuation of the Reorganized Debtor as of May 31, 2003.

        The Company has been advised by FTI with respect to the value of the Reorganized Debtor on a going concern basis. The estimated range of going concern enterprise values of the Company is approximately $222.6 million to approximately $246.0 million (with a midpoint value of approximately $234.3 million) as of May 31, 2003. The Committee has retained Chanin as its financial advisors. Chanin has conducted a preliminary valuation analysis which sets the midpoint of the estimated range of going concern enterprise values of the Company at approximately $320 million. Chanin's preliminary valuation is based on the information it has received from the Company as of October 2, 2003. Chanin's preliminary valuation does not incorporate any information regarding various items including, among other things, projections and forecasts for the period after 2005 and projections for the Debtor's minority held subsidiaries, TKP and FKP. Chanin believes that its preliminary enterprise valuation set forth herein will change upon the receipt of additional information, but cannot state with any degree of certainty the magnitude of such change. Chanin's preliminary valuation should not be relied upon other than to indicate that Chanin believes the Company's enterprise valuation is higher than the FTI valuation set forth herein.

        The foregoing estimate of the range of reorganization enterprise values of the Reorganized Debtor relies on a number of assumptions with respect to economic, market, foreign exchange, regulatory, industry and general business conditions, the successful implementation of the Reorganized Debtor's restructuring and business plans, market conditions as of May 31, 2003 continuing through the assumed Effective Date and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein.

        This valuation analysis reflects work performed by FTI on the basis of information in respect of the businesses and assets made available to FTI by the Company's management in June and July 2003. In preparing this valuation analysis, FTI had access to the Company's projected financial information contained in Annex E of this Disclosure Statement and relied upon such projected financial information, in part, to formulate the enterprise value of the Reorganized Debtor presented herein. In particular, FTI utilized the Company's projected financial information contained in Annex E of this Disclosure Statement in developing its discounted cash flow analysis and in deriving appropriate base numbers to which the selected multiples were applied when it performed the comparable public company analysis described below. In conducting this analysis, FTI: (i) reviewed certain historical financial information of the Company for recent fiscal years and interim periods; (ii) reviewed certain internal financial and operating data of the Company, including financial projections prepared and provided by management relating to the Company's business and its prospects; (iii) discussed the Company's operations and future prospects with certain members of senior management of the Company; (iv) reviewed publicly available financial data and considered the market value of public companies which FTI deemed generally comparable to the operating business of the Company; (v) considered certain economic and industry information relevant to the operating business; and (vi) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Although FTI conducted a review and analysis of the Company's business, operating assets and liabilities and business plan, it assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Company, and of publicly available information. In addition, FTI did not independently verify management's projections in connection with FTI's estimates

78

of the enterprise value, and no independent valuations or appraisals of the Company's underlying assets were sought or obtained in connection herewith.

        Estimates comprising the range of enterprise values do not purport to be appraisals or necessarily reflect the values which may be realized if assets of the Company are sold as a going concern, in liquidation or otherwise.

        The estimated range of enterprise values prepared by FTI represents the range of enterprise values of the Reorganized Debtor on May 31, 2003. These estimates were developed solely for purposes of the formulation of a plan of reorganization and to estimate the implied recoveries to creditors thereunder. These estimates do not purport to reflect or constitute an appraisal, liquidation value or estimate of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein.

        The enterprise value of any operating business is subject to numerous uncertainties and contingencies which are difficult to predict, and will fluctuate with changes in factors affecting the financial condition and prospects of the business, the industry in which the business operates and the economy in general. As a result, the estimated range of enterprise values of the Reorganized Debtor set forth herein is not necessarily indicative of actual outcomes, which may be significantly different from those set forth herein, and none of the Company, the Reorganized Debtor, FTI or any other person assumes responsibility for their accuracy. In addition, the value of newly-issued securities is subject to uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing conditions in the financial markets, interest rates, the initial securities holding of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities.

Valuation Methodologies

        FTI performed a variety of analyses and considered a variety of factors in preparing the valuation of the Reorganized Debtor. In performing its valuation analysis, FTI considered the valuation of each of UPC Polska's subsidiaries and combined these valuations to arrive at the valuation for the Company. FTI primarily relied on three generally accepted methodologies: discounted cash flow analysis, comparable public company analysis, and the asset approach. FTI made judgments as to the relative significance of each analysis and the indicated value range reflects the combined conclusions of each analysis.

  Discounted Cash Flow Analysis

        The discounted cash flow ("DCF"") valuation methodology is a "forward-looking" approach that relates the value of an asset or business to the present value of expected unlevered after-tax cash flows accruing to the providers of interest-bearing debt and equity. The expected future cash flows are discounted to May 31, 2003 at an estimated rate of return which represents the risk-adjusted, weighted average cost of capital of the business.

        This approach relies on the Company's ability to project future cash flows with some degree of accuracy. The Company's projections reflect assumptions made by the Company's management concerning anticipated results, and the assumptions and judgments used in the projections may or may not ultimately prove correct; therefore, no assurance can be provided that the projections are attainable or correct. FTI does not and cannot make any representations or warranties as to the accuracy or completeness of the Company's projections.

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  Comparable Public Company Analysis

        The comparable public company analysis estimates the value of a business based on a comparison with the financial statistics of public companies in a similar line of business. It establishes valuation benchmarks by calculating the enterprise values of comparable companies, as determined by the traded value of their securities, as multiples of common operating statistics such as revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA"), and then applying those multiples to the operating statistics of the subject company. The analysis involves a detailed multi-year comparison of each company's income statements, balance sheets and cash flow statements. In addition, each company's performance, profitability, margins, leverage and business trends are also examined.

        A key factor to this approach is the selection of companies with similar operational and financial characteristics to the target company. Relevant criteria for selecting comparable companies include, among other things, similarity of lines of business, business risks, strategy and growth prospects, maturity of business, cost structure, market presence, size and scale of operations. The selection of truly comparable companies is often difficult and subject to numerous judgments.

  Asset Approach

        The asset approach estimates the value of a business based on the value of its underlying assets. It is often used when the business being valued is not an operating business or where discounted cash flow or comparable public company analyses may not readily determine its value.

        The asset approach depends upon the estimated values of the business's underlying assets, which are often based upon certain assumptions and subject to a significant amount of judgment. To the extent that the business's assets are, in whole or in part, comprised of equity interests in subsidiaries, the value of such interests are often subject to the same uncertainties described for the discounted cash flow and comparable public company analyses in the preceding paragraphs.

        THE RANGE OF ENTERPRISE VALUES DETERMINED BY FTI REPRESENTS ESTIMATED VALUES OF THE REORGANIZED DEBTOR ONLY FOR PURPOSES OF CALCULATING RECOVERY TO CREDITORS UNDER THE PLAN, AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINED IN A PUBLIC OR PRIVATE SALE.

Projected Financial Information

        As described in "Chapter 11 Case and the Plan of Reorganization—Voting on, and Confirmation of, The Plan—Feasibility," in order for the Plan to be confirmed, the Bankruptcy Court must find that the Plan is "feasible" as set forth in Section 1129(a)(11) of the Bankruptcy Code. Accordingly, in order to demonstrate that the Plan is feasible, to assist in the preparation of a valuation analysis and to assist each Holder of a Claim against, or Equity Interest in, the Company in determining whether to accept or reject the Plan, the Company's management has prepared the prospective financial information and other financial projections set forth in Annex E of this Disclosure Statement (the "Projections"").

        The Projections are based upon the Company's business plan and should be read in conjunction with (i) the assumptions, qualifications and footnotes to the tables containing the Projections, (ii) the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached hereto as Annex B, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, attached hereto as Annex C and (iii) the information contained under the heading "Risk Factors" of this Disclosure Statement.

        The management of the Company believes that the Projections were prepared in good faith using assumptions that are reasonable and applied in a manner consistent with past practice. Most of the

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assumptions used in the Projections about the operations of the Reorganized Debtor after the assumed Effective Date of December 31, 2003 are based, in part, on economic, competitive, and general business conditions prevailing at the time the Projections were prepared. While, as of the date hereof, such conditions have not materially changed, any future changes in these conditions may materially impact the Company's ability to achieve the Projections.

        The Projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company's management when taken as a whole, may not be realized, and are inherently subject to significant known and unknown business, economic and competitive uncertainties and contingencies, including, among others, those summarized herein, many of which are beyond the Company's control and which may cause the Company's actual financial condition, results or performance to be materially different from those projected. Consequently, this Disclosure Statement and the Projections contained herein should not be regarded as a representation by the Company or any other person as to the accuracy of the Projections or to the Company's ability to achieve the projected results or performance. In addition, there can be no assurance that the assumptions made by the Company's management in preparing the Projections will prove accurate. Some assumptions inevitably will not materialize. Further, events and circumstances occurring subsequent to the date on which the Projections were prepared may be different from those assumed or, alternatively, may have been unanticipated, and the occurrence of these events may affect the Company's financial results in a material and possibly adverse manner. The Projections, therefore, are not fact and should not be relied upon as a guaranty or other assurance of the actual results that will occur. The inclusion of the Projections in this Disclosure Statement should not be regarded as an indication that the Company or any of its affiliates, representatives or advisors consider the Projections to be a reliable prediction of future events, and the Projections should not be relied upon as such. Readers of this Disclosure Statement are cautioned not to place undue reliance on the Projections.

        The Company's management has prepared the Projections solely for purposes of complying with the requirements of the Bankruptcy Code. The Projections were not prepared with a view toward compliance with the published guidelines of the SEC, the American Institute of Certified Public Accountants, or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with the Company's historical consolidated financial statements. Neither Arthur Andersen, the Company's predecessor independent auditors, nor KPMG, the Company's current independent auditors, has compiled or examined the Projections or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on the Projections or the achievability of the results or performance indicated by the Projections, and assume no responsibility for, and disclaim any association with, the Projections. FTI, the Company's financial advisors, has not compiled or expressed any opinion or any other form of assurance on the Projections or the achievability of the results or performance indicated by the Projections, and assume no responsibility for, and disclaim any association with, the Projections.

        The Company's management does not, as a matter of course, publicly disclose financial projections of the Company's expected future financial condition, results of operations or cash flows. Accordingly, the Company does not intend, and disclaims any obligation, to (i) furnish updated or revised projections to reflect circumstances existing after the date of this Disclosure Statement or to reflect the occurrence of future events (even in the event that any or all of the assumptions underlying the Projections are shown to be in error) to Holders of the Claims against, and Equity Interests in, the Company prior to the Effective Date or to holders of the shares of New UPC Polska Stock or New UPC Polska Notes or any other party after such Effective Date, (ii) include such updated or revised information in any documents that may be required to be filed with the SEC or (iii) otherwise make such updated or revised information publicly available.

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LIQUIDATION ANALYSIS

Best Interests of Creditors Test

        As described in "Chapter 11 Case and the Plan of Reorganization—Voting on, and Confirmation of, The Plan—The Best Interests Test," above, in order to confirm a Chapter 11 plan of reorganization, the Bankruptcy Code requires that, among other things, each holder of a claim or equity interest in an impaired class either:

  •
  accept the plan; or

  •
  receive or retain under the plan cash or property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code (the "Best Interests Test").

        To calculate what holders of each impaired class of claims and equity interests would receive in a Chapter 7 liquidation, the Bankruptcy Court must determine the "liquidation value" of the debtor, which would consist primarily of the net proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee. The proceeds from a Chapter 7 liquidation that would be available to all unsecured claims would be reduced or diluted by:

  •
  secured claims to the extent of the value of the collateral securing such claims;

  •
  the costs and expenses of liquidation, including the costs incurred to sell the assets;

  •
  the administrative expenses of the Chapter 7 case, including the fees of a trustee, counsel, financial advisors, accountants and other professionals;

  •
  additional contingent claims and losses arising during the operation of the debtor's business in Chapter 7, including potential breaches of contracts;

  •
  priority claims arising in the Chapter 7 and the prior Chapter 11 case; and

  •
  administrative expenses and claims in the prior Chapter 11 case, including the fees of counsel, financial advisors, accountants and other professionals.

        In applying the Best Interests Test, the Company believes that the most likely outcome of a liquidation proceeding under Chapter 7 would be the application of the rule of absolute priority of distributions under Bankruptcy Code Section 726. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full, and no equity holder receives any distribution until all creditors are paid in full with interest.

        To determine if the Plan satisfies the Best Interests Test as to each Holder of an Impaired Claim or Impaired Equity Interest, the present value of such Holder's pro rata share of the net liquidation proceeds available for distribution to unsecured creditors must be compared with the value of the property offered to such Holder under the Plan. If present values offered to each such Holder under the Plan are found by the Bankruptcy Court to equal or exceed what each such Holder would realize in a Chapter 7 liquidation, the Plan will be deemed to satisfy the Best Interests test.

Liquidation Analysis

        The Company believes that the confirmation of the Plan will provide each Holder of an Impaired Claim or Impaired Equity Interest with as least as much recovery as it would receive if the Company were liquidated under Chapter 7. In addition, in the Company's view, a Chapter 7 liquidation involves additional uncertainty not fully reflected in the Liquidation Analysis with respect both to the timing and amount of payments to each Holder of an Impaired Claim or Impaired Equity Interest. The Company believes that the Plan provides as much certainty as is possible regarding these matters.

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        The Liquidation Analysis, as set forth in Annex F, is based upon an orderly Chapter 7 liquidation of the Company. This analysis projects a low and high recovery range based upon the Company's May 31, 2003 balance sheet.

        The Liquidation Analysis is provided solely to disclose to Holders of Claims and Equity Interests the effects of a hypothetical Chapter 7 liquidation, subject to the assumptions set forth therein. There can be no assurance that those assumptions would prove accurate if a Chapter 7 liquidation were to occur or that the analysis will be accepted by the Bankruptcy Court.

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SECURITIES LAW CONSIDERATIONS

        The Company and Polska Finance are relying on Section 1145 of the Bankruptcy Code to exempt the issuance of the New UPC Polska Notes and New UPC Polska Stock from the registration requirements of the U.S. Securities Act (and of any state securities or "blue sky" laws). Section 1145 exempts from registration the sale of the securities of a debtor, a successor to a debtor or an affiliate of a debtor (such as a plan co-proponent) under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, an equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the New UPC Polska Notes and the New UPC Polska Stock generally will be exempt from the registration requirements of the U.S. Securities Act. Accordingly, recipients will be able to resell the New UPC Polska Notes and New UPC Polska Stock without registration under the U.S. Securities Act or other federal securities laws, unless the recipient is an "underwriter" with respect to such securities, within the meaning of Section 1145(b) of the Bankruptcy Code.

        Section 1145(b) of the Bankruptcy Code defines an "underwriter" for purposes of the U.S. Securities Act as one who

  (i)
  purchases a claim, equity interest or administrative expense claim with a view to distribution of any security to be received in exchange for the claim or equity interest,

  (ii)
  offers to sell securities issued under a plan for the holders of such securities,

  (iii)
  offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or

  (iv)
  is a control person of the issuer of the securities.

        Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the U.S. Securities Act, which, in effect, permits the resale of securities received by statutory underwriters pursuant to a Chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in Section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144 under the U.S. Securities Act.

        Because of the complex, subjective nature of the question of whether a particular holder may be an underwriter, the Company does not make any representation concerning the ability of any person to dispose of the New UPC Polska Notes and New UPC Polska Stock to be distributed under the Plan.

TAX ANALYSIS

Certain U.S. Federal Income Tax Consequences of the Plan

        The following discussion summarizes certain U.S. federal income tax consequences of implementation of the Restructuring and the Plan to UPC Polska and to the holders of Allowed UPC Polska Note Claims (other than Allowed Telecom Owned UPC Polska Note Claims).

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect and available on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

        The federal income tax consequences of the Restructuring and the Plan (hereinafter in this Tax Analysis section the Restructuring and the Plan are referred to collectively as the "Plan") are complex and are subject to significant uncertainties. UPC Polska has not requested a ruling from the IRS or an

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opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state, or local tax consequences of the Plan; nor, except as otherwise noted, does it purport to address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, and investors in pass-through entities).

        Accordingly, the following summary of certain U.S. federal income tax consequences is for informational purposes only. In particular, it is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of an Allowed UPC Polska Note Claim. All holders of Allowed UPC Polska Note Claims are urged to consult their own tax advisors for the federal, state, local and other tax consequences applicable under the Plan.

Consequences to UPC Polska

  Effect of Indirect Change of Ownership of UPC Polska

        UPC Polska files a consolidated U.S. federal income tax return, which takes into account the operations of both UPC Polska and its U.S. subsidiaries. On its 2002 federal income tax return, UPC Polska reported consolidated net operating loss ("NOL") carryforwards for federal income tax purposes of $146.8 million as of December 31, 2002, and UPC Polska anticipates additional operating losses from operations for 2003.

        UPC Polska's NOLs and anticipated losses could normally be offset against any other taxable income that UPC Polska might realize in connection with its operations and/or the transactions contemplated in, or related to, the Plan. On September 3, 2003, however, the ownership of UPC changed for U.S. federal income tax purposes as a result of the consummation on that date of the bankruptcy reorganization of UPC. This indirect change of ownership of UPC Polska (UPC Polska will not itself undergo a direct ownership change under the Plan), had the effect under section 382 of the Tax Code of severely limiting or denying the future use of the NOL carryforwards of UPC Polska. As the ability to carry forward NOLs after an ownership change depends on the value of the stock in the corporation that undergoes the ownership change even an indirect ownership change on the date of the ownership change, and as UPC Polska was insolvent on the date of the ownership change, this limitation will effectively prevent UPC Polska from carrying forward any of its NOLs incurred prior to the ownership change (that is, prior to September 3, 2003). In addition, if on that date UPC Polska had a net unrealized built-in loss (i.e., if its aggregate tax bases in its assets exceeded the fair market value of its assets by more than a threshold amount), UPC Polska will also be subject to the ownership change rules with respect to such built-in loss. As a consequence, UPC Polska will effectively be unable to utilize losses that it recognizes during the five-year period after the ownership change that were unrealized or built-in at the time of the ownership change. For example, if, within the five-year period after the ownership change, UPC recognizes a loss from the disposition of an asset, and the loss was built into the asset on the date of the ownership change, UPC will not be able to offset the recognized loss against its post-ownership change taxable income. However, (i) any NOLs incurred by, or allocable to, UPC Polska after September 3, 2003, and (ii) any recognized built-in loss attributable to the disposition by UPC Polska of any asset held by it on that date, where such loss exceeds the excess of the adjusted tax basis of such asset on that date over the fair market value of such asset on such date, will be available without such limitation.

  Effect of Conversions to Limited Liability Companies

        On July 3, 2003, UPC Polska's wholly-owned U.S. subsidiaries, @Entertainment and PCI, were each merged into new Delaware limited liability companies ("LLCs") formed and owned by UPC

85

Polska. As both such subsidiaries were solvent at the time of their conversions, the conversions should be treated as tax-free subsidiary liquidations into UPC Polska for federal income tax purposes. Because UPC Polska is deemed not to have any U.S. subsidiaries following the liquidations, the UPC Polska consolidated return group will cease to exist for tax purposes at the end of UPC Polska's taxable year in which such conversions occurred, although UPC Polska's taxable year did not end on July 3, 2003.

        The Plan also contemplates a conversion of UPC Polska into a disregarded entity for U.S. federal income tax purposes to be referred to herein as "UPC Polska LLC." Such conversion is planned to occur either during the pendency of UPC Polska's Chapter 11 bankruptcy or soon thereafter (but in any event during 2003, if possible). It is intended that this conversion will be accomplished by converting UPC Polska directly into a new Delaware LLC, to be formed and owned by UPC Telecom if effected during the pendency of the Chapter 11 bankruptcy, or to be owned by UPC Telecom and Belmarken (and possibly UPC Operations B.V.) collectively if effected thereafter. Although UPC Polska will continue its existence as a Delaware LLC following the conversion, for U.S. federal income tax purposes the conversion will be treated as if UPC Polska had either (1) in whole or in part paid off its debts to its sole shareholder or shareholders, as the case may be, with its assets or (2) had distributed all of its assets, subject to all of its liabilities, to its sole shareholder or shareholders, as the case may be, and liquidated. In either case, upon the consummation of the conversion, UPC Polska will dissolve as a taxable entity for federal income tax purposes and its taxable year will end on the date of the conversion. As UPC Telecom, Belmarken, and UPC Operations B.V. are disregarded entities for U.S. federal income tax purposes, UPC is deemed to be UPC Polska's sole shareholder for these purposes, and UPC Polska will therefore be deemed to be dissolved into UPC.

  Effect of Debt Cancellation

        The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes—such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets—on a dollar-for-dollar basis on account of any cancellation of debt ("COD") income realized in connection with the bankruptcy that would otherwise have given rise to gross income. For UPC Polska, if and when the Plan is consummated, in connection with the discharge of all Allowed UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims, which as discussed below may not give rise to COD income), COD income will be realized. The amount of such income will be the amount by which (i) the sum of the adjusted issue prices of those Allowed Claims that are subject to the original issue discount ("OID") rules of the Tax Code, and, in general, the outstanding amount of those Allowed Claims that are not subject to the OID rules, exceeds (ii) the sum of (a) the amount of Cash paid by the Company in satisfaction of Allowed Claims, (b) the issue price of the New UPC Polska Notes, and (c) the fair market value of the New UPC Polska Stock and other consideration, if any, issued by the Company in satisfaction of Allowed Claims given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD income (such as where the payment of the cancelled debt would have given rise to a tax deduction). Notwithstanding the preceding sentence, there may be no COD income realized in connection with the discharge of the UPC Telecom Note Claims and any Claims held by UPC Telecom, since the discharge of such Claims, to the extent not satisfied by the receipt of New UPC Polska Stock or other consideration, may be treated as tax-free shareholder contributions to UPC Polska's capital, although such treatment is not entirely free from doubt. To the extent that the amount of COD income exceeds the tax attributes available for reduction, the remaining COD income should result neither in U.S. federal income tax nor in any other U.S. federal tax consequences for UPC Polska.

        Any reduction in tax attributes does not occur until the end of the taxable year in which the COD income is incurred or, in the case of asset basis reduction, the first day of the taxable year following the such year. The reduction is generally carried out in a priority sequence spelled out in the Tax Code, beginning with the debtor's NOLs, and eventually possibly leading to a reduction in the debtor's tax bases in its properties. A corporate taxpayer may, however, elect to reduce the basis of depreciable property prior to any reduction in its NOLs or other tax attributes.

86

  Effects of Sequence of Events

        Implementation of the Plan will result in reductions of UPC Polska's tax attributes under the rules described above. In the absence of an event that causes the taxable year to end sooner, if the Plan is implemented during 2003 so that COD income is realized in 2003, certain of UPC Polska's specified tax attributes, including NOLs and NOL carryforwards, would be adjusted at the end of 2003 (after their application in determining tax liability for the 2003 taxable year), and UPC Polska's bases in its assets would be adjusted as of January 1, 2004. Similarly, if the Plan is not implemented until 2004 so that COD income is realized in 2004 upon the restructuring of UPC Polska's debt, UPC Polska's specified tax attributes, including NOLs and NOL carryforwards, would be adjusted at the end of 2004 (after their application in determining tax liability for the 2004 taxable year), and UPC Polska's bases in its assets would be adjusted as of January 1, 2005.

        These adjustments to UPC Polska's tax attributes would generally have continuing U.S. federal income tax relevance with respect to the future utilization of the NOLs only if UPC Polska exists as a taxable U.S. entity on and subsequent to those dates. Because it is anticipated that the conversion of UPC Polska to an LLC will occur before the debt discharge, none of the adjustments should adversely affect UPC Polska during the period in which it is a U.S. taxable entity. If, however, the Plan for the restructuring of UPC Polska's debt is implemented during 2003 and UPC Polska is not converted to an LLC by December 31, 2003, the attribute reduction rules described above would likely cause UPC Polska to recognize substantial taxable gains upon its conversion to an LLC in 2004. Such gain would be equal to the excess of the fair market value of the assets of UPC Polska on the date the LLC conversion occurs over UPC Polska's adjusted tax basis in its assets (after application of the attribute reduction rules described above, including the basis reduction). This gain-on-conversion problem would not arise so long as UPC Polska's conversion to an LLC occurs in the same calendar year as Plan implementation of the debt restructuring (which could be either 2003 or 2004) or UPC Polska's conversion to an LLC occurs in 2003 and Plan implementation occurs in 2004.

        Other aspects of the tax consequences of UPC Polska's conversion to an LLC and the restructuring of UPC Polska's debt will also depend on whether UPC Polska's conversion is considered, for U.S. federal income tax purposes, to occur prior to or after the restructuring of the debt. In addition to the COD considerations discussed above, the sequence of the events could result in other important consequences. However, as a general conclusion, so long as the conversion to an LLC occurs in 2003 or does not occur in a calendar year later than that of the debt restructuring, there should be no adverse U.S. federal income tax consequences to UPC Polska.

        1.    Tax Consequences to UPC Polska if the Conversion to an LLC is Considered to Occur Prior to the Debt Restructuring

        The Plan includes the restructuring of the debt held by UPC Telecom. As discussed above, UPC Polska may convert to an LLC during the pendency of the Chapter 11 bankruptcy while it is still wholly-owned by UPC Telecom, and thus prior to the restructuring of the debt, which will occur on or as soon as practicable after the Effective Date pursuant to the Plan. If (because the conversion occurs prior to the debt discharge) UPC Polska is deemed to be insolvent at the time of the LLC conversion, the conversion would be a taxable event to UPC Polska in the following manner. In the conversion, UPC Polska would be deemed to transfer its assets to its deemed shareholder (i.e., UPC, since UPC Telecom is a disregarded entity for U.S. federal income tax purposes) in deemed payment of and exchange for the debt obligations held by UPC Telecom. UPC Polska would recognize losses if the fair market value of the assets transferred in the deemed payment were less than UPC Polska's bases in such assets. Conversely, UPC Polska would recognize gains if the fair market value of the assets transferred in the deemed liquidation were to exceed UPC Polska's bases in such assets. Similarly, UPC Polska may recognize deductions for any accrued interest expense on the debt owed to UPC Telecom that UPC Polska is deemed to pay by transferring the assets. If the conversion occurs during 2003 (or

87

not in a calendar year later than that of the debt restructuring)—so that the COD basis adjustment has not yet become effective—UPC Polska believes that it should realize losses, not gains, on the conversion.

        Additionally, based upon prior rulings in which the IRS disregards parent companies' transactions with subsidiaries immediately prior to the liquidation (or sale) of the subsidiaries, even if the debt restructuring occurs prior to the conversion transaction, the IRS may nevertheless apply the step transaction doctrine (which allows the IRS to disregard certain steps or to "step together" certain transactions that are in substance part of a single transaction) and treat the restructuring of the debt not as a separate event prior to the conversion but as a transaction integrated with the conversion. In this case, again assuming UPC Polska is insolvent, it would be deemed to transfer its assets to its deemed shareholder (i.e., UPC, since UPC Telecom is a disregarded entity for U.S. federal income tax purposes) in payment of and exchange for the debt obligations held by UPC Telecom. The tax consequences to UPC Polska would be the same as in the immediately preceding paragraph.

        Although NOLs can generally be used to offset any gains of the type described, due to the September 3, 2003, indirect change of ownership described above, UPC Polska is not able to use its pre-change NOLs to offset any net gains that it might realize on the conversion (although such NOLs could be used to offset any gain allocated to the pre-change portion of UPC Polska's current tax year, assuming that the conversion occurs during 2003). Similarly, although UPC Polska may normally be allowed to claim an interest deduction for the transfer of property in deemed payment of an accrued interest expense, such accrued interest expense is considered to be a built-in loss recognized at the time of the conversion, and thus a deduction (to the extent it relates to interest that accrued on or before the September 3, 2003 ownership change) could not be claimed by UPC Polska if UPC Polska has a net unrealized built-in loss in excess of a threshold amount).

        Due to these limitations on the use of UPC Polska's pre-change NOLs, the Company intends to sequence the LLC conversion and debt restructuring in the manner described above, so as to avoid having the reduction in basis under the COD rules taking effect prior to the LLC conversion.

        If the fair market value of the assets transferred in the conversion were less than the adjusted issue price of the debt surrendered by UPC Telecom, UPC Polska generally would not realize COD income. Instead, the difference may be treated as a tax-free shareholder contribution to capital, although such treatment is not free from doubt. However, even if such exchange results in additional COD realized by UPC Polska, if UPC Polska is still in bankruptcy at the time of the conversion, it should be eligible for the exception to COD income recognition discussed above and thus should have no recognized COD income (and would instead be required to apply such COD income to reduce its tax attributes, as described above).

  2.
  Tax Consequences to UPC Polska if the Conversion to an LLC Is Considered to Occur Subsequent to the Debt Restructuring

        If the restructuring of the UPC Telecom debt occurs prior to the time UPC Polska converts to an LLC, and the IRS does not restructure the transaction under the step transaction doctrine in the manner described in section 1, above, as a result of the restructuring UPC Polska would likely be considered solvent at the time of the conversion. In that case, UPC Polska would be deemed to liquidate into its shareholders. If a solvent subsidiary liquidates into its parent company, generally neither the liquidating company nor the parent company recognizes gains or losses, provided that the parent owns at least 80 percent of the stock (by vote and value) of such subsidiary. However, these general rules do not apply with respect to "outbound" liquidations in which a U.S. company liquidates (or is deemed to liquidate) into a foreign parent company. As discussed above, UPC Polska is wholly owned by UPC Telecom, which, in turn, is wholly owned by UPC. As a result of the consummation of the Plan, UPC Polska will be owned by UPC Telecom and Belmarken (and possibly UPC Operations B.V.) collectively. Since UPC Telecom, Belmarken, and UPC Operations B.V. are disregarded entities

88

for U.S. federal income tax purposes, the conversion of UPC Polska into an LLC would be treated as a liquidation directly into UPC. UPC is a foreign company. Accordingly, UPC Polska would be required to recognize any gains on any asset whose fair market value exceeds UPC Polska's basis. Generally, losses may be recognized to the extent that the basis of assets of the liquidating U.S. subsidiary of a foreign parent exceeds the fair market value of the assets, but any aggregate ordinary and capital loss recognized on liquidation cannot exceed the amount of aggregate ordinary and capital gain (respectively) recognized in the liquidation. Such losses may also be subject to other limitations, including limitations pertaining to the deductibility of capital losses.

        If the conversion to an LLC is considered to occur subsequent to the debt restructuring but in the same year as the debt restructuring (i.e., before the COD basis adjustment becomes effective), UPC Polska believes that it should not realize taxable gains on the deemed liquidation. Because any downward basis adjustments would not take effect until the first day of the year following the year in which the COD income is realized from the debt restructuring, the Company intends that its conversion take place, if possible during 2003, but in any event not in a year subsequent to the year in which the debt restructuring occurs. In this regard it should be emphasized that management's assumptions as to the likely gains and losses are based upon the bases of the assets before the COD adjustments become effective.

Consequences to Holders of Certain Claims

  Restructuring of the Debt

        The U.S. federal income tax consequences of the Plan to holders of Allowed UPC Polska Note Claims (other than Allowed Telecom Owned UPC Polska Note Claims) will generally depend, in part, on whether such holders' Claims, and whether the New UPC Polska Notes, constitute "securities" for U.S. federal income tax purposes. Note, in this regard, that even if both the UPC Polska Note Claims and the New UPC Polska Notes were to constitute "securities," if the UPC Polska conversion to an LLC is treated by the IRS as integrated with the exchange of debt, the exchange would be taxable in the manner described in the section below entitled "Tax Consequences if Either the Allowed UPC Polska Note Claims or the New UPC Polska Notes Are Not "Securities"."

        The term "security" is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt instrument constitutes a "security" depends upon a facts and circumstances analysis of the instrument. One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. In general, debt instruments issued with a weighted average maturity at issuance of five years or less (e.g., revolving credit obligations) do not constitute securities, whereas debt instruments with a weighted average maturity of ten years or more constitute securities. UPC Polska believes that the UPC Polska Note Claims (each having an original ten-year maturity) may be classified as "securities" of UPC Polska for federal income tax purposes. Conversely, UPC Polska believes the New UPC Polska Notes—which will have a maturity of three years—probably will not constitute "securities" for such purposes. However, as this is a facts and circumstances determination, and as other factors besides maturity are relevant to the analysis, each holder is urged to consult its tax advisor regarding classification of such holder's New UPC Polska Notes as "securities" or non-"securities" for federal income tax purposes.

  1.
  Tax Consequences if Either the Allowed UPC Polska Note Claims or the New UPC Polska Notes Are Not "Securities"

        The receipt of New UPC Polska Notes and cash in satisfaction of Allowed UPC Polska Note Claims (other than Allowed Telecom Owned UPC Polska Note Claims) will be a fully taxable transaction if either such Claims or the New UPC Polska Notes do not constitute "securities." In general, holders of such Allowed UPC Polska Note Claims (other than Allowed Telecom Owned UPC

89

Polska Note Claims) in such circumstances will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the "issue price" of any New UPC Polska Notes (as discussed below) and (y) the amount of cash received in satisfaction of its Claim, and (ii) such holder's adjusted tax basis in its Claim other than, in each case, any amount attributable to any Claim for accrued OID not previously included in income. For a discussion of the tax consequences of any Claims for accrued OID, see the discussion titled "Distributions in Discharge of Accrued OID," below.

        Any gain as described above on the exchange of the UPC Polska Note Claims for the New UPC Polska Notes may be subject to the installment sale rules, which may result in the deferral of gain, if any, recognized by holders on the exchange. However, installment treatment of the gain would be available only if both the UPC Polska Note Claims and the New UPC Polska Notes exchanged therefor are not securities and are not publicly traded in an "established securities market" (as defined and discussed below).

        Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder; whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held; whether the Claim was acquired at a market discount; and whether and to what extent the holder had previously claimed a bad debt deduction. A holder of a Claim which purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

        A holder's tax basis in New UPC Polska Notes received will equal the "issue price" of such notes. The holding period for New UPC Polska Notes generally will begin the day following the issuance of such notes. Note that, if either the UPC Polska Note Claims or the New UPC Polska Notes are not securities, a holder's tax basis in the New UPC Polska Notes will be the issue price rather than its basis in its UPC Polska Note Claims, and its holding period for the New UPC Polska Notes will start after the issuance of the New UPC Polska Notes and will not include its holding period for its UPC Polska Note Claims.

        For a discussion of certain of the U.S. federal income tax consequences of the ownership and disposition of the New UPC Polska Notes, see the relevant sections below.

  2.
  Tax Consequences if Both Allowed UPC Polska Note Claims and the New UPC Polska Notes Are "Securities"

        In general, if both the UPC Polska Note Claims and the New UPC Polska Notes constitute "securities" for U.S. federal income tax purposes, then the exchange of notes will constitute a recapitalization, and holders of Allowed UPC Polska Note Claims (other than Allowed Telecom Owned UPC Polska Note Claims) may recognize any gain "realized," but not any loss "realized," upon the receipt of New UPC Polska Notes and cash. In general, each holder may "realize" gain as a result of the exchange in an amount equal to the excess, if any, of (i) the sum of (x) the issue price of any New UPC Polska Notes received and (y) the amount of cash received in satisfaction of its Claim, over (ii) such holder's adjusted tax basis in its Claim other than, in each case, any amount attributable to any Claim for accrued but unpaid OID, subject to the discussion entitled "Distributions in Discharge of Accrued OID," below. Ordinarily, if any gain is realized, the amount of gain that would be recognized for U.S. federal income tax purposes would not exceed (i) the fair market value of the excess, if any, of (x) the principal amount of New UPC Polska Notes received over (y) the principal amount of the UPC Polska Notes surrendered, and (ii) the amount of cash received in satisfaction of its Claim other than, in each case, any Claim for accrued but unpaid OID, subject to the discussion entitled "Distributions in

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Discharge of Accrued OID," below. However, since for each holder the principal amount of the New UPC Polska Notes received will be less than the principal amount of the UPC Polska Note Claims surrendered, the amount of any gain recognized should not exceed the cash received. See the discussion in the section titled "Distributions in Discharge of Accrued OID," below, for the treatment of accrued but unpaid interest.

        As noted above in subsection 1, where gain is recognized by a holder, the character of such gain as long-term or short-term capital gain or as ordinary income will be determined by a number of factors.

        If the exchange of UPC Polska Note Claims for (among other consideration) New UPC Polska Notes constitutes a recapitalization for federal income tax purposes, a holder's aggregate tax basis in the New UPC Polska Notes (received as "securities," but excluding any New UPC Polska Notes received which are attributable to any Claim for accrued but unpaid OID) will equal such holder's adjusted tax basis in its Claim (excluding any Claim for accrued but unpaid OID) decreased by the amount of cash received, and increased by the amount of any gain recognized on the exchange. In general, the holder's holding period for the New UPC Polska Notes (received as "securities") will include the holder's holding period for the Claim except to the extent issued in respect of a Claim for accrued but unpaid OID.

        Note that if the conversion of UPC Polska into an LLC occurs (and is deemed to occur) prior to the restructuring of UPC Polska's debt, gain may have to be recognized under section 1001 at that time. However, because the LLC conversion debt restructuring is expected to occur in the same taxable year, the overall tax consequences to the holders of Allowed UPC Polska Note Claims should not be affected by the sequence of events.

  Distributions in Discharge of Accrued OID

        In general, to the extent that any distribution to a holder of an Allowed UPC Polska Note Claim (other than Allowed Telecom Owned UPC Polska Note Claims) is received in satisfaction of accrued OID, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). The IRS appears to be of the view that a holder of a debt instrument with OID must report the OID as ordinary income as it accrues even if the issuer is in bankruptcy and the ultimate ability of the issuer to pay the OID is uncertain. Each holder should discuss this issue with the holder's own tax advisor.

        A holder generally recognizes a deductible loss to the extent any amortized OID was previously included in its gross income and is not paid in full. There is a position that such loss constitutes an ordinary loss rather than a capital loss. However, because of the lack of direct authority in this matter, the IRS may challenge ordinary loss characterization. Additionally, if the exchange of notes will constitute a recapitalization for U.S. federal income tax purposes, there is no assurance that any deductible loss taken by a holder (whether ordinary or capital) on account of accrued OID would be respected by the IRS for U.S. federal income tax purposes.

        Pursuant to the Plan, all distributions in respect of any Allowed UPC Polska Note Claim (other than Allowed Telecom Owned UPC Polska Note Claims) will be allocated first to the principal amount of such Claim, as determined for U.S. federal income tax purposes, and thereafter to the remaining portion of such Claim, if any. However, Treasury Regulations under sections 446 and 1272 of the Tax Code suggest that, for U.S. federal income tax purposes, such allocation will not be respected and all distributions in respect of any Allowed UPC Polska Note Claims (other than Allowed Telecom Owned UPC Polska Note Claims) will be allocated first to accrued OID. If any portion of any distribution were required to be allocated to accrued OID, such portion would be taxable to the holder as interest income rather than as gain or loss (as described above), except to the extent that such holder previously reported such OID as interest income.

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        Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

  Ownership and Disposition of the New UPC Polska Notes

  1.
  Determination of "Issue Price" of New UPC Polska Notes

        Holders of Claims who receive New UPC Polska Notes are urged to consult their tax advisors regarding the treatment of such New UPC Polska Notes under the OID rules of the Tax Code and whether such holders will be required to include certain amounts in income prior to the receipt of any cash payments attributable to such amounts.

        As discussed above, the amount of gain (or loss) realized by holders of Allowed UPC Polska Note Claims will depend in part on the "issue price" of the New UPC Polska Notes, regardless of whether the exchange of debt constitutes a recapitalization for U.S. federal income tax purposes. The "issue price" of the New UPC Polska Notes will depend upon whether they are traded on an "established securities market" during the sixty-day period ending thirty days after the Effective Date, or whether a substantial portion of the Claims exchanged for such notes is so traded. Pursuant to Treasury Regulations, an "established securities market" need not be a formal market. It is sufficient that the notes appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealer or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or, in certain instances which do not seem applicable in this case, that price quotations for such notes are readily available from brokers, dealers or traders.

        If the UPC Polska Note Claims are considered traded on an "established securities market," the "issue price" of such New UPC Polska Notes will be their fair market value on their date of issuance. If the New UPC Polska Notes are not considered traded on an "established securities market" but a Claim exchanged therefor is considered traded on an "established securities market," the issue price of the New UPC Polska Notes will be the fair market value of such traded Claims on the date the New UPC Polska Notes are issued. If neither the New UPC Polska Notes nor a substantial portion of the Claims exchanged for such notes are traded on an established securities market, the issue price of the New UPC Polska Notes generally will be their stated principal amount if, as is also expected, the stated interest rate is greater than the applicable federal rate for obligations of similar maturity in effect on the Effective Date. UPC Polska expects that the New UPC Polska Notes will trade on a very limited basis on the NASDAQ PORTAL market.

  2.
  Interest and Original Issue Discount on the New UPC Polska Notes

        The principal terms of the New UPC Polska Notes have been generally established, but must be confirmed as part of the confirmation of the Plan.

        It is anticipated, and this discussion assumes, that the New UPC Polska Notes will bear a market rate of interest and provide for at least the annual payment of all stated interest. Such stated interest generally will be includable as ordinary interest income by a holder in accordance with the holder's regular method of accounting.

        In addition, if (as discussed above) either the New UPC Polska Notes or any of the Claims exchanged therefor are considered traded on an "established securities market," the New UPC Polska Notes may be treated as issued with OID. In general, a debt instrument is treated as having OID to the extent its "stated redemption price at maturity" exceeds its "issue price" by more than a statutorily defined de minimis amount. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount and all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as interest that is unconditionally payable in cash or in property

92

(other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of intervals between payment).

        If the New UPC Polska Notes are issued with OID, each holder generally will be required to accrue the OID in respect of the New UPC Polska Notes received and include such amount in gross income as interest over the term of such notes based on the yield-to-maturity method. The amounts of the OID includible in income is the sum of the daily accruals of the OID for the New UPC Polska Notes for each day during the taxable year (or portion of the taxable year) in which a holder held such note. The daily portion is determined by allocating the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the New UPC Polska Notes, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the "adjusted issue price" of the New UPC Polska Notes at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) and (2) the amount of any "qualified stated interest" allocable to the accrual period. The "adjusted issue price" of a New UPC Polska Note at the beginning of any accrual period is the sum of the issue price of the New UPC Polska Note plus the amount of OID allocable to all prior accrual periods reduced by any payments the holder received on such New UPC Polska Note that were not qualified stated interest. Accordingly, each holder generally will be required to include amounts in gross income in advance of the payment of cash in respect of such income, regardless of the holder's accounting method for U.S. federal income tax purposes. A holder's tax basis in a New UPC Polska Note will be increased by the amount of any OID included in income and reduced by any cash received (other than payments of stated interest) with respect to such note.

  3.
  Acquisition and Bond Premium

        If the New UPC Polska Notes are issued with OID, and a holder of a Claim has a tax basis in any of the New UPC Polska Notes received that exceeds the issue price of such note, but is less than or equal to the sum of all amounts payable on such notes other than payments of qualified stated interest (i.e., an "acquisition premium"), the amount of OID includable in the holder's gross income generally is reduced in each period in proportion to the percentage of the OID represented by the excess basis. Alternatively, if a holder is willing to treat all stated interest as OID, such holder may elect to recompute the OID accruals by treating its acquisition as a purchase at original issue and applying the constant yield method. Such an election may not be revoked without the consent of the IRS.

        If the New UPC Polska Notes are issued with OID, and a holder has a tax basis in any of the New UPC Polska Notes received that exceeds the sum of all amounts payable on such notes other than payments of qualified stated interest (i.e., a "bond premium"), the holder will not include any of the OID in income. Moreover, whether or not the UPC Polska Notes are issued with OID, a holder may elect to deduct any bond premium over the period from its acquisition of such note to the maturity date of such note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date), but not in excess of the stated interest. If such bond premium is amortized, the amount of qualified stated interest on any New UPC Polska Note that must be included in the holder's gross income for each period ending on an interest payment date or at the maturity date, as the case may be, will (except as Treasury Regulations may otherwise provide) be reduced by the portion of bond premium allocable to such period based on the note's yield to maturity. The holder's tax basis in its New UPC Polska Note will be reduced by a like amount. If such an election to amortize bond premium is not made, a holder will receive a tax benefit from the premium only in computing such holder's gain or loss upon the sale or other taxable disposition of the New UPC Polska Note, or upon the full or partial payment of principal.

93

        An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds the interest on which is includable in the holder's gross income and that are held at, or acquired after, the beginning of the holder's taxable year as to which the election is made. The election may be revoked only with the consent of the IRS.

  4.
  Market Discount

        Any holder of an Allowed UPC Polska Note Claim (other than Allowed Telecom Owned UPC Polska Note Claims) that has a tax basis in any New UPC Polska Notes received that is less than the issue price of such notes generally will be subject to the market discount rules of the Tax Code (unless such difference is less than a statutorily defined de minimis amount). In addition, as discussed below, a holder that acquired its Claim at a market discount and that receives its New UPC Polska Notes as part of a tax-free exchange may be required to carry over to such Notes any accrued market discount with respect to its Claim to the extent not previously included in income.

        Under the market discount rules, a holder generally is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition of, a New UPC Polska Note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. A holder could be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry a market discount note, unless an election is made to include all market discount in income as it accrues. Such an election would apply to all bonds acquired by the holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS.

        Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such New UPC Polska Notes to the maturity date of the notes, unless the holder irrevocably elects to compute the accrual on a constant yield basis. This election can be made on a note-by-note basis.

Information Reporting and Withholding

        All distributions to holders of Allowed Claims under the Plan are subject to any applicable information reporting and withholding for U.S. federal income tax purposes. Under U.S. federal income tax law, interest, dividends, and other reportable payments made within the United States to domestic and foreign persons may, under certain circumstances, be subject to "backup withholding" at the then applicable rate (currently 28%). Backup withholding generally applies if the holder (i) fails to furnish its social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails to properly report on the payee's income tax return interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number or that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. Additionally, under current U.S. Treasury Regulations, payments of principal and interest on any notes to a holder that is not a United States person will not be subject to any backup withholding tax requirements if the beneficial owner of the note or a financial institution holding the note on behalf of the beneficial owner in the ordinary course of its trade or business provides an appropriate certification to the payor and the payor does not have actual knowledge or a reason to know that the certification is incorrect. Any person that is not generally exempt from backup withholding, and that does not want its payment subject to such withholding, must furnish the relevant documents to UPC Polska.

        Recently effective Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated after January 1,

94

2003, including, among other types of transactions, the following: (1) a transaction offered under "conditions of confidentiality;" (2) a transaction where the taxpayer was provided contractual protection for a refund of fees if the intended tax consequences of the transaction are not sustained; (3) certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds; and (4) certain transactions in which the taxpayer's federal income tax treatment differs by more than a specified threshold in any tax year from its treatment for financial reporting purposes. These categories are very broad; however, there are numerous exceptions. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders' tax returns.

        The foregoing summary has been provided for informational purposes only. All holders of Claims are urged to consult their tax advisors concerning the federal, state, local and other tax consequences applicable under the Plan.

95

WHERE YOU CAN FIND MORE INFORMATION

        The Company files annual, quarterly and other information with the SEC. You may read and copy any document the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company's SEC filings are also available to the public over the internet at the SEC's internet website at http://www.sec.gov.

INCORPORATION BY REFERENCE

        The Company has attached as Annexes B and C hereto, and is incorporating by reference into this Disclosure Statement, its Annual Report on Form 10-K for the year ended December 31, 2002 (including the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2000, 2001 and 2002) and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003. The Company also is incorporating by reference into this Disclosure Statement its Current Report on Form 8-K filed with the SEC on June 20, 2003 and all of its filings with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the U.S. Exchange Act from the date hereof until the Effective Date.

        Any statement contained in this Disclosure Statement or in any of the documents incorporated by reference in, and forming part of, this Disclosure Statement shall be deemed to be modified or superseded for the purpose of this Disclosure Statement to the extent that a statement contained in any document subsequently incorporated by reference modifies or supersedes such statement.

        You may obtain a copy of any of the documents incorporated by reference into this Disclosure Statement, at no cost, by writing or telephoning the Company at:

UPC Polska, Inc.
c/o UPC Telewizja Kablowa
ul. Szturmowa 2A, 02-678
Warszawa, Poland
Attn: Agnieszka Marzec
Telephone: 48 22 701 0861

        Information is also available on the Company's website at http://www.upc-polska.com.

        The Company will respond to requests for information incorporated by reference into this Disclosure Statement within three business days after receipt of such request and will send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of this Disclosure Statement through the date of responding to the request.

AUDITORS

Auditor's Statement Regarding Financial Statements and Consent

        The consolidated financial statements of the Company at December 31, 2001 and 2002, and for each of the years in the three-year period ended December 31, 2002 incorporated into this Disclosure Statement by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 have been audited by KPMG Polska Sp. z o.o., independent auditors, and by Arthur Andersen Sp. z o.o., Warsaw, Poland ("Arthur Andersen"), the Company's former independent auditor, as set forth in their reports thereon (which contain an explanatory paragraph regarding the ability of the Company to continue as a going concern).

        On July 10, 2002, the Company appointed KPMG to replace Arthur Andersen as its independent public accountants. Prior to the date of this Disclosure Statement, Arthur Andersen ceased its

96

operations. The audit report to the Company's annual consolidated financial statements for the years ended December 31, 2000 and 2001 (as incorporated by reference into this Disclosure Statement) is Arthur Andersen's audit report issued on March 31, 2002. Readers of this Disclosure Statement are advised that the audit report on the annual consolidated financial statements of the Company for the years ended December 31, 2000 and 2001 is included in this Disclosure Statement by reference to the copy of the previously issued audit report of Arthur Andersen which has not been reissued or updated by Arthur Andersen.

VOTING AGENT

        Any holder of Claims who wishes to accept or reject the Plan should complete the Ballot and forward it pursuant to the instructions contained therein. If any holder of Claims has any additional questions, or needs additional copies of this Disclosure Statement, the Ballot or any other Restructuring materials, such holder of Claims should contact the Voting Agent at the address or telephone number as listed below:

Voting Agent
Bankruptcy Services LLC
By regular mail:
UPC Polska Ballot Processing
P.O. Box 5295
Grand Central Station
New York, NY 10163-5295
By messenger or overnight courier:
UPC Polska Ballot Processing
c/o Bankruptcy Services LLC
70 East 55th Street
New York, NY 10022-3222
Telephone: 1-888-498-7765

97

CONCLUSION AND RECOMMENDATION

        The Company and Polska Finance believe that confirmation of the Plan is desirable and in the best interest of the holders of Claims as the Plan provides for an equitable distribution to the Company's creditors. Any alternative to confirmation of the Plan, such as conversion to a Chapter 7 liquidation or dismissal of the case, or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs, and likely would result in significantly lower recoveries by the holders of Claims against the Company.

        In light of the significant benefits to be attained by the holders of Claims pursuant to consummation of the transactions contemplated by the Plan, the Company and Polska Finance recommend that the holders of Claims vote to accept the Plan. The Company and Polska Finance have reached this decision after considering the alternatives to the Plan that are available to the Company and their likely effect on the Company's business operations and creditors. These alternatives include liquidation of the company under Chapter 7 of the Bankruptcy Code or an alternative plan of reorganization or liquidation under Chapter 11 of the Bankruptcy Code. The Company and Polska Finance determined, after consulting with financial and legal advisors, that the Plan would result in greater recovery for holders of Claims than would any other Chapter 11 reorganization or liquidation under Chapter 7. For a comparison of estimated distributions under Chapter 7 of the Bankruptcy Code and under the Plan, see "Annex F—Liquidation Analysis." For all of these reasons, the Company and Polska Finance urge all holders of Claims entitled to vote on the Plan to accept and support the Plan.

UPC POLSKA, INC.

By:	/s/ SIMON BOYD Name: Simon Boyd Title: Chief Executive Officer

UPC POLSKA FINANCE, INC.

By:	/s/ JEREMY EVANS Name: Jeremy Evans Title: Vice President and Secretary

98

CROSS REFERENCES FOR DEFINED TERMS

        The following table sets forth the page number on which each capitalized term used in this Disclosure Statement is defined. Capitalized terms not contained in the cross reference table below are defined in Section I.A. (Definitions) of the Plan.

$1
@EP	47
@EP LLC	18
2004 Motion	20
2008 Notes	63
2008 Warrants	63
2009 Notes	63
2009 Warrants	63
Allowed Claims	22
Arbitration Parties	58
Arthur Andersen	89
Assigned Loan	49
At Media	18
Atomic TV	18
Bankruptcy Code	ii
Bankruptcy Court	ii
Bankruptcy Rules	iii
Belmarken	i
Belmarken Notes	i
Best Interests Test	76
Business Day	1
Cable Agreement	58
Canal+	vi
Canal+ Proceeds	49
Cash Consideration	15
Chapter 11 Case	ii
COD	80
Communications Act	55
Company	i, 1
Confirmation Date	45
Contribution and Subscription Agreement	11
Copyright Act	55
Council	55
Creditors Committee	20
Critical Creditors	71
DCF	73
D-DTH	1
D-DTH Agreement	58
Debtor	i
Disclosure Statement	i
EBITDA	73
EC	8
EU	8
Feasibility Test	43
FTI	16

99

General Unsecured Claims	i
General Unsecured Creditors	70
HBO	58
Indenture Trustee	64
Indentures	16
IRS	78
Issuers	67
JV Loan	49
KPMG	v
Liquidation Analysis	2
LLCs	79
MFN	58
New Indenture	15
New Indenture Trustee	67
New UPC Polska Notes	i
New UPC Polska Stock	i
NOL	79
OID	80
Other Cash Consideration	15
Other UPC Polska Notes	ii
PAR	55
Majority Noteholders	ii
PC LLC	18
PCI	47
Petition Date	ii
Plan	ii
Plan Documents	iv
Polska Finance	i
Projections	74
PTC	11
RBS	14
RCI	59
RCI Note	59
Reorganized Debtor	1
Reserve	32
Restructuring	i
Restructuring Agreement	2
SEC	v
Series C Notes	63
SISU	14
Tax Code	78
Telecom Junior Notes	i
Telecom Owned UPC Polska Notes	i
Telecom Pari Passu Notes	i
Television Act	55
Telewizja	59
Third Party Disbursing Agent	28
Third Party Holders	24
Third Party Noteholder Consideration	24
TIN	87
TKP	vi

100

TL	55
TPSA	vi
U.S. Exchange Act	69
U.S. Securities Act	12
UPC	1
UPC Entities	ii
UPC Polska	i
UPC Polska Equity	i
UPC Polska Group	v
UPC Polska LLC	69
UPC Polska Notes	i
UPC Polska Stock	i
UPC Telecom	i
UPC Telecom Notes	i
URTiP	55
Wizja TV B.V.	18

101

Annex A

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re:
UPC POLSKA, INC., a Delaware corporation,	Case No. 03-14358 Chapter 11
Debtor.	FIRST AMENDED CHAPTER 11 PLAN OF REORGANIZATION JOINTLY PROPOSED BY UPC POLSKA, INC. AND UPC POLSKA FINANCE, INC. (Dated October 27, 2003)

BAKER & McKENZIE	WHITE & CASE LLP
Ali M. M. Mojdehi (AM—5408)	Howard S. Beltzer (HSB—5721)
Christine E. Baur (CEB—3942)	1155 Avenue of the Americas
101 West Broadway, Suite 1200	New York, NY 10036
San Diego, CA 92101	(212) 819-8200
(619) 236-1441
Attorneys for UPC Polska Finance, Inc.
Ira A. Reid (IR—0113) 805 Third Avenue New York, NY 10022 (212) 751-5700
Attorneys for UPC Polska, Inc.
Dated: San Diego, California October 27, 2003

I. DEFINITIONS			1
A.	Defined Terms.		1
II. RULES OF INTERPRETATION			9
III. CLASSIFICATION AND TREATMENT OF CLAIMS, EQUITY INTERESTS, EXECUTORY CONTRACTS, AND UNEXPIRED LEASES			10
A.	Summary.		10
B.	Unclassified Administrative Claims and Priority Tax Claims.		11
	1.	Allowance of Administrative Claims.	11
	2.	Treatment of Allowed Administrative Claims.	12
	3.	Treatment of Allowed Priority Tax Claims.	12
C.	Treatment of Priority Claims (Class 1)		13
D.	Treatment and Classification of Claims other than Priority Claims (Classes 2, 3, 4, 5 and 6).		13
	1.	Class 2 (Critical Creditor Claims).	13
	2.	Class 3 (UPC Polska Note Claims, excluding Telecom Owned UPC Polska Note Claims).	14
	3.	Class 4 (Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and the Affiliate Indebtedness Claims).	14
	4.	Class 5 (General Unsecured Claims).	14
	5.	Class 6 (Telecom Junior Note Claims).	14
E.	Treatment of UPC Polska Equity Interests (Class 7).		15
F.	Treatment of Contracts, Leases and Indemnification Obligations.		15
	1.	Assumption of Executory Contracts and Unexpired Leases.	15
	2.	Rejection of Executory Contracts and Unexpired Leases.	16
	3.	Postpetition Contracts and Leases.	17
	4.	Assumption of Indemnification Obligations.	17
IV. MEANS OF EXECUTION AND IMPLEMENTATION OF THIS PLAN AND OTHER PROVISIONS			17
A.	Disbursing Agent.		17
B.	Revesting of Assets.		17
C.	Preservation of Rights of Action.		18
D.	Indentures.		18
	1.	Cancellation of Indentures.	18
	2.	Allowed Fees and Expenses of Indenture Trustee.	18

ii

E.	Objections to Claims and Equity Interests.		19
F.	Estimation of Claims		19
G.	Distribution of Property Under this Plan.		19
	1.	Manner of Cash Payments.	19
	2.	Surrender of UPC Polska Notes.	19
	3.	No Distributions With Respect to Disputed Claims.	19
	4.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	20
	5.	Compliance With Tax Requirements.	21
	6.	Setoff, Recoupment and Other Rights.	21
H.	No Liability for Solicitation or Participation.		21
I.	Limitation of Liability.		22
J.	Dissolution of Committees.		22
K.	Revocation of this Plan.		22
L.	Post-Effective Date Effect of Evidences of Claims or Equity Interests.		22
M.	Successors and Assigns.		22
N.	Saturday, Sunday, or Legal Holiday.		23
O.	Headings.		23
P.	Governing Law.		23
Q.	Severability of Plan Provisions.		23
R.	No Admissions.		23
S.	Application of Section 1145 of the Bankruptcy Code.		23
T.	Conditions Precedent to Confirmation.		24
U.	Conditions Precedent to Consummation.		24
V.	Waiver of Conditions to Consummation.		24
W.	Retention of Jurisdiction.		25
V. THE REORGANIZED DEBTOR			26
A.	Management of the Reorganized Debtor.		26
	1.	Directors of the Reorganized Debtor.	26
	2.	Officers of the Reorganized Debtor.	26
B.	Employee Benefit Plans.		26
C.	Certificate of Incorporation.		26
D.	Bylaws.		26
VI. EFFECT OF CONFIRMATION OF THIS PLAN			27
A.	Discharge and Injunction.		27

iii

B.	Releases.	27
C.	Exculpation.	29
D.	Waiver of Subordination Rights.	30
E.	No Successor Liability.	30
F.	Term of Injunctions or Stays.	30
G.	Preservation of Insurance.	30
VII. ACCEPTANCE OR REJECTION OF THE PLAN		30
A.	Impaired Classes to Vote.	30
B.	Acceptance by Class of Creditors.	30
C.	Cramdown.	30
VIII. MISCELLANEOUS		31
A.	Modification of this Plan.	31
B.	Payment of Advisors.	31
C.	Applications for Professional Fee Claims.	31
D.	Business Days.	31
E.	Notices.	31
F.	Time.	34
G.	Entire Agreement.	34
H.	Payment of Statutory Fees.	34
IX. CONFIRMATION REQUEST		35

iv

EXHIBIT LIST

Exhibit A	Restructuring Agreement
Exhibit B	New Indenture
Exhibit C	List of Maintained Board Members
Exhibit D	Amended and Restated Certificate of Incorporation
Exhibit E	Amended and Restated Bylaws
Exhibit F	List of Participating Noteholders

LIST OF SCHEDULES

Schedule 1	Affiliate Indebtedness
Schedule of Assumed Agreements
Schedule of Rejected Agreements

v

INTRODUCTION

        UPC Polska, Inc., formerly known as @Entertainment, Inc. and prior to that as Polstar Holdings, Inc., a Delaware corporation ("UPC Polska," the "Company" or the "Debtor") together with UPC Polska Finance, Inc., a newly formed company incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of UPC Telecom B.V. upon consummation of the Restructuring (as defined herein) ("Polska Finance"), hereby jointly propose this First Amended Chapter 11 Plan of Reorganization under Chapter 11 of the Bankruptcy Code. This Plan amends and supersedes the "Chapter 11 Plan of Reorganization Jointly Proposed by UPC Polska, Inc. and UPC Polska Finance, Inc. (Dated July 8, 2003)." It is anticipated that the Company may convert into a limited liability company.

        Reference is made to the Disclosure Statement accompanying the Plan for a discussion of the Debtor's history, business, results of operations, historical financial information, properties, projections for future operations, risk factors, a summary and analysis of the Plan, and certain related matters. The Debtor and Polska Finance are co-proponents of the Plan and are participating in this joint plan within the meaning of the Bankruptcy Code.

        ALL CREDITORS AND EQUITY INTEREST HOLDERS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

        SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, BANKRUPTCY RULE 3019 AND IN THE PLAN, THE DEBTOR AND POLSKA FINANCE RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

I.

DEFINITIONS

A.    Defined Terms.

        In addition to any other terms that are defined in this Plan, the following terms (which appear in this Plan as capitalized terms), when used in this Plan or the accompanying Disclosure Statement, have the meanings set forth below.

        "2008 Indenture" means the indenture dated July 14, 1998 by and between the Debtor and the Indenture Trustee.

        "2009 Indenture" means the indenture dated January 27, 1999 by and between the Debtor and the Indenture Trustee.

        "2008 Notes" means the Debtor's 14 1/2% senior discount notes due 2008 with an original aggregate principal amount at maturity of $252,000,000 issued under the 2008 Indenture.

        "2009 Notes" means the Debtor's 14 1/2% senior discount notes due 2009 with an original aggregate principal amount at maturity of $256,800,000 issued under the 2009 Indenture.

        "Administrative Claim" means a Claim for administrative costs or expenses that are allowable under sections 503(b), 507(a)(1), 507(b) or 1114(e)(2) of the Bankruptcy Code. These costs or expenses may include: (a) actual costs or expenses incurred after the Petition Date necessary to preserve the Estate and operate the business of the Debtor; (b) Professional Fee Claims; (c) Administrative Tax Claims; (d) Ordinary Course Administrative Claims; (e) Non-Ordinary Course Administrative Claims; (f) any payment to be made under the Plan to cure a default on an assumed executory contract or unexpired lease; and (g) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

        "Administrative Tax Claim" means a Claim that is not an Allowed Secured Claim and that a Governmental Entity asserts against the Debtor either for taxes or for related interest or penalties for any period of time that falls within any period from and including the Petition Date through and including the Effective Date.

        "Affiliate" means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.

        "Affiliate Indebtedness" means the debt owed by the Debtor to UPC or any of its Affiliates (other than UPC Polska, Polska Finance or any of their controlled Affiliates) as set forth on Schedule 1 hereto.

        "Affiliate Indebtedness Claims" means a Claim arising under the Affiliate Indebtedness.

        "Allowed" means any Claim or Equity Interest or portion thereof (a) as to which the liability of the Debtor and the amount thereof are agreed to by the Debtor or Reorganized Debtor and the holder of the Claim or Equity Interest (but only to the extent so agreed), (b) as to which the liability of the Debtor and the amount thereof are determined by Final Order of a court of competent jurisdiction, (c) which has been expressly allowed in a liquidated amount under the provisions of the Plan (but only to the extent so allowed), (d) which is a Professional Fee Claim for which a fee award amount has been approved by Final Order of the Bankruptcy Court, (e) which is set forth in the Debtor's schedules as liquidated in amount and not Disputed or contingent, (f) proof of which was filed within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, or (g) which is, in the case of an Equity Interest or any portion thereof only, held of record as set forth in the books and records maintained by or on behalf of the Debtor as of the Distribution Notification Date.

        "Bankruptcy Code" means title 11 of the United States Code (also known as the Bankruptcy Code), 11 U.S.C. §§101-1330, as applicable in the Chapter 11 Case.

        "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York or any other court that properly exercises jurisdiction over the Chapter 11 Case or the resolution of any Claim.

        "Bankruptcy Rule" means (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code, (ii) the Local Rules of the Bankruptcy Court, and (iii) any standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, together with all amendments and modifications thereto that were subsequently made applicable to the Chapter 11 Case or proceedings therein, as the case may be.

        "Bar Date" means the date fixed by the Bankruptcy Court, in accordance with Bankruptcy Rule 3003(c)(3), as the last date by which Persons must file proofs of Claim in the Chapter 11 Case.

        "Belmarken" means Belmarken Holding B.V., a private company with limited liability organized under the laws of The Netherlands.

        "Belmarken Note Claim" means a Claim arising under the Belmarken Notes.

        "Belmarken Notes" means the promissory notes in aggregate principal amount of $14,942,000 (including capitalized interest through June 30, 2003) evidencing indebtedness of the Debtor to

2

Belmarken, plus the accrued and unpaid interest thereon in the amount of $826,000 as of June 30, 2003.

        "Board" means the Board of Directors of the Debtor.

        "Business Day" means any day which is not a Saturday, a Sunday, a "legal holiday" (as such term is defined in Bankruptcy Rule 9006(a)) or a day on which banks located in New York, New York, United States of America, London, England, or Warsaw, Poland, shall be authorized or required by law to close.

        "Cash Consideration" has the meaning set forth in Section III.D.2 hereto.

        "Chapter 11 Case" means the case commenced by UPC Polska under Chapter 11 of the Bankruptcy Code and pending before the Bankruptcy Court.

        "Charging Lien" has the meaning set forth in Section IV.D.1 hereto.

        "Claim" means a claim—as the term "claim" is defined in section 101(5) of the Bankruptcy Code—against the Debtor or the Estate.

        "Claims/Equity Interests Objection Deadline" has the meaning set forth in Section IV.E. hereto.

        "Class" means a group of Claims or Equity Interests as classified pursuant to this Plan.

        "Class [    ] Claim" means a Claim in the particular Class of Claims identified in Article III of the Plan.

        "Class [    ] Equity Interest" means an Equity Interest in the particular Class of Equity Interests identified in Article III of the Plan.

        "Confirmation" means the entry on the docket by the Bankruptcy Court of the Confirmation Order.

        "Confirmation Date" means the date on which the Bankruptcy Court enters the Confirmation Order on its docket.

        "Confirmation Hearing" means the hearing held before the Bankruptcy Court regarding Plan confirmation, as such hearing may be adjourned or continued from time to time.

        "Confirmation Hearing Date" means the first date on which the Bankruptcy Court holds the Confirmation Hearing, as such hearing may be adjourned or continued from time to time.

        "Confirmation Order" means the court order confirming this Plan under section 1129 of the Bankruptcy Code.

        "Creditors' Committee" means any committee of unsecured creditors that the U.S. Trustee appoints, pursuant to section 1102 of the Bankruptcy Code, in the Chapter 11 Case.

        "Critical Creditor Claims" means any and all pre-petition Claims of the Critical Creditors.

        "Critical Creditors" means those certain creditors of the Debtor to be identified by the Debtor in an exhibit to the Plan to be filed not less than five (5) Business Days prior to the Confirmation Hearing, who are critical to the operation of the Debtor's business as a going concern.

        "Disallowed" means, with respect to any Claim or Equity Interest or portion thereof, any Claim against or Equity Interest in the Debtor which (a) has been withdrawn, in whole or in part, by the holder thereof or (b) has been disallowed, in whole or part, by Final Order of a court of competent jurisdiction.

        "Disbursing Agent" means the Reorganized Debtor or the Third Party Disbursing Agent.

3

        "Disclosure Statement" means the written disclosure statement that relates to this Plan and is filed by the Debtor and Polska Finance with the Bankruptcy Court, including all exhibits, appendices, schedules and annexes, if any, attached thereto, as the same may be altered, amended, supplemented or modified from time to time.

        "Disputed" means any Claim or Equity Interest, or any portion thereof, that has been neither Allowed nor Disallowed.

        "Distribution Date" means any date upon which a distribution is made under the Plan, including, without limitation, the Initial Distribution Date.

        "Distribution Notification Date" means the date established by order of the Bankruptcy Court for purposes of determining the holders of the Belmarken Notes, the UPC Polska Notes, UPC Telecom Notes and the Equity Interests for the purpose of mailing documentation relating to distributions under the Plan.

        "Document Filing Date" means            , 2003. (1)

(1)
5 days prior to Confirmation Hearing Date.

        "Effective Date" means the first day, as determined by UPC Polska in its reasonable business discretion, that is a Business Day on which no stay of the Confirmation Order is in effect; and as soon as practicable following the date on which all of the conditions set forth in Sections IV.T and IV.U below, have been satisfied or waived in accordance with this Plan and on which such day the Plan becomes effective and final.

        "Equity Interests" means any and all equity interests, ownership interests or shares in the Debtor and issued by the Debtor prior to the Petition Date (including, without limitation, all capital stock, stock certificates, common stock, preferred stock, depositary shares, partnership interests, rights, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtor, stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights and liquidation preferences, puts, calls or commitments of any character whatsoever relating to any such equity, ownership interests or shares of capital stock of the Debtor or obligating the Debtor to issue, transfer or sell any shares of capital stock) or any certificate or receipt evidencing or representing an interest in any such equity interest whether or not certificated, transferable, voting or denominated "stock" or a similar security.

        "Estate" means the estate of the Debtor created in the Chapter 11 Case under section 541 of the Bankruptcy Code on the commencement of the Chapter 11 Case.

        "Exhibit Filing Date" means the date that is the last Business Day that is at least ten (10) days prior to the Confirmation Hearing Date.

        "Face Amount" means when used in reference to a Disputed Claim, the full stated amount claimed by the holder of such Claim in a proof of claim timely filed with the Bankruptcy Court.

        "Final Order" means an order or judgment of the Bankruptcy Court entered on the Bankruptcy Court's official docket:

  (a)
  that has not been reversed, rescinded, stayed, modified, or amended;

  (b)
  that is in full force and effect; and

  (c)
  with respect to which: (1) the time to appeal or to seek review, remand, rehearing, or a writ of certiorari has expired and as to which no timely filed appeal or petition for review, rehearing, remand, or writ of certiorari is pending; or (2) any such appeal or petition has been

4

    dismissed or resolved by the highest court to which the order or judgment was appealed or from which review, rehearing, remand, or a writ of certiorari was sought.

        "General Unsecured Claims" means all Claims against the Debtor other than Administrative Claims, Priority Tax Claims, Priority Claims, UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims, Affiliate Indebtedness Claims, Telecom Junior Note Claims and Critical Creditor Claims, including, without limitation, any claims of the holder of the Reece Note.

        "General Unsecured Creditors" means the holders of the General Unsecured Claims.

        "Governmental Entity" means any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority, commission or any national securities exchange, market or automated quotation system.

        "Impaired", when used with reference to a Claim or Equity Interest, has the meaning set forth in Section 1124 of the Bankruptcy Code.

        "Indenture Trustee" means Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, and its successors and assigns, as indenture trustee under each of the Indentures.

        "Indentures" means the Series C Indenture, the 2008 Indenture, and the 2009 Indenture.

        "Initial Distribution Date" means the first Business Day following the Effective Date upon which it is practicable for the Disbursing Agent to make a distribution under the Plan.

        "Judgment" means any order, writ, injunction, award, judgment, ruling or decree of any Governmental Entity.

        "Lien" means any pledge, claim, equity, option, lien, charge, mortgage, easement, right-of-way, call right, right of first refusal, "tag"-or "drag"—along right, encumbrance, security interest or other similar restriction of any kind or nature whatsoever, but excluding any of the foregoing created or imposed by or pursuant to the Restructuring Agreement or the Plan.

        "List of Maintained Board Members" means the list of Maintained Board Members, including their respective background and qualifications, to be filed on or before the Exhibit Filing Date.

        "Maintained Board Members" means the members of the Board of the Reorganized Debtor.

        "Majority-in-Interest of the Holders" means, with respect to any date of determination, Participating Noteholders holding a majority of the claims arising under the UPC Polska Notes held by all of the Participating Noteholders on such date of determination.

        "New Indenture" has the meaning set forth in Section III.D.2 hereto.

        "New UPC" means UGC Europe, Inc.

        "New UPC Polska Notes" has the meaning set forth in Section III.D.2 hereto.

        "New UPC Polska Stock" means the shares of common stock of the Reorganized Debtor, par value $0.01 per share. To the extent UPC Polska converts to a limited liability company on or prior to the Effective Date, New UPC Polska Stock shall also mean the membership interests of the Reorganized Debtor.

        "Non-Ordinary Course Administrative Claim" means any Administrative Claim that is not an Ordinary Course Administrative Claim, an Administrative Tax Claim, or a Professional Fee Claim.

        "Ordinary Course Administrative Claims" means Administrative Claims—other than Administrative Tax Claims, Professional Fee Claims,—based upon liabilities that UPC Polska incurs in the ordinary course of its business. Ordinary Course Administrative Claims may include fees or charges assessed against the Estate under 28 U.S.C. § 1930.

5

        "Participating Noteholders" means each of the Third Party Holders party to the Restructuring Agreement.

        "Person" means any individual, corporation, limited liability company, incorporated organization, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, government or any political division, governmental unit (as defined in the Bankruptcy Code), committee appointed, pursuant to section 1102 of the Bankruptcy Code, by the U.S. Trustee, unofficial committee of creditors or equity holders, or other entity.

        "Petition Date" means July 7, 2003, the date the Chapter 11 Case was commenced under the Bankruptcy Code.

        "Plan" means this First Amended Chapter 11 Plan of Reorganization, dated October 27, 2003, together with all exhibits, appendices, schedules and annexes, if any, hereto, as such Plan may be altered, supplemented, modified, or amended from time to time in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Confirmation Order and the terms and conditions of Section VIII.A of the Plan.

        "Polska Finance" has the meaning set forth in the introduction to the Plan.

        "Priority Claim" means an Allowed Claim entitled to priority against the Estate under section 507(a)(3) or 507(a)(4) of the Bankruptcy Code.

        "Priority Tax Claim" means an Allowed Claim entitled to priority against the Estate under section 507(a)(8) of the Bankruptcy Code.

        "Pro Rata" means proportionately so that the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim or Allowed Equity Interest to (b) the Allowed Amount of the Allowed Claim or Allowed Equity Interest, is the same as the ratio of (x) the amount of consideration available for distribution on account of Allowed Claims or Allowed Equity Interests of the Class in which the particular Allowed Claim or Allowed Equity Interest is included to (y) the amount of all Allowed Claims or Allowed Equity Interests of that Class.

        "Professional" means any professional employed in the Chapter 11 Case pursuant to sections 327 or 1103 of the Bankruptcy Code or to be compensated pursuant to sections 327, 328, 330, 331, 503 or 1103 of the Bankruptcy Code.

        "Professional Fee Claim" means:

  (a)
  A Claim under sections 327, 328, 330, 331, 503, or 1103 of the Bankruptcy Code for compensation for professional services rendered or expenses incurred on the Estate's behalf; or

  (b)
  A Claim either under section 503(b)(4) of the Bankruptcy Code for compensation for professional services rendered or under section 503(b)(3)(D) of the Bankruptcy Code for expenses incurred in making a substantial contribution to the Estate.

        "Record Date" means [                        , 2003] at 5:00 p.m. Eastern Daylight Time or such other date established by the Bankruptcy Court on which holders of Allowed Claims are determined for purposes of determining such holders' right to vote.

        "Reece Note" means that certain promissory note due August 28, 2003, in the original principal amount of $10,000,000 and an outstanding principal amount of $6,000,000 payable by UPC Polska to Reece Communications, Inc. and guaranteed by UPC, as amended by that certain Rescission and Amendment Agreement effective March 22, 2002.

        "Reinstated" means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim Unimpaired in accordance with

6

section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim.

        "Rejection Damage Claim" means a Claim for rent, other obligations, or damages arising under an unexpired real property or personal property lease or executory contract that UPC Polska rejects under section 365 of the Bankruptcy Code or arising from the rejection of such a lease or contract.

        "Reorganized Debtor" means UPC Polska on and after the Effective Date.

        "Reserve" has the meaning set forth in Section IV.G.3 hereto.

        "Restriction" with respect to any capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract (but excluding the Restructuring Agreement), any law, license, permit or Judgment that, conditionally or unconditionally: (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any Person acquiring; (x) any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security; (y) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security; or (z) any interest in such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, proceeds or distributions.

        "Restructuring" means the restructuring of the indebtedness of the Debtor in accordance with the terms of the Restructuring Agreement, the Plan and any associated documents.

        "Restructuring Agreement" means the restructuring agreement, dated as of June 19, 2003, by and among UPC Polska, UPC Telecom, Belmarken and the Participating Noteholders, as well as the Joinder Agreement, dated as of July 2, 2003, by and among UPC Polska, UPC Telecom, Belmarken, the Participating Noteholders (excluding, for purposes of this definition of Restructuring Agreement only, The Royal Bank of Scotland PLC) and The Royal Bank of Scotland PLC, a copy of which (as the same may have been amended through the date hereof) is attached hereto as Exhibit A.

        "Schedule of Assumed Agreements" means the schedule, as the same may be amended at any time prior to the Confirmation Hearing, listing certain executory contracts and unexpired leases to be assumed by the Debtor (along with associated amounts for cure claims), which schedule is to be served on the counterparties to such executory contracts and unexpired leases, along with a motion or motions

7

to approve the assumption thereof under section 365(a) of the Bankruptcy Code, and filed by the Debtor on or before the Document Filing Date.

        "Schedule of Rejected Agreements" means the schedule, as the same may be amended at any time prior to the Confirmation Hearing, listing certain executory contracts and unexpired leases to be rejected by the Debtor (along with the associated amounts for rejection damage claims), which schedule is to be served on the counterparties to such executory contracts and unexpired leases, along with a motion or motions to approve the rejection thereof under section 365(a) of the Bankruptcy Code, and filed by the Debtor on or before the Document Filing Date.

        "Schedules" means the schedules of assets and liabilities to be filed by UPC Polska pursuant to section 521(1) of the Bankruptcy Code, as amended.

        "Secured Claim" means a Claim that is secured by a valid and unavoidable lien against property in which the Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code. A Claim is a Secured Claim only to the extent of the value of the claimholder's interest in the collateral securing the Claim or to the extent of the amount subject to setoff, whichever is applicable, and as determined under section 506(a) of the Bankruptcy Code.

        "Secured Tax Claim" means a Secured Claim of a governmental unit for the payment of taxes.

        "Series C Indenture" means the indenture dated January 20, 1999 by and between the Debtor and the Indenture Trustee.

        "Series C Notes" means UPC Polska's Series C senior discount notes due 2008, with an original aggregate principal amount at maturity of $36,001,321 issued under the Series C Indenture.

        "Subsidiary" with respect to any Person shall mean (i) a corporation, a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such stock is subject to a voting agreement or similar Restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (x) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (y) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar Restriction) or (y) in the absence of such a governing body, a majority ownership interest.

        "Telecom Junior Note Claim" means a Claim arising under the Telecom Junior Notes.

        "Telecom Junior Notes" means the promissory notes in aggregate principal amount of $150,000,000 evidencing indebtedness of UPC Polska to UPC Telecom which notes rank junior to the UPC Polska Notes and the Belmarken Notes, plus the accrued and unpaid interest thereon in the amount of $57,802,000 as of June 30, 2003.

        "Telecom Owned UPC Polska Note Claim" means a Claim arising under the Telecom Owned UPC Polska Notes.

        "Telecom Owned UPC Polska Notes" means the UPC Polska Notes held by UPC Telecom as of July 8, 2003.

        "Telecom Pari Passu Note Claim" means a Claim arising under the Telecom Pari Passu Notes.

8

        "Telecom Pari Passu Notes" means the promissory notes in aggregate principal amount of $243,926,000 (including capitalized interest through June 30, 2003) evidencing indebtedness of UPC Polska to UPC Telecom which notes rank pari passu with the UPC Polska Notes, plus the accrued and unpaid interest thereon in the amount of $13,490,000 as of June 30, 2003.

        "Third Party Disbursing Agent" means an entity or entities employed by the Reorganized Debtor in its sole discretion to act as Disbursing Agent. If the Reorganized Debtor elects to make distributions without a Third Party Disbursing Agent, then references under this Plan to the Third Party Disbursing Agent shall be deemed to be references to the Reorganized Debtor.

        "Third Party Holders" has the meaning set forth in Section III.D.2 hereto.

        "Third Party Noteholder Consideration" has the meaning set forth in Section III.D.2 hereto.

        "UGC" means UnitedGlobalCom, Inc., a Delaware corporation.

        "Unimpaired" means any Claim that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

        "Unsecured Claim" means a Claim that is not an Administrative Claim, a Priority Tax Claim, a Priority Claim, or a Secured Claim.

        "UPC" means United Pan-Europe Communications N.V., a corporation incorporated under the laws of The Netherlands.

        "UPC Entities" means collectively UPC Telecom and Belmarken.

        "UPC Polska Equity" means the UPC Polska Stock and all rights, options and warrants to acquire shares of or interests in the UPC Polska Stock.

        "UPC Polska Equity Interests" means an Equity Interest arising under the UPC Polska Equity.

        "UPC Polska Note Claim" means a Claim arising under the UPC Polska Notes.

        "UPC Polska Notes" means collectively the Series C Notes, the 2008 Notes and the 2009 Notes.

        "UPC Polska Stock" means the common stock of UPC Polska, par value $0.01 per share, which is issued and outstanding immediately prior to the Effective Date. To the extent UPC Polska converts to a limited liability company on or prior to the Effective Date, UPC Polska Stock shall also mean the membership interests of the converted UPC Polska entity, which are issued and outstanding on or immediately prior to the Effective Date.

        "UPC Telecom" means UPC Telecom B.V., a private company with limited liability organized under the laws of The Netherlands.

        "UPC Telecom Notes" means the Telecom Pari Passu Notes, the Telecom Owned UPC Polska Notes and the Telecom Junior Notes.

        "U.S. Trustee" means the Office of the United States Trustee.

        "U.S. Trustee's Fee Claims" means any fees assessed against the Estate pursuant to section 1930(a)(6) of title 28 of the United States Code.

II.
RULES OF INTERPRETATION

        1.     The rules of construction in section 102 of the Bankruptcy Code apply to this Plan (and the Disclosure Statement).

9

        2.     Except as otherwise provided in this Plan, Bankruptcy Rule 9006(a) applies when computing any time period under this Plan.

        3.     A term that is used in this Plan and that is not defined in this Plan has the meaning attributed to that term, if any, in the Bankruptcy Code or the Bankruptcy Rules.

        4.     The definition given to any term or provision in this Plan supersedes and controls any different meaning that may be given to that term or provision in the Disclosure Statement.

        5.     Whenever it is appropriate from the context, each term, whether stated in the singular or the plural, includes both the singular and the plural.

        6.     Any reference to a document or instrument being in a particular form or on particular terms means that the document or instrument will be substantially in that form or on those terms. No material change to the form or terms may be made after the Confirmation Date without the consent of the UPC Entities and the Company or the Reorganized Debtor and, to the extent required by the Restructuring Agreement, the consent of the Majority-in-Interest of the Holders.

        7.     Any reference to an existing document means the document as it has been, or may be, amended or supplemented.

        8.     Unless otherwise indicated, the phrase "under this Plan" and similar words or phrases refer to this Plan in its entirety rather than to only a portion of this Plan.

        9.     Unless otherwise specified, all references to Sections or Exhibits are references to this Plan's Sections or Exhibits.

        10.   Section captions and headings are used only as convenient references and do not affect this Plan's (or the Disclosure Statement's) meaning.

        11.   The words "herein," "hereto," "hereunder," and other words of similar import refer to this Plan (or the Disclosure Statement, as the case may be) in its entirety rather than to only a particular portion hereof (or thereof).

        12.   Reference to a pleading, request, or document being "filed" means duly and properly filed with the Bankruptcy Court.

        13.   All references to "the Plan" herein shall be construed, where applicable, to include references to this document and all its exhibits, appendices, schedules and annexes, if any (and any amendments thereto made in accordance with the Bankruptcy Code).

III.
CLASSIFICATION AND TREATMENT OF CLAIMS, EQUITY INTERESTS,
EXECUTORY CONTRACTS, AND UNEXPIRED LEASES

A.    Summary.

        The categories set forth in this Section and summarized in the following table classify Claims (except for Administrative Claims and Priority Tax Claims, which are not classified under the Plan) and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to this Plan. A Claim or Equity Interest is classified in a particular Class only to the extent the Claim or Equity Interest qualifies within the description of that Class and is classified in a different class to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such different Class.

        Moreover, a Claim or Equity Interest is in a particular Class only to the extent that the Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and has not been paid,

10

released or otherwise satisfied, and notwithstanding anything to the contrary in this Plan, no distributions shall be made, and no rights of any kind shall be retained, on account of any Claim or Equity Interest that is not an Allowed Claim or an Allowed Equity Interest.

CLASS	DESCRIPTION	IMPAIRED/ UNIMPAIRED	VOTING STATUS
None	Administrative Claims and Priority Tax Claims	N/A	N/A
Class 1	Priority Claims	Unimpaired	Not entitled to vote
Class 2	Critical Creditor Claims	Unimpaired	Not entitled to vote
Class 3	UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims)	Impaired	Entitled to vote
Class 4	Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims	Impaired	Entitled to vote
Class 5	General Unsecured Claims	Impaired	Entitled to vote
Class 6	Telecom Junior Note Claims	Impaired	Not entitled to vote
Class 7	UPC Polska Equity Interests	Impaired	Not entitled to vote

B.    Unclassified Administrative Claims and Priority Tax Claims.

        1.    Allowance of Administrative Claims.

        Administrative Claims will be Allowed as follows:

  a.
  Ordinary Course Administrative Claims:

        Unless the Reorganized Debtor objects to an Ordinary Course Administrative Claim, the Claim will be satisfied in accordance with the terms and conditions of the particular transaction that gave rise to the Ordinary Course Administrative Claim, and the Person holding the Ordinary Course Administrative Claim may, but need not, file any request for payment of its Claim; provided, however, that the Bankruptcy Court shall retain jurisdiction as a core matter in the event of a dispute regarding the amount or priority of such claim.

  b.
  Non-Ordinary Course Administrative Claims:

        A Non-Ordinary Course Administrative Claim will be Allowed only if:

  (a)
  On or before sixty (60) days after the Effective Date, the Person holding the Claim both files with the Bankruptcy Court a motion requesting that the Reorganized Debtor pay the Non-Ordinary Course Administrative Claim and serves the motion on the Reorganized Debtor; and

  (b)
  The Bankruptcy Court, in a Final Order, allows the Non-Ordinary Course Administrative Claim.

        The Reorganized Debtor may file an opposition to such a motion within the time provided by the Bankruptcy Rules or within any other period that the Bankruptcy Court establishes. Persons holding Non-Ordinary Course Administrative Claims who do not timely file and serve a request for payment will be forever barred from asserting those Claims against the Estate, the Reorganized Debtor, or their respective property.

  c.
  Administrative Tax Claims:

        An Administrative Tax Claim will be satisfied in accordance with its terms; provided, however that unless the Debtor or Reorganized Debtor agrees in writing otherwise, the Person holding the Administrative Tax Claim must file a motion or request for payment of its Claim (an "Administrative Tax Claim Motion") on or before sixty (60) days after the Effective Date; provided, however, that the Bankruptcy Court shall retain jurisdiction as a core matter in the event of a dispute regarding the amount or priority of such Claim.

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        The Reorganized Debtor may file an opposition to an Administrative Tax Claim Motion within the time provided by the Bankruptcy Rules or within any other period that the Bankruptcy Court establishes. Persons holding Administrative Tax Claims who do not timely file and serve a proof of Administrative Tax Claim or motion for payment will be forever barred from asserting those Claims against the Estate, the Reorganized Debtor, or their respective property, whether the Administrative Tax Claim is deemed to arise before, on, or after the Effective Date.

  d.
  Professional Fee Claims.

        A Professional Fee Claim will be Allowed only if:

  (a)
  On or before sixty (60) days after the Effective Date, the Person holding the Professional Fee Claim both files with the Bankruptcy Court a final fee application or a motion seeking allowance of fees on account of a substantial contribution under section 503(b) of the Bankruptcy Code, and serves the application or motion on the Reorganized Debtor and the Reorganized Debtor's counsel, counsel to UPC Entities and counsel to the Creditors' Committee; and

  (b)
  The Professional Fee Claim is Allowed by an order of the Bankruptcy Court.

        The Reorganized Debtor or any other party in interest may file an objection to such a fee application or motion within the time provided by the Bankruptcy Rules or within any other period that the Bankruptcy Court establishes. Persons holding Professional Fee Claims who do not timely file and serve a fee application or motion for payment will be forever barred from asserting those Claims against the Estate, the Reorganized Debtor, or their respective property.

        2.    Treatment of Allowed Administrative Claims.

        Unless the Person holding an Allowed Administrative Claim and the Reorganized Debtor agree otherwise, the Disbursing Agent will pay to that Person in full satisfaction, settlement, extinguishment, release and discharge of such Claim, (A) cash in the Allowed Administrative Claim's full amount, without interest, on or before the latest of: (a) as soon as reasonably practicable after the Effective Date; (b) thirty (30) days after the date on which the Administrative Claim becomes an Allowed Administrative Claim; (c) the date on which the Allowed Administrative Claim becomes due and payable or (d) a date agreed to in writing by the Debtor or the Reorganized Debtor, as the case may be, and the Person holding such Claim or (B) such other treatment on such other terms or conditions as may be agreed upon in writing by the holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be, or as the Bankruptcy Court may order.

        3.    Treatment of Allowed Priority Tax Claims.

        Unless the Person holding an Allowed Priority Tax Claim and the Reorganized Debtor agree otherwise, the Reorganized Debtor will pay to that Person, in full satisfaction, settlement, extinguishment, release and discharge of such Claim, (A) cash equal to the amount of the Allowed Priority Tax Claim, with simple interest, if any, to which such holder is entitled under the Bankruptcy Code, on or before the latest of (a) as soon as reasonably practicable after the Effective Date; (b) thirty (30) days after the date on which the Claim becomes an Allowed Priority Tax Claim; (c) the date on which the Allowed Priority Tax Claim becomes due and payable or (d) a date agreed to in writing by the Debtor or the Reorganized Debtor, as the case may be, and the Person holding such Claim or (B) over a period not exceeding six (6) years from the date on which the underlying tax was assessed, deferred cash payments in an aggregate amount equal to the amount of the Allowed Priority Tax Claim, plus simple interest from the Effective Date on the unpaid balance the Allowed Priority Tax Claim at the federal judgment rate; or (C) as otherwise agreed upon in writing by the holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be. If payments are made under clause (B) above, the Reorganized Debtor will make these payments in equal semiannual installments. The first installment will be due on the latest of: (a) thirty (30) days after the Effective Date; or (b) thirty (30) days after the date on which the Priority Tax Claim becomes an Allowed Priority Tax

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Claim. Each installment will include simple interest from the Effective Date, in arrears, on the unpaid balance of the Allowed Priority Tax Claim at the federal judgment rate but will include no penalty of any kind. The Reorganized Debtor will have the right to pay any unpaid balance on an Allowed Priority Tax Claim in full at any time on or after the Effective Date without premium or penalty of any kind.

C.    Treatment of Priority Claims (Class 1)

        Classification: Class 1 consists of Priority Claims, other than Priority Tax Claims.

        Treatment: Unless the Person holding an Allowed Class 1 Claim and the Reorganized Debtor agree otherwise, the Disbursing Agent shall pay to each Person holding an Allowed Class 1 Claim in full satisfaction, settlement, extinguishment, release and discharge of such Claim, (A) cash equal to the amount of the Allowed Class 1 Claim, with simple interest, if any, to which such holder is entitled under the Bankruptcy Code, on or before the latest of (a) as soon as reasonably practicable after the Effective Date; (b) thirty (30) days after the date on which the Claim becomes an Allowed Class 1 Claim; (c) the date on which the Allowed Class 1 Claim becomes due and payable or (d) a date agreed to in writing by the Debtor or the Reorganized Debtor, as the case may be, and the Person holding such Claim or (B) such other treatment on such other terms or conditions as may be agreed upon in writing by the holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be, or as the Bankruptcy Court may order.

        Voting: Class 1 is Unimpaired and the holders of Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

D.    Treatment and Classification of Claims other than Priority Claims (Classes 2, 3, 4, 5 and 6).

        1.    Class 2 (Critical Creditor Claims).

        Classification: Class 2 consists of all Critical Creditor Claims.

        Treatment: Each holder of an Allowed Critical Creditor Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) payment in full in cash with interest, if any, on the later of (i) the Effective Date and (ii) the date such Claim becomes Allowed; (B) treatment such that such Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be, or as the Bankruptcy Court may order.

        Voting: Class 2 is Unimpaired and the holders of Critical Creditor Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

        2.    Class 3 (UPC Polska Note Claims, excluding Telecom Owned UPC Polska Note Claims).

        Classification: Class 3 consists of the UPC Polska Note Claims, excluding the Telecom Owned UPC Polska Note Claims.

        Treatment: Each holder of an Allowed UPC Polska Note Claim other than UPC Telecom (the "Third Party Holders") will be entitled to receive on or as soon as practicable after the Effective Date, Pro Rata on account of its Claims, the following consideration:

Cash	$80,000,000.00 (the "Cash Consideration"), and

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New UPC Polska Notes
newly issued notes ("New UPC Polska Notes") in an aggregate principal amount of $60,000,000.00 (together with the Cash Consideration, the "Third Party Noteholder Consideration") of the Reorganized Debtor and Polska Finance, as co-issuers of the New UPC Polska Notes, which shall have the terms set forth in the form of Indenture attached hereto as Exhibit B (the "New Indenture");

provided, however, in the event that, on or prior to the Effective Date, UPC or any of its direct or indirect Affiliates purchases, redeems or otherwise acquires for value any UPC Polska Notes for a consideration that is different than the Third Party Noteholder Consideration, then each of the Third Party Holders shall have the right to elect to receive such alternate consideration in respect of their UPC Polska Notes upon consummation of the Restructuring, on the same terms and conditions as those pursuant to which such other UPC Polska Notes were purchased, redeemed or otherwise acquired for value, in lieu of receiving the Third Party Noteholder Consideration for their UPC Polska Notes. The Debtor shall promptly notify each Third Party Holder of each such purchase including the amount(s) and type(s) of consideration paid in connection therewith.

        Voting: Class 3 is Impaired and the holders of the UPC Polska Note Claims (other than Telecom Owned UPC Polska Note Claims) are entitled to vote to accept or reject the Plan.

        3.    Class 4 (Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and the Affiliate Indebtedness Claims).

        Classification: Class 4 consists of the Telecom Owned UPC Polska Note Claims, the Belmarken Note Claims, the Telecom Pari Passu Note Claims and the Affiliate Indebtedness Claims.

        Treatment: The UPC Entities, as holders of certain of the UPC Polska Notes, the Belmarken Notes and the Telecom Pari Passu Notes, and the holders of the Affiliate Indebtedness Claims will be entitled to receive on or as soon as practicable after the Effective Date, Pro Rata on account of their Claims, the following consideration:

Cash	$15,000,000.00
Common Stock	100% of the New UPC Polska Stock

        Voting: Class 4 is Impaired and the UPC Entities holding Claims in the UPC Polska Notes, the Belmarken Notes and the Telecom Pari Passu Notes, and the holders of the Affiliate Indebtedness Claims are entitled to vote to accept or reject the Plan.

        4.    Class 5 (General Unsecured Claims).

        Classification: Class 5 consists of General Unsecured Claims.

        Treatment: General Unsecured Creditors will receive on or as soon as practicable after the Effective Date the amount of cash and New UPC Polska Notes issued under the New Indenture per $1,000.00 of claim amount of each Allowed General Unsecured Claim of UPC Polska which is equal to the amount of cash and New UPC Polska Notes issued under the New Indenture per $1,000.00 of claim amount payable to the holders of the UPC Polska Note Claims (other than the Telecom Owned UPC Polska Note Claims).

        Voting: Class 5 is Impaired and the holders of the General Unsecured Claims are entitled to vote to accept or reject the Plan.

        5.    Class 6 (Telecom Junior Note Claims).

        Classification: Class 6 consists of the holders of the Telecom Junior Notes.

        Treatment: The holders of the Telecom Junior Notes will not receive any consideration in exchange for the Telecom Junior Notes. The Telecom Junior Notes will be cancelled on the Effective Date and will be of no further force or effect.

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        Voting: Class 6 is Impaired and the holders of the Telecom Junior Notes are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

E.    Treatment of UPC Polska Equity Interests (Class 7).

        Classification: Class 7 consists of Equity Interests in UPC Polska.

        Treatment: The holders of the UPC Polska Equity will not receive or retain any interest in consideration for the UPC Polska Equity. The UPC Polska Equity will be cancelled on the Effective Date and will be of no further force or effect.

        Voting: Class 7 is Impaired and the holders of UPC Polska Equity Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

F.    Treatment of Contracts, Leases and Indemnification Obligations.

        1.    Assumption of Executory Contracts and Unexpired Leases.

    a.
    Schedule of Assumed Agreements.

        On the Effective Date, the Reorganized Debtor will assume any and all executory contracts and unexpired leases that constitute executory contracts or unexpired leases as of the Effective Date of the Plan—except for any agreements that were previously assumed or rejected either by a Final Order or under section 365 of the Bankruptcy Code or that will be rejected under Section III.F.2, below. Notwithstanding the preceding sentence, to the extent the Plan specifically provides for the modification of the rights of parties to agreements, such as the rights in respect of the Indentures, the terms of the Plan shall control the parties' rights thereunder. The agreements to be assumed under the Plan include all executory contracts and unexpired leases identified on the Schedule of Assumed Agreements.

        UPC Polska reserves the right to amend the Schedule of Assumed Agreements at any time before the Effective Date to: (a) delete any executory contract or unexpired lease and provide for its rejection under Section III.F.2 below, or (b) add any executory contract or unexpired lease and provide for its assumption under this Section. UPC Polska will provide notice of any amendment to the Schedule of Assumed Agreements to the party or parties to the agreement affected by the amendment. The Confirmation Order will constitute a court order approving the assumption of executory contracts and unexpired leases as specified under the Plan.

    b.
    Cure Payments.

        Other than the General Services Agreement, dated August 1, 1999 (the indebtedness under which constitutes Affiliate Indebtedness), UPC Polska does not believe that it presently is in default under any of the executory contracts or unexpired leases set forth on the Schedule of Assumed Agreements. Accordingly, the Schedule of Assumed Agreements does not identify any amounts that the Reorganized Debtor believes sections 365(b)(1)(A) or (B) of the Bankruptcy Code require that the Reorganized Debtor pay in order to cure defaults under the executory contracts and unexpired leases to be assumed under the Plan. UPC Polska will file an amended Schedule of Assumed Agreements not later than twenty-one (21) days before the Confirmation Date, setting forth any cure amounts under the executory contracts and unexpired leases to be assumed under Section III.F.1.a, above. UPC Polska reserves the right of the Debtor to further amend the Schedule of Assumed Agreements, including to modify the cure amounts.

        As required by section 365(b)(1) of the Bankruptcy Code, any and all monetary defaults under each executory contract and unexpired lease to be assumed under the Plan will be satisfied in one of the following two ways: (a) the Disbursing Agent will pay to the non-debtor party to the executory contract or unexpired lease the default amount, as set forth on the Schedule of Assumed Agreements,

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in cash as soon as reasonably practicable on or after the Effective Date; or (b) the Disbursing Agent will satisfy any other terms that are agreed to by both the Debtor and the non-debtor party to an executory contract or unexpired lease that will be assumed.

        If, however, a dispute arises regarding: (a) the amount of any proposed cure payments; (b) whether UPC Polska has provided adequate assurance of future performance under an executory contract or unexpired lease to be assumed; or (c) any other matter pertaining to a proposed assumption, the proposed cure payments will be made (i) on the later of thirty (30) days after entry of a Final Order resolving the dispute and approving the assumption or sixty (60) days after the Effective Date or (ii) as otherwise agreed between the parties to such executory contract or unexpired lease.

    c.
    Objections to Assumption or Proposed Cure Payments.

        Any Person who is a party to an executory contract or unexpired lease that will be assumed under the Plan and who either contends that the proposed cure payment specified on the Schedule of Assumed Agreements is incorrect or otherwise objects to the contemplated assumption must file with the Bankruptcy Court and serve upon UPC Polska and the Reorganized Debtor's counsel a written statement and supporting declaration stating the basis for its objection. This statement and declaration must be filed and served by the later of: (a) twenty-one (21) days before the Confirmation Hearing Date; or (b) five (5) days after UPC Polska files and serves the Schedule of Assumed Agreements or any amendments to the Schedule of Assumed Agreements (only with respect to an executory contract or unexpired lease affected by such an amendment). Any Person who fails to timely file and serve such a statement and declaration will be deemed to waive any and all objections to both the proposed assumption and the proposed cure amount. To the extent that any objections to the assumption of a contract or lease are timely filed and served and such objections are not resolved between the Debtor and the objecting party, the Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined. To the extent the dispute only relates to the proposed cure amount, the resolution of such dispute shall not affect the Debtor's assumption of the contracts or leases that are the subject of such a dispute, but rather shall affect only the cure amount the Debtor must pay in order to assume such contract or lease. Notwithstanding the foregoing, if the Debtor in its discretion determines that the amount asserted to be the necessary cure amount would, if ordered by the Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtor may elect to (i) reject the contract or lease pursuant to Section III.F.2 hereof or (ii) request an expedited hearing on the resolution of the cure dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Section III.F.2 hereof pending the outcome of such dispute.

        2.    Rejection of Executory Contracts and Unexpired Leases.

    a.
    Schedule of Rejected Agreements.

        On the Effective Date, the Reorganized Debtor will reject the executory contracts and unexpired leases (except for any agreements that were previously assumed or rejected by Final Order or under section 365 of the Bankruptcy Code) that are identified in the Schedule of Rejected Agreements.

        UPC Polska reserves the right to amend the Schedule of Rejected Agreements at any time before the Effective Date to: (a) delete any executory contract or unexpired lease and provide for its assumption under Section III.F.1.; or (b) add any executory contract or unexpired lease and provide for its rejection under Section III.F.2. UPC Polska will provide notice of any amendment to the Schedule of Rejected Agreements to the party or parties to the executory contracts or unexpired leases affected by the amendment.

        The Confirmation Order will constitute a court order approving the rejection, as of no later than the Confirmation Date, of the executory contracts or unexpired leases then identified on the Schedule of Rejected Agreements.

    b.
    Bar Date for Rejection Damage Claims.

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        Any Rejection Damage Claim or other Claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be filed with the Bankruptcy Court and served upon the Reorganized Debtor and the Reorganized Debtor's counsel within thirty (30) days after the earlier of the mailing of notice of confirmation or the service of other notice that the executory contract or unexpired lease has been rejected. Any such damage Claims that are not timely filed and served will be forever barred and unenforceable against the Estate, the Reorganized Debtor, and their respective property, and Persons holding these Claims will be barred from receiving any distributions under the Plan on account of their Rejection Damage Claims or other Claims.

        3.    Postpetition Contracts and Leases.

        Except as expressly provided in the Plan or the Confirmation Order or any Final Order of the Bankruptcy Court, all contracts, leases, and other agreements that UPC Polska enters into after the Petition Date which agreements have not been otherwise terminated in accordance with their terms or been rejected on or before the Confirmation Date, will remain in full force and effect after the Confirmation Date and the Effective Date.

        4.    Assumption of Indemnification Obligations.

        To the extent not inconsistent with the Plan, on the Effective Date, the Reorganized Debtor will be deemed to assume all indemnification obligations under applicable certificates of incorporation, bylaws, written agreements, and statutes with respect to all present and future actions, suits, and proceedings against UPC Polska's directors and officers based upon any act or omission related to service with, for, or on behalf of UPC Polska, whether that act or omission occurred before or after the Petition Date or while the Chapter 11 Case was pending before the Bankruptcy Court. These obligations will not be discharged or impaired by the Plan's confirmation or consummation, and they will survive confirmation unaffected by the contemplated reorganization except to the extent any such obligation has been released, discharged or modified pursuant to the Plan.

IV.
MEANS OF EXECUTION AND IMPLEMENTATION OF THIS PLAN AND OTHER
PROVISIONS

A.    Disbursing Agent.

        The Reorganized Debtor or Third Party Disbursing Agent shall act as Disbursing Agent under this Plan and, unless otherwise specified, shall make all distributions required under this Plan. The Indenture Trustee will serve as the Third Party Disbursing Agent in connection with distributions in respect of UPC Polska Note Claims (other than Telecom Owned UPC Polska Note Claims), in accordance with this Plan.

        The Disbursing Agent (including the Indenture Trustee when it is authorized to act as Third Party Disbursing Agent) may employ or contract with other entities to assist in or perform the distribution of property under this Plan. Unless otherwise determined by the Reorganized Debtor in its sole discretion, the Disbursing Agent shall serve without bond. The Third Party Disbursing Agent, if any, shall receive from the Reorganized Debtor, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to this Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services on terms agreed to by the Reorganized Debtor.

B.    Revesting of Assets.

        Except as otherwise provided in this Plan or in any agreements contemplated under this Plan, on the Effective Date all property of the Estate shall vest in the Reorganized Debtor, free and clear of all Claims, liens, encumbrances, and Equity Interests, with all such Claims, liens, encumbrances and Equity Interests being extinguished except as otherwise provided in the Plan. From and after the Effective Date, the Reorganized Debtor may operate its business and use, acquire and dispose of property and

17

settle and compromise Claims or Equity Interests without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and the Confirmation Order.

C.    Preservation of Rights of Action.

        Except as expressly released pursuant to this Plan, pursuant to section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall be vested with and shall retain and may enforce any claims, rights, and causes of action that UPC Polska or the Estate may hold or have against any entity, including (a) any claims, rights or causes of action under sections 544 through 550 of the Bankruptcy Code or any similar provision of state law, or any other statute or legal theory, (b) any rights of equitable subordination or disallowance, (c) any derivative causes of action that may be brought by or on behalf of UPC Polska or the Estate, and (d) any and all claims, rights, or causes of action of any kind or nature of UPC Polska or the Estate that may exist under applicable bankruptcy or non-bankruptcy law.

        Any such rights shall be retained by the Reorganized Debtor free and clear of all Claims and Equity Interests, and the Reorganized Debtor may pursue its revested rights of action in accordance with its best interests.

D.    Indentures.

        1.    Cancellation of Indentures.

        Subject to Section IV.D.2, the rights and obligations of UPC Polska and any affiliate, if any, under the Indentures shall be deemed cancelled on the Effective Date.

        Without limiting the generality of the foregoing, in accordance with the cancellation of the Indentures on the Effective Date as specified above, on the Effective Date, any and all rights of or conferred upon holders of or with respect to the UPC Polska Notes and the Debtor (whether such indebtedness is on account of principal, pre-petition or post-petition interest, fees, charges or otherwise), as defined in the Indentures, including any rights of subordination, priority, seniority or otherwise under the Indentures, including with respect to the property to be distributed to Persons holding UPC Polska Note Claims under this Plan, shall be similarly nullified and extinguished. The preceding sentence applies, without limitation, to all Persons holding Allowed Claims under this Plan, including the Third Party Holders.

        Notwithstanding the cancellation of the Indentures, the right of the Indenture Trustee to assert a lien against distributions to holders of the UPC Polska Notes (the "Charging Lien") shall survive cancellation of the Indentures, subject to Section IV.D.2.

        Cancellation of the Indentures pursuant to this Plan shall not affect the rights of the Third Party Holders to receive distributions of Third Party Noteholder Consideration in accordance with this Plan.

        2.    Allowed Fees and Expenses of Indenture Trustee.

        The Indenture Trustee's reasonable fees and expenses through the Effective Date (which includes the fees and expenses of any professionals retained by the Indenture Trustee), shall be paid (unless otherwise ordered by the Bankruptcy Court, without application by or on behalf of the Indenture Trustee or any professionals retained by the Indenture Trustee to the Bankruptcy Court and without notice and a hearing) by the Reorganized Debtor as an Allowed Administrative Claim under this Plan. If the Reorganized Debtor and the Indenture Trustee cannot agree on the amount of fees and expenses to be paid, the amount of any such fees and expenses shall be determined by the Bankruptcy Court. Distributions received by holders of Allowed UPC Polska Note Claims pursuant to this Plan shall not be reduced on account of such payment of the Indenture Trustee's fees and expenses. The Charging Lien of the Indenture Trustee shall continue and be unimpaired as to (i) any fees and expenses of the Indenture Trustee not paid by the Reorganized Debtor and (ii) any indemnity rights of the Indenture Trustee, which shall survive to the extent permitted under the terms of the Indentures.

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E.    Objections to Claims and Equity Interests.

        Except as otherwise provided in Section III.B.1.d, above, with respect to applications of professionals for compensation and reimbursement of expenses and for the payment of other Administrative Claims, objections to any Claims or Equity Interests shall be filed and served upon the holder of such Claim or Equity Interest no later than the date (the "Claims/Equity Interests Objection Deadline") that is the later of (a) six (6) months after the Effective Date, unless extended by the Bankruptcy Court, or (b) six (6) months after the date on which a proof of Claim or Equity Interest has been filed, unless extended by the Bankruptcy Court. Commencing on the Effective Date, only the Reorganized Debtor shall have the authority to settle, compromise, or otherwise resolve any objections to Claims and Equity Interests without any requirement of approval by the Bankruptcy Court.

F.    Estimation of Claims

        The Debtor or the Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether or not the Company or the Reorganized Debtor has previously objected to such Claim or the Bankruptcy Court has previously ruled on any such objection. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court; provided, however, that commencing on the Effective Date the Reorganized Debtor may compromise, settle or resolve any such Claims without further approval of the Bankruptcy Court.

G.    Distribution of Property Under this Plan.

  1.    Manner of Cash Payments.

        Cash payments made pursuant to this Plan shall be in U.S. dollars on checks drawn on a domestic bank selected by the Reorganized Debtor or, at the option of the Reorganized Debtor, by wire transfer from a domestic bank; provided, however, that payments made to foreign creditors holding Allowed Claims may be paid, at the option of the Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

  2.    Surrender of UPC Polska Notes.

        As a condition to participation under this Plan, a holder of a UPC Polska Note Claim that desires to receive property to be distributed on account of such Claim shall surrender the security representing such Claim to the Indenture Trustee in accordance with the procedures set forth in the Indenture, to the extent applicable. Following confirmation of this Plan, holders of such securities shall receive specific instructions regarding the time and manner in which the UPC Polska Note Claims are to be surrendered, which instructions shall be given by the Reorganized Debtor, the Disbursing Agent, or the Indenture Trustee to such holders as soon as practicable after the Effective Date. Pending such surrender, such securities shall be cancelled and represent only the right to receive the distributions to which the holder is entitled under this Plan.

        Subject to Section IV.G.4.b., any UPC Polska Note Claim represented by a security which is lost, stolen, mutilated, or destroyed shall be deemed surrendered when the holder of such Claim based thereon delivers to the Indenture Trustee, with a copy to the Debtor, (i) evidence satisfactory to the Debtor of the loss, theft, mutilation, or destruction of such instrument and (ii) such security or indemnity as may be required by the Indenture Trustee to hold it harmless with respect thereto.

  3.    No Distributions With Respect to Disputed Claims.

  a.
  No Distribution Pending Allowance. Notwithstanding any other provisions of this Plan, no payments of cash or distributions or other consideration of any kind shall be made on account

19

    of any Disputed Claim until such Claim becomes an Allowed Claim or is deemed to be such for purposes of distribution, and then only to the extent that the Claim becomes, or is deemed to be for distribution purposes, an Allowed Claim.

  b.
  Establishment And Maintenance Of Reserve. On each applicable Distribution Date, the Disbursing Agent shall reserve for the benefit of holders of Disputed Claims (the "Reserve") the distributions to which the holders of Disputed Claims as of such Distribution Date would be entitled under the Plan if such Disputed Claims were Allowed Claims in the amounts of such Disputed Claims and the holders thereof had received such distributions on the Initial Distribution Date. Such amounts shall be determined by reference to the aggregate Face Amount of all Disputed Claims as of such date. The Disbursing Agent shall maintain a register of all Disputed Claims, the amounts upon which to base reserves for such Disputed Claims and the amount of cash and/or the number of New UPC Polska Notes to which the holders of the Disputed Claims would be entitled if such Disputed Claims were Allowed Claims.

  c.
  Distributions Upon Allowance Of Disputed Claims and Disputed Equity Interests. The holder of a Disputed Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive distributions of the applicable New UPC Polska Notes or cash, as applicable, previously reserved on account of such Claim in the Reserve as soon as reasonably practicable following the allowance of any such Claim; provided, however, that neither the Debtor, the Reorganized Debtor, Polska Finance, nor the Disbursing Agent shall be required to make a distribution until the aggregate distribution to be made is equal to or greater than $250,000 in cash or $250,000 in principal amount of New UPC Polska Notes, as applicable; provided further, however, that if the aggregate distribution that would be required to be made to the holders of all remaining Disputed Claims if all such remaining Disputed Claims were to become Allowed Claims could not exceed either $250,000 in cash or $250,000 in principal amount of New UPC Polska Notes, as applicable, then the Debtor, the Reorganized Debtor, Polska Finance, or the Disbursing Agent shall make a distribution to any holder of a Disputed Claim as soon as reasonably practicable after the allowance of any such Claim. Such distributions shall be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed Claim had been an Allowed Claim on or prior to the Effective Date.

  d.
  Excess Reserves. Upon any Disputed Claim becoming a Disallowed Claim in whole or in part, the property, if any, reserved for the payment of or distribution on the Disallowed portion of such Disputed Claim (i) if in the form of cash, shall revest in the Reorganized Debtor and no longer be subject to distribution to creditors or (ii) if in the form of New UPC Polska Notes, shall be cancelled.

  4.    Delivery of Distributions and Undeliverable or Unclaimed Distributions.

  a.
  Delivery of Distributions in General.

        Except as provided in Section IV.G.4.b, below, for holders of undeliverable distributions, distributions to holders of Allowed Claims shall be distributed by mail as follows: (a) at the address set forth on the respective proofs of Claim filed by such holders of Allowed Claims; (b) at the address set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim; (c) at the address reflected in the Schedules if no proof of Claim is filed and the Disbursing Agent has not received a written notice of a change of address; and (d) with respect to holders of UPC Polska Note Claims at the last known address of record holders of such UPC Polska Note Claims as of the Distribution Notification Date, as determined by the Indenture Trustee.

  b.
  Undeliverable Distributions.

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    (1)
    Holding and Investment of Undeliverable Property.

        If the distribution to the holder of any Allowed Claim is returned to the Disbursing Agent as undeliverable, no further distribution shall be made to such holder unless and until the Disbursing Agent is notified in writing of such holder's then current address. Subject to the other provisions of this Plan, undeliverable distributions shall remain in the possession of the Disbursing Agent pursuant to this Section until such time as a distribution becomes deliverable.

        Unclaimed cash shall be held in an unsegregated bank account in the name of the Disbursing Agent or the Reorganized Debtor for the benefit of the potential claimants of such funds, and shall be accounted for separately.

    (2)
    Failure to Claim Undeliverable Property.

        Any holder of an Allowed Claim that does not assert a claim in writing for an undeliverable distribution held by the Disbursing Agent or the Third Party Disbursing Agent within one year after the Effective Date shall no longer have any claim to or interest in such undeliverable distribution, and shall be forever barred from receiving any distributions under this Plan, or from UPC Polska, Polska Finance, the Reorganized Debtor, the Estate or their respective property. In any such case, any property held for distribution on account of such Claims shall be retained by the Reorganized Debtor or returned to the Reorganized Debtor if in the possession of the Third Party Disbursing Agent. Any undistributed cash shall be the property of the Reorganized Debtor, free from any restrictions thereon. Nothing contained in this Plan shall require UPC Polska, the Reorganized Debtor, Polska Finance, or the Disbursing Agent or the Third Party Disbursing Agent to attempt to locate any holder of an Allowed Claim.

        Therefore, any holder of an Allowed Claim that does not assert a claim for an undeliverable distribution within one year after the Effective Date will have any claim for such undeliverable distribution discharged and forever will be barred from asserting any such Allowed Claim against UPC Polska, the Estate, the Reorganized Debtor, Polska Finance, or their respective property.

  5.    Compliance With Tax Requirements.

        The Disbursing Agent shall comply with all withholding and reporting requirements imposed on it by Governmental Entities, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements, if any.

  6.    Setoff, Recoupment and Other Rights.

        Notwithstanding anything to the contrary contained in this Plan (except as provided in Sections VI.B and VI.C below), to the extent permitted under applicable law with respect to an Allowed Claim or Allowed Equity Interest, the Reorganized Debtor may, but shall not be required to, set off, recoup, assert counterclaims or withhold against any Allowed Claim or Allowed Equity Interest and the distributions to be made pursuant to this Plan on account of such Allowed Claim or Allowed Equity Interest, claims of any nature that UPC Polska, the Estate, or the Reorganized Debtor may have against the holder of such Allowed Claim or Allowed Equity Interest; provided, however, that neither the failure to effect such a setoff or recoupment, nor the allowance of any Claim against or Equity Interest in UPC Polska or the Reorganized Debtor, nor any partial or full payment during the Chapter 11 Case on or after the Effective Date in respect of any Allowed Claim or Allowed Equity Interest, shall constitute a waiver or release by UPC Polska, the Estate, or the Reorganized Debtor of any claim that they may possess against such holder.

H.    No Liability for Solicitation or Participation.

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        Pursuant to section 1125(e) of the Bankruptcy Code, Persons that solicit acceptances or rejections of this Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under this Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer, issuance, sale, or purchase of securities.

I.    Limitation of Liability.

        To the maximum extent permitted by law, none of UGC, UPC, Polska Finance, the UPC Entities, UPC Polska, the Reorganized Debtor, the Estate, the Participating Noteholders, the Creditors' Committee, the Indenture Trustee, nor any of the employees, officers, directors, agents, members, representatives, or professional advisors employed or retained by any of them, whether or not pursuant to a Final Order of the Bankruptcy Court, shall have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming, or consummating this Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with this Plan.

J.    Dissolution of Committees.

        On the Effective Date, the Creditors' Committee and any other committee appointed pursuant to section 1102 of the Bankruptcy Code shall be released and discharged from the rights and duties arising from or related to the Chapter 11 Case, except with respect to final applications for professionals' compensation. Except as agreed to by the Reorganized Debtor, professionals retained by the Creditors' Committee and any other committee appointed pursuant to section 1102 of the Bankruptcy Code and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications by such professionals or committee members for allowance of compensation and reimbursement of their own expenses pending on the Effective Date or timely filed after the Effective Date as provided in this Plan, as approved by the Bankruptcy Court.

K.    Revocation of this Plan.

        UPC Polska reserves the right to revoke or withdraw this Plan prior to the Confirmation Date; provided, however, that, to the extent required by the Restructuring Agreement, the consent of the Majority-in-Interest of the Holders (which shall not be unreasonably withheld) shall be required for such revocation or withdrawal if (a) the holders of the UPC Polska Note Claims have voted to accept this Plan, and such acceptance has not been withdrawn, and (b) the Participating Noteholders have not filed an objection to confirmation of this Plan (or if such objection has been filed but withdrawn). If this Plan is revoked or withdrawn, or if confirmation or the Effective Date otherwise do not occur, this Plan shall be null and void, and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, UPC Polska or any other Person; or (b) prejudice in any manner the rights of UPC Polska, the Estate, or any creditors in any further proceedings.

L.    Post-Effective Date Effect of Evidences of Claims or Equity Interests.

        Notes, stock certificates, warrants, and other evidences of Claims against, or Equity Interests in, UPC Polska shall, effective upon the Effective Date, represent only the right to receive the distributions, if any, contemplated by this Plan.

M.    Successors and Assigns.

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        The rights, benefits, and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such entity.

N.    Saturday, Sunday, or Legal Holiday.

        If any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day and shall be deemed to have been completed as of the required date.

O.    Headings.

        The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the provisions of this Plan.

P.    Governing Law.

        Unless a rule of law or procedure is supplied by (a) federal law (including the Bankruptcy Code and Bankruptcy Rules), or (b) an express choice of law provision in any agreement, contract, instrument, or document provided for, or executed in connection with, this Plan, the rights and obligations arising under this Plan and any agreements, contracts, documents, and instruments executed in connection with this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

Q.    Severability of Plan Provisions.

        If, prior to confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. Provided, however, that the two preceding sentences shall not be applicable if the absence of any such invalid, void or unenforceable provision would cause any Participating Noteholder to receive less than the Third Party Noteholder Consideration in exchange for its Allowed UPC Polska Note Claims. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may or may not have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms. The Debtor reserves the right not to proceed with Confirmation or consummation of the Plan if any such ruling occurs.

R.    No Admissions.

        Notwithstanding anything herein to the contrary, if this Plan is not confirmed or the Effective Date otherwise does not occur, this Plan shall be null and void, and nothing contained in this Plan or the Disclosure Statement shall (a) be deemed to be an admission by UPC Polska or against any creditor with respect to any matter set forth herein, including liability on any Claim or the propriety of the classification of any Claim; (b) constitute a waiver, acknowledgment or release of any Claims by or against, or any Equity Interests in, UPC Polska; or (c) prejudice in any manner the rights of UPC Polska, the Estate, or any creditors in any further proceedings.

S.    Application of Section 1145 of the Bankruptcy Code.

        To the fullest extent permitted under section 1145 of the Bankruptcy Code, the issuance of the New UPC Polska Notes to the holders of Allowed Class 3 Claims and Allowed Class 5 Claims, and the issuance of New UPC Polska Stock to the holders of Class 4 Claims, on the Effective Date shall be exempt from the registration requirements of section 5 of the Securities Act and of any federal, state

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and local law requiring the registration or licensing of any issuer, underwriter, broker or dealer in such securities.

T.    Condition Precedent to Confirmation.

        Confirmation is subject to the following condition precedent:

  a.
  The Confirmation Order shall be in form and substance reasonably acceptable to the Debtor, the UPC Entities and the Majority-in-Interest of the Holders; provided that none of the UPC Entities or the Majority-in-Interest of the Holders may request that the Confirmation Order contain a provision that is inconsistent with any of the provisions of the Restructuring Agreement.

U.    Conditions Precedent to Consummation.

        The Plan shall be consummated and the Effective Date shall occur if and only if the following conditions shall have occurred or shall have been duly waived (if waivable) pursuant to Section IV.V. below:

  a.
  the Confirmation Order shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction and shall have become a Final Order;

  b.
  all documents and agreements required to be executed or delivered under the Plan or the Restructuring Agreement on or prior to the Effective Date shall have been executed and delivered by the parties thereto;

  c.
  the Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Debtor and the Reorganized Debtor to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with the Plan;

  d.
  the Amended and Restated Certificate of Incorporation of the Reorganized Debtor (or the Certificate of Formation of the Reorganized Debtor, if UPC Polska converts to a limited liability company on or prior to the Effective Date) shall have been filed with the applicable authority of the jurisdiction of incorporation or organization in accordance with such jurisdiction's applicable law;

  e.
  all authorizations, consents and regulatory approvals required, if any, in order to consummate the Plan shall have been obtained;

  f.
  no order of a court shall have been entered and shall remain in effect restraining the Debtor from consummating the Plan;

  g.
  the New UPC Polska Notes shall have been accepted for listing on The PORTAL Market; and

  h.
  the New UPC Polska Notes shall have obtained a rating by either Standard and Poor's Ratings Group or Moody's Investors Service, Inc.

V.    Waiver of Conditions to Consummation.

        The requirement that the conditions to the occurrence of the Effective Date, as specified in Section IV.U, above, be satisfied may be waived in whole or in part, and the time within which any such conditions must be satisfied may be extended, by the written consent of UPC Polska and the UPC Entities and, to the extent required by the Restructuring Agreement, the written consent of the Majority-in-Interest of the Holders. To be effective, such written waiver or extension must be filed with the Bankruptcy Court. The failure to satisfy or waive any of such conditions may be asserted by UPC Polska regardless of the circumstances giving rise to the failure of such condition to be satisfied, including any action or inaction by UPC Polska. The failure of UPC Polska to exercise any of the foregoing rights shall not be deemed a waiver of such rights or any other rights and each such right shall be deemed ongoing and assertable at any time.

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W.    Retention of Jurisdiction.

        Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction after the Effective Date over all matters arising out of, arising in or related to, the Chapter 11 Case to the fullest extent provided by law, including the jurisdiction to:

        1.     Allow, disallow, determine, liquidate, classify, establish the priority or secured or unsecured status of, estimate, or limit any Claim, Equity Interest, or Administrative Claim;

        2.     Grant or deny any and all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date;

        3.     Resolve any motions pending on the Effective Date to assume, assume and assign, or reject any executory contract or unexpired lease to which UPC Polska is a party or with respect to which UPC Polska may be liable and to hear, determine and, if necessary, liquidate, any and all Claims arising therefrom;

        4.     Ensure that distributions to holders of Allowed Claims and Allowed Equity Interests, including but not limited to Administrative Claims, are accomplished pursuant to the provisions of this Plan and resolve any issues relating to distributions;

        5.     Resolve any and all applications, motions, adversary proceedings, and other matters involving UPC Polska that may be pending on the Effective Date;

        6.     Enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, and other agreements or documents entered into in connection with this Plan;

        7.     Resolve any and all controversies, suits, or issues that may arise in connection with the consummation, interpretation, or enforcement of this Plan or the Confirmation Order or any Person's rights or obligations in connection with this Plan including disputes arising under documents or agreements executed in connection with the Plan;

        8.     Modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, or modify the Disclosure Statement or any contract, instrument, or other agreement or document created in connection with this Plan or Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, this Plan, the Disclosure Statement, or any contract, instrument, or other agreement or document created in connection with this Plan or Disclosure Statement, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;

        9.     Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of this Plan;

        10.   Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

        11.   Determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Confirmation Order or the Disclosure Statement;

        12.   Enter an order closing the Chapter 11 Case; and

        13.   Hear and determine any motions, applications, adversary proceedings, contested matters and other litigated matters pending on, filed or commenced after the Effective Date, including proceedings with respect to the rights of the Debtor to recover property under sections 542, 543, 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code or to otherwise collect to recover on account of any claim or cause of action that the Debtor may have.

        If the Bankruptcy Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter, this Section shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

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V.

THE REORGANIZED DEBTOR

A.    Management of the Reorganized Debtor.

  1.    Directors of the Reorganized Debtor.

        As of the Effective Date, UPC Polska's then-current Board will remain in place. The List of Maintained Board Members, including their respective background and qualifications, will be [is] attached as Exhibit C on or before the Exhibit Filing Date.

        The membership of the Board shall be subject to an election at the annual meeting of the Reorganized Debtor in the year 200[    ].

  2.    Officers of the Reorganized Debtor.

        The officers of the Reorganized Debtor will serve at the discretion of the Board of the Reorganized Debtor. As of the Effective Date, it is anticipated that the officers then serving shall continue to serve.

B.    Employee Benefit Plans. (2)

        (2)    UPC Polska believes there are none.

As of the Effective Date, all of UPC Polska's employee benefit plans, programs and benefits existing immediately prior to the Effective Date shall be retained and shall constitute obligations of the Reorganized Debtor.

C.    Certificate of Incorporation.

        As of the Effective Date, the Amended and Restated Certificate of Incorporation of the Reorganized Debtor (or the Certificate of Formation of the Reorganized Debtor, if UPC Polska converts to a limited liability company on or prior to the Effective Date) shall (a) prohibit the issuance of non-voting equities securities to the extent required by section 1123(a)(6) of the Bankruptcy Code, subject to amendment of such Amended and Restated Certificate of Incorporation (or the amendment of such Certificate of Formation, as the case may be) as permitted by applicable law, and (b) permit the consummation of this Plan. A copy of the form of the Amended and Restated Certificate of Incorporation of the Reorganized Debtor (or of the Certificate of Formation of the Reorganized Debtor, as the case may be) will be [is] attached as Exhibit D [by the Exhibit Filing Date.]

D.    Bylaws.

        As of the Effective Date, the Amended and Restated Bylaws of the Reorganized Debtor, (or the Limited Liability Company Operating Agreement of the Reorganized Debtor, if UPC Polska converts to a limited liability company on or prior to the Effective Date), to the extent any amendments to UPC Polska's Bylaws (or to such Limited Liability Company Operating Agreement, as the case may be) are required to effectuate the provisions of this Plan, shall be [is] attached as Exhibit E [by the Exhibit Filing Date], without the requirement for any further action by the shareholders or directors of UPC Polska or the Reorganized Debtor.

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VI.
EFFECT OF CONFIRMATION OF THIS PLAN

A.    Discharge and Injunction.

        The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against UPC Polska, the Reorganized Debtor, the Estate, or any of their property. Except as otherwise provided in the Plan or the Confirmation Order: (a) on the Effective Date, UPC Polska, the Reorganized Debtor, the Estate, and their property shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Equity Interests, including, but not limited to, demands, liabilities, Claims, and Equity Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, regardless of whether or not (i) a proof of Claim or proof of Equity Interest based on such debt or Interest is filed or deemed filed, (ii) a Claim or Equity Interest based on such debt or Equity Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (iii) the holder of a Claim or Equity Interest based on such debt or Equity Interest has or has not accepted the Plan; and (b) all Persons shall be precluded from asserting against UPC Polska, the Reorganized Debtor, the Estate, and their property any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

        Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of UPC Polska, and termination of all Equity Interests, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge and termination shall void any judgment against UPC Polska obtained at any time to the extent that it relates to a discharged or terminated Claim or Equity Interest.

        Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold, or may hold a debt, Claim, or Equity Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim, or Equity Interest: (a) commencing or continuing in any manner any action or other proceeding against UPC Polska, the Reorganized Debtor, the Estate, or their property; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against UPC Polska, the Reorganized Debtor, the Estate, or their property; (c) creating, perfecting, or enforcing any lien or encumbrance against UPC Polska, the Reorganized Debtor, the Estate, or their property; (d) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to UPC Polska, the Reorganized Debtor, the Estate, or their property; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

B.    Releases.

        Effective on the Confirmation Date, but subject to the occurrence of the Effective Date, the UPC Entities, UPC Polska, Polska Finance, UPC, New UPC, UGC, the Indenture Trustee, each member of the Creditors' Committee for actions taken in its capacity as a member of the Creditors' Committee, each Participating Noteholder, each holder of UPC Polska Notes, UPC Telecom Notes, Belmarken Notes, UPC Polska Equity, Affiliate Indebtedness and each of the foregoing's respective officers, directors, Affiliates, Subsidiaries, stockholders, partners, members, managers, representatives,

27

employees, attorneys, financial advisors, accountants and agents, and any of their respective successors and assigns, and their respective property, shall be released from any and all claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings and liabilities which UPC Polska or any holder of a Claim against, or Equity Interest in, UPC Polska or its bankruptcy estate may be entitled to assert, whether for fraud, tort, contract, violations of applicable securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, based in whole or in part upon any act, omission, transaction, state of facts, circumstances or other occurrence or failure of an event to occur, taking place before the Confirmation Date and in any way relating to the UPC Entities, UPC, UGC, New UPC, Polska Finance, each Participating Noteholder, UPC Polska, the issuance, purchase or sale of the Belmarken Notes, UPC Polska Notes, UPC Telecom Notes, Affiliate Indebtedness, UPC Polska Equity, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or administration of the Plan or the property to be distributed under the Plan; provided, however, that nothing herein shall release any Person from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon any act or omission arising out of such Person's gross negligence or willful misconduct; provided further, that nothing herein shall release UPC Polska, Polska Finance, the UPC Entities or any Participating Noteholder from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon such Person's failure to comply, in all respects, with, or breach of such Person's obligations under, this Plan or the Restructuring Agreement. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, all holders of Belmarken Notes, UPC Polska Notes, UPC Telecom Notes, Affiliate Indebtedness and UPC Polska Equity, shall be deemed to release, and shall be permanently enjoined from bringing, maintaining, facilitating or assisting any action, demand, suit or proceeding against, UGC, the UPC Entities, New UPC, UPC, UPC Polska, Polska Finance, each member of the Creditors' Committee for actions taken in its capacity as a member of the Creditors' Committee, the Indenture Trustee and their respective officers, directors, Subsidiaries, Affiliates, members, managers, representatives, employees, attorneys, stockholders, partners, accountants, financial advisors and agents, or any of their respective successors and assigns, and their respective property, in respect of any claims, obligations, rights, causes of action, demands, suits, proceedings and liabilities related to, or arising from, any and all claims or interests arising under, in connection with, or related to the Belmarken Notes, the UPC Polska Notes, the UPC Telecom Notes, Affiliate Indebtedness or the UPC Polska Equity, or the issuance, purchase, or sale of any thereof, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or administration of the Plan or the property to be distributed under the Plan.

        Nothing in the Plan shall effect a release in favor of any released party from any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or (iii) any criminal laws of the United States, any state, city or municipality; nor shall anything in the Plan enjoin the United States government or any state, city or municipality, as applicable, from bringing any claim, suit, action or other proceeding against any released party for any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or (iii) any criminal laws of the United States, any state, city or municipality; provided, however, that this paragraph shall in no way affect or limit the discharge granted to UPC Polska under Chapter 11 of the Bankruptcy Code and pursuant to the Plan.

        Solely in the case of attorneys, nothing in the Plan shall effect a release from any liability arising under any applicable professional disciplinary rule, including Disciplinary Rule 6-102 of the New York Code of Professional Conduct.

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C.    Exculpation.

        None of the UPC Entities, New UPC, UPC, UPC Polska, Polska Finance, UGC, the Indenture Trustee, any member of the Creditors' Committee for actions taken in its capacity as a member of the Creditors' Committee, any Participating Noteholder, any holder of UPC Polska Notes, Belmarken Notes, UPC Telecom Notes, Affiliate Indebtedness, UPC Polska Equity, or any of the foregoing's respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, or any of their respective property, shall have or incur any liability to any holder of a Claim or an Equity Interest, or any other party in interest, or any of their respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for (i) their gross negligence or willful misconduct, (ii) solely in the case of attorneys, to the extent that such exculpation would violate any applicable professional disciplinary rules, including Disciplinary Rule 6-102 of the New York Code of Professional Conduct and (iii) solely in the case of UPC Polska, the UPC Entities, or any Participating Noteholder, any liability for failure to comply with, or breach of such Person's obligations under, this Plan or the Restructuring Agreement, and in all respects UPC Polska, the UPC Entities and the Participating Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan and the Restructuring Agreement.

        Notwithstanding any other provision of the Plan, no holder of a claim or interest, no other party in interest, none of their respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, shall have any right of action, demand, suit or proceeding against, the UPC Entities, Polska Finance, UPC Polska, UGC, New UPC, UPC, the Indenture Trustee, each member of the Creditors' Committee for actions taken in its capacity as a member of the Creditors' Committee, each Participating Noteholder, each holder of UPC Polska Notes, Belmarken Notes, Affiliate Indebtedness, UPC Polska Equity, UPC Telecom Notes, or any of the foregoing's respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to or arising out of, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan, or the property to be distributed under the Plan, except (i) for their gross negligence or willful misconduct, (ii) solely in the case of attorneys, to the extent that such exculpation would violate any applicable professional disciplinary rules, including Disciplinary Rule 6-102 of the New York Code of Professional Conduct and (iii) solely in the case of the UPC Entities, UPC Polska, Polska Finance or any Participating Noteholder, for failure to comply with, or breach of such Person's obligations under, this Plan or the Restructuring Agreement, provided, however, that no Participating Noteholder shall be liable to any person other than the UPC Entities, UPC Polska, and/or Polska Finance for any such failure or breach, and in all respects UPC Polska, the UPC Entities and the Participating Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan and the Restructuring Agreement.

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D.    Waiver of Subordination Rights.

        Any distributions under the Plan shall be received and retained free of and from any obligations to hold or transfer the same to any other creditor, and shall not be subject to levy, garnishment, attachment or other legal process by any holder by reason of any claimed contractual, legal or equitable subordination rights, and the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to property distributed under the Plan, in each case other than as provided under the Plan.

E.    No Successor Liability.

        Except as otherwise expressly provided in the Plan, the Debtor and the Reorganized Debtor do not, pursuant to the Plan or otherwise, assume, agree to perform, pay, or indemnify creditors or otherwise have any responsibilities for any liabilities or obligations of the Debtor relating to or arising out of the operations or assets of the Debtor, whether arising prior to, on, or after the Confirmation Date. The Reorganized Debtor is not, and shall not be, a successor to the Debtor by reason of any theory of law or equity, and shall not have any successor or transferee liability of any kind or character, except that the Reorganized Debtor shall assume the obligations specified therefor in the Plan and the Confirmation Order.

F.    Term of Injunctions or Stays.

        Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under sections 105(a) or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

G.    Preservation of Insurance.

        Except as necessary to be consistent with the Plan, the Plan and the discharge provided herein shall not diminish or impair (A) the enforceability of insurance policies that may cover Claims against the Debtor or any other Person or (B) the continuation of any workers' compensation programs in effect, including any self-insurance programs.

VII.
ACCEPTANCE OR REJECTION OF THE PLAN

A.    Impaired Classes to Vote.

        Each holder of a Claim or Equity Interest in an impaired Class shall be entitled to vote separately to accept or reject this Plan unless such holder is deemed to accept or reject this Plan.

B.    Acceptance by Class of Creditors.

        Any impaired Class of holders of Claims shall have accepted this Plan if this Plan is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject this Plan.

C.    Cramdown.

        If any impaired Class of Claims entitled to vote shall not accept this Plan by the requisite statutory majorities provided in Section 1126(c) of the Bankruptcy Code, the Debtor reserves the right to request that the Bankruptcy Court confirm this Plan under Section 1129(b) of the Bankruptcy Code. With respect to impaired Classes of Claims or Equity Interests that are deemed to reject this Plan, the Debtor shall request the Bankruptcy Court to confirm this Plan under Section 1129(b) of the Bankruptcy Code.

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VIII.
MISCELLANEOUS

        A. Modification of this Plan.

        Subject to the terms of section 3.2, 3.3 and 4.2(b) of the Restructuring Agreement, the Debtor, may with the written consent of the UPC Entities and, to the extent required by the Restructuring Agreement, the written consent of the Majority-in-Interest of the Holders, make such changes and modifications to this Plan as UPC Polska, in its reasonable discretion deems necessary and appropriate, and to the extent permissible under the Bankruptcy Code, in order to have this Plan confirmed by the Bankruptcy Court.

        B. Payment of Advisors.

        The Debtor has paid or upon the Effective Date will pay the reasonable fees and expenses for legal services of Cahill Gordon & Reindel LLP, counsel to the Participating Noteholders in connection with the preparation, negotiation and execution of the Restructuring Agreement and the Plan until they ceased representing the Participating Noteholders. The Debtor shall pay the reasonable fees and expenses for services of financial advisors and legal services of attorneys for the UPC Entities in connection with the preparation, negotiation, execution and performance of the Restructuring and any of the transactions contemplated by the Restructuring Agreement or the Plan. All such fees that arise after the Effective Date shall be paid by the Reorganized Debtor.

        C. Applications for Professional Fee Claims.

        Final applications for compensation for services rendered and reimbursement of expenses incurred by Professionals (a) from the later of the Petition Date or the date on which retention was approved through the Effective Date or (b) pursuant to section 503(b)(4) of the Bankruptcy Code, shall be filed no later than sixty (60) days after the Effective Date or such later date as the Bankruptcy Court approves, and shall be served on (i) counsel to the Debtor at the address set forth in Section VIII.E of the Plan, (ii) counsel to the Participating Noteholders at the address set forth in Section VIII.E of the Plan, (iii) counsel to the UPC Entities, at the address set forth in Section VIII.E of the Plan, (iv) counsel to Polska Finance at the address set forth in Section VIII.E of the Plan, and (v) the Office of the United States Trustee at the address set forth in Section VIII.E of the Plan. Any objections to an application for the payment of Professional Claims must be filed and served on the Reorganized Debtor and the requesting Professional no later than twenty-five (25) days (or such longer period as may be granted by order of the Bankruptcy Court) after the date on which such application was served. Applications that are not timely filed will not be considered by the Bankruptcy Court. The Reorganized Debtor may pay any Professional fees and expenses incurred after the Effective Date without any application to the Bankruptcy Court.

        D. Business Days.

        If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

        E. Notices.

        All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) Business Day after being sent for next

31

business day delivery, fees prepaid, via a reputable internationally recognized overnight courier service, in each case to the intended recipient as set forth below:

  (a)
  if to UPC Polska to:

  4643 South Ulster Street
  13th Floor
  Denver, Colorado 80237
  Attention: General Counsel

  with a copy (which shall not constitute notice) to:

  UPC Telecom B.V.
  c/o United Pan-Europe Communications N.V.
  Boeing Avenue 53
  1119 PE Schipol Rijk
  The Netherlands
  Attention: General Counsel

  Baker & McKenzie
  815 Connecticut Avenue, N.W.
  Washington, D.C. 20006
  Attention: Marc R. Paul, Esq.
  Telephone: 1-202-452-7034
  Facsimile: 1-202-452-7074;

  (b)
  if to Polska Finance to:

  4643 South Ulster Street
  13th Floor
  Denver, Colorado 80237
  Attention: General Counsel

  with a copy (which shall not constitute notice) to:

  UPC Telecom B.V.
  c/o United Pan-Europe Communications N.V.
  Boeing Avenue 53
  1119 PE Schipol Rijk

  The Netherlands
  Attention: General Counsel
  White & Case LLP
  1155 Avenue of the Americas
  New York, New York 10036
  Attention: William F. Wynne, Jr., Esq.
  Telephone: 1-212-819-8200
  Facsimile: 1-212-354-8113;

  (c)
  if to the UPC Entities to:

  c/o United Pan-Europe Communications N.V.
  Boeing Avenue 53
  1119 PE Schiphol Rijk
  The Netherlands
  Telephone: +31-20-778-9872

32

      Facsimile: +31-20-778-9841
      Attention: General Counsel

  with a copy (which shall not constitute notice) to:

  White & Case LLP
  1155 Avenue of the Americas
  New York, New York 10036
  Attention: William F. Wynne, Jr., Esq.
  Telephone: 1-212-819-8200
  Facsimile: 1-212-354-8113;

  (d)
  if to the Participating Noteholders, to the address and attention of such parties set forth on Exhibit F,

  with a copy (which shall not constitute notice) to:

  Cahill Gordon & Reindel LLP
  80 Pine Street
  New York, New York 10005
  Attention: Roger Meltzer, Esq.
  Telephone: 1-212-701-3000
  Facsimile: 1-212-269-5420

  (e)
  if to the Indenture Trustee, to:

  Deutsche Bank Trust Company Americas
  280 Park Avenue
  9th Floor
  New York, New York 10017
  Attention: Ted Banica

  with a copy (which shall not constitute notice) to:

  Moses & Singer LLP
  1301 Avenue of the Americas
  New York, New York 10019
  Attention: Alan Kolod, Esq.
  Telephone: 1-212-554-7800
  Facsimile: 1-212-554-7700;

  (f)
  if to the United States Trustee, to:

  Office of the United States Trustee:
  33 Whitehall Street, Suite 2100
  New York, New York 10004
  Attention: Paul Schwartzberg, Esq.

  (g)
  if to the Creditors' Committee, to:

  Fried, Frank, Harris, Shriver & Jacobson
  One New York Plaza
  New York, New York 10004
  Attention: Matthew Gluck, Esq.
  Telephone: 1-212-859-8000

33

        F. Time.

        Unless otherwise specified herein, in computing any period of time prescribed or allowed by the Plan, the provisions of U.S. Bankruptcy Rule 9006(a) shall apply.

        G. Entire Agreement.

        Upon consummation of the Plan, the Plan and the documents executed and delivered on the Effective Date and in consummation of the Plan and the Confirmation Order, shall be deemed to set forth the entire agreement and undertakings relating to the subject matter thereof and shall supersede all prior discussions and documents related thereto, including the Restructuring Agreement. The Debtor shall not thereafter be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter of the Restructuring Agreement, other than as expressly provided for therein or as may hereafter be agreed to by the parties to the Restructuring Agreement in writing.

        H. Payment of Statutory Fees.

        All U.S. Trustee's Fee Claims, as determined, if necessary, by the Bankruptcy Court, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date, but before the closing of the Chapter 11 Case, shall be paid by the Reorganized Debtor.

34

IX.
CONFIRMATION REQUEST

        UPC Polska requests confirmation of this Plan.

Dated as of October 27, 2003	UPC POLSKA, INC.
/s/ SIMON BOYD
	By: Title:	Simon Boyd President and Chief Executive Officer
UPC POLSKA FINANCE, INC.
/s/ JEREMY EVANS
	By: Title:	Jeremy Evans Vice President and Secretary
SUBMITTED BY:

BAKER & McKENZIE Reorganization Counsel for UPC Polska, Inc.

35

Annex B

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

FOR ANNUAL AND TRANSITION REPORTS
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM TO

COMMISSION FILE NUMBER 000-22877

UPC POLSKA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	06-1487156 (I.R.S. Employer of Identification No.)
4643 ULSTER STREET SUITE 1300 DENVER, COLORADO (Address of Principal Executive Offices)	80237 (Zip Code)

Registrant's telephone number, including area code: (303) 770-4001

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: None

        Indicate by check mark (X) whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. Yes ☒    No ☐

        State the aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant. The aggregate market value shall be computed by reference to the price at which the common equity was sold, or the average bid and asked prices of such common equity, as of a specified date within 60 days prior to the date of filing. (See definition of affiliate in Rule 405.) ZERO

        The number of shares outstanding of UPC Polska, Inc.'s common stock as of December 31, 2002, was: COMMON STOCK 1,000

        Documents incorporated by reference
None.

UPC POLSKA, INC.
ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002

PART I

        UPC Polska, Inc. (previously @Entertainment, Inc.) is a Delaware corporation which was established in May 1997. Until December 2, 2002, UPC Polska, Inc. was wholly owned by United Pan-Europe Communications N.V. On December 2, 2002, United Pan-Europe Communications N.V. transferred all issued shares in the capital of UPC Polska, Inc. to a wholly owned subsidiary, UPC Telecom B.V. United Pan-Europe Communications N.V. also assigned to UPC Telecom B.V. all rights and obligations arising from loan agreements between UPC Polska Inc. and United Pan-Europe Communications N.V. References to "UPC" mean United Pan-Europe Communications N.V. References to "UPC Telecom" mean UPC Telecom B.V. References to the "Company" mean UPC Polska, Inc. and its consolidated subsidiaries, including as of December 31, 2002:

  •
  Poland Communications, Inc. ("PCI"),

  •
  Wizja TV B.V. (previously Sereke Holding B.V.) ("Wizja TV B.V."),

  •
  Atomic TV Sp. z o.o. (previously Ground Zero Media Sp. z o.o.) ("Atomic TV"),

  •
  At Media Sp. z o.o. ("At Media"), and

  •
  @Entertainment Programming, Inc. ("@EP").

        Until December 7, 2001, the Company's consolidated subsidiaries also included UPC Broadcast Centre Limited (previously @Entertainment Limited then Wizja TV Limited) ("UPC Broadcast Centre Ltd") and Wizja TV Sp. z o.o. ("Wizja TV Sp. z o.o."). On December 7, 2001, UPC Broadcast Centre Ltd. and Wizja TV Sp. z o.o. were contributed to and merged into Telewizyjna Korporacja Partycypacyjna S.A. ("TKP"), an entity controlled by Group Canal+ S.A. ("Canal+") in connection with a transaction with Canal+, which is described in more detail in the "Business-Canal+ Merger" section of this Annual Report on Form 10-K.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this Annual Report on Form 10-K constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are not historical facts but rather reflect the Company's current expectations concerning future results and events. The words "believes", "expects", "intends", "plans", "anticipates", "likely", "will", "may", "shall" and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company (or entities in which the Company has interests), or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

        Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management's view only as of the date of this Annual Report on Form 10-K. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.

        The risks, uncertainties and other factors that might cause such differences include, but are not limited to:

  •
  economic conditions in Poland generally, as well as in the pay television business in Poland, including decreasing levels of disposable income per household and increasing rates of unemployment;

  •
  risks associated with new copyrights law in Poland (effective January 1, 2003);

  •
  ongoing process of copyright law development in Poland;

  •
  changes in laws and regulations affecting the Company, especially those related to taxation;

  •
  programming changes, especially those related to free to air programming;

  •
  future financial performance of the Company, including availability, terms and deployment of capital and ability to restructure its outstanding indebtedness;

  •
  the continued strength of the Company's competitors, including D-DTH competitors;

  •
  the Company's inability to comply with government regulations;

  •
  the overall market acceptance of the Company's products and services, including acceptance of the pricing of those products and services; and

  •
  the failure of TKP to satisfy contractual obligations owed to or on behalf of the Company arising out of the Company's transaction with Canal+ and the Company's limited ability to liquidate its investment in TKP.

EXCHANGE RATE INFORMATION

        In this Annual Report on Form 10-K, references to "U.S. dollars" or "$" are to U.S. currency, references to "Euros" or "EUR" are to EU currency, and references to "zloty" or "PLN" are to Polish currency. The Company has presented its primary consolidated financial statements in accordance with generally accepted accounting principles in the U.S. in U.S. dollars. Amounts originally measured in zloty for all periods presented have been translated into U.S. dollars.

        For your convenience, this Annual Report contains certain zloty and Euro amounts not derived from the consolidated financial statements which have been translated into U.S. dollars. Readers should not assume that the zloty and Euro amounts actually represent such U.S. dollar amounts or could be, or could have been, converted into U.S. dollars at the rates indicated or at any other rate. Unless otherwise stated, such U.S. dollar amounts have been derived by converting from zloty to U.S. dollars at the rate of PLN 3.8388 = $1.00 and by converting from zloty to Euro at the rate of PLN 4.0202 = EUR 1.00, the exchange rates quoted by the National Bank of Poland at noon on December 31, 2002 and by converting from Euro to U.S. dollars at the rate of EUR 0.9537 =$1.00, the exchange rate quoted and certified for customs purposes by the Federal Reserve Bank of New York at noon on December 31, 2002. These rates may differ from the actual rates in effect during the periods covered by the financial information discussed herein. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for zloty.

ITEM 1. BUSINESS

GENERAL

        The Company operates one of the largest cable television systems in Poland with approximately 1,869,004 homes passed and approximately 994,890 total subscribers as of December 31, 2002. The Company's cable subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland, including those cities which the Company believes provide the most favorable demographics for cable television in the country. The Company's cable television networks have been constructed with the flexibility and capacity to be cost-effectively reconfigured to offer an array of interactive and integrated entertainment, telecommunications and information services. Over the last three years, the Company has been upgrading its network so that it can provide two-way telecommunication services, such as internet access.

REGIONAL CLUSTERS

        The Company has established eight regional clusters for its cable television business encompassing eight of the ten largest cities in Poland, which the Company believes are among those with the strongest economies and most favorable demographics for cable television in the country. The following table illustrates certain operating data of each of the Company's existing regional clusters.

OVERVIEW OF THE COMPANY'S EXISTING CABLE SYSTEMS(1)

Region	Total homes	Homes passed	Total subscribers	Basic and Intermediate subscribers	Basic and Intermediate penetration	Average monthly subscription revenue per basic and intermediate subscriber(2)
Warszawa	800,000	345,669	164,133	115,328	33.36%	8.07
Lublin	120,000	119,219	93,665	33,847	28.39%	8.13
Wroclaw	624,000	255,759	120,043	95,977	37.53%	7.59
Bydgoszcz	134,000	101,529	60,435	40,520	39.91%	8.01
Gdañsk	280,000	252,846	151,894	112,651	44.55%	7.74
Szczecin	160,000	91,769	72,821	54,071	58.92%	5.69
Katowice	1,200,000	477,725	240,105	149,717	31.34%	8.67
Kraków	400,000	224,488	91,794	64,937	28.93%	8.64

TOTAL	3,718,000	1,869,004	994,890	667,048	35.69%	7.93

(1)
All data as at or for the year ended December 31, 2002.

(2)
Represents a weighted average for the Company based on the total number of basic and intermediate subscribers at December 31, 2002 stated in US dollars, net of 22% VAT.

CABLE TELEVISION

        Since December 2001, the Company has engaged in only one business segment—cable television services. Until December 2001, the Company's business consisted of three components:

  •
  cable television services,

  •
  digital satellite direct-to-home, or "D-DTH", services, and

  •
  programming.

        During 2001, the Company reviewed its long-term business strategy and decided to focus on its core competency, the provision of cable television services, and focus on providing internet services to its existing customers. As a part of this re-focus, the Company decided to streamline its operations by restructuring its D-DTH and programming businesses. In December 2001, the Company consummated a joint venture transaction with Canal+ to combine the Company's existing D-DTH platform with TKP's D-DTH and premium pay television business to distribute D-DTH services and programming to subscribers in Poland through TKP. The Company has a 25% equity interest in TKP. TKP is controlled and operated by Canal+. This transaction resulted in the discontinuance of the Company's D-DTH and programming businesses.

THE CANAL+ MERGER

        On December 7, 2001, the Company closed the transactions contemplated by a contribution and subscription agreement (the "Agreement") among the Company, UPC, the Company's subsidiary Polska Telewizja Cyfrowa Wizja TV Sp. z o.o ("PTC"), Canal+ and TKP. Under the Agreement, the Company caused PTC to contribute all of the equity of two subsidiaries, Wizja TV Sp. z o.o. and UPC Broadcast Centre Ltd to TKP. In connection with this contribution:

  •
  PTC received 25% of the outstanding equity of TKP (with Canal+ owning the remaining 75%); and

  •
  the Company assigned to Canal+ a note made by Wizja TV Sp. z o.o. (the "Assigned Loan") in the amount of 150 million Euros plus accrued interest in exchange for cash in the amount of 150 million Euros (approximately $133.4 million as of December 7, 2001) (together, the "Canal+ Proceeds").

        In 2001,Wizja TV B.V. assigned to Wizja TV Sp. z o.o. and Cyfra+, a Canal+ affiliate, certain programming rights relating to the Company's D-DTH business, and TKP agreed to continue to provide to UPC's Central European D-DTH business certain uplink facilities and services. On January 2, 2002, the Company forgave, or caused its subsidiaries to forgive, certain debt owed by the contributed companies in the amount of 152.7 million Polish zloty (approximately $38.3 million as of December 31, 2001). Such loss has been included in the loss on disposition recorded in 2001.

        As a result of entering into the Agreement, the Company incurred certain risks as of December 7, 2001, which could have a material adverse effect on the business and financial condition of the Company:

  •
  the Company does not control TKP and has only certain limited rights to approve material transactions undertaken by TKP;

  •
  under a shareholders agreement relating to TKP, PTC's interest in TKP could be diluted or redeemed by TKP. Under the agreement, if PTC ceases at any time to be a Polish person under Polish broadcasting law, other TKP shareholders may convert loans made by them to TKP into TKP equity, thereby diluting PTC's interest, or TKP may redeem the shares of TKP owned by PTC at their fair market value;

  •
  PTC's investment in TKP is very illiquid. Under the shareholders agreement, PTC's right to sell its shares in TKP is limited to particular circumstances, such as the sale of TKP shares by other TKP shareholders or the lapse of time until December 2006.

        Under the Agreement, on February 1, 2002, PTC loaned TKP 30 million Euros from the Canal+ Proceeds (the "JV Loan"). On February 12, 2003, the Company and Canal+ agreed to certain changes to their agreements governing TKP, including a change to TKP's capitalization and the manner in which proceeds from any sale of TKP would be distributed among its shareholders, to retain the original economic structure of the shareholders' investments, following the capitalization. On February 27, 2003, the JV loan was repaid to the Company in the principal amount of 30 million Euros and subsequently contributed by the Company to TKP's paid-in capital, following the shareholders' resolution to increase share capital of TKP. The Company acquired 60,000 registered C series shares at the issue price of 500 Euros each. Canal+ and PolCom contributed together 90 million Euros into paid-in capital on the same date. After the contribution, PTC continued to hold 25% of TKP's shares. As the loan granted to TKP of 30 million Euros was included in the fair market value of the investment in TKP as of December 7, 2001, the above transactions (repayment of the loan to the Company by TKP and further capital contribution of 30 million Euros) have no influence on the valuation of the investment in TKP.

BUSINESS STRATEGY

        The Company's principal objective under its revised business strategy has been that its cable business becomes operationally cash flow positive. This was achieved in 2002. The Company's objective in the future is to grow its earnings at the EBITDA level with limited well-focused additional investment so as to continually increase the operational cash flow from the business. It will also focus on enhancing its position as a leading provider of cable television in Poland.

        Management of the Company believes that significant opportunities exist for cable television providers capable of delivering high quality, Polish language programming on a multi-channel basis and other services on cable (i.e. data and voice transmission). As such, the Company's current focus is on its cable television market.

        The Company's business strategy is designed to increase its average revenue per subscriber, and also, although to a lesser extent, to increase its subscriber base.

        The Company intends to achieve these goals by:

  •
  increasing penetration of new service products within existing upgraded homes;

  •
  investing limited funds in high return projects for internet upgrade and new plant;

  •
  providing additional revenue-generating services to existing customers, including internet services;

  •
  refining the channel line up available on its cable network;

  •
  improving the effectiveness of the Company's sales and marketing efforts;

  •
  reducing churn (customer disconnects); and

  •
  increasing rates aggressively on the Company's broadcast package.

        The Company also intends to continue to increase the effectiveness of its operations and reduce its expenses by further:

  •
  enhancing internal controls;

  •
  improving debt collection activities;

  •
  improving corporate decision-making processes;

  •
  reorganizing the Company so as to simplify its legal and operational structure; and

  •
  using more local rather than expatriate employees in management, thereby reducing general and administrative costs.

NEW INVESTMENT OPPORTUNITIES

        The Company regularly evaluates potential acquisitions of cable networks, including network swaps with other cable operators. The Company currently has no definitive agreement with respect to any material acquisition, although it has discussions with other companies and assesses opportunities on an ongoing basis. The Company may be required to apply for the approval of the Polish Anti-Monopoly Office with respect to any acquisitions it wishes to consummate. The Company's ability to enter into definitive agreements relating to material acquisitions and their potential terms, as well as its ability to obtain the necessary anti-monopoly approvals, cannot be assured.

SERVICES AND FEES

        The Company's revenues from its cable television and internet services have been and will continue to be derived primarily from

  •
  monthly subscription fees for cable television services,

  •
  fees for internet service, and

  •
  one-time installation fees.

        The Company charges cable television subscribers fixed monthly fees for their choice of service packages and for other services such as premium channels tuner rentals and additional outlets, all of which are included in monthly subscription fees. Throughout its cable television systems, the Company currently offers three packages of cable television service:

  •
  basic package,

  •
  intermediate package (in selected areas of Poland), and

  •
  broadcast package.

        On December 31, 2002, approximately 629,500, or 63.3%, of the Company's subscribers received the basic package, as compared to 642,900, or 63.6%, at December 31, 2001; approximately 37,500, or 3.8%, received the intermediate package, as compared to 40,900, or 4%, at December 31, 2001; and approximately 327,800, or 33.0%, received the broadcast package, as compared to 327,100, or 32.4%, at December 31, 2001.

        Basic Package.    The Company's basic package includes approximately 34 to 60 channels. The individual subscriber receiving basic package is charged, on average, a monthly subscription fee of $10.70 (including 22% VAT). During 2002, this package generally included all Polish terrestrial broadcast channels, most major European satellite programming legally available in Poland, regional and local programming and the Company's programming package, consisting of proprietary and third party channels. The Company's basic package offerings vary by location.

        Intermediate Package.    The Company's intermediate package includes approximately 20 to 22 channels. This package is offered for monthly fees equal to approximately one-half of the amount charged for the basic package. The intermediate package is designed to compete with small cable operators on the basis of price, using a limited programming offering. The Company's intermediate package offerings vary by location.

        Broadcast Package.    The Company's broadcast package includes 6 to 12 broadcast channels for monthly fees, which are substantially less than the amounts charged for the intermediate package.

        Premium and Other Services.    For an additional monthly charge, certain of the Company's cable networks have offered two premium television services, HBO Poland and Canal+ Multiplex. In February 2002, the Company began distribution of Canal+ Multiplex, a Polish-language premium package of three movie, sport and general entertainment channels, through its network on terms set forth in the agreement governing the TKP joint venture with Canal+. The Company and TKP are currently negotiating the definitive long-form channel carriage agreement for carriage of Canal+ Multiplex. Starting from December 2002 the Company introduced the HBO 2 channel to most of its cable networks. Wizja Sport, one of the Company's proprietary channels, was included in the premium service until March 24, 2001, when it was expanded into the basic package. As part of the restructuring of the Company's programming segment, the Company discontinued Wizja Sport in December 2001.

        The Company offers HBO Poland channels and Canal+ Multiplex for approximately $9.10 and $10.20 per month, respectively (rates as of December 31, 2002, including 22% VAT). The Company also offers these channels as one package at approximately $15.40 per month (rate as of December 31, 2002, including 22% VAT).

        Other optional services include additional outlets and stereo service, which enable a subscriber to receive from 4 to 25 radio channels in stereo. Cable television subscribers who require the use of a tuner to receive certain of the Company's cable services are charged an additional fee of approximately $1.00 per month. Installation fees vary according to the type of connection required by a cable television subscriber. The standard initial installation fee is approximately $18.00 (rate as of December 31, 2002, including 22% VAT), but such fee is frequently subject to reductions as a result of promotional campaigns.

        For more information about programming offered to the Company's cable subscribers, please see "Business—Programming—Programming for Cable Network.

        Pricing Strategy.    The Company's pricing strategy is focused to maintain cable basic subscribers, aggressively raise rates on low-priced services (such as broadcast package) and generate incremental revenue from additional services offered to basic cable customers such as internet services and premium channels.

        The Company's continuous objective is to decrease its level of churn. This reflects a change in the Company's strategy from prior years, in particular a shift from aggressive selling accompanied by high churn to lower subscriber growth with lower churn. The Company also introduced certain "stop-disconnect programs", which involve improved procedures for dealing with customers at the point of disconnect and limited discounts from the standard monthly fees, to prevent customers from disconnecting. The Company believes it will have a more positive effect on EBITDA, specifically by reducing its sales and marketing costs incurred to acquire new subscribers. For the years ended December 31, 2002 and 2001, the churn rate was 12.5% and 15.7%, respectively.

        The Company intends to achieve its goals through:

  •
  increasing rates for broadcast service as much as allowable by existing contracts and by doing so to reduce the pricing gap between basic and broadcast rates,

  •
  making moderate rate increases for basic service,

  •
  expanding of internet services in other cities in Poland,

  •
  continuing programs designed to reward loyal subscribers—so-called "loyalty offers"—directed to existing subscribers,

  •
  marketing offers to new subscribers with term commitments, and

  •
  systematically combating piracy.

        Historically, the Company has experienced high annual churn rates and has passed on the effects of inflation through price increases. This pricing strategy of passing on the effects of inflation through price increases commenced in January 1997 and was designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. dollar terms. Because the Company's current pricing strategy is aimed at maintaining subscribers, there were no price increases throughout 2002 on the basic package. Going forward, the Company intends to implement moderate rate increases, combined with the introduction of new channels in order to maintain a proper balance between the programming content and the price. The Company's rates for cable services are levied with 22% VAT.

        Cable television subscribers are billed monthly in advance and, as is customary in Poland, most of the Company's customers pay their bills through their local post office, bank or customer offices. However in order to reduce costs, the Company is currently introducing bi-monthly billing in 2003 following tests of this process in certain of its networks.

        The Company has strict enforcement policies to encourage timely payment. Such policies include notices of late payment, visits from service personnel, and, ultimately, disconnection for nonpaying customers 90 days after a bill becomes past due. The Company also employs promotional programs that encourage timely payment by subscribers. The Company's system architecture in most networks enables it to promptly shut off service to nonpaying customers and is designed to reduce non-authorized use of its cable systems.

        Internet Services.    During the fourth quarter of 2000, the Company began providing internet services to its cable television customers. The Company is currently expanding its internet ready network in Warsaw and Krakow and planning to begin providing internet services in Gdansk and Katowice in the second quarter of 2003. The Company's internet service, provided by the Company under the brand "chello", was awarded the prize for "ISP Product of the Year 2002" by a prestigious local computer magazine. Revenue from internet services amounted to $4.1 million for fiscal year 2002 compared to $1.6 million for fiscal year 2001.

        Internet subscribers are charged a monthly subscription fee of $38.81 and $46.60 respectively for internet and combined cable TV and internet services (rates as of December 31, 2002, including 7% VAT on internet service part). The standard installation fee is approximately $63.80 for existing cable customers and approximately $77.90 for new cable customers (rates as of December 31, 2002, including 22% VAT). However, the promotional price for the installation fee which is offered regularly is $12.80 (rate as of December 31, 2002, including 22% VAT). On December 31, 2002, approximately 13,900, or 2.2%, of the Company's basic subscribers received Internet services. The maximum transfer speed is 512 Kbit download and 128 Kbit upload.

TECHNOLOGY AND INFRASTRUCTURE

        The Company believes the fiber-optic cable television networks that it has constructed, which serve approximately 887,700 or 89%, of its subscribers, are among the most technologically advanced in Poland and are comparable to cable television networks in the United States. All of the Company's networks that have been constructed by the Company have bandwidths of at least 550 MHz. New portions of the networks, which have more recently been constructed, are being designed to have minimum bandwidths of 860 MHz. The Company continues to upgrade any portions of its cable television networks that have bandwidths below 550 MHz (which generally are those acquired from other entities) to at least 860 MHz in an effort to prepare the networks for additional channels and services and reduce the number of satellite receivers and inventory parts required in the networks. The Company uses fiber-optic and coaxial cables, electronic components and connectors supplied by leading Western firms in its cable television networks.

        The Company has been able to avoid constructing its own underground conduits in certain areas by entering into a series of agreements with regional and local branches of the Polish national telephone company (known in the Polish telecommunications industry as "TPSA") which permit the Company to use TPSA's conduit infrastructure for an indefinite period of time or for fixed periods of up to 20 years. The Company also has agreements to undertake joint construction with another company for new conduits in certain areas. These agreements represent a major advantage to the Company since they permit the Company to minimize the costly and time-consuming process of building new conduit infrastructure where TPSA conduit infrastructure exists. As of December 31, 2002, approximately 74% of the Company's cable television plant had been constructed utilizing pre-existing conduits of TPSA. A substantial portion of the Company's contracts with TPSA allow for termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause.

        Generally speaking, TPSA may terminate a conduit agreement immediately (and without penalty) if:

  •
  the Company does not have a valid permit from the Chairman of the Office for Telecommunication Regulation ("URT") (which replaced the Polish State Agency of Radio Communications as of January 1, 2001) authorizing the construction and operation of a cable television network in a specified geographic area covering the subscribers to which the conduit delivers the signal;

  •
  the Company's cable network serviced by the conduit does not meet the technical specifications required by the New Telecommunication Law (formerly the Polish Telecommunication Act of 1990);

  •
  the Company does not have a contract with the cooperative authority allowing for the installation of the cable network; or

  •
  the Company does not pay the rent required under the conduit agreement.

        The Company is in compliance with all of the material conditions of the TPSA agreements. However, any termination by TPSA of such contracts could result in the Company losing its permits, termination of agreements with cooperative authorities and programmers, and an inability to service customers with respect to areas where its networks utilize the conduits that were the subject of such TPSA contracts.

        In addition, some conduit agreements with TPSA provide that cables can be installed in the conduit only for the use of cable television. If the Company uses the cables for a purpose other than cable television, such as data transmission, telephone, or internet access, such use could be considered a violation of the terms of certain conduit agreements, unless this use is expressly authorized by TPSA. There is no guarantee that TPSA would give its approval to permit other uses of the conduits. Since the fourth quarter of 2000, the Company has been providing internet services to its cable customers and renegotiating certain conduit agreements with TPSA. The Company believes that it is not in material violation of any of its conduit agreements with TPSA.

DISCONTINUED SEGMENTS

        Until December 7, 2001, the Company operated three segments, cable television, D-DTH and programming. The D-DTH and programming segments were discontinued in 2001.

D-DTH

        As part of the TKP transaction, which was consummated on December 7, 2001, the Company merged its existing D-DTH business with TKP's D-DTH and premium pay television business to distribute D-DTH services and programming to subscribers in Poland through TKP. Prior to the Canal+ merger the Company's multi-channel Polish-language D-DTH service was broadcast to Poland from its transmission facilities in Maidstone, U.K. The programming provided was the Wizja TV programming package, consisting of proprietary and third party channels. During 2001, as part of the Company's revised business strategy, the Company decided to discontinue its D-DTH business and, in connection with the Canal+ merger, the Company contributed its U.K. and Polish assets relating to the D-DTH business to TKP.

        From January 1, 2001 to December 7, 2001, the D-DTH segment produced $55.7 million, or 40.2%, of the Company's total revenues for fiscal year 2001. This compares to $51.2 million, or 38.4%, of the Company's revenues in fiscal year 2000. A net loss of $168.0 million was attributable to the D-DTH segment for fiscal year 2001 as compared to a net loss of $74.4 million in fiscal year 2000. Assets valued at $320.2 million were attributable to the D-DTH segment at December 7, 2001.

PROGRAMMING

        The principal objective of the Company's programming business was to develop, acquire and distribute high-quality Polish-language programming that could be commercially exploited throughout Poland through D-DTH and cable television exhibition and to develop and maximize advertising sales. The Company, both directly and through joint ventures, produced television programming for distribution. The Company developed a multi-channel Polish platform under the brand name Wizja TV. Prior to the TKP transaction, Wizja TV's channel line-up included three channels: Wizja Jeden, Wizja Pogoda and Wizja Sport, which were owned and operated by the Company, and 35 channels that were produced by third parties, 8 of which were broadcast under exclusive agreements for pay television in Poland.

        In 2001, as part of the Company's revised business strategy to reduce costs, the Company decided to discontinue its programming business. In particular, the Company discontinued the development of its proprietary programming, such as Wizja Jeden, which was terminated in April 2001, Wizja Sport, which was terminated in December 2001, and Wizja Pogoda which was terminated in February 2002. The Company's transmission and uplink facilities in Maidstone, UK were contributed to TKP in connection with the TKP transaction. In connection with the TKP transaction, TKP assumed the programming rights and obligations directly related to the Company's D-DTH business and assumed the Company's guarantees relating to the Company's D-DTH business. The Company remains contingently liable for the performance under those assumed contracts. As of December 31, 2002, management estimates its potential exposure under these assigned contracts to be approximately $23.8 million.

        From January 1, 2001 to December 7, 2001, the programming segment had revenues of $5.9 million, or 4.3%, of the Company's total revenues for fiscal year 2001. This compares to $13.6 million, or 10.1%, of the Company's revenues in fiscal year 2000. A net loss of $340.5 million was attributable to the programming segment for fiscal year 2001 as compared to a net loss of $88.0 million in fiscal year 2000.

TKP and the Company have renegotiated the Company's third party channel agreements in order to separate the rights and obligations relating to D-DTH from those relating to cable television. In particular, TKP assumed the rights and obligations relating to distribution agreements of third party channels over the D-DTH system and the Company maintains rights and obligations relating to the distribution agreements of third party channels over its cable networks. To the extent that the programming agreements are not transferable, do not directly relate to the Company's former D-DTH business, or are not renegotiated or terminated, the Company has agreed to continue to provide TKP with certain benefits under those agreements.

PROGRAMMING FOR CABLE NETWORK

        As a result of the TKP transaction, the Company has renegotiated or is in the process of renegotiating contracts with certain third party channel providers, in an effort to reduce costs, strengthen its cable programming offerings by terminating certain agreements for poorly performing channels and entering into other agreements for popular channels based on consumer demand and preferences.

        The Company has entered into long-term programming agreements and agreements for the purchase of certain exhibition or broadcast rights with a number of third party and affiliated content providers for its cable systems. The agreements have terms, which range from one to twenty years and require that the license fees be paid either at a fixed amount (guaranteed minimum) payable at the time of execution or based upon an actual number of subscribers connected to the system each month. As of December 31, 2002, the Company had an aggregate minimum commitment in relation to fixed obligations resulting from these agreements of approximately $38,342,000 over the next sixteen years. In addition the Company has a variable obligation in relation to these agreements, which is based on the actual number of subscribers in the month for which the fee is due.

        The Company has distributed Canal+ on a non-exclusive basis on some of its cable networks since October 1995. In connection with the TKP transaction, as of February 14, 2002, the Company began distributing "Canal+ Multiplex", a mixture of premium movies, premium sports and general entertainment, more broadly to the Company's cable subscribers.

        The Company continues to distribute across its cable networks the HBO Poland service, a Polish-language premium movie channel owned in part by Home Box Office. Starting from December 2002, the Company introduced the HBO 2 channel to most of its cable networks. HBO currently has exclusive rights in Poland to movies from Warner Bros.

        On January 1, 2003, an amendment to the Copyright Law came into force, which removed a statutory license to use content of various providers. To date, the statutory license has been used by all cable operators in Poland to retransmit domestic and foreign free-to-air (FTA) channels without formal agreements with the broadcasters, primarily Polish channels (TVP, Polsat, TVN) and a number of foreign FTAs (e.g. German channels). The removal of the statutory license resulted in the obligation for cable operators to enter into formal agreements with all broadcaster and copyright associations by January 1, 2003. Given the very short timeframe in which the statutory license was removed the Company remains in the process of negotiating and signing standard no fee contracts with broadcasters. The Company is trying to use this opportunity to optimize its programming offerings, as are other operators. Changes in the programming offerings begin being communicated to customers in March 2003.

        Temporary permission from key Polish FTAs—TVP (TVP1, TVP2, TVP3, TV Polonia), TVN (TVN, TVN7) and Polsat (Polsat, Polsat 2, TV4) were granted to Cable Association members, including the Company, just before the January 1, 2003 deadline. They range in duration from 90 days (TVN, Polsat) to 120 days (TVP) and will have to be negotiated into long-term agreements in the near term.

COMPETITION

        The cable television industry in Poland has been and is expected to remain highly competitive. The Company competes with other cable television operators, as well as with companies employing numerous other methods of delivering television signals to subscribers, such as by terrestrial broadcast television signals, D-DTH services and multi-channel multipoint distribution systems. The extent to which the Company's services are competitive with alternative delivery systems depends, in part, upon the Company's ability to provide a greater variety of Polish-language programming at a more reasonable price than the programming and prices available through alternative delivery systems.

        Pay television services also face competition from a variety of other sources of news, information and entertainment such as newspapers, cinemas, live sporting events, interactive computer programs and home video products such as videocassette recorders and DVD players. The extent of this type of competition depends upon, among other things, the price, variety and quality of programming offered by pay television services and the popularity of television itself.

        In the cable television industry, the Company believes that competition for subscribers is primarily based on price, program offerings, customer service, ability to provide additional services such as internet and quality and reliability of cable networks.

        Operators of small cable networks, which are active throughout Poland, pose a competitive threat to the Company because they often incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers than does the Company. While these operators often do not meet the technical standards for cable systems under Polish law, enforcement of regulations governing technical standards has historically been poor. Regardless of the enforcement of these laws and regulations, the Company expects that operators of small cable networks will continue to remain a competitive force in Poland. In addition, due to certain loopholes in VAT regulations, some competitors of the Company do not charge 22% VAT on their services. This adversely affects the competitive position of the Company. The Company believes that after the accession of Poland to the European Union many such loopholes will be removed.

        During the fourth quarter of 2000, the Company began to provide internet services to its customers. The Company's main competitors in this area are telephony operators like TP SA and other cable television operators. The Company's competitors or their affiliates have significant resources, both financial and technological.

        In November 2002, a consortium of three investment funds (Hicks Muse Tate & Furst, Emerging Markets Partnership and Argus Capital Partners) signed an agreement to purchase the cable television assets of Elektrim Telekomunikacja. The cable television systems of Elektrim Telekomunikacja in Warszawa, Krakow and Zielona Gora serve approximately 370,000 cable television subscribers and 20,000 internet subscribers. The acquisition is subject to regulatory approvals.

        Multimedia and Vectra, two Polish cable television operators, continued their expansion in 2002, mostly through acquisitions of smaller networks. Each company claimed to have close to 400,000 cable television subscribers at the end of 2002.

PIRACY

        The Company views piracy of satellite and cable services as one of its main problems in Poland, not unlike other Central European cable and satellite operators. While there has historically been little enforcement of penalties against commercial exploitation of piracy, the issue is now receiving more attention from the Polish government. In addition, the Company, Canal+ and HBO agreed to intensify their efforts to reduce the piracy of cable and satellite signals as well as to combine their lobbying efforts in this regard. The Cable Association and its members have offered to support the joint effort.

TRADEMARKS

        The Company, either itself, through its subsidiaries or UPC, has filed or is in the process of filing for registration of its various trademarks. The PTK logo was registered for use in connection with television and programming services in July 1997. Variations of PTK have been registered in Poland. Also, numerous trademark applications have been filed in Poland for the various other trademarks. As part of the Company's revised business strategy, all Wizja related trademarks have been transferred or terminated. Trademarks for UPC have been registered internationally.

EMPLOYEES

        At December 31, 2002, the Company had approximately 914 full-time employees and approximately 13 part-time employees. At December 31, 2001, the Company had approximately 1,262 full-time employees and approximately 81 part-time employees. In 2002, the Company reduced staffing in a reorganization resulting from the discontinuance of the Company's D-DTH and programming businesses. In addition, as of December 31, 2002, the Company contracted approximately 118 salespersons, compared to 112 as of December 31, 2001, some of whom receive both commissions and fixed remuneration. From time to time, the Company employs additional salespersons on an as needed, commission only basis. In a division of one of the Company's subsidiaries, a trade union, which has a small number of members, was formed in mid-1999. The Company believes that its relations with its employees are good.

REGULATION

        The Company is subject to regulations in Poland and the European Union. Moreover, due to the planned accession of Poland to the European Union in 2004, many regulatory laws are being adjusted to EU requirements.

GENERAL

        Poland is still in the process of revising its telecommunications, broadcasting and copyright regulation. On July 21, 2000, the Polish Parliament passed the Telecommunications Law (the "TL") which changed the regulatory framework of telecommunications activities in Poland. The TL replaced the Communications Act of 1990 (the "Communications Act") and became effective as of January 1, 2001.

        Until the end of the year 2000, the operation of cable television systems was regulated primarily by the Communications Act. As of January 1, 2001, the operation of those television systems has been regulated by the TL. Operators are also subject to the provisions of the Polish Radio and Television Act of 1992 (the "Television Act").

        Currently the Polish telecommunications and media sector is regulated by:

  •
  The Polish Minister of Infrastructure (who as of July 24, 2001, assumed certain responsibilities of the Minister of Communications);

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  The Chairman of the Telecommunications and Post Regulation Office ("URTiP") (which replaced the Polish State Agency of Radiocommunications ("PAR"), established under the Communications Act); and

  •
  The Polish National Radio and Television Council (the "Council").

        Cable television operators in Poland are required to obtain permits from the Chairman of the URTiP for utilization of a public network for distribution of radio and television programming and must register certain programming that they transmit over their networks with the Council.

        Neither the Minister of Infrastructure nor the Chairman of the URTiP currently has the authority to regulate the rates charged by operators of cable television services. However, excessive rates could be challenged by the Polish Anti-Monopoly Office should they be deemed to constitute monopolistic or other anti-competitive practices. Until December 31, 2002, cable television operators in Poland were also subject to the Law on Copyright and Neighboring Rights of 1994 (the "Copyright Act") which provides intellectual property rights protection to authors and producers of programming. On January 1, 2003, the amendment to the Copyright Law came into force, based on which the statutory license for broadcasting free-to-air (FTA) was removed. Under the terms of the Television Act, broadcasters in Poland are regulated by, and must obtain a broadcasting license from, the Council.

TELECOMMUNICATION LAW

        Since January 1, 2001, the operation of cable and other television systems in Poland has been regulated under the TL, which replaced the previous Communications Act.

        The TL changes the licensing regime and the competencies of telecommunication authorities. The TL introduces a new authority, the Chairman of the URTiP. The Chairman of the URTiP has assumed most of the administration tasks previously performed by the Polish Minister of Communications and PAR. The Chairman of the URTiP is responsible for regulating telecommunication activities, including exercising control over operators and managing frequencies. The duties of the Minister of

Infrastructure are limited primarily to issuing secondary regulations. PAR along with the Polish State Telecommunications and Postal Inspection (PITiP) were liquidated as of January 1, 2001.

        Under the TL, cable television operators are required to obtain a permit from the Chairman of the URTiP for utilization of a public network for distribution of radio and television programming, except utilization of the network within the confines of a single building. The Chairman of the URTiP shall grant the permit to any interested entity authorized to do business in Poland and which complies with the conditions set forth in the TL. Applications for renewals of permits may be refused only if during the validity of the permit there have been circumstances justifying the refusal, revocation or limitation of the scope of the permit.

        Under the TL, a TL permit must be revoked if:

  •
  a final court order prohibits the operator from conducting the business covered by the permit;

  •
  the operator fails to meet the legal requirements for the grant of the permit;

  •
  the operator has failed to remedy a violation of the law within the designated time limit; or

  •
  the launching of business activity covered by the application causes a threat to national defense, national security or public safety and order.

        Also, if the Chairman of the URTiP has not raised objections against the notification of telecommunication activity, he can make objections during the course of the performance of the telecommunications activity (for which the notification was required), if:

  •
  the operator violates the provisions of the TL and has not remedied the irregularities within the period of time specified in a decision issued by the Chairman of the URTiP, or

  •
  the performance of business activity causes a threat to national defense, national security or public safety and order.

        The TL permit may be revoked if the operator breaches the provisions of the TL, the permit or other decisions issued under the TL in any way, does not pay the required fees, or a decision on the liquidation or declaration of bankruptcy of the operator has been made.

        Permits issued under the Communications Act were automatically transformed into TL permits, if such permits were still required under the TL. Thus, the permits for the installation and operation of cable television systems, granted to the Company's subsidiaries became TL permits. This rule did not apply to the provisions of the permits issued under the Communications Act, the exercise of which would constitute a violation of the TL. All other licenses, authorizations and assignments expired by force of the law as of January 1, 2001.

        The Company holds 89 telecommunications permits, one for each of its headends, which allows it to utilize the public networks for distribution of radio and television programming.

        Under the TL, all operators are required to make their networks available to users who intend to commercially gather, process, store, use or grant access to information for others.

        Operators that perform their activities on the basis of a TL permit are required to allow other operators operating public networks to use their buildings, lines, conduits, poles, towers and masts, in particular, allowing them to use telecommunications equipment, where these activities would be impossible without such infrastructure sharing or would involve a significant cost. Operators are required to specify the conditions of the joint use in an agreement. If the parties cannot agree to specific conditions, either party may request the Chairman of the URTiP to issue a decision on joint use.

        The TL has eliminated most of the foreign ownership restrictions relating to telecommunications. However, the TL prohibited the provision of international telecommunications services using networks operated by foreign entities or companies with participation of foreign entities until December 31, 2002. Until this date, the Company was subject to this restriction. The Company was, however, able to provide international telecommunication services using the networks of other authorized Polish operators. It may also provide these services, including, since January 1, 2003, international telephony services, by using its own telecommunication networks.

        Except for the operation of radio and television networks and public telephone networks, the performance of all other telecommunications activities requires only notification to the Chairman of the URTiP.

        Other telecommunications activity includes:

  •
  provision of data transmission services using Company-owned telecommunication networks and the networks of other duly authorized operators; and

  •
  utilization of public data transmission networks created on the basis of cable television networks already utilized;

  •
  provision of internet access services using Company-owned telecommunication networks and the networks of other duly authorized operators.

        In addition, providing access to telecommunication services provided by other duly authorized operators with regard to domestic and international transmission of data while not requiring a telecommunications permit, does require certain reporting to the Chairman of the URTiP.

TELEVISION ACT

        The Polish National Radio and Television Council.    The Council, an independent agency of the Polish government, was created under the Television Act to regulate broadcasting in Poland. The Council has regulatory authority over both the programming that cable television operators transmit over their networks and the broadcasting operations of broadcasters.

        Registration of Programming.    Under the Television Act, cable television operators must register each channel and the programming which will be aired on that channel with the Chairman of the Council prior to transmission. The Company's subsidiaries register their programming on a current basis and there are no outstanding issues in this respect.

COPYRIGHT PROTECTION

        Until December 31, 2002, television operators, including cable operators in Poland, were subject to the provisions of the Polish Copyright Act, which governs the enforcement of intellectual property rights. On January 1, 2003, the amendment to the Copyright Law came into force.

        In general, the holder of a Polish copyright for a program transmitted over the cable networks of a cable television operator has a right to receive compensation from such operator or to prevent transmission of the program. The rights of Polish copyright holders are generally enforced by organizations for collective copyright administration and protection such as Zwiazek Autorow i Kompozytorow Scenicznych (copyrights collective association or "ZAIKS") and Zwiazek Artystow Scen Polskich (artistic performance rights collective association or"ZASP"), and can also be enforced by the holders themselves.

        On January 1, 2003, the amendment to the Copyright Law came into force and removed the statutory license. To date, the statutory license has been used by all cable operators in Poland to retransmit domestic and foreign free-to-air (FTA) channels without formal agreements with the broadcasters, primarily Polish channels (TVP, Polsat, TVN) and a number of foreign FTAs

(e.g. German channels). The removal of the statutory license resulted in the obligation for cable operators to enter into formal agreements with all broadcaster and copyright associations by January 1, 2003. Given the very short timeframe in which the statutory license was removed, the Company remains in the process of negotiating and signing standard no fee contracts with broadcasters. The Company, as other operators, is trying to use this opportunity to optimize its programming offerings and changes in the programming offerings begin being communicated to customers in March 2003.

        The removal of the statutory license was only a part of ongoing modifications of Polish Law intended to bring the Polish legal system in line with EU standards. It was not synchronized with a long-overdue overhaul of copyright law, now anticipated in the course of 2003. The new law will be expected to resolve some of the current issues in Polish copyright law (numerous collecting societies, unclear competencies, unreasonable demands) and to bring about general agreement between operators, broadcasters and collecting societies on copyright rates.

        In reaction to the recent amendment to the Copyright Law, the Company and Poland's other major operators have, under the umbrella of the Polish Cable Association, sent termination notices to ZAIKS and ZASP. In the Company's opinion, under current Polish copyright law, these collective associations are not entitled to collect fees from cable operators.

ANTI-MONOPOLY ACT

        Market Dominance.    Companies that obtain control of 40% or more of the relevant market and do not encounter significant competition may be deemed to have market dominance, and therefore face greater scrutiny from the Anti-Monopoly Office.

        From time to time, the Company receives inquiries from and are subject to review by various divisions of the Anti-Monopoly Office.

FOREIGN OWNERSHIP RESTRICTIONS

        Until January 1, 2001, the Communications Act was in effect. It provided that permits could only be issued to and held by Polish citizens, or companies in which foreign persons held no more than 49% of the share capital, ownership interests and voting rights. In addition, under the Communications Act, a majority of the management and supervisory board of any cable television operator holding permits was required to be comprised of Polish citizens resident in Poland. These restrictions did not apply to any permits issued prior to July 7, 1995. The TL, which came into force on January 1, 2003, has eliminated most of the foreign ownership restrictions relating to telecommunications.

POLAND'S EU MEMBERSHIP APPLICATION

        In 1994, Poland made an official application for membership in the EU. Negotiations on the terms of Poland's proposed admission to the EU commenced in March 1998. Poland has announced May 1, 2004 as a target date for accession. If Poland joins the EU, it would be required to implement and obey all of the laws and regulations emanating from the European Commission, including the Television Without Frontiers Directive and the EC competition law in their then current versions.

        Poland finalized its negotiations with the European Union during a summit meeting in Copenhagen on December 13, 2002. The Accession Treaty is to be signed during a summit meeting in Athens on April 16, 2003. In June 2003, Poland will organize a referendum on EU membership. If more than 50% of voters vote in favor, Poland will become an EU member on May 1, 2004.

EU-REGULATION OF COMPETITION

        European Community ("EC") competition law governs agreements which prevent, restrict or distort competition and prohibits the abuse of dominant market positions through Articles 81 and 82 of the EC Treaty.

        Article 81 (1) renders unlawful agreements and concerted practices which may affect trade between member states and which have as their object or effect the prevention, restriction or distortion of competition within the member states of the European Community/European Economic Area. Article 81 (2) voids the offending provision or the entire agreement, if the offending parts are not severable. Article 81 (3) allows for exemption from the provisions of Articles 81 (1) and 81 (2) for agreements whose beneficial effects in improving production or distribution or promoting technical or economic progress outweigh their restrictive effects, provided that consumers receive a fair share of the benefit, that competition will not be eliminated and that no unnecessary restrictions are accepted. Such an exemption may only be granted by the European Commission. Article 82 prohibits undertakings from abuse of a dominant market position in the EC or a substantial part of it, in so far as the abuse may affect trade between member states. A company may be dominant in several member states or part of a single member state. A company enjoys a dominant position whenever it possesses such market strength that it can act to an appreciable extent independently of its competitors and customers. Generally speaking, a market share of as little as 40% can raise concern that a firm may be dominant. However, dominance is not unlawful per se; only the abuse of a dominant position is prohibited by Article 82. Any action that is designed to, or could, seriously injure competitors, suppliers, distributors, or consumers is likely to raise issues under Article 82.

        The European Commission has the power to fine heavily (up to 10% of a group's annual worldwide turnover) in relation to a breach of Article 81 or in relation to abusive conduct under Article 82. Agreements or practice that breach these provisions will be void and unenforceable in national courts and third parties that suffer loss as a result of a breach of Article 81 or Article 82 can sue for damages and/or seek injunctive relief. The Company does not believe that any of its current agreements infringe Article 81(1) or Article 82. If the European Commission were to find the agreements infringed Article 81(1) or Article 82, the agreements would be void and unenforceable. The parties could also be fined and liable to damages to third parties.

ITEM 2. PROPERTIES

        On December 31, 2002, the Company owned equipment used for its cable television business, including 88 headends for cable networks, and approximately 6,381 kilometers of fiber-optic and coaxial cable plant. The Company has approximately 124 lease agreements for offices, storage space and land adjacent to the buildings. The total area leased amounts to approximately 20,500 square meters. The areas leased by the Company range from 2 square meters up to 4,750 square meters. The agreements are for specified and unspecified periods of time and those for an unspecified period may be terminated with relatively short notice periods by either party, usually three months.

        The Company has entered into conduit leases with TPSA (the Polish national telephone company) and, in certain cases, with other entities. The majority of the TPSA leases require the Company to bear the costs of the maintenance of the cable. The Company may not sublease the conduit or cables or allow a third party to use the conduits or cables free of charge without TPSA's consent. The rental charge for the conduit is usually determined on each 100 meters of conduit occupied. The agreements also contain indexation clauses for rent adjustment purposes (based on the change of U.S. dollar exchange rates or on the increase of real maintenance costs). A substantial portion of the Company's contracts with TPSA for the use of such conduits permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause. Any termination by TPSA of such contracts could result in the Company losing its permits, the termination of agreements with cooperative authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts. The Company and its subsidiaries are in compliance with all material provisions of TPSA contracts. For a list of the reasons for which TPSA can terminate a conduit agreement, the proportion of the Company's cable subscribers serviced by conduits leases subject to immediate termination and the consequences to the Company of the loss of those conduit leases, see "Business—Cable Television—Technology and Infrastructure."

        The Company believes that its existing owned properties, lease agreements and conduit agreements are adequate for purposes of the Company's existing cable television operations.

        Leases to which the Company was a party that related to its programming and D-DTH businesses have been assigned to TKP. These leases were for real property located in the U.K. and in Poland for office space and premises providing satellite receiving, production, post-production and program packaging facilities.

ITEM 3. LEGAL PROCEEDINGS

        From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon current knowledge and facts, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations.

HBO ARBITRATION

        The Company is involved in a dispute with HBO Communications (UK) Ltd., Polska Programming B.V. and HBO Poland Partners concerning its cable carriage agreement ("Cable Agreement") and its D-DTH carriage agreement ("D-DTH Agreement") for the HBO premium movie channel. With respect to the Cable Agreement, on April 25, 2002, the Company commenced an arbitration proceeding before the International Chamber of Commerce, claiming that HBO was in breach of the "most favored nations" clause thereunder ("MFN") by providing programming to other cable operators in the relevant territory on terms that are more favorable than those offered to the Company. Specifically, the Company contends that its "Service Fee" under the Cable Agreement should not include any minimum guarantees because such minimum guarantees are not required of other cable operators in the relevant territory.

        In its answer in the arbitration, HBO asserted counterclaims against the Company, alleging that the Company was liable for minimum guarantees under the Cable Agreement, and also that the Company was liable for an increase in minimum guarantees under the D-DTH Agreement, based on the fact that UPC Polska merged its D-DTH business with Cyfra+ in December 2001. The Company responded to the counterclaims by (i) denying that it owes any sums for minimum guarantees under the Cable Agreement, in light of the MFN clause, and (ii) by denying that it owes any sums for an increase in minimum guarantees under the D-DTH Agreement, because it has not purchased an equity interest in HBO, a condition on which UPC contends the increase in minimum guarantees is predicated under the D-DTH Agreement. The Company intends to vigorously prosecute its claims and defend against HBO's counterclaims. Given that the actual number of future D-DTH subscribers is unknown, the Company is unable to estimate the extent of the financial impact, if any, on the Company, should HBO prevail on its D-DTH counterclaim.

        The case is currently in arbitration. The parties are in the process of preparing the terms of reference which includes mapping out discovery needs, timing/briefing schedule for future motions, and hearing dates, which will be subject to the approval by arbiters. The Company is unable to predict the outcome of the arbitration process.

THE GROUPE JEAN-CLAUDE DARMON PROCEEDING AGAINST WIZJA TV SP. Z O.O.

        On January 27, 2000, the Groupe Jean-Claude Darmon ("Darmon"), a French company, commenced legal proceedings against Wizja TV Sp. z o.o., a former subsidiary of the Company, and SPN Widzew SSA Sportowa Spolka Akcyjna ("Lodz Football Club") in the Paris Commercial Court

("Tribunal de Commerce de Paris"). UFA Sport has also been joined into this action as a further defendant.

        Wizja TV Sp. z o.o. has been accused of infringing broadcast and advertising rights which Darmon purports to hold. Darmon has accused Wizja TV Sp. z o.o. of interrupting the broadcast signal of the UEFA Cup match on October 21, 1999 between Lodz Football Club and AS Monaco. Darmon seeks damages in the amount of Euro 1,985,000 (approximately $2,081,400) from Wizja Sp. z o.o. The case has been suspended indefinitely as UFA Sport, Sport+, the sport rights division of Canal+ and Darmon merged to become a new sport rights agency. Whilst Wizja TV Sp. z o.o. is no longer a subsidiary of the Company, the Company has provided a full indemnity of any costs Wizja TV
Sp. z o.o. may suffer as a consequence of the action.

        Considering the fact that UPC and Canal + merged their digital platforms in Poland and that Groupe Jean-Claude Darmon also merged with Canal + Sport, the parties decided to suspend the proceedings. Consequently, they asked the Court to register the case at the "parties' roll" ("rôle des parties"). The Court accepted this request at its hearing on October 24, 2001.

        Groupe Jean-Claude Darmon decided to withdraw its suit against UFA Sports GmbH, Wizja TV Sp.z o.o. and the Lodz football club and asked the Court on September 19, 2002 to strike off the roll of the case. Consequently, the Paris Commercial Court did not pass judgment.

ZASP (COPYRIGHTS COLLECTIVE ASSOCIATION).

        The claim was made in the Court on April 9, 2002 by ZASP. ZASP claims payments of copyright and neighboring rights for using artistic performances in cable TV transmission. The Company responded to the court claiming that artistic performances are not entitled to any remuneration and therefore the claim is meritless. Additionally, based on a request from ZASP, the court ordered the Company to disclose information concerning gross revenues accruing to it as of June 1, 1998. The District Court Decision was appealed by the Company on July 2, 2002, based on the same argument as the response to the claim.

        On January 17, 2003 the Appeals Court rejected the Company's appeal and supported the order of the District Court. The Company has not yet received a written Court Statement. The case commenced in District Court and the Company is planning further legal action to dismiss the ZASP claim. On January 23, 2003, the Company brought an additional letter to the Court requesting it to reject the ZASP claim as inadmissible in the civil court jurisdiction in which it was filed. The Company is unable to predict the outcome of the case or estimate the range of potential loss.

RCI CLAIM

        On January 15, 2003, Reece Communications, Inc ("RCI") filed a complaint in the Superior Court in New Castle County, Delaware against the Company regarding the Company's default on a Promissory Note due August 28, 2003 in the original principal amount of $10 million, payable by the Company to RCI. The demand was made for immediate payment in full of the unpaid $6.0 million principal amount of the Promissory Note together with all accrued and unpaid interest on this note at the default rate. The litigation has not been officially served on the Company and is currently in its very early stages. The Company has not paid any amounts demanded by RCI, or filed responsive pleadings in the litigation. Likewise, a trial date has not been set and the parties have not yet commenced discovery.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        Not applicable

PART II

ITEM 5. MARKET FOR COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        UPC Polska, Inc.'s common stock is owned by UPC and is not traded on any public trading market.

ITEM 6. SELECTED FINANCIAL DATA

        The following selected consolidated financial data for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from the Company's audited consolidated financial statements. For the year ended December 31, 1998 and the period from January 1, 1999 through August 5, 1999, prior to the acquisition by UPC (the acquisition is described in note 1 and 4 to the consolidated financial statements contained in this Annual Report on Form 10-K) the Company operated under the name "@Entertainment, Inc.". On December 7, 2001, the Company sold its D-DTH and programming business to TKP, a subsidiary of Canal+ in which the Company retained a minority interest. The consolidated financial data presented below have been derived from the consolidated financial statements of the Company and the notes prepared in conformity with generally accepted accounting principles as applied in the United States. The selected consolidated financial data should be read in conjunction with"Management's Discussion and Analysis of Financial Condition and Results of Operations".

	Successor				Predecessor
	Year ended December 31,
	2002	2001	2000	1999	1998
	(stated in thousands of u.s. dollars)
Selected Balance Sheet Data:
Cash and cash equivalents	$105,646	$114,936	$8,879	$35,520	$13,055
Restricted cash	—	26,811	—	—	—
Trade accounts receivable, net of
allowance for doubtful debts	7,742	7,360	18,627	12,808	7,408
Programming and broadcast rights	—	—	10,317	7,200	9,030
Due from the Company's affiliates	4,013	13,783	12,469	—	—
Other current assets	2,089	1,208	8,409	12,668	21,063
Property, plant and equipment, net	120,748	143,206	291,512	218,784	213,054
Inventories	3,355	4,035	6,596	5,511	8,869
Intangible assets, net	1,608	370,062	862,116	906,987	43,652
Investment in affiliated companies	3,277	24,530	16,229	19,393	19,956
Other assets	—	—	—	—	12,287

Total assets:	248,478	705,931	1,235,154	1,218,871	348,374
Short-term debt and current portion of long term debt	478,883	461,886	—	—	6,500
Other current liabilities	33,057	84,472	109,021	77,215	50,764
Long-term debt	444,767	403,710	721,442	534,696	257,454
Other non-current liabilities	—	—	1,469	—	—

Total liabilities	956,707	950,068	831,932	611,911	314,718
Total shareholder's (deficit)/equity	$(708,229)	$(244,137)	$403,222	$606,960	$33,656

	Successor				Predecessor
	Year ended December 31,			Period from August 6, 1999 through December 31, 1999	Period from January 1, 1999 through August 5, 1999
						Year ended December 31, 1998
	2002	2001	2000
	(stated in thousands of U.S. dollars, except per share data)
Revenue	$79,675	$138,722	$133,583	$38,018	$46,940	$61,859
Operating expenses:
Direct operating expenses	40,985	111,270	132,154	69,351	70,778	61,874
Selling, general and administrative expenses	27,325	64,301	63,156	46,874	51,034	74,494
Depreciation and amortization	28,361	126,042	109,503	40,189	23,927	26,304
Impairment of long-lived assets	1,868	22,322	7,734	1,091	—	—

Total operating expenses	98,539	323,935	312,547	157,505	145,739	162,672
Operating loss	(18,864)	(185,213)	(178,964)	(119,487)	(98,799)	(100,813)
Loss on disposal of D-DTH business	—	(428,104)	—	—	—	—
Interest and investment income, third party	3,086	1,560	1,329	731	2,823	3,355
Interest expense	(99,846)	(95,538)	(73,984)	(24,459)	(28,818)	(21,957)
Share in results of affiliated companies	(21,253)	(14,548)	(895)	(291)	(1,004)	(6,310)
Foreign exchange gain / (loss), net	14,133	(27,511)	3,397	(2,637)	(2,188)	(130)
Non-operating income/(expense), net	1,561	—	591	1,977	—	—

Loss before income taxes	(121,183)	(749,354)	(248,526)	(144,166)	(127,986)	(125,855)
Income tax expense	(94)	(124)	(285)	(11)	(30)	(210)
Net loss before accretion of redeemable preferred stock	(121,277)	(749,478)	(248,811)	(144,177)	(128,016)	(126,065)
Accretion of redeemable preferred stock	—	—	—	—	(2,436)	—
Net loss before cumulative effect of accounting change	(121,277)	(749,478)	(248,811)	(144,177)	(130,452)	(126,065)
Cumulative effect of accounting change	(370,966)	—	—	—	—	—

Net loss applicable to holders of common stock	(492,243)	(749,478)	(248,811)	(144,177)	(130,452)	(126,065)

Basic and diluted net loss per common share	N/A	N/A	N/A	N/A	$(3.90)	$(3.78)

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

        During 2001, the Company undertook a review of its long-term business strategy. This review resulted in the disposition and elimination of its D-DTH and programming segments, merger of its D-DTH business with TKP's D-DTH and premium pay television business, with the Company retaining a 25% equity interest in TKP, and a determination by the Company to focus on its cable operations.

        As a result of the disposition of the D-DTH business and the resulting elimination of the programming business, the Company's revenues decreased $59.0 million or 42.5% from $138.7 million for the year ending December 31, 2001, to $79.7 million for the year ending December 31, 2002. The Company's operating loss, however, decreased from $185.2 million for the year ended December 31, 2001 to $18.9 million for the year ended December 31, 2002. This was primarily due to the elimination of costs associated with the operation of the Company's D-DTH and programming businesses, as well as a reduction in cable direct operating and administrative expenses (following the organizational changes introduced in 2002).

        On December 7, 2001, the Company merged its existing D-DTH platform with the D-DTH and premium television business of TKP, an entity controlled and operated by Canal+, with the Company retaining a 25% equity interest in TKP. This transaction resulted in the discontinuance of the Company's D-DTH and programming businesses. For a discussion of the Company's transaction with Canal+, please refer to Item 1 "Business—The Canal+ Merger." The Company valued its 25% interest in TKP at $26.8 million as of December 7, 2001. The total loss recognized in 2001 on the disposition of the Company's D-DTH assets in 2001 was $428.1 million comprised of:

  •
  the value of its 25% interest in TKP at $26.8 million,

  •
  the funding of a loan to TKP in the amount of $26.8 million,

  •
  proceeds from the transaction of $133.4 million,

  •
  the book value of the disposed D-DTH assets of $320.2 million,

  •
  professional fees and other expenses associated with the transaction of $10.9 million,

  •
  $12.8 million in costs associated with the termination of the programming agreements, and

  •
  the write-off of programming goodwill of $217.6 million.

        Under the Agreement, on February 1, 2002, PTC loaned TKP 30 million Euros from the Canal+ Proceeds (the "JV Loan"). On February 27, 2003, the JV loan was repaid to the Company in the principal amount of 30 million Euros and subsequently contributed by the Company to TKP's paid-in capital, following the shareholders' resolution to increase share capital of TKP. The Company acquired 60,000 registered C series shares at the issue price of 500 Euros each. Canal+ and PolCom contributed together 90 million Euros into paid-in capital on the same date. After the contribution, PTC continued to hold 25% of TKP's shares. As the loan granted to TKP of 30 million Euros was included in the fair market value of the investment in TKP as of December 7, 2001, the above transactions (repayment of the loan to the Company by TKP and further capital contribution of 30 million Euros) have no influence on the valuation of the investment in TKP.

        The Company divides operating expenses into:

  •
  direct operating expenses,

  •
  selling, general and administrative expenses, and

  •
  depreciation and amortization expenses.

        During the fiscal year ending December 31, 2002, direct operating expenses consisted of programming expenses, maintenance and related expenses necessary to service, maintain and operate the Company's cable systems, billing and collection expenses and customer service expenses. Selling, general and administrative expenses consisted principally of administrative costs, including office related expenses, professional fees and salaries, wages and benefits of non-technical employees, advertising and marketing expenses, bank fees and bad debt expense. Depreciation and amortization expenses consisted of depreciation of property, plant and equipment and amortization of intangible assets.

CRITICAL ACCOUNTING POLICIES

        The discussion and analysis of the Company's financial condition and results of operations are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

        Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, which would potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see note 5 "Summary of Significant Accounting Policies" in the notes to the consolidated financial statements contained in this Annual report on Form 10-K.

GOODWILL AND OTHER INTANGIBLES

        Prior to the acquisition of the Company's outstanding shares by United Pan-Europe Communications N.V. ("UPC") ("the Acquisition"), goodwill, which represents the excess of purchase price over fair value of net assets acquired, was amortized on a straight-line basis over the expected periods to be benefited, generally ten years, with the exception of amounts paid relating to non-compete agreements. The portion of the purchase price relating to non-compete agreements was amortized over the term of the underlying agreements, generally five years.

        Effective as of the date of the Acquisition, August 6, 1999, the Company revalued all its previously existing goodwill, including amounts related to non-compete agreements that related to transactions completed prior to the Acquisition. The goodwill that was pushed down to the Company was amortized on a straight-line basis over the expected periods to be benefited, which is fifteen years.

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" ("SFAS 141"), which was adopted effective July 1, 2001. SFAS 141 requires the purchase method of accounting for all business combinations initiated after September 30, 2001. The Company has applied SFAS 141 to its only applicable transactions, the purchases of minority interests in TKP and PCBV on December 7, 2001 and August 28, 2001, respectively.

        In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which the Company adopted effective January 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is performed on a reporting unit level. All recognized intangible assets that are deemed not to have an indefinite life are amortized over their estimated useful lives.

        The Company has worked with an external party to assist in the determination and comparison of the fair value of the Company's reporting units with their respective carrying amounts, including goodwill. The Company completed the first step of the goodwill impairment test as required by SFAS 142 and determined that an indication of potential goodwill impairment exists. Accordingly, the Company also completed the second step of the test to quantify the amount of the impairment. The impact of the impairment loss on the consolidated financial statements is discussed in detail in note 9 to the consolidated financial statements contained in this Annual Report on Form 10-K.

        The fair value of the Company's reporting units was estimated using the expected present value of future cash flows as well as a market multiple approach, under which a risk adjusted market multiple obtained by comparison with various publicly traded companies in the cable industry, was applied to the Company's revenue stream. As a result, in the fourth quarter of 2002, based upon the Company's transitional assessment, the Company recorded a goodwill impairment charge of $371.0 million, net of income taxes of zero as a cumulative effect of accounting change.

IMPAIRMENT OF LONG-LIVED ASSETS

        The Company assesses the recoverability of long-lived assets (mainly property, plant and equipment, intangibles, and certain other assets) by determining whether the carrying value of the asset can be recovered over the remaining life of the asset through projected undiscounted future operating cash flows expected to be generated by such asset. If the carrying value of the asset group is determined not to be recoverable, an impairment in value is estimated to have occurred and the assets carrying value is reduced to its estimated fair value. The assessment of the recoverability of long-lived assets will be impacted if estimated future operating cash flows are not achieved. Additionally, if the Company's plans or assumptions change, if its assumptions prove inaccurate, if it consummates investments in or acquisitions of other companies, if it experiences unexpected costs or competitive pressures, or if existing cash and projected cash flow from operations prove to be insufficient, the Company may need to impair certain of its long-lived assets. The Company has evaluated the impact of the adoption of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144") and determined based on its assessment that there is no impairment of its long-lived assets, other than write off of certain intangibles as disclosed in Note 9 to the consolidated financial statements of this Annual Report on Form 10-K.

REVENUE RECOGNITION

        Revenue related to the provision of cable television and internet services to customers are recognized in the period in which the related services are provided in accordance with SFAS No. 51, "Financial Reporting by Cable Television Companies" ("SFAS 51"). D-DTH revenues were recognized in accordance with SAB 101 "Revenue Recognition in Financial Statements". Initial installation fees related to cable television and internet services are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. However, due to regular promotional prices set up for installation fees, the Company's direct selling costs exceed the associated gross installation revenue and accordingly the Company did not report any deferred revenue on installations as of December 31, 2002 and December 31, 2001.

SEGMENT RESULTS OF OPERATIONS

        Prior to December 7, 2001, the Company and its subsidiaries classified its business into four segments: (1) cable television, (2) D-DTH television, (3) programming, and (4) corporate. As a result of the disposition of the D-DTH business and the resulting elimination of the programming business in December 2001, beginning January 1, 2002, the Company operated with only one segment, its cable television business. In addition to other operating statistics, the Company measures its financial performance by EBITDA.

        The following table presents an aggregation of the Company's segment results of operations for the year ended December 31, 2002, with comparative information for the years ended December 31, 2001 and the year ended December 31, 2000. However, the results of D-DTH and programming segments in the year 2001 cover the period from January 1, 2001 to December 7, 2001.

SEGMENT RESULTS OF OPERATIONS

	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(in thousands)
Revenues
Cable	$79,675	$77,123	$68,781
D-DTH(1)	—	55,692	51,239
Programming(1)	—	66,065	68,697
Corporate and Other(2)	—	—	—
Intersegment elimination	—	(60,158)	(55,134)

Total	$79,675	$138,722	$133,583
Operating loss
Cable	$(18,864)	$(53,076)	$(44,581)
D-DTH(1)	—	(80,863)	(55,018)
Programming(1)	—	(39,184)	(71,858)
Corporate and Other(2)	—	(12,090)	(7,507)

Total	$(18,864)	$(185,213)	$(178,964)
EBITDA
Cable	$11,365	$1,713	$1,203
D-DTH(1)	—	(10,147)	(6,932)
Programming(1)	—	(16,325)	(48,491)
Corporate and Other(2)	—	(12,090)	(7,507)

Total	$11,365	$(36,849)	$(61,727)

(1)
Discontinued operation. Disposed of on December 7, 2001.

(2)
Included in Cable for 2002.

        EBITDA is one of the primary measures used by chief decision makers to measure the Company's operating results and to measure segment profitability and performance. Management believes that EBIDTA is meaningful to investors because it provides an analysis of operating results using the same measures used by the Company's chief decision makers, that EBIDTA provides investors with the means to evaluate the financial results as compared to other companies within the same industry and that it is common practice for institutional investors and investment bankers to use various multiples of current or projected EBITDA for purposes of estimating current or purposes of estimating current or prospective enterprise value.

        The Company defines EBITDA to be net loss adjusted for depreciation and amortization, impairment of long-lived assets, loss on disposal of D-DTH business, interest and investment income, interest expense, share in results of affiliated companies, foreign exchange gains or losses, non operating income or expense, income tax expense and cumulative effect of accounting change. The items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance.

        EBITDA is not a U.S. GAAP measure of profit and loss or cash flow from operations and should not be considered as an alternative to net income, cash flows or any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. The presentation of EBITDA may not be comparable to statistics with a same or similar name reported by other companies. Not all companies and analysts calculate EBITDA in the same manner.

        The Company's net loss reconciles to consolidated EBITDA as follows:

	For the year ended December 31,
	2002	2001	2000
	(in thousands)
Net loss	$(492,243)	$(749,478)	$(248,811)
Add back:
Depreciation and amortization	28,361	126,042	109,503
Impairment of long-lived assets	1,868	22,322	7,734
Loss on disposal of D-DTH business	—	428,104	—
Interest and investment income	(3,086)	(1,560)	(1,329)
Interest expense	99,846	95,538	73,984
Share in results of affiliated companies	21,253	14,548	895
Foreign exchange (gains) / loss	(14,133)	27,511	(3,397)
Non-operating (income)/expense	(1,561)	—	(591)
Income tax expense	94	124	285
Cummulative effect of accounting change, net of income taxes	370,966	—	—

EBITDA	$11,365	$(36,849)	$(61,727)

2002 COMPARED WITH 2001

        Revenue.    Revenue decreased $59.0 million, or 42.5%, from $138.7 million in the year ended December 31, 2001 to $79.7 million in the year ended December 31, 2002, primarily as a result of the elimination of the Company's D-DTH and programming businesses. During the same period, the revenues from the Company's cable operations increased by $1.5 million, or 1.9%, from $77.1 million to $78.6 million in the year ended December 31, 2001 and 2002, respectively. This increase was attributable to a number of factors. Revenue from internet subscriptions increased from $1.6 million for the year ended December 31, 2001 to $4.1 million for the year ended December 31, 2002. This increase was partially offset by a decrease in the number of cable basic subscribers. In addition, during the first six months of the year ended December 31, 2002, the Company generated revenue of $2.1 million from certain call center services such as billing and subscriber support and IT services, provided to TKP. There were no such revenues generated during 2001 and after June 2002.

        Revenue from monthly subscription fees represented 95.4% and 95.5% of cable revenue for the year ended December 31, 2002 and 2001, respectively. During the year ended December 31, 2002, the Company generated approximately $3.9 million of premium subscription revenue as a result of providing the HBO Poland movie channels and the Canal+ Multiplex channels to cable subscribers as compared to $4.6 million for the year ended December 31, 2001, when both HBO and Wizja Sport were provided as premium channels.

        Revenue from installation fees amounted to $473,000 for the year ended December 31, 2002 as compared to $730,000 for the year ended December 31, 2001.

        Direct Operating Expenses.    Direct operating expenses decreased $70.3 million, or 63.2%, from $111.3 million for the year ended December 31, 2001 to $41.0 million for the year ended December 31, 2002, primarily as a result of the elimination of the Company's D-DTH and programming businesses. During the same period, direct operating expenses for the Company's cable operations decreased $9.6 million, or 19.0%, from $50.6 million for the year ended December 31, 2001 to $41.0 million for the year ended December 31, 2002, principally as a result of the decrease in programming expenses resulting from the discontinuation of the Wizja Jeden and Wizja Sport channels, a decrease in programming charges (as a result of renegotiation of certain programming agreements) and a decrease in the number of subscribers.

        Direct operating expenses decreased from 80.2% of revenues for the year ended December 31, 2001 to 51.4% of revenues for the year ended December 31, 2002. Direct operating expenses relating to cable operations decreased from 65.6% of revenues for the year ended December 31, 2001 to 52.2% of revenues for the year ended December 31, 2002. The decreases in direct operating expenses as a percentage of revenues in such periods occurred primarily for the same reasons that resulted in the decreases in direct operating expenses during such periods.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses decreased $37.0 million, or 57.5%, from $64.3 million for the year ended December 31, 2001 to $27.3 million for the year ended December 31, 2002, primarily as a result of the elimination of the Company's D-DTH and programming businesses. During the same period, selling, general and administrative expenses relating to cable operations decreased $6.0 million, or 24.2%, from $24.8 million for the year ended December 31, 2001 to $18.8 million for the year ended December 31, 2002. This decrease was attributable mainly to a decrease in bad debt expense (of approximately $3.6 million), selling and marketing expenses and improved operating efficiency.

        As a percentage of revenue, overall, selling, general and administrative expenses decreased from 46.4% for the year ended December 31, 2001 to approximately 34.3% for the year ended December 31, 2002. As a percentage of cable operations revenue, selling, general and administrative expenses relating to cable operations decreased from 32.2% for the year ended December 31, 2001 to approximately 23.9% for the year ended December 31, 2002. The decreases in selling, general and administrative expenses as a percentage of revenues in such periods occurred primarily for the same reasons that resulted in the decreases in selling, general and administrative expenses during such periods.

        Depreciation and Amortization.    Depreciation and amortization expense decreased $97.6 million, or 77.5%, from $126.0 million for the year ended December 31, 2001 to $28.4 million for the year ended December 31, 2002, principally as a result of the elimination of the Company's D-DTH and programming businesses, as well as the non-amortization of goodwill, resulting from the application of SFAS 142. Depreciation and amortization expense as a percentage of revenues decreased from 90.8% for the year ended December 31, 2001 to 35.6% for the year ended December 31, 2002.

        Depreciation and amortization expense relating to cable operations decreased $26.6 million, or 48.5%, from $54.8 million for the year ended December 31, 2001 to $28.2 million for the year ended December 31, 2002, as a result of the non-amortization of goodwill, resulting from the application of SFAS 142. Depreciation and amortization expense relating to cable operations as a percentage of cable operations revenues decreased from 71.1% for the year ended December 31, 2001 to 35.9% for the year ended December 31, 2002, principally for the same reasons that resulted in the decrease in depreciation and amortization expense in such periods.

        Impairment of long-lived assets.    Impairment of long-lived assets of $1.9 million for the year ended December 31, 2002 represents the write-off of intangible assets (mainly franchise fees recorded in 1995) as the assets were determined to have no service potential and do not contribute directly or indirectly to the Company's future cash flows. Impairment of long-lived assets of $22.3 million and $7.7 million for the years ended December 31, 2001 and 2000, respectively, related entirely to impairment of D-DTH equipment.

        Operating Loss and Margin.    Each of the factors discussed above contributed to the operating loss of $18.9 million for the year ended December 31, 2002, as compared to an operating loss of $185.2 million for the year ended December 31, 2001.

        Operating losses relating to cable operations amounted to $11.3 million for the year ended December 31, 2002, as compared to $53.1 million for the year ended December 31, 2001.

        The composition of customers receiving basic, intermediate and premium or internet services influences the Company's operating margin in the following ways:

  •
  The average price charged to customers receiving each of the services is different, influencing the Company's total revenue.

  •
  Programming expenses are incurred only in relation to the provision of basic and premium service. Due to certain channels being charged to the Company on a fixed fee basis (minimum guarantee), the Company's operating margin is adversely affected when the actual number of subscribers is lower than the guaranteed level of subscribers under certain of the Company's programming agreements.

  •
  Intermediate service generally does not require programming charges (mainly "free to air" channels are provided under this service). Fees for intermediate service are significantly lower than basic service (on average fees generated from our intermediate service are approximately 10% of those generated from basic service).

  •
  Premium service is available only to those subscribers who already receive basic service. Therefore, as an additional product to an existing customer, the Company's premium service generates additional revenues and margins. However, one of the Company's premium channel agreements has a minimum guarantee provision. As such, a decrease in the number of premium subscribers below the guaranteed level has a direct adverse impact on the Company's total operating margin. This occurred in 2001 and continues in 2002 with respect to the Company's premium service. Also, in March 2001, Wizja Sport channel, which was previously provided as a premium channel, was moved to the basic package (and in December 2001 it was discontinued), resulting in higher programming costs to the Company since the channel was made available to a larger group of subscribers.

  •
  The internet service is subject to direct expenses of approximately 40% of revenue from the provision of internet access services and therefore contributes positively to the operating margins of the Company.

        Interest and Investment Income.    Interest and investment income amounted to $3.1 million and $1.6 million for the year ended December 31, 2002 and 2001, respectively. The increase is primarily due to an increase in interest received on bank deposits. The Company's average cash balances were significantly higher during 2002, due to proceeds from the Canal+ Merger held in interest-bearing accounts.

        Interest Expense, Third Party.    Interest expense increased $7.2 million, or 14.1%, from $51.2 million for the year ended December 31, 2001 to $58.4 million for the year ended December 31, 2002. Interest expense relates mainly to interest accrued on the Company's 14 1/2% Senior Discount Notes due 2008, Series C Discount Notes due 2008 and 14 1/2% Senior Discount Notes due 2009 (together, the "UPC Polska Notes") and 9 7/8% Senior Notes due 2003 of the Company's subsidiary, Poland Communications, Inc. (the "PCI Notes"). The increase in interest expense occurred due to accretion of the principal of the UPC Polska notes.

        Interest Expense Charged by UPC, and its Affiliates.    Interest expense decreased $2.9 million, or 6.5%, from $44.3 million for the year ended December 31, 2001 to $41.4 million for the year ended December 31, 2002.

        Share in Results of Affiliated Companies.    The Company recorded $21.3 million of expense relating to its share in losses of affiliated companies for the year ended December 31, 2002. The losses relate to the Company's investments in TKP and Fox Kids Polska (FKP). The investment in TKP was written down by $19.1 million to zero as a result of TKP's losses in 2002. In addition, as of December 31, 2002, the Company reviewed the carrying value of its investment in FKP and recognized a loss of $2.2 million resulting from its share of FKP's losses.

        Foreign Exchange Gain/Loss, Net.    For the year ended December 31, 2002, foreign exchange gains amounted to $14.1 million, as compared to the foreign exchange loss of $27.5 million for the year ended December 31, 2001. This gain was attributable to the significant depreciation of the U.S. dollar against the Euro during the second and third quarter of 2002 (the majority of the Company's cash deposits were held in Euros until July 2002 when they were converted into U.S. dollars) and the appreciation of the zloty against the U.S. dollar by 3.70% for the year ended December 31, 2002. The foreign exchange loss for the year ended December 31, 2001 was primary due to a realized foreign exchange loss of $25.7 million on the disposition of the Company's D-DTH assets, Twoj Styl and Mazowiecki Klub Sportowy Spolka Akcyjna.

        Cumulative effect of accounting change.    During 2002, upon adoption of SFAS No. 142, "Goodwill and Other Intangible Assets", the Company recorded a cumulative effect of accounting change of $371.0 million representing the goodwill write-off relating to the Company's cable business.

        Income Tax Expense.    The Company recorded $94,000 of income tax expense for the year ended December 31, 2002 as compared to $124,000 for the year ended December 31, 2001.

        Net Loss Applicable to Common Stockholders.    Net loss applicable to common stockholders decreased from a loss of $749.5 million for the year ended December 31, 2001 to a loss of $492.2 million for the year ended December 31, 2002 due to the factors discussed above.

2001 COMPARED WITH 2000

CABLE SEGMENT

        Revenue.    Revenue from the Company's cable operations increased $8.3 million or 12.1% from $68.8 million for the year ended December 31, 2000 to $77.1 million for the year ended December 31, 2001. This increase was primarily attributable to the appreciation of the Polish zloty against the U.S. dollar, as well as an increase in monthly subscription rates for cable television service. Additionally, approximately $1.6 million, or 2.1%, of cable revenues for fiscal year 2001 were attributable to the Company's internet service offering, which was first offered in December 2000.

        Revenue from monthly subscription fees as a percentage of total cable revenue decreased 1.8% from 97.3% for the year ended December 31, 2000 to 95.5% for the year ended December 31, 2001. During the year ended December 31, 2001, the Company generated approximately $4.6 million in revenue from premium services due primarily to the provision of HBO Poland and Wizja Sport channels to cable subscribers, as compared to $4.5 million for the year ended December 31, 2000 (although the Company expanded Wizja Sport into its basic package as of March 24, 2001 and closed it as of December 31, 2001).

        Direct Operating Expenses.    Direct operating expenses increased $5.5 million, or 12.2%, from $45.1 million for the year ended December 31, 2000 to $50.6 million for the year ended December 31, 2001, principally as a result of an increase in programming related expenses. Direct operating expenses remained constant at 65.6% of revenues for the years ended December 31, 2000 and 2001. Excluding the intersegment charge for Wizja TV programming package, direct operating expenses as a percentage of revenue would have been 30.0% and 33.3% for the years ended December 31, 2000 and 2001, respectively.

        Selling, General And Administrative Expenses.    Selling, general and administrative expenses increased $2.3 million, or 10.2%, from $22.5 million for the year ended December 31, 2000 to $24.8 million for the year ended December 31, 2001, principally as a result of increases in administrative expenses such as costs associated with billing customers and information system costs related to the Company's information technology department. Selling, general and administrative expenses decreased from 32.7% of revenues for the year ended December 31, 2000 to 32.2% for the year ended December 31, 2001.

        Depreciation And Amortization.    Depreciation and amortization expense rose $9.0 million, or 19.7%, from $45.8 million for the year ended December 31, 2000, to $54.8 million for the year ended December 31, 2001, principally as a result of the continued build-out of the Company's cable networks. Depreciation and amortization expense as a percentage of revenues increased from 66.6% for the year ended December 31, 2000 to 71.1% for the year ended December 31, 2001.

        Operating Loss.    Each of these factors contributed to an operating loss for the cable segment of $53.1 million for the year ended December 31, 2001, compared to an operating loss of $44.6 million for the year ended December 31, 2000.

D-DTH SEGMENT

        Given the disposition of the D-DTH assets on December 7, 2001, the results presented below refer to the period from January 1, 2001 to December 7, 2001.

        Revenue.    D-DTH revenue increased $4.5 million or 8.8% from $51.2 million for the year ended December 31, 2000 to $55.7 million for the period through December 7, 2001. This increase is primarily due to the appreciation of the Polish zloty against the U.S. dollar.

        Direct Operating Expenses.    Direct operating expenses increased $10.5 million or 28.1% from $37.4 million for the year ended December 31, 2000 to $47.9 million for the year ended December 31, 2001. These increases were principally the result of an increase in programming and customer services related expenses. Direct operating expenses increased from 73.0% of revenue for the year ended December 31, 2000 to 86.0% for the period through December 7, 2001.

        Selling, General And Administrative Expenses.    Selling, general and administrative expenses decreased $2.8 million or 13.5% from $20.8 million for the year ended December 31, 2000 to $18.0 million for the year ended December 31, 2001. This decrease is a result of a decrease in selling and marketing expenses. As a percentage of revenue, selling, general and administrative expenses decreased from 40.6% of revenue for the year ended December 31, 2000 to 32.3% of revenue for the period through December 7, 2001.

        Depreciation And Amortization.    Depreciation and amortization charges increased $8.0 million or 19.8% from $40.4 million for the year ended December 31, 2000 to $48.4 million for the year ended December 31, 2001, principally as a result of depreciation costs related to our investment in fiscal year 2000 in a large number of D-DTH decoders. Depreciation and amortization expense as a percentage of revenues increased from 78.9% for the year ended December 31, 2000, to 86.9% for the period through December 7, 2001.

        Operating loss.    Each of these factors contributed to an operating loss of $55.0 million attributable to the D-DTH segment for the year ended December 31, 2000, compared to an operating loss of $80.9 million for the period through December 7, 2001.

PROGRAMMING SEGMENT

        Revenue.    Programming revenue decreased $2.6 million or 3.8% from $68.7 million for the year ended December 31, 2000 to $66.1 million for the year ended December 31, 2001, principally due to a decrease in revenue generated from third parties of $7.7 million for the year ended December 31, 2001 as a result of decreased rates charged to these third parties. Revenue from the provision of the Wizja TV programming package to the Company's cable and DTH systems, which was eliminated as a result of the consolidation of the Company's financial results, represented $55.1 million and $60.2 million, or 80.2% and 91.1% of programming revenue for the years ended December 31, 2000 and 2001, respectively.

        Direct Operating Expenses.    Direct operating expenses decreased $31.9 million or 30.4% from $104.9 million for the year ended December 31, 2000 to $73.0 million for the year ended December 31, 2001. These decreases were principally the result of discontinuing Wizja Jeden. Direct operating expenses decreased from 152.7% of revenue for the year ended December 31, 2000 to 110.4% for the year ended December 31, 2001.

        Selling, General And Administrative Expenses.    Selling, general and administrative expenses decreased $2.9 million or 23.6% from $12.3 million for the year ended December 31, 2000 to $9.4 million for the year ended December 31, 2001. This decrease was attributable to a decrease in administrative expenses as a result of the discontinuation of the Company's proprietary channels. As a percentage of revenue, selling, general and administrative expenses decreased from 17.9% for the year ended December 31, 2000 to 14.2% for the year ended December 31, 2001.

        Depreciation And Amortization.    Depreciation and amortization charges decreased $0.5 million or 2.1% from $23.4 million for the year ended December 31, 2000 to $22.9 million for the year ended December 31, 2001, principally as a result of appreciation of the U.S dollar against the British pound. Depreciation and amortization expense as a percentage of revenues increased from 34.1% for the year ended December 31, 2000 to 34.6% for the year ended December 31, 2001.

        Operating Loss.    Each of these factors contributed to an operating loss of $71.9 million for the year ended December 31, 2000 compared to an operating loss of $39.2 million for the year ended December 31, 2001.

CORPORATE SEGMENT

        Selling, General and Administrative Expenses.    Corporate segment consists of corporate overhead costs. The Company continues to evaluate opportunities for improving its operations and reducing its cost structure. Corporate net expenses increased by $4.6 million or 61.3% from $7.5 million for the year ended December 31, 2000, to $12.1 million for the year ended December 31, 2001. The increase was primarily attributable to management fees charged to the Company by UPC.

NON OPERATING RESULTS

        Loss On Disposal Of D-DTH Assets.    As a result of the Canal+ merger, the Company recognized a loss of $428.1 million.

        Interest and Investment Income.    Interest and investment income increased $0.3 million, or 23.1%, from $1.3 million for the year ended December 31, 2000 to $1.6 million for the year ended December 31, 2001, primarily due to an increase in our average cash balances held in interest-bearing accounts during fiscal year 2001.

        Interest Expense.    Interest expense increased $21.5 million, or 29.1%, from $74.0 million for the year ended December 31, 2000 to $95.5 million for the year ended December 31, 2001, primarily due to increased interest expense associated with notes payable to UPC and its affiliates which results from an increase in the principal amount of approximately $79.0 million during 2001.

        Share in results of Affiliated Companies.    The Company recorded $14.5 million of equity in losses of affiliated companies for the year ended December 31, 2001 compared to only $0.9 million of equity in losses of affiliated companies for the year ended December 31, 2000. This equity in losses resulted from the Company's (i) 50% investment in Twoj Styl, a publishing company, (ii) its 20% investment in Fox Kids Poland, a channel content provider, (iii) its 30% investment in Mazowiecki Klub Sportowy Sportowa Spolka Akcyjna, a Polish basketball team, and (iv) its 25% investment in TKP. The 2001 increase in losses primarily results from the TKP losses, and also from the losses on disposal of Twoj Styl and Mazowiecki Klub Sportowy Sportowa Spolka Akcyjna of $1.5 million and $5.0 million, respectively.

        Foreign Exchange Gains And Losses, Net.    For the year ended December 31, 2001, the Company's foreign exchange loss amounted to $27.5 million, as compared to a foreign exchange gain of $3.4 million for fiscal year 2000. The change from foreign exchange gain in the year ended December 31 2000 to the foreign exchange loss for the year ended December 31, 2001 is primary due to the realized foreign exchange loss of $25.7 million on the disposition of the Company's D-DTH assets, Twoj Styl and Mazowiecki Klub Sportowy Sportowa Spolka Akcyjna.

        Net Loss.    For the years ended December 31, 2000 and 2001, the Company had net losses of $248.8 million and $749.5 million, respectively. These losses were the result of the factors discussed above.

        Net Loss Applicable To Common Stockholders.    Net loss applicable to common stockholders increased from a loss of $248.8 million for the year ended December 31, 2000 to a loss of $749.5 million for the year ended December 31, 2001 due to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

        In 2002, the Company has met its cash requirements primarily with cash flows from operations. In prior years, the Company financed its activities with (i) capital contributions and loans from certain of the Company's principal stockholders, (ii) borrowings under available credit facilities, (iii) the sale of approximately $200 million of common stock through the Company's initial public equity offering in August 1997, (iv) the sale of $252 million aggregate principal amount at the maturity of the 14 1/2% Senior Discount Notes in July 1998 with gross proceeds of approximately $125 million, (v) the sale of $36,001,321 principal amount at maturity of its Series C Discount Notes in January 1999 with gross proceeds of $9.8 million, (vi) the sale of its 14 1/2% Senior Discount Notes in January 1999 with gross proceeds of $96.1 million, and (vii) the sale of the Series A 12% Cumulative Preference Shares, the Series B 12% Cumulative Preference Shares and Warrants in January 1999 with gross proceeds of $48.2 million.

        Since the acquisition of all of the outstanding stock of the Company by UPC on August 6, 1999, the Company has met its capital requirements primarily through capital contributions and loans from UPC and its affiliates. In 2002, UPC directly or through its affiliates made capital contributions of $21.6 million. This compares to additional capital contributions of $48.5 million and additional loans of $40.5 million, respectively, made by UPC in 2001.

        Pursuant to the indentures governing 14 1/2% Senior Discount Notes due 2008, Series C Discount Notes due 2008 and 14 1/2% Senior Discount Notes due 2009 (together, the "UPC Polska Notes") and PCI Notes discussed further in note 3 to the Company's consolidated financial statements contained in this Annual Report on Form 10-K, the Company and its affiliates are subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters:

  •
  limitations on indebtedness;

  •
  limitations on restricted payments;

  •
  limitations on issuances and sales of capital stock of restricted subsidiaries;

  •
  limitations on transactions with affiliates;

  •
  limitations on liens;

  •
  limitations on guarantees of indebtedness by subsidiaries;

  •
  purchase of the notes upon a change of control;

  •
  limitations on sale of assets;

  •
  limitations on dividends and other payment restrictions affecting restricted subsidiaries;

  •
  limitations on investments in unrestricted subsidiaries;

  •
  consolidations, mergers, and sale of assets;

  •
  limitations on lines of business; and

  •
  provision of financial statements and reports.

        On December 31, 2002 and December 31, 2001 the Company had, on a consolidated basis, approximately $923.7 million and $865.6 million, respectively, aggregate principal amount of indebtedness outstanding, of which $458.4 million (including capitalized or accrued interest of $117.8 million) and $444.5 million (including capitalized or accrued interest of $76.4 million), respectively, was owed to UPC and its affiliates. On December 2, 2002 UPC assigned all rights and liabilities arising from its loan agreements to its wholly-owned subsidiary, UPC Telecom. All of the loans from UPC and its affiliates to the Company bear interest at 11.0% per annum and mature in 2007 and 2009. The loans from UPC include loans with an aggregate principal amount of $150.0 million that have been subordinated to the UPC Polska Notes. The loans from UPC have been used primarily for the repurchase of the UPC Polska Notes and the PCI Notes, to fund capital expenditures, operating losses and working capital primarily related to the development and operation of the Company's D-DTH business, and for general corporate purposes and certain other investments, including the possible acquisition of cable television networks and certain minority interests in our subsidiaries which are held by unaffiliated third parties.

        The Company had positive cash flows from operating activities of $10.8 million for the year ended December 31, 2002 compared to negative cash flows from operating activities of $45.9 million for the year ended December 31, 2001 and $62.3 million for the year ended December 31, 2000. The improvement in cash flow is primarily due to improved operating results in 2002 (positive EBITDA of $11.4 million) as compared to 2001 (negative EBITDA of $36.8 million), and a foreign exchange gain on the conversion of Euro denominated cash balance into U.S. dollars (of approximately $11.2 million). Additionally, during 2002, the Company received significant payments from its affiliates and at the same time its liabilities to UPC and its affiliates increased (mainly due to unpaid Corporate charges for the third and fourth quarter of 2002). As of December 31, 2002, the Company had negative working capital of $392.5 million and a stockholder's deficit of $708.2 million. Cash used for the purchase and expansion of the Company's cable business was $5.2 million in 2002 and $9.9 million in 2001. The Company experienced operating losses of $18.9 million, $185.2 million and $179.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        Cash used for the purchase and build-out of the Company's cable television networks, purchase of D-DTH equipment including set top decoders, and the purchase of other property, plant, and equipment was $5.2 million in 2002, $60.6 million in 2001 and $124.2 million in 2000. The Company had cash of $105.6 million deposited on its bank accounts as of December 31, 2002 including $65.0 million of cash which was re-invested in PCI, its subsidiary.

        Pursuant to the indentures governing each of the UPC Polska Notes discussed in more detail in note 2 to the Company's consolidated financial statements contained in this Annual Report on Form 10-K, the Company was required to use the net cash proceeds from the sale of assets within 12 months from the date of the Canal+ merger, December 7, 2001, for certain limited purposes. These included:

  •
  to permanently repay or prepay senior bank indebtedness or any unsubordinated indebtedness of the Company;

  •
  to invest in any one or more businesses engaged, used or useful in the Company's cable, D-DTH or programming businesses; or

  •
  to invest in properties or assets that replace the properties and assets sold.

        Additionally, the Company's agreements related to the notes payable to UPC and its affiliate contain limitations on the use of cash proceeds from the sale of the assets. The Company has received a waiver from UPC and its affiliate to specifically exempt these net cash proceeds from these transactions from the limitations contained in the loan agreements with UPC and its affiliates.

        Net cash proceeds from the Canal + merger of $82.9 million and the Twoj Styl assets sale of $7.0 million (discussed further in note 2 to the Company's consolidated financial statements contained in this Annual Report on Form 10-K) were utilized during 2002 in the following way:

  •
  repayment of part of an unsubordinated promissory note in the principal amount of $11.0 million owed to Reece Communications, Inc. ("RCI"), a former minority stockholder of the Company's subsidiary PCBV;

  •
  further development of the cable television and internet network of $3.7 million; and

  •
  capital contribution to the Company's wholly owned subsidiary PCI of $65.0 million.

        Accordingly, as at December 31, 2002, out of total cash of $105.6 million, approximately 10.2 million represented cash which should be used for the above purposes.

        As of December 31, 2002, the Company was committed to pay at least $46.5 million in guaranteed payments (including payments for programming and rights) over the next sixteen years, of which at least approximately $10.8 million was committed through the end of 2003. In addition, the Company has a variable obligation in relation to programming agreements, which is based on the actual number of subscribers in the month for which the fee is due. In connection with the disposition of the D-DTH business, TKP assumed the Company's previous obligations under certain contracts. Pursuant to the definitive agreements governing the Canal+ merger and the contracts, which TKP assumed, the Company remains contingently liable for performance under those contracts. As of December 31, 2002, management estimates the potential exposure for contingent liability on these assumed contracts to be approximately $23.8 million.

        The following table presents the Company's minimum future commitments under its programming and lease contracts.

	2003	2004	2005	2006	2007	2008 and thereafter	Total
	(in thousands)
Building	$2,616	$1,592	$1,592	$754	$156	$—	$6,710
Conduit	1,005	—	—	—	—	—	1,005
Car	22	20	12	—	—	—	54
Programming	6,777	5,886	4,068	1,051	1,103	19,457	38,342
Other	313	11	3	2	—	—	329
Headend	28	—	—	—	—	—	28

Total	$10,761	$7,509	$5,675	$1,807	$1,259	$19,457	$46,468

Assumed contracts	$10,606	$8,191	$5,029	$—	$—	$—	$23,826

        As of December 31, 2002 and 2001, the Company had negative working capital due to the classification of loans to UPC and its affiliates as current liabilities.

        As of December 31, 2002, the Company had approximately $6.0 million in outstanding notes payable to RCI, a former minority stockholder of PCBV recognized as a current liability. The note bears interest of 7% per annum and matures in August 2003. UPC is the guarantor of the note. Since an event of default has occurred under UPC's indentures, which was not cured or waived within the applicable grace period, a cross-default has occurred under the RCI note. Due to UPC filing for Chapter 11 proceedings, RCI notified the Company on December 11, 2002 that its note and all accrued interest (at the default rate of 12%) became immediately due and payable as of that date. The Company has not paid amounts requested by RCI. On January 15, 2003, RCI filed a complaint in the Superior Court in New Castle County, Delaware against the Company regarding its default on the note due August 28, 2003, payable by the Company to RCI (discussed further in item 3). The Company has received a waiver from UPC Telecom and Belmarken Holding BV to waive the cross-default provision on their loans receivable from the Company due to the default under the RCI note. The waiver is granted until January 1, 2004. The Company cannot be certain that it will continue to receive such waivers in the future.

        On November 1, 2003, the Company will also be required to fulfill its repayment obligation of approximately $14.5 million in principal amount under the PCI Notes. At December 31, 2002, the PCI Notes were classified as a short-term liability. In February 2003, PCI elected to satisfy and discharge PCI Notes in accordance with the PCI Indenture. On March 19, 2003 the Company deposited with the Indenture trustee funds to be held in trust, sufficient to pay and discharge the entire indebtedness of the PCI Notes plus accrued interest at maturity (November, 1 2003). As a result, PCI has been released from its covenants contained in its Indenture.

        The Company will also be required to commence cash interest payments under the UPC Polska Notes aggregating approximately $50.8 million per annum in 2004 and approximately $69.2 million per annum in 2005 and thereafter. At December 31, 2002, the unpaid accrued and capitalized interest owing to UPC and its affiliate aggregated to $117.8 million. In prior years, UPC and its affiliate have permitted the Company to defer payment of interest due. UPC and its affiliate have agreed to permit such deferral until January 1, 2004. The Company, however, has no assurances that UPC and its affiliate will permit such deferral going forward.

        Over the long term, the Company must meet substantive repayment obligations on its indebtedness, including approximately $458.4 million due to UPC and its affiliates plus related interest and $444.8 million under the UPC Polska Notes as summarized in the table below:

	Amount outstanding as of December 31, 2002		Expected fiscal year for repayment
								2008 and thereafter
	Book Value	Fair Value	2003	2004	2005	2006	2007
	(in thousand)
Notes payable to former PCBV minority shareholders	$6,000	$6,000	$6,000	$—	$—	$—	$—	$—
UPC Polska Senior Discount Notes due 2009, net of discount	210,549	47,099	—	—	—	—	—	210,549
UPC Polska Series C Senior Discount Notes due 2008, net of discount	19,920	7,200	—	—	—	—	—	19,920
UPC Polska Senior Discount Notes due 2008, net of discount	214,298	44,833	—	—	—	—	—	214,298
PCI Notes, net of discount	14,509	14,509	14,509		—	—	—	—

Total	$465,276	$119,641	$20,509	$—	$—	$—	$—	$444,767

        The Company's loan agreements with UPC contain various covenants, including a provision which provides UPC with the ability to declare the loans immediately due and payable if, in its opinion, a material adverse change has occurred in the business, operations, prospects or condition (financial or otherwise) of the Company or any of its subsidiaries or, if in the opinion of UPC, any event or circumstance has occurred that could have a material adverse effect on the Company's ability to fulfill its obligations under the loan agreement in question.

        The Company's loan agreements with UPC Telecom and Belmarken Holding B.V. ("Belmarken") contain various covenants and events of default which, among other things, permit UPC Telecom and Belmarken to accelerate the loans if a continuing default exists under certain notes issued by Belmarken and UPC (the "Belmarken Notes"), a default exists under indebtedness of the Company or its subsidiaries which would permit or cause such indebtedness to be accelerated or if, in the opinion of UPC, certain material adverse events or conditions relative to the Company have occurred. Accordingly, the Company's loans payable to UPC and Belmarken are classified as short-term liabilities. Although the RCI note is in default, at the date of the filing of this Annual Report on Form 10-K this has not resulted in cross default under the Companies loans owning to UPC Telecom and Belmarken because UPC Telecom and Belmarken have waived any potential cross default through January 1, 2004.

        In the event UPC or its affiliates cease to allow deferral of interest payments or accelerate payment owed to them by the Company under their loans, the Company would have limited funds or available borrowings to repay these loans. If the Company were to default on its loan payments to UPC or its affiliates, the acceleration clauses in the indentures governing the UPC Polska Notes may be triggered requiring those notes to be paid off as well, and the Company would likely not have sufficient funds or available borrowings to repay those notes. Additionally, under the UPC Polska Notes there are various Events of Default, including the acceleration of the payment of other debt of the Company in excess of $15.0 million. In the event UPC Polska Notes were accelerated as a result of such a cross acceleration or another event of default, the Company would have limited funds or available borrowings to repay these notes. In any such circumstances, the Company's available cash on hand would be insufficient to satisfy all of its obligations, and the Company cannot be certain that it would be able to obtain the borrowings needed to repay such amounts at all, or on terms that will be favorable to the Company.

        The Company has evaluated its compliance with its indentures governing the UPC Polska Notes as of the date of filing of this Annual Report on Form 10-K and has determined, based on its assessment that an Event of Default has not occurred under the related indenture. As a result, the amounts related to the UPC Polska Notes of $444.8 million have been reflected as long-term liabilities in the Company's financial statements as of December 31, 2002.

        The Company is aware that its main creditors, including UPC and certain holders of the UPC Polska notes, are engaged in discussions about a restructuring of the Company's indebtedness. The Company understands that, as of the date of the filing of this Annual Report on Form 10-K no final agreement has been reached.

        The Company, since its acquisition by UPC, has relied completely on funding from its shareholder, UPC, and UPC's affiliates. However, the Company believes it will not be able to obtain significant funding from UPC in the foreseeable future. UPC has reviewed its funding requirements and possible lack of access to debt and equity capital in the near term and has modified its business accordingly.

        On February 1, 2002, May 1, 2002, August 1, 2002, November 1, 2002 and February 1, 2003 UPC failed to make required interest payments on its outstanding debt securities, which caused potential cross defaults on certain other debt securities and loan agreements of UPC and its affiliates, including the Belmarken Notes and UPC's principal loan agreement. The events of default continue to exist on UPC's outstanding debt securities as of the date of filing of this Annual Report on Form 10-K, although the holders of such obligations have not yet accelerated the payment obligations of UPC with respect to such securities. UPC and its affiliates have obtained waivers to the potential cross defaults on their other debt securities and loan agreements, which are subject to certain conditions.

        On September 30, 2002, UPC announced that it had entered into a restructuring agreement with its parent company, UnitedGlobalCom, Inc. ("United"), certain affiliates of United and certain holders of UPC's outstanding debt securities. The restructuring agreement contains:

  •
  a plan for the restructuring of UPC's debt and equity capital and the filing by UPC of a voluntary case under Chapter 11 of the United States Bankruptcy Code and a voluntary provisional moratorium of payments petition and plan of compulsory composition (Akkoord) under the Dutch Bankruptcy Code, and

  •
  an agreement by the security holders to forbear from exercising rights and remedies relating to the defaults while the restructuring agreement remains in effect.

        The restructuring agreement may be terminated for a variety of reasons, including the lapse of a period of nine months from the date the bankruptcy filings are made. To the Company's knowledge, none of the termination events has occurred as of the date of the filing of this Annual Report on Form 10-K.

        On September 30, 2002, UPC also announced that it had received extended waivers to its principal loan agreement and the Belmarken Notes. The extended waivers expire on the earlier of (A) March 31, 2003 or (B) the occurrence of certain events, none of which, to the knowledge of the Company, has occurred as of the date of the filing of this Annual Report on Form 10-K.

        On December 3, 2002, UPC filed a petition for the relief under Chapter 11 of the United States Bankruptcy Code and a petition to commence a moratorium on payment and for Akkoord under Dutch Bankruptcy law. Subsequently, plans of reorganization were filed with respect to the Chapter 11 case and Akkoord and were approved on February 20, 2003 and March 13, 2003, respectively. The Company understands that UPC expects the restructuring contemplated by the Chapter 11 and Akkoord plans to be completed promptly after applicable appeal periods and procedures have been completed. However, the Chapter 11 and Akkoord proceedings are not yet final, an appeal is pending with respect to Akkoord and consummation of the restructuring contemplated by UPC's restructuring agreement is subject to various conditions. Accordingly, the Company cannot make any assurance that these conditions will be satisfied or that the restructuring will be consummated.

        Although the Company had anticipated being able to rely on UPC to meet its payment obligations, given UPC's liquidity concerns, the Company is not certain that it will receive the necessary (or any) financing from UPC. In order to continue its operations, the Company believes it will have to restructure its outstanding indebtedness to UPC Telecom and UPC Polska note holders. If the Company is unable to successfully restructure its debt or rely on UPC for financial support, it will have to meet its payment obligations with cash on hand or with funds obtained from public or private debt or bank financing or any combination thereof, subject to the restrictions contained in the indentures governing the outstanding senior indebtedness of the Company and, if applicable, UPC and United.

        Moreover, if the Company's plans or assumptions change, if its assumptions prove inaccurate, if it experiences unexpected costs or competitive pressures, or if existing cash, and projected cash flow from operations prove to be insufficient, the Company may need to obtain greater amounts of additional financing. While it is the Company's intention to enter only into new financing or refinancing that it considers advantageous, there can be no assurance that such sources of financing would be available to the Company in the future, or, if available, that they could be obtained on terms acceptable to the Company.

        The Company has experienced net losses since its formation. There is a substantial uncertainty whether UPC Polska's sources of capital, working capital and projected operating cash flow would be sufficient to fund the Company's expenditures and service the Company's indebtedness over the next year. Accordingly, there is substantial doubt regarding the Company's ability to continue as a going concern. UPC Polska's ability to continue as a going concern is dependent on (i) the Company's ability to restructure the UPC Polska Notes and its loans payable to UPC and its affiliates and (ii) the Company's ability to generate the cash flows required to enable it to maintain the Company's assets and satisfy the Company's liabilities, in the normal course of business, at the amounts stated in the consolidated financial statements. The report of the Company's independent accountant, KPMG Polska Sp. z o.o., on the Company's consolidated financial statements for the year ended December 31, 2002, includes a paragraph that states that the Company has suffered recurring losses from operation and has a net capital deficiency and negative working capital that raise substantial doubt about the Company's ability to continue as a going concern.

        Several of the Company's Polish subsidiaries have statutory shareholders' equity less than the legally prescribed limits because of accumulated losses. As required by Polish law, the management of these companies will have to make decisions on how to increase the shareholders' equity to be in compliance with the Polish Commercial Code. The Company is currently considering several alternatives, including the conversion of intercompany debt into equity, in order to resolve these deficiencies.

CURRENT OR ACCUMULATED EARNINGS AND PROFITS

        For the fiscal year ended December 31, 2002, the Company had no current or accumulated earnings and profits. Therefore, none of the interest which accreted during the fiscal year ended December 31, 2002 with respect to the Company's 14 1/2% Senior Discount Notes due 2008, 14 1/2% Series B Discount Notes due 2008, 14 1/2% Senior Discount Notes due 2009, 14 1/2% Series B Discount Notes due 2009 and its Series C Senior Discount Notes will be deemed to be a "Dividend Equivalent Portion" as such term is defined in Section 163(e)(5)(B) of the Internal Revenue Code, as amended.

NEW ACCOUNTING PRINCIPLES

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" ("SFAS 141"), which the Company adopted effective July 1, 2001. SFAS 141 requires the purchase method of accounting for all business combinations initiated after June 30, 2001. The Company has applied SFAS 141 to its only applicable transactions, the purchase of minority interests in TKP and PCBV on December 7, 2001 and August 28, 2001, respectively.

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangibles" ("SFAS 142") which the Company adopted effective January 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is performed on a reporting unit level. All recognized intangible assets that are deemed not to have an indefinite life are amortized over their estimated useful lives.

        The Company has worked with an external party to assist in the determination and comparison of the fair value of the Company's reporting units with their respective carrying amounts, including goodwill. The Company completed the first step of the goodwill impairment test required by SFAS 142 and determined that an indication of potential goodwill impairment exists. The Company also completed the second step of the test to quantify the amount of the impairment. The impact of the impairment loss on the consolidated financial statements is discussed in detail in note 9 to the consolidated financial statements contained in this Annual Report on Form 10-K.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). This statement addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and reported as a liability. This statement is effective for fiscal years beginning after June 15, 2002. The Company does not anticipate that the adoption of SFAS 143 will have a material impact on its financial position or results of operations.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assts ("SFAS 144"), which is effective for fiscal periods beginning after December 15, 2001 and interim periods within those fiscal years. SFAS 144 establishes accounting and reporting standards for impairment or disposal of long-lived assets and discontinued operations. The Company has evaluated the impact of the adoption of SFAS 144 and determined that there is no impairment of its long-lived assets, other than write off of certain intangibles as disclosed in note 9 to the consolidated financial statements contained in this Annual Report on Form 10-K.

        In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145, which updates, clarifies and simplifies existing accounting pronouncements, addresses the reporting of debt extinguishments and accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The provisions of SFAS 145 are generally effective for the Company's 2003 fiscal year, or in the case of specific provisions, for transactions occurring after May 15, 2002 or financial statements issued on or after May 15, 2002. For certain provisions, including the rescission of Statement 4, early application is encouraged. The Company does not believe that the adoption of SFAS 145 will have a material impact on its financial position or results of operations.

        In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (EITF) has set forth in the EITF Issue No. 94-3, "Liability Recognition for

Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The scope of SFAS 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS 146 will be effective for financial statements issued for fiscal years beginning after December 31, 2002. As the Company currently has no plans to exit or dispose of any of its activities, management of the Company does not believe that the adoption SFAS 146 will have a material impact on its results of operations and financial position.

        In November 2002, the Financial Accounting Standard Board issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and a Rescission of FASB Interpretation No. 34. ("FIN 45"). FIN 45 clarifies and expands on existing disclosure requirements for guarantees, including loan guarantees. It also would require that, at the inception of a guarantee, the Company must recognize a liability for the fair value of its obligation under that guarantee. The initial fair value recognition and measurement provisions will be applied on a prospective basis to certain guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of periods ending after December 15, 2002. The Company has adopted the disclosure requirements and is currently evaluating the potential impact, if any, the adoption of the remainder of FIN 45 will have on the Company's financial position and results of operations.

        In December 2002, the Financial Accounting Standards Board issued Statement No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment to Statement No. 123 ("SFAS 148"). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), by requiring prominent disclosures in both annual and interim financial statements, about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The Company intends to adopt the provisions of SFAS 123, as amended by SFAS 148, as of the beginning of our fiscal year in 2003. Adoption of this standard is not expected to have a material effect on the Company's financial position and results of operations.

        In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51 ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for variable interest entities created or acquired after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003 for variable interest entities created or acquired prior to February 1, 2003. The Company is currently evaluating the potential impact, if any, the adoption of FIN 46 will have on its financial position and results of operations.

MATTERS PERTAINING TO ARTHUR ANDERSEN

        The Company's former independent public accountants, Arthur Andersen Sp. z o.o. have ceased operations. The opinion of Arthur Andersen included in this Annual Report covers the Company's financial statements as of December 31, 2001, and is a copy of the opinion issued by Arthur Andersen Sp. z o.o. and included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Such opinion has not been reissued by Arthur Andersen Sp. z o.o. The Company's current independent public accountants, KPMG Polska Sp. z o.o. ("KPMG") were engaged by the

Company to audit the Company's financial statements as of and as for the year ended December 31, 2002. At this time the SEC continues to accept financial statements audited by Arthur Andersen.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The principal market risk (i.e. the risk of loss arising from adverse changes in market rates and prices) to which the Company is exposed is foreign exchange risk from fluctuations in the Polish zloty currency exchange rate. The Company's revenues from subscribers are in Polish zloty, while some major cost components are denominated in foreign currencies. In particular, the Company's programming commitments are denominated in US dollars or Euros. Also, the Company's loans payable to UPC and its affiliates as well as the UPC Polska and PCI Notes are expressed in U.S. dollars.

        The Company's long-term debt is primarily subject to a fixed rate, and therefore the Company is neither materially benefited nor materially disadvantaged by variations in interest rates.

FOREIGN EXCHANGE AND OTHER INTERNATIONAL MARKET RISKS

        Operating in international markets involves exposure to movements in currency exchange rates. Currency exchange rate movements typically affect economic growth, inflation, interest rates, governmental actions and other factors. These changes, if material, can cause the Company to adjust its financing and operating strategies. The discussion of changes in currency exchange rates below does not incorporate these other important economic factors.

        International operations constitute 100% of the Company's 2002 consolidated operating loss. Some of the Company's operating expenses and capital expenditures are expected to continue to be denominated in or indexed in U.S. dollars and Euros. By contrast, substantially all of the Company's revenues are denominated in zloty. Therefore, any devaluation of the zloty against the U.S. dollar that the Company is unable to offset through price adjustments will require it to use a larger portion of its revenue to service its U.S. dollar or Euro denominated obligations and contractual commitments.

        The Company estimates that a further 10% change in foreign exchange rates would impact its reported operating loss by approximately $3.9 million. In other terms, a 10% depreciation of the Polish zloty against the U.S. dollar and Euro, would result in a $3.9 million increase in the reported operating loss for the year ended December 31, 2002. This was estimated using 10% of the Company's operating losses adjusted for unusual impairment and other items, including U.S. dollars and Euro denominated or indexed expenses. The Company believes that this quantitative measure has inherent limitations because, as discussed in the first paragraph of this section, it does not take into account any governmental actions or changes in either customer purchasing patterns or the Company's financing or operating strategies.

        The Company does not generally hedge currency translation risk. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, there is no assurance that it will be able to obtain hedging arrangements on commercially satisfactory terms. Therefore, shifts in currency exchange rates may have an adverse effect on the Company's financial results and on its ability to meet its U.S. dollar and Euro denominated debt obligations and contractual commitments.

        Poland has historically experienced high levels of inflation and significant fluctuations in the exchange rate for the zloty, but since 1999 the inflation rate has slowed. Inflation rates were approximately 7.3% in 1999, approximately 10.1% in 2000, approximately 5.5% in 2001 and approximately 1.9% in 2002. The exchange rate for the Polish zloty has stabilized and the rate of devaluation of the zloty has generally decreased since 1991. For the years ended December 31, 2000, 2001, and 2002, the Polish zloty has appreciated against the U.S. dollar by approximately 0.12%, 3.80%, and 3.70% respectively. Inflation and currency exchange fluctuations may have a material adverse effect on the business, financial controls and results of operations of the Company.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of UPC Polska, Inc.:

        We have audited the accompanying consolidated balance sheet of UPC Polska, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, changes in stockholder's equity/(deficit), comprehensive loss, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The 2001 and 2000 consolidated financial statements of UPC Polska, Inc. and subsidiaries were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements, before the revision described in Note 9 to the 2002 consolidated financial statements, in their report dated March 31, 2002. Such report included an explanatory paragraph indicating substantial doubt about the Company's ability to continue as a going concern.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UPC Polska, Inc. and subsidiaries as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

        As discussed in Note 5 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill in accordance with Statements of Financial Accounting Standards No.142, Goodwill and Other Intangible Assets.

        As discussed above, the 2001 and 2000 financial statements of UPC Polska, Inc. were audited by other auditors who have ceased operations. As described in Note 9, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. In our opinion, the disclosures for 2001 and 2000 in Note 9 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of UPC Polska, Inc. other than with respect to such disclosures, and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.

        As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency and negative working capital that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG Polska Sp. z o.o.

Warsaw, Poland
March 28, 2003

THIS IS A COPY OF A REPORT ISSUED BY ARTHUR ANDERSEN SP. Z O.O. AND INCLUDED IN THE UPC POLSKA, INC.'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001. THE REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN SP. Z O.O

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of UPC Polska, Inc.:

        We have audited the accompanying consolidated balance sheets of UPC Polska, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive loss, changes in stockholder's equity and cash flows for the years ended December 31, 2001 and 2000, and for the periods from January 1, 1999 through August 5, 1999 and from August 6, 1999 through December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UPC Polska, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000, and for the periods from January 1, 1999 through August 5, 1999 and from August 6, 1999 through December 31, 1999, in conformity with accounting principles generally accepted in the United States.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations and has a negative working capital and a shareholder's deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Arthur Andersen Sp. z o.o.

Warsaw, Poland
March 31, 2002

UPC POLSKA, INC.
CONSOLIDATED BALANCE SHEETS
(STATED IN THOUSANDS OF U.S. DOLLARS, except share data)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents (note 2 and 3)	$105,646	$114,936
Restricted Cash (note 2)	—	26,811
Trade accounts receivable, net of allowance for doubtful accounts of $2,878 in 2002 and $2,881 in 2001 (note 6)	7,742	7,360
VAT receivable	1,359	323
Prepayments	530	790
Due from the Company's affiliates	4,013	13,783
Other current assets	200	95

Total current assets	119,490	164,098

Property, plant and equipment (note 8):
Cable system assets	178,634	166,955
Construction in progress	840	783
Vehicles	2,230	1,697
Office, furniture and equipment	13,822	12,300
Other	10,044	16,063

	205,570	197,798
Less accumulated depreciation	(84,822)	(54,592)

Net property, plant and equipment	120,748	143,206
Inventories	3,355	4,035
Intangible assets, net (note 9)	1,608	370,062
Investment in affiliated companies (note 10)	3,277	24,530

	128,988	541,833

Total assets	$248,478	$705,931

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$24,582	$54,578
Due to UPC and its affiliates	3,663	109
Due to TKP (note 2)	—	26,811
Accrued interest	237	240
Deferred revenue	4,575	2,734
Notes payable and accrued interest to UPC and its affiliates (note 12)	458,374	444,479
Current portion of long term notes payable (note 12)	20,509	17,407

Total current liabilities	511,940	546,358

Long-term liabilities:
Notes payable (note 12)	444,767	403,710

Total liabilities	956,707	950,068

Commitments and contingencies (notes 18 and 21)
Stockholder's deficit (note 1):
Common stock, $.01 par value; 1,000 shares authorized, issued and outstanding at December 31, 2002 and 2001	—	—
Paid-in capital	933,151	911,562
Accumulated other comprehensive loss	(6,671)	(13,233)
Accumulated deficit	(1,634,709)	(1,142,466)

Total stockholder's deficit	(708,229)	(244,137)

Total liabilities and stockholder's deficit	$248,478	$705,931

See accompanying notes to consolidated financial statements.

UPC POLSKA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(STATED IN THOUSANDS OF U.S. DOLLARS)

	Year ended December 31,
	2002	2001	2000
Revenues	$79,675	$138,722	$133,583
Operating expenses:
Direct operating expenses	40,985	111,270	132,154
Selling, general and administrative expenses	27,325	64,301	63,156
Depreciation and amortization	28,361	126,042	109,503
Impairment of long lived assets (note 8, note 9)	1,868	22,322	7,734

Total operating expenses	98,539	323,935	312,547
Operating loss	(18,864)	(185,213)	(178,964)
Loss on disposal of D-DTH business (note 2)	—	(428,104)	—
Interest and investment income, third party	3,086	1,560	1,329
Interest expense, third party	(58,432)	(51,207)	(44,716)
Interest expense, UPC and its affiliates (note 14)	(41,414)	(44,331)	(29,268)
Share in results of affiliated companies (note 10)	(21,253)	(14,548)	(895)
Foreign exchange gain / (loss), net	14,133	(27,511)	3,397
Non-operating income/(expense), net	1,561	—	591

Loss before income taxes	(121,183)	(749,354)	(248,526)
Income tax expense (note 11)	(94)	(124)	(285)
Net loss before cummulative effect of accounting change	(121,277)	(749,478)	(248,811)
Cummulative effect of accounting change, net of taxes (note 9)	(370,966)	—	—
Net loss applicable to holders of common stock	$(492,243)	$(749,478)	$(248,811)

See accompanying notes to consolidated financial statements.

UPC POLSKA, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(STATED IN THOUSANDS OF U.S. DOLLARS)

	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(in thousands)
Net loss	$(492,243)	$(749,478)	$(248,811)
Other comprehensive income/(loss):
Translation adjustment	6,562	53,668	(5,489)

Comprehensive loss	$(485,681)	$(695,810)	$(254,300)

See accompanying notes to consolidated financial statements.

UPC POLSKA, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY/(DEFICIT)
(STATED IN THOUSANDS OF U.S. DOLLARS, except share amounts)

	Preferred Stock		Common Stock			Accumulated Other Comprehensive Loss
					Paid-In Capital		Accumulated Deficit
	Shares	Amount	Shares	Amount				Total
	(in thousands, except share amounts)
Balance January 1, 2000	—	—	1,000	—	812,549	(61,412)	(144,177)	606,960
Translation adjustment	—	—	—	—	—	(5,489)	—	(5,489)
Net loss	—	—	—	—	—	—	(248,811)	(248,811)
Additional paid in capital from UPC—(note 16)	—	—	—	—	50,562	—	—	50,562

Balance December 31, 2000	—	—	1,000	—	863,111	(66,901)	(392,988)	403,222
Translation adjustment	—	—	—	—	—	53,668	—	53,668
Net loss	—	—	—	—	—	—	(749,478)	(749,478)
Additional paid in capital from UPC—(note 16)	—	—	—	—	48,451	—	—	48,451

Balance December 31, 2001	—	—	1,000	—	911,562	(13,233)	(1,142,466)	(244,137)
Translation adjustment	—	—	—	—	—	6,562	—	6,562
Net loss	—	—	—	—	—	—	(492,243)	(492,243)
Additional paid in capital from UPC—(note 16)	—	—	—	—	21,589	—	—	21,589

Balance December 31, 2002	—	$—	1,000	$—	$933,151	$(6,671)	$(1,634,709)	$(708,229)

See accompanying notes to consolidated financial statements.

UPC POLSKA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(STATED IN THOUSANDS OF U.S. DOLLARS)

	Year ended December 31,
	2002	2001	2000
	(in thousands)
Cash flows from operating activities:
Net loss	$(492,243)	$(749,478)	$(248,811)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	28,361	126,042	109,503
Amortization of notes payable discount and issue costs	55,566	48,604	42,510
Loss on sale of D-DTH assets	—	428,104	—
Share in results of affiliated companies	21,253	14,548	895
Loss on disposal of property, plant and equipment	966	15,653	—
Cumulative effect of accounting change, net of income taxes	370,966	—	—
Impairment of long-lived assets	1,868	22,322	7,734
Unrealized foreign exchange (gains)/losses	(3,253)	28,641	(4,447)
Arbitration settlement	—	—	(12,350)
Other	179	697	(2,144)
Changes in operating assets and liabilities:
Restricted cash	25,989	(26,811)	—
Trade accounts receivable	(85)	5,690	(4,407)
VAT receivable	(1,036)	576	(382)
Other current assets	988	(755)	4,776
Programming and broadcast rights	—	(36)	(3,117)
Accounts payable and accrued expenses	(35,744)	(32,732)	20,140
Due to TKP	(25,989)	26,811
Deferred revenue	1,665	(1,418)	3,955
Due from UPC and its affiliates	13,680	3,235	(12,136)
Interest payable to UPC and its affiliates	41,414	44,330	29,268
Due to UPC and its affiliates	6,281	109	5,190
Other	—	—	1,537

Net cash provided by/(used in) operating activities	10,826	(45,868)	(62,286)

Cash flows from investing activities:
Construction and purchase of property, plant and equipment	(5,236)	(60,568)	(124,180)
Acquisition of minority shares	659	(4,219)	(2,206)
Proceeds from the sale of other investment	—	3,057	—
Proceeds from the sale of D-DTH assets, net of cash disposed	—	126,234	—
Purchase of intangibles	(129)	(1,298)	(2,401)

Net cash (used in)/provided by investing activities	(4,706)	63,206	(128,787)

Cash flows from financing activities:
Redemption of notes	—	—	(1,048)
(Repayment)/proceeds of loans from UPC and its affiliates	(4,150)	40,493	115,068
Additional paid in capital from UPC	—	48,451	50,562
Repayment of notes payable	(11,407)	(352)	—

Net cash (used in)/provided by financing activities	(15,557)	88,592	164,582

Net (decrease)/increase in cash and cash equivalents	(9,437)	105,930	(26,491)
Effect of exchange rates on cash and cash equivalents	147	127	(150)
Cash and cash equivalents at beginning of period	114,936	8,879	35,520

Cash and cash equivalents at end of period	$105,646	$114,936	$8,879

See accompanying notes to consolidated financial statements

UPC POLSKA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2002, 2001 AND 2000

1.    ORGANIZATION AND FORMATION OF HOLDING COMPANY

        UPC Polska, Inc. (previously @Entertainment, Inc.) is a Delaware corporation which was established in May 1997. UPC Polska, Inc. succeeded Poland Communications, Inc. ("PCI") as the group holding company to facilitate an initial public offering of stock in the United States and internationally (the "IPO"). PCI was founded in 1990 by David T. Chase, a Polish-born investor. On August 6, 1999, United Pan-Europe Communications N.V. ("UPC") acquired all of the outstanding shares of UPC Polska, Inc. Until December 2, 2002, UPC Polska, Inc. was wholly owned by UPC. On December 2, 2002, UPC transferred all issued shares in the capital of UPC Polska, Inc. to its wholly owned subsidiary UPC Telecom B.V. UPC also assigned to UPC Telecom B.V. all rights and obligations arising from loan agreements between UPC Polska Inc. and UPC. References to "UPC" mean United Pan-Europe Communications N.V. References to "UPC Telecom" mean UPC Telecom B.V. References to the "Company" mean UPC Polska, Inc. and its consolidated subsidiaries, including as of December 31, 2002:

  •
  Poland Communications, Inc. ("PCI"),

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  Wizja TV B.V. (previously Sereke Holding B.V.) ("Wizja TV B.V."),

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  Atomic TV Sp. z o.o. (previously Ground Zero Media Sp. z o.o.) ("Atomic TV"),

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  At Media Sp. z o.o. ("At Media"), and

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  @Entertainment Programming, Inc. ("@EP").

        PCI owns 92.3% of the capital stock of Poland Cablevision (Netherlands) B.V. ("PCBV"), a Netherlands corporation and first-tier subsidiary of PCI. UPC Polska, PCI and PCBV are holding companies that directly or indirectly hold controlling interests in a number of Polish cable television companies, collectively referred to as the "UPC TK Companies". As of December 31, 2002, substantially all of the assets and operating activities of the Company were located in Poland.

        Until December 7, 2001, the Company's consolidated subsidiaries also included UPC Broadcast Centre Limited (previously @Entertainment Limited then Wizja TV Limited) ("UPC Broadcast Centre Ltd") and Wizja TV Sp. z o.o. ("Wizja TV Sp. z o.o."). On December 7, 2001, UPC Broadcast Centre Ltd. and Wizja TV Sp. z o.o. were contributed to and merged into Telewizyjna Korporacja Partycypacyjna S.A. ("TKP"), an entity controlled by Group Canal+ S.A. ("Canal+") in connection with a transaction with Canal+.

        The Company and its subsidiaries offer pay television and internet services to business and residential customers in Poland. Prior to December 7, 2001, its revenues were derived primarily from monthly basic and premium service fees for cable and digital satellite direct-to-home ("D-DTH") television services provided primarily to residential, rather than business, customers. In September 1998, the Company launched its D-DTH broadcasting service throughout Poland. In addition to developing and acquiring programming for distribution on its cable and D-DTH television networks, the Company commenced distribution of a branded digital encrypted platform of Polish-language programming under the brand name Wizja TV in June and September 1998 on its cable and D-DTH television networks, respectively. On December 7, 2001, the Company merged its existing D-DTH platform with the D-DTH and premium television business of TKP, an entity controlled and operated by Canal+. The Company has a 25% equity interest in TKP. This transaction resulted in the discontinuance of the Company's D-DTH and programming businesses (see note 2 for further information).

2.    MERGER OF D-DTH BUSINESS

        On August 10, 2001, the Company, UPC, and Canal+, the television and film division of Vivendi Universal, announced the signing of a Shareholder Agreement and Contribution and Subscription Agreement ("Definitive Agreements") to merge their respective Polish (D-DTH) satellite television platforms, as well as the Canal+ Polska premium channel, to form a common Polish D-DTH platform (the "Canal+ merger"). The transaction contemplated by such agreements was consummated on December 7, 2001. As part of the transactions, the Company, through its affiliate Polska Telewizja Cyfrowa Wizja TV Sp. z o.o. ("PTC"), contributed UPC Broadcast Centre Ltd. and Wizja TV Sp. z o.o., respectively the Company's Polish and United Kingdom D-DTH businesses, to TKP, the Polish subsidiary of Canal+. The Company received 150.0 million Euros (approximately $133.4 million as of December 7, 2001) in cash and PTC received a 25% ownership interest in TKP upon receipt of court approval and other legal matters in connection with the issuance of new TKP shares.

        In connection with the requirements of the Definitive Agreements, the Company was required to fund Euro 30 million ($26.8 million as of December 31, 2001) to TKP. Pursuant to the terms of the Definitive Agreements, the Company was contractually obligated to maintain this amount for this specific purpose. Accordingly, on the Company's consolidated balance sheet as of December 31, 2001 this was reflected as Restricted Cash and as Due to TKP. On February 1, 2002, the Company and Canal+ completed all Polish legal formalities in connection with the transaction. On the same day, the Company funded TKP with 30 million Euros (approximately $26.0 million as of February 1, 2002) in the form of a shareholder loan and registered its 25% investment with the Commercial Court in Poland. The Company included the value of the shareholder loan in its determination of the fair value of its 25% investment in TKP. The Company valued its 25% ownership interest at fair market value as of the acquisition date (December 7, 2001) at 30 million Euros (approximately $26.8 million as of December 31, 2001). The Company accounts for this investment using the equity method. As a result of the recognition of the Company's share in TKP's losses for the fiscal year 2002, the book value of this investment was zero as of December 31, 2002.

        Under the Agreement, on February 1, 2002, PTC loaned TKP 30 million Euros from the Canal+ Proceeds (the "JV Loan"). On February 12, 2003, the Company and Canal+ agreed to certain changes to their agreements governing TKP, including a change to TKP's capitalization and the manner in which proceeds from any sale of TKP would be distributed among its shareholders, to retain the original economic structure of the shareholders' investments, following the capitalization. On February 27, 2003, the JV loan was repaid to the Company in the principal amount of 30 million Euros and subsequently contributed by the Company to TKP's paid-in capital, following the shareholders' resolution to increase share capital of TKP. The Company acquired 60,000 registered C series shares at the issue price of 500 Euros each. Canal+ and PolCom contributed together 90 million Euros into paid-in capital on the same date. After the contribution, PTC continued to hold 25% of TKP's shares. As the loan granted to TKP of 30 million Euros was included in the fair market value of the investment in TKP as of December 7, 2001, the above transactions (repayment of the loan to the Company by TKP and further capital contribution of 30 million Euros) have no influence on the valuation of the investment in TKP.

        As of February 2002, the Company began distribution of Canal+ Multiplex, a Polish language premium package of three movie, sport and general entertainment channels, across its network on terms as specified in the Contribution and Subscription Agreement. The Company and TKP are still negotiating a definitive long-term channel carriage of Canal+ Multiplex.

        Additionally, in connection with the Canal+ merger, the Company terminated the operations of Wizja Sport and transferred or assigned its economic benefits and obligations of programming agreements to TKP to the extent that they were directly related to the D-DTH business.

        The Company also eliminated all aspects of its programming operations as a direct result of the D-DTH disposition and has included in the loss on disposition $217.6 million in 2001 related to the write down of the programming goodwill.

        Pursuant to the indentures governing the Company's 14 1/2% Senior Discount Notes due 2008, Series C Discount Notes due 2008 and 14 1/2% Senior Discount Notes due 2009 (together, the "UPC Polska Notes"), the Company was required to use the net cash proceeds from the Canal+ merger within 12 months of the transaction date, December 7, 2001, for certain limited purposes. These include:

  •
  to permanently repay or prepay senior bank indebtedness or any unsubordinated indebtedness of the Company;

  •
  to invest in any one or more businesses engaged, used or useful in the Company's cable, D-DTH or programming businesses; or

  •
  to invest in properties or assets that replace the properties and assets sold.

        Additionally, the Company's agreements related to the notes payable to UPC and its affiliates contain limitations on the use of cash proceeds from the sale of assets. However, the Company has received a waiver from UPC and its affiliates to specifically exempt the net cash proceeds from these transactions from the limitations contained in the loan agreements with UPC and its affiliates.

        Net cash proceeds from the Canal+ merger of $82.9 million and the Twoj Styl assets sale of $7.0 million were utilized during 2002 in the following way:

  •
  repayment of part of an unsubordinated promissory note in the principal amount of $11.0 million owed to Reece Communications, Inc. ("RCI"), a former minority stockholder of the Company's subsidiary PCBV;

  •
  further development of the cable television and internet network of $3.7 million; and

  •
  capital contribution to the Company's subsidiary PCI of $65.0 million.

        Accordingly, as at December 31, 2002, out of total cash of $105.6 million, approximately $10.2 million represented cash which is limited in use to the above purposes.

        The following unaudited pro forma information for the year ended December 31, 2001 gives effect to the disposition of the D-DTH business as if it had occurred at the beginning of the period presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results would actually have been if such transaction had in fact occurred on such date.

	Year ended December 31, 2002	Year ended December 31, 2001
	Historical	Historical	Proforma
	(in thousands of U.S. dollars)
Revenues	$79,675	$138,722	$79,520
Operating loss	(18,864)	(185,213)	(47,926)
Net Loss	$(492,243)	$(749,478)	$(760,773)

3.    GOING CONCERN AND LIQUIDITY RISKS

        These audited consolidated financial statements have been prepared on a going concern basis. Due to the large capital investment required for the construction or acquisition of the cable networks, acquisition of programming rights and the administrative costs associated with commencing operations, the Company has incurred substantial operating losses since inception.

        During 2001, the Company reviewed its long term plan for all segments of its operations and identified businesses which were profitable on an operating profit basis and businesses which required extensive additional financing to become profitable. The Company also assessed its ability to obtain additional financing on terms acceptable to it. These reviews resulted in a determination that, as of that point, the Company's only profitable business on an operating profit basis was cable television and it could not provide further financing to its D-DTH and programming businesses. As a result, the Company changed its business strategy towards its operating segments. The Company decided to dispose of its D-DTH and programming businesses and revised its business strategy for cable television from aggressive growth to a focus on achievement of positive cash flow. The Company has positive EBITDA (EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization and, as used by the Company, is defined in note 20) and positive cash flow from operations in 2002.

        As of December 31, 2002 the Company had negative working capital of $392.5 million and a stockholder's deficit of $708.2 million. The Company experienced operating losses of $18.9 million, $185.2 million and $179.0 million for the year ended December 31, 2002, 2001 and 2000 respectively. It also has significant commitments under operating leases and programming rights, as well as repayment obligations related its short and long term debt.

        As of December 31, 2002, the Company had approximately $6.0 million in outstanding notes payable to Reece Communications, Inc. ("RCI"), a former minority stockholder of PCBV recognized as a current liability. The note bears interest of 7% per annum and matures in August 2003. UPC is the guarantor of the note. Since an event of default has occurred under UPC's indentures, which was not cured or waived within the applicable grace period, a cross-default has occurred under the RCI note. As a result, RCI has the right to receive interest at the default rate of 12% per annum and to accelerate the repayment of the note. On January 15, 2003, RCI filed a complaint in the Superior Court in New Castle County, Delaware against the Company regarding its default on the Promissory Note due August 28, 2003 in the original principal amount of $10.0 million payable by Company to

RCI. The demand was made for immediate payment in full of the unpaid $6.0 million principal amount of the Promissory Note together with all accrued and unpaid interest at the default rate. The Company has not paid any amounts demanded by RCI, or filed responsive pleadings in the litigation. Likewise, a trial date has not been set and the parties have not yet commenced discovery.

        On November 1, 2003, the Company will also be required to fulfill its repayment obligation of approximately $14.5 million in principal amount under the 9 7/8% Senior Notes due 2003 ("PCI Notes") of the Company's subsidiary, PCI. At December 31, 2002, the PCI Notes were classified as a short-term liability. In February 2003, PCI elected to satisfy and discharge the PCI Notes in accordance with the Indentures governing PCI Notes ("the PCI Indenture"). On March 19, 2003 the Company deposited with the Indenture trustee funds to be held in trust, sufficient to pay and discharge the entire indebtedness of the PCI Notes plus accrued interest at maturity (November 1, 2003). As a result, PCI has been released from its covenants contained in its Indenture.

        The Company will also be required to commence cash interest payments under the UPC Polska Notes aggregating approximately $50.8 million per annum in 2004 and approximately $69.2 million per annum in 2005 and thereafter. At December 31, 2002, the unpaid accrued and capitalized interest owing to UPC and its affiliate aggregated to $117.8 million. In prior years, UPC and its affiliate have permitted the Company to defer payment of interest due. UPC and its affiliate have agreed to permit such deferral until January 1, 2004. The Company, however, has no assurances that UPC and its affiliate will permit such deferral going forward.

        Over the long term, the Company must meet substantive repayment obligations on its indebtedness, including approximately $458.4 million due to UPC and its affiliates plus related interest and $444.8 million under the UPC Polska Notes.

        The Company is aware that its main creditors, including UPC and certain holders of the UPC Polska notes, are engaged in discussions about a restructuring of the Company's indebtedness. No final agreement has been reached to date.

        The Company, since its acquisition by UPC, has relied completely on funding from its shareholder UPC and UPC's affiliates. However, the Company believes it will not be able to obtain significant funding from UPC in the foreseeable future. UPC has reviewed its funding requirements and possible lack of access to debt and equity capital in the near term and has modified its business and funding strategies.

        On February 1, 2002, May 1, 2002, August 1, 2002, November 1, 2002 and February 1, 2003 UPC failed to make required interest payments on its outstanding debt securities, which caused potential cross defaults on certain other debt securities and loan agreements of UPC and its affiliates, including notes (the "Belmarken Notes") issued to Belmarken Holding B.V. ("Belmarken") and UPC's principal loan agreement. The events of default continue to exist on UPC's outstanding debt securities as of the date of filing of this Annual Report on Form 10-K, although the holders of such obligations have not yet accelerated the payment obligations of UPC with respect to such securities. UPC and its affiliates have obtained waivers to the potential cross defaults on their other debt securities and loan agreements, which are subject to certain conditions.

        On September 30, 2002, UPC announced that it had entered into a restructuring agreement with its parent company, UnitedGlobalCom, Inc. ("United"), certain affiliates of United and certain holders of UPC's outstanding debt securities. The restructuring agreement contains:

  •
  a plan for the restructuring of UPC's debt and equity capital and the filing by UPC of a voluntary case under Chapter 11 of the United States Bankruptcy Code and a voluntary provisional moratorium of payments petition and plan of compulsory composition (Akkoord) under the Dutch Bankruptcy Code, and

  •
  an agreement by the security holders to forbear from exercising rights and remedies relating to the defaults while the restructuring agreement remains in effect.

        The restructuring agreement may be terminated for a variety of reasons, including the lapse of a period of nine months from the date the bankruptcy filings are made. To the Company's knowledge, none of the termination events has occurred as of the date of the filing of this Annual Report on Form 10-K.

        On September 30, 2002, UPC also announced that it had received extended waivers to its principal loan agreement and the Belmarken Notes. The extended waivers expire on the earlier of (A) March 31, 2003 or (B) the occurrence of certain events, none of which, to the knowledge of the Company, has occurred as of the date of the filing of this Annual Report on Form 10-K.

        On December 3, 2002, UPC filed a petition for the relief under Chapter 11 of the United States Bankruptcy Code and a petition to commence a moratorium on payment and for Akkoord under Dutch Bankruptcy law. Subsequently, plans of reorganization were filed with respect to the Chapter 11 case and Akkoord and were approved on February 20, 2003 and March 13, 2003, respectively. The Company understands that UPC expects the restructuring contemplated by the Chapter 11 and Akkoord plans to be completed promptly after applicable appeal periods and procedures have been completed. However, the Chapter 11 and Akkoord proceedings are not yet final, an appeal is pending with respect to Akkoord and consummation of the restructuring contemplated by UPC's restructuring agreement is subject to various conditions. Accordingly, the Company cannot make any assurance that these conditions will be satisfied or that the restructuring will be consummated.

        The Company's loan agreements with UPC contain various covenants, including a provision which provides UPC with the ability to declare the loans immediately due and payable if in its opinion, a material adverse change has occurred in the business, operations, prospects or condition (financial or otherwise) of the Company or any of its subsidiaries or, if in the opinion of UPC, any event or circumstance has occurred that could have a material adverse effect on the Company's ability to fulfill its obligations under the loan agreement in question.

        The Company's loan agreements with UPC Telecom and Belmarken contain various covenants and events of default which, among other things, permit UPC Telecom and Belmarken to accelerate the loans if a continuing default exists under the Belmarken Notes, a default exists under indebtedness of the Company or its subsidiaries which would permit or cause such indebtedness to be accelerated or if, in the opinion of UPC, certain material adverse events or conditions relative to the Company have occurred. Accordingly, the Company's loans payable to UPC and Belmarken are classified as short-term liabilities. Although the RCI note is in default, at the date of the filing of this Annual Report on

Form 10-K this has not resulted in cross default under the Companies loans owning to UPC Telecom and Belmarken because UPC Telecom and Belmarken have waived any potential cross default through January 1, 2004.

        In the event UPC or its affiliates cease to allow deferral of interest payments or accelerate payment owed to them by the Company under their loans, the Company would have limited funds or available borrowings to repay these loans. If the Company were to default on its loan payments to UPC or its affiliates, the acceleration clauses in the indentures governing the UPC Polska Notes may be triggered requiring those notes to be paid off as well, and the Company would likely not have sufficient funds or available borrowings to repay those notes. Additionally, under the UPC Polska Notes there are various Events of Default, including the acceleration of the payment of other debt of the Company in excess of $15.0 million. In the event the UPC Polska Notes were accelerated as a result of such a cross acceleration or another event of default, the Company would have limited funds or available borrowings to repay these notes. In any such circumstances the Company's available cash on hand would be insufficient to satisfy all of its obligations, and the Company cannot be certain that it would be able to obtain the borrowings needed to repay such amounts at all, or on terms that will be favorable to the Company.

        Although the Company had anticipated being able to rely on UPC to meet its payment obligations, given UPC's liquidity concerns, the Company is not certain that it will receive the necessary (or any) financing from UPC. In order to continue its operations, the Company believes it will have to restructure its outstanding indebtedness to UPC Telecom and UPC Polska note holders. If the Company is unable to successfully restructure its debt or rely on UPC for financial support, it will have to meet its payment obligations with cash on hand or with funds obtained from public or private debt or bank financing or any combination thereof, subject to the restrictions contained in the indentures governing the outstanding senior indebtedness of the Company and, if applicable, UPC and United.

        The Company has approximately $105.6 million of unrestricted cash as of December 31, 2002. However, as a result of the limitations imposed on it by the indentures governing the UPC Polska Notes and the notes payable to UPC and its affiliates, approximately $10.2 million as of December 31, 2002 of this cash, which represents the remaining net cash proceeds of the Canal+ merger, is limited in use (as described in note 2 above). As a result of these limitations and the potential inability of UPC to provide necessary funding, if required, the Company has limited sources of funding available to it outside of its operating cash flows.

        Moreover, if the Company's plans or assumptions change, if its assumptions prove inaccurate, if it experiences unexpected costs or competitive pressures, or if existing cash, and projected cash flow from operations prove to be insufficient, the Company may need to obtain greater amounts of additional financing. While it is the Company's intention to enter only into new financing or refinancing that it considers advantageous, there can be no assurance that such sources of financing would be available to the Company in the future, or, if available, that they could be obtained on terms acceptable to the Company.

        The Company has experienced net losses since its formation. There is a substantial uncertainty whether UPC Polska's sources of capital, working capital and projected operating cash flow would be sufficient to fund the Company's expenditures and service the Company's indebtedness over the next years. Accordingly, there is substantial doubt regarding the Company's ability to continue as a going concern. UPC Polska's ability to continue as a going concern is dependent on (i) the Company's ability to restructure the UPC Polska Notes and its loans payable to UPC and its affiliates and (ii) the Company's ability to generate the cash flows required to enable it to maintain the Company's assets and satisfy the Company's liabilities, in the normal course of business, at the amounts stated in the consolidated financial statements. The report of the Company's independent accountant, KPMG Polska Sp. z o.o., on the Company's consolidated financial statements for the year ended December 31, 2002, includes a paragraph that states that the Company has suffered recurring losses and has a negative working capital and a shareholder's deficit that raises substantial doubt about the Company's ability to continue as a going concern.

        Several of the Company's Polish subsidiaries have statutory shareholders' equity less than the legally prescribed limits because of accumulated losses. As required by Polish law, the management of these companies will have to make decisions on how to increase the shareholders' equity to be in compliance with the Polish Commercial Code. The Company is currently considering several alternatives, including the conversion of intercompany debt into equity, in order to resolve these deficiencies.

4.    GOODWILL AND OTHER INTANGIBLE ASSETS

        On June 2, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with UPC, providing for UPC to acquire (the "Acquisition") all of the Company's outstanding shares in an all cash transaction valuing the Company's shares of common stock at $19.00 per share. In addition, UPC acquired 100% of the outstanding Series A and Series B 12% Cumulative Preference Shares of UPC Polska and acquired all of the outstanding warrants and stock options.

        As a result of the Acquisition, UPC revalued all of its previously existing goodwill, including amounts related to non-compete agreements that related to transactions completed prior to Acquisition, and pushed down the goodwill of approximately $979.3 million to the Company, establishing a new basis of accounting as of the acquisition date. The goodwill was allocated between UPC Polska's business segments based on the investment model used for acquisition. During the year ended December 31, 2000, this figure increased by $12.3 million due to the results of an arbitration settlement between the Company and TKP. During the years ended December 31, 2000 and 2001, the goodwill was also increased by $23.4 million as a result of a purchase by a subsidiary of the Company of outstanding stock in PCBV from RCI, a former PCBV minority shareholder.

        In connection with the Canal+ merger discussed in note 2, the Company included in its loss on disposition the write-off of $252.9 million of intangible assets related to the D-DTH business and $217.6 million related to the programming segment.

        As discussed in note 5, as of January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142 ("SFAS 142"). SFAS 142 requires that goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators are present) for impairment. Based upon the transitional assessment, the Company recorded a goodwill impairment charge of $371.0 million representing the write off of the entire goodwill balance as at January 1, 2002.

        The consolidated statements of operations for the year ended December 31, 2002 do not include any goodwill amortization expense. For the year ended December 31, 2001, the consolidated statement of operations included such amortization expense of approximately $62.3 million including amortization of goodwill in relation to the cable business of approximately $26.5 million.

5.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

        The accompanying consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Certain amounts have been reclassified in the corresponding period's audited consolidated financial statements to conform to the audited consolidated financial statement presentation for the year ended December 31, 2002.

PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of UPC Polska, Inc. and all of its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

CASH AND CASH EQUIVALENTS

        Cash and cash equivalents consist of cash and other short-term investments with original maturities of three months or less. See note 2 and 3 for the discussion related to the limitations on the use of $10.2 million of the cash and cash equivalents.

USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting period. The Company's actual results could differ from those estimates, which include, but are not limited to: allowance for doubtful accounts, impairment charges of long-lived assets, valuation of investments in affiliates and revenue recognition.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

        The allowance for doubtful accounts is based upon the Company's assessment of probable loss related to accounts receivable. Upon disconnection of the subscriber, all unpaid accounts receivable from the subscriber are fully reserved. The allowance is maintained until receipt of payment or until the account is deemed uncollectable for a maximum of three years.

REVENUE RECOGNITION

        Revenue related to the provision of cable television and internet services to customers are recognized in the period in which the related services are provided in accordance with SFAS No. 51, "Financial Reporting by Cable Television Companies" ("SFAS 51"). D-DTH revenues were recognized in accordance with SAB 101 "Revenue Recognition in Financial Statements".

        Initial installation fees related to cable television and internet services are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. However, due to regular promotional prices set up for installation fees, the Company's direct selling costs exceed the associated gross installation revenue, and accordingly, the Company did not report any deferred revenue on installations as of December 31, 2002 and 2001.

TAXATION

        Income taxes are accounted for under the asset and liability method in accordance with SFAS 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

        U.S. TAXATION: The Company is subject to U.S. Federal taxation on its worldwide income. Polish companies that are not engaged in a trade or business within the U.S. or that do not derive income from U.S. sources are not subject to U.S. income tax.

        FOREIGN TAXATION: Polish companies are subject to corporate income taxes, value added tax (VAT) and various local taxes within Poland, as well as import duties on materials imported by them into Poland.

        Income tax for other foreign companies is calculated in accordance with tax regulations in effect in the respective countries. Due to differences between accounting practices under Polish and other foreign tax regulations and those required by U.S. GAAP, certain income and expense items are recognized in different periods for financial reporting purposes and income tax reporting purposes that may result in deferred income tax assets and liabilities.

PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment include assets used in the development and operation of the various cable distribution networks. During the period of construction, plant costs and a portion of design, development and related overhead costs are capitalized as a component of the Company's investment in cable distribution networks.

        The Company capitalizes new subscriber installation costs, including material and labor of new connects or new service added to an existing location. Capitalized costs are depreciated over a period similar to cable television plant. The costs of subsequently disconnecting and reconnecting the customer are expensed as incurred. Cable subscriber related costs and general and administrative expenses are charged to operations when incurred.

        When material, the Company capitalizes interest costs incurred during the period of construction in accordance with SFAS No. 34, "Capitalization of Interest Cost". Interest is not capitalized for short-term construction projects. During the year ended December 31, 2002 and 2001, no interest costs were capitalized.

        Depreciation is computed for financial reporting purposes using the straight-line method over the following estimated useful lives:

Cable system assets	10 years
Set-top boxes	5 years
Vehicles	5 years
Other property, plant and equipment	5-10 years

INVENTORIES

        Inventories are stated at the lower of cost, determined by the average cost method, or net realizable value. Inventories are principally related to cable systems. Cost of inventory includes purchase price, transportation, customs and other direct costs.

GOODWILL AND OTHER INTANGIBLES

        Prior to the Acquisition, goodwill, which represents the excess of purchase price over fair value of net assets acquired, was amortized on a straight-line basis over the expected periods to be benefited, generally ten years, with the exception of amounts paid relating to non-compete agreements. The portion of the purchase price relating to non-compete agreements was amortized over the term of the underlying agreements, generally five years.

        Effective as of the date of the Acquisition, August 6, 1999, the Company revalued all its previously existing goodwill, including amounts related to non-compete agreements that related to transactions completed prior to the Acquisition. The goodwill that was pushed down to the Company was amortized on a straight-line basis over the expected periods to be benefited, which is fifteen years.

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 141,"Business Combinations", ("SFAS 141"), which was required to be adopted July 1, 2001. SFAS 141 requires the purchase method of accounting for all business combinations initiated after June 30, 2001. The Company has applied SFAS 141 to its only applicable transactions, the purchase of minority interests in TKP and PCBV on December 7, 2001 and August 28, 2001, respectively.

        In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which the Company adopted effective January 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is performed on a reporting unit level. All recognized intangible assets that are deemed not to have an indefinite life are amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS 144.

        The Company worked with an external party to assist in the determination and comparison of the fair value of the Company's reporting units with their respective carrying amounts, including goodwill. The Company completed the first step of the goodwill impairment test required by SFAS 142 and determined that an indication of potential goodwill impairment exists. Accordingly, the Company has also completed the second step of the test to quantify the amount of the impairment. The impact of the impairment loss on the consolidated financial statements is discussed in detail in note 9.

INVESTMENT IN AND ADVANCES TO AFFILIATED COMPANIES, ACCOUNTED FOR UNDER THE EQUITY METHOD

        For investments in companies in which the Company's ownership interest is 20% to 50%, the Company exerts significant influence through board representation and management authority, or in which majority control is deemed to be temporary, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliates, limited to the extent of the Company's investment in and advances to the affiliates, including any debt guarantees or other contractual funding commitments.

        The Company records an investment impairment charge when it believes an investment has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in an inability to recover the carrying value of the investments that may not be reflected in an investment's current carrying value, thereby possibly requiring an impairment charge in the future.

        The Company has valued its investments as of December 31, 2002 at $3.3 million in relation to its investment in TKP and Fox Kids Poland ("FKP"). The investment in TKP has a carrying value of zero at December 31, 2002 as a result of TKP losses.

STOCK-BASED COMPENSATION

        The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company accounts for employee stock options and other stock-based awards using the intrinsic value method as outlined under APB Opinion No. 25, "Accounting for Stock Issued to Employees", with pro forma disclosure of net loss and loss per share as if the fair value method for expense recognition under SFAS 123 had been applied.

FOREIGN CURRENCIES

        Foreign currency transactions are recorded at the exchange rate prevailing at the date of the transactions. Assets and liabilities denominated in foreign currencies are translated at the rates of exchange at the balance sheet date. Gains and losses on foreign currency transactions are included in the consolidated statement of operations.

        The financial statements of foreign subsidiaries are translated into U.S. dollars using (i) exchange rates in effect at period end for assets and liabilities, and (ii) average exchange rates during the period for results of operations. Adjustments resulting from the translation of financial statements are reflected in accumulated other comprehensive income/(loss) as a separate component of stockholder's equity. The Company considers all of its intercompany loans to its Polish subsidiaries to be of a long-term investment nature. As a result, any foreign exchange gains or losses resulting from the intercompany loans are reported in accumulated other comprehensive loss as a separate component of stockholder's equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires the Company to make disclosures of fair value information of all financial instruments, whether or not recognized on the consolidated balance sheets, for which it is practicable to estimate fair value.

        The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and notes payable. At December 31, 2002 and 2001, the carrying value of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses on the accompanying consolidated balance sheets approximates fair value due to the short maturity of these instruments.

        At December 31, 2002 and 2001, the fair value of the Company's notes payable balance approximated $119,641,000 and $96,072,000, respectively, based on the last trading price of the notes as of these dates. It was not practical to estimate the fair value of amounts due to affiliates and due from affiliates due to the nature of these instruments, the circumstances surrounding their issuance, and the absence of quoted market prices for similar financial instruments.

        At the date of the Acquisition, the Company's and PCI Notes were restated to their fair market value. The resulting $61.9 million increase was recorded in the pushed-down purchase accounting entries.

IMPAIRMENT OF LONG-LIVED ASSETS

        The Company assesses the recoverability of long-lived assets (mainly property, plant and equipment, intangibles, and certain other assets) by determining whether the carrying value of the asset can be recovered over the remaining life of the asset through projected undiscounted future operating cash flows expected to be generated by such asset. If the carrying value of the asset group is determined to be not recoverable, an impairment in value is estimated to have occurred and the assets carrying value is reduced to its estimated fair value. The assessment of the recoverability of long-lived assets will be impacted if estimated future operating cash flows are not achieved. Additionally, if the Company's plans or assumptions change, if its assumptions prove inaccurate, if it experiences unexpected costs or competitive pressures, or if existing cash and projected cash flow from operations prove to be insufficient, the Company may need to impair certain of its long-lived assets. The Company has evaluated the impact of the adoption of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144") and determined based on its assessment that there is no impairment of its long-lived assets, other than the write off of certain intangibles as disclosed in note 9.

ADVERTISING COSTS

        All advertising costs of the Company are expensed as incurred. The Company incurred advertising costs of approximately $1,518,000, $5,532,000 and $14,217,000 for the years ended December 31, 2002, 2001 and 2000.

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION

	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(in thousands of U.S. dollars)
Supplemental cash flow information:
Cash paid for interest	$2,698	$2,001	$2,026
Cash paid for income taxes	45	188	102
Non cash items:
Issuance of debt for purchase of PCBV minority shares (note 12)	—	17,000	—

NEW ACCOUNTING PRINCIPLES

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" ("SFAS 141"), which the Company adopted effective July 1, 2001. SFAS 141 requires the purchase method of accounting for all business combinations initiated after June 30, 2001. The Company has applied SFAS 141 to its only applicable transactions, the purchase of minority interests in TKP and PCBV on December 7, 2001 and August 28, 2001, respectively.

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangibles" ("SFAS 142"), which the Company adopted effective January 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is performed on a reporting unit level. All recognized intangible assets that are deemed not to have an indefinite life are amortized over their estimated useful lives.

        The Company has worked with an external party to assist in the determination and comparison of the fair value of the Company's reporting units with their respective carrying amounts, including goodwill. The Company completed the first step of the goodwill impairment test required by SFAS 142 and determined that an indication of potential goodwill impairment exists. Accordingly, the Company also completed the second step of the test to quantify the amount of the impairment. The impact of the impairment loss on the consolidated financial statements is discussed in detail in note 9.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). This statement addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and reported as a liability. This statement is effective for fiscal years beginning after

June 15, 2002. The Company does not anticipate that the adoption of SFAS 143 will have a material impact on its financial position or results of operations.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assts ("SFAS 144"), which is effective for fiscal periods beginning after December 15, 2001 and interim periods within those fiscal years. SFAS 144 establishes accounting and reporting standards for impairment or disposal of long-lived assets and discontinued operations. The Company has evaluated the impact of the adoption of SFAS 144 and determined based on its assessment that there is no impairment of its long-lived assets, other than write off of certain intangibles as disclosed in note 9.

        In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145, which updates, clarifies and simplifies existing accounting pronouncements, addresses the reporting of debt extinguishments and accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The provisions of SFAS 145 are generally effective for the Company's 2003 fiscal year, or in the case of specific provisions, for transactions occurring after May 15, 2002 or financial statements issued on or after May 15, 2002. For certain provisions, including the rescission of Statement 4, early application is encouraged. The Company does not believe that the adoption of SFAS 145 will have a material impact on its financial position or results of operations.

        In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (EITF) has set forth in the EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The scope of SFAS 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS 146 will be effective for financial statements issued for fiscal years beginning after December 31, 2002. As the Company currently has no plans to exit or dispose of any of its activities, management of the Company does not believe that the adoption SFAS 146 will have a material impact on its results of operations and financial position.

        In November 2002, the Financial Accounting Standard Board issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and a Rescission of FASB Interpretation No. 34. ("FIN 45"). FIN 45 clarifies and expands on existing disclosure requirements for guarantees, including loan guarantees. It also would require that, at the inception of a guarantee, the Company must recognize a liability for the fair value of its obligation under that guarantee. The initial fair value recognition and measurement provisions will be applied on a prospective basis to certain guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of periods ending after December 15, 2002. The Company has adopted the disclosure requirements and is currently evaluating the potential impact, if any, the adoption of the remainder of FIN 45 will have on the Company's financial position and results of operations.

        In December 2002, the Financial Accounting Standards Board issued Statement No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment to Statement No. 123 ("SFAS 148"). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), by requiring prominent disclosures in both annual and interim financial statements, about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The Company intends to adopt the provisions of SFAS 123, as amended by SFAS 148, as of the beginning of our fiscal year in 2003. Adoption of this standard is not expected to have a material effect on the Company's financial position and results of operations.

        In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51 ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for variable interest entities created or acquired after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003 for variable interest entities created or acquired prior to February 1, 2003. The Company is currently evaluating the potential impact, if any, the adoption of FIN 46 will have on our financial position and results of operations.

6.    VALUATION AND QUALIFYING ACCOUNTS

		Balance at the begining of the period	Additions Charged to Expense	Amounts Written Off		Balance at the end of the period
		(in thousands)
2000	Allowance for Doubtful Accounts	$3,090	$6,346	$751		$8,685
2001	Allowance for Doubtful Accounts	$8,685	$8,127	$13,931	(1)	$2,881
2002	Allowance for Doubtful Accounts	$2,881	$—	$3		$2,878

(1)
The amount of $8,061,000 relates to the disposition of D-DTH business.

7. ACQUISITIONS

        There were no acquisitions in 2002. On August 28, 2001 and on June 2, 2000, Wizja TV B.V. acquired 6.3% and 1.4% of the outstanding capital stock of PCBV from a minority shareholder of PCBV. The Company paid $21.2 million and $2.2 million, respectively, and has considered these amounts as additional goodwill. The Company issued debt of $17.0 million in partial payment for the August 28, 2001, acquisition, out of which $6.0 million is still outstanding as of December 31, 2002.

8. PROPERTY, PLANT AND EQUIPMENT

        As a result of the D-DTH disposition in December 2001, as described in note 2, the net value of disposed property, plant and equipment was $86,428,000, which consisted of D-DTH equipment of $80,824,000, vehicles of $625,000 and other of $4,979,000.

        In the year 2001 and 2000, the Company recorded an impairment charge relating to D-DTH boxes leased to customers that had been disconnected and where it was unlikely for the Company to recover the value of the boxes. The amount of impairment in 2001 and 2000 was $22,322,000 and $7,734,000, respectively.

        The Company incurred depreciation charges for tangible fixed assets of $26,891,000, $60,879,000 and $48,052,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

9. INTANGIBLE ASSETS

        The net carrying amounts of goodwill and other intangible assets as of December 31, 2002 and 2001 are as follows:

	Years ended December 31,
	2002	2001
	(in thousands of U.S. dollars)
Goodwill	$—	$365,483
Other intangible assets	1,608	4,579

	$1,608	$370,062

        In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which the Company adopted effective January 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is performed on a reporting unit level. All recognized intangible assets that are deemed not to have an indefinite life are amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS 144.

        The Company worked with an external party to assist in the determination and comparison of the fair value of the Company's reporting units with their respective carrying amounts, including goodwill. The Company completed the first step of the goodwill impairment test required by SFAS 142 and determined that an indication of potential goodwill impairment exists. Accordingly, the Company also completed the second step of the test to quantify the amount of the impairment.

        The fair value of the Company's reporting units was estimated using the expected present value of future cash flows as well as a market multiple approach, under which a risk adjusted market multiple obtained by comparison with various publicly traded companies in the cable industry, was applied to the Company's revenue stream. As a result, in the fourth quarter of 2002, based upon the Company's transitional assessment, the Company recorded a goodwill impairment charge of $371.0 million, net of income taxes of zero as a cumulative effect of accounting change.

        The effect of the impairment loss recognized as at December 31, 2002 on the net carrying amount of goodwill is as follows:

Effect of impairment loss recognized as at December 31, 2002
Balance as at December 31, 2002 before impairment	$378,594
Impairment loss	(370,966)
Foreign currency translation adjustment	(7,628)

Balance as at December 31, 2002	$—

        The following table presents the effect of the impairment loss recognized retroactively as at January 1, 2002 on the net carrying amount of goodwill:

Effect of impairment loss recognized as at January 1, 2002
Balance as at January 1, 2002	$365,483
Adjustment to goodwill in 2002	(839)
Impairment loss	(370,966)
Foreign currency translation adjustment	6,322

Balance as at December 31, 2002	$—

        As a consequence of the SFAS 142 adoption, the net book value of goodwill as at December 31, 2002 is zero.

        The Company's amortized intangible assets consist of software licences in the net amount of $1.6 million as presented in the Consolidated Statements of Operations as at December 31, 2002. The gross carrying value and accumulated depreciation amounted to $5.1 million and $3.5 million respectively. Estimated amortization expense related to these intangibles for the five succeeding years is as follows:

(in thousands)
2003	$1,545
2004	$63
2005	$—
2006	$—
2007	$—

        The consolidated statement of operations for the year 2002 does not include any goodwill amortization expense. Amortization expense related to goodwill for the years ended December 31, 2001 and 2000 was $62.3 million and $60.5 million, respectively.

        The net loss before cumulative effect of accounting change as reported and as adjusted for the adoption of SFAS 142 is presented in the table below:

	Years ended December 31,
	2002	2001	2000
	(in thousands of U.S. dollars, unaudited)
Net loss as reported	$(492,243)	$(749,478)	$(248,811)
Add Back:
Cumulative effect of accounting change	370,966	—	—

Adjusted net loss before cumulative effect of accounting change	$(121,277)	$(749,478)	$(248,811)

Add Back:
Goodwill amortization	—	62,270	60,466

Adjusted net loss before cumulative effect of accounting change	$(121,277)	$(687,208)	$(188,345)

        During the fourth quarter of 2002, the Company reviewed its intangible assets with a definite life and identified intangibles (mainly franchise fees recorded in 1995) with a net book value of $1.9 million for write off as these assets were determined to have no current or future service potential and do not contribute directly or indirectly to the Company's future cash flows.

10. INVESTMENTS IN AFFILIATED COMPANIES

        The Company's investment balances in affiliated companies as of December 31, 2002 and 2001 are as follows:

As of December 31, 2002
Company	Ownership Interest	Investments in and Advances to Affiliated Companies	Cumulative Dividend Received	Cumulative Share in Results of Affiliated Companies	Cumulative Translation Adjustment	Net investment
TKP	25%	$26,811	$—	$(26,811)	$—	$—
FKP	20%	14,926	—	(11,649)	—	3,277

		$41,737	$—	$(38,460)	$—	$3,277

As of December 31, 2001
Company	Ownership Interest	Investments in and Advances to Affiliated Companies	Cumulative Dividend Received	Cumulative Share in Results of Affiliated Companies	Cumulative Translation Adjustment	Net investment
TKP	25%	$26,811	$—	$(7,721)	$—	$19,090
FKP	20%	14,926	—	(9,486)	—	5,440

		$41,737	$—	$(17,207)	$—	$24,530

        Investment in affiliated companies at both December 31, 2002 and December 31, 2001 consist of a 25% common stock ownership interest in TKP and a 20% ownership interest in the common stock of Fox Kids Poland Ltd. ("FKP"). The Company accounts for these investments using the equity method.

        For the year ended December 31, 2002, the Company recorded a loss of $19.1 million to recognize the Company's share in TKP's losses for 2002. As a result, the net book value of this investment was zero as of December 31, 2002.

        The following table summarizes financial information for TKP as of December 31, 2002 and it is based on the unaudited, non-US GAAP financial statements of TKP as of December 31, 2002 prepared in PLN and translated by the Company into U.S. dollars (based on the official exchange rates of the

National Bank of Poland of PLN 3.8388 to the U.S. dollar in respect of balance sheet items and the average exchange rate for 2002 of PLN 4.0789 to the U.S. dollar in respect of income statement items).

Year ended December 31, 2002
(stated in thousands of U.S. Dollars)
Current assets	$93,750
Noncurrent assets	76,379
Current liabilities	66,167
Noncurrent liabilities	269,796
Gross revenues	160,970
Gross profit	20,478
Operating result	(80,781)
Net loss	$(406,861)

        Net loss noted above includes goodwill amortization of $324.7 million for which the Company accounted for in the valuation of investment in TKP as of the acquisition date of December 7, 2001.

        As of December 31, 2002, the Company reviewed the carrying value of its investment in FKP and recognized a loss of $2.2 million. Accordingly, the net book value of the investment in FKP of $3.3 million as of December 31, 2002 reflects the Company's share in FKP.

        It was not practical to estimate the market value of investments in affiliated companies due to the nature of these investments, the relatively short existence of the affiliated companies and the absence of quoted market prices for the affiliated companies.

11.    INCOME TAXES

        Income tax (expense)/benefit consists of:

	Current	Deferred	Total
	(in thousands)
Year ended December 31, 2002:
U.S. Federal	$—	$—	$—
State and Local	—	—	—
Foreign	(94)	—	(94)

	$(94)	$—	$(94)

Year ended December 31, 2001:
U.S. Federal	$—	$—	$—
State and Local	—	—	—
Foreign	(124)	—	(124)

	(124)	—	(124)

Year ended December 31, 2000:
U.S. Federal	$—	$—	$—
State and Local	—	—	—
Foreign	(285)	—	(285)

	$(285)	$—	$(285)

        Sources of loss before income taxes and minority interest are presented as follows:

	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(in thousands)
Domestic Loss	$(18,370)	$(680,912)	$(30,019)
Foreign Loss	(102,813)	(68,442)	(218,507)

	$(121,183)	$(749,354)	$(248,526)

        Income tax expense for the years ended December 31, 2002, 2001 and 2000 differed from the amounts computed by applying the U.S. federal income tax rate of 35% (34% for the years ended December 31, 2001 and 2000) to pre-tax loss as a result of the following:

	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(in thousands)
Computed "expected" tax benefit	$172,285	$254,780	$84,499
Non-deductible expenses,	(13,013)	(21,977)	(22,640)
Non Taxable Revenue	4,570	—	—
Write-off of goodwill in Loss on Disposition	—	(159,969)	—
Goodwill Impairment	(129,838)	—	—
Change in valuation allowance	(33,898)	(52,733)	(25,353)
Expiration of Foreign NOL's	—	(18,273)	(7,268)
Adjustment to deferred tax asset for enacted changes in tax rates	2,628	(283)	(17,343)
Foreign tax rate differences	(5,869)	(2,890)	(5,299)
Other	3,041	1,221	(6,881)

	$(94)	$(124)	$(285)

        The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2002	2001
	(in thousands)
Deferred tax assets:
Foreign net operating loss carry forward	$25,731	$24,665
Domestic net operating loss carry forward	44,235	80,162
Accrued Interest	91,036	69,898
Other	27,917	21,347

Total gross deferred tax assets	$188,919	196,072
Less valuation allowance	(179,460)	(196,072)

Net deferred tax assets	$9,459	$—

Deferred tax liabilities:
Other	$9,459	$—

Net Deferred Tax Assets	$—	$—

        The net increase or (decrease) in the valuation allowance for the years ended December 31, 2002 and 2001, and 2000 was $(16,612,320), $52,733,000, and $25,353,000, respectively. The 2002 change in valuation allowance as reflected in the computation of expected tax benefit to actual does not reflect any valuation allowance effects associated with reconciling adjustments posted in 2002 to deferred tax asset account balances. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and the projections for future taxation income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2002.

        As each of the Polish and Netherlands subsidiaries of the Company are not subject to group taxation, the deferred tax assets and liabilities in the individual companies must be evaluated on a standalone basis. The reported foreign net operating losses are presented on an aggregate basis. As a result, some of the foreign subsidiaries may have no losses or other deferred tax assets available to them individually. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 2002 will be reported in the consolidated statement of operations.

        Loss carryforwards from the Company's Polish subsidiaries, relating 1998 and prior years, have expired as at October 31, 2002. Foreign loss carryforwards starting from 1999 can be offset against the Polish subsidiaries taxable income and utilized during each of the five years subsequent to the year of the loss with no more than 50% of the loss in one given year. For losses incurred in U.S. taxable years prior to 1998, loss carryforwards can be applied against taxable income three years retroactively and fifteen years into the future. For losses incurred in U.S. taxable years from 1998, loss carryforwards can be applied against taxable income two years retroactively and twenty years into the future.

        As of December 31, 2002, the Company has approximately $126,385,506 in U.S. net operating loss carryforwards.

        At December 31, 2002, the Company has foreign net operating loss carryforwards of approximately $95,299,039 which will expire as follows:

Year Ending December 31, 2002:	In Thousands
2003	$9,276
2004	29,023
2005	30,378
2006	18,626
2007	7,996

12.    NOTES PAYABLE AND OFFER TO REPURCHASE NOTES

        Notes payable, excluding amounts due to UPC and its affiliates, consist of the following:

	December 31,
	2002	2001
	(in thousands)
Notes payable to RCI	$6,000	$17,000
UPC Polska Senior Discount Notes due 2009, net of discount	210,549	184,559
UPC Polska Series C Senior Discount Notes due 2008, net of discount	19,920	16,749
UPC Polska Senior Discount Notes due 2008, net of discount	214,298	187,893
PCI Notes, net of discount	14,509	14,509
Bank Rozwoju Exportu S.A. Deutsche—Mark facility	—	407

Total notes payable	465,276	421,117
Less: Current Portion of Notes Payable	20,509	17,407

Long Term Notes Payable	$444,767	$403,710

NOTES PAYABLE TO RCI

        In settlement of legal claims against the Company, on August 28, 2001, the Company itself and through its subsidiary issued promissory notes for $17 million to RCI, a former minority stockholder of PCBV, which accrue interest at 7% per annum and are payable in increments over a period of 36 months in cash or UPC common stock, at the payer's election. UPC is the guarantor of the note. Since an event of default has occurred under UPC's indentures, which was not cured or waived within the applicable grace period, a cross-default has occurred under the RCI note. As a result, RCI has the right to receive the interest at the default rate of 12% per annum. On January 15, 2003, RCI filed a complaint in the Superior Court in New Castle County, Delaware against the Company regarding the Company's default on the RCI Note due August 28, 2003. The demand was made for immediate payment in full of the unpaid $6.0 million principal amount of the Promissory note together with all accrued and unpaid interest at the default rate. The Company has not paid any amounts demanded by RCI, or filed responsive pleadings in the litigation. Likewise a trial date has not been set and the parties have not yet commenced discovery.

UPC POLSKA INC. NOTES

        On January 27, 1999, the Company sold 256,800 units (collectively, the "Units") to two initial purchasers pursuant to a purchase agreement, each Unit consisting of $1,000 principal amount at maturity of 14 1/2% Senior Discount Notes (the "Notes") due 2009 and four warrants (each a "Warrant"), each initially entitling the holder thereof to purchase 1.7656 shares of common stock, par value $0.01per share at an exercise price of $9.125 per share, subject to adjustment. The Notes were issued at a discount to their aggregate principal amount at maturity and, together with the Warrants generated gross proceeds to the Company of approximately $100,003,000, of which $92,551,000 has been allocated to the initial accreted value of the Notes and approximately $7,452,000 has been allocated to the Warrants.

        The Notes are unsubordinated and unsecured obligations. Cash interest on the Notes will not accrue prior to February 1, 2004. Thereafter cash interest will accrue at a rate of 14.5% per annum on the principal amount and will be payable semiannually in arrears on August 1 and February 1 of each year, commencing August 1, 2004. The Notes will mature on February 1, 2009. At any time prior to February 1, 2002, the Company may redeem up to a maximum of 35% of the originally issued aggregate principal amount at maturity of the Notes at a redemption price equal to 117.5% of the accreted value thereof at the redemption date, plus accrued and unpaid interest, if any, to the date of redemption with some or all of the net cash proceeds of one or more public equity offerings; provided, however, that not less than 65% of the originally issued aggregate principal amount at maturity of the Notes remain outstanding immediately after giving effect to such redemption.

        The Warrants initially entitled the holders thereof to purchase 1,813,665 shares of common stock, representing, in the aggregate, approximately 5% of the outstanding common stock on a fully-diluted basis (using the treasury stock method) immediately after giving effect to the Units offering and the Company's offering of Series A 12% Cumulative Preference Shares and Series B 12% Cumulative Preference Shares. In July and August 1999 certain warrant holders executed their right to purchase common stock (see note 13). The remaining unexercised Warrants were redeemed in connection with the Acquisition.

        On January 20, 1999, the Company sold $36,001,000 aggregate principal amount at maturity of Series C Senior Discount Notes (collectively the "Series C Notes") due 2008. The Series C Notes are senior unsecured obligations of the Company ranking PARI PASSU in right of payment with all other existing and future unsubordinated obligations of the Company. The Series C Notes were issued at a discount to their aggregate principal amount at maturity and generated gross proceeds to the Company of approximately $9,815,000. Cash interest on the Series C Notes will not accrue prior to January 15, 2004. Thereafter cash interest will accrue at a rate of 7.0% per annum on the principal amount at maturity, and will be payable semiannually in arrears on July 15 and January 15 of each year commencing July 15, 2004. The Series C Notes will mature on July 15, 2008.

        On July 14, 1998, the Company sold 252,000 units (collectively, the "Units") to two initial purchasers pursuant to a purchase agreement, each Unit consisting of $1,000 principal amount at maturity of 14 1/2% Senior Discount Notes (the "Discount Notes") due 2008 and four warrants (each a "Warrant"), each initially entitling the holder thereof to purchase 1.81 shares of common stock, par value $0.01 per share (the "Common Stock") at an exercise price of $13.20 per share, subject to adjustment.

        The Discount Notes were issued at a discount to their aggregate principal amount at maturity and, together with the Warrants generated gross proceeds to the Company of approximately $125,100,000 of which $117,485,000 has been allocated to the initial accreted value of the Discount Notes and approximately $7,615,000 has been allocated to the Warrants. The portion of the proceeds that is allocable to the Warrants was accounted for as part of paid-in capital. The allocation was made based on the relative fair values of the two securities at the time of issuance. Net proceeds to the Company after deducting initial purchasers' discount and offering expenses were approximately $118,972,000.

        The Discount Notes are unsubordinated and unsecured obligations. Cash interest on the Discount Notes will not accrue prior to July 15, 2003. Thereafter cash interest will accrue at a rate of 14.5% per annum and will be payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2004. The Discount Notes will mature on July 15, 2008. At any time prior to July 15, 2001, the Company may redeem up to a maximum of 25% of the originally issued aggregate principal amount at maturity of the Discount Notes at a redemption price equal to 114.5% of the accreted value thereof at the redemption date, plus accrued and unpaid interest, if any, to the date of redemption with some or all of the net cash proceeds of one or more public equity offerings; provided, however, that not less than 75% of the originally issued aggregate principal amount at maturity of the Discount Notes remains outstanding immediately after giving effect to such redemption. The effective interest rate of the Discount Notes is approximately 16.5%.

        The Warrants initially entitled the holders thereof to purchase 1,824,514 shares of Common Stock, representing, in the aggregate, approximately 5% of the outstanding Common Stock on a fully-diluted basis immediately after giving effect to the sale of the Units. The Warrants were exercisable at any time and will expire on July 15, 2008. The remaining unexercised Warrants were redeemed in connection with the Acquisition.

        Pursuant to the Indenture governing the UPC Polska Notes (the "Indenture"), the Company is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitations on additional indebtedness; (ii) limitations on restricted payments; (iii) limitations on issuance and sales of capital stock of restricted subsidiaries; (iv) limitations on transactions with affiliates; (v) limitations on liens; (vi) limitations on guarantees of indebtedness by restricted subsidiaries; (vii) purchase of Notes upon a change of control; (viii) limitations on sale of assets; (ix) limitations on dividends and other payment restrictions affecting restricted subsidiaries; (x) limitations on investments in unrestricted subsidiaries; (xi) consolidations, mergers, and sale of assets; (xii) limitations on lines of business; and (xiii) provision of financial statements and reports. As of December 31, 2002 and the date of filing of this Annual Report on Form 10K, the Company has evaluated its compliance with its indentures governing the UPC Polska Notes and has determined, based on its assessment, that an Event of Default has not occurred under its indentures. As a result, the amounts related to UPC Polska Notes of $444.8 million have been reflected as long-term liabilities in the Company's financial statements as of December 31, 2002.

PCI NOTES

        On October 31, 1996, PCI sold $130,000,000 aggregate principal amount of Senior Notes ("PCI Notes") to an initial purchaser pursuant to a purchase agreement. The initial purchaser subsequently completed a private placement of the PCI Notes. In June 1997, substantially all of the outstanding PCI Notes were exchanged for an equal aggregate principal amount of publicly-registered PCI Notes.

        The PCI Notes have an interest rate of 9 7/8% and a maturity date of November 1, 2003. Interest is paid on the PCI Notes on May 1 and November 1 of each year. As of December 31, 2002 and 2001 PCI accrued interest expense of $237,000 and $240,000, respectively. Prior to November 1, 1999, PCI could have redeemed up to a maximum of 33% of the initially outstanding aggregate principal amount of the PCI Notes with some or all of the net proceeds of one or more public equity offerings at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that immediately after giving effect to such redemption, at least $87 million aggregate principal amount of the PCI Notes remains outstanding.

        PCI has pledged to State Street Bank and Trust Company, the trustee for the PCI Notes (for the benefit of the holders of the PCI Notes) intercompany notes issued by PCBV, of a minimum aggregate principal amount (together with cash and cash equivalents of PCI), equal to at least 110% of the outstanding principal amount of the PCI Notes, and that, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on the PCI Notes. Notes payable from PCBV to PCI were $258,486,000 and $249,765,000 at December 31, 2002 and 2001, respectively.

        PCI Notes, having a maturity date of November 1, 2003, are presented as current liabilities in the Company's consolidated financial statements as of December 31, 2002. In February 2003, PCI elected to satisfy and discharge PCI Notes in accordance with the Indentures governing PCI Notes ("the PCI Indenture"). On March 19, 2003, the Company deposited with the Indenture trustee funds to be held in trust, sufficient to pay and discharge the entire indebtedness plus accrued interest at the maturity (November 1, 2003) represented by the PCI Notes. As a result, PCI has been released from its covenants contained in its Indenture.

NOTES PAYABLE TO UPC AND ITS AFFILIATES

        On December 2, 2002, UPC assigned to UPC Telecom B.V. all rights and obligations arising from loan agreements between the Company and UPC. As of December 31, 2002 and 2001, the Company had loans payable to UPC and its affiliate of approximately $458,374,000 and $444,479,000, respectively. The amounts include capitalized or accrued interest of approximately $117,800,000 and $76,386,000 as of December 31, 2002 and 2001, respectively. The loans bear interest at a rate of 11.0% per annum and mature in 2007 and 2009. Loans from UPC with an aggregate principal amount of $150.0 million have been subordinated to the UPC Polska Notes. The agreements related to these notes contain various covenants, including a material adverse change covenant which provides UPC with the right to subjectively accelerate payment on these loans, as described more completely in note 3. Additionally, one of the loans contains a provision that would require the Company to accelerate payment on the outstanding amount if there is an Event of Default under either of the UPC senior notes which is not cured or waived within the applicable grace period and which causes those notes to be accelerated. As a result of these provisions, the debt owed to UPC Telecom and Belmarken has been reflected as a current liability.

BANK ROZWOJU EKSPORTU S.A. DEUTSCHE-MARK FACILITY

        The Deutsche Mark credit of DEM 1,101,750 was revalued to Euros as of September 30, 2001 at the exchange rate of 0.5113 of Euro to DEM. This credit bore interest at LIBOR plus 2.0% was ultimately secured by a pledge of the common shares of one of the Company's subsidiaries. This loan was repaid in full as of December 31, 2002.

INTEREST EXPENSE

        Interest expense relating to notes payable was in the aggregate approximately $99,846,000, $95,538,000 and $73,984,000, for the years 2002, 2001 and 2000, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS AND MATURITY AMOUNTS

        Fair value is based on market prices for the same or similar issues. Carrying value is used when a market price is unavailable.

	Amount outstanding as of December 31, 2002		Expected fiscal year for repayment
								2008 and thereafter
	Book Value	Fair Value	2003	2004	2005	2006	2007
	(in thousand)
Notes payable to former PCBV minority shareholders	$6,000	$6,000	$6,000	$—	$—	$—	$—	$—
UPC Polska Senior Discount Notes due 2009, net of discount	210,549	47,099	—	—	—	—	—	210,549
UPC Polska Series C Senior Discount Notes due 2008, net of discount	19,920	7,200	—	—	—	—	—	19,920
UPC Polska Senior Discount Notes due 2008, net of discount	214,298	44,833	—	—	—	—	—	214,298
PCI Notes, net of discount	14,509	14,509	14,509		—	—	—	—

Total	$465,276	$119,641	$20,509	$—	$—	$—	$—	$444,767

13.    PREFERENCE OFFERINGS

      On January 22, 1999, the Company sold 50,000 (45,000 Series A and 5,000 Series B) 12% Cumulative Redeemable Preference Shares (collectively "the Preference Shares") and 50,000 Warrants (each a "Preference Warrant"), each Preference Warrant initially entitling the holders thereof to purchase 110 shares of common stock, par value $0.01 per share, of the Company at an exercise price of $10.00 per share, subject to adjustment. The Preference Shares together with the Preference Warrants generated gross proceeds to the Company of $50,000,000 of which approximately $28,812,000 has been allocated to the initial unaccreted value of the Preference Shares (net of commissions and offering costs payable by the Company of approximately $1,700,000), and approximately $19,483,000 has been allocated to the Preference Warrants.

        In the tender offer, initiated pursuant to the Agreement and Plan of Merger with UPC and Bison, UPC acquired and cancelled 100% of the outstanding Series A and Series B 12% Cumulative Redeemable Preference Shares, and the Preference Warrants.

14.    RELATED PARTY TRANSACTIONS

        During the ordinary course of business, the Company enters into transactions with related parties. The principal related party transactions are described below.

CALL CENTER AND IT REVENUE

        During the year 2002 the Company provided certain call center services to TKP in connection with Canal + merger transaction. The total revenue from these services amounted to $1,856,000 for the year ended December 31, 2002.

        Additionally, the Company has provided to TKP certain IT services for D-DTH subscriber data migration to TKP's DTH platform. The total revenue from these services amounted to $247,000 for the year ended December 31, 2002.

        These revenues were generated primarily in first half of 2002 and the Company does not expect that any additional services will be provided to TKP to generate such revenue in the future.

OTHER REVENUE

        Commencing April 2002, the Company has provided certain IT services relating to a subscribers management system to other Central European affiliates of UPC. The total revenue from these services amounted to $527,000 for the year ended December 31, 2002. This revenue is earned on a "cost plus" basis and the Company expects to continue providing these services.

        In 2001 and 2000 Company also provided certain programming and broadcast services to UPC's affiliates. The total revenue from these services amounted to $3,305,000 and $12,469,000 for the year ended December 31, 2001 and 2000, respectively. The amounts receivable in relation to these services were $0 as of December 31, 2001. The Company did not provide this type of services in 2002.

DIRECT OPERATING EXPENSES CHARGED BY AFFILIATES

        Certain of the Company's affiliates have provided programming to the Company. The Company incurred programming fees from these affiliates of $1,136,000, $5,756,000 and $1,800,000 for the years ended December 31, 2002, 2001 and 2000.

        The Company was also provided with Canal+ Multiplex programming by TKP. The total cost related to this service amounted to $531,000 for the year ended December 31, 2002. There were no such costs during 2001 and 2000.

        The Company has incurred direct costs related to internet services from its affiliates amounting to $1,589,000, $1,716,000 for the years ended December 31, 2002 and 2001, respectively.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

        UPC and its affiliates provide the Company with services such as legal services, negotiation of contracts with programmers, financial reporting assistance, investor relations, corporate communications, information technology, equipment procurement and facilities. UPC allocates to the Company the Company's proportionate share of such costs for these services based on the Company's revenues. Taking into account the relative size of its operating companies and their estimated use of UPC resources, the allocation may be adjusted in the future. During the years ended December 31, 2002, 2001 and 2000 UPC charged the Company with $5,797,000, $10,290,000 and $5,190,000 respectively. The above charges are reflected as a component of selling, general and administration expenses in the consolidated statements of operations.

NOTES PAYABLE TO UPC AND ITS AFFILIATES

        The Company was indebted to UPC and its affiliate in the following amounts.

	As of December 31, 2002	As of December 31, 2001	Interest rate %	Repayment terms	Lender
	(in thousands of U.S.dollars)
Master Loan	$243,926	$241,920	11%	by July 30, 2009	UPC Telecom B.V.
Subordinated Master Loan	199,506	184,979	11%	by July 30, 2009	UPC Telecom B.V.
Qualified Loan	14,942	17,580	11%	by May 25, 2007	Belmarken Holding B.V

Total	$458,374	$444,479

        During 2002, the Company incurred interest expense in relation to the loans payable to UPC and its affiliates of $41,414,000 as compared to $44,331,000 in 2001 and $29,268,000 in 2000.

OTHER TRANSACTIONS

        In June 2002 Wizja TV BV, the Company's subsidiary, sold 28,600 D-DTH decoders for $3,918,200 to one of UPC's subsidiaries in Hungary. As of December 31, 2002 the Company had still a receivable due from UPC's affiliate in respect of these decoders of $3.2 million; however, subsequently in February 2003 further $2.9 million was repaid to the Company.

15.    PER SHARE INFORMATION

        The Company is 100% owned by UPC Telecom B.V.

16.    CAPITAL CONTRIBUTIONS

        During the years ended December 31, 2002, 2001 and 2000, UPC made capital contributions to the Company of $21,589,000, $48,451,000, and $50,562,000, respectively.

17.    UPC STOCK OPTION PLANS

        The Company and/or its subsidiaries do not have any own stock option plan.

UPC STOCK OPTION PLAN

        In June 1996, UPC adopted a stock option plan (the "Plan") for certain of its employees and those of its subsidiaries. During 2001 and 2000, management and certain employees of the Company and its subsidiaries were granted options by the parent company under this plan. There were no further options granted to the Company's employees during 2002.

        There are 18,000,000 total shares available for the granting of options under the Plan. Each option represents the right to acquire a certificate representing the economic value of one share. The options are granted at fair market value determined by UPC's Supervisory Board at the time of the grant. The maximum term that the options can be exercised is five years from the date of the grant. The vesting period for grants of options is four years, vesting in equal monthly increments. Upon termination of an employee (except in the case of death, disability or the like), vested options must be exercised, within 30 days of the termination date. The Supervisory Board of UPC may alter these vesting schedules at its discretion. An employee has the right at any time to put his certificates or shares from exercised vested options at a price equal to the fair market value. The Company can also call such certificates or shares for a cash payment upon termination in order to avoid dilution, except for certain awards, which can not be called by the Company until expiration of the underlying options. The Plan also contains anti-dilution protection and provides that, in the case of change of control, the acquiring company has the right to require UPC to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

        For purposes of the proforma disclosures presented below, UPC, and consequently UPC Polska Inc., have computed the fair values of all options granted during the year ended December 31, 2002, 2001 and 2000, using the Black-Scholes multiple-option pricing model and the following weighted-average assumptions:

	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
Risk-free interest rate	3.16%	4.15%	4.60%
Expected life regular options	5 years	5 years	5 years
Expected volatility	118.33%	112.19%	74.14%
Expected dividend yield	0%	0%	0%

        Based upon the Black-Scholes multiple option model, the total fair value of options granted was approximately $1.0 million for the year ended December 31, 2000. This amount is amortized using the straight-line method over the vesting period of the options. Cumulative compensation expense recognized in pro forma net income, with respect to options that are forfeited prior to vesting, is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. For the years ended December 31, 2001 and 2002, stock-based compensation, net of the effect of forfeitures and net of actual compensation expense recorded in the statement of operations was zero. This stock-based compensation had the following proforma effect on net income:

	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(in thousands, except per share data)
Net loss—as reported	$(492,243)	$(749,478)	$(248,811)
Net loss—pro forma	$(492,243)	$(749,737)	$(249,003)
Basic and diluted net loss per share—as reported	N/A	N/A	N/A
Basic and diluted loss per share—pro forma	N/A	N/A	N/A

        A summary of stock option activity for the Company's employees participating in the Plan is as follows:

	Number of shares	Weighted-Average Exercise Price
		(Euros)
Balance at January 1, 2000	—
Granted during period	41,949	44.22
Cancelled during period	—	—
Exercised during period	—	—

Balance at December 31, 2000	41,949	44.22	(1)
Granted during period	231,221	5.20
Cancelled during period	—	—
Exercised during period	—	—

Balance at December 31, 2001	273,170	11.20	(1)
Granted during period	—	—
Cancelled during period	(79,877)	13.39
Exercised during period	—	—

Balance at December 31, 2002	193,293	10.29	(1)

Exercisable at end of period	87,102	12.62

(1)
The Weighted Average Exercise Price translated into US dollars amounted to $38.25, $10.01 and $10.78 as of December 31, 2000, 2001 and 2002 respectively.

        The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	For the year ended December 31, 2002
Exercise Price	Number of Options	Fair Value	Weighted-Average Exercise Price
		(Euros)
Less than market price	—	—	—
Equal to market price	—	—	—
Greater than market price	193,293	7.58	10.29

Total	193,293	7.58	10.29	(1)

(1)
The Weighted Average Exercise Price translated into US dollars at the rate as at December 31, 2002 amounts to $10.78.

        The following table summarizes information about stock options outstanding, vested and exercisable as of December 31, 2002:

	Options Outstanding		Options Exercisable
Exercise Price (Euros)	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (Years)	Number of Options Exercisable
5.20	164,237	3.26	68,429
13.50	1,990	3.53	995
22.15	1,768	3.53	957
29.50	3,376	3.53	2,110
44.22	21,922	2.26	14,611

	193,293	3.15	87,102

        This Plan has been accounted for as a fixed plan. Compensation expense of zero was recognized for the year ended December 31, 2002.

18.    LEASES

        Total rental expense associated with the operating leases mentioned below for the years ended December 31, 2002, 2001 and 2000 was $5,234,000, $20,088,000 and $14,745,000, respectively. As a part of the Canal+ merger, obligations under the leases for all four Astra transponders, D-DTH technical equipment and building leases were assigned to TKP. These expenses amounted to approximately $11.5 million for year ended December 31, 2001.

BUILDING LEASES

        The Company leases several offices and warehouses within Poland under cancelable operating leases. Future minimum lease payments as of December 31, 2002 amounted to approximately $6,710,000, including $2,616,000 payable in 2003.

CONDUIT LEASES

        The Company leases space within various telephone duct systems from TPSA under cancelable operating leases. The TPSA leases expire at various times, and a substantial portion of the Company's contracts with TPSA permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Refer to note 22 for further detail. All of the agreements provide that TPSA is the manager of the telephone duct system and will lease space within the ducts to the Company for installation of cable and equipment for the cable television systems. The lease agreements provide for monthly lease payments that are adjusted quarterly or annually, except for the Gdansk lease agreement which provides for an annual adjustment after the sixth year and then remains fixed through the tenth year of the lease.

        Minimum future lease commitments for the aforementioned conduit leases of approximately $1,005,000 as of December 31, 2002 relate to 2003 only, as all leases are cancelable in accordance with the aforementioned terms.

CAR LEASES

        The Company has operating car leases with various leasing companies in Poland. Minimum future lease commitments for the aforementioned car leases as of December 31, 2002 are $22,000 in 2003, $20,000 in 2004 and $12,000 in 2005.

19.    QUARTERLY FINANCIAL STATEMENTS (UNAUDITED)

	Operating Revenues	Operating Loss as Reported	Adjustment	Operating Loss Adjusted	Net Loss as Reported	Adjustment	Net Loss Adjusted
	(in thousands of U.S. dollars)
2002							—
First Quarter	$19,983	$(4,374)	$—	$(4,374)	$(43,457)	$(370,966)	$(414,423)
Second Quarter	20,654	(4,690)	—	(4,690)	(28,079)	—	(28,079)
Third Quarter	18,824	(3,598)	—	(3,598)	(29,621)	—	(29,621)
Fourth Quarter	20,214	(6,202)	—	(6,202)	(391,086)	370,966	(20,120)
2001
First Quarter	$38,568	$(42,597)	$—	$(42,597)	$(73,653)	$—	$(73,653)
Second Quarter	34,746	(42,065)	—	(42,065)	(59,942)	—	(59,942)
Third Quarter	34,298	(47,489)	—	(47,489)	(82,241)	—	(82,241)
Fourth Quarter	31,110	(53,062)	—	(53,062)	(533,642)	—	(533,642)

        The adjustment of $371.0 million between fourth and first quarter of 2002 reflects the cumulative effect of accounting change in relation to the implementation of SFAS No 142 (as discussed in note 9).

20.    SEGMENT INFORMATION

        Prior to December 7, 2001, UPC Polska, Inc. and its subsidiaries classified its business into four segments: (1) cable television, (2) D-DTH television, (3) programming, and (4) corporate. Information about the operations of the Company in these different business segments was set forth below based on the nature of the services offered. As a result of the disposition of the D-DTH business and the resulting elimination of the programming business in December 2001, beginning January 1, 2002, the Company started to operate with only one segment, its cable operations.

	Cable	D-DTH	Programming	Corporate	Total
	(in thousands)
2002
Revenues from external customers	$79,675	$—	$—	$—	$79,675
Intersegment revenues	—	—	—	—	—
Operating loss	(18,864)	—	—	—	(18,864)
EBITDA	11,365	—	—	—	11,365
Depreciation and amortization	(28,361)	—	—	—	(28,361)
Net loss	(492,243)	—	—	—	(492,243)
Segment assets	248,478	—	—	—	248,478
2001
Revenues from external customers	$77,123	$55,692	$5,907	$—	$138,722
Intersegment revenues	—	—	60,158	—	60,158
Operating loss	(53,076)	(80,863)	(39,184)	(12,090)	(185,213)
EBITDA	1,713	(10,147)	(16,325)	(12,090)	(36,849)
Depreciation and amortization	(54,789)	(48,394)	(22,859)	—	(126,042)
Net loss	(51,976)	(197,433)	(337,693)	(162,376)	(749,478)
Segment assets	523,555	20,068	23,942	138,366	705,931
2000
Revenues from external customers	$68,781	$51,239	$13,563	$—	$133,583
Intersegment revenues	—	—	55,134	—	55,134
Operating loss	(44,581)	(55,018)	(71,858)	(7,507)	(178,964)
EBITDA	1,203	(6,932)	(48,491)	(7,507)	(61,727)
Depreciation and amortization	(45,784)	(40,352)	(23,367)	—	(109,503)
Net loss	(46,510)	(74,377)	(87,994)	(39,930)	(248,811)
Segment assets	518,872	402,609	301,522	12,151	1,235,154

        EBITDA is one of the primary measures used by chief decision makers to measure the Company's operating results and to measure segment profitability and performance. Management believes that EBIDTA is meaningful to investors because it provides an analysis of operating results using the same measures used by the Company's chief decision makers, that EBIDTA provides investors with the means to evaluate the financial results as compared to other companies within the same industry and that it is common practice for institutional investors and investment bankers to use various multiples of current or projected EBITDA for purposes of estimating current or purposes of estimating current or prospective enterprise value.

        The Company defines EBITDA to be net loss adjusted for depreciation and amortization, impairment of long-lived assets, loss on disposal of D-DTH business, interest and investment income, interest expense, share in results of affiliated companies, foreign exchange gains or losses, non operating income or expense, income tax expense and cumulative effect of accounting change. The items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance.

        EBITDA is not a U.S. GAAP measure of profit and loss or cash flow from operations and should not be considered as an alternative to net income, cash flows or any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. The presentation of EBITDA may not be comparable to statistics with the same or a similar name reported by other companies. Not all companies and analysts calculate EBITDA in the same manner

        The Company's net loss reconciles to consolidated EBITDA as follows:

	For the year ended December 31,
	2002	2001	2000
	(in thousands)
Net loss	$(492,243)	$(749,478)	$(248,811)
Add back:
Depreciation and amortization	28,361	126,042	109,503
Impairment of long-lived assets	1,868	22,322	7,734
Loss on disposal of D-DTH business	—	428,104	—
Interest and investment income	(3,086)	(1,560)	(1,329)
Interest expense	99,846	95,538	73,984
Share in results of affiliated companies	21,253	14,548	895
Foreign exchange (gains) / loss	(14,133)	27,511	(3,397)
Non-operating (income)/expense	(1,561)	—	(591)
Income tax expense	94	124	285
Cumulative effect of accounting change, net of income taxes	370,966	—	—

EBITDA	$11,365	$(36,849)	$(61,727)

        Total long-lived assets as of December 31, 2002, 2001 and 2000 and total revenues for the years 2002, 2001 and 2000, analyzed by geographical location are as follows:

	Total Revenues			Long-lived Assets
	2002	2001	2000	2002	2001	2000
	(in thousands)			(in thousands)
Poland	$79,675	$132,815	$121,650	$125,711	$147,608	$285,803
United Kingdom	—	—	—	—	—	17,546
Other	—	5,907	11,933	—	4,212	438

Total	$79,675	$138,722	$133,583	$125,711	$151,820	$303,787

        In the year 2002, all of the Company's revenue has been derived from activities carried out in Poland. Long-lived assets consist of property, plant, and equipment, inventories for construction and intangible assets other than goodwill.

21.    COMMITMENTS AND CONTINGENCIES

        In addition to lease commitments presented in note 19, the Company has the following commitments and contingencies:

PROGRAMMING COMMITMENTS

        The Company has entered into long-term programming agreements and agreements for the purchase of certain exhibition or broadcast rights with a number of third party content providers for its cable systems. The agreements have terms which range from one to twenty years and require that the license fees be paid either at a fixed amount payable at the time of execution or based upon a guaranteed minimum number of subscribers connected to the system each month. At December 31, 2002, the Company had an aggregate minimum commitment in relation to fixed obligations resulting from these agreements of approximately $38,342,000 over the next sixteen years, approximating $6,777,000 in 2003, $5,886,000 in 2004, $4,068,000 in 2005, $1,051,000 in 2006, $1,103,000 in 2007 and $19,457,000 in 2008 and thereafter. In addition the Company has a variable obligation in relation to these agreements, which is based on the actual number of subscribers in the month for which the fee is due.

        In connection with the Canal+ merger, TKP assumed the programming rights and obligations directly related to the Company's D-DTH business and assumed the Company's guarantees relating to the Company's D-DTH business. Pursuant to the Definitive Agreements for the Canal+ merger, the Company remains contingently liable for the performance under those assigned contracts. As of December 31, 2002, management estimates its potential exposure under these assigned contracts to be approximately $23.8 million.

        The following table presents the Company's minimum future commitments under its programming and lease contracts.

	2003	2004	2005	2006	2007	2008 and thereafter	Total
	(in thousands)
Building	$2,616	$1,592	$1,592	$754	$156	$—	$6,710
Conduit	1,005	—	—	—	—	—	1,005
Car	22	20	12	—	—	—	54
Programming	6,777	5,886	4,068	1,051	1,103	19,457	38,342
Other	313	11	3	2	—	—	329
Headend	28	—	—	—	—	—	28

Total	$10,761	$7,509	$5,675	$1,807	$1,259	$19,457	$46,468

Assumed contracts	$10,606	$8,191	$5,029	$—	$—	$—	$23,826

GUARANTEES AND INDEMNITIES

        The Company from time to time issues guarantees and indemnities in favor of other persons. In connection with the Canal+ merger, the Company made:

  •
  certain representations, warranties and indemnities regarding the assets being contributed by the Company to TKP which are customary in similar purchase and sale transactions,

  •
  an indemnity for certain losses suffered by TKP as a result of increases in the pricing of a contract with HBO transferred from the Company to TKP, and

  •
  an indemnity for losses suffered by TKP if TKP received less than a specified amount on a receivable transferred to TKP by the Company.

        The Company is liable for claims relating to tax, social security or custom matters for contributed companies (Wizja TV sp. z o.o and UPC Broadcast Center Ltd) to TKP. The liability expires prior to the end of 30 day period after the expiration of the relevant statute of limitations. The Company also extended general indemnity for a period of 18 months after the closing of the TKP transaction (i.e. December 7, 2001) and only if (1) the total amount of claims exceed 5 million Euros in the aggregate and (2) the amount of any single claim exceeds 500,000 Euros. The Company's liability for claims relating to the representations and warranties is limited to 150 million Euros in the aggregate.

        The Company is liable for collection for a specific receivable taken over by TKP. The Company needs to compensate to TKP any short fall if the collected amount on this receivable is less then PLN 2.9 million (approximately $0.8 million as of December 31, 2002).

        In addition, the Company remains liable on certain programming contracts relating to the contributed assets the benefits of which were transferred or made available to TKP by the Company. To the extent the Company has not been released from these contracts, it will be liable for performance in the event TKP fails to perform. The Company estimates its maximum potential liability on these contracts to be $23.8 million.

        The Company does not carry the amount of these contingent obligations in its financial statements. There are no recourse provisions relating to any of the contingent obligations that would enable the Company to recover from third parties any amounts it is required to pay on the contingent obligations.

REGULATORY FRAMEWORK

        The Company is in possession of all valid telecommunication permits, a considerable number of which were issued in 2001 for a 10 year period. If there is a necessity of renewal, the Company applies to the President of the Office for Telecommunications and Post Regulation ("URTiP"). Historically, the Company has not experienced difficulties in obtaining such renewals and believes it will continue to receive such renewals in the normal course of business.

        On January 1, 2003, an amendment to the Copyright Law came into force, which removed a statutory license to use content of various providers. To date, the statutory license has been used by all cable operators in Poland to retransmit domestic and foreign free-to-air (FTA) channels without formal agreements with the broadcasters, primarily Polish channels (TVP, Polsat, TVN) and a number of foreign FTAs (e.g. German channels). The removal of the statutory license resulted in the obligation for cable operators to enter into formal agreements with all broadcaster and copyright associations by January 1, 2003. Given the very short timeframe in which the statutory license was removed the Company remains in the process of negotiating and signing standard no fee contracts with broadcasters. The Company is trying to use this opportunity to optimize its programming offerings, as are other operators. Changes in the programming offerings begin being communicated to customers in March 2003.

        The removal of the statutory license was only a part of ongoing modifications of Polish Law intended to bring the Polish legal system in line with EU standards. It was not synchronized with a long-overdue overhaul of copyright law, now anticipated in the course of 2003. The new law will be expected to resolve some of the current issues in Polish copyright law (numerous collecting societies, unclear competencies, unreasonable demands) and to bring about general agreement between operators, broadcasters and collecting societies on copyright rates.

LITIGATION AND CLAIMS

        From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon current knowledge and facts, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations.

HBO ARBITRATION

        The Company is involved in a dispute with HBO Communications (UK) Ltd., Polska Programming B.V. and HBO Poland Partners concerning its cable carriage agreement ("Cable Agreement") and its D-DTH carriage agreement ("D-DTH Agreement") for the HBO premium movie channel. With respect to the Cable Agreement, on April 25, 2002, the Company commenced an arbitration proceeding before the International Chamber of Commerce, claiming that HBO was in breach of the "most favored nations" clause thereunder ("MFN") by providing programming to other cable operators in the relevant territory on terms that are more favorable than those offered to the Company. Specifically, the Company contends that its "Service Fee" under the Cable Agreement should not include any minimum guarantees because such minimum guarantees are not required of other cable operators in the relevant territory.

        In its answer in the arbitration, HBO asserted counterclaims against the Company, alleging that the Company was liable for minimum guarantees under the Cable Agreement, and also that the Company was liable for an increase in minimum guarantees under the D-DTH Agreement, based on the fact that UPC Polska merged its D-DTH business with Cyfra+ in December 2001. The Company responded to the counterclaims by (i) denying that it owes any sums for minimum guarantees under the Cable Agreement, in light of the MFN clause, and (ii) by denying that it owes any sums for an increase in minimum guarantees under the D-DTH Agreement, because it has not purchased an equity interest in HBO, a condition on which UPC contends the increase in minimum guarantees is predicated under the D-DTH Agreement. The Company intends to vigorously prosecute its claims and defend against HBO's counterclaims. Given that the actual number of future D-DTH subscribers is unknown, the Company is unable to estimate the extent of the financial impact, if any, on the Company, should HBO prevail on its D-DTH counterclaim.

        The case is currently in arbitration. The parties are in the process of preparing the terms of reference which includes mapping out discovery needs, timing/briefing schedule for future motions, and hearing dates, which will be subject to the approval by arbiters. The Company is unable to predict the outcome of the arbitration process.

THE GROUPE JEAN-CLAUDE DARMON PROCEEDING AGAINST WIZJA TV SP. Z O.O.

        On January 27, 2000, the Groupe Jean-Claude Darmon ("Darmon"), a French company, commenced legal proceedings against Wizja TV Sp. z o.o., a former subsidiary of the Company, and SPN Widzew SSA Sportowa Spolka Akcyjna ("Lodz Football Club") in the Paris Commercial Court

("Tribunal de Commerce de Paris"). UFA Sport has also been joined into this action as a further defendant.

        Wizja TV Sp. z o.o. has been accused of infringing broadcast and advertising rights which Darmon purports to hold. Darmon has accused Wizja TV Sp. z o.o. of interrupting the broadcast signal of the UEFA Cup match on October 21, 1999 between Lodz Football Club and AS Monaco. Darmon seeks damages in the amount of Euro 1,985,000 (approximately $2,081,400) from Wizja Sp. z o.o. The case has been suspended indefinitely as UFA Sport, Sport+, the sport rights division of Canal+ and Darmon merged to become a new sport rights agency. Whilst Wizja TV Sp. z o.o. is no longer a subsidiary of the Company, the Company has provided a full indemnity of any costs Wizja TV Sp. z o.o. may suffer as a consequence of the action.

        Considering the fact that UPC and Canal+ merged their digital platforms in Poland and that Groupe Jean-Claude Darmon also merged with Canal + Sport, the parties decided to suspend the proceedings. Consequently, they asked the Court to register the case at the "parties' roll" ("rôle des parties"). The Court accepted this request at its hearing on October 24, 2001.

        Groupe Jean-Claude Darmon decided to withdraw its suit against UFA Sports GmbH, Wizja TV Sp.z o.o. and the Lodz football club and asked the Court on September 19, 2002 to strike off the roll of the case. Consequently, the Paris Commercial Court did not pass judgment.

ZASP (COPYRIGHTS COLLECTIVE ASSOCIATION).

        The claim was made in the Court on April 9, 2002 by ZASP. ZASP claims payments of copyright and neighboring rights for using artistic performances in cable TV transmission. The Company responded to the court claiming that artistic performances are not entitled to any remuneration and therefore the claim is meritless. Additionally, based on a request from ZASP, the court ordered the Company to disclose information concerning gross revenues accruing to it as of June 1, 1998. The District Court Decision was appealed by the Company on July 2, 2002, based on the same argument as the response to the claim.

        On January 17, 2003 the Appeals Court rejected the Company's appeal and supported the order of the District Court. The Company has not yet received a written Court Statement. The case commenced in District Court and the Company is planning further legal action to dismiss the ZASP claim. On January 23, 2003, the Company brought an additional letter to the Court requesting it to reject the ZASP claim as inadmissible in the civil court jurisdiction in which it was filed. The Company is unable to predict the outcome of the case or estimate the range of potential loss.

RCI CLAIM

        On January 15, 2003, RCI filed a complaint in the Superior Court in New Castle County, Delaware against the Company regarding its default on the Promissory Note due August 28, 2003 in the original principal amount of $10.0 million payable by the Company to RCI. The demand was made for immediate payment in full of the unpaid $6.0 million principal amount of the Promissory Note together with all accrued and unpaid interest at the default rate. The litigation has not been officially served on the Company and is still in its very early stages. The Company has not paid any amounts demanded by RCI, or filed responsive pleadings in the litigation. Likewise, a trial date has not been set and the parties have not yet commenced discovery.

DIVIDEND RESTRICTIONS

        The Company's Polish subsidiaries are only able to distribute dividends to the extent of accounting profit determined in accordance with Polish Accounting Principles. As of December 31, 2002, the Company's Polish subsidiaries have no profit available for distribution as dividends.

22.    CONCENTRATIONS OF BUSINESS AND CREDIT RISK

USE OF TPSA CONDUITS

        The Company's ability to build out its existing cable television networks and to integrate acquired systems into its cable television networks depends on, among other things, the Company's continued ability to design and obtain access to network routes, and to secure other construction resources, all at reasonable costs and on satisfactory terms and conditions. Many of such factors are beyond the control of the Company. In addition, at December 31, 2002, approximately 74% of the Company's cable television plant had been constructed utilizing pre-existing conduits of TPSA. A substantial portion of the Company's contracts with TPSA allows for termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause.

        In addition, some conduit agreements with TPSA provide that cables can be installed in the conduit only for the use of cable television. If the Company uses the cables for a purpose other than cable television, such as data transmission, telephone, or internet access, such use could be considered a violation of the terms of certain conduit agreements, unless this use is expressly authorized by TPSA. There is no guarantee that TPSA would give its approval to permit other uses of the conduits. The Company is currently in the process of introducing internet services to its cable customers and renegotiating certain conduit agreements with TPSA. As of December 31, 2002, the Company believes it was not in material violation under any of its existing conduit agreements.

LIMITED INSURANCE COVERAGE

        While the Company carries general liability insurance on its properties, like many other operators of cable television systems it does not insure the underground portion of its cable television networks. Accordingly, any catastrophe affecting a significant portion of the Company's cable television networks could result in substantial uninsured losses and could have a material adverse effect on the Company.

CREDIT WORTHINESS

        All of the Company's customers are located in Poland. As is typical in this industry, no single customer accounted for more than five percent of the Company's sales in 2002 or 2001. The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could effect the Company's estimate of its bad debts.

23.    SUBSEQUENT EVENTS

        On February 12, 2003, the Company and Canal+ agreed to certain changes to their agreements governing TKP, including a change to TKP's capitalization and the manner in which proceeds from any sale of TKP would be distributed among its shareholders, to retain the original economic structure of the shareholders' investments, following the capitalization. On February 27, 2003, the 30 million Euros loan extended to TKP in February 2002 was repaid to the Company in the principal amount of 30 million Euros (as discussed in note 2) and subsequently contributed by the Company to TKP's paid-in capital, following the shareholders' resolution to increase share capital of TKP. The Company acquired 60,000 registered series C shares at the issue price of 500 Euros each. Canal+ and PolCom contributed together 90 million Euros into paid-in capital on the same date. After the contribution, PTC continued to hold 25% of TKP's shares. As the loan granted to TKP of 30 million Euros was included in the fair market value of the investment in TKP as of December 7, 2001, the above transactions (repayment of the loan to the Company by TKP and further capital contribution of 30 million Euros) have no influence on the valuation of the investment in TKP.

        In February 2003, PCI elected to satisfy and discharge PCI Notes in accordance with the PCI Indenture. On March 19, 2003 the Company deposited with the Indenture trustee funds to be held in trust, sufficient to pay and discharge the entire indebtedness of the PCI Notes plus accrued interest at maturity (November 1, 2003). As a result, PCI has been released from its covenants contained in its Indenture.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Not applicable.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

        The name, age, period of service and position held by each of the Company's executive officers and directors are as follows:

Name	Age	Service Since	Position Held
Management Board:
Simon Boyd	38	January 2002	President, Chief Executive Officer and Director (Principal Executive Officer)
Joanna Nieckarz	35	January 2002	Chief Financial Officer (Principal Financial and Principal Accounting Officer)
Anton Tuijten	41	February 2002	Vice President, General Counsel
Board of Directors:
Simon Boyd	38	February 2002	President, Chief Executive Officer and Director (Principal Executive Officer)
Anton Tuijten	41	September 1999	Director, General Counsel
Walter Eugene Musselman	58	September 1999	Director
Robert Dunn	36	June 2000	Director
Nimrod J. Kovacs	53	September 1999	Director

        Simon Boyd was appointed the Company's President, Chief Executive Officer and Director in January 2002. Prior to this, Mr. Boyd served as the Company's Chief Financial Officer for two years and during the period from 1997 to 1999 Mr. Boyd was a Financial Director of Wizja Sp. z o.o., one of the Company's subsidiaries at that time. In 1996, Mr. Boyd served as Financial Director of Atomic Sp. z o.o., prior to it's acquisition by the Company. Previously, Mr. Boyd held a number of positions at KPMG, initially in the London office and, since 1992, in its Warsaw office. While at KPMG, Mr. Boyd was responsible, among others, for providing audit, acquisition and merger services to a number of communications companies. Mr. Boyd is a UK qualified CPA.

        Joanna Nieckarz was appointed the Company's Chief Financial Officer in January 2002. Previously, since August 2000, she was the Financial Manager of a subsidiary responsible for the Company's cable segment. Before joining the Company's subsidiary, Ms. Nieckarz served as Deputy to the Finance Director of Multimedia, one of the major competitors of the Company. From August 1993 to December 1999, Ms. Nieckarz worked for Price Waterhouse in Warsaw in Audit and Business Advisory Services.

        Anton Tuijten was appointed Director of the Company in September 1999 and in February 2002 he was appointed also General Counsel and Vice President of the Company. Mr. Tuijten joined UPC in September 1998 as Vice President of Legal Services and became General Counsel in May 1999. Mr. Tuijten has been a member of UPC's Board of Management since March 2001. Mr. Tuijten has also served as General Counsel for and a member of the Supervisory Board of Priority Telecom since July 2000 and is an officer of various subsidiaries of UPC. From 1992 until joining UPC, Mr. Tuijten was General Counsel and Company Secretary of Unisource, an international telecommunications company.

        Walter Eugene Musselman was appointed Director of the Company in September 1999. Mr. Musselman became Chief Operating Officer of UPC in April 2000 and a member of the Board of Management in June 2000. Mr. Musselman also serves as an officer and/or director of various direct and indirect subsidiaries of UPC. From December 1995 to September 1997, Mr. Musselman served as Chief Operating Officer of Tevecap S.A., then the second largest Brazilian cable and MMDS company headquartered in Sao Paulo, Brazil. In September 1997, he became Chief Operating Officer of Telekabel Wien, UPC's Austrian subsidiary. Shortly thereafter, he became Chief Executive Officer of Telekabel Wien. In June 1999, Mr. Musselman became President and Chief Operating Officer, UPC Central Europe, with responsibility for UPC's operations in Austria, Hungary, Poland, the Czech Republic, Romania and the Slovak Republic. Except when he was at Tevecap S.A., Mr. Musselman has been with United and its affiliates since 1991.

        Robert Dunn was appointed Director of the Company in June 2000. He joined UPC in May 2000 and was appointed Managing Director of Finance and Accounting. In January 2001, he became Chief Financial Officer of UPC Distribution, the cable television and triple play division of UPC. From May 1997 until May 2000, Mr. Dunn was Group Controller for Impress Packaging Group BV, a pan European metal packaging company. Prior to this date, Mr. Dunn worked with Price Waterhouse, London for nine years from October 1988.

        Nimrod Kovacs was appointed Director of the Company in September 1999. Mr. Kovacs became Executive Chairman of UPC Central Europe in August 1999 and Managing Director of Eastern Europe in March 1998. Mr. Kovacs has been a member of UPC's Board of Management since September 1998 and is a director of various subsidiaries and affiliates of UPC. Mr. Kovacs has served in various positions with UGC Holdings, including President of United Programming, Inc. from December 1996 until August 1999, and President, Eastern Europe Electronic Distribution & Global Programming Group from January to December 1996. Mr. Kovacs has been with United and its affiliates since 1991.

        During the past five years, neither the above executive officers nor any director of the Company has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

        No family relationship exists between any executive officers or members of Board of Directors.

ITEM 11. MANAGEMENT REMUNERATION

        The following table sets forth the compensation for the Company's chief executive officers and most highly compensated officers whose salary and bonus exceeded $100, 000 for the fiscal year 2002 (the "Named Executive Officers"). The information in this section reflects compensation received by the Named Executive Officers for all services performed for the Company and its subsidiaries.

Summary of Annual Compensation(1)

Long-term Compensation Awards Securities Underlying Options
Annual Compensation
Name and position	Year	Salary (USD)	Bonus (USD)	Other Annual Compensation(2) (USD)		All Other Compensation (USD)
Simon Boyd Chief Executive Officer	2002 2001 2000	209,143 159,641 122,702	43,068 65,557 25,750	7,312 5,261 4,358	0 31,236 3,160	0 0 0
Joanna Nieckarz Chief Financial Officer	2002 2001 2000	100,201 76,370 29,127	38,754 3,596 0	9,355 6,778 3,597	0 0 0	0 0 0

(1)
Compensation amounts were converted from Polish zloty to U.S. dollars using the average exchange rate of National Bank of Poland of PLN 4.0789 for 2002, PLN 4.0956 for 2001 and PLN 4.3563 for 2000.

(2)
Other compensation includes expenses related to Polish statutory social security and health care coverage.

        Mr. Tuijten does not receive compensation for his services as Vice President and General Counsel of the Company, although he receives compensation for his services to UPC.

        Members of the Company's Board of Directors do not receive any remuneration for their services as Directors of the Company.

        The Company does not have its own stock option plan however the Company's management and key employees are entitled to participate in UPC's Stock Option Plan. Based on this plan, the Supervisory Board of UPC may grant, on an annual basis, stock options to UPC's employees and employees of UPC's subsidiaries. During 2002 there were no stock options granted to the Company's executive officers and/or other employees, nor did any executive officers or employees of the Company exercise any outstanding options. UPC's stock options granted to the Named Executive Officers are summarized in table below; however as at December 31, 2002 none of these options have any realizable value.

Name and position	Option date	Option Price (EUR)	Number of Options Outstanding	Number of Options Exercisable
Simon Boyd Chief Executive Officer	April 2001 April 2000	5.20 44.22	31,236 3,160	13,015 2,106

AGREEMENTS WITH MANAGEMENT BOARD MEMBERS

        Simon Boyd.    On January 1, 2002, UPC Polska Inc. entered an agreement with Mr. Simon Boyd as Chief Executive Officer and Managing Director/Board Chairman of Management for a period of four years. Effective from December 1, 2002 all rights and obligations resulting from the mentioned contract were assumed by Poland Communication Inc. Under the contract, base gross annual salary is $190,000. Mr. Boyd receives in lieu of contribution to a pension plan, the amount of 10% of base gross annual salary per month. The agreement also provides for an annual performance bonus in an amount up to 30% of the gross salary, based on measurement against targets, quantification of the amount, being made at the discretion of the Company. The employee qualifies for the Company's stock option plan in accordance with the terms and condition of the plan. The agreement also provides for reimbursement to the employee of all business travel expenses. The agreement may be terminated for any reason upon 12-month written notice.

        Joanna Nieckarz.    On January 1, 2002, UPC Telewizja Kablowa Sp. z o.o., the Company's subsidiary entered into a new agreement in connection with Ms. Joanna Nieckarz`s appointment as Chief Financial Officer. Subsequently, Ms. Nieckarz became a member of the Company's Board of Management. Ms. Nieckarz`s employment contract has been concluded for indefinite period. The contract may be terminated upon notice by one of the parties with observance of the period of notice (termination by 6-month notice). Under the contract, Ms. Nieckarz`s base salary is $100,000 per year. The agreement also provides for an annual bonus of up to 30% of the employee's gross annual salary, based on achievement of performance related goals and fulfillment of the objectives. The bonus shall not be paid before the end of April following the drawing up of the Company's balance sheets of the previous accounting period. Ms. Nieckarz is also entitled to MBA tuition reimbursement of up to $10,000.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

        Pursuant to U.S. Law, each of the Company's officers and each member of Board of Directors is responsible to the Company for the proper performance of his or her assigned duties. The Company's Certificate of Incorporation provides that:

  •
  the Directors of the Company shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware,

  •
  A Director of the Company shall under no circumstances have any personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those breaches and acts or omissions with respect to which the General Corporation Law of the State of Delaware expressly provides that this provision shall not eliminate or limit such personal liability of Directors, and

  •
  The Company shall indemnify each Director and Officer of the Company to the fullest extent permitted by applicable law.

        This indemnification will generally not apply if the person seeking indemnification is found to have acted with gross negligence or willful misconduct in the performance of his or her duty to the Company, unless the court in which the action is brought determines that indemnification is otherwise appropriate.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The Company is owned in 100% by UPC Telecom B.V. The Company's executive officers and Directors do not possess any voting securities of the Company and/or its subsidiaries.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company's subsidiaries have entered into employment agreements with the Company's Chief Executive Officer and Chief Financial Officer, as described in detail in Item 11. The Company and/or its subsidiaries do not have any other agreements and/or transactions signed with its executive officers or members of Board of Directors.

        During the ordinary course of business, the Company enters into transactions with related parties. The principal related party transactions are described below.

CALL CENTER AND IT REVENUE

        During the year 2002 the Company provided certain call center services to TKP in connection with Canal + merger transaction. The total revenue from these services amounted to $1,856,000 for the year ended December 31, 2002.

        Additionally, the Company has provided to TKP certain IT services for D-DTH subscriber data migration to TKP's DTH platform. The total revenue from these services amounted to $247,000 for the year ended December 31, 2002.

        These revenues were generated primarily in first half of 2002 and the Company does not expect that any additional services will be provided to TKP to generate such revenue in the future.

OTHER REVENUE

        Commencing April 2002, the Company has provided certain IT services relating to a subscribers management system to other Central European affiliates of UPC. The total revenue from these services amounted to $527,000 for the year ended December 31, 2002. This revenue is earned on a "cost plus" basis and the Company expects to continue providing these services.

        In 2001 and 2000 Company also provided certain programming and broadcast services to UPC's affiliates. The total revenue from these services amounted to $3,305,000 and $12,469,000 for the year ended December 31, 2001 and 2000, respectively. The amounts receivable in relation to these services were $0 as of December 31, 2001. The Company did not provide this type of services in 2002.

DIRECT OPERATING EXPENSES CHARGED BY AFFILIATES

        Certain of the Company's affiliates have provided programming to the Company. The Company incurred programming fees from these affiliates of $1,136,000, $5,756,000 and $1,800,000 for the years ended December 31, 2002, 2001 and 2000.

        The Company was also provided with Canal+ Multiplex programming by TKP. The total cost related to this service amounted to $531,000 for the year ended December 31, 2002. There were no such costs during 2001 and 2000.

        The Company has incurred direct costs related to internet services from its affiliates amounting to $1,589,000, $1,716,000 for the years ended December 31, 2002 and 2001, respectively.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

        UPC and its affiliates provide the Company with services such as legal services, negotiation of contracts with programmers, financial reporting assistance, investor relations, corporate communications, information technology, equipment procurement and facilities. UPC allocates to the Company the Company's proportionate share of such costs for these services based on the Company's revenues. Taking into account the relative size of its operating companies and their estimated use of UPC resources, the allocation may be adjusted in the future. During the years ended December 31, 2002, 2001 and 2000 UPC charged the Company with $5,797,000, $10,290,000 and $5,190,000 respectively. The above charges are reflected as a component of selling, general and administration expenses in the consolidated statements of operations.

NOTES PAYABLE TO UPC AND ITS AFFILATES

        The Company was indebted to UPC and its affiliate in the following amounts.

	As of December 31, 2002	As of December 31, 2001	Interest rate %	Repayment terms	Lender
	(in thousands of U.S.dollars)
Master Loan	$243,926	$241,920	11%	by July 30, 2009	UPC Telecom B.V.
Subordinated Master Loan	199,506	184,979	11%	by July 30, 2009	UPC Telecom B.V.
Qualified Loan	14,942	17,580	11%	by May 25, 2007	Belmarken Holding B.V.

Total	$458,374	$444,479

        During 2002, the Company incurred interest expense in relation to the loans payable to UPC and its affiliates of $41,414,000 as compared to $44,331,000 in 2001 and $29,268,000 in 2000.

OTHER TRANSACTIONS

        In June 2002 Wizja TV BV, the Company's subsidiary, sold 28,600 D-DTH decoders for $3,918,200 to one of UPC's subsidiaries in Hungary. As of December 31, 2002 the Company had still a receivable due from UPC's affiliate in respect of these decoders of $3.2 million; however, subsequently in February 2003 further $2.9 million was repaid to the Company.

ITEM 14. CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

        The Company's management team continues to review the Company's disclosure controls and procedures (as defined in Rule 13a-14(c) of the Securities Exchange Act of 1934 (the "Exchange Act") and the effectiveness of those disclosure controls and procedures. Within the 90 days prior to the date of this Annual Report on Form 10-K for the fiscal year ended December 31, 2002, the Company conducted an evaluation, under the supervision of, and with the participation of, the Company's management, including the President and the Chief Executive Officer and the Chief Financial Officer of the Company, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Rule 13a-14 of the Exchange Act. Based upon that evaluation, the President and Chief Executive Officer and the Chief Financial Officer of the Company each concluded that the Company's disclosure controls and procedures are effective.

CHANGES IN INTERNAL CONTROLS

        There were no significant changes in the Company's internal controls or in other factors which could significantly affect the Company's internal controls subsequent to the date of their evaluation, nor were there any significant deficiencies or material weaknesses in the Company's internal controls. As a result, no corrective actions were required or taken.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(A) Financial statements and schedules.

        The financial statements as set forth under Item 8 of this report on Form 10-K are incorporated herein by reference. Financial statement schedules have been omitted since they are either not required, not applicable, or the information is otherwise included.

(B) Reports On Form 8-K

        The Company filed the following Current Reports on Form 8-K during the fiscal quarter ended December 31, 2002:

        None.

(C) Exhibit Listing

3(i)	Amended and Restated Certificate of Incorporation of UPC Polska, Inc. dated March 7, 2002 (incorporated by reference to Exhibit 3(ii) of the Company's Annual Report on Form 10-K, filed on April 4, 2002).
3(ii)	Amended and Restated By-Laws of UPC Polska, Inc., dated January 2000 (incorporated by reference to Exhibit 3(ii) of the Company's Annual Report on Form 10-K, filed on April 2, 2001).
4.1
Indenture dated as of July 14, 1998, between the Company and Bankers Trust Company relating to the 14 1/2% Senior Discount Notes due 2008 and 14 1/2% Series B Senior Discount Notes 2008 (incorporated by reference to Exhibit 4.11 of the Company's Registration Statement on Form S-4, filed on August 5, 1998).
4.2
Indenture dated as of January 20, 1999 between the Company and Bankers Trust Company relating to UPC Polska, Inc. Series C Senior Discount Notes due 2008 (incorporated by reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K, filed on April 2, 2001).
4.3
Indenture dated as of January 27, 1999 between the Company and Bankers Trust Company relating to UPC Polska, Inc. 14 1/2% Senior Discount Notes due 2009 and its 14 1/2% Series B Senior Discount Notes due 2009 (incorporated by reference to Exhibit 4.2 of the Company's Annual Report on Form 10-K, filed on April 2, 2001).
10.1
Shareholders agreement, dated as of August 10, 2001, by and among the Company, UPC, Canal+, Polska Telewizja Cyfrowa TV Sp. z o.o. ("PTC") and Telewizyjna Korporacja Partycypacyjna S.A. ("TKP") (incorporated by reference to Exhibit 2.2 of the Company's Current Report on Form 8-K, filed on December 21, 2001).
10.2
Contribution and Subscription Agreement, dated as of August 10, 2001, by and among the Company, UPC, Canal+, PTC and TKP (incorporated by reference to Exhibit 2.3 of the Company's Current Report on Form 8-K, filed on December 21, 2001).
10.3
Closing Agreement, dated as of December 7, 2001, by and among the Company, Canal+, PTC and TKP (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K, filed on December 21, 2001).
10.4
Form of Qualified Loan Agreement dated July 31, 2001, between Belmarken Holding B.V. and the Company (incorporated by reference to Exhibit 10.4 of the Company's Annual Report on Form 10-K, filed on April 4, 2002).

10.5
Subordination of right to receive payments under Securities issued pursuant to the Indentures upon a liquidation of UPC Polska, Inc. dated August 20, 2001, by UPC (incorporated by reference to Exhibit 10.5 of the Company's Annual Report on Form 10-K, filed on April 4, 2002).
10.6	Form of Master (Loan) Agreement dated May 24, 2001, between UPC and the Company (incorporated by reference to Exhibit 10.6 of the Company's Annual Report on Form 10-K, filed on April 4, 2002).
10.7
Form of Subordinated Master (Loan) Agreement dated December 31, 1999, between UPC and the Company (incorporated by reference to Exhibit 10.7 of the Company's Annual Report on Form 10-K, filed on April 4, 2002).
10.8
Amendment Agreement to the Subordinated Master (Loan) Agreement dated March 26, 2002, between UPC and the Company (incorporated by reference to Exhibit 10.8 of the Company's Annual Report on Form 10-K, filed on April 4, 2002).
11	Statement re computation of per share earnings (contained in note 15 to Consolidated Financial Statements in this Annual Report on Form 10-K)
99.1	Certification pursuant to 18 U.S.C. Section 1350

        No annual report or proxy material is being sent to security holders.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

UPC POLSKA, INC.

Simon Boyd President and Chief Executive Officer

        In accordance with the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates stated.

Name	Title	Date

Simon Boyd	President, Chief Executive Officer and Director (Principal Executive Officer)	March 28, 2003
Joanna Nieckarz	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	March 28, 2003
Walter Eugene Musselman	Director	March 28, 2003
Anton Tuijten	Director	March 28, 2003
Robert Dunn	Director	March 28, 2003
Nimrod J. Kovacs	Director	March 28, 2003

CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

        I, Simon Boyd, Chief Executive Officer of the registrant, certify that:

  1.
  I have reviewed this annual report on Form 10-K of UPC Polska, Inc.

  2.
  Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

  4.
  The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

  a.
  designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

  b.
  evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filling date of this annual report (the "Evaluation Date"); and

  c.
  presented in this annual report our conclusion about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

  5.
  The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

  a.
  all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

  b.
  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

  6.
  The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal control subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 28, 2003

/s/ SIMON BOYD
Name:	Simon Boyd
Title:	President And Chief Executive Officer

CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

        I, Joanna Nieckarz, Chief Financial Officer of the registrant, certify that:

  1.
  I have reviewed this annual report on Form 10-K of UPC Polska, Inc.

  2.
  Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

  4.
  The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

  a.
  designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

  b.
  evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filling date of this annual report (the "Evaluation Date"); and

  c.
  presented in this annual report our conclusion about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

  5.
  The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

  a.
  all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

  b.
  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

  6.
  The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal control subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 28, 2003

/s/ JOANNA NIECKARZ
Name:	Joanna Nieckarz
Title:	Chief Financial Officer

EXHIBIT 99.1

UPC POLSKA, INC.
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        In connection with the Annual Report of UPC Polska, Inc. (the "Company") on Form 10-K for the period ending December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), we, Simon Boyd and Joanna Nieckarz, Chief Executive Officer and Chief Financial Officer of the Company, respectively, each certify, pursuant to U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

          (1)   The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2)   The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

March 28, 2002

/s/ SIMON BOYD
Simon Boyd Chief Executive Officer
/s/ JOANNA NIECKARZ
Joanna Nieckarz Chief Financial Officer

Annex C

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 10-Q

(Mark One)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003
OR
☐ TRANSITION REPORT PURSUANT TO THE SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT 1934
FROM THE TRANSITION PERIOD FROM TO

COMMISSION FILE NUMBER 000-22877

UPC POLSKA, INC.
(DEBTOR-IN-POSSESSION AS OF JULY 7, 2003)
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation of Organization)	06-1487156 (I.R.S. Employer Identification No.)
4643 ULSTER STREET SUITE 1300 DENVER, COLORADO (Address of Principal Executive Offices)	80237 (Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (303) 770-4001

        Indicate by check ☒ whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

The number of shares outstanding of UPC Polska, Inc.'s common stock as of June 30, 2003, was:

Common Stock 1,000

UPC POLSKA, INC.
FORM 10-Q INDEX
FOR QUARTERLY PERIOD ENDED JUNE 30, 2003

2

PART I FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

UPC POLSKA, INC.
CONSOLIDATED BALANCE SHEETS
(STATED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)
(UNAUDITED)

ASSETS

	JUNE 30, 2003	DECEMBER 31, 2002
Current assets:
Cash and cash equivalents	$101,708	$105,646
Restricted cash (note 2)	15,685	—
Trade accounts receivable, net of allowance for doubtful accounts of $2,758 in 2003 and $2,878 in 2002	8,206	7,742
VAT receivable	592	1,359
Prepayments	680	530
Due from the Company's affiliates	1,694	4,013
Other current assets	193	200

Total current assets	128,758	119,490

Property, plant and equipment:
Cable system assets	177,587	178,634
Construction in progress	1,838	840
Vehicles	1,894	2,230
Office, furniture and equipment	14,685	13,822
Other	9,928	10,044

	205,932	205,570
Less accumulated depreciation	(97,167)	(84,822)

Net property, plant and equipment	108,765	120,748
Inventories	3,110	3,355
Intangible assets, net (note 5)	1,007	1,608
Investments in affiliated companies	3,277	3,277

	$116,159	$128,988

Total assets	$244,917	$248,478

See accompanying notes to unaudited consolidated financial statements.

3

UPC POLSKA, INC.
CONSOLIDATED BALANCE SHEETS
(STATED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)
(UNAUDITED)

LIABILITIES AND STOCKHOLDER'S DEFICIT

	JUNE 30, 2003	DECEMBER 31, 2002
Current liabilities:
Accounts payable and accrued expenses	$27,905	$24,582
Due to UPC and its affiliates (note 6)	7,025	3,663
Accrued interest	237	237
Deferred revenue	4,878	4,575
Notes payable and accrued interest to UPC and its affiliates (notes 2 and 6)	480,986	458,374
Current portion of long term notes payable (notes 2, 6 and 8)	496,338	20,509

Total current liabilities	1,017,369	511,940

Long-term liabilities:
Notes payable (notes 2 and 8)	—	444,767

Total liabilities	1,017,369	956,707

Commitments and contingencies (note 7)
Stockholder's deficit:
Common stock, $.01 par value; 1,000 shares authorized, issued
and outstanding as of June 30, 2003 and December 31, 2002	—	—
Paid-in capital	933,151	933,151
Accumulated other comprehensive loss	(8,603)	(6,671)
Accumulated deficit	(1,697,000)	(1,634,709)

Total stockholder's deficit	(772,452)	(708,229)

Total liabilities and stockholder's deficit	$244,917	$248,478

See accompanying notes to unaudited consolidated financial statements.

4

UPC POLSKA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(STATED IN THOUSANDS OF U.S. DOLLARS)
(UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2003	2002	2003	2002
Revenues (note 6)	$21,471	$20,654	$42,319	$40,637
Operating expenses:
Direct operating expenses (note 6)	7,891	10,397	18,642	20,743
Selling, general and administrative expenses (note 6)	7,039	7,544	12,442	14,405
Depreciation and amortization	7,508	7,403	14,656	14,553
Estimated losses from litigation and claims (note 7)	8,000	—	8,000	—

Total operating expenses	30,438	25,344	53,740	49,701

Operating loss	(8,967)	(4,690)	(11,421)	(9,064)
Interest and investment income, third party	386	1,296	3,118	2,210
Interest expense, third party	(16,153)	(15,013)	(31,901)	(29,024)
Interest expense, UPC and its affiliates (note 6)	(11,368)	(11,761)	(22,612)	(23,840)
Share in results of affiliated companies	—	(10,821)	—	(18,387)
Foreign exchange gain, net	4,618	13,224	58	7,064
Non-operating income/(expense), net	(1)	(291)	521	(406)

Loss before income taxes	(31,485)	(28,056)	(62,237)	(71,447)
Income tax expense	—	(23)	(54)	(89)

Net loss before cumulative effect of accounting change	(31,485)	(28,079)	(62,291)	(71,536)
Cumulative effect of accounting change, net of taxes	—	—	—	(370,966)
Net loss applicable to holders of common stock	$(31,485)	$(28,079)	$(62,291)	$(442,502)

See accompanying notes to unaudited consolidated financial statements.

5

UPC POLSKA, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(STATED IN THOUSANDS OF U.S. DOLLARS)
(UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2003	2002	2003	2002
Net loss	$(31,485)	$(28,079)	$(62,291)	$(442,502)
Other comprehensive income/(loss):
Translation adjustment	(440)	8,819	(1,932)	(5,858)

Comprehensive loss	$(31,925)	$(19,260)	$(64,223)	$(448,360)

See accompanying notes to unaudited consolidated financial statements.

6

UPC POLSKA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(STATED IN THOUSANDS OF U.S. DOLLARS)
(UNAUDITED)

	SIX MONTHS ENDED JUNE 30, 2003	SIX MONTHS ENDED JUNE 30, 2002
Cash flows from operating activities:
Net loss	$(62,291)	$(442,502)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,656	14,553
Amortization of notes payable discount and issue costs	31,063	26,853
Share in results of affiliated companies	—	18,387
Gain on disposal of property, plant and equipment	(81)	—
Cumulative effect of accounting change, net of income taxes	—	370,966
Unrealized foreign exchange (gains)/losses	580	(6,214)
Other	(192)	49
Changes in operating assets and liabilities:
Restricted cash	(15,685)	25,989
Trade accounts receivable	(586)	3,832
Other current assets	678	70
Accounts payable and accrued expenses	3,500	(25,449)
Due to TKP	—	(25,989)
Deferred revenue	375	506
Interest payable to UPC and its affiliates	22,612	23,839
Due to UPC and its affiliates	2,319	8,996
Due from UPC and its affiliates	468	5,379

Net cash used in operating activities	(2,584)	(735)

Cash flows from investing activities:
Construction and purchase of property, plant and equipment	(4,149)	(2,438)
Purchase of intangible assets	(154)	(29)
Proceeds from sale of fixed assets	3,022	—
Purchase of minority interest adjustment	—	659

Net cash used in investing activities	(1,281)	(1,808)

Cash flows from financing activities:
Repayment of loans from UPC and its affiliates	—	(4,150)
Repayment of notes payable	—	(7,204)

Net cash used in financing activities	—	(11,354)

Net decrease in cash and cash equivalents	(3,865)	(13,897)
Effect of exchange rates on cash and cash equivalents	(73)	9,102
Cash and cash equivalents at beginning of period	105,646	114,936

Cash and cash equivalents at end of period	$101,708	$110,141

Supplemental cash flow information:
Cash paid for interest	$748	$1,366

Cash paid for income taxes	$54	$45

See accompanying notes to unaudited consolidated financial statements.

7

UPC POLSKA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE AND THE SIX MONTHS ENDED JUNE 30, 2003

(UNAUDITED)

1.     GENERAL

        UPC Polska, Inc. (previously @Entertainment, Inc.) is a Delaware corporation which was established in May 1997. UPC Polska, Inc. succeeded Poland Communications, Inc. ("PCI") as the group holding company to facilitate an initial public offering of stock in the United States and internationally (the "IPO"). PCI was founded in 1990 by David T. Chase, a Polish-born investor. On August 6, 1999, United Pan-Europe Communications N.V. ("UPC") acquired all of the outstanding shares of UPC Polska, Inc. Until December 2, 2002, UPC Polska, Inc. was wholly owned by UPC. On December 2, 2002, UPC transferred all issued shares in the capital of UPC Polska, Inc. to UPC's wholly owned subsidiary, UPC Telecom B.V. ("UPC Telecom"). UPC also assigned to UPC Telecom all of the UPC Polska Senior Discount Notes due 2009, UPC Polska Series C Discount Notes due 2008 and UPC Polska Senior Notes due 2008 (collectively, the "UPC Polska Notes"), previously owned by UPC, and all rights and obligations arising from loan agreements between UPC Polska Inc. and UPC. References to "UPC" mean United Pan-Europe Communications N.V. References to "UPC Telecom" mean UPC Telecom B.V. References to the "Company" or "UPC Polska" mean UPC Polska, Inc.

2.     GOING CONCERN AND LIQUIDITY RISKS

        These unaudited consolidated financial statements have been prepared on a going concern basis. Due to the large capital investment required for the construction and acquisition of the cable networks, acquisition of programming rights and the administrative costs associated with commencing D-DTH and programming operations, the Company has incurred substantial debt and significant operating losses since inception. There is a substantial uncertainty whether UPC Polska's sources of capital, working capital and projected operating cash flow would be sufficient to fund the Company's expenditures and service the Company's indebtedness over the next years. Accordingly, there is substantial doubt regarding the Company's ability to continue as a going concern. UPC Polska's ability to continue as a going concern is dependent on (i) the Company's ability to restructure its outstanding indebtedness to third parties and affiliates and (ii) the Company's ability to generate the cash flows required to enable it to maintain the Company's assets and satisfy the Company's liabilities, in the normal course of business, at the amounts stated in the consolidated financial statements. The report of the Company's independent accountant, KPMG Polska Sp. z o.o., on the Company's consolidated financial statements for the year ended December 31, 2002, includes a paragraph that states that the Company has suffered recurring losses from operations and has a negative working capital and a net capital deficiency that raises substantial doubt about the Company's ability to continue as a going concern.

        Several of the Company's Polish subsidiaries have statutory shareholders' equity less than the legally prescribed limits because of accumulated losses. As required by Polish law, the management of these companies will have to make decisions on how to increase the shareholders' equity to be in compliance with the Polish Commercial Code. The Company is currently considering several alternatives, including the conversion of intercompany debt into equity, in order to resolve these deficiencies.

THE PLAN OF REORGANIZATION

        In order to address financial issues facing the Company, on July 7, 2003, the Company filed a voluntary petition for relief under Chapter 11 ("Chapter 11") of the United States Bankruptcy Code (the "U.S. Bankruptcy Code"), and on July 8, 2003, the Company filed a pre-negotiated plan of reorganization ("Plan of Reorganization"), with the United States Bankruptcy Court for the Southern District of New York (the "U.S. Bankruptcy Court") (Case No. 03-14358) and on July 28, 2003, the

8

Company filed a disclosure statement ("Disclosure Statement") with the U.S Bankruptcy Court. The Plan of Reorganization was filed jointly by the Company and the UPC Telecom's subsidiary UPC Polska Finance, Inc. ("Polska Finance"). During the pendency of the bankruptcy proceedings, the Company remains in possession of its properties and assets and the management of the Company continues to operate the business of the Company as debtor-in-possession. As a debtor-in-possession, the Company is authorized to operate the business of the Company, but may not engage in transactions outside the ordinary course of business without approval of the Bankruptcy Court.

        The Plan of Reorganization contemplates a restructuring of the Company's balance sheet, including the following principal terms:

  •
  third party holders of the UPC Polska Notes (excluding UPC Telecom) will receive $80.0 million in cash and $60.0 million in new 9.0% Senior Notes due 2006 (the "New Senior Notes") co-issued by the Company and Polska Finance, in exchange for the outstanding UPC Polska Notes held by such persons;

  •
  UPC Telecom and two other subsidiaries of UPC, Belmarken Holding B.V., ("Belmarken") and UPC Operations B.V. will receive $15.0 million in cash and 100% of the newly issued common stock of reorganized UPC Polska, Inc. in exchange for the cancellation of all of the loans and affiliated debt of UPC Polska and all of the UPC Polska Notes held by UPC Telecom; and

  •
  holders of all allowed general unsecured claims, including Reece Communications, Inc. ("RCI"), as holder of a $6.0 million principal amount of note issued by UPC Polska (the "RCI Note") will receive the amount of cash and New Senior Notes per $1,000 claim amount of each allowed general unsecured claim against the Company which is equal to the amount of cash and New Senior Notes per $1,000 claim amount payable to holders of UPC Polska Notes (other than the UPC Telecom owned UPC Polska Notes).

        Consummation of the Plan of Reorganization is subject to various conditions.

        Upon completion of the proposed recapitalization of the Company, the New Senior Notes are expected to be the only long-term debt of the Company.

        As a result of the Company's filing for relief under Chapter 11, all the Company's outstanding debt became due and payable. The Company is entitled to various protections under the U.S. Bankruptcy Code, including an automatic stay, which subject to certain exceptions, prohibits creditors from taking actions to collect or enforce claims against the Company during the pendency of the Chapter 11 proceedings.

        For more information about the Plan of Reorganization and restructuring of UPC Polska, please see the Disclosure Statement which was filed as an exhibit to the Company's Form 8-K, dated July 28, 2003.

        The accompanying pre-petition consolidated financial statements as of and for the period ended June 30, 2003 have been prepared on a going concern basis. As a result of entering into the Chapter 11 proceedings on July 7, 2003, the Company's consolidated financial statements during the restructuring process will be prepared in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7") and the Company will continue to apply generally accepted accounting principles as a going concern which assumes the realization of assets and the payment of liabilities in the ordinary course of business. SOP 90-7 requires that pre-petition liabilities that are subject to compromise be adjusted to amounts expected to be allowed as claims in the Chapter 11 case and segregated in the Company's balance sheet as "Liabilities

9

Subject to Compromise". This SOP also requires that interest expense be reported only to the extent that it will be paid during the bankruptcy proceedings or to the extent that it is an allowed claim. In addition, revenues, expenses, realized gains and losses, and provisions for losses resulting from the restructuring will be reported separately as reorganization items in the statements of operations.

AGREEMENT FOR RESTRUCTURING

        In the fourth fiscal quarter of 2002, certain of the Company's main creditors, including UPC and its affiliates, UPC Telecom and Belmarken, and certain other holders of the UPC Polska Notes, engaged in discussions about the restructuring of the Company's indebtedness. In early 2003, the Company directly and through its advisors started discussions with representatives of, among others, UPC Telecom, Belmarken and a group of holders of the UPC Polska Notes regarding the terms of the restructuring.

        Continuing into the second fiscal quarter of 2003, the Company held further discussions with representatives of UPC Telecom, Belmarken and certain holders of the UPC Polska Notes about the process for, and the terms of, a recapitalization of the Company and a restructuring of the Company's indebtedness. These discussions culminated in the execution, on June 19, 2003, of a restructuring agreement (the "Restructuring Agreement"), which was extended to an additional creditor on July 2, 2003. The Restructuring Agreement provides for a restructuring substantially on the same terms contained in the Plan of Reorganization.

        In the Restructuring Agreement, the parties agreed to implement the proposed restructuring through a plan of reorganization under Chapter 11. UPC Telecom and Belmarken and the participating noteholders also agreed subject to terms and conditions of a Restructuring Agreement, to vote their claims in favor of the Plan of Reorganization. As of the date of this filing, the participating noteholders (excluding UPC Telecom) represented approximately 75% of all outstanding UPC Polska Notes held by third parties that are not affiliates of the Company (approximately 17% of all outstanding UPC Polska Notes are held by UPC Telecom).

        The restructuring contemplated by the Restructuring Agreement is subject to various closing conditions.

SUMMARY OF STATUS OF THE RESTRUCTURING

        As of the date of filing of this Quarterly Report on Form 10-Q, the restructuring has not been completed, nor has the Plan of Reorganization been confirmed by the U.S. Bankruptcy Court. The Company presently expects that the Plan of Reorganization will become effective and the restructuring will be completed by the end of 2003.

        If the Company is not able to complete the restructuring contemplated by the Plan of Reorganization, the Company might be required to liquidate or take other restructuring actions. These may have a greater adverse effect on the Company's financial condition and results of operations and the value of its debt than the restructuring contemplated by the Plan of Reorganization.

        BACKGROUND TO RESTRUCTURING

        During 2001, the Company reviewed its long term plan for all segments of its operations and identified businesses which were profitable on an operating profit basis and businesses which required extensive additional financing to become profitable. The Company also assessed its ability to obtain additional financing on terms acceptable to it. These reviews resulted in a determination that, as of that point, the Company's only profitable business on an operating profit basis was cable television and it

10

could not provide further financing to its D-DTH and programming businesses. As a result, the Company changed its business strategy towards its operating segments. The Company decided to dispose of its D-DTH and programming businesses and revised its business strategy for cable television from aggressive growth to a focus on achievement of positive cash flow.

        Even after the disposal of its D-DTH and programming businesses, the Company faced substantial financial issues. The Company had substantial payment obligations on its third party and affiliated company debt commencing in 2004, as well as significant commitments under operating leases and programming rights. Under the contractual terms of the UPC Polska Notes, interest payments aggregate to approximately $50.8 million per annum in 2004 and approximately $69.2 million per annum in 2005 and thereafter. At June 30, 2003, the unpaid accrued and capitalized interest owing to UPC Telecom and Belmarken aggregated to $140.4 million.

        In prior years, UPC and Belmarken permitted the Company to defer payment of interest due from the Company. In addition, UPC Telecom and Belmarken have agreed to permit such deferral until the earlier of (A) April 1, 2004 or (B) the occurrence of any other event of default under any of the Company's loans from UPC Telecom or Belmarken, or any acceleration of debts in excess of $15.0 million under any agreement evidencing debt of the Company. Under the Indentures governing the UPC Polska Notes and the agreements governing the loans payable to UPC Telecom and Belmarken, the Company's filing of a voluntary petition for relief under Chapter 11 on July 7, 2003 created an event of default. Consequently, waivers received from UPC Telecom and Belmarken expired on July 7, 2003. Due to this fact, the entire indebtedness of the Company, has been classified as a short-term liability as of June 30, 2003.

        In February 2003, PCI elected to satisfy and discharge the Poland Communications Notes ("PCI Notes") in accordance with the Indenture governing PCI Notes (the "PCI Indenture"). On March 19, 2003, the Company deposited with the PCI Indenture trustee $15.8 million, an amount to be held in trust and sufficient to pay and discharge the entire indebtedness of the PCI Notes plus accrued interest at maturity (November 1, 2003). Since PCI is not a party to the Plan of Reorganization, PCI's obligation to pay the PCI Notes as described above are not affected by the Chapter 11 case. On the Company's consolidated balance sheet as of June 30, 2003, restricted cash of $15.7 million includes $15.1 million held in an escrow account with the PCI Indenture trustee. As a result of the discharge of the PCI Notes, PCI has been released from its covenants contained in the PCI Indenture. The remaining part of restricted cash is a deposit held as a collateral for guarantee for the rent of the Company's office space.

        The RCI Note bears interest of 7% per annum and matures in August 2003. UPC is the guarantor of the note. Since an event of default occurred under UPC's indentures, which was not cured or waived within the applicable grace period, a cross-default occurred under the RCI Note. As a result, RCI had the right to receive interest at the default rate of 12% per annum and to accelerate the repayment of the RCI Note. On January 15, 2003, RCI filed a complaint in the Superior Court in New Castle County, Delaware against the Company regarding its default on the RCI Note. The demand was made for immediate payment in full of the unpaid $6.0 million principal amount of the RCI Note together with all accrued and unpaid interest at the default rate. The litigation was formally served on January 29, 2003. On February 25, 2003, a default judgment was entered against the Company in the amount of $6,110,465.60 (representing the outstanding principal and accrued interest from January 1, 2003 through February 25, 2003) plus an unidentified amount for "all other costs of this action". The Company has not paid any amounts demanded by RCI, or filed responsive pleadings in the litigation. RCI started at the end of June 2003 a procedure in the District Court of Warsaw to enforce the default

11

judgment. Since UPC Polska filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code, this procedure is covered by an automatic stay and the judgment will be covered by the Chapter 11 process.

        The Company, since its acquisition by UPC, has relied completely on funding from its shareholder UPC and UPC's affiliates. The Company believes it will not be able to obtain significant funding from UPC in the foreseeable future. UPC has reviewed its funding requirements and possible lack of access to debt and equity capital in the near term and has modified its business and funding strategies. As a result of its financial circumstances, on December 3, 2002, UPC filed a petition for the relief under Chapter 11 of the U.S. Bankruptcy Code and a petition for a moratorium on payment and for a plan of compulsory composition (Akkoord) under Dutch Bankruptcy law. The Company understands that UPC expects the restructuring contemplated by the Chapter 11 and Akkoord plans to be completed promptly after applicable appeal periods and procedures have been completed. However, the Chapter 11 and Akkoord proceedings are not yet final. An appeal has been made to the Dutch Supreme Court in respect of the Akkoord, and consummation of the restructuring contemplated by the Chapter 11 and Akkoord plans is subject to various conditions. Accordingly, the Company cannot make any assurance that these conditions will be satisfied or that UPC's restructuring will be consummated.

        Although the Company had anticipated being able to rely on UPC to meet its payment obligations, given UPC's liquidity concerns and funding limitations, the Company is not certain that it will receive the necessary (or any) financing from UPC, even if UPC's restructuring is consummated. Accordingly, in order to continue its operations, the Company believes it needs to restructure its outstanding indebtedness to UPC Telecom, Belmarken, RCI and the holders of the UPC Polska Notes. If the Company is unable to successfully restructure its debt in accordance with the Plan of Reorganization or rely on UPC for financial support, it will have to meet its payment obligations with cash on hand, funds obtained from public or private debt and bank financing or any combination thereof, or to consider liquidation or other restructuring actions. However, the Company has limited sources of funding available to it outside of its operating cash flows.

3.     MERGER OF D-DTH BUSINESS

        On August 10, 2001, the Company, UPC and Group Canal+ S.A. ("Canal+"), the television and film division of Vivendi Universal, announced the signing of a Shareholder Agreement and Contribution and Subscription Agreement ("Definitive Agreements") to merge their respective Polish digital satellite direct-to-home ("D-DTH") platforms, as well as the Canal+ Polska premium channel, to form a common Polish D-DTH platform (the "Canal+ merger"). The transaction contemplated by such agreements was consummated on December 7, 2001. As part of the transaction, the Company, through its affiliate Polska Telewizja Cyfrowa Wizja TV Sp. z o.o. ("PTC"), contributed Wizja TV Sp. z o.o. and UPC Broadcast Centre Ltd., the Company's Polish and United Kingdom D-DTH businesses, respectively, to Telewizyjna Korporacja Partycypacyjna S.A. ("TKP"), the Polish subsidiary of Canal+. The Company received 150.0 million Euros (approximately $133.4 million as of December 7, 2001) in cash and PTC received a 25% ownership interest in TKP upon receipt of court approval and other legal matters in connection with the issuance of new TKP shares.

        In connection with the requirements of the Definitive Agreements, the Company was required to fund 30.0 million Euros ($26.8 million as of December 31, 2001) to TKP. On February 1, 2002, the Company and Canal+ completed all Polish legal formalities in connection with the transaction. On the same day, the Company funded TKP with 30.0 million Euros (approximately $26.0 million as of February 1, 2002) in the form of a shareholder loan ("JV loan") and registered its 25% investment in

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TKP with the Commercial Court in Poland. The Company included the value of the JV loan in its valuation of the fair value of its 25% investment in TKP. The Company valued its 25% ownership interest at fair market value as of the acquisition date (December 7, 2001) at 30.0 million Euros (approximately $26.8 million as of December 31, 2001). The Company accounts for this investment using the equity method. As a result of the recognition of the Company's share in TKP's losses the book value of this investment was zero as of June 30, 2003.

        On February 12, 2003, the Company and Canal+ agreed to certain changes to their agreements governing TKP, including a change to TKP's capitalization and the manner in which proceeds from any sale of TKP would be distributed among its shareholders, to retain the original economic structure of the shareholders' investments, following the capitalization. The Company and Canal+ agreed that upon the sale of their investment in TKP the sales proceeds will be distributed in the following proportion:

  •
  if the proceeds are less than or equal to 270.0 million Euros, PTC will receive an amount corresponding to 30/270 of the proceeds (11.1%), and

  •
  if the proceeds are higher than 270.0 million Euros, the excess over 270.0 million Euros will be distributed between PTC and Canal+ and its affiliate on a pro rata basis corresponding to their shareholding. Thus, PTC will receive 11.1% of the proceeds up to 270.0 million Euros and 25% of the excess of the proceeds over 270.0 million Euros.

        On February 27, 2003, the JV loan was repaid to the Company in the principal amount of 30.0 million Euros ($32.3 million as of February 27, 2003) and that amount was subsequently contributed by the Company to TKP's paid-in capital, following the shareholders' resolution to increase the share capital of TKP. The Company acquired 60,000 registered series C shares at the issue price of 500 Euros each. Canal+ and PolCom Invest S.A., an affiliate of Canal+, contributed together 90.0 million Euros into paid-in capital on the same date. After the contribution, PTC continued to hold 25% of TKP's shares. As the loan granted to TKP of 30.0 million Euros was included in the fair market value of the investment in TKP as of December 7, 2001, the above transactions (repayment of the loan to the Company by TKP and further capital contribution of 30.0 million Euros) have no influence on the valuation of the investment in TKP. In June 2003, TKP paid interest on the repaid principal of the loan in the amount of $2.3 million.

4.     BASIS OF PRESENTATION

BASIS OF PRESENTATION

        The information furnished by the Company has been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to these rules and regulations. The Company maintains its books of accounts in Poland, the Netherlands and in the United States of America in accordance with local accounting standards in the respective countries. These financial statements include all adjustments to the Company's statutory books to present these statements in accordance with U.S. GAAP. The consolidated financial statements include the financial statements of UPC Polska, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The accompanying consolidated balance sheets, statements of operations, statements of comprehensive loss and statements of cash flows are unaudited, but in the opinion of management, reflect all adjustments which are necessary for a fair statement of the Company's consolidated results of

13

operations and cash flows for the interim period and the Company's financial position as of June 30, 2003. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC (the "2002 Annual Report"). The interim financial results are not necessarily indicative of the results of the full year.

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates which include, but are not limited to: allowance for doubtful accounts, impairment charges of long-lived assets, valuation of investments in affiliates and revenue recognition.

        The financial statements have been prepared on a going-concern basis, which contemplates continuity of operations, realization of assets, and liquidation of liabilities and commitments in the normal course of business.

        Certain amounts have been reclassified in the corresponding period's unaudited consolidated financial statements to conform to the unaudited consolidated financial statement presentation for the three and six months ended June 30, 2003.

PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of UPC Polska, Inc. and all of its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

NEW ACCOUNTING PRINCIPLES

        On April 30, 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, to address (1) decisions reached by the Derivatives Implementation Group, (2) developments in other Board projects that address financial instruments, and (3) implementation issues related to the definition of a derivative. SFAS 149 has multiple effective date provisions depending on the nature of the amendment to Statement 133, and the Company is currently considering its potential effect on the financial statements.

        On May 15, 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". The Statement requires issuers to classify as liabilities (or assets in some circumstance) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, the Statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company will adopt the provisions of the Statement on July 1, 2003. The Company believes that the adoption of SFAS 150 will not have a material impact on its financial position and results of operations.

5.     INTANGIBLE ASSETS

        On January 1, 2002 the Company adopted SFAS 142, "Goodwill and Other Intangible Assets". Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill

14

impairment test, which is based on fair value, is performed at the reporting unit level. All recognized intangible assets that are deemed not to have an indefinite life are amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

        In adopting SFAS 142, the Company worked with an external party to assist in the determination and comparison of the fair value of the Company's reporting unit with its respective carrying amount, including goodwill. The fair value of the Company's reporting units was estimated using the expected present value of future cash flows as well as a market multiple approach, under which a risk adjusted market multiple obtained by comparison with various publicly traded companies in the cable industry, was applied to the Company's revenue stream.

        As a result of the Company's impairment test completed in the fourth quarter of 2002, the Company recorded a goodwill impairment charge of $371.0 million, net of income taxes of zero as a cumulative effect of accounting change. As a result of the adoption of SFAS 142, the net book value of goodwill as at June 30, 2003 and December 31, 2002 is zero.

        The Company's amortized intangible assets consist of software licenses in the net amount of $1.0 million as of June 30, 2003. As of June 30, 2003 the gross carrying value and accumulated depreciation amounted to $4.2 million and $3.2 million, respectively.

6.     RELATED PARTY TRANSACTIONS

        During the ordinary course of business, the Company enters into transactions with related parties. The principal related party transactions are described below.

CALL CENTER REVENUE

        During 2002, the Company provided certain call center services to TKP in connection with Canal+ merger transaction. The total revenue from these services amounted to $938,000 and $1,856,000 for the three and six months ended June 30, 2002, respectively. These call center services were terminated in the second quarter of 2002.

OTHER REVENUE

        Commencing April 2002, the Company has provided certain IT services relating to a subscriber's management system to other Central European affiliates of UPC. The total revenue from these services amounted to $109,000 and $226,000 for the three and six months ended June 30, 2003, respectively, as compared to $281,000 for both the three and six months ended June 30, 2002.

        Commencing March 2003, the Company has provided certain marketing services related to internet market research to an affiliate of UPC. The total revenue from these services amounted to $392,000 and $431,000 for the three and six months ended June 30, 2003, respectively.

        Additionally, during the three month period ended June 30, 2002, the Company has provided to TKP certain IT services for D-DTH subscriber data migration to TKP's D-DTH platform. The total revenue from these services amounted to $221,000 for the three and the six months ended June 30, 2002. These revenues were generated only during the three months ended June 30, 2002 and no additional services were provided to TKP to generate such revenue for the remainder of 2002 and the year 2003.

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DIRECT OPERATING EXPENSES CHARGED BY AFFILIATES

        Certain of the Company's affiliates have provided programming to the Company. The Company incurred programming fees from these affiliates of $790,000 and $1,404,000 for the three and six months ended June 30, 2003, respectively, as compared to $622,000 and $1,471,000 for the three and six months ended June 30, 2002, respectively.

        The Company was also provided with Canal+ Multiplex programming by TKP. The total cost related to this service amounted to $205,000 and $403,000 for the three and six months ended June 30, 2003, respectively, as compared to $139,000 and $168,000 for the three and six months ended June 30, 2002, respectively.

        The Company has incurred direct costs related to internet services from its affiliates amounting to $609,000 and $1,132,000 for the three and six months ended June 30, 2003, respectively, as compared to $374,000 and $700,000 for the three and six months ended June 30, 2002, respectively.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

        UPC and its affiliates provide the Company with services such as legal services, negotiation of contracts with programmers, financial reporting assistance, investor relations, corporate communications, information technology, equipment procurement and facilities. UPC allocates to the Company a proportionate share of such costs for these services based on the Company's revenues. Taking into account the relative size of its operating companies and their estimated use of UPC resources, the allocation may be adjusted in the future. During the three and the six months ended June 30, 2003, UPC charged the Company $701,000 and $1,364,000, respectively, as compared to $1,397,000 and $2,742,000 for the three and the six months ended June 30, 2002, respectively, for those services. The above charges are shown as a component of selling, general and administration expenses in the consolidated statements of operations.

        Commencing June 2003, the Company has been charged by UPC and its affiliate with legal costs related to the HBO litigation (see also note 7 Commitments and Contingenices—Litigation and Claims). During the three months ended June 30, 2003 those costs amounted to $300,000.

NOTES PAYABLE TO UPC AND ITS AFFILATES

        The Company was indebted to UPC and its affiliates in the following amounts:

	As of June 30, 2003	As of December 31, 2002	Interest Rate %	Contractual Repayment Terms	Lender
	(in thousands)
Master Loan	$257,416	$243,926	11%	by July 30, 2009	UPC Telecom B.V.
Subordinated Master Loan	207,802	199,506	11%	by July 30, 2009	UPC Telecom B.V.
Qualified Loan	15,768	14,942	11%	by May 25, 2007	Belmarken Holding B.V

Total	$480,986	$458,374

        During the three and the six months ended June 30, 2003, the Company incurred interest expense in relation to the loans payable to UPC Telecom and its affiliate of $11,368,000 and $22,612,000, respectively, as compared to $11,761,000 and $23,840,000 for the three and the six months ended June 30, 2002, respectively.

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EXPENSE REIMBURSEMENT AGREEMENT

        The Company entered into an expense reimbursement agreement on April 10, 2003, with UPC Telecom and Belmarken. In consideration for the expense, time, and effort undertaken by UPC Telecom and Belmarken, in connection with the review and evaluation of the materials provided by the Company or otherwise requested in writing by the Company ("Restructuring Analysis"), the Company unconditionally agreed to pay the reasonable fees and expenses to a maximum of $400,000 of UPC Telecom, Belmarken and their respective representatives in connection with the Restructuring Analysis and the negotiation, consummation and documentation of any restructuring transaction in respect of the Company to which UPC Telecom and/or Belmarken are parties.

7.     COMMITMENTS AND CONTINGENCIES

BUILDING LEASES

        The Company leases several offices and warehouses within Poland under cancelable operating leases. The future non-cancelable lease payments as of June 30, 2003 amounted to approximately $6,241,000 including $1,800,000 payable in 2003.

CONDUIT LEASES

        The Company also leases space within various telephone duct systems from the Polish National Telephone Company ("TPSA") under cancelable operating leases. The TPSA leases expire at various times, and a substantial portion of the Company's contracts with TPSA permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. All of the agreements provide that TPSA is the manager of the telephone duct system and will lease space within the ducts to the Company for installation of cable and equipment for the cable television systems. The lease agreements provide for monthly lease payments that are adjusted quarterly or annually, except for the Gdansk lease agreement which provides for an annual adjustment after the sixth year and then remains fixed through the tenth year of the lease.

        Minimum future lease commitments for the aforementioned conduit leases relate to 2003 and 2004 only, as all leases are cancelable in accordance with the aforementioned terms. The future minimum lease commitments related to these conduit leases approximate $1,004,000 as of June 30, 2003.

PROGRAMMING COMMITMENTS

        The Company has entered into long-term programming agreements and agreements for the purchase of certain exhibition or broadcast rights with a number of third party and affiliated content providers for its cable systems. The agreements have terms, which range from one to twenty years and require that the license fees be paid either at a fixed amount (guaranteed minimum) payable at the time of execution or based upon an actual number of subscribers connected to the system each month. As of June 30, 2003, the Company had an aggregate minimum commitment in relation to fixed obligations resulting from these agreements of approximately $34,733,000 over the next sixteen years, approximating $2,859,000 in 2003, $6,024,000 in 2004, $4,206,000 in 2005, $1,085,000 in 2006, $1,102,000 in 2007 and $19,457,000 in 2008 and thereafter. In addition, the Company has a variable obligation in relation to these agreements, which is based on the actual number of subscribers in the month for which the fee is due.

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        In connection with the Canal+ merger, TKP assumed the programming rights and obligations directly related to the Company's D-DTH business and assumed the Company's guarantees relating to the Company's D-DTH business. Pursuant to the Definitive Agreements for the Canal+ merger, the Company remains contingently liable for the performance under those assigned contracts. As of June 30, 2003, management estimates its potential exposure under these assigned contracts to be approximately $18,659,000.

GUARANTEES AND INDEMNITIES

        The Company from time to time issues guarantees and indemnities in favor of other persons. In connection with the Canal+ merger, the Company made:

  •
  certain representations, warranties and indemnities regarding the assets being contributed by the Company to TKP which are customary in similar purchase and sale transactions,

  •
  an indemnity for certain losses suffered by TKP as a result of increases in the pricing of a contract with HBO Poland Partners and its affiliates transferred from the Company to TKP in so far as the Company and its relevant subsidiaries do not satisfy any judgment brought directly against them, and

  •
  an indemnity for losses suffered by TKP if TKP received less than a specified amount on a receivable transferred to TKP by the Company.

        The Company is liable under the representations, warranties and indemnities for claims relating to tax, social security or custom matters for contributed companies (Wizja TV Sp. z o.o. and UPC Broadcast Center Ltd.) to TKP. The liability expires prior to the end of the 30-day period after the expiration of the relevant statue of limitations.

        The Company is liable on certain programming contracts relating to the contributed assets, the benefits of which were transferred or made available to TKP by the Company. To the extent the Company has not been released from these contracts, it will be liable for performance in the event TKP fails to perform. The Company estimates its maximum potential liability on these contracts to be $18.7 million. The Company has not recorded the amount of these contingent obligations in its financial statements. There are no recourse provisions relating to any of the contingent obligations that would enable the Company to recover from third parties any amounts it is required to pay on the contingent obligations.

        The Company is liable for collection of a specific receivable taken over by TKP. The Company is required to compensate to TKP any shortfall if the collected amount on this receivable is less than PLN 2.9 million (approximately $0.7 million as of June 30, 2003).

REGULATORY FRAMEWORK

        On January 1, 2003, an amendment to the Polish Copyright Law came into force, which removed a statutory license for cable operators to use the content of various providers. Until that date, the statutory license was used by all cable operators in Poland to retransmit domestic and foreign free-to-air ("FTA") channels without formal agreements with the broadcasters, primarily Polish channels (e.g., TVP, Polsat, TVN) and a number of foreign FTAs (e.g., German channels).

        The removal of the statutory license required cable operators to enter into formal agreements with all broadcasters and copyright associations by January 1, 2003. Such copyright associations include

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ZASP and ZAiKS, with which the Company previously had entered into licensing agreements. Given the very short timeframe within which the statutory license was removed, the Company remains in the process of negotiating and signing contracts with broadcasters. Anticipating the amendment to the Polish Copyright Law, in December 2002, the Company approached the predominantly German and French FTAs, seeking their consent for the cable distribution, free of charge, of their channels in Poland. A significant number of the broadcasters responded that no authorization in the future would be granted without payment of license fees. Some of the broadcasters have reserved the right to claim remuneration for past distribution of their channels. Temporary permission for transmission from key Polish FTAs was granted to Cable Association members, including a subsidiary of the Company, just before the January 1, 2003 effective date. After January 1, 2003, when the provisions removing the statutory license came into effect, approximately 28 channels were removed from the Company's channel line-ups. On July 25, 2003, the Lower Chamber of the Polish Parliament voted in favor of a further amendment to the Polish Copyright Law, which if enacted into law would restore a statutory license for cable operators to use the content of various providers. Should this amendment be adopted by the Upper Chamber of the Polish Parliament and approved by the President, cable operators in Poland would regain the authorization to retransmit domestic, and foreign FTA channels without formal agreements with the broadcasters, though they would still be obliged to pay license fees to such FTAs in an unspecified amount. This authorization if enacted into law would be valid until Poland joins the European Union in May 2004.

        After January 1, 2003, the Company terminated its license agreements with copyright collective associations ZAiKS and ZASP on the basis that under the amended Copyright Law, these associations are not authorized to collect remuneration fees for cable retransmission. ZASP and certain other associations are negotiating a general agreement with the Polish Cable Association, whose membership includes a subsidiary of the Company. The intention of the Polish Cable Association is that the total royalties due to all copyright collective associations (including those not participating in the negotiations) should not exceed 1.5% of cable subscription revenue, and an appropriate portion of this 1.5% should be adopted by the parties as the maximum rate under a new arrangement with ZASP and certain other associations. ZAiKS has not participated in these negotiations, and has demanded that the Company enter into a license agreement and pay royalties amounting to 3.5% of cable subscription revenue, as was the case under the terminated agreement. ZAiKS is not legally obligated to enter into negotiations with the Polish Cable Association and does not have to accept the arrangements of other associations concerning the maximum rate, and it retains the right to bring a lawsuit for unpaid royalties.

        The Company has brought a claim to the Copyrights Commission in the Polish Ministry of Culture for the settlement of the conditions of a new license arrangement with ZAiKS, with a request that the license fee be set at 0.3% of cable subscription revenue (instead of 3.5% of cable subscription revenue, as approved by the Minister of Culture in the remuneration tables for ZAiKS). Should the amendment to the Polish Copyright Law restoring the statutory license be enacted into law, the proceedings before the Copyrights Commission might be suspended or discontinued. The Polish Copyrights Commission is the administrative body with statutory power to settle disputes concerning the remuneration tables as well as disputes related to conclusion of license arrangements between copyright associations and users of copyrights and neighboring rights. Additionally, on July 2, 2003, the Polish Cable Association on behalf of all cable operators in Poland (including the Company) brought an appeal to the National Administrative Court against the recent decision of the Minister of Culture approving the remuneration

19

tables for ZAiKS at 3.5% of cable subscription revenues. These proceedings are independent from one another.

        After January 1, 2003, certain other Polish copyright associations have also approached the Company demanding the negotiation of separate license agreements and payment of additional license fees. The Company has not entered into licensing agreements with these associations.

LITIGATION AND CLAIMS

HBO ARBITRATION

        The Company is involved in a dispute with HBO Communications (UK) Ltd., Polska Programming B.V. and HBO Poland Partners (collectively "HBO") concerning its cable carriage agreement ("Cable Agreement") and its D-DTH carriage agreement ("D-DTH Agreement") for the HBO premium movie channel. With respect to the Cable Agreement, on April 25, 2002, the Company commenced an arbitration proceeding before the International Chamber of Commerce, claiming that HBO was in breach of the "most favored nations" clause thereunder ("MFN") by providing programming to other cable operators in the relevant territory on terms that are more favorable than those offered to the Company. Specifically, the Company contends that the "Service Fee" under the Cable Agreement should not include any minimum guarantees because such minimum guarantees are not required of other cable operators in the relevant territory.

        In its answer in the arbitration, HBO asserted counterclaims against the Company, alleging that the Company was liable for minimum guarantees under the Cable Agreement, and also that the Company was liable for an increase in minimum guarantees under the D-DTH Agreement, based on the fact that the Company merged its D-DTH business with Cyfra+ in December 2001. The Company responded to the counterclaims by (i) denying that it owes any sums for minimum guarantees under the Cable Agreement, in light of the MFN clause, and (ii) denying that it owes any sums for an increase in minimum guarantees under the D-DTH Agreement, because it has not purchased an equity interest in HBO, a condition on which the Company contends the increase in minimum guarantees is predicated under the D-DTH Agreement.

        The Company intends to vigorously prosecute its claims and defend against HBO's counterclaims. The case is currently in arbitration. The Company has prepared the terms of reference, which include a mapping out of discovery needs, a timing/briefing schedule for future motions, and hearing dates. On April 15, 2003, the Arbitration Panel confirmed a schedule for the Company's request to have the matter decided on summary judgment. The oral argument occurred on May 29, 2003. The summary judgment motion was denied. The case is proceeding with discovery ensuing over the course of the summer and submissions (such as witness statements, pretrial briefs and joint exhibits) due in October 2003. The evidentiary hearings are scheduled to occur in November 2003. The Company is unable to predict the outcome of the arbitration process. On July 8, 2003, the Bankruptcy Court granted relief from the automatic stay imposed under section 362 of the Bankruptcy Code to allow the HBO Arbitration to continue in the ordinary course, up to and including entry of an adverse judgment. The Company need not seek any stay relief to enforce any favorable judgment. However, HBO may not enforce any judgment in its favor against UPC Polska and any such judgment against UPC Polska remains subject to the automatic stay. However, HBO could enforce any such judgment against UPC Polska's subsidiaries which are party to the arbitration, but which are not party to or protected by UPC Polska's Chapter 11 proceeding.

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ZASP (Copyrights Association)

        ZASP brought a claim against a subsidiary of UPC Polska in the Warsaw District Court on April 9, 2002. The claim concerns the payments of copyright and neighboring rights for using artistic performances (actors, directors) in cable TV transmission. UPC Polska's subsidiary responded to the court that artistic performances are not entitled to any remuneration on the reemission field and therefore the claim is without merit. Based on ZASP's request, the court ordered UPC Polska's subsidiary to disclose information concerning gross revenues accruing to it for the period June 1, 1998 to June 30, 2002. UPC Polska's subsidiary appealed the District Court Decision on July 2, 2002 based on the same argument as in its response to the claim.

        On January 17, 2003 the Appeal Court rejected UPC Polska's subsidiary's appeal and supported the order of the District Court. The Company submitted to the Court information concerning gross revenues accruing to it from June 1, 1998 to June 30, 2002. On January 23, 2003 UPC Polska's subsidiary brought an additional letter to the Court requesting it to reject ZASP's claim due to the lack of civil court jurisdiction. On July 2, 2003 the first hearing took place, during which ZASP asserted the value of its claim as approximately $750,000. The next hearing date has not been scheduled by the court. The Company will defend itself vigorously against the claim. However, the Company is unable to predict the final outcome of the case.

RCI CLAIM

        On January 15, 2003, RCI filed a complaint in the Superior Court in New Castle County, Delaware against the Company regarding its default on the promissory note due August 28, 2003 in the original principal amount of $10.0 million payable by UPC Polska to RCI. The demand was made for immediate payment in full of the unpaid $6.0 million principal amount of the promissory note together with all accrued and unpaid interest at the default rate. The litigation was formally served on January 29, 2003. On February 25, 2003, a default judgment was entered against UPC Polska in the amount of $6,110,465.60 (representing the outstanding principal and accrued interest from January 1, 2003 through February 25, 2003) plus an unidentified amount for "all other costs of this action". UPC Polska has not paid any amounts demanded by RCI, or filed responsive pleadings in the litigation. RCI started at the end of June 2003 a procedure in the District Court of Warsaw to enforce the default judgment. Since UPC Polska filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code, this procedure is covered by an automatic stay and the judgment will be covered by the Chapter 11 process.

U.S. CHAPTER 11 CASE

        On July 7, 2003, the Company filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court. For further details, please see note 2 "Going Concern and Liquidity Risks."

DIVIDEND RESTRICTIONS

        The Company's Polish subsidiaries are only able to distribute dividends to the extent of accounting profit determined in accordance with Polish Accounting Principles. As of June 30, 2003, the Company's Polish subsidiaries have no profit available for distribution as dividends.

ESTIMATED LOSSES FROM LITIGATIONS AND CLAIMS

        For the six month period ended June 30, 2003, the Company accrued $8.0 million in relation to ongoing litigations, as described above.

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8.     CURRENT PORTION OF LONG TERM DEBT; COMMITMENTS UNDER CONTRACTS

        As a result of the Company's filing of a petition for relief under Chapter 11 of the U.S. Bankruptcy Code and expiry of waivers from UPC Telecom and Belmarken (as discussed in note 2—Going Concern and Liquidity Risks), all of the Company's debt, has been classified as short-term. On March 19, 2003, the Company deposited with the PCI Indenture trustee $15.8 million, an amount to be held in trust and sufficient to pay and discharge the entire indebtedness of the PCI Notes plus accrued interest at maturity (November 1, 2003). The Company presently expects that all of the remaining debt (except PCI notes) listed below will be satisfied pursuant to the Plan of Reorganization by the end of the 2003 calendar year, in exchange for equity securities, cash and approximately $61.0 million principal amount of New Senior Notes due 2006 (see note 2 "Going Concern and Liquidity Risks).

	Amount outstanding as of December 31, 2002	Amount outstanding as of June 30, 2003
	Book Value	Book Value	Fair Value
	(in thousands)
Notes payable to RCI former PCBV minority shareholders	$6,000	$6,356	$6,356
UPC Polska Senior Discount Notes due 2009, net of discount	210,549	224,886	71,826
UPC Polska Series C Senior Discount Notes due 2008, net of discount	19,920	21,725	10,980
UPC Polska Senior Discount Notes due 2008, net of discount	214,298	228,862	68,370
PCI Notes, net of discount	14,509	14,509	14,509

Total	$465,276	$496,338	$172,041

        The following table presents the Company's minimum future commitments under the contractual terms of its programming, lease contracts and contingent liabilities related to assumed programming contracts (as discussed in note 7—Commitments and Contingencies):

	2003	2004	2005	2006	2007	2008 and thereafter	Total
	(in thousands)
Building	$1,800	$1,758	$1,722	$807	$154	$—	$6,241
Conduit	909	95	—	—	—	—	1,004
Vehicle	11	20	12	—	—	—	43
Programming	2,859	6,024	4,206	1,085	1,102	19,457	34,733
Other	179	10	4	2	—	—	195
Headend	26	1	—	—	—	—	27

Total	$5,784	$7,908	$5,944	$1,894	$1,256	$19,457	$42,243

Assumed contracts	$5,439	$8,191	$5,029	$—	$—	$—	$18,659

9.     SEGMENT INFORMATION

        Since January 1, 2002, the Company has operated with only one segment, its cable operations.

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10.   SUBSEQUENT EVENTS

STATUS OF RESTRUCTURING

        In order to address the Company's financial issues, in accordance with the terms of the restructuring agreement, on July 7, 2003, the Company filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code and on July 8, 2003, the Company filed a pre-negotiated Plan of Reorganization with the U.S. Bankruptcy Court (Case No. 03-14358). On July 28, 2003 the Company filed with the U.S. Bankruptcy Court a proposed disclosure statement under the U.S. Bankruptcy Code.

        The Company continues to operate its business as a debtor-in-possession in accordance with the applicable provisions of the Bankruptcy Code. As of the date of filing of this Quarterly Report on Form 10-Q, the restructuring has not been completed nor has the Plan of Reorganization been confirmed by the U.S. Bankruptcy Court. The Company expects that Plan of Reorganization will become effective and the restructuring will be completed by the end of 2003.

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ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        The following discussion and analysis provides information concerning the results of operations and financial condition of UPC Polska, Inc. (the "Company"). Such discussion and analysis should be read in conjunction with the accompanying unaudited consolidated financial statements of the Company, including the notes thereto. Additionally, the following discussion and analysis should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the audited consolidated financial statements included in Part II of the Company's 2002 Annual Report on Form 10-K. The following discussion focuses on material trends, risks and uncertainties affecting the results of operations and financial condition of the Company.

        Certain statements in this Quarterly Report on Form 10-Q constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are not historical facts but rather reflect the Company's current expectations concerning future results and events. The words "believes", "expects", "intends", "plans", "anticipates", "likely", "will", "may", "shall" and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company (or entities in which the Company has interests), or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

        Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's view only as of the date of this Quarterly Report on Form 10-Q. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.

        The risks, uncertainties and other factors that might cause such differences include, but are not limited to:

  •
  economic conditions in Poland generally, as well as in the pay television business in Poland, including decreasing levels of disposable income per household and increasing rates of unemployment;

  •
  potential adverse developments with respect to the Company's liquidity or results of operations;

  •
  risks associated with an amendment to the copyright law in Poland (effective January 1, 2003);

  •
  ongoing process of copyright law development in Poland;

  •
  changes in laws and regulations affecting the Company, especially those related to taxation;

  •
  risks relating to future relations with the Polish National Telephone Company ("TPSA");

  •
  business changes, including programming changes, especially those related to free to air programming;

  •
  risks related to lost revenues resulting from piracy;

  •
  future financial performance of the Company, including availability, terms and deployment of capital;

  •
  foreign exchange rate fluctuations;

  •
  competitive pressures from other companies in the same or similar lines of business as the Company;

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  •
  the Company's inability to comply with government regulations;

  •
  the overall market acceptance of the Company's products and services, including acceptance of the pricing of those products and services; and

  •
  the failure of Telewizyjna Korporacja Partycypacyjna S.A. ("TKP") to satisfy contractual obligations owed to or on behalf of the Company arising out of the Company's transaction with Group Canal+ S.A. ("Canal+") and the Company's limited ability to liquidate its investment in TKP.

        In addition, the Company is subject to risks and uncertainties related to the its proposed restructuring, discussed below, including but not limited to:

  •
  the ability of the Company to restructure its outstanding indebtedness on a satisfactory and timely basis;

  •
  the ability of the Company and UPC Polska Finance, Inc. ("Polska Finance") to confirm and consummate the Plan under the Bankruptcy Code;

  •
  the ramifications of the restructuring;

  •
  risks associated with not completing the restructuring consistent with the Company's and Polska Finance's timetable;

  •
  risks associated with third parties taking actions inconsistent with, or detrimental to, the consummation of the Plan;

  •
  the ability to fund, develop and execute the business plan of the Company; and

  •
  potential adverse publicity regarding the restructuring and the related case under Chapter 11, discussed below.

        The report of the Company's independent accountant, KPMG Polska Sp. z o.o., on the Company's consolidated financial statements for the year ended December 31, 2002, includes a paragraph that states that the Company has suffered recurring losses from operation and has a net capital deficiency and negative working capital that raise substantial doubt about the Company's ability to continue as a going concern. The Company's management's plans in regard to these matters are described in note 2 to the consolidated financial statements contained in this Quarterly Report on Form 10-Q.

        The Company's consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result, should the Company be unable to continue as a going concern. Investors in the Company should review carefully the report of KPMG Polska Sp. z o.o. There can be no assurance the Company will be able to continue as a going concern.

THE PLAN OF REORGANIZATION

        In order to address financial issues facing the Company, on July 7, 2003, the Company filed a voluntary petition for relief under Chapter 11 ("Chapter 11") of the United States Bankruptcy Code (the "U.S. Bankruptcy Code"), and on July 8, 2003, the Company filed a pre-negotiated plan of reorganization ("Plan of Reorganization"), with the United States Bankruptcy Court for the Southern District of New York (the "U.S. Bankruptcy Court") (Case No. 03-14358) and on July 28, 2003, the Company filed a disclosure statement ("Disclosure Statement") with the U.S Bankruptcy Court. The Plan of Reorganization was filed jointly by the Company and Polska Finance. During the pendency of the bankruptcy proceedings, the Company remains in possession of its properties and assets and the management of the Company continues to operate the business of the Company as debtor-in-possession. As a debtor-in-possession, the Company is authorized to operate the business of the

25

Company, but may not engage in transactions outside the ordinary course of business without approval of the Bankruptcy Court.

        The Plan of Reorganization contemplates a restructuring of the Company's balance sheet, including the following principal terms:

  •
  third party holders of the UPC Polska Senior Discount Notes due 2009, UPC Polska Series C Discount Notes and UPC Polska Senior Notes due 2008 (collectively, the "UPC Polska Notes") (excluding UPC Telecom B.V., the Company's parent, ("UPC Telecom")) will receive $80.0 million in cash and $60.0 million in new 9.0% Senior Notes due 2006 (the "New Senior Notes") co-issued by the Company and Polska Finance, in exchange for the outstanding UPC Polska Notes held by such persons;

  •
  UPC Telecom and two other subsidiaries of United Pan-Europe Communications N.V. ("UPC"), Belmarken Holding B.V., ("Belmarken") and UPC Operations B.V. will receive $15.0 million in cash and 100% of the newly issued common stock of reorganized UPC Polska, Inc. in exchange for the cancellation of all of the loans and affiliated debt of UPC Polska and all of the UPC Polska Notes held by UPC Telecom; and

  •
  holders of all allowed general unsecured claims, including Reece Communications, Inc. ("RCI"), as holder of a $6.0 million principal amount of note issued by UPC Polska (the "RCI Note") will receive the amount of cash and New Senior Notes per $1,000 claim amount of each allowed general unsecured claim against the Company which is equal to the amount of cash and New Senior Notes per $1,000 claim amount payable to holders of UPC Polska Notes (other than the UPC Telecom owned UPC Polska Notes).

        Consummation of the Plan of Reorganization is subject to various conditions.

        Upon completion of the proposed recapitalization of the Company, the New Senior Notes are expected to be the only long-term debt of the Company.

        As a result of the Company's filing for relief under Chapter 11, all the Company's outstanding debt became due and payable. The Company is entitled to various protections under the U.S. Bankruptcy Code, including an automatic stay, which subject to certain exceptions, prohibits creditors from taking actions to collect or enforce claims against the Company during the pendency of the Chapter 11 proceedings.

        For more information about the Plan of Reorganization and restructuring of UPC Polska, please see the Disclosure Statement which was filed as an exhibit to the Company's Form 8-K, dated July 28, 2003.

        The accompanying pre-petition consolidated financial statements as of and for the period ended June 30, 2003 have been prepared on a going concern basis. As a result of entering into the Chapter 11 proceedings on July 7, 2003, the Company's consolidated financial statements during the restructuring process will be prepared in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7") and the Company will continue to apply generally accepted accounting principles as a going concern which assumes the realization of assets and the payment of liabilities in the ordinary course of business. SOP 90-7 requires that pre-petition liabilities that are subject to compromise be adjusted to amounts expected to be allowed as claims in the Chapter 11 case and segregated in the Company's balance sheet as "Liabilities Subject to Compromise". This SOP also requires that interest expense be reported only to the extent that it will be paid during the bankruptcy proceedings or to the extent that it is an allowed claim. In addition, revenues, expenses, realized gains and losses, and provisions for losses resulting from the restructuring will be reported separately as reorganization items in the statements of operations.

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AGREEMENT FOR RESTRUCTURING

        In the fourth fiscal quarter of 2002, certain of the Company's main creditors, including UPC and its affiliates, UPC Telecom and Belmarken, and certain other holders of the UPC Polska Notes, engaged in discussions about the restructuring of the Company's indebtedness. In early 2003, the Company directly and through its advisors started discussions with representatives of, among others, UPC Telecom, Belmarken and a group of holders of the UPC Polska Notes regarding the terms of the restructuring.

        Continuing into the second fiscal quarter of 2003, the Company held further discussions with representatives of UPC Telecom, Belmarken and certain holders of the UPC Polska Notes about the process for, and the terms of, a recapitalization of the Company and a restructuring of the Company's indebtedness. These discussions culminated in the execution, on June 19, 2003, of a restructuring agreement (the "Restructuring Agreement"), which was extended to an additional creditor on July 2, 2003. The Restructuring Agreement provides for a restructuring substantially on the same terms contained in the Plan of Reorganization.

        In the Restructuring Agreement, the parties agreed to implement the proposed restructuring through a plan of reorganization under Chapter 11. UPC Telecom and Belmarken and the participating noteholders also agreed subject to terms and conditions of a Restructuring Agreement, to vote their claims in favor of the Plan of Reorganization. As of the date of this filing, the participating noteholders (excluding UPC Telecom) represented approximately 75% of all outstanding UPC Polska Notes held by third parties that are not affiliates of the Company (approximately 17% of all outstanding UPC Polska Notes are held by UPC Telecom).

        The restructuring contemplated by the Restructuring Agreement is subject to various closing conditions.

SUMMARY OF STATUS OF THE RESTRUCTURING

        As of the date of filing of this Quarterly Report on Form 10-Q, the restructuring has not been completed, nor has the Plan of Reorganization been confirmed by the U.S. Bankruptcy Court. The Company presently expects that the Plan of Reorganization will become effective and the restructuring will be completed by the end of 2003.

        If the Company is not able to complete the restructuring contemplated by the Plan of Reorganization, the Company might be required to liquidate or take other restructuring actions. These may have a greater adverse effect on the Company's financial condition and results of operations and the value of its debt than the restructuring contemplated by the Plan of Reorganization.

OVERVIEW

        During 2001, the Company undertook a review of its long-term business strategy. This review resulted in the determination by the Company to focus on its cable operations. On December 7, 2001, the Company merged its existing D-DTH platform with the D-DTH and premium television business of TKP, an entity controlled and operated by Canal+. The Company has a 25% equity interest in TKP. This transaction resulted in the discontinuance of the Company's D-DTH and programming businesses. The total loss recognized on disposition of the Company's D-DTH assets was $428.1 million.

        On February 12, 2003, the Company and Canal+ agreed to certain changes to their agreements governing TKP, including a change to TKP's capitalization and the manner in which proceeds from any sale of TKP would be distributed among its shareholders, to retain the original economic structure of

27

the shareholders' investments, following the capitalization. The Company and Canal+ agreed that upon the sale of their investment in TKP the sales proceeds will be distributed in the following proportion:

  •
  if the proceeds are less than or equal to 270.0 million Euros, the Company's affiliate Polska Telewizja Cyfrowa Wizja TV Sp. z o.o. ("PTC"), will receive an amount corresponding to 30/270 of the proceeds (11.1%), and

  •
  if the proceeds are higher than 270.0 million Euros, the excess over 270.0 million Euros will be distributed between PTC and Canal+ and its affiliate on a pro rata basis corresponding to their shareholding. Thus, PTC will receive 11.1% of the proceeds up to 270.0 million Euros and 25% of the excess of the proceeds over 270.0 million Euros.

        On February 27, 2003, TKP repaid a loan to the Company in the principal amount of 30.0 million Euros ($32.3 million as of February 27, 2003) and that amount was subsequently contributed by the Company to TKP's paid-in capital, following the shareholders' resolution to increase the share capital of TKP. The Company acquired 60,000 registered series C shares at the issue price of 500 Euros each. Canal+ and PolCom Invest S.A., an affiliate of Canal+, contributed together 90.0 million Euros into paid-in capital on the same date. After the contribution, PTC continued to hold 25% of TKP's shares. As the loan granted to TKP of 30.0 million Euros was included in the fair market value of the investment in TKP as of December 7, 2001, the above transactions (repayment of the loan to the Company by TKP and further capital contribution of 30.0 million Euros) have no influence on the valuation of the investment in TKP. In June 2003, TKP paid interest on the repaid principal of the loan in the amount of $2.3 million.

        The Company operates one of the largest cable television systems in Poland with approximately 1,870,700 homes passed and approximately 987,500 total subscribers as at June 30, 2003. The Company's overall revenue has increased $0.8 million or 3.9% from $20.7 million for the three months ended June 30, 2002 to $21.5 million for the three months ended June 30, 2003 and has increased $1.7 million or 4.2% from $40.6 million for the six months ended June 30, 2002 to $42.3 million for the six months ended June 30, 2003.

        The Company's principal objective under its revised business strategy has been that its cable business becomes operationally cash flow positive. The Company also intends to continually increase the operational cash flow from the business through limited, but well-focused additional investment. It will also focus on enhancing its position as a leading provider of cable television in Poland.

        Management of the Company believes that significant opportunities exist for cable television providers capable of delivering high quality, Polish language programming on a multi-channel basis and other services on cable (i.e. data and voice transmission). As such, the Company's current focus is on its cable television market.

        The Company's business strategy is designed to increase its average revenue per subscriber, and also, although to a lesser extent, to increase its subscriber base.

        The Company intends to achieve these goals by:

  •
  increasing penetration of new service products within existing upgraded homes;

  •
  investing limited funds in high return projects for internet upgrade and new plant;

  •
  providing additional revenue-generating services to existing customers, including internet services;

  •
  refining the channel line up available on its cable network;

  •
  improving the effectiveness of the Company's sales and marketing efforts;

  •
  reducing churn (customer disconnects); and

28

  •
  increasing rates aggressively on the Company's broadcast package.

        The Company also intends to continue to increase the effectiveness of its operations and reduce its expenses by further:

  •
  enhancing internal controls;

  •
  improving debt collection activities;

  •
  improving corporate decision-making processes; and

  •
  reorganizing the Company so as to simplify its legal and operational structure.

        The Company's revenues are, and will continue to be, derived primarily from monthly subscription fees for cable television services. The Company charges its subscribers fixed monthly fees for their choice of service packages and for other services, all of which are included in monthly subscription fees. The Company currently offers broadcast, intermediate (in limited areas) and basic packages of cable service. At June 30, 2003, approximately 63.0% of the Company's subscribers received its basic package. The individual subscriber receiving basic package is charged, on average, a monthly subscription fee of $9.40 (including 22% VAT). For the six months ended June 30, 2003, approximately 97.9% of the Company's revenue was derived from monthly subscription fees. For the six months ended June 30, 2002, 91.7% of the Company's revenue was derived from monthly subscription fees.

        The Company also provides internet services to its customers. The Company is currently expanding its internet ready network in Warsaw and Krakow and began providing internet services in Gdansk and Katowice in April 2003. Revenue of $1.8 million and $3.2 million for the three and the six months ended June 30, 2003, respectively, as compared to $0.9 million and $1.8 million for the corresponding periods in 2002 was attributable to the Company's internet services. Internet subscribers are charged a standard monthly subscription fee of $36.80 and $44.20, respectively, for internet and combined cable TV and internet services (rates as of June 30, 2003, including 7% VAT on internet service part). The standard installation fee is approximately $60.48 for existing cable customers and approximately $73.80 for new customers (rates as of June 30, 2003, including 22% VAT). However, the promotional price for the installation fee which is offered regularly is $12.58 (rate as of June 30, 2003, including 22% VAT).

        The Company's pricing strategy is focused on maintaining cable basic subscribers, aggressively raising rates on low-priced services (such as broadcast package) and generating incremental revenue from additional services offered to basic cable customers such as internet services and premium channels.

        For an additional monthly charge, certain of the Company's cable networks have offered two premium television services, HBO Poland and Canal+ Multiplex. In February 2002, the Company began distribution of Canal+ Multiplex, a Polish-language premium package of three movie, sport and general entertainment channels, through its network on terms set forth in the agreement governing the TKP joint venture with Canal+. The Company and TKP are currently negotiating a definitive long-form channel carriage agreement for carriage of Canal+ Multiplex. Starting from December 2002, the Company introduced the HBO 2 channel to most of its cable networks. The Company offers HBO Poland channels and Canal+ Multiplex for approximately $8.60 and $9.60 per month, respectively (rates as of June 30, 2003, including 22% VAT). The Company also offers these channels as one package at approximately $14.60 per month (rate as of June 30, 2003, including 22% VAT).

        The Company divides operating expenses into:

  •
  direct operating expenses,

  •
  selling, general and administrative expenses,

  •
  depreciation and amortization expenses, and

  •
  estimated losses from litigations and claims

29

        During the six months ended June 30, 2003, direct operating expenses consisted of programming expenses, maintenance and related expenses necessary to service, maintain and operate the Company's cable systems, billing and collection expenses and customer service expenses. Selling, general and administrative expenses consisted principally of administrative costs, including office related expenses, professional fees and salaries, wages and benefits of non-technical employees, advertising and marketing expenses, bank fees and bad debt expense. Depreciation and amortization expenses consisted of depreciation of property, plant and equipment and amortization of intangible assets.

RESULTS OF OPERATIONS

        Prior to December 7, 2001, the Company and its subsidiaries classified its business into four segments: (1) cable television, (2) D-DTH television, (3) programming, and (4) corporate. As a result of the disposition of the D-DTH business and the resulting elimination of the programming business in December 2001, from January 1, 2002, the Company operates in only one segment, its cable television business.

        REVENUE.    Revenue increased $0.8 million, or 3.9%, from $20.7 million in the three months ended June 30, 2002 to $21.5 million in the three months ended June 30, 2003 and increased $1.7 million, or 4.2%, from $40.6 million in the six months ended June 30, 2002 to $42.3 million in the six months ended June 30, 2003. This increase was attributable to a number of factors. Revenue from internet subscriptions increased from $0.9 million for the three months ended June 30, 2002 to $1.8 million for the three months ended June 30, 2003 and increased from $1.8 million for the six months ended June 30, 2002 to $3.2 million for the six months ended June 30, 2003. Also, the number of basic subscribers increased. This increase was partially offset by the lack of additional revenue generated from services provided to TKP. During the three and the six months ended June 30, 2002, the Company obtained revenue of $1.2 million and $2.1 million, respectively, from certain call center services such as billing and subscriber support, provided to TKP, of which $0.2 million and $0.2 million respectively, related to certain IT services for D-DTH subscriber data migration to TKP's platform. There was no such revenue generated during the three and the six months ended June 30, 2003. The Company does not expect that any additional services will be provided to TKP to generate such revenue in the future.

        Revenue from monthly subscription fees represented 97.9% and 91.7% of cable television revenue for the six months ended June 30, 2003 and 2002, respectively. During the three and the six months ended June 30, 2003, the Company generated approximately $1.2 million and $2.4 million, respectively, of premium subscription revenue as compared to $1.0 million and $1.9 million for the three and the six months ended June 30, 2002, respectively.

        Revenue from installation fees amounted to $171,000 and $304,000 for the three and the six months ended June 30, 2003 as compared to $61,000 and $161,000 for the three and the six months ended June 30, 2002, respectively.

        DIRECT OPERATING EXPENSES.    Direct operating expenses decreased $2.5 million, or 24.0%, from $10.4 million for the three months ended June 30, 2002 to $7.9 million for the three months ended June 30, 2003 and decreased $2.1 million, or 10.1%, from $20.7 million for the six months ended June 30, 2002 to $18.6 million for the six months ended June 30, 2003, mainly as a result of the decrease of programming expenses. The decrease of programming expenses by $3.0 million results mainly from an adjustment to the provision in relation to one programming contract, which is currently in dispute.

        Direct operating expenses decreased from 50.2% of revenues for the three months ended June 30, 2002 to 36.7% of revenues for the three months ended June 30, 2003 and decreased from 51.0% of revenues for the six months ended June 30, 2002 to 44.0% of revenues for the six months ended June 30, 2003.

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        Payment of licensing fees to Polish and/or foreign free-to-air channels ("FTAs") and to copyright associations would result in higher costs to the Company in providing programming to its subscribers. In addition, the number and/or quality of channels offered by the Company may decrease if it is unable to obtain permanent licenses from existing broadcasters, which might result in fewer subscribers if the replacement channels that the Company may be able to obtain do not gain broad acceptance with its subscriber base.

        SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.    Selling, general and administrative expenses decreased $0.5 million, or 6.7%, from $7.5 million for the three months ended June 30, 2002 to $7.0 million for the three months ended June 30, 2003 and decreased $2.0 million, or 13.9%, from $14.4 million for the six months ended June 30, 2002 to $12.4 million for the six months ended June 30, 2003. This decrease was attributable mainly to lower costs charged by UPC affiliates and improved operating efficiency in 2003. In the three and six months ended June 30, 2003 the Company incurred $1.7 million of professional fees related to restructuring process.

        As a percentage of revenue, selling, general and administrative expenses decreased from 36.2% for the three months ended June 30, 2002 to approximately 32.6% for the three months ended June 30, 2003 and decreased from 35.5% for the six months ended June 30, 2002 to approximately 29.3% for the six months ended June 30, 2003. The decreases in selling, general and administrative expenses as a percentage of revenues in such periods occurred primarily for the same reasons that resulted in the decreases in selling, general and administrative expenses during such periods.

        DEPRECIATION AND AMORTIZATION.    Depreciation and amortization expense increased $0.1 million, or 1.4%, from $7.4 million for the three months ended June 30, 2002 to $7.5 million for the three months ended June 30, 2003 and increased $0.1 million, or 0.7%, from $14.6 million for the six months ended June 30, 2002 to $14.7 million for the six months ended June 30, 2003. Depreciation and amortization expense as a percentage of revenues decreased from 35.7% for the three months ended June 30, 2002 to 34.9% for the three months ended June 30, 2003 and decreased from 36.0% for the six months ended June 30, 2002 to 34.8% for the six months ended June 30, 2003, because of the increase in revenues during the three and six-month periods ended June 30, 2003 as compared to the respective periods in 2002.

        ESTIMATED LOSSES FROM LITIGATIONS AND CLAIMS.    For the three and the six months ended June 30, 2003, the Company accrued $8.0 million of cost in relation to ongoing litigations described in note 7—Litigation and Claims

        OPERATING LOSS.    Each of the factors discussed above contributed to operating losses of $9.0 million and $11.4 million for the three and the six months ended June 30, 2003, respectively, as compared to an operating loss of $4.7 million and $9.1 million for the three and the six months ended June 30, 2002, respectively.

        The composition of customers receiving basic, intermediate and premium or internet services influences the Company's operating margin in the following ways:

  •
  The average price charged to customers receiving each of the services is different, influencing the Company's total revenue.

  •
  Programming expenses are incurred generally in relation to the provision of basic and premium service. Due to certain channels being charged to the Company on a fixed fee basis (minimum guarantee), the Company's operating margin is adversely affected when the actual number of subscribers is lower than the guaranteed level of subscribers under the Company's programming agreements.

  •
  Intermediate service generally does not require programming charges (mainly channels "free to air" are provided under this service). Fees for intermediate service are significantly lower than

31

    basic service (on average fees generated from the Company's intermediate service are approximately 10% of those generated from basic service).

  •
  Premium service is available only to those subscribers who already receive basic service. Therefore, as an additional product to an existing customer, the Company's premium service generates additional revenues and margins. However, one of the Company's premium channel agreements has a minimum guarantee provision. As such, a decrease in the number of premium subscribers below the guaranteed level has a direct adverse impact on the Company's total operating margin. This occurred in 2001 and 2002 and continues in 2003 with respect to the Company's premium service.

  •
  The internet service is subject to direct expenses of approximately 34.4% of revenue from the provision of internet access services and therefore contributes positively to the operating margins of the Company.

        INTEREST EXPENSE THIRD PARTY.    Interest expense increased $1.2 million, or 8.0%, from $15.0 million for the three months ended June 30, 2002 to $16.2 million for the three months ended June 30, 2003 and increased $2.9 million, or 10.0%, from $29.0 million for the six months ended June 30, 2002 to $31.9 million for the six months ended June 30, 2003. This interest expense relates mainly to interest accrued on the UPC Polska Notes and the Poland Communications Notes (the "PCI Notes"). The increase in interest expense occurred due to accretion of the principal of the notes.

        INTEREST EXPENSE CHARGED BY UPC AND ITS AFFILIATES.    Interest expense decreased $0.4 million, or 3.4%, from $11.8 million for the three months ended June 30, 2002 to $11.4 million for the three months ended June 30, 2003 and decreased $1.2 million, or 5.0%, from $23.8 million for the six months ended June 30, 2002 to $22.6 million for the six months ended June 30, 2003.

        INTEREST AND INVESTMENT INCOME.    Interest and investment income amounted to $0.4 million, $3.1 million, $1.3 million and $2.2 million for the three and the six months ended June 30, 2003 and 2002, respectively. The increase relates to interest on bank deposits and received interest of $2.3 million on the loan repaid by TKP.

        SHARE IN RESULTS OF AFFILIATED COMPANIES.    The Company recorded $10.8 million and $18.4 million of share in loss of affiliated companies for the three and the six months ended June 30, 2002, respectively. The investment in TKP was written down to zero as of June 30, 2002, including write downs of $7.6 million in the first quarter of 2002 and $10.8 million in the second quarter of 2002.

        FOREIGN EXCHANGE GAIN/LOSS, NET.    For the three months ended June 30, 2003, foreign exchange gain amounted to $4.6 million, as compared to the gain of $13.2 million for the three months ended June 30, 2002 and for the six months ended June 30, 2003, foreign exchange gain amounted to $0.1 million, as compared to the gain of $7.1 million for the six months ended June 30, 2002 due to a less favorable structure of exchange rates of foreign currencies against the Polish zloty.

        INCOME TAX EXPENSE.    The Company recorded $0 and $54,000 of income tax expense for the three and the six months ended June 30, 2003, as compared to $23,000 and $89,000 for the three and the six months ended June 30, 2002.

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        CUMULATIVE EFFECT OF ACCOUNTING CHANGE.    On January 1, 2002, upon adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), the Company recorded a cumulative effect of accounting change of $371.0 million representing the goodwill write-off relating to the Company's cable business. As a result of the adoption of SFAS 142 on January 1, 2002 the net book value of goodwill as at June 30, 2003 and December 31, 2002 is zero.

        NET LOSS APPLICABLE TO COMMON STOCKHOLDERS.    Net loss applicable to common stockholders increased from a loss of $28.1 million for the three months ended June 30, 2002 to a loss of $31.5 million for the three months ended June 30, 2003 and decreased from a loss of $442.5 million (which includes the amount of $371.0 million of cumulative effect of accounting change) for the six months ended June 30, 2002 to a loss of $62.3 million for the six months ended June 30, 2003, due to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

        The Company financed its activities with (i) capital contributions and loans from certain of the Company's principal stockholders, (ii) borrowings under available credit facilities, (iii) the sale of approximately $200.0 million of common stock through the Company's initial public equity offering in August 1997, (iv) the sale of $252.0 million aggregate principal amount at the maturity of the 14 1/2% Senior Discount Notes in July 1998 with gross proceeds of approximately $125.0 million, (v) the sale of $36,001,321 principal amount at maturity of its Series C Discount Notes in January 1999 with gross proceeds of $9.8 million, (vi) the sale of its 14 1/2% Senior Discount Notes in January 1999 with gross proceeds of $96.1 million, (vii) the sale of the Series A 12% Cumulative Preference Shares, the Series B 12% Cumulative Preference Shares and Warrants in January 1999 with gross proceeds of $48.2 million.

        In 2002, UPC made capital contributions of $21.6 million. This compares to additional capital contributions of $48.5 million and additional loans of $40.5 million made by UPC in 2001.

        On June 30, 2003 and December 31, 2002, the Company had, on a consolidated basis, approximately $977.3 million and $923.7 million, respectively, aggregate principal amount of indebtedness outstanding, of which $481.0 million (including capitalized or accrued interest of $140.4 million) and $458.4 million (including capitalized or accrued interest of $117.8 million), respectively, was owed to UPC and its affiliates as at such dates. On December 2, 2002 UPC assigned all of the UPC Polska Notes owned by UPC and all rights and liabilities arising from UPC's loan agreements with UPC Polska to its wholly owned subsidiary, UPC Telecom. All of the loans from UPC and its affiliates to the Company bear interest at 11.0% per annum, and mature in 2007 and 2009. The loans from UPC include loans with an aggregate principal amount of $150.0 million that have been subordinated to the UPC Polska Notes and the Belmarken Notes. The loans from UPC have been used primarily for the repurchase of the UPC Polska Notes and the PCI Notes, to fund capital expenditures, operating losses and working capital primarily related to the development and operation of the Company's D-DTH business, and for general corporate purposes and certain other investments, including the acquisition of cable television networks and certain minority interests in the Company's subsidiaries which are held by unaffiliated third parties. As a result of the Company's filing of a voluntary petition for relief under Chapter 11, all of the Company's outstanding long-term debt has become due and payable and is classified as short-term debt.

        As of June 30, 2003, the Company had negative working capital of $888.6 million due to the classification of UPC Polska Notes and loans from UPC Telecom and Belmarken as current liabilities and a stockholder's deficit of $772.5 million. The Company experienced operating losses of $11.4 million and $9.1 million during the six months ended June 30, 2003 and 2002, respectively.

        Cash used for the purchase and build-out of the Company's cable television networks and the purchase of other property, plant, and equipment was $4.1 million for the six months ended June 30,

33

2003 and $2.4 million for the six months ended June 30, 2002. The Company had unrestricted cash of $101.7 million deposited in bank accounts of the Company and its subsidiaries as of June 30, 2003.

        As of June 30, 2003, the Company was committed to pay at least $42.2 million in guaranteed payments (including payments for programming and rights) over the next sixteen years of which at least approximately $5.8 million was committed through the end of 2003. In addition, the Company has a variable obligation in relation to programming agreements, which is based on the actual number of subscribers in the month for which the fee is due. In connection with the disposition of the D-DTH business, TKP assumed the Company's previous obligations under certain contracts. Pursuant to the definitive agreements governing the TKP transaction and the contracts which TKP assumed, the Company remains contingently liable for performance under those contracts. As of June 30, 2003, management estimates the potential exposure for contingent liability on these assumed programming contracts to be approximately $18.7 million.

        The following table presents the Company's minimum future commitments under the contractual terms of its programming and lease contracts and contingent liabilities related to assumed programming contracts:

	2003	2004	2005	2006	2007	2008 and thereafter	Total
	(in thousands)
Building	$1,800	$1,758	$1,722	$807	$154	$—	$6,241
Conduit	909	95	—	—	—	—	1,004
Vehicle	11	20	12	—	—	—	43
Programming	2,859	6,024	4,206	1,085	1,102	19,457	34,733
Other	179	10	4	2	—	—	195
Headend	26	1	—	—	—	—	27

Total	$5,784	$7,908	$5,944	$1,894	$1,256	$19,457	$42,243

Assumed contracts	$5,439	$8,191	$5,029	$—	$—	$—	$18,659

        The Company's principal outstanding indebtedness has been classified as a current liability including approximately $481.0 million of principal and accrued interest owing to UPC Telecom and Belmarken as at June 30, 2003 and approximately $475.5 million owing under the UPC Polska Notes as of June 30, 2003. Under the contractual terms of the UPC Polska Notes, interest payments were to aggregate to approximately $50.8 million per annum in 2004 and approximately $69.2 million per annum in 2005 and thereafter. At June 30, 2003, the unpaid accrued and capitalized interest owing to UPC Telecom and Belmarken aggregated to $140.4 million.

        Approximately $14.5 million in principal amount under the PCI Notes was also classified as a current liability at June 30, 2003. In February 2003, PCI elected to satisfy and discharge the PCI Notes in accordance with the Indenture governing PCI Notes (the "PCI Indenture"). On March 19, 2003, the Company deposited with the PCI Indenture trustee $15.8 million, an amount to be held in trust and sufficient to pay and discharge the entire indebtedness of the PCI Notes plus accrued interest at maturity (November 1, 2003). Since PCI is not a party to the Plan of Reorganization, PCI's obligation to pay the PCI Notes as described above are not affected by the Chapter 11 case. On the Company's consolidated balance sheet as of June 30, 2003, restricted cash of $15.7 million includes $15.1 million held in an escrow account with the PCI Indenture trustee. As a result of the discharge of the PCI Notes, PCI has been released from its covenants contained in the PCI Indenture. The remaining part of restricted cash is a deposit held as a collateral for guarantee for the rent of the Company's office space.

        As of June 30, 2003, approximately $6.4 million of principal and accrued interest due under the RCI Note was classified as a current liability. The RCI Note bears interest of 7% per annum and

34

matures in August 2003. UPC is the guarantor of the note. Since an event of default occurred under UPC's indentures, which was not cured or waived within the applicable grace period, a cross-default occurred under the RCI Note. As a result, RCI had the right to receive interest at the default rate of 12% per annum and to accelerate the repayment of the RCI Note. On January 15, 2003, RCI filed a complaint in the Superior Court in New Castle County, Delaware against the Company regarding its default on the RCI Note. The demand was made for immediate payment in full of the unpaid $6.0 million principal amount of the RCI Note together with all accrued and unpaid interest at the default rate. The litigation was formally served on January 29, 2003. On February 25, 2003, a default judgment was entered against the Company in the amount of $6,110,465.60 (representing the outstanding principal and accrued interest from January 1, 2003 through February 25, 2003) plus an unidentified amount for "all other costs of this action". The Company has not paid any amounts demanded by RCI, or filed responsive pleadings in the litigation. RCI started at the end of June 2003 a procedure in the District Court of Warsaw to enforce the default judgment. Since UPC Polska filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code, this procedure is covered by an automatic stay and the judgment will be covered by the Chapter 11 process.

        As a result of the Company's filing of a petition for relief under Chapter 11 of the U.S. Bankruptcy Code and expiry of waivers from UPC Telecom and Belmarken (as discussed in note 2—Going Concern and Liquidity Risks), all of the Company's debt has been classified as short-term. On March 19, 2003, the Company deposited with the PCI Indenture trustee $15.8 million, an amount to be held in trust and sufficient to pay and discharge the entire indebtedness of the PCI Notes plus accrued interest at maturity (November 1, 2003). The Company presently expects that all of the remaining debt (except PCI Notes) listed below will be satisfied pursuant to the Plan of Reorganization by the end of the 2003 calendar year, in exchange for equity securities, cash and approximately $61.0 million principal amount of New Senior Notes due 2006 (see note 2 "Going Concern and Liquidity Risks).

	Amount outstanding as of December 31, 2002	Amount outstanding as of June 30, 2003
	Book Value	Book Value	Fair Value
	(in thousands)
Notes payable to RCI former PCBV minority shareholders	$6,000	$6,356	$6,356
UPC Polska Senior Discount Notes due 2009, net of discount	210,549	224,886	71,826
UPC Polska Series C Senior Discount Notes due 2008, net of discount	19,920	21,725	10,980
UPC Polska Senior Discount Notes due 2008, net of discount	214,298	228,862	68,370
PCI Notes, net of discount	14,509	14,509	14,509

Total	$465,276	$496,338	$172,041

        The Company, since its acquisition by UPC, has relied completely on funding from its shareholder UPC and UPC's affiliates. The Company believes it will not be able to obtain significant funding from UPC in the foreseeable future. UPC has reviewed its funding requirements and possible lack of access to debt and equity capital in the near term and has modified its business and funding strategies. As a result of its financial circumstances, on December 3, 2002, UPC filed a petition for the relief under Chapter 11 of the U.S. Bankruptcy Code and a petition for a moratorium on payment and for a plan of compulsory composition (Akkoord) under Dutch bankruptcy law. The Company understands that UPC expects the restructuring contemplated by the Chapter 11 and Akkoord plans to be completed promptly after applicable appeal periods and procedures have been completed. However, the Chapter 11 and Akkoord proceedings are not yet final. An appeal has been made to the Dutch Supreme Court in respect of the Akkoord, and consummation of the restructuring contemplated by the Chapter 11 and Akkoord plans is subject to various conditions. Accordingly, the Company cannot make any assurance that these conditions will be satisfied or that UPC's restructuring will be consummated.

35

        Although the Company had anticipated being able to rely on UPC to meet its payment obligations, given UPC's liquidity concerns and funding limitations, the Company is not certain that it will receive the necessary (or any) financing from UPC, even if UPC's restructuring is consummated. Accordingly, in order to continue its operations, the Company believes it needs to restructure its outstanding indebtedness to UPC Telecom, and Belmarken, RCI and the holders of the UPC Polska Notes. If the Company is unable to successfully restructure its debt in accordance with the Plan of Reorganization or rely on UPC for financial support, it will have to meet its payment obligations with cash on hand, funds obtained from public or private debt and bank financing or any combination thereof, or to consider liquidation or other restructuring actions. However, the Company has limited sources of funding available to it outside of its operating cash flows.

        Due to the large capital investment required for the construction and acquisition of the cable networks, acquisition of programming rights and the administrative costs associated with commencing D-DTH and programming operations, the Company has over time incurred substantial debt and significant operating losses since inception. There is a substantial uncertainty whether UPC Polska's sources of capital, working capital and projected operating cash flow would be sufficient to fund the Company's expenditures and service the Company's indebtedness over the next years. Accordingly, there is substantial doubt regarding the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent on (i) the Company's ability to restructure its outstanding indebtedness to third parties and affiliates and (ii) the Company's ability to generate the cash flows required to enable it to maintain the Company's assets and satisfy the Company's liabilities, in the normal course of business, at the amounts stated in the consolidated financial statements. The report of the Company's independent accountant, KPMG Polska Sp. z o.o., on the Company's consolidated financial statements for the year ended December 31, 2002, includes a paragraph that states that the Company has suffered recurring losses from operations and has a negative working capital and a net capital deficiency that raises substantial doubt about the Company's ability to continue as a going concern.

        Several of the Company's Polish subsidiaries have statutory shareholders' equity less than the legally prescribed limits because of accumulated losses. As required by Polish law, the management of these companies will have to make decisions on how to increase the shareholders' equity to be in compliance with the Polish Commercial Code. The Company is currently considering several alternatives, including the conversion of intercompany debt into equity, in order to resolve these deficiencies.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The principal market risk (i.e. the risk of loss arising from adverse changes in market rates and prices) to which the Company is exposed is foreign exchange risk from fluctuations in the Polish zloty currency exchange rate. The Company's revenues from subscribers are in Polish zloty, while some major cost components are denominated in foreign currencies. In particular, the Company's programming commitments are denominated in US dollars or Euros. Also, the Company's loans payable to UPC Telecom and Belmarken as well as the UPC Polska Notes and PCI Notes are expressed in U.S. dollars.

        The Company's short and long-term debt bears interest primarily at a fixed rate, and therefore the Company is neither materially benefited nor materially disadvantaged by variations in interest rates.

FOREIGN EXCHANGE AND OTHER INTERNATIONAL MARKET RISKS

        Operating in international markets involves exposure to movements in currency exchange rates. Currency exchange rate movements typically affect economic growth, inflation, interest rates, governmental actions and other factors. These changes, if material, can cause the Company to adjust its financing and operating strategies. The discussion of changes in currency exchange rates below does not incorporate these other important economic factors.

36

        International operations constituted 100% of the Company's consolidated operating loss for the six months ended June 30, 2003. Some of the Company's operating expenses and capital expenditures are expected to continue to be denominated in or indexed in U.S. dollars and Euros. By contrast, substantially all of the Company's revenues are denominated in zloty. Therefore, any devaluation of the Polish zloty against the U.S. dollar or Euro that the Company is unable to offset through price adjustments will require it to use a large portion of its revenue to service its U.S. dollar or Euro denominated obligations and contractual commitments.

        The Company estimates that a further 10% change in foreign exchange rates would impact reported operating loss by approximately $1.0 million for the six-month period ended June 30, 2003. In other terms, a 10% depreciation of the Polish zloty against the U.S. dollar and Euro would result in a $1.0 million increase in the reported operating loss for the six-month period ended June 30, 2003. The Company believes that this quantitative measure has inherent limitations because it does not take into account any governmental actions or changes in either customer purchasing patterns or the Company's financing or operating strategies.

        The Company does not generally hedge currency translation risk. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, there is no assurance that it will be able to obtain hedging arrangements on commercially satisfactory terms. Therefore, shifts in currency exchange rates may have an adverse effect on the Company's financial results and on its ability to meet its U.S. dollar and Euro denominated debt obligations and contractual commitments.

        Poland has historically experienced high levels of inflation and significant fluctuations in the exchange rate for the zloty, but since 1999 the inflation has slowed. Inflation rates were approximately 7.3% in 1999, 10.1% in 2000, 5.5% in 2001 and 1.9% in 2002. The rate of inflation for the six-month period ended June 30, 2003 was approximately 0.5%. The exchange rate for the Polish zloty has stabilized and the rate of devaluation of the zloty has generally decreased since 1991. For the years ended December 31, 2001 and 2002, the Polish zloty has appreciated against the U.S. dollar by approximately 3.80% and 3.70%, respectively. For the six month period ended June 30, 2003, the Polish zloty has depreciated against the U.S. dollar by approximately 1.51%. For the six-month period ended June 30, 2002, the Polish zloty depreciated against the U.S. dollar by approximately 0.8%. Inflation and currency exchange fluctuations may have a material adverse effect on the business, financial condition and results of operations of the Company.

ITEM 4. CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

        The Company's management team continues to review the Company's disclosure controls and procedures (as defined in Rule 13a-15 of the Securities Exchange Act of 1934 (the "Exchange Act")) and the effectiveness of those disclosure controls and procedures. As of June 30, 2003, the end of the period covered by this report, the Company conducted an evaluation, under the supervision of, and with the participation of, the Company's management, including the President and the Chief Executive Officer and the Chief Financial Officer of the Company, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Rule 13a-15 of the Exchange Act. Based upon that evaluation, the President and Chief Executive Officer and the Chief Financial Officer of the Company each concluded that the Company's disclosure controls and procedures are effective.

CHANGES IN INTERNAL CONTROLS

        During the period covered by this report, there were no significant changes in the Company's internal controls or in other factors which could significantly affect the Company's internal controls, nor

37

were there any significant deficiencies or material weaknesses in the Company's internal controls. As a result, no corrective actions were required or taken.

PART II    OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

        From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon current knowledge and facts, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations.

HBO ARBITRATION

        The Company is involved in a dispute with HBO Communications (UK) Ltd., Polska Programming B.V. and HBO Poland Partners (collectively "HBO") concerning its cable carriage agreement ("Cable Agreement") and its D-DTH carriage agreement ("D-DTH Agreement") for the HBO premium movie channel. With respect to the Cable Agreement, on April 25, 2002, the Company commenced an arbitration proceeding before the International Chamber of Commerce, claiming that HBO was in breach of the "most favored nations" clause thereunder ("MFN") by providing programming to other cable operators in the relevant territory on terms that are more favorable than those offered to the Company. Specifically, the Company contends that the "Service Fee" under the Cable Agreement should not include any minimum guarantees because such minimum guarantees are not required of other cable operators in the relevant territory.

        In its answer in the arbitration, HBO asserted counterclaims against the Company, alleging that the Company was liable for minimum guarantees under the Cable Agreement, and also that the Company was liable for an increase in minimum guarantees under the D-DTH Agreement, based on the fact that the Company merged its D-DTH business with Cyfra+ in December 2001. The Company responded to the counterclaims by (i) denying that it owes any sums for minimum guarantees under the Cable Agreement, in light of the MFN clause, and (ii) denying that it owes any sums for an increase in minimum guarantees under the D-DTH Agreement, because it has not purchased an equity interest in HBO, a condition on which the Company contends the increase in minimum guarantees is predicated under the D-DTH Agreement.

        The Company intends to vigorously prosecute its claims and defend against HBO's counterclaims. The case is currently in arbitration. The Company has prepared the terms of reference, which include a mapping out of discovery needs, a timing/briefing schedule for future motions, and hearing dates. On April 15, 2003, the Arbitration Panel confirmed a schedule for the Company's request to have the matter decided on summary judgment. The oral argument occurred on May 29, 2003. The summary judgment motion was denied. The case is proceeding with discovery ensuing over the course of the summer and submissions (such as witness statements, pretrial briefs and joint exhibits) due in October 2003. The evidentiary hearings are scheduled to occur in November 2003. The Company is unable to predict the outcome of the arbitration process. On July 8, 2003, the Bankruptcy Court granted relief from the automatic stay imposed under section 362 of the Bankruptcy Code to allow the HBO Arbitration to continue in the ordinary course, up to and including entry of an adverse judgment. The Company need not seek any stay relief to enforce any favorable judgment. However, HBO may not enforce any judgment in its favor against UPC Polska and any such judgment against UPC Polska remains subject to the automatic stay. However, HBO could enforce any such judgment against UPC Polska's subsidiaries which are party to the arbitration, but which are not party to or protected by UPC Polska's Chapter 11 proceeding.

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ZASP (Copyrights Association)

        ZASP brought a claim against a subsidiary of UPC Polska in the Warsaw District Court on April 9, 2002. The claim concerns the payments of copyright and neighboring rights for using artistic performances (actors, directors) in cable TV transmission. UPC Polska's subsidiary responded to the court that artistic performances are not entitled to any remuneration on the reemission field and therefore the claim is without merit. Based on ZASP's request, the court ordered UPC Polska's subsidiary to disclose information concerning gross revenues accruing to it for the period June 1, 1998 to June 30, 2002. UPC Polska's subsidiary appealed the District Court Decision on July 2, 2002 based on the same argument as in its response to the claim.

        On January 17, 2003 the Appeal Court rejected UPC Polska's subsidiary's appeal and supported the order of the District Court. The Company submitted to the Court information concerning gross revenues accruing to it from June 1, 1998 to June 30, 2002. On January 23, 2003 UPC Polska's subsidiary brought an additional letter to the Court requesting it to reject ZASP's claim due to the lack of civil court jurisdiction. On July 2, 2003 the first hearing took place, during which ZASP asserted the value of its claim as approximately $750,000. The next hearing date has not been scheduled by the court. The Company will defend itself vigorously against the claim. However, the Company is unable to predict the final outcome of the case.

RCI CLAIM

        On January 15, 2003, RCI filed a complaint in the Superior Court in New Castle County, Delaware against the Company regarding its default on the promissory note due August 28, 2003 in the original principal amount of $10.0 million payable by UPC Polska to RCI. The demand was made for immediate payment in full of the unpaid $6.0 million principal amount of the promissory note together with all accrued and unpaid interest at the default rate. The litigation was formally served on January 29, 2003. On February 25, 2003, a default judgment was entered against UPC Polska in the amount of $6,110,465.60 (representing the outstanding principal and accrued interest from January 1, 2003 through February 25, 2003) plus an unidentified amount for "all other costs of this action". UPC Polska has not paid any amounts demanded by RCI, or filed responsive pleadings in the litigation. RCI started at the end of June 2003 a procedure in the District Court of Warsaw to enforce the default judgment. Since UPC Polska filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code, this procedure is covered by an automatic stay and the judgment will be covered by the Chapter 11 process.

U.S. CHAPTER 11 CASE

        On July 7, 2003, the Company filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court. For further details, please see note 2 "Going Concern and Liquidity Risks."

ESTIMATED LOSSES FROM LITIGATIONS AND CLAIMS

        For the six month period ended June 30, 2003, the Company accrued $8.0 million in relation to ongoing litigations, as described above.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

        Not applicable.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

        None during the three month period ended June 30, 2003. See note 2 to the unaudited consolidated financial statements contained in this Quarterly Report on Form 10-Q.

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ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        Not applicable.

ITEM 5. OTHER INFORMATION

        Not applicable.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a)	Exhibit Listing
	31.1	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
	31.2	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
	32	Certification pursuant to 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002)
(b)	Reports on Form 8-K
Date of Report	Date of Event	Item Reported
June 19, 2003	June 19, 2003
Item 5 & 7—Announcement that on June 20, 2003, UPC Polska, Inc. issued a press release announcing that, in connection with the proposed restructuring of its indebtedness, it has entered into a Restructuring Agreement, dated as of June 19, 2003, with UPC Telecom B.V., Belmarken Holding B.V. and certain holders of UPC Polska's Senior Discount Notes.
July 7, 2003	July 7, 2003
Item 3 & 7—Announcement that UPC Polska, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on July 7, 2003, and filed a pre-negotiated plan of reorganization on July 8, 2003, with the United States Bankruptcy Court for the Southern District of New York (Case No. 03-14358).
July 28, 2003	July 28, 2003
Item 5 & 7—Disclosure of proposed disclosure statement filed on July 28, 2003, with the United States Bankruptcy Court for the Southern District of New York by UPC Polska, Inc. with respect to the voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code and the pre-negotiated plan of reorganization filed by UPC Polska, Inc.

40

SIGNATURE

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

UPC POLSKA, INC.
DATE: August 14, 2003	By:
/s/ SIMON BOYD Simon Boyd President and Chief Executive Officer

DATE: August 14, 2003	By:
/s/ JOANNA NIECKARZ Joanna Nieckarz Chief Financial Officer

41

EXHIBIT 31.1

CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Simon Boyd, Chief Executive Officer of the registrant, certify that:

  1.
  I have reviewed this quarterly report on Form 10-Q of UPC Polska, Inc.

  2.
  Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

  4.
  The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

  a.
  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

  b.
  evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this quarterly report our conclusion about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

  c.
  disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting;

  5.
  The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

  a.
  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  b.
  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: August 14, 2003

/s/ SIMON BOYD
Name:	Simon Boyd
Title:	President and Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Joanna Nieckarz, Chief Financial Officer of the registrant, certify that:

  1.
  I have reviewed this quarterly report on Form 10-Q of UPC Polska, Inc.

  2.
  Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

  4.
  The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

  a.
  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

  b.
  evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this quarterly report our conclusion about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

  c.
  disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting;

  5.
  The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

  a.
  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  b.
  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: August 14, 2003

/s/ JOANNA NIECKARZ
Name:	Joanna Nieckarz
Title:	Chief Financial Officer

EXHIBIT 32

UPC POLSKA, INC.
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        In connection with the Quarterly Report of UPC Polska, Inc. (the "Company") on Form 10-Q for the period ending June 30, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), we, Simon Boyd and Joanna Nieckarz, Chief Executive Officer and Chief Financial Officer of the Company, respectively, each certify, pursuant to U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

  (1)
  The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

  (2)
  The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

August 14, 2003

/s/ SIMON BOYD Simon Boyd Chief Executive Officer

/s/ JOANNA NIECKARZ Joanna Nieckarz Chief Financial Officer

Annex D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2003

UPC POLSKA, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22877	06-1487156
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

4643 Ulster Street, Suite 1300, Denver, Colorado 80237
(303)770-4001

(Address, including Zip Code and Telephone Number, including
Area Code, of Principal Executive Offices)

Item 5. Other Events

        On June 20, 2003, UPC Polska, Inc. (the "Company") issued a press release announcing that, in connection with the proposed restructuring of its indebtedness, it has entered into a Restructuring Agreement, dated as of June 19, 2003, (the "Restructuring Agreement") with UPC Telecom B.V., Belmarken Holding B.V., and certain holders (the "Participating Noteholders") of the Company's 14 1/2% Senior Discount Notes due 2008, 14 1/2% Senior Discount Notes due 2009 and Series C Senior Discount Notes due 2008. The Restructuring Agreement contemplates that the Company will file a petition for relief under Chapter 11 of the Bankruptcy Code in order to effect a pre-negotiated Plan of Reorganization that implements the consensual restructuring. The Restructuring Agreement is filed as Exhibit 10.1 and the press release as Exhibit 99.1 to this Form 8-K.

Item 7. Financial Statements, Pro FormaFinancial Information and Exhibits

  (a)
  Not applicable.

  (b)
  Not applicable.

  (c)
  Exhibits

Exhibit Number	Description
10.1	Restructuring Agreement, dated as of June 19, 2003, among the Company, UPC Telecom B.V., Belmarken Holding B.V., and the Participating Noteholders.
99.1	Press Release, dated June 20, 2003.

2

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2003

UPC POLSKA, INC.
By:	/s/ SIMON BOYD Name: Simon Boyd Title: Chief Executive Officer

3

Exhibit 10.1

RESTRUCTURING AGREEMENT
by and among
UPC POLSKA, INC.,
UPC TELECOM B.V.,
BELMARKEN HOLDING B.V.
and
THE NOTEHOLDERS SET FORTH ON ANNEX A HERETO
DATED AS OF June 19, 2003

RESTRUCTURING AGREEMENT

        THIS RESTRUCTURING AGREEMENT (this "Agreement"), dated as of June 19, 2003, by and among UPC POLSKA, INC. (f/k/a @Entertainment, Inc.), a corporation organized under the laws of the State of Delaware ("UPC Polska"), UPC TELECOM B.V., a private company with limited liability (besloten vennootschap) organized under the laws of The Netherlands ("UPC Telecom"), BELMARKEN HOLDING B.V., a private company with limited liability (besloten vennootschap) organized under the laws of The Netherlands ("Belmarken" and, together with UPC Telecom, the "UPC Entities") and each of the holders of UPC Polska Notes (as defined below) set forth on Annex A attached hereto (each such holder a "Participating Noteholder" and, collectively, the "Participating Noteholders").

W I T N E S S E T H

        WHEREAS, UPC Polska has issued 14 1/2% Senior Discount Notes due 2008 (the "2008 Notes"), with an aggregate principal amount at maturity of $252,000,000, pursuant to an Indenture, dated July 14, 1998, between UPC Polska and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Trustee (the "2008 Indenture"); and

        WHEREAS, UPC Polska has issued 14 1/2% Senior Discount Notes due 2009 (the "2009 Notes"), with an aggregate principal amount at maturity of $256,800,000, pursuant to an Indenture, dated January 27, 1999, between UPC Polska and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Trustee (the "2009 Indenture"); and

        WHEREAS, UPC Polska has issued Series C Senior Discount Notes due 2008 (the "Series C Notes" and, collectively with the 2008 Notes and the 2009 Notes, the "UPC Polska Notes") with an aggregate principal amount at maturity of $36,001,321, pursuant to an Indenture, dated January 20, 1999, between UPC Polska and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Trustee (the "Series C Indenture" and, collectively with the 2008 Indenture and the 2009 Indenture, the "Indentures"); and

        WHEREAS, as a result of the August 6, 1999 acquisition by UPC (as defined below) of UPC Polska, which constituted a Change of Control under the Indentures (as that term is defined under the Indentures), UPC Polska purchased $49,139,000 aggregate principal amount at stated maturity of the UPC Polska Notes for an aggregate price of $26,455,014; and

        WHEREAS, UPC Telecom is the holder of (w) all of the issued and outstanding capital stock of UPC Polska, (x) UPC Polska Notes with an aggregate principal amount at maturity of $83,435,000 (the "Telecom Owned UPC Polska Notes"), (y) $243,926,000 in aggregate principal amount (including capitalized interest through May 31, 2003) of promissory notes evidencing other indebtedness of UPC Polska to UPC Telecom which notes rank pari passu with the UPC Polska Notes (together with accrued and unpaid interest thereon in the amount of $11,254,000, as of May 31, 2003, the "Telecom Pari Passu Notes") and (z) $150,000,000 in aggregate principal amount of promissory notes evidencing other indebtedness of UPC Polska ranking junior to the UPC Polska Notes and the Belmarken Notes (as defined herein) (together with approximately $56,427,000 of accrued and unpaid interest thereon, as of May 31, 2003, the "Telecom Junior Notes" and, collectively with the Telecom Owned UPC Polska Notes and the Telecom Pari Passu Notes, the "UPC Telecom Notes"), in each case as further set forth on Annex B, attached hereto; and

        WHEREAS, Belmarken is the holder of $14,942,000 in aggregate principal amount (including capitalized interest through May 31, 2003) of promissory notes evidencing other indebtedness of UPC Polska to Belmarken (together with accrued and unpaid interest thereon in the amount of $689,000, as of May 31, 2003, the "Belmarken Notes" and, together with the Telecom Pari Passu Notes and the Telecom Junior Notes, the "Other UPC Polska Notes"); and

        WHEREAS, the Participating Noteholders are the beneficial owners of that aggregate principal amount of each outstanding series of UPC Polska Notes as set forth on Annex A attached hereto; and

        WHEREAS, the parties to this Agreement have determined that it is in the best interests of UPC Polska, UPC Polska's Affiliates and UPC Polska's stakeholders to effect a restructuring of the indebtedness of UPC Polska and to provide the financial arrangements to UPC Polska contemplated hereby (the "Restructuring"), in order to (i) maximize the value of UPC Polska as a going concern for the benefit of UPC Polska and its stakeholders, all on the terms and subject to the conditions set forth in this Agreement, (ii) reduce the debt obligations of UPC Polska and (iii) provide for the working capital needs and stability of the business of UPC Polska; and

        WHEREAS, certain of the Participating Noteholders have formed an informal committee (the "Committee") of the holders of the UPC Polska Notes and have engaged in good faith negotiations with UPC Polska and the UPC Entities with the objective of reaching an agreement regarding the terms of the Restructuring; and

        WHEREAS, in furtherance of the implementation of the Restructuring, UPC Polska shall, subject to the terms and conditions of this Agreement, (a) file (i) a voluntary case (the "Chapter 11 Case") under Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101-1330, as amended (the "US Bankruptcy Code") in the United States Bankruptcy Court (the "US Bankruptcy Court") for the Southern District of New York on or as soon as reasonably practicable after the date of this Agreement, (ii) a plan of reorganization (the "Plan") consistent in all material respects with this Agreement and approved by a Majority-in-Interest of the Participating Noteholders in accordance with Section 3.1 of this Agreement (as in effect on the date hereof with such amendments and changes as are agreed to in accordance with the terms hereof), on or as soon as reasonably practicable after the date of the filing of the Chapter 11 Case and (iii) an accompanying disclosure statement (the "Disclosure Statement") consistent with the terms set forth in this Agreement and the requirements of the US Bankruptcy Code and (b) use its reasonable best efforts to have such Disclosure Statement approved and such Plan confirmed by the US Bankruptcy Court as expeditiously as practicable under the US Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "US Bankruptcy Rules"); and

        WHEREAS, in connection with the Restructuring, the parties hereto have agreed that the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) are intended to be exchanged for a combination of cash and New UPC Polska Notes (as defined below) on the terms set forth in this Agreement; and

        WHEREAS, to facilitate the implementation of the Restructuring, including, without limitation, the Plan, each Participating Noteholder is prepared, subject to the terms and conditions of this Agreement, to vote its Restricted Claims in favor of the Plan, as it may be modified in accordance with the terms of this Agreement; and

        WHEREAS, in furtherance of the transactions contemplated hereby, each of the parties hereto has agreed to take certain other actions, all as more fully set forth herein;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; CROSS-REFERENCES; INTERPRETATION

        Section 1.1    Definitions.    For purposes of this Agreement, each of the following terms shall have the respective meaning ascribed thereto.

        "Affiliate" means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.

2

        "Affiliate Indebtedness" means the debt owed by UPC Polska to UPC or any of its Affiliates (other than UPC Polska or any of its controlled Affiliates) as set forth on Schedule 1.1 hereto.

        "beneficial ownership" shall have the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the date hereof), whether or not applicable.

        "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York, London, England, or Warsaw, Poland, shall be authorized or required by law to close.

        "Confirmation Date" shall mean the date on which the Plan is confirmed by the US Bankruptcy Court.

        "control" shall mean with respect to any Person (i) the power, directly or indirectly by contract, proxy or otherwise, to vote or cause to be voted more than 50% of the voting power of the Voting Securities of such Person or (ii) the power (as general partner, manager, or otherwise) to control the management and affairs of such Person. The words "controlling" and "under common control with" shall have correlative meanings.

        "Effective Date" shall mean the Business Day that is no more than eleven (11) Business Days following the date on which all conditions precedent to the consummation of the Plan have either been satisfied or, to the extent permitted in the Plan, duly waived and on which such day the Plan becomes effective and final.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Expense Reimbursement Agreement" shall mean that certain Agreement dated as of December 11, 2002, among GoldenTree Asset Management LLC, SISU Capital Limited, Strong Capital Management, Cahill Gordon & Reindel LLP and UPC Polska, Inc. and Poland Communications, Inc.

        "Filing Date" shall mean the date on which the Chapter 11 Case is commenced under US Bankruptcy Law.

        "GAAP" shall mean, as of any date of determination, United States generally accepted accounting principles as in effect on such date of determination.

        "General Unsecured Creditors" means all general unsecured creditors of UPC Polska, other than holders of the UPC Polska Notes, the UPC Telecom Notes, the Belmarken Notes or the Affiliate Indebtedness, in their capacities as such.

        "Governmental Entity" shall mean any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority, commission or any national securities exchange, market or automated quotation system.

        "Judgment" shall mean any order, writ, injunction, award, judgment, ruling or decree of any Governmental Entity.

        "Law" shall mean any statute, law, code, ordinance, rule or regulation of any Governmental Entity.

        "Lien" shall mean any pledge, claim, equity, option, lien, charge, mortgage, easement, right-of-way, call right, right of first refusal, "tag"- or "drag"- along right, encumbrance, security interest or other similar restriction of any kind or nature whatsoever, but excluding any of the foregoing created or imposed by or pursuant to this Agreement.

3

        "Majority-in-Interest of the Participating Noteholders" shall mean, with respect to any date of determination, Participating Noteholders holding a majority of the claims arising under the UPC Polska Notes held by all of the Participating Noteholders on such date of determination.

        "New UPC" shall mean UGC Europe, Inc.

        "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a government or any department or agency thereof.

        "Planned Filing Date" shall mean July 7, 2003, or any other date that UPC Polska designates as the date on which UPC Polska proposes to commence the Chapter 11 Case.

        "Reece Note" shall mean that certain Promissory Note due August 28, 2003, in the original principal amount of $10,000,000 and an outstanding principal amount of $6,000,000 payable by UPC Polska, Inc. to Reece Communications, Inc. and guaranteed by UPC, as amended by that certain Rescission and Amendment Agreement effective March 22, 2002.

        "Restricted Claims" shall mean, with respect to any Person, any UPC Polska Notes, Other UPC Polska Notes, Affiliate Indebtedness, UPC Polska Voting Securities or other claims against, or interests in, UPC Polska that such Person or its controlled Affiliates now owns or controls, together with any UPC Polska Notes, Other UPC Polska Notes, Affiliate Indebtedness, UPC Polska Voting Securities or other claims against, or interests in, UPC Polska which such Person or its controlled Affiliates may come to own or control between the date hereof and the termination of this Agreement.

        "Restriction" with respect to any capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract (but excluding this Agreement), any Law, license, permit or Judgment that, conditionally or unconditionally: (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any Person acquiring; (x) any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security; (y) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security; or (z) any interest in such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, proceeds or distributions.

        "SEC" shall mean the United States Securities and Exchange Commission, or any successor agency.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Subsidiary" with respect to any Person shall mean (i) a corporation, a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time,

4

directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such stock is subject to a voting agreement or similar Restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (x) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (y) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar Restriction) or (y) in the absence of such a governing body, a majority ownership interest.

        "UGC" shall mean UnitedGlobalCom, Inc., a Delaware corporation.

        "UPC" shall mean United Pan-Europe Communications N.V., a corporation incorporated under the laws of The Netherlands.

        "UPC Polska Voting Securities" shall mean all equity securities of UPC Polska entitled to vote at a meeting of shareholders or by consent obtained without a meeting of the sole stockholder of UPC Polska.

        "Voting Securities" shall mean, with respect to any Person, any equity interest of such Person having general voting power under ordinary circumstances to participate in the election of members of the governing body of such Person (irrespective of whether at the time any other class of equity interest of such Person shall have or might have voting power by reason of the happening of any contingency).

        Section 1.2    Cross-references.    For purposes of this Agreement, each of the following terms shall have the meaning ascribed thereto in the respective Section of this Agreement indicated on the table below.

2008 Indenture	Recitals
2009 Indenture	Recitals
2008 Notes	Recitals
2009 Notes	Recitals
Agreement	Preamble
Belmarken	Preamble
Belmarken Notes	Recitals
Cash Consideration	2.2
Chapter 11 Case	Recitals
Committee	Recitals
Critical Creditors	2.5
Disclosure Statement	Recitals
Indentures	Recitals
New UPC Polska Notes	2.2
New UPC Polska Stock	2.3
Other Cash Consideration	2.3
Other UPC Polska Notes	Recitals
Participating Noteholder(s)	Preamble
Plan	Recitals
Required UPC Polska Consents	5.4
Restructuring	Recitals

5

Series C Indenture	Recitals
Series C Notes	Recitals
Telecom Junior Notes	Recitals
Telecom Owned UPC Polska Notes	Recitals
Telecom Pari Passu Notes	Recitals
Third Party Noteholder Consideration	2.2
UPC Entities	Preamble
UPC Entities Consideration	2.3
UPC Polska	Preamble
UPC Polska Equity	2.8
UPC Polska Notes	Recitals
UPC Polska SEC Documents	5.5
UPC Polska Stock	5.2
UPC Telecom	Preamble
UPC Telecom Notes	Recitals
US Bankruptcy Code	Recitals
US Bankruptcy Court	Recitals
US Bankruptcy Rules	Recitals

        Section 1.3    Interpretation.    When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Capitalized terms used in this Agreement shall have meanings equally applicable to both the singular and plural forms and masculine, feminine and neuter genders. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

ARTICLE II
RESTRUCTURING

        Section 2.1    The Restructuring.

        (a)    General Structure.    The Restructuring is intended to be implemented in compliance with the applicable laws of the United States of America. In order to achieve this objective, the Restructuring will consist of several different elements, each of which is an integral aspect of the Restructuring and, as such, are non-severable, and which will provide the holders of claims against, and interests in, UPC Polska with certain treatment in connection with the satisfaction of their claims and interests.

        (b)    Alternate Structures.    All parties agree that in the event that UPC Polska and UPC Telecom determine, with the written consent of a Majority-in-Interest of the Participating Noteholders that it is necessary to effect material changes to the transaction structure described in this Agreement in order to more effectively achieve the economic and other objectives contemplated by this Agreement or to comply with the requests of any tax or regulatory authority, each party hereto will consent to and take such actions as may be reasonably necessary to facilitate such changes.

        Section 2.2    Treatment of UPC Polska Notes (Other than the Telecom Owned UPC Polska Notes).

        (a)    Treatment of UPC Polska Notes (Other than the Telecom Owned UPC Polska Notes).    The Plan shall provide that, on or as soon as practicable after the Effective Date, and on the terms and conditions set forth herein and in the Plan, UPC Polska shall exchange (i) an aggregate amount of cash equal to $80,000,000.00 (the "Cash Consideration") and (ii) new notes to be issued by UPC Polska in the aggregate principal amount of $60,000,000.00, which will be subject to the Indenture in substantially the form attached hereto as Annex C and otherwise reasonably satisfactory to the Participating Noteholders (the "New UPC Polska Notes" and, collectively with the Cash Consideration, the "Third Party Noteholder Consideration") for the outstanding UPC Polska Notes (other than the Telecom Owned UPC Polska Notes). The holders of the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) shall each receive a pro rata amount of the Third Party Noteholder Consideration based

6

on the amount of their claims in respect of the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) on the Filing Date.

        (b)    Equal Payment Consideration.    Except as provided in Section 8.9, all holders of the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) shall receive the Third Party Noteholder Consideration regardless of whether they are a Participating Noteholder.

        (c)    UPC Polska Notes Impaired.    The holders of each series of UPC Polska Notes shall be deemed to be impaired for purposes of the US Bankruptcy Code and the US Bankruptcy Rules and shall be entitled to vote upon the Plan.

        (d)    Full Satisfaction and Discharge.    The receipt of the Third Party Noteholder Consideration in accordance with the terms of this Agreement and the Plan by the holders of UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) shall constitute a full satisfaction, settlement, release and discharge of all the claims of each holder of UPC Polska Notes pursuant to the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) and the related Indentures.

        Section 2.3    Treatment of Telecom Owned UPC Polska Notes, Telecom Pari Passu Notes, Belmarken Notes and Affiliate Indebtedness.

        (a)    Treatment of Telecom Owned UPC Polska Notes, Telecom Pari Passu Notes, Belmarken Notes and Affiliate Indebtedness.    The Plan shall provide that, on or as soon as practicable after the Effective Date, and on the terms and conditions set forth herein and in the Plan, the holders of the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes and the Affiliate Indebtedness shall receive (i) an aggregate amount of cash equal to $15,000,000.00 (the "Other Cash Consideration") and (ii) 100% of the newly issued common stock of UPC Polska (the "New UPC Polska Stock" and, collectively with the Other Cash Consideration, the "UPC Entities Consideration") for the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes and the Affiliate Indebtedness. The holders of the Telecom Owned UPC Polska Notes, Telecom Pari Passu Notes, Belmarken Notes and Affiliate Indebtedness, shall each receive a pro rata amount of the UPC Entities Consideration based on the amount of their claims in respect of the Telecom Owned UPC Polska Notes, Telecom Pari Passu Notes, Belmarken Notes and Affiliate Indebtedness on the Filing Date.

        (b)    Telecom Owned UPC Polska Notes, Telecom Pari Passu Notes and Belmarken Notes Impaired.    The holders of the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes and the Affiliate Indebtedness shall be deemed to be impaired for purposes of the US Bankruptcy Code and the US Bankruptcy Rules and shall be entitled to vote upon the Plan.

        (c)    Full Satisfaction and Discharge.    The receipt of the UPC Entities Consideration by the UPC Entities in accordance with the terms of this Agreement and the Plan shall constitute a full satisfaction, settlement, release and discharge of the claims and interests of each holder of Telecom Owned UPC Polska Notes, Telecom Pari Passu Notes, Belmarken Notes and Affiliate Indebtedness pursuant to the Telecom Owned UPC Polska Notes, Telecom Pari Passu Notes, Belmarken Notes, in the case of the Telecom Owned UPC Polska Notes, the related Indentures, and in the case of the Affiliate Indebtedness, the related documents.

        Section 2.4    Treatment of Telecom Junior Notes.

        (a)    Treatment of Telecom Junior Notes.    The Plan shall provide that the holders of the Telecom Junior Notes shall receive no consideration in exchange for the Telecom Junior Notes, which shall be cancelled on the Effective Date by operation of the Plan and shall thereafter be of no further force and effect.

        (b)    Telecom Junior Notes Impaired.    The holders of the Telecom Junior Notes shall be deemed to be impaired for purposes of the US Bankruptcy Code and the US Bankruptcy Rules and shall be deemed to reject the Plan and shall not be entitled to vote upon the Plan.

        (c)    Full Satisfaction and Discharge.    The occurrence of the Effective Date and the consummation of the Plan in accordance with the terms of this Agreement shall result in a full satisfaction, settlement,

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release and discharge of the claims of each holder of Telecom Junior Notes pursuant to the Telecom Junior Notes.

        Section 2.5    Treatment of Critical Creditors.    The parties hereto agree that certain creditors of UPC Polska identified on Schedule 2.5 hereto by UPC Polska (the "Critical Creditors") are critical to the operation of the business of UPC Polska as a going concern. As such, the parties hereto agree that UPC Polska will use commercially reasonable efforts to pay such Critical Creditors in full before the Filing Date and, to the extent that any are not paid in full as of the Filing Date, the parties hereto agree to support a motion in the US Bankruptcy Court to permit the payment in full of such Critical Creditors on or as soon as is possible after the Filing Date, subject to the approval of the US Bankruptcy Court. Furthermore, the Plan will provide that the obligations of UPC Polska to the Critical Creditors, to the extent remaining unpaid on the Effective Date, will be left unimpaired, assumed and reinstated under the Plan and, subject to the approval of the US Bankruptcy Court, paid in full in cash on or as soon as practicable after the Effective Date. UPC Polska shall, subject to the approval of the US Bankruptcy Court, pay the claims of such Critical Creditors in full in cash on or as soon as practicable after the Filing Date.

        Section 2.6    Treatment of General Unsecured Creditors.

        (a)    Treatment of General Unsecured Creditors.    The Plan shall provide that, on or as soon as practicable after the Effective Date, and on the terms and conditions set forth herein and in the Plan, UPC Polska shall exchange the amount and type of consideration per $1,000.00 of claim amount of each undisputed General Unsecured Creditor of UPC Polska as set forth on Schedule 2.6 (including the holder of the Reece Note) which is equal to the amount and type of consideration per $1,000.00 of claim amount payable to the holders of UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) pursuant to Section 2.2 of this Agreement.

        (b)    General Unsecured Creditors' Claims Impaired.    The claims of all General Unsecured Creditors shall be deemed to be impaired for purposes of the US Bankruptcy Code and the US Bankruptcy Rules and shall be entitled to vote upon the Plan.

        (c)    Full Satisfaction and Discharge.    The receipt of the consideration contemplated by and in accordance with the terms of this Agreement and the Plan shall constitute a full satisfaction, settlement, release and discharge of the claims of each General Unsecured Creditor.

        Section 2.7    Administrative and Other Priority Claims.    The Plan will provide that on or as soon as practicable after the Effective Date, each holder of allowed administrative or other priority claims under the US Bankruptcy Code shall receive cash equal to the full amount of its allowed claim or will otherwise be left unimpaired and reinstated or shall be accorded such other treatment as UPC Polska and such holder agree to in writing.

        Section 2.8    Treatment of UPC Polska Equity.

        (a)    Treatment of UPC Polska Equity.    The Plan shall provide that the holders of all outstanding shares of UPC Polska Stock (as defined below) and the holders of all rights, options and warrants to acquire shares of UPC Polska Stock (collectively with the shares of UPC Polska Stock, the "UPC Polska Equity") shall receive no consideration in exchange for such shares of UPC Polska Stock or such rights, options or warrants, as the case may be, and such shares of UPC Polska Stock and such rights, options or warrants, as the case may be, shall be cancelled on the Effective Date by operation of the Plan and shall thereafter be of no further force and effect.

        (b)    UPC Polska Equity Impaired.    The holders of the UPC Polska Equity shall be deemed to be impaired for purposes of the US Bankruptcy Code and the US Bankruptcy Rules and shall be deemed to reject the Plan and shall not be entitled to vote upon the Plan.

        (c)    Full Satisfaction and Discharge.    The occurrence of the Effective Date and the consummation of the Plan in accordance with the terms of this Agreement shall result in a full satisfaction, settlement, release and discharge of the claims of each holder of UPC Polska Equity.

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ARTICLE III
DISCLOSURE STATEMENT; PLAN

        Section 3.1    Disclosure Statement and Plan.    As promptly as practicable, but not less than fifteen (15) calendar days prior to the Planned Filing Date, UPC Polska shall prepare and circulate the Plan to UPC Telecom and the Participating Noteholders. The Plan shall contain customary conditions precedent to the consummation of the Plan including, without limitation, the requirements that (i) the New UPC Polska Notes be listed on The PORTAL Market and (ii) the New UPC Polska Notes shall have been rated by either Standard and Poor's Ratings Group or Moody's Investors Service, Inc. Provided that (a) a Majority-in-Interest of the Participating Noteholders does not give written notice within fifteen (15)-days of receipt of the Plan that the contents of the Plan are inconsistent in any material respect with this Agreement, stating such inconsistencies with specificity, or (b) if such notice has been provided, any such inconsistency has been remedied to the satisfaction of a Majority-in-Interest of the Participating Noteholders, UPC Polska shall, subject to the approval of UPC Telecom, file the Plan with the US Bankruptcy Court as promptly as practicable thereafter, but in any event within no more than three (3) Business Days following the last to occur of the Filing Date, the expiration of the fifteen (15)-day period provided for in the immediately preceding subsection (a) or the satisfaction of the requirements in the immediately preceding subsection (b). If the Participating Noteholders object to the contents of the Plan and UPC Polska continues to work in good faith to resolve such objections, the right of the Participating Noteholders to terminate this Agreement pursuant to Section 9.1(a)(ii) and 9.1(a)(iii) hereof, shall not be available until thirty (30) calendar days following the date on which UPC Polska receives the Participating Noteholders' objections. Within not more than fifteen (15) calendar days after the Filing Date, UPC Polska shall prepare and circulate the Disclosure Statement to UPC Telecom and the Participating Noteholders. Provided that (x) a Majority-in-Interest of the Participating Noteholders does not give notice within fifteen (15) days of receipt of the Disclosure Statement that the contents of the Disclosure Statement are inconsistent in any material respect with this Agreement, stating such inconsistencies with specificity, or (y) if such notice has been provided, any such inconsistency has been remedied to the satisfaction of a Majority-in-Interest of the Participating Noteholders, UPC Polska shall, subject to the approval of UPC Telecom, file the Disclosure Statement with the US Bankruptcy Court as promptly as practicable thereafter, but in any event within no more than three (3) Business Days following the last to occur of fifteen (15) calendar days after the Filing Date, the expiration of the fifteen (15)-day period provided for in the immediately preceding subsection (x) or the satisfaction of the requirements in the immediately preceding subsection (y). If the Participating Noteholders object to the contents of the Disclosure Statement and UPC Polska continues to work in good faith to resolve such objections, the right of the Participating Noteholders to terminate this Agreement pursuant to Section 9.1(a)(iii) hereof, shall not be available until thirty (30) calendar days following the date on which UPC Polska receives the Participating Noteholders' objections. The UPC Entities, the Participating Noteholders and UPC Polska shall cooperate with each other in good faith (including with respect to the resolution of any dispute with respect to the Chapter 11 Case, the Plan or the Disclosure Statement) and provide each other with all additional information necessary for inclusion in the Disclosure Statement and the Plan. The terms of the Restructuring set forth in Article II hereof will be described in the Disclosure Statement and the Plan. Each of UPC Polska, the UPC Entities and the Participating Noteholders shall use its respective commercially reasonable efforts to (i) have the Disclosure Statement and the Plan approved by the US Bankruptcy Court as promptly as practicable after such filing and (ii) cause the Disclosure Statement, together with any amendment or supplement thereto, to be mailed to the holders of the Belmarken Notes, the UPC Polska Notes, the UPC Telecom Notes, the Affiliate Indebtedness and the UPC Polska Equity, as well as to the General Unsecured Creditors, the Critical Creditors and to all other holders of claims against, and interests in, UPC Polska who are entitled to receive such Disclosure Statement and the Plan, as promptly as practicable after the

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Disclosure Statement is approved by the US Bankruptcy Court. If a Majority-in-Interest of the Participating Noteholders has not given notice as provided in this paragraph 3.1, or if the inconsistencies set forth in such notice have been remedied as provided in this paragraph 3.1, the Participating Noteholders, in their individual capacities and as member of the Committee, agree not to object to the approval of the Plan and the Disclosure Statement and to vote in favor of the Plan.

        Section 3.2    Amendments.    To the extent practicable, UPC Polska shall provide each of the UPC Entities and the Participating Noteholders with a reasonable opportunity, but in no event less than two (2) Business Days, in the case of any amendment or supplement to the Plan or the Disclosure Statement filed with the US Bankruptcy Court, prior to filing such amendment or supplement with the US Bankruptcy Court and shall provide each with a copy of all such filings made with the US Bankruptcy Court. Provided that (a) a Majority-in-Interest of the Participating Noteholders does not give notice within two (2)-days of receipt of the amendment or supplement that the contents of any such amendment or supplement to the Plan or the Disclosure Statement are inconsistent in any material respect with this Agreement, stating such inconsistencies with specificity, or (b) if such notice has been provided, any such inconsistency has been remedied to the satisfaction of a Majority-in-Interest of the Participating Noteholders, UPC Polska shall, subject to the approval of UPC Telecom, file such amendment or supplement with the US Bankruptcy Court as promptly as practicable thereafter, but in any event within no more than three (3) Business Days following either the expiration of the two (2)-day period provided for in subsection (a) or the satisfaction of the requirements in subsection (b). If the Participating Noteholders object to the contents of any amendment or supplement to the Plan or the Disclosure Statement and UPC Polska continues to work in good faith to resolve such objections, the right of the Participating Noteholders to terminate this Agreement pursuant to Section 9.1(b)(i) hereof, shall not be available until thirty (30) calendar days following the date on which UPC Polska receives the Participating Noteholders' objections.

        Section 3.3    Response to Comments.    UPC Polska shall use its commercially reasonable efforts to provide the Participating Noteholders and the UPC Entities with a draft of any proposed response to any objections raised by parties in interest before the US Bankruptcy Court with respect to the Disclosure Statement and the Plan. UPC Polska shall notify each of the UPC Entities and the Participating Noteholders as promptly as practicable of the receipt of any such objections to the Disclosure Statement and the Plan and shall supply each of them with copies of all material correspondence received, if any, with respect to the Disclosure Statement and the Plan.

ARTICLE IV
VOTING PROVISIONS

        Section 4.1    Certain Voting Matters.    Each party hereto, including without limitation, UPC Telecom and Belmarken (each on its own behalf and on behalf of the other) and each of the Participating Noteholders, agrees that, for so long as this Agreement remains in effect, such party shall cause all UPC Polska Notes now beneficially owned or the beneficial ownership of which is hereafter acquired by such party, to be voted at all meetings, or consents obtained without meetings, of holders of UPC Polska Notes against the enforcement of any remedies under the relevant Indentures and shall take all such action as may be necessary to instruct the trustees under the relevant Indentures to act in a manner consistent with this Agreement, including, without limitation, by voting to instruct such trustees to rescind any action taken to accelerate the UPC Polska Notes or to enforce remedies under the relevant Indentures.

        Section 4.2    Voting After the Filing Date.

        (a)    Agreement to Vote for Plan.    Subject to Section 4.4 hereof, the UPC Entities and each Participating Noteholder irrevocably agree, during the period commencing on the date of this

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Agreement and continuing until the termination of this Agreement, as provided in Article IX of this Agreement, (i) to vote, when properly solicited to do so, timely all of its Restricted Claims in favor of the Plan, as the Plan may be modified from time to time in accordance with the terms of Section 4.2(b), below, by timely executing ballots in favor of the Plan, (ii) not to attempt to modify, condition, revoke or withdraw such vote in favor of the Plan so long as the Plan is not modified in violation of Section 4.2(b), (iii) not to support or encourage, directly or indirectly, any financial restructuring concerning UPC Polska, other than as set forth in this Agreement or the Plan, and (iv) not to oppose the approval of the Disclosure Statement or the confirmation of the Plan or take any action inconsistent with this Agreement or the Plan; provided, that the terms and conditions set forth in this Agreement are substantially consistent with the terms and conditions set forth in the Plan, as modified by any revisions thereto permitted hereby. Each party agrees that its agreement hereunder may be disclosed in solicitation materials prepared in connection with the Plan.

        (b)    Modifications.    Notwithstanding any provision of this Agreement, UPC Polska, may with the written consent of the UPC Entities and a Majority-in-Interest of the Participating Noteholders, make such changes and modifications to the Plan and/or the Disclosure Statement as UPC Polska, in its reasonable discretion deems necessary and appropriate, and to the extent permissible under the US Bankruptcy Code, in order to have the Disclosure Statement approved by the US Bankruptcy Court and the Plan confirmed by the US Bankruptcy Court; provided that no party hereto shall be required to support a Plan that alters the principal amount or payment terms of the New UPC Polska Notes or the Cash Consideration unless such modification has been approved by each of the Participating Noteholders; provided, further, that no party hereto shall be required to support a Plan that deviates from the terms and conditions of this Agreement in a manner that is materially adverse to such party, unless (i) with respect to Participating Noteholders, such deviations are applicable generally to the UPC Polska Notes, and have been approved by holders of UPC Polska Notes owning, as of the date of such modification, a majority of the aggregate principal amount of the outstanding UPC Polska Notes (which such majority shall include a Majority-in-Interest of the Participating Noteholders), in each case excluding for this purpose any Telecom Owned UPC Polska Notes, or (ii) with respect to holders of any other class of claims against, or interests in, UPC Polska, such deviations are applicable generally to the claims or interests of such class and have been approved by holders of claims or interests of such class owning, as of the date of such modification, a majority-in-interest of the aggregate outstanding claims or interests of such class, other than claims or interests of such class owned by the UPC Entities.

        Section 4.3    Direction of Trustees.    Each of the Participating Noteholders agrees that it shall use commercially reasonable efforts to cause each of the trustees under the Indentures to take such action as is necessary or desirable and which is consistent with the Trust Indenture Act of 1939, as amended to date, and any other applicable Law to implement the actions and achieve the results contemplated in this Agreement; provided that no Participating Noteholder should be required to expend its own funds in doing so or be required to provide the applicable Trustee with indemnity for its actions pursuant hereto.

        Section 4.4    Acknowledgement.    This Agreement is not, and shall not be deemed to be, a solicitation of votes to accept the Plan or an offering of any securities to be issued under the Plan. Neither UPC Telecom, UPC Polska nor any of their respective controlled Affiliates shall solicit acceptances of the Plan from, or offer such securities to, the Participating Noteholders or any other creditor or holder of any other claim against, or interest in, UPC Polska until the Disclosure Statement has been approved by the US Bankruptcy Court and the holders of the Belmarken Notes, the UPC Polska Notes, the UPC Telecom Notes, the Affiliate Indebtedness, the UPC Polska Equity, the General Unsecured Creditors, the Critical Creditors and the other creditors and holders of any other claims against, or interests in, UPC Polska have been provided with all applicable solicitation materials and related ballots.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF UPC POLSKA

        UPC Polska hereby represents and warrants to each of the other parties hereto that the statements contained in this Article V are true and correct.

        Section 5.1    Organization.    UPC Polska is a corporation duly organized and validly existing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

        Section 5.2    Capitalization.    (a) The authorized capital stock of UPC Polska now consists, and immediately prior to the Effective Date will consist, solely of 1,000 shares of authorized common stock (the "UPC Polska Stock"), par value $.01 per share, of which 1,000 shares are currently issued and outstanding as of the close of business on the date hereof. All of the outstanding share capital or other equity interests, as the case may be, of UPC Polska are duly authorized, validly issued, fully paid and non-assessable, are owned by UPC Telecom, and are not subject to, nor were they issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, and were issued in compliance with applicable securities laws and regulations.

        (b)    Except as set forth above or on Annex D attached hereto, and except for the transactions contemplated by this Agreement, (i) there is no capital stock or other security (voting or nonvoting) of UPC Polska that is authorized, issued or outstanding, (ii) there are no outstanding or authorized options, warrants, calls, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, agreements, arrangements, commitments or claims of any character, contingent or otherwise, relating to the issued or unissued capital stock of UPC Polska or obligating UPC Polska to issue, transfer or sell or cause to be issued, transferred or sold any capital stock or other equity interests in UPC Polska or securities convertible into or exchangeable for such shares or equity interests, or obligating UPC Polska to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, convertible or exchangeable security, agreement, arrangement, commitment or claim, and (iii) there are no outstanding contractual obligations of UPC Polska to repurchase, redeem or otherwise acquire any capital stock of UPC Polska.

        Section 5.3    Authorization; Validity of Agreement; Corporate Action.    UPC Polska has full corporate power and authority to execute, deliver and, in respect of all actions referenced in the remainder of this sentence, subject to obtaining the approval of the US Bankruptcy Court, perform this Agreement and execute, deliver and perform each instrument required hereby to be executed and delivered and performed by UPC Polska pursuant to this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by UPC Polska of this Agreement and each instrument required hereby to be executed and delivered by UPC Polska pursuant to this Agreement and the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by UPC Polska's board of directors, and no other corporate action on the part of UPC Polska is necessary to authorize the execution, delivery and performance by UPC Polska of this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by UPC Polska, and, assuming due and valid authorization, execution and delivery hereof by each other party hereto, is a valid and binding obligation of UPC Polska enforceable against UPC Polska in accordance with its terms, subject to the approval of the US Bankruptcy Court.

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        Section 5.4    Consents and Approvals; No Violations.    The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by UPC Polska with the provisions of this Agreement will not:

          (a)   violate or conflict with or result in any material breach of any provision of the Certificate of Incorporation or By-laws or other organizational documents of UPC Polska;

          (b)   require any filing, recordation, declaration or registration with, or permit, order, authorization, consent, waiver or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity to which UPC Polska is subject, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Restructuring and the transactions contemplated hereby and thereby and (ii) the commencement of the Chapter 11 Case and the receipt of the requisite approvals of the US Bankruptcy Court (collectively, the "Required UPC Polska Consents"); or

          (c)   subject to obtaining the Required UPC Polska Consents, materially violate any of the terms, conditions or provisions of any Law or Judgment of any Governmental Entity to which UPC Polska is subject or by which UPC Polska or any of UPC Polska's assets are bound;

excluding from preceding clauses (b) and (c) such matters that have not resulted in, do not result in, and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on the ability of UPC Polska or its Subsidiaries to perform its respective material obligations under this Agreement, and to consummate the Restructuring and the transactions contemplated hereby and thereby.

        Section 5.5    SEC Reports and Financial Statements.    Except for such delays as are the subject of Forms 12b-25 timely filed with the SEC, UPC Polska has filed with the SEC all forms, reports, schedules, statements and other documents (including, in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) required to be filed by it since January 1, 1999 under the Exchange Act or the Securities Act (as such documents have been amended or supplemented between the time of their respective filing and the date hereof, the "UPC Polska SEC Documents"). Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such filing prior to the date hereof), the UPC Polska SEC Documents (including, without limitation, any financial statements or schedules included therein), (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the financial statements contained in the UPC Polska SEC Documents (including, in each case, any related notes and schedules) has been prepared from, and is in accordance with, the books and records of UPC Polska and its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP as in effect during such periods (except as may be indicated in the notes thereto) and fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of UPC Polska and its consolidated Subsidiaries at the dates and for the periods covered thereby.

        Section 5.6    Brokers.    Except for the fees and expenses of FTI Consulting, Inc. (whose fees and expenses shall be paid by UPC Polska in accordance with UPC Polska's agreements with such firms), no agent, broker, Person or firm acting on behalf of UPC Polska is or will be entitled to any advisory or other fee, commission or broker's or finder's fee from any party hereto (or any of their respective Affiliates) in connection with this Agreement, the Restructuring or any of the transactions contemplated hereby or thereby.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF
THE UPC ENTITIES

        Each UPC Entity hereby represents and warrants to each of the other parties hereto (other than each other UPC Entity) that the statements contained in this Article VI are true and correct.

        Section 6.1    Organization.    Such UPC Entity is a private company with limited liability (besloten vennootschap) duly organized and validly existing under the Laws of The Netherlands and has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

        Section 6.2    Authorization; Validity of Agreement; Corporate Action.    Such UPC Entity has the full company power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it pursuant to this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such UPC Entity of this Agreement and each instrument required hereby to be executed and delivered by such UPC Entity pursuant to this Agreement and the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Management of such UPC Entity and no other company action on the part of such UPC Entity is necessary to authorize the execution, delivery and performance by such UPC Entity of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such UPC Entity and, assuming due and valid authorization, execution and delivery hereof by each other party hereto, is a valid and binding obligation of such UPC Entity enforceable against such Person in accordance with its terms, except that the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect or to the discretion of any court before which a proceeding is brought.

        Section 6.3    Consents and Approvals; No Violations.    The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance by such UPC Entity with the provisions of this Agreement will not:

          (a)   violate or conflict with or result in any breach of any provision of the Articles of Association or other organizational documents of such UPC Entity;

          (b)   require any filing, recordation, declaration or registration with, or permit, order, authorization, consent, waiver or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity to which such UPC Entity or any of its Subsidiaries is subject, except for the receipt of any requisite US Bankruptcy Court approvals; or

          (c)   subject to obtaining the approvals specified in Section 6.3(b), materially violate any of the terms, conditions or provisions of any Law or Judgment of any Governmental Entity to which such UPC Entity or any of its respective Subsidiaries is subject or by which any of the foregoing or any of their respective assets are bound;

excluding from preceding clauses (b) and (c) such matters that have not resulted in, do not result in, and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on the ability of such UPC Entity to perform its obligations under this Agreement, and to consummate the Restructuring and the transactions contemplated hereby and thereby.

        Section 6.4    Ownership of Securities.

        (a)    UPC Telecom.    UPC Telecom is the record and beneficial owner of the UPC Telecom Notes, the UPC Polska Stock and the other claims and interests in UPC Polska set forth on Schedule 6.4(a)

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hereto, free and clear of all Liens, encumbrances and adverse claims, and UPC Telecom has no claim or interest, contingent or otherwise, against UPC Polska except for the claims or interests set forth on Schedule 6.4(a) hereto.

        (b)    Belmarken.    Belmarken is the record and beneficial owner of the Belmarken Notes and the other claims and interests in UPC Polska set forth on Schedule 6.4(b) hereto, free and clear of all Liens, encumbrances and adverse claims, and Belmarken has no claim or interest, contingent or otherwise, against UPC Polska except for the claims or interests set forth on Schedule 6.4(b) hereto.

        Section 6.5    Certain Securities Law Matters.    Each of the UPC Entities hereby further represents and warrants for itself that:

          (a)   Such Person, by virtue of such Person's expertise, the advice available to such Person, and its previous investment experience, has extensive knowledge and experience in financial and business matters, investments, securities and private placements and the capability to evaluate the merits and risks of this Agreement, the Restructuring and the transactions contemplated hereby and thereby.

          (b)   Such Person is entering into this Agreement, the Restructuring and the transactions contemplated hereby and thereby for such Person's own account and such Person intends to acquire any New UPC Polska Stock issued in connection with the Restructuring for investment purposes only and not with a view to, or the intention of, distributing any such securities in violation of the Securities Act or any other applicable securities laws of the United States or any political subdivision thereof, and any such securities will not be disposed of in contravention of the Securities Act or any other applicable securities laws of the United States or any political subdivision thereof.

          (c)   Such Person is able to bear the economic risk of the transactions contemplated by this Agreement and the Restructuring (including, without limitation, the complete loss of such investment) for an indefinite period of time.

          (d)   Such Person has had an opportunity to ask questions and receive answers concerning the business and affairs of UPC Polska and such other matters concerning its current loans to UPC Polska, the Restructuring and the transactions contemplated hereby and thereby and has had full access to such other information concerning UPC Polska, the Restructuring and the transactions contemplated hereby and thereby as such Person has requested.

          (e)   Such Person is a "qualified institutional buyer", as such term is defined pursuant to Rule 144A(a) promulgated under the Securities Act, or, if not such a "qualified institutional buyer", such Person is an "accredited investor" as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D, promulgated under the Securities Act.

        Section 6.6    Brokers.    No agent, broker, Person or firm acting on behalf of any of the UPC Entities is or will be entitled to any advisory or other fee, commission or broker's or finder's fee from any party hereto (or any of their respective Affiliates) in connection with this Agreement, the Restructuring or any of the transactions contemplated hereby or thereby other than J.P. Morgan & Co. and Credit Suisse First Boston LLC, whose fees and expenses shall be paid by UPC Polska in accordance with its agreement with the UPC Entities.

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ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PARTICIPATING NOTEHOLDERS

        Each Participating Noteholder, for itself and no other party, hereby represents and warrants to each of the other parties hereto that the statements contained in this Article VII are true and correct.

        Section 7.1    Organization.    Such Participating Noteholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

        Section 7.2    Authorization; Validity of Agreement; Noteholder Action.    Such Participating Noteholder has the full institutional power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it pursuant to this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Participating Noteholder of this Agreement and each instrument required hereby to be executed and delivered by such Participating Noteholder pursuant to this Agreement, and the performance of such Participating Noteholder's obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors or other governing body or appropriate authorized officers or representatives and no other institutional action on the part of such Participating Noteholder is necessary to authorize the execution, delivery and performance by such Participating Noteholder of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Participating Noteholder and, assuming due and valid authorization, execution and delivery hereof by each other party hereto, is a valid and binding obligation of such Participating Noteholder enforceable against such Participating Noteholder in accordance with its terms, except that the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect or to the discretion of any court before which a proceeding is brought.

        Section 7.3    Consents and Approvals; No Violations.    The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance by such Participating Noteholder with the provisions of this Agreement will not:

          (a)   violate or conflict with or result in any breach of any provision of the Certificate of Incorporation, By-laws or other organizational documents of such Participating Noteholder;

          (b)   require any filing, recordation, declaration or registration with, or permit, order, authorization, consent, waiver or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity to which such Participating Noteholder or any of its Affiliates is subject, except for (i) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement, the Restructuring and the transactions contemplated hereby and thereby and (ii) the receipt of requisite US Bankruptcy Court approvals; or

          (c)   subject to obtaining the approvals specified in Section 7.3(b), materially violate any of the terms, conditions or provisions of any Law or Judgment of any Governmental Entity to which such Participating Noteholder is subject or by which such Participating Noteholder or any of its assets are bound;

excluding from preceding clauses (b) and (c) such matters that have not resulted in, do not result in, and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on the ability of such Participating Noteholder to perform its obligations under this Agreement, and to consummate the Restructuring and the transactions contemplated hereby and thereby.

        Section 7.4    Ownership of Securities.    Such Participating Noteholder is the lawful beneficial owner of the UPC Polska Notes and other claims against, or interests in, UPC Polska set forth on

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Schedule 7.4 hereto, free and clear of all Liens, encumbrances and adverse claims, and such Participating Noteholder has no claims or interests, contingent or otherwise, against UPC Polska except for the claims and interests set forth on Schedule 7.4 hereto.

        Section 7.5    Certain Securities Law Matters.

        (a)   Such Participating Noteholder, by virtue of such Participating Noteholder's expertise, the advice available to such Participating Noteholder, and its previous investment experience, has extensive knowledge and experience in financial and business matters, investments, securities and private placements and the capability to evaluate the merits and risks of this Agreement, the Restructuring and the transactions contemplated hereby and thereby.

        (b)   Such Participating Noteholder is entering into this Agreement, the Restructuring and the transactions contemplated hereby and thereby for such Participating Noteholder's own account and such Participating Noteholder intends to acquire any New UPC Polska Notes issued in connection with the Restructuring for investment purposes only and not with a view to, or the intention of, distributing any such notes in violation of the Securities Act or any other applicable securities laws of the United States or any political subdivision thereof, and any such securities will not be disposed of in contravention of the Securities Act or any other applicable securities laws of the United States or any political subdivision thereof.

        (c)   Such Participating Noteholder is able to bear the economic risk of the transactions contemplated by this Agreement and the Restructuring (including, without limitation, the complete loss of such investment) for an indefinite period of time.

        (d)   Such Participating Noteholder has had an opportunity to ask questions and receive answers concerning the business and affairs of UPC Polska and such other matters concerning its current investment in UPC Polska, the Restructuring and the transactions contemplated thereby and has had full access to such other information concerning UPC Polska, the Restructuring and the transactions contemplated thereby as such Participating Noteholder has requested.

        (e)   Such Participating Noteholder is a "qualified institutional buyer", as such term is defined pursuant to Rule 144A(a) promulgated under the Securities Act, or, if not such a "qualified institutional buyer", such Participating Noteholder is an "accredited investor" as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D, promulgated under the Securities Act.

        Section 7.6    Brokers.    No agent, broker, Person or firm acting on behalf of the Participating Noteholders is or will be entitled to any advisory or other fee, commission or broker's or finder's fee from any party hereto (or any of their respective Affiliates) in connection with this Agreement, the Restructuring or any of the transactions contemplated hereby or thereby.

ARTICLE VIII
CERTAIN COVENANTS

        Section 8.1    Commercially Reasonable Efforts.    Subject to the terms and conditions provided herein, each of the parties hereto shall, and shall cause each of its controlled Affiliates to, cooperate and use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Restructuring and the other transactions contemplated hereby and thereby and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws, to consummate and make effective the Restructuring and the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, each of the parties hereto shall, and shall

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cause each of their controlled Affiliates to, cooperate and use their commercially reasonable efforts promptly to:

          (a)   make any and all filings, recordations, declarations or registrations with, obtain any and all actions or non-actions, licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of, give any and all notices to, and take reasonable steps to avoid an action or proceeding by, any and all Governmental Entities and parties to contracts with UPC Polska, in each case prior to the Effective Date, as are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Restructuring and the other transactions contemplated hereby and thereby;

          (b)   defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Restructuring or any of the other transactions contemplated hereby and thereby (including seeking to have any stay or temporary restraining order entered by any court or Governmental Entity vacated or reversed); it being understood and agreed that each party hereto shall promptly notify the other parties of any litigation (including any stockholder litigation), against such party and/or its directors relating to the Restructuring or any of the transactions contemplated hereby and thereby; and

          (c)   execute and deliver any additional instruments necessary to consummate the Restructuring and the transactions contemplated hereby and thereby and to carry out fully the purposes of this Agreement.

        Section 8.2    Notification of Certain Matters.    Each party hereto shall give prompt written notice to each other party of (a) the occurrence or non-occurrence of any event, known to such party, the occurrence or non-occurrence of which has resulted in, or is reasonably likely to result in, any representation or warranty set forth in this Agreement made by such party to be untrue or inaccurate in any material respect; (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (c) any action, suit or proceeding by any Person or any inquiry or investigation by any Governmental Entity pending, or, to the knowledge of such party, threatened, that questions or challenges this Agreement or the consummation of the Restructuring or of any of the transactions contemplated hereby and thereby; provided that the delivery of any notice pursuant to this Section 8.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and that no such notification shall modify the representations or warranties of any party or the conditions to the obligations of any party hereunder.

        Section 8.3    Forbearance.    As long as this Agreement remains in effect with respect to said party, each Person party hereto (other than UPC Polska) acknowledges and agrees that it shall forbear from (w) exercising the right to receive principal of, and interest or dividends on, any security of UPC Polska held by such Person, (x) the filing of a notice of default, the taking of any action to accelerate or otherwise collect on any such security, (y) pursuing any rights or remedies (including acceleration of amounts due thereunder) available to such Person under any such security and (z) the commencement of litigation or proceedings (including arbitration) of any kind or nature against UPC Polska or any of its Subsidiaries, arising as the result of, or in connection with, any failure to pay the principal of, or interest on, any such security or a default under any such security or in respect of any other rights or remedies under applicable law or otherwise of such Person under any such security or any indenture that governs any security of UPC Polska held by such Person or any agreement among UPC Polska and any such Person or Persons. Notwithstanding the preceding sections, after UPC Polska becomes a debtor under the US Bankruptcy Code, the Persons party hereto (other than UPC Polska) shall be entitled to exercise any rights or remedies they have in connection with the Chapter 11 Case in all cases consistent with this Agreement, subject to any stay or modifications of such rights or remedies which may exist or be entered in connection with such proceedings; provided that so long as this

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Agreement remains in effect, such Persons agree to exercise such rights and remedies only in a manner consistent with the provisions of this Agreement. Notwithstanding anything in this Section 8.3 to the contrary, if the Plan is confirmed other than substantially on the terms set forth in this Agreement (after giving effect to any permitted modifications made pursuant to Section 4.2(b)) the obligations under this Section 8.3 of each Person party hereto shall terminate. For purposes of certainty, the parties hereto acknowledge that the Participating Noteholders specifically preserve whatever rights they may have to compel UPC Polska to fulfill its fiduciary duties, subject to the terms and conditions of this Agreement, in connection with this Agreement or in the Chapter 11 Case.

        Section 8.4    Restrictions on Transfer.    Until the Effective Date, each Person party hereto (other than UPC Polska) agrees that it shall not, without the prior written consent of each other party hereto, (a) sell, transfer, assign, pledge, gift or otherwise dispose of any of its claims against, or interests in, UPC Polska (including, without limitation, any Belmarken Notes, UPC Polska Notes, UPC Telecom Notes and UPC Polska Equity), in whole or in part, or any interest therein, unless the transferee thereof accepts such claim against, or interest in, UPC Polska subject to the terms of this Agreement, as evidenced by an agreement executed by such transferee that provides in an enforceable manner, among other things, that each of the other parties to this Agreement is an express third-party beneficiary of such agreement or (b) grant any proxies, deposit any of its claims against, or interests in, UPC Polska (including, without limitation, any Belmarken Notes, UPC Polska Notes, UPC Telecom Notes or UPC Polska Equity) into a voting trust, or enter into a voting or tendering agreement with respect to any claims against, or interests in, UPC Polska, unless such arrangement provides in an enforceable manner for compliance with this Agreement. In the event that a party to this Agreement transfers any such claim against, or interest in, UPC Polska prior to the final vote on the Plan, the transferee of such claim against, or interest in, UPC Polska shall comply with and be subject to all the terms of this Agreement, including, but not limited to, the transferring party's obligations to vote in favor of the Plan and shall, as a condition precedent to such transfer, execute an agreement on terms substantially identical (including with respect to termination events and withdrawal rights) in all respects to the terms of this Agreement.

        Section 8.5    Further Acquisition of Claims or Interests.    This Agreement shall in no way be construed to preclude any party hereto from acquiring additional claims against, or interests in, UPC Polska; provided that if any such Person acquires any additional claims against, or interests in, UPC Polska after the date of this Agreement, such additional claims against, or interests in, UPC Polska shall immediately upon such acquisition without further action on the part of UPC Polska or the acquiring Person become subject to the terms of this Agreement.

        Section 8.6    Impact of Appointment of Creditors' Committee.    If an official committee of unsecured creditors is appointed by the United States Trustee in the Chapter 11 Case, UPC Polska shall cooperate reasonably with the Participating Noteholders in seeking to cause the United States Trustee to appoint some or all of the Participating Noteholders to be members of such official committee pursuant to Section 1102 of the Bankruptcy Code. Nothing contained in this Agreement shall limit the ability of any Participating Noteholder appointed to such committee to take such acts as a committee member that are required by or consistent with the fiduciary duties of a committee member; provided that the freedom to act as a committee member (including the freedom to vote in committee meetings and to instruct committee professionals to act on behalf of such committee) shall not affect the obligations of the Participating Noteholder to vote its Restricted Claims as provided herein and shall not affect the continuing obligations of such Participating Noteholder(s) under this Agreement or the validity or enforceability of this Agreement.

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        Section 8.7    Releases and Exculpation.

          (a)   Releases.    The Plan will contain provisions addressing releases, in each case substantially as follows:

    "Effective on the Confirmation Date, but subject to the occurrence of the Effective Date, the UPC Entities, UPC Polska, UPC, New UPC, UGC, each Participating Noteholder, each holder of UPC Polska Notes, UPC Telecom Notes, Belmarken Notes, Affiliate Indebtedness, UPC Polska Equity and each of the foregoing's respective officers, directors, Affiliates, Subsidiaries, stockholders, partners, members, managers, representatives, employees, attorneys, financial advisors, accountants and agents, and any of their respective successors and assigns, and their respective property, shall be released from any and all claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings and liabilities which UPC Polska or any holder of a claim against, or interest in, UPC Polska or its bankruptcy estate may be entitled to assert, whether for fraud, tort, contract, violations of applicable securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, based in whole or in part upon any act, omission, transaction, state of facts, circumstances or other occurrence or failure of an event to occur, taking place before the Confirmation Date and in any way relating to the UPC Entities, UPC, UGC, New UPC, each Participating Noteholder, UPC Polska, the issuance, purchase or sale of the Belmarken Notes, UPC Polska Notes, UPC Telecom Notes, Affiliate Indebtedness, UPC Polska Equity, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or administration of the Plan or the property to be distributed under the Plan; provided, however, that nothing herein shall release any Person from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon any act or omission arising out of such Person's gross negligence or willful misconduct; provided further, that nothing herein shall release UPC Polska, the UPC Entities or any Participating Noteholder from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon such Person's failure to comply, in all respects, with, or breach of such Person's obligations under, this Plan or the Restructuring Agreement. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, all holders of Belmarken Notes, UPC Polska Notes, UPC Telecom Notes, Affiliate Indebtedness and UPC Polska Equity, shall be deemed to release, and shall be permanently enjoined from bringing, maintaining, facilitating or assisting any action, demand, suit or proceeding against, UGC, the UPC Entities, New UPC, UPC, UPC Polska and their respective officers, directors, Subsidiaries, Affiliates, members, managers, representatives, employees, attorneys, stockholders, partners, accountants, financial advisors and agents, or any of their respective successors and assigns, and their respective property, in respect of any claims, obligations, rights, causes of action, demands, suits, proceedings and liabilities related to, or arising from, any and all claims or interests arising under, in connection with, or related to the Belmarken Notes, the UPC Polska Notes, the UPC Telecom Notes, the Affiliate Indebtedness or the UPC Polska Equity, or the issuance, purchase, or sale of any thereof, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or administration of the Plan or the property to be distributed under the Plan."

    "Nothing in the Plan shall effect a release in favor of any released party from any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or (iii) any criminal laws of the United States, any state, city or municipality; nor shall anything in the Plan enjoin the United States government or any state, city or municipality, as applicable, from bringing

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    any claim, suit, action or other proceeding against any released party for any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or (iii) any criminal laws of the United States, any state, city or municipality; provided, however, that this paragraph shall in no way affect or limit the discharge granted to UPC Polska under Chapter 11 of the U.S. Bankruptcy Code and pursuant to the Plan."

    "Solely in the case of attorneys, nothing in the Plan shall effect a release from any liability arising under any applicable professional disciplinary rule, including Disciplinary Rule 6-102 of the New York Code of Professional Conduct."

        (b)   Exculpation.    The Plan will contain provisions addressing exculpation and limitation of liability, in each case substantially as follows:

    "None of the UPC Entities, New UPC, UPC, UPC Polska, UGC, any Participating Noteholder, any holder of UPC Polska Notes, Belmarken Notes, UPC Telecom Notes, Affiliate Indebtedness, UPC Polska Equity, or any of the foregoing's respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, or any of their respective property, shall have or incur any liability to any holder of a claim or an interest, or any other party in interest, or any of their respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for (i) their gross negligence or willful misconduct, (ii) solely in the case of attorneys, to the extent that such exculpation would violate any applicable professional disciplinary rules, including Disciplinary Rule 6-102 of the New York Code of Professional Conduct and (iii) solely in the case of UPC Polska, the UPC Entities or any Participating Noteholder, any liability for failure to comply with, or breach of such Person's obligations under, this Plan or the Restructuring Agreement, and in all respects UPC Polska, the UPC Entities and the Participating Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan and the Restructuring Agreement.

    "Notwithstanding any other provision of the Plan, no holder of a claim or interest, no other party in interest, none of their respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, shall have any right of action, demand, suit or proceeding against, the UPC Entities, UPC Polska, UGC, New UPC, UPC, each Participating Noteholder, each holder of UPC Polska Notes, Belmarken Notes, Affiliate Indebtedness, UPC Polska Equity, UPC Telecom Notes, and each of the foregoing's respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to or arising out of, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except (i) for their gross negligence or willful misconduct, (ii) solely in the case of attorneys, to the extent that such exculpation would violate any applicable professional disciplinary rules, including Disciplinary Rule 6-102 of the

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    New York Code of Professional Conduct and (iii) solely in the case of the UPC Entities, UPC Polska or any Participating Noteholder, for failure to comply with, or breach of such Person's obligations under, this Plan or the Restructuring Agreement, and in all respects UPC Polska, the UPC Entities and the Participating Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan and the Restructuring Agreement."

        Section 8.8    Advisors.    UPC Polska shall pay the reasonable fees and expenses for services of financial advisors and legal services of attorneys for the UPC Entities and the Participating Noteholders in connection with the preparation, negotiation, execution and performance of (i) this Agreement, (ii) the Restructuring and (iii) any of the transactions contemplated hereby or thereby, subject in the case of the Participating Noteholders to the terms and conditions of the Expense Reimbursement Agreement.

        Section 8.9    Adjustment to Third Party Noteholder Consideration.    In the event that, on or prior to the Effective Date, UPC or any of its direct or indirect Affiliates purchases, redeems or otherwise acquires for value any UPC Polska Notes for a consideration that is different than the Third Party Noteholder Consideration, then the Plan shall provide that each of the Participating Noteholders shall have the right to elect to receive such alternate consideration in respect of their UPC Polska Notes upon consummation of the Restructuring, on the same terms and conditions as those pursuant to which such other UPC Polska Notes were purchased, redeemed or otherwise acquired for value, in lieu of the receiving the Third Party Noteholder Consideration for such UPC Polska Notes. The UPC Entities and/or UPC Polska shall promptly notify each Participating Noteholder of each such purchase including the amount(s) and type(s) of consideration paid in connection therewith.

ARTICLE IX
TERMINATION AND ABANDONMENT

        Section 9.1    Termination.

          (a)   This Agreement may be terminated at any time prior to the Effective Date:

            (i)    by the mutual written consent of UPC Polska, the UPC Entities, and a Majority-in-Interest of the Participating Noteholders;

            (ii)   by a Majority-in-Interest of the Participating Noteholders, subject to the provisions of Section 3.1, if the Filing Date has not occurred on or prior to July 7, 2003; provided, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to the extent that the failure by Participating Noteholders to fulfill any obligation under this Agreement caused the failure of the Filing Date to have occurred on or prior to such date;

            (iii)  by a Majority-in-Interest of the Participating Noteholders, subject to the provisions of Section 3.1, if the Plan and the Disclosure Statement have not been filed with the Bankruptcy Court on or prior to July 24, 2003; provided, that the right to terminate this Agreement under this Section 9.1(a)(iii) shall not be available to the extent that the failure by Participating Noteholders to fulfill any obligation under this Agreement caused the failure of the Plan and the Disclosure Statement to be filed with the Bankruptcy Court on or prior to such date; or

            (iv)  by the UPC Entities or a Majority-in-Interest of the Participating Noteholders, if the Disclosure Statement contains information materially different from information provided in writing to the UPC Entities or the Participating Noteholders, as the case may be, by UPC Polska in connection with the negotiation and execution of this Agreement, which information materially adversely impacts the value of the consideration being received by the UPC Entities or the Participating Noteholders, as the case may be, pursuant to the Plan, and (i) within ten

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    (10) days after receipt of the Disclosure Statement, the UPC Entities or the Participating Noteholders have given written notice to UPC Polska specifying in reasonable detail the alleged differences and (ii) within ten (10) days after receipt of such notice, UPC Polska has not advised the UPC Entities or the Participating Noteholders, as the case may be, that (A) it concurs with the claimed difference in the Disclosure Statement and will take steps to conform the disclosure to the previous disclosure (in which case UPC Polska shall have thirty (30) days to effect a cure) or (B) it disagrees with the UPC Entities' notice, or the Participating Noteholders' notice, as the case may be, and submits the issue to the US Bankruptcy Court for resolution (in which case the parties shall be bound by the determination of the US Bankruptcy Court).

          (b)   Any party to this Agreement may terminate its obligations under this Agreement:

            (i)    at any time after the date which is nine (9) months after the Filing Date, subject to the provisions of Section 3.2, if the Effective Date shall not have occurred by such date;

            (ii)   upon the earliest to occur of (A) the conversion of the Chapter 11 Case to a case under Chapter 7 of the US Bankruptcy Code, (B) the appointment of a Chapter 11 trustee, (C) the Plan is not confirmed without any option being available to UPC Polska to challenge such decision or amend the Plan or (D) the Plan is confirmed by the US Bankruptcy Court on terms materially inconsistent with the terms set forth in this Agreement, including after giving effect to any changes in the transaction structure made in accordance with Section 4.2(b);

            (iii)  if the representations or warranties of any other party to this Agreement shall fail to be true in any material respect, causing a material adverse effect upon the terminating party;

            (iv)  if any other party fails to perform in any material respect any covenant or agreement of such other party pursuant to this Agreement; provided that no party may terminate this Agreement pursuant to this Section 9.1 (b)(iv) if such party's conduct has contributed in any material respect to the non-performance alleged as the basis for terminating this Agreement or if such party is otherwise in material breach of its obligations hereunder;

            (v)   if UPC Polska or the UPC Entities change the transaction structure in a manner that reduces the Cash Consideration or materially alters the terms of the New UPC Polska Notes to be offered to the holders of the UPC Polska Notes as set forth in Section 2.2(a); or

          (vi)    if, within ten (10) days of the date on which this Agreement becomes effective as between the UPC Entities and the Participating Noteholders, UPC Polska does not execute and deliver this Agreement.

        Section 9.2    Effect of Termination.    Except for any willful and material breach of this Agreement by any party hereto (which breach and liability therefor shall not be affected by the termination of this Agreement), if this Agreement is terminated by any Party as provided in Section 9.1, this Agreement shall become void and have no further effect, without any liability or obligation on the part of any Party, other than the provisions of this Section 9.2 and Sections 10.1, 10.2, 10.3, 10.4, 10.8, 10.9, 10.10, 10.12, 10.15, 10.16 and 10.17 which shall survive termination.

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ARTICLE X
MISCELLANEOUS

        Section 10.1    Nonsurvival of Representations and Warranties.    The respective representations and warranties of the parties hereto contained in this Agreement shall not be deemed waived or otherwise affected by any investigation made by any other party. Each and every such representation and warranty shall expire with, and be terminated and extinguished upon the occurrence of, the Effective Date, and thereafter no party shall be under any liability whatsoever with respect to any such representation and warranty.

        Section 10.2    Notices.    All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) Business Day after being sent for next business day delivery, fees prepaid, via a reputable internationally recognized overnight courier service, in each case to the intended recipient as set forth below:

  (a)
  if to the UPC Entities to:

          c/o United Pan-Europe Communications N.V.
          Boeing Avenue 53
          1119 PE Schiphol Rijk
          The Netherlands
          Telephone: +31-20-778-9872
          Facsimile: +31-20-778-9841
          Attention: General Counsel

  with a copy (which shall not constitute notice) to:

          White & Case LLP
          1155 Avenue of the Americas
          New York, New York 10036
          Attention: William F. Wynne, Jr., Esq.
          Telephone: +1-212-819-8200
          Facsimile: +1-212-354-8113

  if to UPC Polska to:

          c/o UPC Telewizja Kablowa
          ul. Szturmowa 2A
          02-678 Warszawa
          Attention: Chief Executive Officer
          Telephone: +48-22-70-10-808
          Facsimile: +48-22-70-10-809

  with a copy (which shall not constitute notice) to:

          Baker & McKenzie
          815 Connecticut Avenue, N.W.
          Washington, D.C. 20006
          Attention: Marc R. Paul, Esq.
          Telephone: +1-202-452-7034
          Facsimile: +1-202-452-7074

  (b)
  if to the Participating Noteholders, to the address and attention of such parties set forth on Annex A hereto,

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  with a copy (which shall not constitute notice) to:

          Cahill Gordon & Reindel LLP
          80 Pine Street
          New York, New York 10005
          Attention: Roger Meltzer, Esq.
          Telephone: +1-212-701-3000
          Facsimile: +1-212-269-5420

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

        Section 10.3    Entire Agreement.    This Agreement, including the Annexes and the other attachments hereto referenced herein, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter hereof.

        Section 10.4    No Third-Party Beneficiaries.    This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

        Section 10.5    Amendment.    Subject to Section 4.2(b), this Agreement may not be amended except by an instrument in writing signed by each of UPC Polska, the UPC Entities and a Majority-in-Interest of the Participating Noteholders.

        Section 10.6    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 10.7    Counterparts.    This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

        Section 10.8    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a Governmental Entity of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Section 10.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York; provided that all matters with respect to the Chapter 11 Case shall be governed by the US Bankruptcy Code and the US Bankruptcy Rules.

        Section 10.10    Submission to Jurisdiction.    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Restructuring or the transactions contemplated hereby and thereby shall be brought in any federal or

25

state court located in the County and State of New York and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.2 as to giving notice hereunder shall be deemed effective service of process on such party. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Chapter 11 Case each of the parties hereto agrees, to the extent permitted by applicable law, that the US Bankruptcy Court or such other courts that may have jurisdiction over the Chapter 11 Case shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement, the Restructuring and the transactions contemplated hereby and thereby.

        Section 10.11    Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Each of the parties hereto agrees that irreparable damage would occur to each other party hereto in the event that any of the provisions of this Agreement were not performed by such Person in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court as to which the parties have agreed to submit to jurisdiction pursuant to Section 10.10 of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto further agrees to waive any requirement for the securing or posting of any bond in connection with obtaining any such injunction or other equitable relief.

        Section 10.12    Waiver of Jury Trial.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY OTHER PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        Section 10.13    Consideration.    It is acknowledged by the parties hereto that no consideration shall be due or paid to any Participating Noteholder for its agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement, other than UPC Polska's agreement to use its reasonable best efforts to obtain approval of the Disclosure Statement and confirmation of the Plan in accordance with the terms and conditions of this Agreement.

        Section 10.14    Acknowledgment of Risks.    Each of the Participating Noteholders has received and reviewed this Agreement and believes that it has received "adequate information" with respect to its decision to vote in favor of the Plan, as such term is defined in 11 U.S.C. § 1125(a), subject however to approval by a US Bankruptcy Court of a disclosure statement under Section 1125 that contains information not materially different from the information provided to the Participating Noteholders. This Section 10.14 does not waive whatever rights a Participating Noteholder may have under Sections 1125-26 of the US Bankruptcy Code.

26

        Section 10.15    Disclosure of Individual Holdings.    Except as otherwise required by any Governmental Entity or applicable law or regulation, UPC Polska shall not disclose (i) the amount of a Participating Noteholder's holdings of UPC Polska Notes, or (ii) the terms of this Agreement, without the prior written consent of such Participating Noteholder or the Participating Noteholders, as applicable; and if such announcement or disclosure is required by any such Governmental Entity or law or regulation, UPC Polska shall afford the Participating Noteholder or Noteholders, as applicable, a reasonable opportunity to review and comment upon any such announcement or disclosure prior to such announcement or disclosure by UPC Polska. Without otherwise limiting the generality of the foregoing, the previous clauses (i) and (ii) shall not prohibit UPC Polska from (i) disclosing the approximate aggregate holdings of UPC Polska Notes by the Participating Noteholders or the holders of the UPC Polska Notes as a group or (ii) disclosing the holdings of the Participating Noteholders to its Affiliates, counsel, financial advisors, agents or other representatives.

        Section 10.16    Fees and Expenses.    Upon the execution of this Agreement by the Participating Noteholders, UPC Polska shall, notwithstanding any agreement to the contrary, pay in full the reasonable outstanding fees and costs of Cahill Gordon & Reindel LLP, counsel to the Participating Noteholders and shall timely pay in the ordinary course of business any reasonable additional bills submitted to UPC Polska by such counsel through consummation of the Restructuring, subject to any rules and restrictions contained in the US Bankruptcy Code, US Bankruptcy Rules and any applicable local rules of the bankruptcy court. In addition, five (5) calendar days prior to the filing of the Petition, UPC Polska shall pay in full any reasonable outstanding bills of Cahill Gordon & Reindel LLP, counsel to the Participating Noteholders, plus an estimate of such counsel's reasonable unbilled fees and costs up to the filing of the Petition.

        Section 10.17    Reservation of Rights.    This Agreement and the Restructuring are part of a proposed settlement of a dispute among the parties hereto. Except as expressly provided in this Agreement (including Sections 8.3, 8.5 and 8.7), nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party hereto (or any Trustee under any of the Indentures) to protect and preserve its rights, remedies and interests in respect of any other party, including its claims against UPC Polska. Except as otherwise provided herein, nothing herein shall be deemed an admission of any kind. Except as expressly provided in this Agreement (including Sections 8.3, 8.5 and 8.7), nothing contained herein effects a modification of the UPC Entities', the Participating Noteholders' or the Trustees' rights under the Indentures, the UPC Polska Notes, the Other UPC Polska Notes, Affiliate Indebtedness or any other documents and agreements unless and until the Restructuring becomes effective. If the transactions contemplated herein are not consummated or this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights.

        Section 10.18    Effectiveness of this Agreement.    (a) This Agreement shall become effective as to the UPC Entities, on the one hand, and the Participating Noteholders, on the other hand, at such time as this Agreement has been executed and delivered by each of the UPC Entities and by one or more Participating Noteholders holding an aggregate amount of UPC Polska Notes representing sixty-six and two-thirds percent (66 2/3%) in amount of the claims eligible to be filed in respect of the UPC Polska Notes by holders of UPC Polska Notes (other than the UPC Entities).

        (b)    As to UPC Polska, this Agreement shall become effective at such time as it has become effective for the UPC Entities and the Participating Noteholders pursuant to clause (a) of this Section 10.18 and this Agreement has been executed and delivered by UPC Polska.

[Remainder of this page intentionally left blank]

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UPC POLSKA, INC.
By:	/s/ SIMON BOYD Name: Simon Boyd Title: Chief Executive Officer
UPC TELECOM B.V.
By:	/s/ CHARLES BRACKEN Name: Charles Bracken Title: CFO
By:	/s/ J.F. RIORDAN Name: J.F. Riordan Title:
BELMARKEN HOLDING B.V.
By:	/s/ CHARLES BRACKEN Name: Charles Bracken Title: CFO
By:	/s/ J.F. RIORDAN Name: J.F. Riordan Title:

28

PARTICIPATING NOTEHOLDER:
DEUTSCHE BANK (Insert Name)
By:	/s/ JAIME VIESER Name: Jaime Vieser Title: Managing Director

PARTICIPATING NOTEHOLDER:
GOLDENTREE ASSET MANAGEMENT (Insert Name)
By:	/s/ STEVEN SHAPIRO Name: Steven Shapiro Title: Portfolio Manager

PARTICIPATING NOTEHOLDER:
GOLDMAN, SACHS & CO. (Insert Name)
By:	/s/ DONALD MULLEN Name: Donald Mullen Title: Partner Managing Director

PARTICIPATING NOTEHOLDER:
GOLDMAN SACHS INTERNATIONAL (Insert Name)
By:	/s/ D. HENDERSON Name: D. Henderson Title: Managing Director

PARTICIPATING NOTEHOLDER:
MACKAY SHIELDS, LLC (Insert Name)
By:	/s/ DON E. MORGAN III Name: Don E. Morgan III Title: Senior Managing Director

PARTICIPATING NOTEHOLDER:
MORGAN STANLEY INVESTMENT MANAGEMENT (Insert Name)
By:	/s/ GORDEN W. LOORY Name: Gorden W. Loory Title: Executive Director

PARTICIPATING NOTEHOLDER:
STRONG CORPORATE BOND FUND (2/09 MATURITY) (Insert Name)
By:	/s/ GILBERT L. SOUTHWELL, III Name: Gilbert L. Southwell, III Title: Assistant Secretary

PARTICIPATING NOTEHOLDER:
STRONG HIGH YIELD CBO II BY STRONG CAPITAL MANAGEMENT INC. AS COLLATERAL MANAGER (7/08 MATURITY) (INSERT NAME)
By:	/s/ GILBERT L. SOUTHWELL, III Name: Gilbert L. Southwell, III Title: Assistant Secretary

PARTICIPATING NOTEHOLDER:
STRONG HIGH YIELD BOND FUND (7/08 MATURITY) (Insert Name)
By:	/s/ GILBERT L. SOUTHWELL, III Name: Gilbert L. Southwell, III Title: Assistant Secretary

PARTICIPATING NOTEHOLDER:
STRONG ADVISOR STRATEGIC INCOME FUND (2/09 MATURITY) (Insert Name)
By:	/s/ GILBERT L. SOUTHWELL, III Name: Gilbert L. Southwell, III Title: Assistant Secretary

PARTICIPATING NOTEHOLDER:
STRONG ADVISOR STRATEGIC INCOME FUND (7/08) (Insert Name)
By:	/s/ GILBERT L. SOUTHWELL, III Name: Gilbert L. Southwell, III Title: Assistant Secretary

PARTICIPATING NOTEHOLDER:
STRONG HIGH YIELD BOND FUND (2/09 MATURITY) (Insert Name)
By:	/s/ GILBERT L. SOUTHWELL, III Name: Gilbert L. Southwell, III Title: Assistant Secretary

ANNEX A

UPC Polska Notes held by the Participating Noteholders—Approximate Amounts as of May 31, 2003

	2008	2009	Series C	TOTAL
GoldenTree Asset Management LLC	61.350	53.618	0.0	114.968
MacKay Shields LLC	51.600	0.000	0.0	51.600
Strong Capital Management, Inc.	20.050	12.850	0.0	32.900
Morgan Stanley Investment Management(1)	0.000	0.000	36.001	36.001
Deutsche Bank	8.400	35.093	0.0	43.493
Goldman Sachs & Co.	5.000	0.000	0.0	5.000
Goldman Sachs International	5.000	0.000	0.0	5.000

Total	151.4	101.6	36.0	289.0

(1)
Purchased entire amount at issue.

ANNEX B

Notes held by UPC Telecom B.V.—Approximate Amounts as of May 31, 2003

1.
UPC Polska Notes- $76.7 million (accreted value)

2.
Telecom Pari Passu Notes- $255.2 (principal plus accrued interest)

3.
Telecom Junior Notes- $206.4 million (principal plus accrued interest)

ANNEX C

UPC POLSKA, INC.

AND

UPC POLSKA FINANCE, INC.

TO

WILMINGTON TRUST COMPANY

Trustee

INDENTURE

Dated as of [    ], 2003

$[            ](1) aggregate principal amount at maturity

Senior Notes due [September 30, 2006]

(1)
Principal amount to be determined based on amount of claims and other general unsecured creditors.

PARTIES RECITALS OF THE ISSUERS
ARTICLE ONE DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
SECTION 101.	DEFINITIONS
SECTION 102.	OFFICER'S CERTIFICATES AND OPINIONS
SECTION 103.	FORM OF DOCUMENTS DELIVERED TO TRUSTEE
SECTION 104.	ACTS OF HOLDERS
SECTION 105.	NOTICES, ETC., TO TRUSTEE, ISSUERS
SECTION 106.	NOTICE TO HOLDERS; WAIVER
SECTION 107.	EFFECT OF HEADINGS AND TABLE OF CONTENTS
SECTION 108.	SUCCESSORS AND ASSIGNS
SECTION 109.	SEPARABILITY CLAUSE
SECTION 110.	BENEFITS OF INDENTURE
SECTION 111.	GOVERNING LAW
SECTION 112.	LEGAL HOLIDAYS
ARTICLE TWO SECURITY FORMS
SECTION 201.	FORMS GENERALLY
SECTION 202.	RESTRICTIVE LEGENDS
ARTICLE THREE THE SECURITIES
SECTION 301.	TITLE AND TERMS
SECTION 302.	DENOMINATIONS
SECTION 303.	EXECUTION, AUTHENTICATION, DELIVERY AND DATING
SECTION 304.	TEMPORARY SECURITIES
SECTION 305.	REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE
SECTION 306.	BOOK-ENTRY PROVISIONS FOR GLOBAL SECURITIES
SECTION 307.	SPECIAL TRANSFER PROVISIONS
SECTION 308.	MUTILATED, DESTROYED, LOST AND STOLEN SECURITIES
SECTION 309.	PAYMENT OF INTEREST; INTEREST RIGHTS PRESERVED
SECTION 310.	PERSONS DEEMED OWNERS
SECTION 311.	CANCELLATION
SECTION 312.	COMPUTATION OF INTEREST
SECTION 313.	FORM OF REGULATION S CERTIFICATE
ARTICLE FOUR SATISFACTION AND DISCHARGE
SECTION 401.	SATISFACTION AND DISCHARGE OF INDENTURE
SECTION 402.	APPLICATION OF TRUST MONEY
ARTICLE FIVE REMEDIES
SECTION 501.	EVENTS OF DEFAULT
SECTION 502.	ACCELERATION OF MATURITY; RESCISSION AND ANNULMENT

i

SECTION 503.	COLLECTION OF INDEBTEDNESS AND SUITS FOR ENFORCEMENT BY TRUSTEE
SECTION 504.	TRUSTEE MAY FILE PROOFS OF CLAIM
SECTION 505.	TRUSTEE MAY ENFORCE CLAIMS WITHOUT POSSESSION OF SECURITIES
SECTION 506.	APPLICATION OF MONEY COLLECTED
SECTION 507.	LIMITATION ON SUITS
SECTION 508.	UNCONDITIONAL RIGHT OF HOLDERS TO RECEIVE PRINCIPAL AND INTEREST
SECTION 509.	RESTORATION OF RIGHTS AND REMEDIES
SECTION 510.	RIGHTS AND REMEDIES CUMULATIVE
SECTION 511.	DELAY OR OMISSION NOT WAIVER
SECTION 512.	CONTROL BY HOLDERS
SECTION 513.	WAIVER OF PAST DEFAULTS
SECTION 514.	WAIVER OF STAY OR EXTENSION LAWS
ARTICLE SIX THE TRUSTEE
SECTION 601.	NOTICE OF DEFAULTS
SECTION 602.	CERTAIN RIGHTS OF TRUSTEE
SECTION 603.	TRUSTEE NOT RESPONSIBLE FOR RECITALS OR ISSUANCE OF SECURITIES
SECTION 604.	MAY HOLD SECURITIES
SECTION 605.	MONEY HELD IN TRUST
SECTION 606.	COMPENSATION AND REIMBURSEMENT
SECTION 607.	CORPORATE TRUSTEE REQUIRED; ELIGIBILITY
SECTION 608.	RESIGNATION AND REMOVAL; APPOINTMENT OF SUCCESSOR
SECTION 609.	ACCEPTANCE OF APPOINTMENT BY SUCCESSOR
SECTION 610.	MERGER, CONVERSION, CONSOLIDATION OR SUCCESSION TO BUSINESS
ARTICLE SEVEN

ARTICLE EIGHT CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE
SECTION 801.	ISSUERS MAY CONSOLIDATE, ETC., ONLY ON CERTAIN TERMS
SECTION 802.	SUCCESSOR SUBSTITUTED
SECTION 803.	SECURITIES TO BE SECURED IN CERTAIN EVENTS
ARTICLE NINE SUPPLEMENTAL INDENTURES
SECTION 901.	SUPPLEMENTAL INDENTURES WITHOUT CONSENT OF HOLDERS
SECTION 902.	SUPPLEMENTAL INDENTURES WITH CONSENT OF HOLDERS
SECTION 903.	EXECUTION OF SUPPLEMENTAL INDENTURES
SECTION 904.	EFFECT OF SUPPLEMENTAL INDENTURES
SECTION 905.	[RESERVED]
SECTION 906.	REFERENCE IN SECURITIES TO SUPPLEMENTAL INDENTURES
SECTION 907.	NOTICE OF SUPPLEMENTAL INDENTURES

ii

ARTICLE TEN COVENANTS
SECTION 1001.	PAYMENT OF PRINCIPAL AND INTEREST
SECTION 1002.	MAINTENANCE OF OFFICE OR AGENCY
SECTION 1003.	MONEY FOR SECURITY PAYMENTS TO BE HELD IN TRUST
SECTION 1004.	CORPORATE EXISTENCE
SECTION 1005.	PAYMENT OF TAXES AND OTHER CLAIMS
SECTION 1006.	MAINTENANCE OF PROPERTIES
SECTION 1007.	INSURANCE
SECTION 1008.	STATEMENT BY OFFICERS AS TO DEFAULT
SECTION 1009.	PROVISION OF FINANCIAL STATEMENTS AND REPORTS
SECTION 1010.	LIMITATION ON ADDITIONAL INDEBTEDNESS
SECTION 1011.	LIMITATION ON RESTRICTED PAYMENTS
SECTION 1012.	LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES
SECTION 1013.	LIMITATION ON TRANSACTIONS WITH AFFILIATES
SECTION 1014.	LIMITATION ON LIENS
SECTION 1015.	LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY SUBSIDIARIES
SECTION 1016.	PURCHASE OF SECURITIES UPON A CHANGE OF CONTROL
SECTION 1017.	LIMITATION ON SALE OF ASSETS
SECTION 1018.	LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES
SECTION 1019.	LIMITATION ON INVESTMENTS IN UNRESTRICTED SUBSIDIARIES
SECTION 1020.	LIMITATION ON LINES OF BUSINESS
SECTION 1021.	WAIVER OF CERTAIN COVENANTS
ARTICLE ELEVEN REDEMPTION OF SECURITIES
SECTION 1101.	RIGHT OF REDEMPTION
SECTION 1102.	APPLICABILITY OF ARTICLE
SECTION 1103.	ELECTION TO REDEEM; NOTICE TO TRUSTEE
SECTION 1104.	SELECTION BY TRUSTEE OF SECURITIES TO BE REDEEMED
SECTION 1105.	NOTICE OF REDEMPTION
SECTION 1106.	DEPOSIT OF REDEMPTION PRICE
SECTION 1107.	SECURITIES PAYABLE ON REDEMPTION DATE
SECTION 1108.	SECURITIES REDEEMED IN PART
ARTICLE TWELVE [RESERVED]

ARTICLE THIRTEEN DEFEASANCE AND COVENANT DEFEASANCE
SECTION 1301.	ISSUERS' OPTION TO EFFECT DEFEASANCE OR COVENANT DEFEASANCE
SECTION 1302.	DEFEASANCE AND DISCHARGE
SECTION 1303.	COVENANT DEFEASANCE
SECTION 1304.	CONDITIONS TO DEFEASANCE OR COVENANT DEFEASANCE
SECTION 1305.	DEPOSITED MONEY AND U.S. GOVERNMENT OBLIGATIONS TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS
SECTION 1306.	REINSTATEMENT

iii

SCHEDULE A—	Existing Management Contracts, Overhead Agreements, Service Agreements and Organizational Contracts
SCHEDULE B—	Indebtedness Outstanding on the Issue Date
SCHEDULE C—	Liens Existing on the Issue Date
SCHEDULE D—	Agreements Not Restricted Under Section 1018
EXHIBIT A—	Form of Security
EXHIBIT B—	Form of Rule 144A Certificate
EXHIBIT C—	Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S

iv

        INDENTURE dated as of [                    ], 2003 (this "Indenture"), between (i) UPC POLSKA,  INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), having its principal office at 4643 Ulster Street, Suite 1300, Denver, Colorado 80237, (ii) UPC POLSKA FINANCE, INC., a corporation duly organized and existing under the laws of the State of Delaware and a wholly owned subsidiary of UPC Telecom B.V. ("UPC Polska Finance," and together with the Company, the "Issuers" and each individually, an "Issuer"), having its principal office at [    ], and (iii) Wilmington Trust Company, a Delaware banking corporation, Trustee (herein called the "Trustee").

W I T N E S S E T H:

        WHEREAS, the Issuers have duly authorized the creation of an issue of Senior Notes due 2006 (herein called the "Securities"), of substantially the tenor and amount hereinafter set forth, and, to provide therefor, the Issuers have duly authorized the execution and delivery of this Indenture; and

        WHEREAS, all things necessary have been done to make the Securities, when executed by the Issuers and authenticated and delivered hereunder and duly issued by the Issuers, the valid obligations of the Issuers and to make this Indenture a valid agreement of the Issuers, in accordance with their and its terms.

        NOW, THEREFORE, THIS INDENTURE WITNESSETH:

        For and in consideration of the premises and the purchase of the Securities by the Holders (as such term is defined in Section 101) thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

        SECTION 101.    DEFINITIONS.

        For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

          (a)   the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

          (b)   all other terms used but not defined herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein, and the terms "cash transaction" and "self-liquidating paper", as used in Trust Indenture Act Section 311, shall have the meanings assigned to them in the rules of the Commission adopted under the Trust Indenture Act;

          (c)   all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein expressly provided, the term "generally accepted accounting principles" with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted on the Issue Date; and

          (d)   the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

        "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition; provided, that, for purposes of Section 1010, such Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

        "Act", when used with respect to any Holder, has the meaning specified in Section 104.

        "Additional Amounts" has the meaning set forth in Section 804(b).

        "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Voting Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Agent Members" has the meaning specified in Section 306.

        "Asset Acquisition" means (a) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by an Issuer or any Restricted Subsidiary in any other Person, or any acquisition or purchase of Capital Stock of any other Person by an Issuer or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into an Issuer, or any Restricted Subsidiary or (b) any acquisition by an Issuer or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any Person other than an Issuer or a Restricted Subsidiary in one transaction or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary, (b) any material governmental license or other governmental authorization of an Issuer or any Restricted Subsidiary pertaining to a Cable/Telecommunications Business, a DTH Business or an Entertainment/Programming Business, (c) any assets of an Issuer or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of such Issuer and its Restricted Subsidiaries or (d) any other property or asset of an Issuer or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (a) any disposition of properties and assets of an Issuer that is governed under Article VIII, (b) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of such Issuer or its Restricted Subsidiary, as the case may be, (c) for purposes of Section 1017, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, either (i) involving assets with a Fair Market Value not in excess of $500,000 (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) or (ii) as part of a Capitalized Lease Obligation, and (d) any transfer by an Issuer or a Restricted Subsidiary of property or equipment to a Person who is not an Affiliate of such Issuer in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; provided, that in the event of a transfer described in this clause (d), such Issuer shall deliver to the Trustee an Officer's Certificate certifying that such exchange complies with this clause (d).

        "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

2

        "Board of Directors" means, with respect to any Person, either the board of directors of such Person or any duly authorized committee of that board or any equivalent body of such Person or committee of such equivalent body.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York, the city of Wilmington, Delaware, or the city of Warsaw, Poland, is located are authorized or obligated by law or executive order to close.

        "Cable Television Newco" means any Person (i) of whom the Company or a Restricted Subsidiary owns the greater of 49% of the outstanding Capital Stock or the maximum amount of the outstanding Capital Stock the Company or such Restricted Subsidiary may own under applicable law and (ii) that holds Capital Stock in a Management Company.

        "Cable/Telecommunications Acquisition" means an Asset Acquisition, including, without limitation, the portion of the consideration paid for an Asset Acquisition that is allocated to non-compete arrangements, of properties or assets to be used in a Cable/Telecommunications Business or of the Capital Stock of any Person that becomes a Subsidiary; provided, such Person's assets and properties consist principally of properties or assets that will be used in a Cable/Telecommunications Business.

        "Cable/Telecommunications Business" means any business operating a cable, Internet or telephone or telecommunications or broadcasting system (other than an Entertainment/Programming Business or a DTH Business), including, without limitation, any business (other than an Entertainment/Programming Business or a DTH Business) conducted by the Company or any Restricted Subsidiary on the Issue Date and any programming guide or telephone directory business.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, rights in or other equivalents (however designated) of such Person's capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of this Indenture.

        "Capitalized Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a consolidated basis under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of this Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

        "Cash Equivalents" means (a) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than $500,000,000; (c) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Issuers and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-l by Moody's; and (d) any Capital Stock of any mutual funds at least 95% of the assets of which are invested in the foregoing.

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        "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company; (b) the Company consolidates with, or merges with or into another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the Surviving Entity) in an amount that could be paid by the Company as a Restricted Payment as described under Section 1011 and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act,) directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving or transferee corporation; (c) during any consecutive two year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by either (x) a majority vote of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously approved in accordance with this clause (x) or the following clause (y) or (y) a majority vote of the stockholders of the Company) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or a special resolution is passed by the shareholders of the Company approving the plan of liquidation or dissolution other than in a transaction which complies with Article VIII; provided that no Change of Control shall be deemed to occur at any time that UPC beneficially owns, directly or indirectly, a majority of the Voting Stock of the Company.

        "Change of Control Offer" has the meaning specified in Section 1016.

        "Change of Control Purchase Date" has the meaning specified in Section 1016.

        "Change of Control Purchase Price" has the meaning specified in Section 1016.

        "Code" shall have the meaning specified in Section 804(b)(1)(C).

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

        "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock or ordinary shares, whether or not outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock or ordinary shares.

        "Company" means the Person named as the "Company" in the first paragraph of this Indenture, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Company" shall mean such successor Person.

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        "Consolidated Income Tax Expense" means, with respect to any period, the provision for United States corporation, local, foreign and other income taxes of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of original issue discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) accrued interest, (v) the consolidated amount of any interest capitalized by the Company and the Restricted Subsidiaries and (vi) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, PLUS (b) the interest component of Capitalized Lease Obligations of the Company and its Restricted Subsidiaries paid, accrued or scheduled to be paid or accrued during such period, in each case as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (in each case less all fees and expenses relating thereto), (b) any net after-tax gains or losses (in each case less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions during such period, (d) net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and any non-cash items of the Company and any Restricted Subsidiary (including monetary corrections) increasing or decreasing Consolidated Net Income for such period (other than items that will result in the receipt or payment of cash), and (e) except with respect to any encumbrance or restriction described in clause (ii) of Section 1018, the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation (other than any decree, order, statute, rule or governmental regulation of Poland and any political subdivision thereof) applicable to such Restricted Subsidiary or its stockholders.

        "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period (x) increased by (in each case to the extent taken into account in computing Consolidated Net Income) the sum of (a) the Consolidated Income Tax Expense of the Company and its Restricted Subsidiaries accrued according to GAAP for such period (other than taxes attributable to extraordinary, unusual or non-recurring gains or losses); (b) Consolidated Interest Expense for such period; (c) depreciation of the Company and its Restricted Subsidiaries for such period, including any impairment charges with respect to long lived assets; (d) amortization of the Company and its Restricted Subsidiaries for such period, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP and, to the extent not duplicative, the amount of any write-downs or write-offs of goodwill in accordance with FAS 142 and (e) any net increase in accrued and unpaid management fees during such period, and (y) decreased by (to the extent not taken into account in calculating Consolidated Net Income) any net decrease in accrued and unpaid management fees during such period; provided, that if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Operating Cash Flow shall be reduced (to the extent not otherwise reduced in

5

accordance with GAAP) by an amount equal to (i) the amount of Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (ii) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company, or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

        "Corporate Trust Office" means the principal corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Indenture is located at 1100 North Market Street, Wilmington, Delaware 19890, except that with respect to presentation of Securities for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which, at any particular time, its corporate agency business shall be conducted.

        "Cumulative Available Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into by a Person that is designed to protect such Person against fluctuations in currency values.

        "Default" means any event that after notice or passage of time or both would be an Event of Default.

        "Defaulted Interest" has the meaning specified in Section 309.

        "Depositary" means Euroclear System, its nominees and their respective successors.

        "Disinterested Director" means, with respect to any Person, any transaction or series of transactions in respect of which the Board of Directors of such Person is required to deliver a resolution of the Board of Directors of such Person under this Indenture, a member of the Board of Directors of such Person who does not have any material direct or indirect ownership interest in the Company or the counterparty to such transaction or series of transactions.

        "DTH Business" means the business of (i) developing, managing, operating or providing services relating to direct to home satellite systems for the distribution of subscription programming services directly to homes and cable systems in areas covered by the "footprint" of the satellites utilized by the Company and the Restricted Subsidiaries, and activities to accomplish the foregoing (other than the Cable/Telecommunications Business or the Entertainment/Programming Business) or (ii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified above.

        "Entertainment/Programming Business" means a business engaged primarily in the management, ownership, operation, acquisition, development, production, distribution or syndication of general entertainment, sports, movies, advertising, children's or other programming or publishing.

        "Event of Default" has the meaning specified in Section 501.

        "Excess Proceeds" has the meaning specified in Section 1017(b).

        "Excess Proceeds Offer" has the meaning specified in Section 1017(c).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

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        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer, as determined by the Board of Directors of the Company and evidenced by a resolution thereof.

        "Federal Bankruptcy Code" means the Bankruptcy Act of Title 11 of the United States Code, as amended from time to time.

        "Regulation S Certificate" shall have the meaning specified in Section 307(b).

        "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in effect in the United States on the Issue Date.

        "Global Security" has the meaning provided in Section 201.

        "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

        "Holder" means a Person in whose name a Security is registered in the Security Register.

        "Incur" or "incur" means, with respect to any Indebtedness, to create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur such Indebtedness; provided, that neither the accrual of interest nor the accretion of original issue discount shall be considered an incurrence of Indebtedness and provided further that the incurrence of any particular Indebtedness by the Company or any Restricted Subsidiary shall occur only once and any obligation of the Company or any Restricted Subsidiary arising under any guarantee supporting such Indebtedness shall be disregarded.

        "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities (including outstanding disbursements) incurred in the ordinary course of business (whether or not evidenced by a note), but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees by such Person of Indebtedness referred to in this definition of any other Person, (g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and (h) any liability of such Person under or in respect of Interest Rate Agreements or Currency Agreements. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a

7

fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock. For purposes of Sections 1010 and 1011 and the definition of "Events of Default", in determining the principal amount of any Indebtedness to be incurred by the Company or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) effect shall be given to the impact of any Currency Agreement with respect to such Indebtedness.

        "Indebtedness Instrument" has the meaning specified in Section 1018.

        "Indenture" means this instrument as originally executed and as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

        "Interest Payment Date" means the Stated Maturity of an installment of cash interest on the Securities.

        "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements or arrangements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates in respect of Indebtedness.

        "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to such Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock (including ownership of Capital Stock through share leasing arrangements), bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by an Issuer in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

        "Issue Date" means [    ], 2003.

        "Issuer Request" or "Issuer Order" means a written request or order signed in the name of an Issuer by its Chairman, its president, any managing director, any Vice President, its treasurer or any assistant treasurer, and delivered to the Trustee.

        "Issuers" means each of the Persons named as the "Issuers" in the first paragraph of this Indenture, until a successor Person becomes an Issuer pursuant to the applicable provisions of this Indenture and, thereafter, "Issuers" shall include such successor Person.

        "Liberty Media Corporation" means Liberty Media Corporation, a Delaware corporation, and any successor (by merger, consolidation, transfer or otherwise, and in one or a series of transactions) to all or substantially all of its assets.

        "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such

8

Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

        "Management Agreement" means (a) any agreement between the Company or a Restricted Subsidiary and a Management Company pursuant to which the Management Company shall lease or otherwise employ assets of the Company or a Restricted Subsidiary to operate a Cable/Telecommunications Business, a DTH Business or an Entertainment/Programming Business, (b) any agreement or instrument (i) governing Indebtedness of a Management Company to the Company or a Restricted Subsidiary or (ii) governing corporate procedures or control of a Management Company and (c) any agreement listed on Schedule A to this Indenture under the subheading "Management Agreements."

        "Management Company" means any Person, a portion of whose Capital Stock is held by the Company or a Restricted Subsidiary, that (i) holds or has applied for a license or permit to operate a Cable/Telecommunications Business, a DTH Business or an Entertainment/Programming Business in the Republic of Poland or elsewhere in continental Europe and (ii) manages the operations of a Restricted Subsidiary pursuant to a Management Agreement.

        "Maturity" means, with respect to any Security, the date on which any principal of such Security becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations or escrowed funds, but only when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants, consultants and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer's Certificate delivered to the Trustee and (b) with respect to any capital contribution or issuance or sale of Capital Stock as referred to under Section 1011 and the definition of "Permitted Indebtedness", the proceeds of such capital contribution, issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such capital contribution, issuance or sale and net of taxes paid or payable as a result thereof.

        "Non-Registration Opinion and Supporting Evidence" shall have the meaning specified in Section 307(b).

        "Non-U.S. Person" means a person who is not a "U.S. Person" (as defined in Regulation S).

        "Offer Date" has the meaning specified in Section 1017.

9

        "Offered Price" has the meaning specified in Section 1017.

        "Officer's Certificate" means a certificate signed by the chairman of the Board of Directors, the president, any managing director, any Vice President, the treasurer, any assistant treasurer, the secretary or any assistant secretary of an Issuer, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion of counsel, who may be counsel for an Issuer, including an employee of such Issuer, and who shall be acceptable to the Trustee.

        "Organizational Contract" means any agreement to which an Issuer or any Restricted Subsidiary is a party pursuant to which, among other things, fees are paid to such Issuer or a Restricted Subsidiary in exchange for organizational, consulting or similar services, including, without limitation, the agreements listed on Schedule A to this Indenture under the subheading "Organizational Contracts."

        "Outstanding", when used with respect to Securities, means, as of the date of determination, all Securities theretofore authenticated and delivered under this Indenture, except:

        (i)    Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

        (ii)   Securities, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Issuers) in trust or set aside and segregated in trust by the Issuers (if an Issuer shall act as its own Paying Agent) for the Holders of such Securities; provided, that if such Securities are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

        (iii)  Securities, except to the extent provided in Sections 1302 and 1303, with respect to which the Issuers have effected defeasance and/or covenant defeasance as provided in Article Thirteen; and

        (iv)  Securities which have been paid pursuant to Section 306 or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands the Securities are valid obligations of the Issuers;

provided, however, that in determining whether the Holders of the requisite principal amount at maturity of Outstanding Securities have given any request, demand, authorization, direction, consent, notice or waiver hereunder and, for the purposes of making the calculations required by TIA Section 313, Securities owned by the Issuers or any other obligor upon the Securities or any Affiliate of the Issuers or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Securities which the Trustee knows to be so owned shall be so disregarded. Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Securities and that the pledgee is not the Issuers or any other obligor upon the Securities or any Affiliate of the Issuers or such other obligor.

        "Overhead Agreement" means any agreement to which an Issuer or any Restricted Subsidiary is a party pursuant to which, among other things, costs are allocated among the parties thereto, including, without limitation, the agreements listed on Schedule A to this Indenture under the subheading "Overhead Agreements".

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        "Pari Passu Indebtedness" means Indebtedness of the Issuers that is pari passu in right of payment to the Securities.

        "Paying Agent" means any Person (including an Issuer acting as Paying Agent) authorized by the Issuers to pay the principal of or interest on any Securities on behalf of the Issuers. The initial paying agent shall be the Trustee.

        "Permitted Holders" means, as of any relevant date of determination, (a) UnitedGlobalCom, Inc. (b) UGC Europe, Inc., (c) United Pan-Europe Communications N.V.; (d) Liberty Media Corporation, (e) any or all of Gene W. Schneider, G. Schneider Holdings, Co., The Gene W. Schneider Family Trust, The MLS Family Partnership LLP, Rochelle Limited Partnership, Marian H. Rochelle Revocable Trust, Carollo Company, Albert & Carolyn Company, James R. Carollo Living Trust and John B. Carollo Living Trust(2)

(2)
Subject to confirmation

and (f) any of the respective Affiliates of any one or more of the foregoing.

        "Permitted Indebtedness" means any of the following:

        (a)   Indebtedness under the Securities (or any guarantee thereof) and this Indenture;

        (b)   Indebtedness of the Issuers or any Restricted Subsidiary outstanding on the Issue Date and listed on Schedule B to this Indenture;

        (c)   [Reserved];

        (d)   (i) Indebtedness of any Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary and (ii) Indebtedness of the Company owed to and held by any Restricted Subsidiary that is Subordinated Indebtedness; provided, that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition (excluding assignments as security to financial institutions) of any Indebtedness of the Company or Restricted Subsidiary referred to in this clause (d) to a Person (other than the Company or a Restricted Subsidiary) or (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary which holds Indebtedness of the Company or another Restricted Subsidiary such that such Restricted Subsidiary, in any such case, ceases to be a Restricted Subsidiary;

        (e)   Obligations under any Interest Rate Agreement of the Company or any Restricted Subsidiary to the extent relating to (i) Indebtedness of the Company or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under Section 1010), or (ii) Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be incurred by the Company or a Restricted Subsidiary in the following 12 months after such Interest Rate Agreement has been entered into, but only to the extent that the notional principal amount of such Interest Rate Agreement does not exceed the principal amount of the Indebtedness (or Indebtedness subject to commitments) to which such Interest Rate Agreement relates;

        (f)    Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements to the extent relating to (i) Indebtedness of the Company or a Restricted Subsidiary (which Indebtedness is otherwise permitted to be incurred under Section 1010) or (ii) obligations to purchase assets, properties or services incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided, that such Currency Agreements do not increase the Indebtedness or other obligations of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (g)   Indebtedness of the Company or any Restricted Subsidiary in respect of performance bonds of the Company or any Restricted Subsidiary or surety bonds provided by the Company or any Restricted

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Subsidiary incurred in the ordinary course of business in connection with the construction or operation of a Cable/Telecommunications Business, a DTH Business or an Entertainment/Programming Business;

        (h)   Indebtedness of the Company or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension of outstanding Indebtedness of the Company or of any Restricted Subsidiary incurred or outstanding pursuant to clause (b) of this definition or the proviso of Section 1010; provided, that (i) Indebtedness of the Company may not be replaced, renewed, refinanced or extended to such extent under this clause (i) with Indebtedness of any Restricted Subsidiary and (ii) any such replacement, renewal, refinancing or extension (x) shall not result in a lower Average Life of such Indebtedness as compared with the Indebtedness being replaced, renewed, refinanced or extended, (y) shall not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being replaced, renewed, refinanced or extended plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such replacement, renewal, refinancing or extension and such reasonable fees and expenses incurred in connection therewith, and (z) in the case of any replacement, renewal, refinancing or extension by the Company of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the Securities, at least to the same extent as the Indebtedness being replaced, renewed, refinanced or extended;

        (i)    [Reserved];

        (j)    Subordinated Indebtedness of an Issuer not to exceed $50 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) at any one time outstanding; provided, that not more than $40 million of such Subordinated Indebtedness may require interest to be paid in cash prior to the date which is ninety (90) days after the Stated Maturity of the Securities; and

        (k)   in addition to the items referred to in clauses (a) through (j) above, Indebtedness of an Issuer having an aggregate principal amount not to exceed $10 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) at any time outstanding.

        "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to directors or employees made in the ordinary course of business; (d) Interest Rate Agreements and Currency Agreements; (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under Section 1017, provided, that the Company or the Restricted Subsidiaries, as the case may be, have received at least 75% of the aggregate consideration therefrom in cash or Cash Equivalents; (f) Investments made in the ordinary course of business as partial payment for constructing a network relating principally to a Cable/Telecommunications Business or for supplying equipment used or useful in the Cable/Telecommunications Business or the DTH Business; (g) Investments (other than through share leasing arrangements) in any Person engaged in any business in which the Company or any Restricted Subsidiary is engaged on the Issue Date not to exceed $20 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) outstanding at any time; provided, that immediately after giving effect to any Investment made under this clause (g), the Company and its Restricted Subsidiaries shall own at least 25% of the outstanding Capital Stock of the Person in which the Investment was made; (h) Investments (other than through share leasing arrangements) in any Person engaged in any business in which the Company or any Restricted Subsidiary is engaged on the Issue Date not to exceed $5 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) outstanding at any time; (i) Investments (other than through share leasing arrangements) in the Capital Stock of any Person to the extent the consideration therefor paid by the Company or any Restricted Subsidiary consists of a lease or other right to use the capacity of a cable television network of the Company or such Restricted Subsidiary and so long as the capacity leased or used is used by such Person solely to

12

provide telephony or Internet access services; provided, that the Board of Directors shall have determined (as evidenced by a Board Resolution) that any such capacity is in excess of the cable television network capacity required to operate the Cable/Telecommunications Business of the Company or such Restricted Subsidiary in the area in which such cable television network is located; and (j) investments by any Restricted Subsidiary in the Company.

        "Permitted Liens" means the following types of Liens:

        (a)   Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Restricted Subsidiary;

        (b)   Liens securing the Securities;

        (c)   Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided, that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

        (d)   statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of the Company or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceeding;

        (e)   Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

        (f)    easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

        (g)   Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

        (h)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

        (i)    any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (h); provided, that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets;

        (j)    any interest or title of a lessor under any Capitalized Lease Obligation or seller under any Purchase Money Obligation;

        (k)   [Reserved];

        (l)    [Reserved];

        (m)  Liens in favor of Polish governmental fiscal authorities created without the knowledge of and without fault on the part of the Company;

        (n)   Liens existing on the Issue Date and listed on Schedule C to this Indenture;

        (o)   Liens in favor of the Screen Actors Guild, the Writers Guild of America, the Directors Guild of America or any other unions, guilds or collective bargaining units under collective bargaining agreements, which Liens are incurred in the ordinary course of business solely to secure the payment of

13

residuals and other collective bargaining obligations required to be paid by the Company or any of its Restricted Subsidiaries under any such collective bargaining agreement;

        (p)   Liens arising in connection with completion guarantees entered into in the ordinary course of business and consistent with then current industry practices, securing obligations (other than Indebtedness for borrowed money) of the Company or any of its Restricted Subsidiaries not yet due and payable;

        (q)   Liens in favor of suppliers and/or producers of any programming that are incurred in the ordinary course of business solely to secure the purchase or license price of such programming and such directly related rights or the rendering of services necessary for the production of such programming; provided, however, that no such Lien shall extend to or cover any property or assets other than the programming or license and the rights directly related thereto being so acquired or produced; and provided further, that any payment obligations secured by such Liens shall by their terms be payable solely from the revenues that are derived directly from the exhibition, syndication, exploitation, distribution or disposition of such item of programming and/or such directly related rights; and

        (r)   Liens on assets or Capital Stock of a Special Purpose Vehicle.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, S.A., Sp. z o.o., trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Physical Security" has the meaning specified in Section 201.

        "Predecessor Security" of any particular Security means every previous Security evidencing all or a portion of the same debt as that evidenced by such particular Security; and for the purpose of this definition, any Security authenticated and delivered under Section 308 in exchange for a mutilated security or in lieu of a lost, destroyed or stolen Security shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Security.

        "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

        "Private Placement Legend" has the meaning specified in Section 202.

        "Pro Forma Consolidated Operating Cash Flow" means Consolidated Operating Cash Flow for the latest four fiscal quarters (the "Four Quarter Period"). For purposes of calculating "Consolidated Operating Cash Flow" for any Four Quarter Period for purposes of this definition, (a) all Restricted Subsidiaries of the Company on the date of the transaction giving rise to the need to calculate "Pro Forma Consolidated Operating Cash Flow" (the "Transaction Date") shall be deemed to have been Restricted Subsidiaries at all times during such Four Quarter Period and (b) any Unrestricted Subsidiary on the Transaction Date shall be deemed to have been an Unrestricted Subsidiary at all times during such Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable Four Quarter Period to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or a Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such Four Quarter Period to and including the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the first day of the Four Quarter Period.

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        "Purchase Money Obligation" means Indebtedness of the Company or any Restricted Subsidiary (a) issued to finance or refinance the purchase or construction of any assets of the Company or any Restricted Subsidiary or (b) secured by a Lien on any assets of the Company or any Restricted Subsidiary where the lender's sole recourse is to the assets so encumbered, in either case to the extent the purchase or construction prices for such assets are or should be included in "addition to property, plan or equipment" in accordance with GAAP.

        "Qualified Institutional Buyer" or "QIB" shall have the meaning specified in Rule 144A.

        "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Securities or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided, however, that Redeemable Capital Stock shall not include any Common Stock the holder of which has a right to put to the Company upon certain terminations of employment.

        "Redemption Date", when used with respect to any Security to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

        "Redemption Price", when used with respect to any Security to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

        "Regular Record Date" for the interest payable on any Interest Payment Date means the [    or            ] (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

        "Regulation S" means Regulation S under the Securities Act.

        "Required Filing Date" shall have the meaning set forth in Section 1009.

        "Responsible Officer", when used with respect to the Trustee, means any officer in its corporate trust department or similar group, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

        "Restricted Payment" has the meaning specified in Section 1011.

        "Restricted Subsidiary" means a Subsidiary other than an Unrestricted Subsidiary.

        "Rule 144A" means Rule 144A under the Securities Act.

        "Rule 144A Certificate" shall mean the Rule 144A Certificate in the form of Exhibit B attached to this Indenture.

        "S&P" means Standard and Poor's Ratings Group, a division of The McGraw-Hill, Inc. and its successors.

        "Securities" has the meaning stated in the first recital of this Indenture and more particularly means any Securities authenticated and delivered under this Indenture.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Security Register" and "Security Registrar" have the respective meanings specified in Section 305.

        "Senior Bank Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary under one or more other term loans or revolving credit or similar facilities (which may include any

15

guarantee, bonding or letter of credit facility) with a bank or other financial institution which is not subordinated to any other Indebtedness of the Company or any Restricted Subsidiary.

        "Service Agreement" means any agreement to which the Company or any Restricted Subsidiary is a party pursuant to which, among other things, the Company or a Restricted Subsidiary provides various services, which may include administrative, technical, managerial, financial, operational and marketing services, to the other party or parties thereto, including, without limitation, the agreements listed on Schedule A to this Indenture under the subheading "Service Agreements."

        "Significant Subsidiary" means, with respect to any Person at any particular time, any Subsidiary of such Person that, together with the subsidiaries of such Subsidiary, (a) accounted for more than 10% of the consolidated revenues of such Person and its Subsidiaries for their most recently completed fiscal year or (b) is or are the owner(s) of more than 10% of the consolidated assets of such Person and its Subsidiaries as at the end of such fiscal year, all as calculated in accordance with GAAP and as shown on the consolidated financial statements of such Person and its Subsidiaries for such fiscal year.

        "Special Purpose Vehicle" means a Person which is, or was, established: (i) with separate legal identity and limited liability; and (ii) for the sole purpose of a single transaction, or series of related transactions, and which has no assets and liabilities other than those directly acquired or incurred in connection with such transaction(s).

        "Special Record Date" for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 309.

        "Stated Maturity" means, when used with respect to any Security or any installment of interest thereon, the date specified in such Security as the fixed date on which the principal of such Security or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

        "Subordinated Indebtedness" means Indebtedness of the Company that is expressly subordinated in right of payment to the Securities.

        "Subsidiary" means (a) any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries and (b) any Cable Television Newco and any Management Company.

        "Surviving Entity" has the meaning specified in Section 801.

        "Taxes" has the meaning specified in Section 804(a).

        "Taxing Jurisdiction" has the meaning specified in Section 804(a).

        "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of an Issuer and its Restricted Subsidiaries outstanding as of the date of determination.

        "Transaction Date" has the meaning specified in the definition of Pro Forma Consolidated Operating Cash Flow in this Section 101.

        "Trust Indenture Act" or "TIA" means the Trust Indenture Act of 1939, as amended.

        "Trustee" means the Person named as the "Trustee" in the first paragraph of this Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Trustee" shall mean such successor Trustee.

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        "UPC" means United Pan-Europe Communications N.V. and any successor (by merger, consolidation, transfer or otherwise in one or a series of transactions) to all or substantially all of its assets.

        "United States" shall have the meaning specified in Section 804(c).

        "United States Alien" shall have the meaning specified in Section 804(c).

        "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (b) any subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company, subject to the foregoing, may designate any newly acquired or newly formed Subsidiary (other than a Management Company) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of Section 1019, (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Company and (v) neither the Company nor any Restricted Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under this Indenture and the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 1010.

        "U.S. Dollar" means United States currency.

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as quoted by the National Bank of Poland at approximately noon (New York City time) on the date two Business Days prior to such determination.

        "U.S. Government Obligations" has the meaning specified in Section 1304.

        "Vice President", when used with respect to the an Issuer or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title "vice president".

        "Voting Stock" means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

17

        "Wholly Owned" means, with respect to any Restricted Subsidiary, such Restricted Subsidiary if all the outstanding Capital Stock of such Restricted Subsidiary (other than any directors' qualifying shares) is owned directly or indirectly by the Company and one or more Wholly Owned Restricted Subsidiaries.

        SECTION 102.    OFFICER'S CERTIFICATES AND OPINIONS.

        Upon any application or request by the Issuers to the Trustee to take any action under any provision of this Indenture, the Issuers shall furnish to the Trustee an Officer's Certificate stating that all conditions precedent, if any, provided for in this Indenture (including any covenant compliance with which constitutes a condition precedent) relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

        Every Officer's Certificate or Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture (other than pursuant to Section 1008(a)) shall include:

          (1)   a statement that each individual or firm signing such Officer's Certificate or Opinion of Counsel has read such covenant or condition and the definitions herein relating thereto;

          (2)   a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such Officer's Certificate or Opinion of Counsel are based;

          (3)   a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

          (4)   a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

        SECTION 103.    FORM OF DOCUMENTS DELIVERED TO TRUSTEE.

        In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

        Any certificate or opinion of an officer of an Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of such Issuer stating that the information with respect to such factual matters is in the possession of such Issuer, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

        Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

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        SECTION 104.    ACTS OF HOLDERS.

        (a)   Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section.

        (b)   The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

        (c)   The principal amount at maturity and serial numbers of Securities held by any Person, and the date of holding the same, shall be proved by the Security Register.

        (d)   If the Issuers shall solicit from the Holders of Securities any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuers may, at their option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuers shall have no obligation to do so. Notwithstanding TIA Section 316(c), such record date shall be the record date specified in or pursuant to such Board Resolution, which shall be a date not earlier than the date 60 days prior to the first solicitation of Holders generally in connection therewith and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Outstanding Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Securities shall be computed as of such record date; provided, that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date.

        (e)   Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Security shall bind every future Holder of the same Security and the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Security.

        SECTION 105.    NOTICES, ETC., TO TRUSTEE, ISSUERS.

        Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

19

          (1)   the Trustee by any Holder or by the Issuers shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at its Corporate Trust Office, Attention: Corporate Trust Trustee Administration, or

          (2)   the Issuers by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Issuers addressed to them at the address of their principal offices specified in the first paragraph of this Indenture, or at any other address previously furnished in writing to the Trustee by the Issuers.

        SECTION 106.    NOTICE TO HOLDERS; WAIVER.

        Where this Indenture provides for notice of any event to Holders by the Issuers or the Trustee, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Any notice mailed to a Holder in the manner herein prescribed shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

        In case by reason of the suspension of or irregularities in regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice for every purpose hereunder.

        SECTION 107.    EFFECT OF HEADINGS AND TABLE OF CONTENTS.

        The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

        SECTION 108.    SUCCESSORS AND ASSIGNS.

        All covenants and agreements in this Indenture by the Issuers shall bind their successors and assigns, whether so expressed or not.

        SECTION 109.    SEPARABILITY CLAUSE.

        In case any provision in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        SECTION 110.    BENEFITS OF INDENTURE.

        Nothing in this Indenture or in the Securities, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Security Registrar and their successors hereunder and the Holders any benefit or any legal or equitable right, remedy or claim under this Indenture.

        SECTION 111.    GOVERNING LAW

        This Indenture and the Securities shall be governed by and construed in accordance with the law of the State of New York. This Indenture shall be subject to the provisions of the Trust Indenture Act that are required to be part of this Indenture and shall, to the extent applicable, be governed by such provisions, and, if and to the extent that any provision of this Indenture limits, qualifies or conflicts

20

with any other provision included in this Indenture which is required to be included in this Indenture by any of Sections 310 to 318, inclusive, of the Trust Indenture Act, such required provision shall control.

        SECTION 112.    LEGAL HOLIDAYS

        In any case where any Interest Payment Date, Redemption Date or Stated Maturity or Maturity of any Security shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Securities) payment of principal or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at the Stated Maturity or Maturity; provided, that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date, Stated Maturity or Maturity, as the case may be.

ARTICLE TWO
SECURITY FORMS

        SECTION 201.    FORMS GENERALLY.

        The definitive Securities shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Securities may be listed, all as determined by the officers executing such Securities, as evidenced by their execution of such Securities.

        The Securities shall be known as the "Senior Notes due 2006." The Securities and the Trustee's certificate of authentication shall be substantially in the form annexed hereto as Exhibit A. The Securities may have such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture and may have such letters, notations, numbers or other marks of identification and such legends or endorsements placed thereon as the Issuers may deem appropriate (and as are not prohibited by the terms of this Indenture) or as may be required or appropriate to comply with any law or with any rules made pursuant thereto or with any rules of any securities exchange on which such Securities may be listed, or to conform to general usage, or as may, consistently herewith, be determined by the officers executing such Securities, as evidenced by their execution of such Securities. Any portion of the text of any Security may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Security. The Issuers shall approve the form of the Securities and any notation, legend or endorsement on the Securities. Each Security shall be dated the date of its authentication.

        The terms and provisions contained in the form of the Securities annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Indenture. Each of the Issuers and the Trustee, by its execution and delivery of this Indenture, expressly agrees to the terms and provisions of the Securities applicable to it and to be bound thereby.

        Securities offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of a single permanent global Security in registered form, substantially in the form set forth in Exhibit A (the "Global Security"), registered in the name of the nominee of the Depositary, deposited with the Trustee, as custodian for the Depositary, duly executed by each of the Issuers and authenticated by the Trustee as hereinafter provided. The aggregate principal amount at maturity of the Global Security may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

        Securities issued pursuant to Section 306 or Section 307 in exchange for interests in the Global Security shall be in the form of permanent certificated Securities in registered form in substantially the form set forth in Exhibit A (the "Physical Securities").

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        SECTION 202.    RESTRICTIVE LEGENDS.

        Unless and until a Security is sold under an effective Registration Statement each Global Security and each Physical Security shall bear the following legend set forth below (the "Private Placement Legend") on the face thereof until at least the 41st day after the Closing Date and receipt by the Issuers and the Trustee of a certificate substantially in the form of Exhibit B hereto.

  THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER OF THIS SECURITY (1) REPRESENTS THAT IT IS (A) A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT ("RULE 144A")) OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN "INSTITUTIONAL ACCREDITED INVESTOR") OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144(k) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE), AND IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE ACCRETED VALUE OF NOTES AT THE TIME OF TRANSFER OF LESS THAN $100,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. IF THE PROPOSED TRANSFEREE IS AN INSTITUTIONAL ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUERS SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS ANY OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENT OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION", "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A

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  PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.

        Each Global Security shall also bear the following legend on the face thereof:

  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

          TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC OR NOMINEES OF DTC OR TO A SUCCESSOR OF DTC OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 306 AND 307 OF THE INDENTURE.

ARTICLE THREE
THE SECURITIES

        SECTION 301.    TITLE AND TERMS.

        The aggregate principal amount at maturity of the Securities which may be authenticated and delivered under this Indenture is limited to $ [                        ],(3) except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to Section 304, 305, 306, 801, 906, 1017 or 1108.

        The Securities shall be known and designated as the "Senior Notes due 2006" of the Issuers. The Stated Maturity of the Senior Notes due 2006 shall be [September 30, 2006(4)]. The Senior Notes due 2006 will bear cash interest at the rate of 9% per annum on the principal amount at maturity of $[            ] from [            ], 2003, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable on [            , 2003) and semi-annually thereafter on [            and            ] in each year and at said Stated Maturity, until the principal thereof is paid or duly provided for. In the case of a default in payment of the amount due at Maturity, the amount due on the Securities shall bear interest at a rate of 11% per annum (to the extent that the payment of such interest shall be legally enforceable), which shall accrue from the date of such default to the date the payment of such amount has been made or duly provided for. Interest on any overdue principal amount shall be payable on demand.

(3)
Amount to be authorized by the Bankruptcy Court and will be paid on amount of Senior Notes and general unsecured claims.

(4)
This date will be the last day of the quarter in which the third anniversary of the Issue Date occurs.

        The principal of and interest on the Securities shall be payable at the office or agency of the Issuers maintained for such purpose in The City of New York, or at such other office or agency of the Issuers as may be maintained for such purpose; provided, however, that, at the option of the Issuers, interest may be paid by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Security Register.

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        The Securities shall be redeemable as provided in Article Eleven.

        SECTION 302.    DENOMINATIONS.

        The Securities shall be issuable only in registered form without coupons and only in denominations of $1,000 principal amount at maturity and any integral multiple thereof; provided, that at the Issue Date the Securities may be issued in denomination of $1.00 principal amount at maturity and any integral amounts thereof. The Issuers may convert, at their option and to the extent practical, the Securities to denominations of $1,000 aggregate principal amount at maturity so long as such conversion is not adverse to the Holders.

        SECTION 303.    EXECUTION, AUTHENTICATION, DELIVERY AND DATING.

        The Securities shall be executed on behalf of each Issuer by any of such Issuer's chairman, president, any managing director or any Vice President, the chief executive officer or the chief financial officer under such Issuer's corporate seal reproduced thereon and attested by its secretary or any assistant secretary. The signature of any of these officers on the Securities may be manual or facsimile signatures of the present or any future such authorized officer and may be imprinted or otherwise reproduced on the Securities.

        Securities bearing the manual or facsimile signatures of individuals who were at any time the proper officers of an Issuer shall bind such Issuer, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.

        At any time and from time to time after the execution and delivery of this Indenture, the Issuers may deliver Securities executed by the Issuers to the Trustee for authentication, together with an Issuer Order for the authentication and delivery of such Securities, and the Trustee in accordance with such Issuer Order shall authenticate and deliver such Securities.

        Each Security shall be dated the date of its authentication.

        No Security shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual signature of an authorized officer, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.

        In case an Issuer, pursuant to Article Eight, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which such Issuer shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article Eight, any of the Securities authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Securities executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Securities surrendered for such exchange and of like principal amount; and the Trustee, upon Issuer Request of the successor Person, shall authenticate and deliver Securities as specified in such request for the purpose of such exchange. If Securities shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section in exchange or substitution for or upon registration of transfer of any Securities, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Securities at the time Outstanding for Securities authenticated and delivered in such new name.

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        SECTION 304.    TEMPORARY SECURITIES.

        Pending the preparation of definitive Securities, the Issuers may execute, and upon Issuer Order the Trustee shall authenticate and deliver, temporary Securities which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Securities in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Securities may determine, as conclusively evidenced by their execution of such Securities.

        If temporary Securities are issued, the Issuers will cause definitive Securities to be prepared without unreasonable delay. After the preparation of definitive Securities, the temporary Securities shall be exchangeable for definitive Securities upon surrender of the temporary Securities at the office or agency of the Issuers designated for such purpose pursuant to Section 1002, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities, the Issuers shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Securities of authorized denominations. Until so exchanged, the temporary Securities shall in all respects be entitled to the same benefits under this Indenture as definitive Securities.

        SECTION 305.    REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE.

        The Issuers shall cause to be kept at the Corporate Trust Office a register (the register maintained in such office and in any other office or agency designated pursuant to Section 1002 being herein sometimes referred to as the "Security Register") in which, subject to such reasonable regulations as it may prescribe, the Issuers shall provide for the registration of Securities and of transfers of Securities. The Security Register shall be in written form or any other form capable of being converted into written form within a reasonable time. At all reasonable times, the Security Register shall be open to inspection by the Trustee. The Trustee is hereby initially appointed as security registrar (the "Security Registrar") for the purpose of registering Securities and transfers of Securities as herein provided.

        Upon surrender for registration of transfer of any Security at the office or agency of the Issuers designated pursuant to Section 1002, the Issuers shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Securities of any authorized denomination or denominations of a like aggregate principal amount.

        At the option of the Holder, Securities may be exchanged for other Securities of any authorized denomination and of a like aggregate principal amount at maturity, upon surrender of the Securities to be exchanged at such office or agency. Whenever any Securities are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and deliver, the Securities which the Holder making the exchange is entitled to receive.

        All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Securities surrendered upon such registration of transfer or exchange.

        Every Security presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuers or the Security Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Issuers and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

        No service charge shall be made for any registration of transfer or exchange or redemption of Securities, but the Issuers may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to Section 304, 801, 906, 1017 or 1108 not involving any transfer.

        The Issuers shall not be required (i) to issue, register the transfer of or exchange any Security during a period beginning at the opening of business 15 days before the selection of Securities to be redeemed under Section 1104 and ending at the close of business on the day of such mailing of the

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relevant notice of redemption, or (ii) to register the transfer of or exchange any Security so selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part.

        SECTION 306.    BOOK-ENTRY PROVISIONS FOR GLOBAL SECURITIES.

        (a)   The Global Security initially shall (i) be registered in the name of the Depositary for such Global Securities or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as set forth in Section 202. Members of, or participants in, the Depositary ("Agent Members") shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depositary, or the Trustee as its custodian, or under any Global Security, and the Depositary may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a beneficial owner of any Security.

        (b)   Transfers of a Global Security shall be limited to transfers of such Global Security in whole, but not in part, to the Depositary, its successors or their respective nominees and, in part, in the circumstances described in paragraph (d) hereof. Interests of beneficial owners in a Global Security may be transferred in accordance with the applicable rules and procedures of the Depositary and the provisions of Section 307. Beneficial owners may obtain Physical Securities (which shall bear the Private Placement Legend if required by Section 202) in exchange for their beneficial interests in a Global Security upon request in accordance with the Depositary's and the Security Registrar's procedures at any time. In addition, Physical Securities shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Security if (i) the Depositary notifies the Issuers that it is unwilling or unable to continue as Depositary for the Global Security or the Depositary ceases to be a "Clearing Agency" registered under the Exchange Act and a successor depositary is not appointed by the Issuers within 90 days or (ii) an Event of Default has occurred and Holders of more than 25% in aggregate principal amount of the Securities at the time outstanding represented by the Global Securities advise the Trustee through the Depositary in writing that the continuation of a book-entry system through the Depositary with respect to the Global Securities is no longer required.

        (c)   In connection with any transfer pursuant to paragraph (b) of this Section of a portion of the beneficial interest in the Global Security to beneficial owners, upon receipt of written instructions from the Depositary, the Security Registrar shall reflect on its books and records the date and a decrease in the principal amount at maturity of the Global Security in an amount equal to the principal amount at maturity of the beneficial interest in the Global Security to be transferred, and the Issuers shall execute, and the Trustee shall authenticate and deliver, one or more Physical Securities of like tenor and amount.

        (d)   In connection with the transfer of the entire Global Security to beneficial owners pursuant to paragraph (b) of this Section, the Global Security shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in the Global Security an equal aggregate principal amount at maturity of Physical Securities of authorized denominations.

        (e)   Any Physical Security delivered in exchange for an interest in the Global Security pursuant to paragraph (b) or (c) of this Section shall, except as otherwise provided by Sections 306 and 307, bear the legend regarding transfer restrictions applicable to the Physical Security set forth in Section 202.

        (f)    The registered holder of a Global Security may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

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        (g)   In connection with the execution, authentication and delivery of Physical Securities in exchange for beneficial interests in a Global Security pursuant to Section 306(b), the Security Registrar shall reflect on its books and records a decrease in the principal amount at maturity of the relevant Global Security equal to the principal amount at maturity of such Physical Securities and the Issuers shall execute and the Trustee shall authenticate and deliver one or more Physical Securities having an equal aggregate principal amount at maturity.

        SECTION 307.    SPECIAL TRANSFER PROVISIONS.

        (a)   The provisions of this Section 307 shall apply to all transfers involving any Physical Security and any beneficial interest in any Global Security.

        (b)   As used in this Section 307 only, "delivery" of a certificate by a transferee or transferor means the delivery to the Security Registrar by such transferee or transferor of the applicable certificate duly completed; "holding" includes both possession of a Physical Security and ownership of a beneficial interest in a Global Security, as the context requires; "transferring" a Global Security means transferring that portion of the principal amount of the transferor's beneficial interest therein that the transferor has notified the Security Registrar that it has agreed to transfer; and "transferring" a Physical Security means transferring that portion of the principal amount thereof that the transferor has notified the Security Registrar that it has agreed to transfer. As used in this Indenture, Form of "Regulation S Certificate" means a certificate substantially in the form referenced in Section 313, and "Non-Registration Opinion and Supporting Evidence" means a written opinion of counsel reasonably acceptable to the Issuers to the effect that, and such other certification or information as the Issuers may reasonably require to confirm that, the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

        (c)   Prior to the 41st day following the Closing Date, the Registrar shall register any transfer of any Note to a Non-U.S. Person upon the receipt of a certificate substantially in the form of Exhibit A hereto from the proposed transferor.

        (d)   A Rule 144A Certificate, if not actually delivered, will be deemed delivered if (A) (i) the transferor advises the Issuers and the Trustee in writing that the relevant offer and sale were made in accordance with the provisions of Rule 144A (or, in the case of a transfer of a Physical Security, the transferor checks the box provided on the Physical Security to that effect) and (ii) the transferee advises the Issuers and the Trustee in writing that (x) it and, if applicable, each account for which it is acting in connection with the relevant transfer, is a qualified institutional buyer within the meaning of Rule 144A, (y) it is aware that the transfer of Securities to it is being made in reliance on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A, and (z) prior to the proposed date of transfer it has been given the opportunity to obtain from the Issuers the information referred to in Rule 144A(d)(4), and has either declined such opportunity or has received such information (or, in the case of a transfer of a Physical Security, the transferee signs the certification provided on the Physical Security to that effect); or (B) the transferor holds the Global Security and is transferring to a transferee that will take delivery in the form of the Global Security.

        (e)   If the proposed transferor holds:

          (A)  a Physical Security which is surrendered to the Security Registrar, and the proposed transferee or transferor, as applicable:

            (i)    delivers (or is deemed to have delivered pursuant to clause (d) above) a Rule 144A Certificate and the proposed transferee requests delivery in the form of a Physical Security, then the Security Registrar shall (x) register such transfer in the name of such transferee and record the date thereof in its books and records, (y) cancel such surrendered Physical Security and (z) deliver a new Physical Security to such transferee duly registered in the name of such transferee in principal amount equal to the principal amount being transferred of such surrendered Physical Security; or

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           (ii)  delivers (or is deemed to have delivered pursuant to clause (d) above) a Rule 144A Certificate and the proposed transferee is or is acting through an Agent Member and requests that the proposed transferee receive a beneficial interest in the Global Security, then the Security Registrar shall (x) cancel such surrendered Physical Security, (y) record an increase in the principal amount of the Global Security equal to the principal amount being transferred of such surrendered Physical Security and (z) notify the Depositary in accordance with the procedures of the Depositary that it approves of such transfer. In any of the cases described in this Section 307(e)(A), the Security Registrar shall deliver to the transferor a new Physical Security in principal amount equal to the principal amount not being transferred of such surrendered Physical Security, as applicable.

          (B)  the Global Security, and the proposed transferee or transferor, as applicable:

            (i)  delivers (or is deemed to have delivered pursuant to clause (d) above) a Rule 144A Certificate and the proposed transferee requests delivery in the form of a Physical Security, then the Security Registrar shall (w) register such transfer in the name of such transferee and record the date thereof in its books and records, (x) record a decrease in the principal amount of the Global Security in an amount equal to the beneficial interest therein being transferred, (y) deliver a new Physical Security to such transferee duly registered in the name of such transferee in principal amount equal to the amount of such decrease and (z) notify the Depositary in accordance with the procedures of the Depositary that it approves of such transfer; or

           (ii)  delivers (or is deemed to have delivered pursuant to clause (d) above) a Rule 144A Certificate and the proposed transferee is or is acting through an Agent Member and requests that the proposed transferee receive a beneficial interest in the Global Security, then the transfer shall be effected in accordance with the procedures of the Depositary therefor.

        (f)    In any case in which the Security Registrar is required to deliver a Physical Security to a transferee or transferor, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, such Physical Security.

        (g)   Any transferee entitled to receive a Physical Security may request that the principal amount thereof be evidenced by one or more Physical Securities in any authorized denomination or denominations and the Security Registrar shall comply with such request if all other transfer restrictions are satisfied.

        (h)   The Security Registrar shall effect and record, upon receipt of a written request from the Issuers so to do, a transfer not otherwise permitted by Section 307(e), such recording to be done in accordance with the otherwise applicable provisions of Section 307(e), upon the furnishing by the proposed transferor or transferee of a Non-Registration Opinion and Supporting Evidence.

        (i)    By its acceptance of any Security bearing the Private Placement Legend, each Holder of such Security acknowledges the restrictions on transfer of such Security set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Security only as provided in this Indenture. The Security Registrar shall not register a transfer of any Security unless such transfer complies with the restrictions with respect thereto set forth in this Indenture. The Security Registrar shall not be required to determine (but may rely upon a determination made by the Issuers) the sufficiency of any such certifications, legal opinions or other information.

        (j)    Upon the transfer, exchange or replacement of Securities not bearing the Private Placement Legend, the Security Registrar shall deliver Securities that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Securities bearing the Private Placement Legend, the Security Registrar shall deliver only Securities that bear the Private Placement Legend unless (i) the requested transfer is at least two years after the original issue date of the Security (with respect to any Physical Security), or (ii) there is delivered to the Security Registrar an Opinion of Counsel in form

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reasonably satisfactory to the Issuers and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

        SECTION 308.    MUTILATED, DESTROYED, LOST AND STOLEN SECURITIES.

        If (i) any mutilated Security is surrendered to the Trustee, or (ii) the Issuers and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Security, and there is delivered to the Issuers and the Trustee such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Issuers or the Trustee that such Security has been acquired by a bona fide purchaser, the Issuers shall execute and upon Issuer Order the Trustee shall authenticate and deliver, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or stolen Security, a new Security of like tenor and principal amount at maturity, bearing a number not contemporaneously outstanding.

        In case any such mutilated, destroyed, lost or stolen Security has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Security, pay such Security.

        Upon the issuance of any new Security under this Section, the Issuers may, as a condition to such issuance, require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

        Every new Security issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Issuers, whether or not the mutilated, destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Securities duly issued hereunder.

        The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

        SECTION 309.    PAYMENT OF INTEREST; INTEREST RIGHTS PRESERVED.

        Interest on any Security which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Issuers maintained for such purpose pursuant to Section 1002; provided, however, that each installment of interest may at the Issuers' option be paid by (i) mailing a check for such interest, payable to or upon the written order of the Person entitled thereto pursuant to Section 310, to the address of such Person as it appears in the Security Register at the close of business on the Regular Record Date for such interest payment or (ii) transfer to an account located in the United States maintained by the payee.

        Any interest on any Security which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on the Regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Securities (such defaulted interest and interest thereon herein collectively called "Defaulted Interest") may be paid by the Issuers, at their election in each case, as provided in clause (1) or (2) below:

          (1)   The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Securities (or their respective Predecessor Securities) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed

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  in the following manner. The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Security and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Issuers of such Special Record Date, and in the name and at the expense of the Issuers, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given in the manner provided for in Section 106, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so given, such Defaulted Interest shall be paid to the Persons in whose names the Securities (or their respective Predecessor Securities) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

          (2)   The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuers to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

        Subject to the foregoing provisions of this Section, each Security delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Security.

        SECTION 310.    PERSONS DEEMED OWNERS.

        Prior to the due presentment of a Security for registration of transfer, the Issuers, the Trustee and any agent of the Issuers or the Trustee may treat the Person in whose name such Security is registered as the owner of such Security for the purpose of receiving payment of principal of and (subject to Sections 305 and 309) interest on such Security and for all other purposes whatsoever, whether or not such Security be overdue, and none of the Issuers, the Trustee or any agent of the Issuers or the Trustee shall be affected by notice to the contrary.

        SECTION 311.    CANCELLATION.

        All Securities surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Issuers may at any time deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Issuers may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Securities previously authenticated hereunder which the Issuers have not issued and sold, and all Securities so delivered shall be promptly cancelled by the Trustee. If the Issuers shall so acquire any of the Securities, however, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Securities unless and until the same are surrendered to the Trustee for cancellation. No Securities shall be authenticated in lieu of or in exchange for any Securities cancelled as provided in this Section, except as expressly permitted by this Indenture. All cancelled Securities held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures and certification of their disposal delivered to the Issuers unless by Issuer Order the Issuers shall direct that cancelled Securities be returned to it.

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        SECTION 312.    COMPUTATION OF INTEREST.

        Interest on the Securities shall be computed on the basis of a 360-day year of twelve 30-day months.

        SECTION 313.    FORM OF REGULATION S CERTIFICATE.

        Upon any transfer of the Securities pursuant to Regulation S, the transferor of such Securities shall deliver to the Trustee a certificate in the form of Exhibit C hereto.

ARTICLE FOUR
SATISFACTION AND DISCHARGE

        SECTION 401.    SATISFACTION AND DISCHARGE OF INDENTURE.

        This Indenture shall upon Issuer Request cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Securities expressly provided for herein or pursuant hereto and the rights, powers, trusts, duties and immunities of the Trustee) and the Trustee, at the expense of the Issuers, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture when

          (1)   either

          (a)   all Securities theretofore authenticated and delivered (other than (i) Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 308) and (ii) Securities for whose payment money has theretofore been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust, as provided in Section 1003) have been delivered to the Trustee for cancellation; or

          (b)   all such Securities not theretofore delivered to the Trustee for cancellation

              (i)  have become due and payable, or

             (ii)  will become due and payable at their Stated Maturity within one year, or

            (iii)  are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers, in the case of (i), (ii) or (iii) above, have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on such Securities not theretofore delivered to the Trustee for cancellation, for principal of and interest on such Securities to the date of such deposit (in the case of Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;

        (2)   the Issuers have paid or caused to be paid all other sums payable hereunder by the Issuers; and

        (3)   the Issuers have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

        Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuers to the Trustee under Section 606 and, if money shall have been deposited with the Trustee pursuant to

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subclause (b) of clause (1) of this Section, the obligations of the Trustee under Section 402 and the last paragraph of Section 1003 shall survive.

        SECTION 402.    APPLICATION OF TRUST MONEY.

        Subject to the provisions of the last paragraph of Section 1003, all money deposited with the Trustee pursuant to Section 401 shall be held in trust and applied by it, in accordance with the provisions of the Securities and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

ARTICLE FIVE
REMEDIES

        SECTION 501.    EVENTS OF DEFAULT.

        "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (1)   default in the payment of any interest on any Security when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of any Security, at its Maturity;

          (3)   default in the performance, or breach, of the provisions described in Article Eight of this Indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of Section 1016 or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of Section 1017;

          (4)   default in the performance, or breach, of any covenant or agreement of the Issuers contained in this Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere in this Indenture) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Issuers by the Trustee or to the Issuers and the Trustee by the holders of at least 25% in aggregate principal amount at maturity of the then Outstanding Securities, as the case may be;

          (5)   (i) one or more defaults in the payment of principal on Indebtedness of the Company or any Significant Subsidiary of the Company aggregating $5 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (ii) Indebtedness of the Company or any Significant Subsidiary of the Company aggregating $5 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the stated maturity thereof;

          (6)   any holder or holders (or any Person acting on any such holder's behalf) of any Indebtedness in excess of $5 million in the aggregate of the Company or any Significant Subsidiary of the Company shall, subsequent to the occurrence of a default with respect to such Indebtedness, notify the Trustee of the intended sale or disposition of any assets of the Company or any Restricted Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action to retain in satisfaction of any such

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  Indebtedness, or to collect on, seize, dispose of or apply, any such assets of the Company or any Restricted Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or any Restricted Subsidiary or in accordance with applicable law;

          (7)   one or more final judgments, orders or decrees of any court or regulatory agency shall be rendered against the Company or any Significant Subsidiary of the Company or their respective properties for the payment of money, either individually or in an aggregate amount, in excess of $5 million and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (ii) there shall have been a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (8)   the entry of a decree or order by a court having jurisdiction in the premises adjudging an Issuer or any Significant Subsidiary of the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of an Issuer or any Significant Subsidiary of the Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of an Issuer or any Significant Subsidiary of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; and

          (9)   the institution by an Issuer or any Significant Subsidiary of the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Issuer or any Significant Subsidiary of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due.

        SECTION 502.    ACCELERATION OF MATURITY; RESCISSION AND ANNULMENT.

        If an Event of Default (other than an Event of Default specified in Section 501(8) or 501(9)) shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities then Outstanding, by written notice to the Issuers (and to the Trustee if such notice is given by the Holders), may, and the Trustee upon the written request of such Holders, shall declare the principal of and accrued interest on all of the Outstanding Securities immediately due and payable, and upon any such declaration all such amounts payable in respect of the Securities shall become immediately due and payable. If an Event of Default specified in Section 501(8) or 501(9) occurs and is continuing, then the principal of and accrued interest on all of the Outstanding Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of either the Trustee or any Holder.

        At any time after a declaration of acceleration hereunder, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities, by written notice to the Issuers and the Trustee, may rescind such declaration and its consequences if

        (1)   the Issuers have paid or deposited with the Trustee a sum sufficient to pay:

          (A)  all overdue interest on all Outstanding Securities,

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          (B)  all unpaid principal of any Outstanding Securities that have become due otherwise than by such declaration of acceleration, and interest thereon at the rate borne by such Securities,

          (C)  to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by such Securities, and

          (D)  all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

        (2)   all Events of Default, other than the non-payment of amounts of principal of or interest on Securities that have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

        SECTION 503.    COLLECTION OF INDEBTEDNESS AND SUITS FOR ENFORCEMENT BY TRUSTEE.

        The Issuers covenant that if

        (a)   default is made in the payment of any installment of interest on any Security when such interest becomes due and payable and such default continues for a period of 30 days, or

        (b)   default is made in the payment of the principal of any Security at the Maturity thereof,

the Issuers will, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Securities, the whole amount then due and payable on such Securities for principal and interest, and interest on any overdue principal and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Securities, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

        If the Issuers fail to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuers or any other obligor upon the Securities and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuers or any other obligor upon the Securities, wherever situated.

        If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

        SECTION 504.    TRUSTEE MAY FILE PROOFS OF CLAIM.

        In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Issuers or any other obligor upon the Securities or the property of the Issuers or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Securities shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Issuers for the payment of overdue principal, or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

            (i)  to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Securities and to file such other papers or documents and take such other

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  actions, including participating as a member of any official creditors committee appointed in the matter as it may deem necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

           (ii)  to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 606.

        Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

        SECTION 505.    TRUSTEE MAY ENFORCE CLAIMS WITHOUT POSSESSION OF SECURITIES.

        All rights of action and claims under this Indenture or the Securities may be prosecuted and enforced by the Trustee without the possession of any of the Securities or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Securities in respect of which such judgment has been recovered.

        SECTION 506.    APPLICATION OF MONEY COLLECTED.

        Any money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal or interest, upon presentation of the Securities and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

          FIRST: To the payment of all amounts due the Trustee under Section 606;

          SECOND: To the payment of the amounts then due and unpaid for principal of and interest on the Securities in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Securities for principal and interest, respectively; and

          THIRD: The balance, if any, to the Person or Persons entitled thereto.

        SECTION 507.    LIMITATION ON SUITS.

        No Holder of any Securities shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

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          (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default;

          (2) the Holders of not less than 25% in principal amount of the Outstanding Securities shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

          (3) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

          (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

          (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority or more in principal amount of the Outstanding Securities;

it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders.

        SECTION 508.    UNCONDITIONAL RIGHT OF HOLDERS TO RECEIVE PRINCIPAL AND INTEREST.

        Notwithstanding any other provision in this Indenture, the Holder of any Security shall have the right, which is absolute and unconditional, to receive payment, as provided herein and in such Security of the principal of and (subject to Section 309) interest on such Security on the respective Stated Maturities expressed in such Security (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

        SECTION 509.    RESTORATION OF RIGHTS AND REMEDIES.

        If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

        SECTION 510.    RIGHTS AND REMEDIES CUMULATIVE.

        Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities in the last paragraph of Section 308, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

        SECTION 511.    DELAY OR OMISSION NOT WAIVER.

        No delay or omission of the Trustee or of any Holder of any Security to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this

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Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

        SECTION 512.    CONTROL BY HOLDERS.

        The Holders of not less than a majority in principal amount at maturity of the Outstanding Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that

          (1) such direction shall not be in conflict with any rule of law or with this Indenture,

          (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and

          (3) the Trustee need not take any action which might involve it in personal liability or be unjustly prejudicial to the Holders not consenting.

        SECTION 513.    WAIVER OF PAST DEFAULTS.

        The Holders of not less than a majority in aggregate principal amount at maturity of the Outstanding Securities may, on behalf of the Holders of all the Securities, waive any past defaults hereunder, except a default

          (1) in the payment of the principal of or interest on any such Security, or

          (2) in respect of a covenant or provision hereof which under Article Nine cannot be modified or amended without the consent of the Holder of each Outstanding Security.

        Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

        SECTION 514.    WAIVER OF STAY OR EXTENSION LAWS.

        The Issuers covenant (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuers (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE SIX
THE TRUSTEE

        SECTION 601.    NOTICE OF DEFAULTS.

        Within 90 days after the occurrence of any Default or Event of Default hereunder, the Trustee shall transmit in the manner and to the extent provided in TIA Section 313(c), notice of such Default hereunder known to the Trustee, unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of the principal of or interest on any Security, the Trustee shall be protected in withholding such notice if a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders; and provided further, that in the case of any Default of the character specified in Section 501(4) no such notice to Holders shall be given until at least 30 days after the occurrence thereof.

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        SECTION 602.    CERTAIN RIGHTS OF TRUSTEE.

        Subject to the provisions of TIA Sections 315(a) through 315(d):

          (1) the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

          (2) any request or direction of the Issuers mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order (unless other evidence in respect thereof is herein specifically prescribed) and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

          (3) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) shall be entitled to receive and may require and, in the absence of bad faith on its part, conclusively rely upon an Officer's Certificate;

          (4) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

          (5) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

          (6) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney;

          (7) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

          (8) the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture; and

          (9) the Trustee shall not be deemed to have knowledge of any default, breach or Event of Default or other matter upon the occurrence of which it may be required to take action hereunder unless one of its Responsible Officers has actual knowledge thereof.

        The Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

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        SECTION 603.    TRUSTEE NOT RESPONSIBLE FOR RECITALS OR ISSUANCE OF SECURITIES.

        The recitals contained herein and in the Securities, except for the Trustee's certificates of authentication, shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Securities, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Securities and perform its obligations hereunder and that the statements made by it in any Statement of Eligibility on Form T-1 supplied to the Issuers will be true and accurate, subject to the qualifications set forth therein. The Trustee shall not be accountable for the use or application by the Issuers of Securities or the proceeds thereof.

        SECTION 604.    MAY HOLD SECURITIES.

        The Trustee, any Paying Agent, any Security Registrar or any other agent of the Issuers or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Securities and, subject to TIA Sections 310(b) and 311, may otherwise deal with the Issuers with the same rights it would have if it were not Trustee, Paying Agent, Security Registrar or such other agent.

        SECTION 605.    MONEY HELD IN TRUST.

        Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Issuers.

        SECTION 606.    COMPENSATION AND REIMBURSEMENT.

        The Issuers agree:

          (1) to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

          (2) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and

          (3) to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of investigating or defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

        The obligations of the Issuers under this Section to compensate the Trustee, to pay or reimburse the Trustee for expenses, disbursements and advances and to indemnify and hold harmless the Trustee shall constitute additional indebtedness hereunder and shall survive the satisfaction and discharge of this Indenture. As security for the performance of such obligations of the Issuers, the Trustee shall have a claim prior to the Securities upon all property and funds held or collected by the Trustee as such, except funds held in trust for the payment of principal of or interest on particular Securities.

        When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 501(8) or (9), the expenses (including the reasonable charges and expenses of its counsel) of and the compensation for such services are intended to constitute expenses of administration under any applicable Federal or State bankruptcy, insolvency or other similar foreign or domestic law; provided, however, that to the extent unpaid as such expenses, they shall be paid as provided in Section 506.

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        The provisions of this Section shall survive the termination of this Indenture.

        SECTION 607.    CORPORATE TRUSTEE REQUIRED; ELIGIBILITY.

        There shall be at all times a Trustee hereunder which shall be eligible to act as Trustee under TIA Section 310(a)(i) and shall have a combined capital and surplus of at least $50,000,000. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of Federal, State, territorial or District of Columbia supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

        SECTION 608.    RESIGNATION AND REMOVAL; APPOINTMENT OF SUCCESSOR.

        (a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 609.

        (b) The Trustee may resign at any time by giving written notice thereof to the Issuers. If the instrument of acceptance by a successor Trustee required by Section 609 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

        (c) The Trustee may be removed at any time by Act of the Holders of not less than a majority in principal amount of the Outstanding Securities, delivered to the Trustee and to the Issuers.

        (d) If at any time:

          (1) the Trustee shall fail to comply with the provisions of TIA Section 310(b) after written request therefor by an Issuer or by any Holder who has been a bona fide Holder of a Security for at least six months, or

          (2) the Trustee shall cease to be eligible under Section 607 and shall fail to resign after written request therefor by the Issuers or by any Holder who has been a bona fide Holder of a Security for at least six months, or

          (3) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) an Issuer, by a Board Resolution, may remove the Trustee, or (ii) subject to TIA Section 315(e), any Holder who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

        (e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, an Issuer, by a Board Resolution, shall promptly appoint a successor Trustee. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Securities delivered to the Issuers and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede the successor Trustee appointed by the Issuers. If no successor Trustee shall have been so appointed by the Issuers or the Holders and accepted appointment in the manner hereinafter provided, any Holder who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

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        (f) The Issuers shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to the Holders of Securities in the manner provided for in Section 106. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

        SECTION 609.    ACCEPTANCE OF APPOINTMENT BY SUCCESSOR.

        Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Issuers and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on request of the Issuers or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Issuers shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

        No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

        SECTION 610.    MERGER, CONVERSION, CONSOLIDATION OR SUCCESSION TO BUSINESS.

        Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Securities shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities. In case at that time any of the Securities shall not have been authenticated, any successor Trustee may authenticate such Securities either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Securities in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

ARTICLE SEVEN
HOLDERS LISTS AND REPORTS BY TRUSTEE AND COMPANY

        SECTION 701.    DISCLOSURE OF NAMES AND ADDRESSES OF HOLDERS.

        Every Holder of Securities, by receiving and holding the same, agrees with the Issuer and the Trustee that none of the Issuers or the Trustee or any agent of any of them shall be held accountable by reason of the disclosure of any information as to the names and addresses of the Holders in accordance with Section 312 of the Trust Indenture Act, regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under Section 312(b) of the Trust Indenture Act.

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        SECTION 702.    REPORTS BY TRUSTEE.

        Within 60 days after May 15 of each year commencing with the first May 15 after the first issuance of Securities, the Trustee shall transmit to the Holders, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, a brief report dated as of such May 15 if required by Section 313(a) of the Trust Indenture Act.

ARTICLE EIGHT
CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

        SECTION 801.    ISSUERS MAY CONSOLIDATE, ETC., ONLY ON CERTAIN TERMS.

        (a) UPC Polska Finance shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets substantially as an entirety to any other Person or Persons; provided that UPC Polska Finance may merge with and into the Company and the Company may merge with and into UPC Polska Finance.

        (b) The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets substantially as an entirety to any other Person or Persons, and the Company shall not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or Persons, unless:

          (1) either (i) the Company shall be the surviving corporation or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company or the Company and its Restricted Subsidiaries is merged or the Person which acquires by sale, conveyance, transfer, lease or other disposition, all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, as the case may be, (the "Surviving Entity") (x) shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia or a corporation, limited liability company or similar entity organized under the laws of a member state of the European Union as of the Issue Date, and (y) shall expressly assume, by an indenture supplemental to this Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the Company's obligations for the due and punctual payment of the principal of and interest on all the Securities and the performance and observance of every covenant of this Indenture on the part of the Company to be performed or observed; provided, that if the Surviving Entity is a limited liability company organized under the laws of the United States of America, any state thereof or the laws of the District of Columbia pursuant to (x) above, UPC Polska Finance or another corporation organized under the laws of the United States of America, any state thereof or the District of Columbia shall at all times be a joint and several co-issuer of the Notes;

          (2) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Company or any Restricted Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the latest fiscal quarter for which consolidated financial statements of the Company are available prior to the consummation of such transaction or series of transactions with the appropriate

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  adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Company or the Surviving Entity would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the proviso of Section 1010(a);

          (4) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of Section 1014 are complied with; and

          (5) the Company or the Surviving Entity shall have delivered to the Trustee an Officer's Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and such supplemental indenture comply with the terms of this Indenture.

        SECTION 802.    SUCCESSOR SUBSTITUTED.

        Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with Section 801(b) in which the Company is not the continuing obligor under this Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor had been named as the Company herein. When a successor assumes all the obligations of its predecessor under this Indenture and the Securities, the predecessor shall be released from those obligations; provided, that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Securities.

        SECTION 803.    SECURITIES TO BE SECURED IN CERTAIN EVENTS.

        If, upon any such consolidation of an Issuer with or merger of an Issuer into any other corporation, or upon any conveyance, lease or transfer of the property of an Issuer substantially as an entirety to any other Person, any property or assets of such Issuer would thereupon become subject to any Lien, then unless such Lien could be created pursuant to Section 1014 without equally and ratably securing the Securities, such Issuer, prior to or simultaneously with such consolidation, merger, conveyance, lease or transfer, will as to such property or assets, secure the Securities Outstanding (together with, if such Issuer shall so determine any other Indebtedness of the Issuer now existing or hereinafter created which is not subordinate in right of payment to the Securities) equally and ratably with (or prior to) the Indebtedness which upon such consolidation, merger, conveyance, lease or transfer is to become secured as to such property or assets by such Lien, or will cause such Securities to be so secured; provided, that for the purpose of providing such equal and ratable security, the principal amount of the Securities shall mean that amount which would at the time of making such effective provision be due and payable pursuant to Section 502 upon a declaration of acceleration of the Maturity thereof, and the extent of such equal and ratable security shall be adjusted, to the extent permitted by law, as and when said amount changes over time as provided in Section 502.

        SECTION 804.    ADDITIONAL AMOUNTS.

        (a) All payments of principal and interest (including any discount or premium) in respect of the Securities by the Issuers to a holder that is a United States Alien (as defined below) shall be made without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter, "Taxes") imposed or levied by or on behalf of the government of the United States (as defined below) or any political subdivision or taxing authority or agency thereof or therein (any of the aforementioned being a "Taxing Jurisdiction"), unless the Issuer is required to withhold or deduct any such Taxes by law or by the interpretation or administration thereof.

        (b) If the Issuer is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Securities, the Issuer shall pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by the Holder of such

43

Securities (including Additional Amounts) after such withholding or deduction of such Taxes will not be less than the amount such Holder would have received if such Taxes had not been required to be withheld or deducted. Notwithstanding the foregoing, Additional Amounts will not be paid with respect to:

          (1) any Taxes that would not have been so imposed, deducted or withheld but for the existence of any present or former connection between the Holder or beneficial owner of the Securities (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the Holder or beneficial owner of such Securities, if the Holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding of or the execution, delivery, registration or enforcement of such Note), including, but not limited to, such Holder being considered as:

            (A) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment therein; or

            (B) having a current or former relationship with the United States, including a relationship as a citizen or resident or being treated as a resident thereof; or

            (C) being or having been a "personal holding company," a "controlled foreign corporation," a "passive foreign investment company," as defined for federal income tax purposes in section 542, section 957 and section 1297, respectively, of the Internal Revenue Code of 1986, as amended ("Code")); or

            (D) an actual or constructive "10 percent shareholder" of the Issuer as defined in section 871(h)(3) of the Code, or a bank receiving interest described under section 881(c)(3)(A) of the Code or a direct or indirect subsidiary of the Issuer; or

          (2) any estate, inheritance, gift, sales, excise, transfer or personal property tax or similar tax, assessment or governmental charge; or

          (3) any Taxes payable otherwise than by deduction or withholding from payments under or with respect to such Securities; or

          (4) any Taxes that would not have been so imposed, deducted or withheld if the Holder or beneficial owner of the Securities or beneficial owner of any payment on such Securities had (i) made a declaration of non-residence, or any other claim or filing for exemption, to which it is entitled or (ii) complied with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such Holder or beneficial owner of such Securities or any payment on such Securities (provided that such declaration of non-residence or other claim or filing for exemption or such compliance is required by the applicable law of the Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of the imposition, deduction or withholding of, such Taxes; or

          (5) any Taxes that would not have been so imposed, deducted or withheld if the beneficiary of the payment had presented the Securities for payment within 30 days after the date on which such payment or such Securities became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Securities been presented on the last day of such 30-day period); or

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          (6) any payment under or with respect to Securities to any Holder that is a fiduciary or partnership or any person other than the sole beneficial owner of such payment or Securities, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment or Securities would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such Securities; or

          (7) any Taxes that would not have been imposed, deducted or withheld but for the treatment of the interest paid by the Issuer as contingent interest described in section 871(h)(4) of the Code; or

          (8) any Taxes that would not have been imposed, deducted or withheld but for an election by a Holder the effect of which is to make the payment of principal of, or interest (or any other amount) on, the Securities subject to United States federal income tax; or

          (9) any combination of items (1) through (8) above.

        (c) As used in this Section 804, the term "United States" means the United States of America, the Commonwealth of Puerto Rico and each territory and possession of the United States of America and the area subject to its jurisdiction, and the term "United States Alien" means any (i) individual who is not a citizen or resident of the United States, (ii) a corporation which is not created or organized in the United States or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is not subject to United States federal income taxation regardless of its source, (iv) a trust that (x) is not subject to both the primary supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code and (y) does not have a valid election in effect under applicable United States Treasury regulations to be treated as a United States person, (v) a partnership (as defined for United States federal income tax purposes) that is not created or organized in theUnited States or under the laws of the United States or any political subdivision thereof, except to the extent one or more of its partners are United States persons as defined under section 7701(a)(30) of the Code or to the extent the United States Internal Revenue Service provides by regulation that a partnership that is not so created or organized will be treated as a domestic partnership under section 7701(a)(4) of the Code, or (vi) a partnership that is created or organized in the United States or under the laws of the United States or any political subdivision thereof to the extent the Internal Revenue Service provides by regulation that a partnership that is so created or organized will not be treated as a domestic partnership.

        (d) The foregoing provisions shall survive any termination or discharge of the Indenture and shall apply mutatis mutandisto any Taxing Jurisdiction with respect to any successor to the Issuer.

        (e) At least 30 days prior to each date on which any payment under or with respect to any Securities is due and payable, unless such obligation to pay Additional Amounts arises after the 30th day prior to such date, in which case it shall be promptly paid thereafter, if the Issuer shall be obligated to pay Additional Amounts with respect to such payment, the Issuer shall deliver to the Trustee and the Paying Agent an officers' certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee and Paying Agent to pay such Additional Amounts to Holders of such Securities on the payment date. Each officers' certificate shall be relied upon until receipt of a further officers' certificate addressing such matters.

        Whenever in the Indenture there is mentioned, in any context, the payment of principal, premium, if any, interest or of any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

        The Issuer shall pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery,

45

enforcement or registration of the Securities, this Indenture or any other document or instrument in relation thereto, excluding all such taxes, charges or similar levies imposed by any jurisdiction outside any jurisdiction in which the Issuer or any successor is organized or resident for tax purposes or any jurisdiction in which the Paying Agent is located, and the Issuer shall agree to indemnify the Holders of the Securities for any such non-excluded taxes paid by such Holders.

ARTICLE NINE
SUPPLEMENTAL INDENTURES

        SECTION 901.    SUPPLEMENTAL INDENTURES WITHOUT CONSENT OF HOLDERS.

        Without the consent of any Holders, the Issuers, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

          (1) to evidence the succession of another Person to one or both of the Issuers and the assumption by any such successor of the covenants of any such Issuer or Issuers contained herein and in the Securities; or

          (2) to add to the covenants of the Issuers for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuers; or

          (3) to add any additional Events of Default; or

          (4) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee pursuant to the requirements of Section 609; or

          (5) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture; provided, that such action shall not adversely affect the interests of the Holders in any material respect; or

          (6) to secure the Securities pursuant to the requirements of Section 1014 or otherwise; or

          (7) to qualify, or maintain the qualification of, this Indenture under the TIA.

        SECTION 902.    SUPPLEMENTAL INDENTURES WITH CONSENT OF HOLDERS.

        With the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the Outstanding Securities, by Act of said Holders delivered to the Issuers and the Trustee, the Issuers, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security affected thereby:

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any Security, or reduce the rate of interest thereon or payable upon the redemption thereof, or change the coin or currency in which any Security or any interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or

          (2) reduce the percentage in principal amount at maturity of the Outstanding Securities, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences provided for in this Indenture, or

          (3) modify any of the provisions of this Section, Section 1021 or Article Five, except to increase the percentage of Outstanding Securities required for such actions or to provide that

46

  certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security, or

          (4) amend, change or modify the redemption provisions of this Indenture or the Securities or the obligation of the Issuers to make and consummate an Excess Proceeds Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto.

        It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

        SECTION 903.    EXECUTION OF SUPPLEMENTAL INDENTURES.

        In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which adversely affects the Trustee's own rights, duties or immunities under this Indenture or otherwise.

        SECTION 904.    EFFECT OF SUPPLEMENTAL INDENTURES.

        Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

        SECTION 905.    CONFORMITY WITH TRUST INDENTURE ACT.

        Every Supplemental Indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act as then in effect.

        SECTION 906.    REFERENCE IN SECURITIES TO SUPPLEMENTAL INDENTURES.

        Securities authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Issuers shall so determine, new Securities so modified as to conform, in the opinion of the Trustee and the Issuers, to any such supplemental indenture may be prepared and executed by the Issuers and authenticated and delivered by the Trustee in exchange for Outstanding Securities. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

        SECTION 907.    NOTICE OF SUPPLEMENTAL INDENTURES.

        Promptly after the execution by the Issuers and the Trustee of any supplemental indenture pursuant to the provisions of Section 902, the Issuers shall give notice thereof to the Holders of each Outstanding Security affected, in the manner provided for in Section 106, setting forth in general terms the substance of such supplemental indenture. Failure to provide such notice shall not affect the validity of such amendment.

ARTICLE TEN
COVENANTS

        SECTION 1001.    PAYMENT OF PRINCIPAL AND INTEREST.

        The Issuers covenant and agree for the benefit of the Holders that they will duly and punctually pay the principal of and interest on the Securities in accordance with the terms of the Securities and this Indenture.

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        SECTION 1002.    MAINTENANCE OF OFFICE OR AGENCY.

        The Issuers will maintain in The City of New York, an office or agency where Securities may be presented or surrendered for payment, where Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuers in respect of the Securities and this Indenture may be served. The office of Wilmington Trust Company at 1100 North Market Street, Wilmington, Delaware 19890, shall be such office or agency of the Issuers, unless the Issuers shall designate and maintain some other office or agency for one or more of such purposes. The Issuers will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuers hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands.

        The Issuers may also from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency in The City of New York for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

        SECTION 1003.    MONEY FOR SECURITY PAYMENTS TO BE HELD IN TRUST.

        If the Issuers shall at any time act as their own Paying Agent, they will, on or before each due date of the principal of or interest on any of the Securities, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal of or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee of its action or failure so to act.

        Whenever the Issuers shall have one or more Paying Agents for the Securities, they will, on or before 10:00 a.m. (New York City time) two business days prior to the due date of the principal of or interest on any Securities, deposit with a Paying Agent a sum sufficient to pay the principal or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal or interest, and (unless such Paying Agent is the Trustee) the Issuers will promptly notify the Trustee of such action or any failure so to act.

        Each amount payable according to the preceding paragraph shall be paid unconditionally by credit transfer in the payment currency and in same day, freely transferable cleared funds no later than 10:00 a.m. (New York City time) on the relevant day to such account at such bank as the Paying Agent may from time to time specify for such purpose by written notice to the Issuers at least two business days prior to the date on which the Issuers must effectuate such wire transfer. The Issuers shall before 10:00 a.m. on the second business day prior to the day on which the Paying Agent receives payment, procure that the bank effecting payment for it confirm by telex or SWIFT MT100 message to the Paying Agent the payment instructions relating to such payment.

        The Issuers will cause each Paying Agent (other than the Trustee) to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:

          (1) hold all sums held by it for the payment of the principal of or interest on Securities in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

          (2) give the Trustee notice of any default by the Issuers (or any other obligor upon the Securities) in the making of any payment of principal or interest; and

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          (3) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

        The Issuers may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuers or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuers or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such sums.

        Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of or interest on any Security and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Issuers on Issuer Request, or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in the Borough of Manhattan, The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

        SECTION 1004.    CORPORATE EXISTENCE.

        Subject to Article Eight, the Issuers will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence, rights (charter and statutory) and franchises of the Issuers and each Subsidiary; provided, however, that the Issuers shall not be required to preserve any such right or franchise, or the existence of any Subsidiary, if the Board of Directors of an Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Issuer and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders; provided further that UPC Polska Finance may dissolve or liquidate or merge with or into the Company to the extent otherwise permitted hereunder.

        SECTION 1005.    PAYMENT OF TAXES AND OTHER CLAIMS.

        The Issuers will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon an Issuer or any Subsidiary or upon the income, profits or property of an Issuer or any Subsidiary and (b) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a Lien upon the property of an Issuer or any Subsidiary; provided, however, that the Issuers shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        SECTION 1006.    MAINTENANCE OF PROPERTIES.

        The Company will cause all properties owned by the Company or any Subsidiary or used or held for use in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Holders.

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        SECTION 1007.    INSURANCE.

        The Company will at all times keep all of its and its Subsidiaries' properties which are of an insurable nature insured with insurers, believed by the Company to be responsible, against loss or damage to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties.

        SECTION 1008.    STATEMENT BY OFFICERS AS TO DEFAULT.

        (a) The Issuers will deliver to the Trustee, within 120 days after the end of each fiscal year and within 45 days after the end of each fiscal quarter (other than the last fiscal quarter of a year), a brief certificate from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of such Issuer's compliance with all conditions and covenants under this Indenture. For purposes of this Section 1008(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

        (b) When any Default has occurred and is continuing under this Indenture, or if the trustee for or the holder of any other evidence of Indebtedness of an Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed default (other than with respect to Indebtedness in the principal amount of less than $5,000,000), such Issuer shall deliver to the Trustee by registered or certified mail or by telegram, telex or facsimile transmission an Officer's Certificate specifying such event, notice or other action within five Business Days of its occurrence.

        SECTION 1009.    PROVISION OF FINANCIAL STATEMENTS AND REPORTS.

        Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission (if permitted by Commission practice and applicable law and regulations) the annual reports, quarterly reports and other documents which are required to be filed with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") required by such Section 13(a) or 15(d) of the Exchange Act regardless of whether the Company is required to file such documents. The Company shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the Commission) (i) transmit (or cause to be transmitted) by mail to all holders of Securities, as their names and addresses appear in the applicable Security Register, without cost to such holders, and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company is required to file with the Commission pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the Commission is not permitted by Commission practice or applicable law or regulations, promptly upon written request supply copies of such documents to any holder of Securities.

        SECTION 1010.    LIMITATION ON ADDITIONAL INDEBTEDNESS.

        (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to incur, contingently or otherwise, any Indebtedness, except for Permitted Indebtedness; provided, that the Company will be permitted to incur Indebtedness if after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the ratio of (x) Total Consolidated Indebtedness outstanding as of the date of such incurrence to (y) Pro Forma Consolidated Operating Cash Flow would be greater than zero and less than or equal to 4 to 1.

        (b) The Company will not issue any Subordinated Indebtedness unless such Indebtedness by its terms expressly prohibits the payment by the Company of any assets or securities (including Common Stock) to the holders of such Subordinated Indebtedness prior to the payment in full of the Securities in the event of a bankruptcy or reorganization.

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        (c) UPC Polska Finance will not incur any Indebtedness other than Indebtedness under the Securities or this Indenture.

        SECTION 1011.    LIMITATION ON RESTRICTED PAYMENTS.

        (a) The Company will not take, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

          (i) declare or pay any dividend or any other distribution on Capital Stock of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company (other than dividends or distributions payable solely in Capital Stock (other than Redeemable Capital Stock) of the Company);

          (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company (other than any such Capital Stock owned by the Company or a Restricted Subsidiary) or any Affiliate of the Company (other than any Restricted Subsidiary);

          (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness of the Company (other than any Subordinated Indebtedness held by a Restricted Subsidiary);

          (iv) make any Investment (other than a Permitted Investment) in any Person (other than an Investment by the Company or a Restricted Subsidiary in either (1) a Restricted Subsidiary or the Company or (2) a Person that becomes a Restricted Subsidiary as a result of such Investment);

          (v) create or assume any guarantee of Indebtedness of any Affiliate of the Company (other than guarantees of any Indebtedness of any Restricted Subsidiary by the Company or any Restricted Subsidiary); or

          (vi) declare or pay any dividend or any other distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (1) dividends or distributions paid to the Company or a Restricted Subsidiary and/or (2) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends or distributions do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Issue Date);

        (such payments or other actions described in (but not excluded from) clauses (i) through (vi) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment: (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the proviso of Section 1010(a); and (3) the aggregate amount of all Restricted Payments declared or made after the Issue Date would not exceed an amount equal to the sum of: (A) the difference between (x) the Cumulative Available Cash Flow determined at the time of such proposed Restricted Payment and (y) the product of (I) 1.5 and (II) the cumulative Consolidated Interest Expense of the Company determined for the period commencing on the Issue Date and ending on the last day of the latest fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment (or if such difference shall be a negative number, minus 100% of such number), plus (B) the aggregate Net Cash Proceeds received by the Company either as capital contributions to the Company after the Issue Date or from the issue or sale (other than to a Restricted Subsidiary) of Capital Stock of the Company (other than Redeemable Capital Stock) on or after the Issue Date, excluding in each case any Net Cash Proceeds that are, promptly following receipt, invested in accordance with clause (ii), (iii) or (vi) of clause (b) below and except to the extent such Net Cash Proceeds are used to incur Indebtedness pursuant to clause (i) of the definition of Permitted Indebtedness, plus (C) the aggregate Net Cash Proceeds

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received by the Company on or after the Issue Date from the issuance or sale (other than to a Restricted Subsidiary) of debt securities or Redeemable Capital Stock of the Company that have been converted into or exchanged for Capital Stock (other than Redeemable Capital Stock) of the Company to the extent such securities were originally sold for cash, together with the aggregate Net Cash Proceeds received by the Company (other than from a Restricted Subsidiary) at the time of such conversion or exchange, plus (D) in the case of the disposition or repayment of any Investment (other than through share leasing arrangements) constituting a Restricted Payment made after the Issue Date (other than in the case contemplated by clause (E) hereof) an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment, plus (E) in the case of Investments (other than through share leasing arrangements) made in any Person other than a Restricted Subsidiary, an amount equal to the lesser of the Fair Market Value of such Investments and the total amount of such Investments constituting Restricted Payments if and when such Person becomes a Restricted Subsidiary less any amounts previously credited pursuant to clause (D).

        For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

        (b) The provisions of this covenant shall not prohibit, so long as, with respect to clauses (ii) through (vi), (viii) and (ix) below, no Default or Event of Default shall have occurred and be continuing:

          (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment complied with the provisions of this Indenture;

          (ii) the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, shares of Capital Stock of the Company (other than Redeemable Capital Stock);

          (iii) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue or sale (other than to a Restricted Subsidiary) of (1) Capital Stock (other than Redeemable Capital Stock) of the Company or (2) other Subordinated Indebtedness so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness being refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is subordinated to the Securities to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Subordinated Indebtedness has an Average Life longer than the Average Life of the Securities and a final Stated Maturity of principal later than the Stated Maturity of principal of the Securities;

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          (iv) the extension by the Company and its Restricted Subsidiaries of trade credit to Unrestricted Subsidiaries, represented by accounts receivable, extended on usual and customary terms in the ordinary course of business;

          (v) Investments in a Person (other than a Restricted Subsidiary) that operates or has been formed to operate a Cable/Telecommunications Business or that holds a license to operate a Cable/Telecommunications Business in an amount not to exceed $5 million (or the U.S. Dollar Equivalent thereof) at any one time outstanding;

          (vi) Investments (other than through share leasing arrangements) in any Person promptly made with the proceeds of a substantially concurrent issue or sale of Capital Stock (other than Redeemable Capital Stock) of the Company;

          (vii) the payment of reasonable and customary regular compensation and fees to directors of an Issuer or any Restricted Subsidiary who are not employees of such Issuer or any Restricted Subsidiary;

          (viii) Investments in a Person (including any Management Company or any Unrestricted Subsidiary) that produces or has been formed to produce television programming or operates a business reasonably related thereto in an amount not to exceed $5 million (or the U.S. Dollar Equivalent thereof) in any year and not to exceed $10 million (of the U.S. Dollar Equivalent thereof) at any one time outstanding;

          (ix) any other Restricted Payments in an aggregate amount not to exceed $1.0 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) at any one time outstanding.

        In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (v), (vi), (viii) and (ix) above shall be included as Restricted Payments.

        SECTION 1012.    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES.

        (a)   The Company will not and will not permit any Restricted Subsidiary to issue or sell any shares of Capital Stock of a Restricted Subsidiary (other than to the Company or a Restricted Subsidiary); provided, however, that this covenant shall not prohibit (i) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary in compliance with the other provisions of this Indenture, (ii) issuances or sales of Common Stock of a Restricted Subsidiary if (x) the proceeds of such issuance or sale are applied in accordance with Section 1017 and (y) immediately after giving effect thereto, the Company and its other Restricted Subsidiaries own no less than 51% of the outstanding Voting Stock of such Restricted Subsidiary, (iii) issuances or sales of Capital Stock of any Restricted Subsidiary in connection with a Cable/Telecommunications Acquisition, or (iv) the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

        (b)   The Company will not permit the direct or indirect ownership of the Company or any Restricted Subsidiary in the Capital Stock of any Management Company to fall below the lesser of (i) the maximum ownership percentage permitted by applicable law and (ii) 51% of the outstanding Capital Stock of such Management Company, provided, that any increase in such ownership of the Capital Stock of any Management Company required by any change in applicable law shall not be required to be completed prior to 365 days from the effective date of such change in applicable law, provided further, that the Company and the Restricted Subsidiaries may sell all, but not less than all, of their Capital Stock of any Management Company in accordance with the provisions of Section 1017.

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        SECTION 1013.    LIMITATION ON TRANSACTIONS WITH AFFILIATES.

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless (i) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with unrelated third parties who are not Affiliates, (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $5 million, the Company shall have delivered an Officer's Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by a majority of the Directors of the Board of Directors of the Company concluding that such transaction complies with clause (i) above, and (iii) with respect to any transaction or series of related transactions including aggregate consideration in excess of $15 million, the Company shall obtain an opinion as to the fairness of such Transaction to the Company from a financial point of view from a nationally recognized investment banking firm (or if an investment banking firm is generally not qualified to give such an opinion, by a nationally recognized appraisal firm or accounting firm); provided, however, that this provision will not restrict (1) any transaction by the Company or any Restricted Subsidiary with an Affiliate directly related to the purchase, sale or distribution of products in the ordinary course of business, including, without limitation, transactions related to the purchase, sale or distribution of programming, subscriber management services, transmission services and services related to the publication of programming guides, provided, that such transaction is determined in good faith by the Board of Directors of the Company to be fair and reasonable (2) the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary, including, without limitation, any such fees which the Company has agreed to pay to any director pursuant to an agreement in effect on the Issue Date and listed on Schedule A to this Indenture, (3) the payment of compensation (including stock options and other incentive compensation) to officers and other employees the terms of which are approved by the Board of Directors of the Company, (4) any transactions pursuant to a Management Agreement, (5) the Company or any Restricted Subsidiary from making any Restricted Payment in compliance with Section 1011, (6) (x) transactions pursuant to any Management Agreement, Overhead Agreement or Service Agreement that is entered into prior to the Issue Date and is listed in Schedule A to this Indenture; or (y) transactions pursuant to any Organizational Contract, Overhead Agreement or Service Agreement that is entered into after the Issue Date and has substantially identical terms as, and is no less favorable to the Company or any Restricted Subsidiary than, the Organizational Contracts, Overhead Agreements or Service Agreements, as the case may be, listed in Schedule A to this Indenture or, (7) amendments, modifications or alterations of Management Agreements, Organizational Contracts, Overhead Agreements and Service Agreements under (b) below.

        (b)   The Company will not, and will not permit any Restricted Subsidiary to, amend, modify, or in any way alter the terms of any Management Agreement, Organizational Contract, Overhead Agreement or Service Agreement in a manner materially adverse to the Company other than (i) by adding new Restricted Subsidiaries to a Management Agreement, (ii) substituting one Restricted Subsidiary in place of another Restricted Subsidiary under an Organizational Contract, (iii) amendments, modifications or alterations required by applicable law, (iv) amendments, modifications or alterations made to increase the Company's control over, or interest in, any Management Company or (v) amendments, modifications or alterations that are approved by a majority of the Disinterested Directors of the Board of Directors of the Company as not materially adverse to the Company.

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        SECTION 1014.    LIMITATION ON LIENS.

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of this Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Securities are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Securities are equally and ratably secured.

        SECTION 1015.    LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY SUBSIDIARIES.

        (a)   The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of payment of the Securities by such Restricted Subsidiary on a basis senior to any guarantee of Subordinated Indebtedness or at least pari passu with any guarantee of Pari Passu Indebtedness; provided, that this paragraph (a) shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary (and was not incurred in contemplation of such Person becoming a Restricted Subsidiary), or (ii) any guarantee of any Restricted Subsidiary of Senior Bank Indebtedness.

        (b)   Notwithstanding the foregoing, any guarantee of the Securities created pursuant to the provisions described in the foregoing paragraph (a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person who is not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture), or (ii) the release by the holders of the Indebtedness of the Company described in the preceding paragraph of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such guarantee), at a time when (A) no other Indebtedness of the Company has been guaranteed by such Restricted Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

        SECTION 1016.    PURCHASE OF SECURITIES UPON A CHANGE OF CONTROL.

        If a Change of Control shall occur at any time, then each holder of Securities shall have the right to require that the Issuers purchase such holder's Securities, in whole or in part in integral multiples of $1,000 principal amount at maturity, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 100% of the principal amount at maturity of the Securities plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in this Indenture.

        Within 30 days following any Change of Control, the Issuers shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Securities by first-class mail, postage prepaid, at the address of such holder appearing in the Security Register, stating, among other things, (a) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; (b) that any Security not tendered will continue to accrue interest or accrete original issue discount, as applicable; (c) that, unless the Issuers default in the

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payment of the purchase price, any Securities accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and (d) certain other procedures that a holder of Securities must follow to accept a Change of Control Offer or to withdraw such acceptance.

        The Issuers will comply with the applicable tender offer rules, including Rule 14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

        The Issuers will not enter into any agreement that would prohibit the Issuers from making a Change of Control Offer to purchase the Securities or, if such Change of Control Offer is made, to pay for the Securities tendered for purchase.

        SECTION 1017.    LIMITATION ON SALE OF ASSETS.

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the Fair Market Value of the shares or assets sold (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents. Notwithstanding the preceding sentence, the Company and its Restricted Subsidiaries may consummate an Asset Sale without complying with clause (ii) of the immediately preceding sentence if at least 75% of the consideration for such Asset Sale consists of any combination of cash, Cash Equivalents and those items described in clause (b)(ii) or (b)(iii) below.

        (b)   If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 12 months after the later of such Asset Sale or the receipt of such Net Cash Proceeds, (i) to permanently repay or prepay any then outstanding Senior Bank Indebtedness of the Company or a Restricted Subsidiary, any then outstanding Indebtedness of a Restricted Subsidiary or any other then outstanding unsubordinated Indebtedness of the Company, (ii) to invest in the Capital Stock of any Person that becomes a Restricted Subsidiary as a result of such investment or that is received in connection with a Permitted Investment made under clause (g), (h) or (i) of the definition thereof, make capital expenditures (including lease payments for one or more capital assets) or invest in other tangible assets of the Company or any Restricted Subsidiary, in each case, engaged, used or useful in the Cable/Telecommunications Business, the DTH Business or the Entertainment/Programming Business of the Company and its Restricted Subsidiaries (or enter into a legally binding agreement to do so within six months of the date on which such agreement is executed) or (iii) to invest in properties or assets that replace the properties and assets that are the subject to such Asset Sale (or enter into a legally binding agreement to do so within six months of the date on which such agreement is executed). If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, apply or invest such Net Cash Proceeds as provided in clause (ii) or (iii) (without regard to the parenthetical contained in clauses (ii) or (iii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

        (c)   When the aggregate amount of Excess Proceeds exceeds $5 million the Issuers shall, within 30 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Securities, on a pro rata basis, in accordance with the procedures set forth below, the maximum principal amount of Securities that may be purchased with the Excess Proceeds. The offer price shall be payable in cash in an amount equal to 100% of the principal amount of such Securities plus accrued and unpaid interest, if any (the "Offered Price"), to the date such Excess Proceeds Offer is consummated (the "Offer Date"). To the extent that the aggregate principal amount of the Securities tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds relating thereto, the Issuers may use such

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additional Excess Proceeds for general corporate purposes. If the principal amount of Securities validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Securities to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero.

        (d)   If the Issuers become obligated to make an Excess Proceeds Offer pursuant to clause (c) above, the Securities shall be purchased by the Issuers, at the option of the holder thereof, in whole or in part in integral multiples of $1,000 on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Issuers to comply with any applicable requirements under the Exchange Act, subject to proration in the event the amount of Excess Proceeds is less than the aggregate Offered Price of all Securities tendered.

        (e)   The Issuers will comply with the tender offer rules under the Exchange Act, if applicable, in connection with an Excess Proceeds Offer.

        SECTION 1018.    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES.

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions to the Company or any Restricted Subsidiary on or in respect of its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary or (e) guarantee Indebtedness of the Company or any Restricted Subsidiary, except in all such cases for such encumbrances or restrictions existing under or by reason of (i) any agreement or instrument in effect on the Issue Date and listed on Schedule D attached to this Indenture, (ii) applicable law or regulation (including corporate governance provisions required by applicable law and regulations of the National Bank of Poland), (iii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, (iv) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (v) any mortgage or other Lien on real property acquired or improved by the Company or any Restricted Subsidiary after the Issue Date that prohibits transfers of the type described in (d) above with respect to such real property, (vi) with respect to a Restricted Subsidiary, an agreement that has been entered into for the sale or disposition of all or substantially all of the Company's Capital Stock in, or substantially all the assets of, such Restricted Subsidiary, (vii) the refinancing of Indebtedness incurred under the agreements listed on Schedule D attached to this Indenture or described in clause (v) above, so long as such encumbrances or restrictions are no less favorable in any material respect to the Company or any Restricted Subsidiary than those contained in the respective agreement as in effect on the date of this Indenture, (viii) any such customary encumbrance or restriction contained in a security document creating a Lien permitted under this Indenture to the extent relating to the property or asset subject to such Lien, (ix) any agreement or instrument governing or relating to Senior Bank Indebtedness (an "Indebtedness Instrument") if such encumbrance or restriction applies only (X) to amounts which at any point in time (other than during such periods as are described in the following clause (Y)) (1) exclude amounts due and payable (or which are to become due and payable within 30 days) in respect of the Securities or this Indenture for interest and principal (after giving effect to any realization by the Company under any applicable Currency Agreement), or (2) if paid, would result in an event described in the following clause (Y) of this sentence, or (Y) during the pendency of any event that causes, permits or, after notice or lapse of time, would cause or permit the holder(s) of the Senior Bank Indebtedness governed by the Indebtedness Instrument to declare any such Indebtedness

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to be immediately due and payable or require cash collateralization or cash cover for such Indebtedness for so long as such cash collateralization or cash cover has not been provided, (x) any agreement, instrument, encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness and that do not individually, or together with all such encumbrances or restrictions, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary and (xi) with respect to clause (d) above, any license agreement entered in the ordinary course of business whereby the Company or any other Restricted Subsidiary grants a license of programming or other intellectual property to any other Person and such license agreement prohibits or encumbers the transfer of the licensed property.

        SECTION 1019.    LIMITATION ON INVESTMENTS IN UNRESTRICTED SUBSIDIARIES.

        The Company will not make, and will not permit any of its Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries (other than Permitted Investments) if, at the time thereof, the amount of such Investment would exceed the amount of Restricted Payments then permitted to be made pursuant to Section 1011. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (a) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by the Company or a Restricted Subsidiary (without duplication under the provisions of clause (a) of paragraph (iv) of Section 1011 and (b) may be made in cash or property (if made in property, the Fair Market Value thereof as determined by the Board of Directors of the Company (whose determination shall be conclusive and evidenced by a Board Resolution) shall be deemed to be the amount of such Investment for the purpose of clause (a)).

        SECTION 1020.    LIMITATION ON LINES OF BUSINESS.

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Cable/Telecommunications Business, the Entertainment/Programming Business or the DTH Business or any business or activity reasonably related thereto, including the operation of a subscriber management or service business.

        (b)   UPC Polska Finance shall not have any Subsidiaries nor shall it have any business operations or source of income of its own.

        SECTION 1021.    WAIVER OF CERTAIN COVENANTS.

        The Issuers may omit in any particular instance to comply with any term, provision or condition set forth in Sections 1007 through 1020, inclusive, if before or after the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Securities, by Act of such Holders, waive such compliance in such instance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Issuers and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

        SECTION 1022.    RELATIONSHIP OF ISSUERS.

        Each Issuer, jointly and severally, covenants and agrees to be bound by the terms and conditions of this Indenture.

ARTICLE ELEVEN
REDEMPTION OF SECURITIES

        SECTION 1101.    RIGHT OF REDEMPTION.

        (a)   The Securities will be redeemable at the option of the Issuers, in whole or in part, from time to time, at any time after the Issue date on not less than 15 or more than 30 days' prior notice upon

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payment of the outstanding principal amount of the Securities to be redeemed, together with accrued and unpaid interest thereon, if any, to the redemption date.

        (b)   The Issuers will redeem or purchase Securities in denominations of $1,000 principal amount at maturity and integral multiples thereof in accordance with the terms of this Indenture unless the Securities are in denominations of less than $1,000 principal amount at maturity. In such events, the Securities will be redeemed or purchased in multiples of the denomination in which the Securities are then denominated.

        SECTION 1102.    APPLICABILITY OF ARTICLE.

        Redemption of Securities at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.

        SECTION 1103.    ELECTION TO REDEEM; NOTICE TO TRUSTEE.

        The election of the Issuers to redeem any Securities pursuant to Section 1101 shall be evidenced by a Board Resolution of each Issuer. In case of any redemption at the election of the Issuers, the Issuers shall, at least 30 days prior to the Redemption Date fixed by the Issuers (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee in writing of such Redemption Date and of the principal amount of Securities to be redeemed and shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Securities to be redeemed pursuant to Section 1104.

        SECTION 1104.    SELECTION BY TRUSTEE OF SECURITIES TO BE REDEEMED.

        If less than all the Securities are to be redeemed, the particular Securities to be redeemed shall be selected not more than 30 days prior to the Redemption Date by the Trustee by such method as the Trustee shall deem fair and appropriate; provided, however, that no partial redemption shall reduce the portion of the principal amount of a Security not redeemed to less than $100.

        The Trustee shall promptly notify the Issuers in writing of the Securities selected for redemption and, in the case of any Securities selected for partial redemption, the principal amount thereof to be redeemed.

        For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Securities shall relate, in the case of any Security redeemed or to be redeemed only in part, to the portion of the principal amount of such Security which has been or is to be redeemed.

        SECTION 1105.    NOTICE OF REDEMPTION.

        Notice of redemption shall be given in the manner provided for in Section 106 not less than 15 or more than 30 days prior to the Redemption Date, to each Holder of Securities to be redeemed at its registered address.

        All notices of redemption shall state:

          (1)   the Redemption Date,

          (2)   the Redemption Price and the amount of accrued interest to the Redemption Date payable as provided in Section 1107, if any,

          (3)   if less than all Outstanding Securities are to be redeemed, the identification (and, in the case of a partial redemption, the principal amounts) of the particular Securities to be redeemed,

          (4)   in case any Security is to be redeemed in part only, the notice which relates to such Security shall state that on and after the Redemption Date, upon surrender of such Security, the holder will receive, without charge, a new Security or Securities of authorized denominations for the principal amount thereof remaining unredeemed,

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          (5)   that on the Redemption Date the Redemption Price (and accrued interest, if any, to the Redemption Date payable as provided in Section 1107) will become due and payable upon each such Security, or the portion thereof, to be redeemed, and that interest thereon will cease to accrue on and after said date, and

          (6)   the place or places where such Securities are to be surrendered for payment of the Redemption Price and accrued interest, if any.

        Notice of redemption of Securities to be redeemed at the election of the Issuers shall be given by the Issuers or, at the Issuers' request, by the Trustee in the name and at the expense of the Issuers.

        SECTION 1106.    DEPOSIT OF REDEMPTION PRICE.

        Prior to any Redemption Date, the Issuers shall deposit with the Trustee or with a Paying Agent (or, if the Issuers are acting as their own Paying Agent, segregate and hold in trust as provided in Section 1003) an amount of money sufficient to pay the Redemption Price of, and accrued interest on, all the Securities which are to be redeemed on that date.

        SECTION 1107.    SECURITIES PAYABLE ON REDEMPTION DATE.

        Notice of redemption having been given as aforesaid, the Securities so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified (together with accrued interest, if any, to the Redemption Date), and from and after such date (unless the Issuers shall default in the payment of the Redemption Price and accrued interest) such Securities shall cease to bear interest. Upon surrender of any such Security for redemption in accordance with said notice, such Security shall be paid by the Issuers at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Securities, or one or more Predecessor Securities, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of Section 309.

        If any Security called for redemption shall not be so paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate borne by the Securities.

        SECTION 1108.    SECURITIES REDEEMED IN PART.

        Any Security which is to be redeemed only in part shall be surrendered at the office or agency of the Issuers maintained for such purpose pursuant to Section 1002 (with, if the Issuers or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuers and the Trustee duly executed by, the Holder thereof or such Holder's attorney duly authorized in writing), and the Issuers shall execute, and the Trustee shall authenticate and deliver to the Holder of such Security without service charge, a new Security or Securities, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Security so surrendered.

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ARTICLE TWELVE
[RESERVED]
ARTICLE THIRTEEN
DEFEASANCE AND COVENANT DEFEASANCE

        SECTION 1301.    ISSUERS' OPTION TO EFFECT DEFEASANCE OR COVENANT DEFEASANCE.

        The Issuers may, at their option and at any time, with respect to the Securities, elect to have either Section 1302 or Section 1303 be applied to all Outstanding Securities upon compliance with the conditions set forth below in this Article Thirteen.

        SECTION 1302.    DEFEASANCE AND DISCHARGE.

        Upon the Issuers' exercise under Section 1301 of the option applicable to this Section 1302, the Issuers shall be deemed to have been discharged from their obligations with respect to all Outstanding Securities on the date the conditions set forth in Section 1304 are satisfied (hereinafter, "defeasance"). For this purpose, such defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Securities, which shall thereafter be deemed to be "Outstanding" only for the purposes of Section 1305 and the other Sections of this Indenture referred to in clauses (A) and (B) of this Section 1302, and to have satisfied all its other obligations under such Securities and this Indenture insofar as such Securities are concerned (and the Trustee, at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders of Outstanding Securities to receive, solely from the trust fund described in Section 1304 and as more fully set forth in such Section, payments in respect of the principal of and interest on such Securities when such payments are due, (B) the Issuers' obligations with respect to such Securities under Sections 304, 305, 308, 1002 and 1003, (C) the rights, powers, trusts, duties and immunities of the Trustee hereunder and (D) this Article Thirteen. Subject to compliance with this Article Thirteen, the Issuers may exercise its option under this Section 1302 notwithstanding the prior exercise of its option under Section 1303 with respect to the Securities.

        SECTION 1303.    COVENANT DEFEASANCE.

        Upon the Issuers' exercise under Section 1301 of the option applicable to this Section 1303, the Issuers shall be released from their obligations under any covenant contained in Section 801 (3) and in Sections 1007 through 1020 with respect to the Outstanding Securities on and after the date the conditions set forth in Section 1304 are satisfied (hereinafter, "covenant defeasance"), and the Securities shall thereafter be deemed not to be "Outstanding" for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed "Outstanding" for all other purposes hereunder. For this purpose, such covenant defeasance means that, with respect to the Outstanding Securities, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 501(4), but, except as specified above, the remainder of this Indenture and such Securities shall be unaffected thereby.

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        SECTION 1304.    CONDITIONS TO DEFEASANCE OR COVENANT DEFEASANCE.

        The following shall be the conditions to application of either Section 1302 or Section 1303 to the Outstanding Securities:

          (1) The Issuers shall irrevocably deposit or cause to be deposited with the Trustee (or another trustee satisfying the requirements of Section 607 who shall agree to comply with the provisions of this Article Thirteen applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Securities, (A) money in United States Dollars, (B) U.S. Government Obligations, or (C) a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, or a nationally recognized investment banking firm, to pay and discharge (i) the principal of and interest on the relevant Outstanding Securities on the Stated Maturity (or upon redemption, if applicable) of such principal or installment of interest and (ii) any mandatory redemption or analogous payments applicable to the Outstanding Securities on the day on which such payments are due and payable in accordance with the terms of this Indenture and of such Securities; provided, that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to said payments with respect to the Securities. For this purpose, "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

          (2) No Default or Event of Default with respect to the Securities shall have occurred and be continuing on the date of such deposit or, insofar as paragraphs (8) and (9) of Section 501 hereof are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period).

          (3) Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which an Issuer is a party or by which it is bound.

          (4) In the case of an election under Section 1302, each Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States stating that (x) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the effective date of the Registration Statement there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Outstanding Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

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          (5) In the case of an election under Section 1303, each Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that the Holders of the Outstanding Securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

          (6) Each Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

          (7) Each Issuer shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by such Issuer with the intent of preferring the Holders of the Securities over the other creditors of the Issuers with the intent of hindering, delaying or defrauding creditors of the Issuers.

          (8) Each Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance under Section 1302 or the covenant defeasance under Section 1303 (as the case may be) have been complied with.

        SECTION 1305.    DEPOSITED MONEY AND U.S. GOVERNMENT OBLIGATIONS TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS.

        Subject to the provisions of the last paragraph of Section 1003, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 1305, the "Trustee") pursuant to Section 1304 in respect of the Outstanding Securities shall be held in trust and applied by the Trustee, in accordance with the provisions of such Securities and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Holders of such Securities of all sums due and to become due thereon in respect of principal and interest, but such money need not be segregated from other funds except to the extent required by law.

        The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Governmental Obligations deposited pursuant to Section 1304 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Securities.

        Anything in this Article Thirteen to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon Issuer Request any money or U.S. Government Obligations held by it as provided in Section 1304 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent defeasance or covenant defeasance, as applicable, in accordance with this Article.

        SECTION 1306.    REINSTATEMENT.

        If the Trustee or any Paying Agent is unable to apply any money in accordance with Section 1305 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers' obligations under this Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to Section 1302 or 1303, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 1305; provided, however, that if the Issuers make any payment of principal of or interest on any following the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

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        IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and, in the case of the Issuers, attested, all as of the day and year first above written.

UPC POLSKA, INC.
[SEAL]		By:	Title:
Attest:	Title:
UPC POLSKA FINANCE, INC.
[SEAL]		By:	Title:
Attest:	Title:
WILMINGTON TRUST COMPANY
[SEAL]		By:	Title:

64

SCHEDULE A

EXISTING MANAGEMENT AGREEMENTS, OVERHEAD AGREEMENTS,
SERVICE AGREEMENTS AND ORGANIZATIONAL CONTRACTS

SCHEDULE B

ISSUER AND RESTRICTED SUBSIDIARY INDEBTEDNESS OUTSTANDING ON THE ISSUE DATE

SCHEDULE C

LIENS EXISTING ON THE ISSUE DATE

SCHEDULE D

AGREEMENTS NOT RESTRICTED UNDER SECTION 1018

EXHIBIT A

CUSIP No:

(Front of Security)

No.	$

UPC POLSKA, INC.

UPC POLSKA FINANCE, INC.

Senior Note due 2006

UPC POLSKA, INC. ("UPC Polska"), a Delaware corporation, and UPC POLSKA FINANCE, INC. ("UPC Polska Finance," and together with UPC Polska, the "Issuers," which term includes any successor under the Indenture hereinafter referred to), a Delaware corporation, for value received, promise to pay to [            ], or its registered assigns, the principal sum of [            ] ($[            ]) on [September 30, 2006].

Interest Payment Dates: [            ], and [            ], commencing [    ], 2003.

Record Dates: [            ] and [            ] (whether or not a Business Day).

Additional provisions of this Security are set forth on the other side of this Security.

Dated:
UPC POLSKA, INC.
By:

Name:
Title:
By:

Name:
Title:

UPC POLSKA FINANCE, INC.
By:

Name:
Title:
By:

Name:
Title:

2

(Trustee's Certificate of Authentication)
This is one of the Securities referred to in the within-mentioned Indenture
WILMINGTON TRUST COMPANY, as Trustee
By:
Authorized Signatory

3

UPC POLSKA, INC.
UPC POLSKA FINANCE, INC.
Senior Note due 2006

1.     PRINCIPAL AND INTEREST

        The Issuers will pay the principal of this Senior Note on [September 30, 2006].

        The Issuers promise to pay cash interest on the principal amount of this Senior Note on each Interest Payment Date, as set forth below, at the rate of 9% per annum on the principal amount at maturity of $[            ] commencing on [                        ], 2003, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable on [            , 2003] and semi-annually thereafter on [            ] and [            ] in each year and at said Stated Maturity, until the principal thereof is paid or duly provided for.

        In the case of a default in payment of the amount due at Maturity, the amount due on the Securities shall bear interest at a rate of 11% per annum (to the extent that the payment of such interest shall be legally enforceable), which shall accrue from the date of such default to the date the payment of such amount has been made or duly provided for. Interest on any overdue principal amount shall be payable on demand.

        Cash Interest on this Senior Note will accrue from the most recent date to which interest has been paid on this Senior Note or, if no interest has been paid, from [            ], 2003; provided, that if there is no existing default in the payment of interest and if this Senior Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest of 9% will be calculated on the principal amount at maturity of $[            ].

        The Issuers shall pay interest on overdue principal and interest on overdue installments of interest, to the extent lawful, at a rate per annum of [11%].

2.     METHOD OF PAYMENT

        The Issuers will pay cash interest (except defaulted interest) on the principal amount of the Senior Notes on each [            ] and [                        ], commencing [            ], 2003, to the persons who are Holders (as reflected in the Senior Note Register at the close of business on the April 1 and October 1 immediately preceding the Interest Payment Date), in each case; provided, that with respect to the payment of principal, the Issuers will make payment to the Holder that surrenders this Senior Note to any Paying Agent on or after [            , 2006].

        The Issuers will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Issuers may pay principal and interest by its check payable in such money. The Issuers may mail an interest check to a Holder's registered address (as reflected in the Senior Note Register). If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3.     PAYING AGENT AND SENIOR NOTE REGISTRAR.

        Initially, the Trustee will act as Paying Agent and Senior Note Registrar. The Issuers may change any Paying Agent or Senior Note Registrar upon written notice thereto. The Issuers, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Senior Note Registrar or co-registrar.

4

4.     INDENTURE; LIMITATIONS.

        The Issuers issued the Senior Notes under an Indenture dated as of [September    ], 2003 (the "Indenture"), between the Issuers and Wilmington Trust Company, as trustee (the "Trustee"). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Senior Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Senior Note and the terms of the Indenture, the terms of the Indenture shall control.

        The Senior Notes are senior unsecured obligations of the Issuers ranking pari passu in right of payment with all other existing and future unsubordinated obligations of the Issuers and senior in right of payment to any existing and future obligations of the Issuers expressly subordinated in right of payment to the Senior Notes. The Indenture limits the aggregate principal amount at maturity of the Senior Notes to $[            ].

5.     OPTIONAL REDEMPTION.

        The Senior Notes will be redeemable at the option of the Issuers, in whole or in part, from time to time, at any time on or after the Issue Date on not less than 30 or more than 60 days' prior notice upon payment of the outstanding principal amount of the Securities, together with accrued interest, if any, to the redemption date.

        The Issuers will redeem or purchase Senior Notes in denominations of $1,000 principal amount at maturity and integral multiples thereof in accordance with the terms of the Indenture unless the Senior Notes are in denominations of less than $1,000 principal amount at maturity. In such events, the Senior Notes will be redeemed or purchased in multiples of the denomination in which the Senior Notes are then denominated.

        Notice of a redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder to be redeemed at such Holder's last address as it appears in the Senior Note Register. Senior Notes in original denominations larger than $1.00 principal amount at maturity may be redeemed in part in integral multiples of $1.00 principal amount at maturity. On and after the Redemption Date, interest will cease to accrue on Senior Notes or portions of Senior Notes called for redemption, unless the Issuers default in the payment of the Redemption Price.

6.     REPURCHASE UPON A CHANGE IN CONTROL AND ASSET SALES.

        (a) Upon the occurrence of a Change of Control, each holder of Senior Notes shall have the right to require that the Issuers purchase such holder's Senior Notes, in whole or in part in integral multiples of $1.00 principal amount at maturity, at a purchase price in cash of 100% of the outstanding principal amount thereof on the redemption date, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates), and (b) upon the occurrence of an Asset Sale, the Issuers may be obligated to make an offer to purchase all or a portion of the outstanding Senior Notes with a portion of the Net Cash Proceeds of such Asset Sale at a redemption price of 100% of the outstanding principal amount thereof on the redemption date plus accrued and unpaid interest, if any, to the date of purchase.

7.     DENOMINATIONS; TRANSFER; EXCHANGE.

        The Senior Notes are in registered form without coupons, in denominations of $1.00 principal amount at maturity and any integral multiple thereof. Under the Terms of the Indenture, the Issuers

5

may convert, at its option and to the extent practical, the Senior Notes to denominations of $1,000 principal amount at maturity, so long as such conversion is not adverse to Holders. A Holder may register the transfer or exchange of Senior Notes in accordance with the Indenture. The Senior Note Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Senior Note Registrar need not register the transfer or exchange of any Senior Notes selected for redemption (except the unredeemed portion of any Senior Note being redeemed in part). Also, it need not register the transfer or exchange of any Senior Notes for a period of 15 days before a selection of Senior Notes to be redeemed is made.

8.     PERSONS DEEMED OWNERS.

        A Holder may be treated as the owner of a Senior Note for all purposes.

9.     UNCLAIMED MONEY.

        If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Issuers at their request. After that, Holders entitled to the money must look to the Issuers for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

10.   AMENDMENT; SUPPLEMENT; WAIVER.

        Subject to certain exceptions, the Indenture or the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount at maturity of the Senior Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount at maturity of the Senior Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Senior Notes to, among other things, cure any ambiguity or inconsistency and make any change that does not materially adversely affect the rights of any Holder.

12.   RESTRICTIVE COVENANTS.

        The Indenture contains certain covenants, including, without limitation, covenants with respect to the following matters: (i) Indebtedness; (ii) Restricted Payments; (iii) issuances and sales of Subsidiary stock; (iv) transactions with Affiliates; (v) Liens; (vi) guarantees of Indebtedness by Subsidiaries; (vii) purchase of Notes upon a Change of Control; (viii) Asset Sales and disposition of the proceeds thereof; (ix) dividends and other payment restrictions affecting Subsidiaries; (x) investments in Unrestricted Subsidiaries; (xi) merger and certain transfers of assets; and (xii) lines of business. At the end of each quarter and fiscal year, the Issuers must report to the Trustee on compliance with such limitations.

13.   SUCCESSOR PERSONS.

        When a successor person or other entity assumes all the obligations of its predecessor under the Senior Notes and the Indenture, the predecessor person will be released from those obligations.

14.   REMEDIES FOR EVENTS OF DEFAULT.

        If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount at maturity of the Senior Notes then outstanding, by written notice to the Issuers (and to the Trustee, if such notice is given by the Holders) may declare all the Senior Notes to be immediately due and payable and upon any such declaration all such amounts payable in respect of the Senior Notes shall become immediately due and payable. If a bankruptcy or

6

insolvency default with respect to the Issuers or any of the Significant Subsidiaries occurs and is continuing, the Senior Notes and all such amounts payable in respect of the Senior Notes shall automatically become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Senior Notes. Holders may not enforce the Indenture or the Senior Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Senior Notes. Subject to certain limitations, Holders of at least a majority in principal amount of the Senior Notes then outstanding may direct the Trustee in its exercise of any trust or power.

15.   TRUSTEE DEALINGS WITH ISSUERS.

        The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Senior Notes and may make loans to, accept deposits from, perform services for, and otherwise deal with, the Issuers and their Affiliates as if it were not the Trustee.

16.   AUTHENTICATION.

        This Senior Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Senior Note.

17.   ABBREVIATIONS.

        Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

18.   DEFEASANCE.

        The Indenture contains provisions for defeasance, at any time, of the Indebtedness represented by this Senior Note or the covenants governing the Indebtedness represented by this Senior Note, upon compliance by the Issuers with certain conditions set forth in the Indenture.

7

FORM OF TRANSFER NOTICE

        FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint                                                                                                  agent to transfer this Security on the books of the Issuers. The agent may substitute another to act for him.

8

OPTION OF HOLDER TO ELECT PURCHASE

        If you wish to have this Senior Note purchased by the Issuers pursuant to Section 917 of the Indenture, check the Box: ☐. If you wish to have a portion of this Senior Note purchased by the Issuers pursuant to Section 917 of the Indenture, state the amount (in original principal amount) below:

                      $                  .

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Security)
Signature Guarantee:

        Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the [Registrar], which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the [Registrar] in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

9

EXHIBIT B

Form of Rule 144A Certificate

To:
Wilmington Trust Company
1100 North Market Street
Wilmington, Delaware 19890

Attention: Corporate Trust Trustee Administration

Re:
UPC Polska, Inc. (the "Company") and UPC Polska Finance, Inc. (and together with the Company, the "Issuers") Senior Notes due [September 30, 2006] (the "Senior Notes")

Ladies and Gentlemen:

        In connection with our proposed sale of $                              aggregate principal amount of Senior Notes, we confirm that such sale has been effected pursuant to and in accordance with Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act"). We are aware that the transfer of Senior Notes to us is being made in reliance on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. Prior to the date of this Certificate we have been given the opportunity to obtain from the Issuers the information referred to in Rule 144A(d)(4), and have either declined such opportunity or have received such information. You and the Issuers are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,
[NAME OF PURCHASER]
By:
Name:
Title:
Address:
Date:

EXHIBIT C

FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION
WITH TRANSFERS PURSUANT TO REGULATION S

To:
Wilmington Trust Company
1100 North Market Street
Wilmington, Delaware 19890
Attention: Corporate Trust Trustee Administration

Re:
UPC Polska, Inc. (the "Company") and UPC Polska Finance, Inc. (and together with the Company, the "Issuers") Senior Notes due [September 30, 2006] (the "Senior Notes")

Ladies and Gentlemen:

        In connection with our proposed sale of $[                        ] aggregate principal amount at maturity of Senior Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the Securities Act of 1933 and, accordingly, we represent that:

        (1)   the offer of the Senior Notes was not made to a person in the United States;

        (2)   at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States;

        (3)   no direct selling efforts have been made by us in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

        (4)   the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act of 1933.

        You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. The terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,
[NAME OF TRANSFEROR]
By:
Name:
Title:
Address:
Date of this Certificate:

ANNEX D

Capitalization of UPC Polska, Inc.

a. Capital Stock or other security of UPC Polska that is authorized, issued and outstanding:

1,000 shares of capital stock, par value $0.01 per share, owned by UPC Telecom B.V.

b. Outstanding or authorized options, warrants, call, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, agreements, arrangements commitments or claims of any character, contingent or otherwise, relating to the issued or unissued capital stock of UPC Polska or obligating UPC Polska to issue, transfer or sell or casue to be issued, transferred or sold any capital stock or other equity interests in UPC Polska or securities convertible into or exchangeable for such shares or equity interests, or obligating UPC Polska to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, convertible or exchangeable security, agreement, arrangement, commitment or claim:

None.

c. Outstanding contractual obligations of UPC Polska to repurchase, redeem or otherwise acquire any capital stock of UPC Polska:

None.

Schedule 1.1
Affiliate Indebtedness

Affiliate Indebtedness—Approximate Amounts as of May 31, 2003

1. UPC Operations B.V.                $4.4 million

Schedule 2.5
Critical Creditors

Critical Creditors—as of May 31, 2003

None

Schedule 2.6
General Unsecured Creditors

General Unsecured Creditors—Approximate Amounts as of May 31, 2003

1.
Reece Communications—$6.3 million (loan plus interest)

        UPC Polska also has the following regular suppliers that may become General Unsecured Creditors from time to time and whose claims are expected to be paid in full in the ordinary course of business prior to the Filing Date:(1)

2.
Baker & McKenzie—$250,000

3.
KPMG Polska Sp. z o.o.—$200,000

4.
Merrill Corporation—$0

5.
Holme Roberts & Owen, LLP—$50,000

6.
Deutsche Bank Trust Company Americas—$0

7.
Cahill Gordon & Reindel LLP—$59,225

8.
FTI Consulting, Inc.—$100,000

9.
Pricewaterhouse Coopers Polska Sp. z o.o.—$40,000

10.
KPMG LLP—$50,000

(1)
Approximate amounts are as of May 31, 2003.

Schedule 6.4(a)

Claims and Interests in UPC Polska, Inc. owned by UPC Telecom B.V.—as of May 31, 2003

1.
UPC Polska common stock—1,000 shares of capital stock, par value $0.01 per share

2.
UPC Polska Notes—$76.7 million (accreted value)

3.
Telecom Pari Passu Notes—$255.2 (principal plus accrued interest)

4.
Telecom Junior Notes—$206.4 million (principal plus accrued interest)

Schedule 6.4(b)

Claims and Interests in UPC Polska, Inc. owned by Belmarken Holding B.V.—as of May 31, 2003

1.
Belmarken Notes—$15.6 million (principal plus accrued interest)

Schedule 7.4

Claims and Interests in UPC Polska, Inc. owned by Participating Noteholders—as of May 31, 2003

	As of 31 May 2003
					Accreted ($mm)
	Principal ($mm)
							Series C
	2008	2009	Series C	TOTAL	2008	2009		TOTAL
GoldenTree Asset Management LLC	61.350	53.618	0.0	114.968	60.3	47.3	0.0	107.6
MacKay Shields LLC	51.600	0.000	0.0	51.600	50.7	0.0	0.0	50.7
Strong Capital Management, Inc.	20.050	12.850	0.0	32.900	19.7	11.3	0.0	31.1
Morgan Stanley Investment Management LLC(1)	0.000	0.000	36.001	36.001	0.0	0.0	21.3	21.3
Deutsche Bank	8.400	35.093	0.0	43.493	8.3	31.0	0.0	39.2
Goldman Sachs & Co.	5.000	0.000	0.0	5.000	4.9	0.0	0.0	4.9
Goldman Sachs International	5.000	0.000	0.0	5.000	4.9	0.0	0.0	4.9

Total	151.4	101.6	36.0	289.0	148.9	89.6	21.3	259.8

(1)
Purchased entire amount at issue.

ARTICLE I DEFINITIONS; CROSS-REFERENCES; INTERPRETATION
Section 1.1	Definitions
Section 1.2	Cross-references
Section 1.3	Interpretation
ARTICLE II RESTRUCTURING
Section 2.1	The Restructuring
Section 2.2	Treatment of UPC Polska Notes (Other than the Telecom Owned UPC Polska Notes)
Section 2.3	Treatment of Telecom Owned UPC Polska Notes, Telecom Pari Passu Notes, Belmarken Notes and Affiliate Indebtedness
Section 2.4	Treatment of Telecom Junior Notes
Section 2.5	Treatment of Critical Creditors
Section 2.6	Treatment of General Unsecured Creditors
Section 2.7	Administrative and Other Priority Claims
Section 2.8	Treatment of UPC Polska Equity
ARTICLE III DISCLOSURE STATEMENT; PLAN
Section 3.1	Disclosure Statement and Plan
Section 3.2	Amendments
Section 3.3	Response to Comments
ARTICLE IV VOTING PROVISIONS
Section 4.1	Certain Voting Matters
Section 4.2	Voting After the Filing Date
Section 4.3	Direction of Trustees
Section 4.4	Acknowledgement
ARTICLE V REPRESENTATIONS AND WARRANTIES OF UPC POLSKA
Section 5.1	Organization
Section 5.2	Capitalization
Section 5.3	Authorization; Validity of Agreement; Corporate Action
Section 5.4	Consents and Approvals; No Violations
Section 5.5	SEC Reports and Financial Statements
Section 5.6	Brokers
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE UPC ENTITIES
Section 6.1	Organization
Section 6.2	Authorization; Validity of Agreement; Corporate Action
Section 6.3	Consents and Approvals; No Violations
Section 6.4	Ownership of Securities
Section 6.5	Certain Securities Law Matters
Section 6.6	Brokers
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PARTICIPATING NOTEHOLDERS
Section 7.1	Organization
Section 7.2	Authorization; Validity of Agreement; Noteholder Action
Section 7.3	Consents and Approvals; No Violations
Section 7.4	Ownership of Securities
Section 7.5	Certain Securities Law Matters
Section 7.6	Brokers

i

ARTICLE VIII CERTAIN COVENANTS
Section 8.1	Commercially Reasonable Efforts
Section 8.2	Notification of Certain Matters
Section 8.3	Forbearance
Section 8.4	Restrictions on Transfer
Section 8.5	Further Acquisition of Claims or Interests
Section 8.6	Impact of Appointment of Creditors' Committee
Section 8.7	Releases and Exculpation
Section 8.8	Advisors
Section 8.9	Adjustment to Third Party Noteholder Consideration
ARTICLE IX TERMINATION AND ABANDONMENT
Section 9.1	Termination
Section 9.2	Effect of Termination
ARTICLE X MISCELLANEOUS
Section 10.1	Nonsurvival of Representations and Warranties
Section 10.2	Notices
Section 10.3	Entire Agreement
Section 10.4	No Third-Party Beneficiaries
Section 10.5	Amendment
Section 10.6	Assignment
Section 10.7	Counterparts
Section 10.8	Severability
Section 10.9	Governing Law
Section 10.10	Submission to Jurisdiction
Section 10.11	Remedies
Section 10.12	Waiver of Jury Trial
Section 10.13	Consideration
Section 10.14	Acknowledgment of Risks
Section 10.15	Disclosure of Individual Holdings
Section 10.16	Fees and Expenses
Section 10.17	Reservation of Rights
Section 10.18	Effectiveness of this Agreement

ii

Exhibit 99.1

UPC POLSKA INC ANNOUNCES DEFINITIVE AGREEMENT BETWEEN MAIN CREDITORS OF COMPANY FOR RESTRUCTURING ITS BALANCE SHEET

        June 20, 2003: UPC Polska Inc. ("UPC Polska" or "the Company") a financial holding company organised under the laws of the State of Delaware USA, today announces that a binding agreement has been reached with creditors, holding approximately 86% of the Company's total debt, in support of a judicially supervised restructuring of the balance sheet of UPC Polska.

        These creditors include (i) an ad-hoc committee of bondholders, ("Polska Bondholder Committee") holding approximately 68% of UPC Polska's publicly tradeable bonds, and (ii) UPC Telecom B.V. ("UPC Telecom") and Belmarken Holding B.V., ("Belmarken" and together with UPC Telecom the "UPC Subsidiaries"), which are wholly-owned subsidiaries of United Pan Europe Communications N.V. ("UPC N.V.") and together hold approximately USD 77 million of UPC Polska's bonds and substantially all of the other indebtedness of the company.

        This process is entirely separate from the restructuring nearing completion at the UPC N.V. level and should not affect the completion of that restructuring in any way.

        If implemented the agreed restructuring will reduce UPC Polska's indebtedness by approximately USD 876 million, or 93%, as at May 31, 2003, substantially delevering the Company's balance sheet. The restructuring agreement calls for the following indebtedness to be cancelled:

  •
  All of the publicly tradeable UPC Polska Senior Discount Notes due 2009 (the "09 Notes"), UPC Polska Series C Senior Discount Notes due 2008 (the "Series C Notes") and the UPC Polska Senior Discount Notes due 2008 (the "08 Notes" and together with the "09 Notes and the Series C Notes, the "Polska Notes"), held by third parties, together approximately USD 373 million in accreted value;

  •
  All of the loans and affiliated debt (other than the Polska Notes) held by UPC Subsidiaries, (approximately USD 482 million) in principal amount plus accrued interest;

  •
  All of the Polska Notes held by UPC Telecom, approximately USD 77 million in accreted value; and,

  •
  Other UPC Polska debt USD 6 million in principal amount at stated maturity.

        In exchange for canceling the above mentioned debt, the third party bondholders (holders of the Polska Notes excluding UPC Telecom) will receive USD 80 million in cash and USD 60 million in new 9.0% Senior Notes due 2006 (the "New Senior Notes"). The UPC Subsidiaries will receive USD 15 million in cash and 100% of the newly issued common stock of reorganised UPC Polska in exchange for the cancellation of their claims. The UPC Subsidiaries will not receive any consideration for their existing equity interest in UPC Polska. As of May 31, 2003, third party creditors held approximately 52% of the pari passu senior debt of UPC Polska and the UPC Subsidiaries held the remaining 48% of pari passu senior debt. Upon completion of the proposed UPC Polska recapitalisation, the New Senior Notes will be the only long-term debt in UPC Polska.

        The restructuring agreement contemplates that the UPC Polska recapitalisation will be effected through a pre-negotiated plan of reorganisation implemented through Chapter 11 proceedings in the U.S. courts. The restructuring contemplated by the agreement is subject to various closing conditions.

        Simon Boyd, CEO of UPC Polska, said "I am pleased to announce this first step in the restructuring of the UPC Polska balance sheet. Presented with an opportunity to recapitalise the company, the board of UPC Polska felt it was appropriate to reduce our outstanding indebtedness, in order to bring our capital structure in line with our current business strategy and growth prospects."

        The proposed restructuring is for UPC Polska only. The restructuring of the UPC Polska balance sheet is not expected to impact the day-to-day operations of UPC Polska's operating subsidiaries, (or UPC N.V.), and it should be business as usual for customers, employees, suppliers and creditors of those subsidiaries. The restructuring will put UPC Polska in a significantly stronger financial position. The restructuring is expected to be completed by the end of 2003.

        Please note that as a separate matter UPC Polska's subsidiary Poland Communications Inc ("PCI") will fulfill its repayment obligation of approximately USD 14.5m in principal amount under the PCI Notes maturing on November 1, 2003. On March 24, 2003, UPC Polska deposited funds to be held in trust with the indenture trustee to pay and discharge the PCI Notes plus accrued interest at maturity. The repayment of the PCI Notes is therefore separate from the restructuring contemplated in this press release.

        UPC Polska will today file a copy of the Restructuring Agreement with the U.S. Securities and Exchange Commission in a report on Form 8-K. For further information regarding the restructuring of UPC Polska please visit the Company's web site at www.upc-polska.com.

        UPC Polska Inc. through its Polish subsidiaries, operates one of the largest cable systems in Poland with approximately 1,869,000 homes passed and 1 million subscribers at the end of March 2003. The Company is 100% owned by a subsidiary of UPC N.V. which is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC N.V. provides television, Internet access, telephony and programming services. UPC N.V.'s shares are traded on Euronext Amsterdam Exchange (UPC) and in the United States on the Over The Counter Bulletin Board (UPCOY). UPC N.V. is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).

        NOTE: Except for historical information contained herein, this release contains forward looking statements based upon management's beliefs, as well as assumptions made by and data currently available to management. These forward looking statements are based on a variety of assumptions that may not be realised and are subject to significant business, economic, judicial and competitive risks and uncertainties, many of which are beyond UPC Polska's control. These risks and uncertainties could cause actual events and UPC Polska's liquidity, capital resources, financial condition and results of operations to differ materially from those expressed or implied by these statements. These risks and uncertainties include, but are not limited to, UPC Polska's ability to continue as a going concern, UPC Polska's ability to restructure its outstanding indebtedness on a satisfactory and timely basis, UPC Polska's ability to develop, confirm and consummate the plan of reorganisation under the US bankruptcy code, any ramifications of any restructuring, risks associated with third parties, taking actions inconsistent with, or detrimental to the consummation of the plan of reorganisation, potential adverse developments with respect to UPC Polska's financial condition, liquidity, cashflows or results of operations, the acceptance and continued use by subscribers and potential subscribers of UPC Polska's services, changes in the technology and competition, UPC Polska's ability to achieve expected operational efficiencies and economies of scale and UPC Polska's ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in UPC Polska's filings with the US Securities and Exchange Commission.

        This press release shall not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy any securities of UPC Polska, or a solicitation of any votes in favor of the plan of reorganisation, nor shall there be any exchange or sale of securities of UPC Polska or solicitation of votes in favor of the plan of reorgainisation in any jurisdiction in which such offer, exchange, sale or solicitation would be unlawful.

        For further information, please contact:

Claire Appleby UPC Investor Relations + 44 (0) 207 647 8233 Email: ir@upccorp.com	Bert Holtkamp UPC Corporate Communications + 31 (0) 20 778 9447 Email: corpcomms@upccorp.com
NBS Public Relations Marek Kuderski + 48 (0) 22 826 7418
Citigate Dewe Rogerson Toby Moore + 44 (0) 7768 981 763

Annex E

Projected Financial Information

        The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, as described under the section of the Disclosure Statement entitled "Reorganization Valuation Analysis and Projected Financial Information—Projected Financial Information," in connection with the filing of its Chapter 11 Case with the Bankruptcy Court, the Company has prepared certain projected financial information. The information set forth below contains a summary of this projected financial information. The projections set forth below should be read together with (i) the assumptions and qualifications set forth below and the footnotes in the table below, (ii) the audited consolidated financial statements of the Company for the three years ended December 31, 2002 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the unaudited consolidated financial statements of the Company for the fiscal quarter ended March 31, 2003 contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, which have been included in this Disclosure Statement as Annex B and Annex C, respectively, and (iii) the information contained under the heading "Risk Factors" of the Disclosure Statement.

        The Company's financial forecasts (upon which the projections provided below are based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The projections disclosed below also reflect numerous assumptions made by management of the Company with respect to industry performance, general business, economic, market and financial conditions and other matters. Such assumptions regarding future events, including, in particular, subscriber growth in new or relatively new business lines, the outcome of negotiations relating to copyrights and factors related to the Restructuring, are difficult to predict, and many are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made by the Company in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections below should not be regarded as an indication that the Company or its respective affiliates, representatives or advisors consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. Neither the Company nor any of its respective affiliates, representatives or advisors makes any representation to any person regarding the projections, and none of them has or intends to update or otherwise revise the projections to reflect circumstances existing after the date of this Disclosure Statement or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

        The Company's management has prepared the projections below solely for purposes of complying with the requirements of the Bankruptcy Code. The projections were not prepared with a view toward compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with the Company's historical consolidated financial statements. Neither Arthur Andersen, the Company's predecessor independent auditors, nor KPMG, the Company's current independent auditors, has examined, compiled or performed any procedures with respect to the projections presented below, nor have any of them expressed any opinion or provided any other form of assurance regarding such information or its achievability, and, accordingly, assume no responsibility for them. FTI, the Company's financial advisors, has not compiled or expressed any opinion or any other form of assurance on the Projections or the achievability of the results or performance indicated by the Projections, and assume no responsibility for, and disclaim any association with the Projections.

        For more information regarding the projections set forth below, see the section of the Disclosure Statement entitled "Reorganization Valuation Analysis and Projected Financial Information—Projected Financial Information."

        The forecasts and targets in the table below for the fiscal years indicated for the Company were prepared on a pro forma consolidated basis. These forecasts and targets do not take into account any future material dispositions or acquisitions.

UPC Polska, Inc.

	Year ended December 31,
	2003(1)	2004(1)	2005(1)
	(in millions of Dollars, except for basic subscribers and revenue generating units)
Pro Forma Consolidated Statement of Operations Data:
Total revenues	86	96	110
Total Adjusted EBITDA(2)	25	32	38
Direct costs	(22)	(24)	(27)
Selling, general and administrative expense	(39)	(41)	(45)
Depreciation and amortization	(28)	(28)	(26)
Net operating income (loss)	(4)	4	12
Reorganization items (3)	804	—	—
Financial income/(expense) (4)	(54)	(5)	(4)
Net income (loss) before income taxes and other items	738	3	7
Net income (loss)	738	3	7
Pro Forma Consolidated Statement of Cash Flow Data:
Free cash flow before financing(5)	13	17	1
Net cash flow from operating activities (6)	28	23	39
Net cash flows used in investing activities(7)	(12)	(15)	(37)
Net cash flow after operating and investing activities (6) (7)	17	8	2
Net cash flows from (used in) financing activities(8)	(112)	—	—
Net increase (decrease) in cash and cash equivalents	(95)	8	2
Pro Forma Balance Sheet Data (year-end):
Total net debt(9)	50	42	40
Total assets	130	124	138
Cash and cash equivalents	11	19	21
Restricted cash	—	—	—
Property, plant and equipment	104	92	103
Goodwill and intangible assets	1	—	—
Total liabilities and shareholders equity	130	124	138
Short-term debt (including current portion of long-term debt)	—	—	61
Long-term debt(10)	61	61	—
Total shareholders equity	34	37	44
Pro Forma Operating Data (year-end):
Total cable subscribers (in thousands)	998	998	1003
Total revenue generating units (in thousands)(11)	1030	1045	1080

(1)
The projections assume that the Restructuring is completed on December 31, 2003. The U.S. Dollar/Euro and Euro/PLN exchange rates used in the calculations were assumed to be €1.00 = US$1.05 and €1.00 = PLN4.2 for all periods forecasted.

(2)
"Adjusted EBITDA" is not a generally accepted accounting principle ("GAAP") measure. Adjusted EBITDA represents net operating income (loss) before depreciation, amortization and impairment and restructuring charges. Adjusted EBITDA is one of the primary measures used by the Company's chief operating and decision-making officers to measure the Company's operating results and to measure segment profitability and performance. The Company's management believes that (i) Adjusted EBITDA is meaningful to stakeholders because it provides an analysis of operating results using the same measures used by the Company's chief operating and decision-making officers, (ii) Adjusted EBITDA provides stakeholders with the means to evaluate the financial results of the Company compared to other companies within the same industry, and (iii) it is common practice for institutional stakeholders and investment bankers to use various multiples of current or projected Adjusted EBITDA for purposes of estimating current or prospective enterprise value. The Company's calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Stakeholders should not view Adjusted EBITDA as an alternative to GAAP income as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities, as well as interest and income taxes, that can affect cash flows.

(3)
The projections assume that the Restructuring is completed on December 31, 2003. The reorganization items line is an $808 million extraordinary gain on cancellation of debt resulting from the Restructuring, net of professional fees of $4 million.

(4)
The interest rate used in calculations of interest income was assumed to be 3% for all periods forecasted. The interest expense on the New UPC Polska Notes is calculated at 9%.

(5)
"Free cash flow before financing" represents Adjusted EBITDA less capital expenditures before debt servicing costs.

(6)
"Net cash flow from operating activities" is net income plus non-cash operational income statement items and changes in working capital.

(7)
"Net cash used in investing activities" generally consists of capital expenditures.

(8)
"Net cash used in financing activities" generally reflects cash payments to holders of the UPC Polska Notes and the RCI notes, as required by the Restructuring Agreement, and to repay the outstanding bonds owed by PCI to unaffiliated third parties.

(9)
"Net debt" represents consolidated gross debt less consolidated cash and cash equivalents.

(10)
Long-term debt includes the 9% New UPC Polska Notes due 2006.

(11)
Total revenue generating units represent illustrative revenue generating units for the Company and its Subsidiaries on a consolidated basis which the Company may target in its efforts to achieve its total revenue targets.

        Assuming that the Restructuring is successfully implemented, the Company anticipates that the primary sources of capital used by the Reorganized Debtor and its subsidiaries through 2005 will be cash on hand, cash flows from operations and improvements in their working capital positions. The Company does not anticipate access to the capital markets as a source of funding unless required by launch of new services and/or the repayment of New UPC Polska Notes. The Company believes that its existing cash balances, working capital and operating cash flow will be sufficient to allow for successful implementation and confirmation of the Plan. Should the Reorganized Debtor's operating results fall behind the Company's current business plan, there is uncertainty as to whether the Reorganized Debtor will have sufficient funds to meet its planned capital expenditures and/or any future debt commitments.

Annex F

LIQUIDATION ANALYSIS

($ in thousands)

	Liquidation Analysis
	Adjusted Value as of May 31, 2003	Hypothetical Recovery (% of Book Value)	Estimated Liquidation Value	Note Reference
	(Unaudited) (Note A)
STATEMENT OF ASSETS
Current Assets
Cash & cash equivalents	$35,078	100.0%	$35,078	B
Intercompany	658,835	11.4%	74,918	C
Other Current Assets	79	100.0%	79	D
Investment	37,400	230.7%	86,286	E

TOTAL	$731,392	26.8%	196,361

DISTRIBUTION ANALYSIS SUMMARY
Net Liquidation Proceeds Available for Distribution			196,361
Less: Administrative, Priority and Critical Vendor Claims			(2,400)	F

Net Liquidation Proceeds Available for Unsecured Creditors			193,961

		Low	High

Range of Liquidation Proceeds		184,263	203,659
Less: Unsecured Claims
Class 3		(378,992)	(378,992)
Class 4		(355,886)	(355,886)
Class 5		(6,139)	(6,139)

Total Unsecured Claims		(741,017)	(741,017)	G

Net Deficiency to Unsecured Creditors		$(556,754)	$(537,358)

Hypothetical Recovery of Unsecured Creditors (%) under Chapter 7 Liquidation		24.9%	27.5%

Hypothetical Recovery of Equity Interests (%) under Chapter 7 Liquidation		0%	0%

Analysis of Recovery to Unsecured Claims, Telecom Junior Notes and Equity — Plan vs. Liquidation
Class	Plan Midpoint	Liquidation Midpoint
3	36.9%	29.4%
4	25.9%	22.8%
5	36.9%	20.4%
6	0.0%	0.0%
7	0.0%	0.0%

Description of Classes

Class 3	—	UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims)
Class 4	—	Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims
Class 5	—	General Unsecured Creditors Claims
Class 6	—	Telecom Junior Note Claims
Class 7	—	UPC Polska Equity Interests

Notes:

—
Recoveries are shown as a percentage of estimated allowed claims.

—
Recoveries under the Plan are based on an estimated equity value of the reorganized Company of between approximately $222.6 million and approximately $246.0 million in the low and high scenarios, respectively (a midpoint value of approximately $234.3 million).

Annex F

NOTES TO LIQUIDATION ANALYSIS

        This liquidation analysis (the "Liquidation Analysis") reflects the Company's and FTI's estimate of the proceeds that may be realized in a liquidation of the Company's assets in accordance with Chapter 7 of the Bankruptcy Code. These values have not been subject to any review, compilation or audit by any independent accounting firm. Underlying this Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the management of the Company and by FTI, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Company and its management, and are thereby subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THIS LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE COMPANY WERE TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS IN A LIQUIDATION COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

  1.    Assumptions

        Since the Company is a holding company whose assets consist largely of direct and indirect investments in its operating subsidiaries in the form of shareholder loans and share capital, this Liquidation Analysis assumes the liquidation of these investments and not the liquidation of the operating companies themselves. In certain cases, these investments are structurally subordinated to other claims against the operating assets and businesses and would likely receive little or no recovery. This Liquidation Analysis considers both the possibility of a sale of the assets on a piecemeal basis and as a combined package, and assumes that the net proceeds would be similar in both cases. This Liquidation Analysis also considers recent trends in the market conditions and environment in which these businesses operate.

        This Liquidation Analysis contemplates certain negative effects associated with a Chapter 7 liquidation (as opposed to a Chapter 11 reorganization) on the ultimate recovery to unsecured creditors. These include: (a) substantial erosion in the value of assets in the context of the "forced sale" atmosphere that would prevail in a Chapter 7 case, (b) increased costs and expenses arising from fees payable to the Chapter 7 trustee and professional advisors to such trustee, and (c) the adverse impact of negative publicity on the operating companies and on the saleability of the Company's assets. The Chapter 7 liquidation would also result in the rejection of all or substantially all of the Company's contracts which could increase the amount of the General Unsecured Claims against the Company's estate as contemplated in the Plan. It is also possible that, on average, disputed claims and litigation claims would be settled for higher amounts and proceeds from the disposal of assets would be collected at lower rates because the Chapter 7 trustee would lack the institutional knowledge of the facts and circumstances surrounding such claims and assets under disposal, and current management might not be available to assist the Chapter 7 trustee in obtaining such knowledge.

        Aside from cash, the Company's assets primarily consist of receivables from and investments in subsidiaries. Recoveries from these assets reflect a 20% discount to their estimated recoveries under a going concern scenario to account for reduced values resulting from the "forced sale" atmosphere of a Chapter 7 process and estimated liquidation costs (including trustee and professional fees, sales, asset disposal, marketing and case administration costs). A 5% range was then applied to the estimated liquidation proceeds available to unsecured creditors.

        This Liquidation Analysis assumes a period of six months during which the liquidation would occur. It is possible that proceeds from the sale of certain assets would not be distributed immediately following the sale of the asset but only after resolution of claims and a period of preparation for the distributions. In the event litigation is necessary to resolve claims asserted in the Chapter 7 case, the delay could be prolonged and administrative costs further increased. The effect of these delays and costs have not been included in this analysis. It is assumed that the Company incurs no capital gains taxes as a result of the disposal of its assets.

        The following notes describe other significant assumptions used in this Liquidation Analysis:

        Note A—Adjusted Book Values as of May 31, 2003

        The adjusted book values used in this Liquidation Analysis are unaudited pro forma book values as of May 31, 2003, adjusted for anticipated cash burn to the Effective Date (which is the assumed liquidation start date) and for a $940 million write-down of investments in subsidiaries, which has not been reflected in the Company's stand-alone financial statements. Such balances are assumed to be representative of the Company's unconsolidated assets as of the Effective Date. Values are exchanged from Euros into U.S. Dollars at a rate of US$1.05 per €1.0000 and from PLN into U.S. Dollars at a rate of PLN3.867 per US$1.00.

        Note B—Cash and Cash Equivalents

        Cash includes projected cash and cash equivalent balances as of the Effective Date. This Liquidation Analysis assumes no upstreaming of cash from the Company's operating subsidiaries during the liquidation period.

        Note C—Intercompany Receivables

        Intercompany receivables consist primarily of shareholder loans which were made to subsidiaries of the Company to fund operations and for other corporate purposes. In the case of many receivables, the obligor is an affiliated company with obligations to parties other than the Company. Recovery rates for each intercompany receivable are based on a case-by-case valuation of the underlying business or asset, on the relative priority of payment of the intercompany receivable at each entity, and on the likelihood and difficulty of completing the disposals of the underlying assets. Recoveries on intercompany receivables in the Liquidation Analysis are net of all liquidation costs (including trustee and professional fees, sales, asset disposal, marketing and case administration costs). Such proceeds reflect a 20% discount to estimated recoveries under a going concern scenario to account for reduced recoveries on the underlying assets resulting from the "forced sale" atmosphere of a Chapter 7 process and the aforementioned liquidation costs.

        Note D—Other Current Assets

        Other current assets consist of miscellaneous assets that are considered to be immaterial.

        Note E—Investments

        Investments consist of shares of various subsidiaries and affiliates of the Company. Liquidation values for each investment are shown net of liquidation costs and are determined based on a case-by-case going concern valuation of each company reduced by 20% to account for reduced marketability and the costs of liquidation. In certain cases where the Company advanced loans to a particular subsidiary or affiliate company in addition to making an equity investment, recoveries on the equity investment, if any, only occur after the intercompany loan has been repaid in full.

        Note F—Administrative, Priority and Critical Vendor Claims

        Since the Company does not have operations and its transactions prior to the Effective Date are expected to relate primarily to payments to professionals, it is assumed that Chapter 11 administrative expenses in a Chapter 7 conversion would consist entirely of outstanding Chapter 11 professional fees, which have been estimated as four months of fees at an anticipated run rate of $600 thousand per month. As a result of the Company's current tax position and lack of operations, it is further assumed that there would be no Priority Claims (Class 1) or Critical Vendor Claims (Class 2).

        Note G—Unsecured Claims

        Unsecured claims include estimates of Allowed Claims relating to the UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims) (Class 3); the Telecom Owned UPC Polska Note Claims, Telecom Pari Passu Note Claims, Belmarken Note Claims and Affiliated Indebtedness Claims (Class 4); and the General Unsecured Claims (Class 5). The estimates of the UPC Polska Notes Claims are assumed to be Allowed at the accreted value of those notes as of the Petition Date. All other indebtedness claims are assumed to be Allowed at their principal amount plus any capitalized and/or accrued interest as of the Petition Date. The maximum amount of the allowed unsecured claims is assumed to be approximately $741 million (excluding the Telecom Junior Note Claims); however, the actual amount may be substantially different depending on the amount of General Unsecured Claims ultimately Allowed by the Court.

        The estimated recoveries to each of the aforementioned classes of creditors gives effect to the subordination provisions of the Company's debt, including those provisions relating to the Telecom Junior Notes.

  2.    Conclusion

        The Liquidation Analysis indicates that the holders of unsecured claims (classes 3 through 5) would obtain an aggregate recovery of no more than approximately 27.5% of their Allowed Claims in a Chapter 7 liquidation. Moreover, recoveries to each of these classes of creditors is greater under the Plan than in a Chapter 7 liquidation. Finally, the Company and FTI also believe that holders in classes 6 and 7 would receive no distribution in either a Chapter 7 liquidation or under the Plan and that Class 1 and Class 2 Claims, if any, would be unimpaired under the Plan.

        Based on the foregoing, the Company and FTI believe that the Plan meets the requirements of Section 1129(a)(7) of the Bankruptcy Code and that each Holder of an Impaired Claim or Interest will recover at least as much under the Plan as in a Chapter 7 liquidation.

QuickLinks

FIRST AMENDED DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED CHAPTER 11 PLAN OF REORGANIZATION JOINTLY PROPOSED BY UPC POLSKA, INC. AND UPC POLSKA FINANCE, INC.
DISCLAIMERS

SUMMARY
The Company
Polska Finance
The Restructuring
Chapter 11 Case and the Plan
RISK FACTORS
THE RESTRUCTURING
CHAPTER 11 CASE AND THE PLAN OF REORGANIZATION
THE COMPANY
SELECTED CONSOLIDATED FINANCIAL DATA
OUTSTANDING SECURITIES OF THE COMPANY
DESCRIPTION OF THE NEW UPC POLSKA NOTES
THE RESTRUCTURING AGREEMENT
REORGANIZATION VALUATION ANALYSIS AND PROJECTED FINANCIAL INFORMATION
LIQUIDATION ANALYSIS
SECURITIES LAW CONSIDERATIONS
TAX ANALYSIS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
AUDITORS
VOTING AGENT
CONCLUSION AND RECOMMENDATION
CROSS REFERENCES FOR DEFINED TERMS
  Annex A
I. DEFINITIONS
V. THE REORGANIZED DEBTOR
  Annex B
PART I
  ITEM 1. BUSINESS
  ITEM 2. PROPERTIES
  ITEM 3. LEGAL PROCEEDINGS
  ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
PART II
  ITEM 5. MARKET FOR COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
  ITEM 6. SELECTED FINANCIAL DATA
  ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
  ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
UPC POLSKA, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2002, 2001 AND 2000
  ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
PART III
  ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
  ITEM 11. MANAGEMENT REMUNERATION
  ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
  ITEM 14. CONTROLS AND PROCEDURES
PART IV
  ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K
SIGNATURES
  EXHIBIT 99.1
  Annex C
PART I FINANCIAL INFORMATION
  ITEM 1. FINANCIAL STATEMENTS.
UPC POLSKA, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (STATED IN THOUSANDS OF U.S. DOLLARS) (UNAUDITED)
  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
  ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
  ITEM 4. CONTROLS AND PROCEDURES
  PART II OTHER INFORMATION
  ITEM 1. LEGAL PROCEEDINGS
  ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS
  ITEM 3. DEFAULTS UPON SENIOR SECURITIES
  ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
  ITEM 5. OTHER INFORMATION
  ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K
SIGNATURE
  EXHIBIT 31.1
  EXHIBIT 31.2
  EXHIBIT 32
  Annex D
  Item 5. Other Events
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES
  Exhibit 10.1
  ANNEX A
  ANNEX B
  ANNEX C
ARTICLE ONE DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
  ANNEX D
  Schedule 1.1 Affiliate Indebtedness
  Schedule 2.5 Critical Creditors
  Schedule 2.6 General Unsecured Creditors
  Schedule 6.4(a)
  Schedule 6.4(b)
  Schedule 7.4
  Exhibit 99.1
  Annex E
  Annex F
  Annex F